As filed with the Securities and Exchange Commission on September 16, 2009

Registration No. 333-159252

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3 to Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

2020 CHINACAP ACQUIRCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	20-5500605
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Surfmax Corporation
221 Boston Post Road East
Suite 410
Marlborough, Massachusetts 01752
(508) 624-4940

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

G. George Lu, Chairman, Chief Executive Officer and President
2020 ChinaCap Acquirco, Inc.
c/o Surfmax Corporation
221 Boston Post Road East
Suite 410
Marlborough, Massachusetts 01752
(508) 624-4940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

EXCEED COMPANY LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o 2020 ChinaCap Acquirco, Inc.
c/o Surfmax Corporation
221 Boston Post Road East
Suite 410
Marlborough, Massachusetts 01752
(508) 624-4940

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

G. George Lu, Chairman, Chief Executive Officer and President
c/o 2020 ChinaCap Acquirco, Inc.
c/o Surfmax Corporation
221 Boston Post Road East
Suite 410
Marlborough, Massachusetts 01752
(508) 624-4940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michel Feldman, Esq. Mark A. Katzoff, Esq. Seyfarth Shaw LLP 131 S. Dearborn Street Suite 2400 Chicago, IL 60603-5577 (312) 460-5000 (312) 460-7000 – Facsimile	Jose Santos, Esq. Clinton Hempel, Esq. Maples and Calder Sea Meadow House Road Town, Tortola VG 1110 British Virgin Islands (284) 852-3000	Jeffrey Maddox, Esq. Virginia Tam, Esq. Jones Day 29/F Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 3189-7203 (852) 3189-7318

Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

2020 CHINACAP ACQUIRCO, INC.
C/O SURFMAX CORPORATION
221 BOSTON POST ROAD EAST
SUITE 410
MARLBOROUGH, MASSACHUSETTS 01752

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF 2020 CHINACAP ACQUIRCO, INC.
TO BE HELD ON [*], 2009

To the Stockholders of 2020 ChinaCap Acquirco, Inc.:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of 2020 ChinaCap Acquirco, Inc. (“2020”), a Delaware corporation, will be held at [*] a.m. Eastern standard time, on [*], 2009, at [*]. You are cordially invited to attend the meeting, which will be held to consider and vote upon Proposals to:

(1)	approve the Agreement for Sale and Purchase of Windrace International Company Limited (“Windrace”) dated May 8, 2009, as supplemented by a supplemental purchase agreement dated July 27, 2009 and a letter agreement dated September 9, 2009, among Windrace and the ordinary shareholders of Windrace (the “Sellers”) on the one hand, and 2020 and Exceed Company Ltd. (“Exceed”), on the other hand, which, among other things, provides for the purchase by Exceed of all the issued and outstanding ordinary shares of Windrace from the Sellers (the “Acquisition”). Exceed is a wholly-owned subsidiary of 2020 formed under the laws of British Virgin Islands with limited liability — this proposal is referred to as the Acquisition Proposal;
(2)	approve the proposed merger of 2020 with and into Exceed with Exceed as the surviving entity. This will result in the redomestication of 2020 to the British Virgin Islands (the “Redomestication”) — this proposal is referred to as the Redomestication Proposal; and
(3)	adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, 2020 does not receive the requisite shareholder vote for approval of the Acquisition or Redomestication — this proposal is referred to as the “Adjournment Proposal.”

These items of business are described in the attached proxy statement/prospectus, which you are encouraged to read in its entirety before voting. Only holders of record of 2020 common stock at the close of business on [*], 2009 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, 2020’s board of directors has determined that the Acquisition Proposal, the Redomestication Proposal and the Adjournment Proposal are fair to and in the best interests of 2020 and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of all of the proposals.

We will not consummate the transactions described under Proposal (1) unless the Redomestication Proposal in Proposal (2) is also approved. Similarly, the transactions described under Proposal (2) will not take place if the Acquisition Proposal in Proposal (1) is not approved. Consequently, each of Proposal (1) and Proposal (2) must be approved for either transaction to be completed.

All of 2020’s stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of 2020 common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the Acquisition and the Redomestication Proposals.

A complete list of 2020’s stockholders of record entitled to vote at the special meeting will be available beginning ten days before the special meeting at the principal executive offices of 2020 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

George Lu
Chairman, Chief Executive Officer and President
[*], 2009

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF 2020’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE ACQUISITION PROPOSAL AND DEMAND THAT 2020 CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE ACQUISITION PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE ACQUISITION AND THEN TENDER YOUR STOCK TO 2020’S STOCK TRANSFER AGENT WITHIN THE TIME PERIOD SPECIFIED IN A NOTICE YOU WILL RECEIVE FROM OR ON BEHALF OF EXCEED, WHICH PERIOD WILL BE NOT LESS THAN 20 DAYS. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE ACQUISITION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “2020’S SPECIAL MEETING — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO AMENDMENT AND COMPLETION, DATED [*], 2009

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
2020 CHINACAP ACQUIRCO, INC.

The board of directors of 2020 ChinaCap Acquirco, Inc. (“2020”) has unanimously approved the acquisition of Windrace International Company Limited (“Windrace”), a holding company incorporated in the Cayman Islands with operating subsidiaries in the People’s Republic of China, pursuant to the Agreement for Sale and Purchase of Windrace International Company Limited (as supplemented by a supplemental purchase agreement dated July 27, 2009 and a letter agreement dated September 9, 2009, the “Purchase Agreement”) whereby Exceed Company Ltd. (“Exceed”), a wholly-owned subsidiary of 2020 formed under the laws of the British Virgin Islands (the “BVI”) with limited liability, will purchase 100% of the issued and outstanding ordinary shares of Windrace held by the shareholders of Windrace (the “Sellers”). The transactions contemplated under the Purchase Agreement are referred to as the Acquisition in this proxy statement/prospectus. The board of directors of 2020 also has unanimously approved the simultaneous reincorporation of 2020 from the State of Delaware to the BVI through a redomestication merger (the “Redomestication”) with and into Exceed. The transactions contemplated under the merger agreement are referred to as the Redomestication in this proxy statement/prospectus. In the Redomestication, Exceed will issue its securities in exchange for the issued and outstanding securities of 2020 on a one-to-one basis. This proxy statement/prospectus also constitutes a prospectus of Exceed for the securities of Exceed to be issued to the security holders of 2020 pursuant to terms of the Redomestication. Proposals to approve the Purchase Agreement (the “Acquisition Proposal”) and the Redomestication (the “Redomestication Proposal”) and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of the stockholders of 2020 scheduled to be held on [*], 2009.

2020’s common stock, units and warrants are currently traded on the NYSE Amex under the symbols TTY, TTY.U and TTY.WS, respectively. After the closing of the transactions contemplated by the Purchase Agreement, the securities of Exceed are expected to be listed on the NASDAQ Capital Market under the symbols EDS, EDS.U and EDS.WS.

2020 is providing this proxy statement/prospectus and accompanying proxy card to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of 2020’s stockholders and at any adjournments or postponements of the special meeting.

This proxy statement/prospectus provides you with detailed information about the Acquisition and the Redomestication and other matters to be considered by 2020’s stockholders. You are encouraged to carefully read the entire document and the documents filed as annexes to this proxy statement/prospectus and which are incorporated by reference herein. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 30.

The Acquisition and the Redomestication will be completed upon approval of at least a majority of the shares of common stock outstanding present in person or by proxy and entitled to vote at the special meeting on , 2009, provided that public stockholders owning less than 30% of the 8,625,000 outstanding shares sold in 2020’s initial public offering vote against the Acquisition Proposal and exercise their right to convert their shares into a pro rata portion of the trust account maintained by 2020 as described in this proxy statement/prospectus.

Your vote is very important. Whether or not you expect to attend the special meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus statement is dated [*], 2009, and is first being mailed on or about [*], 2009.

If you would like additional copies of this proxy statement/prospectus or have questions about the proposals, you should contact George Lu, Chairman, Chief Executive Officer and President, 2020 ChinaCap Acquirco, Inc., c/o Surfmax Corporation, 221 Boston Post Road East, Suite 410, Marlborough, Massachusetts 01753, (508) 624-4948.

To obtain timely delivery of requested materials, security holders must request the information no later than five business days before the date they submit their proxies or attend the special meeting. The latest date to request the information to be received timely is [*], 2009.

i

FORWARD LOOKING STATEMENTS

This proxy statement/prospectus and certain information incorporated herein by reference contains “forward-looking statements” within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement/prospectus other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any statements of plans and objectives for future operations and any statement of assumptions underlying any of the foregoing. Statements that include the use of terminology such as “may,” “will,” “expects,” “believes,” “plans,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology are forward-looking statements.

These forward-looking statements involve known and unknown risks and uncertainties. Our actual results may differ materially from those projected or assumed in such forward-looking statements. Among the factors that could cause actual results to differ materially are our being a development stage company with no operating history, our dependence on key personnel some of whom may join us following a business combination, our personnel allocating their time to other businesses and potentially having conflicts of interest with our business, our potential inability to obtain additional financing to complete a business combination, the ownership of our securities being concentrated, and the factors detailed under the heading “Risk Factors” beginning on page 30 of this proxy statement/prospectus. All forward-looking statements and risk factors included in this proxy statement/prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or risk factor except as required by applicable law.

SUMMARY

Material Terms of the Acquisition

This section summarizes information related to the proposals to be voted on at the special meeting. These items are described in greater detail elsewhere in this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents to which you are referred.

•	Windrace is one of the leading PRC sports and leisurewear companies in China with a market share of 3.2% measured by revenue according to the China Sportswear Industry Research Report dated March 17, 2008 commissioned by Windrace from ZOU Marketing, an independent strategic sports branding organization in the PRC. Subsequent references to “according to ZOU Marketing” in this proxy statement/prospectus refer to facts drawn from the report. Windrace designs, develops and wholesales footwear, apparel and accessories under the “” (Xidelong) brand name and the
“” logo. Windrace has three principal categories of products: (i) footwear, which mainly comprises running, leisure, basketball, skateboarding, canvas, tennis and outdoor footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps. Its products are sold entirely to customers within China. 2020 is a blank check company formed to effect a business combination with an unidentified operating business that either: (1) are located in the People’s Republic of China, (2) has their principal operations located in the People’s Republic of China, or, (3) in our view, would benefit from establishing operations in the People’s Republic of China. See “Information about Windrace” and “Information about 2020.”
•	The parties to the Purchase Agreement are 2020, Exceed, Windrace, and the Sellers. See “The Purchase Agreement.”
•	Pursuant to a merger agreement, 2020 will merge with and into Exceed with Exceed as the surviving entity after the merger thereby resulting in the change of 2020’s place of incorporation from the State of Delaware to the British Virgin Islands. See “2020 Redomestication.” While the Purchase Agreement permits the Redomestication to occur subsequent to the closing of the Acquisition, the parties anticipate that the Redomestication shall occur immediately preceding the Acquisition.
•	As a result of the completion of the Redomestication, holders of all of 2020’s issued and outstanding securities immediately prior to the Redomestication will become holders of an equal number of securities of Exceed on substantially the same terms. See “The Redomestication Proposal.”
•	After completing the Acquisition, the Sellers will receive in the aggregate 17,008,633 ordinary shares of Exceed as consideration for the transfer of all of the outstanding ordinary shares of Windrace to Exceed. The aggregate value of these shares based on the closing price of 2020’s common stock on September 11, 2009 is $133.5 million. As described below, a portion of these shares will be issued at closing and a portion will be held in escrow (the “Escrowed Shares”). As described below, the Escrowed Shares are subject to forfeiture if Exceed does not achieve certain earning targets. Exceed will also effectively assume Windrace’s obligation to pay Elevatech Limited (“Elevatech”) approximately US$40.5 million to redeem preferred stock of Windrace owned by Elevatech as further described below.

In addition, Exceed has agreed to issue the Sellers an additional 2,212,789 Exceed ordinary shares (the “Earn-Out Shares”) pursuant to an earn-out provision in the Purchase Agreement based on the adjusted earnings of the combined company for the fiscal year ending December 31, 2011. The aggregate value of these shares based on the closing price of 2020’s common stock on September 11, 2009 is $17.4 million.

On the closing of the Acquisition, Windrace will be a wholly owned subsidiary of Exceed. See “The Purchase Agreement.”

•	The maximum number of shares issuable to the Sellers, including Escrowed Shares and Earn-Out Shares, is 19,221,422 shares of Exceed. The aggregate value of that maximum number of shares, based on the closing price of 2020's common stock on September 11, 2009, and the $40.5 million obligation to Elevatech being assumed by Exceed is $191.4 million.
•	In addition to the Exceed ordinary shares issued to the Sellers, the Purchase Agreement provides that any persons investing in Windrace (“New Windrace Investors”) between the time of the execution of the Purchase Agreement and the closing of the Acquisition, in compliance with certain conditions contained in the Purchase Agreement, may receive up to a maximum of 3,957,784 Exceed ordinary shares at a price of $7.58 per share upon the closing of the Acquisition in lieu of shares of Windrace.

Windrace has entered into an investment agreement (the “NH Investment Agreement”) dated July 27, 2009 with Wisetech Holdings Limited (“Wisetech”), Windtech Holdings Limited (“Windtech”) and Shuipan Lin.

Pursuant to the NH Investment Agreement, Wisetech and Windtech will invest an aggregate sum of $30,000,000 in Windrace in two instalments: (i) An initial investment of $2,500,000, paid into escrow; and (ii) a subsequent investment of $27,500,000 payable upon the closing of the NH Investment Agreement. On closing, Exceed shall issue to Wisetech and Windtech that aggregate number of Exceed ordinary shares equal to $27,500,000 divided by $7.58 per share. On the six month anniversary of the date of the closing of the NH Investment Agreement (“Post-Acquisition Closing”), Windrace shall sell to Wisetech and Windtech up to an aggregate of 2,500,000 warrants for the purchase of ordinary shares of Exceed, which Windrace has purchased in the open market (“Investor Warrants”). In the event that less than 2,500,000 warrants are sold to Wisetech and Windtech or there is a residual balance of the initial investment installment after the sale of the warrants to Wisetech and Windtech, Exceed shall issue to Wisetech and Windtech that aggregate number of Exceed ordinary shares equal to the balance of unused funds divided by $7.58 per share (the “Additional Investor Shares”).

Wisetech and Windtech could thus, pursuant to the NH Investment Agreement, acquire up to a maximum of 3,957,784 Exceed ordinary shares, including 3,627,968 shares which will be issued upon closing, and up to 329,816 Additional Investor Shares which will be issued at the Post-Acquisition Closing if the conditions set forth in the preceding paragraph are met.

The closing of the NH Investment Agreement is conditioned upon, among other conditions, the satisfaction of the conditions of the Purchase Agreement necessary to make the terms of the Purchase Agreement irrevocably binding on the parties thereto, including the obtaining of 2020 stockholder approval of the Acquisition. If the Acquisition is not closed on or before November 7, 2009, Wisetech and Windtech will be entitled to receive the amount they have invested in Windrace plus interest at a rate of 10% per annum payable by Mr. Lin. For more detailed terms of the NH Investment Agreement, please refer to “The Purchase Agreement — Principle Terms of the NH Investment Agreement”.

Dr. Jianming Yu, an indirect stockholder of 2020 through his interest in certain shareholders of 2020 and a director of 2020, holds shares representing 1.2% of Wisetech and 2% of Windtech through New Horizon Capital Partners, Ltd. (“NH Partners”) and New Horizon Capital Partners III, Ltd. (“NH Partners III”), respectively, on behalf of the senior management team of New Horizon Capital Advisors Ltd. (“New Horizon Capital”), excluding himself, and Dr. Yu does not receive any economic benefit from such arrangement. For more detailed information regarding Dr. Yu’s affiliation with 2020 and with Windtech and Wisetech, please refer to “The Purchase Agreement — Principle Terms of the NH Investment Agreement — Affiliations of Wisetech and Windtech”.

•	A sufficient number of these Exceed ordinary shares issuable to the Sellers will be issued at closing so that the Sellers and Windtech and Wisetech own 51% of the outstanding ordinary shares of Exceed immediately following the Acquisition without taking into account Escrowed Shares remaining in escrow at closing, the Earn-Out Shares or the Investor Additional Shares. This amount will range between 4,608,388 shares and 7,300,603 shares depending on the number of shares of 2020’s common stock that are converted to cash by their holders. The remaining balance from the 17,008,633 shares not issued to the Sellers at closing will be placed in escrow pursuant to an escrow agreement.
•	The Escrowed Shares will be released from escrow in the amounts of: (i) between 4,004,577 and 6,696,792 shares, depending on the number of shares issued to the Sellers at closing, (ii) 4,277,590 shares and (iii) 1,425,863 shares respectively for each of the years ending on December 31, 2009, 2010 and 2011 if Exceed achieves the earnings target specified for such year in the Purchase Agreement (approximately $38.1 million, $49.5 million and $64.3 million, respectively). The number of shares released from escrow in any given year will be increased by the number of shares eligible to be released in any prior year which were not released due to the target earnings not being achieved for that year.
•	In the event that the earnings target for 2011 is not met, a pro rated portion of the remaining Escrowed Shares determined by dividing the actual earnings for 2011 by the target earnings and multiplying the result by the number of remaining Escrowed Shares will be released to the Sellers and the balance of the Escrowed Shares shall be cancelled. See “The Purchase Agreement — General Description of the Purchase Agreement — Escrow and Release Schedule for the Additional Shares.”
•	As consideration for the redemption of all of the issued and outstanding preferred shares of Windrace, its sole preferred shareholder, Elevatech, will receive a promissory note from Windrace providing for the payment of HK$306.2 million (US$39.5 million and RMB272.5 million) on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and an additional payment of US$1.0 million (RMB6.9 million) on June 30, 2010. Elevatech paid an aggregate amount of HK$306.2 million (US$39.5 million and RMB272.5 million) as consideration for the preferred shares at the time of subscription. Following the issuance of the promissory note, the original terms of the preferred shares will be superseded by the terms of this promissory note (including the accrued interest arising from the preferred shares carrying an internal rate of return of 12%), and Windrace’s full payment of the obligations under the promissory note will satisfy all of its obligations under the preferred shares. Hence, any provisions in the preferred shares, including those concerning the payment of accrued interest at an internal rate of return of 12%, will be of no further effect.

Windrace intends to repay the promissory note from the proceeds of the investment by the Windtech and Wisetech net of the portion of the proceeds used to purchase Investor Warrants and the cash released from 2020’s trust fund following the Acquisition. However, if Windrace defaults on its payment obligations under the promissory note, Elevatech will have the option to convert the overdue amount into preference shares with the same terms as the preferred shares of Windrace. Further, if the Acquisition is consummated on or prior to October 31, 2009, any preferred shares or preference shares issued and outstanding following the consummation of the Acquisition will be immediately redeemable under their original terms at the option of Elevatech. Finally, if the Acquisition is not consummated by October 31, 2009, the letter agreement will have no further effect, and the preferred shares will remain outstanding under their original terms.

•	The closing of the Acquisition is subject to the satisfaction by each party of various conditions prior to closing. See “The Purchase Agreement — Conditions to Closing.”
•	The Acquisition will not be consummated unless the Redomestication Proposal is approved, and the Redomestication will not be consummated unless the Acquisition Proposal is approved. See “2020’s Special Meeting — Vote of 2020’s Stockholders Required.”
•	The Acquisition and the Redomestication will be accounted for as a reverse recapitalization, whereby Windrace will be the surviving and continuing entity for financial reporting purposes and will be deemed to be the acquirer of 2020. The Acquisition and the Redomestication are being accounted for as a reverse recapitalization because (i) after the Acquisition and the Redomestication the former shareholders of Windrace together with Windtech and Wisetech will hold approximately 51% of the issued and outstanding ordinary shares of Exceed (not taking the Escrowed Shares, the 2,212,789 Earn-Out Shares, and the Additional Investor Shares into account) and 2020’s directors will resign and will be replaced by Lin Shuipan, the current CEO of Windrace and Jin Jichun, a designee of the Sellers who will be considered an independent director under applicable regulatory rules and thus independent of both 2020 and Windtech and Wisetech, and (ii) 2020 has no prior operations and was formed for the purpose of effecting a business combination such as the proposed Acquisition.

In accordance with the applicable accounting guidance for accounting for the Acquisition and the Redomestication as a reverse recapitalization, initially Windrace will be deemed to have undergone a recapitalization, whereby its issued and outstanding ordinary shares were converted into 17,008,633 ordinary shares of Exceed. Immediately thereafter, Exceed, as the parent company of Windrace, which is the continuing accounting entity, will be deemed to have acquired the assets and assumed the liabilities of 2020 in exchange for the issuance of the Exceed securities identical in number and terms to the outstanding securities of 2020. However, although Exceed, as the parent company of Windrace, will be deemed to have acquired 2020 in accordance with the applicable accounting guidance for accounting for the Acquisition and the Redomestication as a reverse recapitalization, 2020’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

Enforceability of Civil Liabilities Against Foreign Persons

Exceed is a company incorporated under the laws of the BVI with limited liability and, upon completion of the Acquisition, its directly held subsidiary will be incorporated under the laws of the Cayman Islands, and its indirectly held subsidiaries will operate only in the PRC. Substantially all of the assets of Exceed and its subsidiaries, including Windrace, will be located in the PRC, and the majority of Exceeds officers and directors named in this proxy statement/prospectus reside outside the United States, and all or a substantial portion of the assets of these persons are or may be located outside the United States.

Although the PRC and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, an investor should understand it is not likely that service of process upon Exceed or its subsidiaries, its officers and directors, or its assets will be obtainable within the United States or for actions originating in the United States.

It will be difficult for investors to enforce outside the United States a judgment against Exceed or its subsidiaries or its assets obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In addition, it may not be possible for investors to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States.

Conventions Used in This Proxy Statement/Prospectus

Unless the context requires otherwise, (i) references to “you” are references to 2020’s stockholders; (ii) references to “public shareholders” mean the holders of the shares of 2020’s common stock sold in the initial public offering of 2020’s securities; (iii) references to “we,” “us” and “our” are to 2020; (iv) references to the “PRC” or “China” are to the People’s Republic of China; (v) references to “BVI” are to the British Virgin Islands; and (vi) references to the “Company” are to Exceed following the Acquisition. Unless otherwise specifically stated, all currency amounts stated in this proxy statement/prospectus relating to Windrace, including selected unaudited pro forma combined financial information for the consolidated companies reflecting the effects of the Acquisition, are expressed in the currency of the People’s Republic of China (“Renminbi” or “RMB”), and all currency amounts stated in this proxy statement/prospectus solely relating to 2020 and Exceed are expressed in United States dollars ($) (“U.S. dollars” or “$”). Certain figures are expressed in Hong Kong dollars (HK$). As of September 11, 2009 the exchange rate of RMB to U.S. dollars was 6.83RMB to $1, and the exchange rate of Hong Kong dollars to U.S. dollars was HK$7.75 to $1.

Reference to “ZOU Marketing” in this proxy statement/prospectus are references to ZOU Marketing, Inc., an independent strategic sports branding organization in the PRC, commissioned by Windrace in 2008 for purposes of preparing the China Sportswear Industry Research Report relating to the historical analysis of the general economic data in the PRC from 2000 to 2007 and a projection from 2008 to 2013 as well as the market share of major foreign and domestic sportswear brands in the PRC. Windrace paid approximately RMB390,000 (US$57,100) as fees to ZOU Marketing in connection with the preparation of such a report. The report was finalized on March 17, 2008. References to “according to ZOU Marketing” in this proxy statement/prospectus are references to information derived from the China Sportswear Industry Research Report dated March 17, 2008 prepared by ZOU Marketing.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about 2020’s special meeting and about the merger transaction. The following questions and answers may not include all the information that is important to stockholders of 2020 or the shareholders of Windrace. We urge stockholders to read carefully this entire Proxy Statement, including the annexes and the other documents referred to herein.

Q. Why is 2020 proposing the Acquisition?

A. 2020 was organized to effect a merger, capital stock exchange, equity acquisition or other similar business combination with one or more operating businesses that either: (1) are located in the People’s Republic of China, (2) has their principal operations located in the People’s Republic of China, or, (3) in our view, would benefit from establishing operations in the People’s Republic of China. Windrace is a leading Chinese sports and leisurewear company. Windrace has demonstrated significant growth since commencing operations in 2002 and 2020 believes that Windrace is in a position to increase its business through the development of additional products and the expansion of its distributor base, as well as licensing foreign brands to tap the high-end customer segment. As a result, 2020 believes that the Acquisition will provide 2020’s stockholders with an opportunity to participate in a combined company with significant growth potential.

Q. Why is 2020 proposing the Redomestication?

A. In order to facilitate the Acquisition, 2020 is proposing the merger of itself with and into Exceed, a company formed under the laws of the BVI. As all of the business operations of Exceed and its subsidiaries will be conducted outside the United States, this will minimize operating expenses including the tax burden of Exceed and its stockholders. The merger is intended to permit greater flexibility in structuring acquisitions or incorporating subsidiaries in China and other countries as the business of Exceed expands. This also will avoid double taxation of dividends declared at the Exceed level, should Exceed elect to do so. 2020 believes that Exceed will only be taxed on profits earned by its operations in the jurisdiction in which it is located and undertaken and will not be subject to additional income taxes merely by virtue of the location of its place of incorporation.

Q. What is being voted on?

A. There are three proposals that you are being asked to vote on. The first proposal is to adopt the Purchase Agreement that provides for the purchase by Exceed of all the issued and outstanding ordinary shares of Windrace from the Sellers. We refer to this proposal as the Acquisition Proposal.

The second proposal is to approve the merger of 2020 with and into Exceed for the purpose of Redomestication to the BVI. We refer to this proposal as the Redomestication Proposal.

The third proposal is to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, 2020 does not receive the requisite shareholder vote for approval of the Acquisition or Redomestication. We refer to this proposal in this Proxy Statement as the “Adjournment Proposal.”

Q. What vote is required in order to adopt the Acquisition, the Redomestication and the Adjournment Proposals?

A. Each proposal legally requires the affirmative vote of a majority of the outstanding shares of 2020’s common stock issued in 2020’s initial public offering (“Public Shares”) present in person or by proxy and entitled to vote at the special meeting. However, the insiders who purchased their shares prior to the initial public offering (including the officers and directors of 2020) have agreed to vote the shares held by them on each proposal in accordance with the vote of the majority of the shares of common stock issued in 2020’s initial public offering. Therefore the required vote is a majority of those shares purchased in 2020’s initial public offering. However, we will not be able to complete the Acquisition and Redomestication if the holders of 30% or more of the outstanding Public Shares of 2020’s common stock elect to exercise their right to convert their shares into cash.

Q. What will I receive in the Redomestication?

A. 2020 security holders will receive an equal number of ordinary shares of Exceed in exchange for their 2020 common stock, and Exceed will assume the outstanding 2020 warrants, the terms and conditions of which will not change, except that upon exercise, the holders will receive Exceed ordinary shares.

Q. How will the Redomestication be accomplished?

A. 2020 will merge with and into Exceed, 2020’s wholly owned subsidiary incorporated as a BVI company with limited liability. As a result of the Redomestication, each currently issued outstanding share of common stock of 2020 will automatically convert into an ordinary share of Exceed. This procedure will result in you becoming a shareholder in Exceed instead of 2020.

Q. Will 2020’s stockholders be taxed as a result of the Redomestication?

A. Generally for United States federal income tax purposes, stockholders who are United States holders should not recognize any gain or loss as a result of the Redomestication. We urge you to consult your own tax advisors with regard to your particular tax consequences of the Redomestication. The discussion of United States Federal Tax Law and Regulations is the opinion of Seyfarth Shaw LLP, whose opinion is included as Annex D to this proxy statement/prospectus. Please see the information set forth in “2020 Redomestication — Material United States Federal Income Tax Considerations.”

Q. Will 2020 be taxed on the Redomestication?

A. 2020 may recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomestication in an amount equal to the excess (if any) of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the Redomestication. The discussion of United States Federal Tax Law and Regulations is the opinion of Seyfarth Shaw LLP, whose opinion is included as Annex D to this proxy statement/prospectus. Please see the information set forth in “2020 Redomestication — Material United States Federal Income Tax Considerations.”

Q. What will the name of the surviving company be after the Acquisition?

A. The name of the surviving company following completion of the Acquisition and the Redomestication will be “Exceed Company Ltd.”

Q. Do I have dissenter or appraisal rights?

A. In connection with the Redomestication, 2020’s stockholders have appraisal rights under Delaware corporate law. The text of Section 262 of the Delaware General Corporation Law setting forth such appraisal rights is attached as Annex G to this Proxy Statement/Prospectus.

Q. Do I have conversion rights?

A. If you hold shares of common stock issued in 2020’s initial public offering, then you have the right to vote against the Acquisition Proposal and demand that 2020 convert these shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of 2020’s initial public offering are held. We refer to these rights to vote against the Acquisition and demand conversion of the shares into a pro rata portion of the trust account as conversion rights.

Q. If I have conversion rights, how do I exercise them?

A. If you wish to exercise your conversion rights, you must vote against the Acquisition Proposal and at the same time demand that 2020 convert your shares into cash. If, notwithstanding your vote, the Acquisition is completed, then you will be entitled to receive a pro rata portion of the trust account, together with interest earned through two days prior to the consummation of the Acquisition. As of June 30, 2009, this amounted to approximately $7.90 per share. The market price for a share of common stock as of September 11, 2009, the last day on which the stock was sold, was $7.85 which is less than amounts stockholders exercising their conversion rights will receive. See “2020’s Special Meeting — Repurchase of Shares.” In addition, the market price of our common stock may continue to fluctuate. If you exercise your conversion rights, then you will be exchanging your shares of 2020 common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing of the

Acquisition and then tender your stock certificate. If the Acquisition is not completed, then your shares cannot be converted to cash until either you vote against a subsequently proposed combination and exercise your conversion rights or unless 2020 fails to achieve a business combination in a timely manner, at which time your shares will be automatically converted to cash.

Q. What happens to the funds deposited in the trust account after consummation of the Acquisition?

A. Upon consummation of the Acquisition Proposal:

•	the stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds in the trust account; and
•	the remainder of the funds in the trust account will be retained by Exceed for use as operating capital subsequent to the closing of the Acquisition.

Q. What happens if the Acquisition is not consummated?

A. 2020 will be liquidated if it does not consummate a business combination by November 8, 2009. In any liquidation, the funds held in the trust account, plus any interest earned thereon and not previously released to 2020 as working capital, together with any remaining net equity outside of the trust, will be distributed pro rata to 2020’s common stockholders, excluding the 2020 initial stockholders, each of whom has waived any right to any liquidation distribution.

Q. When do you expect the Acquisition to be completed?

A. Pending receipt of the required stockholder vote it is currently anticipated that the Acquisition will be completed promptly following 2020’s special meeting on or about _____, 2009.

Q. If I am not going to attend 2020’s special meeting in person, should I return my proxy card instead?

A. Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please fill out and sign your proxy card. Then return the enclosed proxy card in the return envelope as soon as possible, so that your shares may be represented at 2020’s special meeting.

Q. What will happen if I abstain from voting or fail to vote?

A. An abstention or failure to vote will have the same effect as a vote against the Acquisition Proposal, but will not have the effect of converting your shares into a pro rata portion of the trust account. An abstention or failure to vote will also have the effect of voting against the Redomestication Proposal.

Q. What do I do if I want to change my vote?

A. Send a later-dated, signed proxy card to 2020’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to 2020’s secretary at the address of 2020’s corporate headquarters.

Q. If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A. No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q. Do I need to turn in my old certificates?

A. No. If you hold your securities in 2020 in certificate form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by Exceed. Your current certificates will represent your rights in Exceed. You may exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance. If you elect conversion or appraisal, you will need to deliver your old certificates to 2020.

Q. Who can answer my questions?

A. If you have questions about the Acquisition and/or the Redomestication Proposals, you may write or call George Lu, Chairman, Chief Executive Officer and President, 2020 ChinaCap Acquirco, Inc., c/o Surfmax Corporation, 221 Boston Post Road East, Suite 410, Marlborough, Massachusetts 01753, (508) 624-4948.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Acquisition and the Redomestication, you should read this entire proxy statement/prospectus carefully, including the Purchase Agreement, attached as Annex A to this proxy statement/prospectus, the Supplemental Agreement, attached as Annex B to this proxy statement/prospectus, the merger agreement between 2020 and Exceed, attached as Annex C to this proxy statement/prospectus and the Letter Agreement, attached as Annex H to this proxy statement/prospectus, and the Escrow Agreement, attached as Annex E to this proxy statement/prospectus. The Purchase Agreement is the legal document that governs the Acquisition, and the merger agreement governs the Redomestication. They are also described in detail elsewhere in this proxy statement/prospectus.

The Parties

2020

2020 ChinaCap Acquirco, Inc. is a blank check company formed on August 21, 2006 as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that either: (1) is located in China, (2) has its principal operations located in China, or, (3) in the view of the Board of Directors of 2020, would benefit from establishing operations in China.

On November 15, 2007, 2020 completed its initial public offering (“IPO”) of 8,625,000 Units (including 1,125,000 Units pursuant to the underwriters’ over-allotment option sold on November 26, 2007), consisting of one share of 2020 common stock and a warrant to purchase one share of 2020 common stock, at a price of $8 per unit. 2020 received net proceeds of approximately $68.2 million from the offering. Simultaneously with the consummation of the IPO, 2020 consummated the private sale of 2,265,000 warrants to purchase one share of 2020 common stock (“Insider Warrants”) at $1.00 per warrant to certain of its initial stockholders and affiliates for an aggregate purchase price of $2,265,000. Of the net proceeds of the public offering, $65,825,685 (including $2,415,000 of deferred underwriters compensation), together with the entire $2,265,000 raised from the private sale of warrants, for a total of $68,090,685, were deposited into the trust account and the remaining proceeds of approximately $150,000 became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. Notwithstanding the foregoing, 2020 was entitled to have an aggregate of $1,350,000 of the interest earned on the funds in the trust account released to fund expense relating to investigating and selecting a target business and other working capital requirements, as well as any amounts needed to pay income or other tax obligations. 2020 has used all of such available interest earned on the funds in the trust account. As of June 30, 2009, there was approximately $68,095,245 held in the trust account.

The funds deposited in the trust account, with the interest earned thereon and not previously released to 2020 as working capital, will be released to pay (i) transaction expenses, (ii) deferred underwriter’s compensation of $2,415,000, (iii) loans and reimbursement of expenses to directors, officers and founding stockholders of 2020, (iv) the portion of the first installment of the redemption price of Windrace’s preferred shares in the amount of HK$306.2 million (US$39.5 million and RMB272.5 million) which are not paid from the proceeds of the Investment by Windtech and Wisetech and (v) amounts, if any, in connection with any arrrangements to provide for the purchase of the Public Shares from holders thereof who indicate their intention to vote against the Acquisition and seek conversion or otherwise wish to sell their Public Shares or into other arrangements that would induce holders of Public Shares not to vote against the Acquisition proposal, or into similar arrangements for warrants or other securities of 2020 (“Outstanding Stock Arrangements”), including but not limited to any redemption, tender, purchase or similar transaction involving the Public Shares or warrants or other securities of 2020, as described in the section entitled “2020’s Special Meeting — Actions That May Be Taken to Secure Approval of 2020’s Stockholders.”

If the conditions to closing the Acquisition are not fulfilled or waived by Exceed by November 7, 2009, or such later date as the parties may from time to time agree in writing, or the Acquisition is not consummated by November 7, 2009 as a result of either party failing to comply with any of its closing obligations, either party may terminate the Purchase Agreement. If the Acquisition is not consummated by October 31, 2009, the sole preferred shareholder of Windrace will have the right not to tender the preferred shares for redemption at the agreed price. If 2020 is unable to complete the Acquisition or another business combination by November 8, 2009, its corporate existence will automatically terminate and it will liquidate and promptly distribute to its public stockholders the amount in its trust account plus any remaining non-trust account funds after payment of its liabilities.

In connection with the Acquisition and pursuant to a letter agreement dated May 8, 2009 among Windrace, Elevatech, Mr. Lin Shuipan and RichWise International Investment Group Limited, or “RichWise”, all of the issued and outstanding preferred shares of Windrace owned by Elevatech, the sole preferred shareholder of Windrace, will be redeemed by Windrace upon the consummation of the Acquisition in exchange for the issue of a promissory note by Windrace to Elevatech, providing for the payment by Windrace of (i) HK$306.2 million (US$39.5 million and RMB272.5 million) as redemption price on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) US$1.0 million (RMB6.9 million) as additional premium on June 30, 2010. The promissory note will constitute Windrace's payment of the full consideration for the redemption of the preferred shares. Following the issuance of the promissory note, the original terms of the preferred shares will be superseded by the terms of this promissory note. Hence, any provisions in the preferred shares, including those concerning the payment of accrued interest at an internal rate of return of 12%, will be of no further effect. See “Certain Relationships and Related Transactions — Investment by Elevatech.” RichWise has been a financial investor and shareholder of Windrace through its investment in a subsidiary of Windrace since April 18, 2007 and is the transferor of 3,500 preferred shares to Elevatech on April 30, 2008. See “Certain Relationships and Related Transactions — Investment by RichWise.” Since its investment in Windrace, RichWise has been assisting Windrace with financial matters, including the offering and redemption of the preferred shares. RichWise does not expect to receive any compensation for the foregoing assistance.

RichWise is an investment firm and has invested in companies operating in the textile, communication, information technology, chain hotel and apartment and mining industries.

2020’s common stock, units and warrants are currently quoted on the NYSE Amex under the symbols TTY, TTY.U and TTY.WS, respectively. We have applied to list the securities of Exceed on the NASDAQ Capital Market under the symbols EDS, EDS.U and EDU.WS respectively effective after the closing of the Acquisition and Redomestication. If Exceed’s securities are not accepted for listing on NASDAQ upon the consummation of the Acquisition, Exceed’s securities will be quoted on the Over-the-Counter Bulletin Board (“OTCBB”) until such time as such securities become eligible for listing on a national exchange.

The mailing address of 2020’s principal executive office is 221 Boston Post Road East, Suite 410, Marlborough, MA 01753. Its telephone number is (508) 624-4948. 2020’s corporate existence will cease to exist upon consummation of the Redomestication.

Exceed

Exceed Company Ltd. is a BVI company limited by shares that was incorporated on April 21, 2009 solely for the purposes of effecting the Redomestication of 2020 to the BVI and acquiring all the issued and outstanding ordinary shares of Windrace. Currently all of its issued and outstanding shares are owned by 2020. Immediately upon completion of the Acquisition and the Redomestication, the Sellers and the New Windrace Investors will hold approximately 51% of the issued and outstanding Exceed ordinary shares and the former stockholders of 2020 will own approximately 49% of the issued and outstanding Exceed ordinary shares without taking the Escrowed Shares, the Earn-Out Shares or the Additonal Investor Shares as described below into account. A portion of the shares issued to the Sellers will be held in escrow and will be subject to release in installments in the event that Exceed meets certain earnings targets in 2009, 2010 and 2011. The portion of the shares to be held in escrow is subject to adjustment to ensure that the shares held by the Sellers and the New Windrace Investors will give them ownership of 51% of the outstanding ordinary shares of Exceed immediately following the Acquisition. Following the Acquisition, Exceed expects to conduct its business substantially as it is currently conducted by 2020, as a holding company.

The following table shows the outstanding ordinary shares of Exceed after the Redomestication and immediately prior to the Acquisition assuming that the 2020 stockholders elect to convert the maximum number of shares into cash:

	Shares	Percentage
Current 2020 stockholders	7,913,362*	100%

*	This number may be up to a maximum of 10,500,000 shares if fewer 2020 stockholders elect to convert their shares into cash. This number excludes warrants to purchase an aggregate of 10,890,000 Exceed ordinary shares and an underwriters’ purchase option to purchase up to 500,000 Exceed ordinary shares and warrants to purchase an aggregate of 500,000 Exceed ordinary shares that will be issued and outstanding immediately following the Redomestication.

Assuming that the 2020 stockholders elect to convert the maximum number of shares into cash, the outstanding ordinary shares of Exceed as of the closing of the Acquisition will be held as follows:

	Shares	Percentage, Excluding Escrowed Shares	Percentage, Including Escrowed Shares
Current 2020 stockholders	7,913,362	49%	28%
Sellers	4,608,388	29%	16%
Windtech and Wisetech	3,627,968	22%	13%
Escrowed Shares	12,400,245	—	43%

Assuming that all the Escrowed Shares are released from escrow and no additional shares of Exceed are issued, the current 2020 stockholders will own 28% of the outstanding shares of Exceed and the Sellers and Windtech and Wisetech will collectively own 72% of the outstanding shares.

The share numbers and percentages in the preceding table and discussion do not take into account: (i) the 2,212,789 Earn-Out Shares, (ii) an additional 329,816 shares that may be issued to Windtech and Wisetech within six months of the closing or (iii) the outstanding warrants to purchase Exceed ordinary shares and underwriters purchase option to purchase Exceed ordinary shares and warrants.

Exceed’s registered office is currently at PO Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands.

Windrace

Windrace International Company Limited is a company incorporated under the laws of the Cayman Islands with limited liability. Concurrently with the Redomestication, it will become a wholly owned subsidiary of Exceed upon consummation of the Acquisition.

Windrace currently holds 100% interest in Windrace Investment Holding Limited (“XDLong Investment”). XDLong Investment is a company incorporated under the laws of the British Virgin Islands which in turn holds 100% interest in Hei Dai Lung Group Company Limited (“XDLong HK”). XDLong HK is a company incorporated under the laws of Hong Kong and holds 100% interest in Xidelong (China) Co. Ltd. (“XDLong China”) and Fujian Xidelong Sports Goods Co., Ltd. (“XDLong Fujian”). XDLong China and XDLong Fujian are incorporated under the laws of the PRC and Windrace conducts its operations in the PRC through these two subsidiaries.

Windrace is one of the leading PRC sports and leisurewear companies in China with a market share of 3.2% measured by revenue. Windrace designs, develops and wholesales footwear, apparel and accessories under the “” (Xidelong) brand name and the “” logo. Windrace has three principal categories of products: (i) footwear, which mainly comprises running, leisure, basketball, skateboarding, canvas, tennis and outdoor footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps. Its products are sold entirely to customers within China.

For the year ended December 31, 2008, Windrace generated RMB1,820.3 million (US$266.2 million) of revenue and RMB168.5 million (US$24.6 million) of net profit.

Windrace’s registered offices are located at No. Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

The Redomestication

If the Acquisition and the Redomestication are approved by 2020’s shareholders, 2020 will merge with and into Exceed with Exceed as the surviving entity. As a result of the Redomestication, the corporate existence of 2020 will cease. Each shareholder of 2020 will receive one ordinary share of Exceed for each share of 2020 common stock they own, each outstanding warrant to purchase common stock of 2020 will be exchanged for a warrant to purchase an equal number of ordinary shares of Exceed on the same terms, and each outstanding unit will be converted to a like unit exchangeable for Exceed securities.

The Acquisition

The Purchase Agreement provides for a business combination transaction by means of the acquisition of the issued and outstanding ordinary shares of Windrace by Exceed in exchange for ordinary shares of Exceed.

Upon consummation of the Acquisition, the Sellers will be issued 17,008,633 Exceed ordinary shares, the New Windrace Investors will be issued 3,627,968 Exceed ordinary shares, and the former holders of common stock of 2020 will own 7,913,362 Exceed ordinary shares (including shares that are part of units and assuming that the 2020 shareholders elect to convert the maximum number of their shares into cash). A portion of the shares issued to the Sellers will be held in escrow and will be subject to release in installments in the event that Exceed meets certain earnings targets in 2009, 2010 and 2011. The portion of shares to be held in escrow is subject to adjustment to ensure that shares held by the Sellers and Windtech and Wisetech will give them ownership of 51% of the outstanding ordinary shares of Exceed immediately following the Acquisition and will range between 4,606,388 shares and 7,300,603 shares depending on the number of Public Shares converted into cash by their holders. In addition, the Sellers will be entitled to receive an additional 2,212,789 Earn-Out Shares if certain earnings targets in 2011 are met, and Windtech and Wisetech will be issued up to an additional 329,816 ordinary shares of Exceed (the “Additional New Investor Shares”) within six months following the closing of the Acquisition if certain criteria are met.

The following diagrams demonstrate the corporate structures of Windrace and 2020 before giving effect to the Acquisition:

The following diagram demonstrates the corporate structure of Windrace and Exceed immediately after giving effect to the Acquisition:

2020 and Exceed plan to complete the Redomestication, and Exceed and Windrace plan to complete the Acquisition, promptly after 2020’s special meeting, provided that:

•	2020’s stockholders have approved the Acquisition Proposal and the Redomestication Proposal;
•	holders of fewer than 30% of the Public Shares have voted against the Acquisition Proposal and demanded conversion of their shares into cash; and
•	the other conditions specified in the Purchase Agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “Consideration of the Acquisition — The Current Target — The Board Meeting,” 2020’s board of directors concluded that the Acquisition met all of the requirements disclosed in 2020’s Registration Statement on Form S-1 (Reg. No. 333-142255), which became effective on November 8, 2007, including that Windrace has a fair market value of at least 80% of 2020’s net assets at the time of the Acquisition.

Upon completion of the Acquisition and the Redomestication, the Sellers and Windtech and Wisetech will collectively own approximately 51% of the Exceed ordinary shares issued and outstanding immediately after the closing of the Acquisition and the former 2020 stockholders will own approximately 49% of Exceed’s outstanding ordinary shares, excluding the Escrowed Shares the Earn-Out Shares and the Additional New Investor Shares. For the purposes of calculating these percentages, Exceed ordinary shares issued to the Sellers and held in escrow are deemed to be issued but not outstanding and thus are excluded from the calculations. The number of Public Shares converted into cash does not affect these percentages as the number of shares released from escrow would decrease proportionately as the number of Public Shares converted into cash increased. By way of example, if the maximum number of Public Shares (29.99% of the total) are converted to cash, an aggregate of 4,608,388 Exceed ordinary shares would be released to the Sellers at closing. If no Public Shares were converted into cash, an aggregate of 7,300,603 Exceed ordinary shares would be released to the Sellers at closing. If the Escrowed Shares are released in full, the Sellers and Windtech and Wisetech would own 66% of the outstanding ordinary shares of Exceed assuming none of the holders of the Public Shares elected to convert their shares into cash and 72% of the outstanding ordinary shares of Exceed assuming the holders of 29.99% of the Public Shares elected to convert their shares into cash. If the Earn-Out Shares are issued, and assuming no further issuances of Exceed ordinary shares in the interim, the percentages collectively owned by the Sellers and New Windrace Investors will increase to approximately 69% if none of the holders of Public Shares elected to convert their shares to cash, and 74%, if the holders of 29.99% of the Public Shares elected to convert their shares into cash, of the Exceed outstanding ordinary shares immediately after the issuance of the Earn-Out Shares. If the Additional New Investor Shares were issued to Windtech and Wisetech in full in any of the preceding scenarios, the percentage of the outstanding Exceed ordinary shares collectively owned by the Sellers and Windtech and Wisetech would increase by approximately one additional percentage point.

Fairness Opinion

2020 elected not to obtain a fairness opinion with respect to the Acquisition.

Management of Exceed

Upon consummation of the Acquisition, the directors of Exceed will be Lin Shuipan and Jin Jichun, who are designees of the Sellers. Jin Jichun will be considered an independent director under applicable regulatory rules.

The board of directors of Exceed will not be classified.

Upon the consummation of the Acquisition, the executive officers of Exceed will be Lin Shuipan, chairman of the board and chief executive officer, Qian Zhen Li, deputy general manager, Fan Qi, financial controller, Ding Dongdong, vice president, Liu Ming, vice president, and Tai Yau Ting, chief financial officer. Each of such persons is currently an executive officer of Windrace.

If the Acquisition and the Redomestication Proposals are not approved by 2020 stockholders at the special meeting or an adjournment thereof, 2020’s current directors and executive officers will continue in office until 2020 is liquidated.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize 2020 to consummate the Acquisition and the Redomestication (because either the Acquisition Proposal and/or the Redomestication Proposal is not approved or 30% or more of the holders of the Public Shares vote against the Acquisition Proposal and elect to convert their Public Shares into cash), the Adjournment Proposal allows 2020’s board of directors to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies.

Vote of 2020 Inside Stockholders

As of , 2009, the record date for 2020’s special meeting, our directors and officers, who, together with certain entities controlled by them that own 2020 common stock are collectively referred to as the 2020 Inside Stockholders, beneficially owned and were entitled to vote 1,875,000 shares (“Original Shares”) which were acquired by them prior to 2020’s IPO. The Original Shares constituted 17.9% of the outstanding shares of 2020’s common stock immediately after 2020’s IPO.

In connection with the IPO, 2020 and Morgan Joseph & Co. Inc. (“Morgan Joseph”), the representative of the underwriters of the IPO, entered into agreements with each of the 2020 Inside Stockholders pursuant to which each 2020 Inside Stockholder agreed to vote his, her or its Original Shares on the Acquisition Proposal in accordance with the majority of the votes cast by the holders of Public Shares. The 2020 Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. The Original Shares have no liquidation rights and will be worthless if we do not effect a business combination. In connection with the IPO, the 2020 Inside Stockholders have placed their Original Shares in escrow with LaSalle Bank National Association pursuant to agreements restricting the sale of their Original Shares until the earlier of six months after a business combination or 2020’s liquidation, subject to earlier release within such six month period if 2020 consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of 2020’s stockholders having the right to exchange their shares for cash, securities or other property.

As of , 2009, no 2020 Inside Stockholder has purchased any shares of 2020 common stock in the open market.

Actions That May Be Taken to Secure Approval of 2020’s Stockholders

If 2020, Windrace, Exceed or the 2020 Inside Stockholders believe it would be desirable for them or their affiliates to purchase shares in advance of the special meeting, such determination would be based on factors such as the likelihood of approval or disapproval of the Acquisition Proposal, the Redomestication Proposal, the number of shares for which conversion may be requested and the financial resources available to such prospective purchasers. Any additional shares purchased by any of the aforementioned persons may be voted by them in any way they choose.

Arrangements of such nature would only be entered into and effected at a time when 2020, Windrace, Exceed or the 2020 Inside Stockholders and/or their respective affiliates are not aware of any material nonpublic information regarding 2020, its securities or Windrace. While 2020 and Windrace have had discussions with certain existing shareholders and potential new shareholders, no definitive arrangements have been entered into or agreed upon. Potential transactions might include:

•	Agreements with the holders of Public Shares or other securities of 2020 pursuant to which Exceed would agree to purchase Public Shares or other securities of 2020 from such holders immediately after the closing of the merger for the price and fees specified in the arrangements. The Purchase Agreement contemplates that Windrace will purchase outstanding warrants to purchase common stock of 2020 or enter into such other transactions which shall have the effect of reducing the dilutive effect of the warrants at such time and consideration as the board of Windrace deems beneficial to the interests of its shareholders and that any 2020 warrants so repurchased shall be cancelled.
•	Agreements with third parties to be identified pursuant to which the third parties would purchase Public Shares or other securities of 2020 during the period beginning on the date that the registration statement of which this proxy statement/prospectus is a part is declared effective. Such arrangements would also provide for Exceed, immediately after the closing of the Acquisition and the Redomestication, to purchase from the third parties all of the Public Shares or other securities of 2020 purchased by them for the price and fees specified in the arrangements.
•	Loan arrangements, the granting of put options, the transfer to holders of Public Shares of shares or warrants owned by the 2020 Inside Stockholders for nominal value.

Any arrangements that are entered into may involve any or all of payment of significant fees, interest payments and issuance of additional Exceed shares to the persons providing the financing or other assistance in the transactions. As there have been no discussions with potential sellers, it is difficult to quantify what such fees or expenses might entail. We do not anticipate that such arrangements will be made in accordance with Rule 10b-18 under the Exchange Act.

We have, as a courtesy, provided assistance to an investor who identified itself to us as having obtained more than 5% of 2020’s outstanding common stock in making apprpropriate filings with the Securities and Exchange Commission with respect to such acquisition. No person affiliated with the 2020, Exceed, Windrace or Windtech or Wisetech offered such investor any inducement to purchase such shares or to vote such shares in any manner with respect to the Acquisition. We may provide similar assistance to stockholders that request it.

Purchases pursuant to such arrangements ultimately paid for with funds in 2020’s trust account would diminish the funds available to Exceed after the Acquisition and the Redomestication for working capital and general corporate purposes. This may limit Exceed’s ability to internally finance its growth without raising additional capital from outside sources. In addition, such purchases could reduce the funds available to repay the portion of US$39.5 million owed by Windrace to Elevatech that is not repaid from the proceeds of the investment by Windtech and Wisetech. Nevertheless, in all events, Exceed will pay the holders of all Public Shares that are properly converted and condition any payments for purchases under such arrangements on Exceed first satisfying its obligations to the holders of Public Shares that are properly converted. As a result of the purchases that may be effected through such arrangements, it is likely that the number of shares of common stock of Exceed in its public float will be significantly reduced and that the number of beneficial holders of Exceed securities will also be significantly reduced. This may make it difficult to obtain the quotation, listing or trading of Exceed securities on the NASDAQ Capital Market or another national securities exchange.

The impact of any such arrangements on the financial statements of the combined companies will depend on the ultimate structure of the arrangements. To the extent that the arrangements result in the redemption of shares and, accordingly, a decrease in the number of outstanding shares, the arrangments could result in an increase in earnings per share. To the extent that the repurchases require payments by Windrace or by Exceed post-closing, they would have the effect of decreasing net assets by reducing the available cash of Exceed.

2020 will mail a supplement to this proxy statement/prospectus to its stockholders and file a current report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Acquisition Proposal, the Redomestication Proposal or the conversion threshold. Any such supplement or report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. If members of 2020’s board of directors or officers make purchases pursuant to such arrangements, they will also be required to make beneficial ownership filings with the SEC.

The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present in person or represented by proxy and entitled to vote on the Acquisition Proposal and the Redomestication Proposal vote in favor of the proposals and that holders of fewer than 30% of the Public Shares vote against the Acquisition Proposal and the Redomestication Proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. Accordingly, such arrangements may permit 2020 to secure approval of the Acquisition Proposal and Redomestication Proposal when such proposals may not be approved in the absence of such arrangements under the requirements set forth in its S-1. To secure approval of the Acquisition Proposal and the Redomestication Proposal, it may be necessary to repurchase as much as 70% of the Public Shares, but there is currently no binding arrangement or agreement regarding such repurchase. All shares purchased pursuant to such arrangements would be voted in favor of the Acquisition Proposal and the Redomestication Proposal. If, for some reason, the Acquisition and the Redomestication are not closed despite such purchases, the purchasers would be entitled to participate in liquidation distributions from 2020’s trust fund with respect to such shares.

It is possible that the special meeting could be adjourned to provide time to seek out and negotiate such transactions if, at the time of the meeting, it appears that the requisite vote will not be obtained or that the limitation on conversion will be exceeded, assuming that an adjournment proposal is approved. Also, under Delaware law, the board of directors may postpone the meeting at any time prior to it being called to order, in order to provide time to seek out and negotiate such transactions.

Date, Time and Place of Special Meeting of 2020’s Stockholders

The special meeting of the stockholders of 2020 will be held at 10:00 a.m., Eastern standard time, on , 2009, at the offices of Seyfarth Shaw LLP, 2020’s counsel, at  to consider and vote upon the Acquisition Proposal, the Redomestication Proposal and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of 2020 common stock at the close of business on , 2009, which is the record date for the special meeting. You will have one vote for each share of 2020 common stock you owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. 2020 warrants do not have voting rights. On the record date, there were 10,500,000 shares of 2020 common stock outstanding, of which 8,625,000 were Public Shares and 1,875,000 were Original Shares held by the 2020 Inside Stockholders.

Quorum and Vote of 2020’s Stockholders

A quorum of 2020’s stockholders is necessary to hold a valid meeting. A quorum will be present at 2020’s special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The 2020 Inside Stockholders hold approximately 18% of the outstanding shares of 2020 common stock, none of which are Public Shares. The non-Public Shares held by the 2020 Inside Stockholders will be voted on the Acquisition Proposal and the Redomestication Proposal in accordance with the majority of the votes cast by the holders of Public Shares and in favor of the Adjournment Proposal. Any Public Shares held by the 2020 Inside Stockholders will be voted in favor of the Acquisition Proposal. As of , 2009, the record date for voting at the special meeting of stockholders, the 2020 Inside Stockholders did not own any Public Shares.

•	Pursuant to 2020’s charter, the approval of the Acquisition Proposal will require the affirmative vote of the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the proposal at the meeting. There are currently 10,500,000 shares of 2020 common stock outstanding, of which 8,625,000 are Public Shares. The Acquisition will not be consummated if the holders of 30% or more of the Public Shares (2,587,500 shares or more) properly demand conversion of their Public Shares into cash.
•	The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of 2020 common stock represented in person or by proxy and entitled to vote thereon at the meeting.

Abstentions will have the same effect as a vote “AGAINST” the Acquisition Proposal, the Redomestication Proposal and the Adjournment Proposal, if the latter is presented. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the Acquisition Proposal, the Redomestication Proposal or the Adjournment Proposal. Please note that you cannot seek conversion of your shares unless you affirmatively vote against the Acquisition Proposal.

Conversion Rights

A holder of Public Shares that affirmatively votes against the Acquisition may demand that 2020 convert his or her shares into cash if the Acquisition is consummated. See “2020’s Special Meeting — Conversion Rights” for the procedures to be followed if you wish to convert your shares into cash. If properly demanded, 2020 will convert each Public Share into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Acquisition. As of June 30, 2009, this would amount to approximately $7.90 per share. If you exercise your conversion rights, then you will be exchanging your shares of 2020 common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you vote against the Acquisition, properly demand conversion and, after the meeting, tender your stock (either physically or electronically) to 2020’s transfer agent within a period of at least 20 days that will be specified in a notice you will receive from or on behalf of Exceed. If we do not complete the Acquisition, these shares will not be converted into cash.

If the conditions to close the Acquisition are not met, fulfilled or waived by Exceed by November 7, 2009, or such later date as the parties may from time to time agree in writing, or the Acquisition is not consummated by November 7, 2009 as a result of either party failing to comply with any of its closing obligations, either party may terminate the Purchase Agreement. If 2020 is unable to complete the Acquisition or another business combination by November 8, 2009, its corporate existence will automatically terminate on that date and, upon its resulting liquidation, the holders of Public Shares will receive an amount equal to the amount of funds in the trust account at the time of the liquidation distribution divided by the number of Public Shares. Although both the per share liquidation price and the per share conversion price are equal to the amount of trust accounts in the trust account divided by the number of Public Shares, the amount a holder of Public Shares would receive at liquidation may be more or less than the amount such a holder would have received had it sought conversion of its shares in connection with the Acquisition because (i) there will be greater earned interest in the trust account at the time of a liquidation distribution since it would occur at a later date than a conversion and (ii) 2020 may incur expenses it otherwise would not incur if 2020 consummates the Acquisition, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. 2020’s executive officers, one of its directors, Dr. Jianming Yu and certain entities controlled by our executive officers and Dr. Yu will be personally liable under certain circumstances (for example, if a vendor successfully makes a claim against funds in the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of prospective target businesses and vendors or other entities that are owed money by 2020 for services rendered or products sold to it. While 2020 has no reason to believe that these persons will not be able to satisfy those obligations, there cannot be any assurance to that effect. See “Information About 2020 — Liquidation If No Business Combination” for additional information.

We will not consummate the Acquisition if the holders of 30% or more of the Public Shares (2,587,500 shares or more) properly demand conversion of their shares into cash.

Appraisal Rights

2020’s stockholders have appraisal rights in connection with the merger under the Delaware General Corporation Law (the “DGCL”), as described in the section entitled “2020’s Special Meeting — Appraisal Rights.”

Proxies

Proxies may be solicited by mail, telephone or in person. 2020 has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting. You may also change your vote by submitting a later-dated proxy as described in the section entitled “2020’s Special Meeting — Revoking Your Proxy.”

Interests of 2020’s Directors and Officers and Others in the Acquisition and the Redomestication

When you consider the recommendation of 2020’s board of directors in favor of approval of the Acquisition Proposal and the Redomestication Proposal, you should keep in mind that 2020’s directors and officers have interests in the Acquisition and the Redomestication (to the extent that the Redomestication is a condition to the Acquisition) that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If we do not consummate the Acquisition by November 8, 2009, 2020 will automatically be liquidated. In such event, the 1,875,000 Original Shares held by 2020’s directors and officers that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because 2020’s directors and officers are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $ based upon the closing price of $ on the NYSE Amex on , 2009, the record date for 2020’s special meeting.
•	Entities affiliated with 2020’s officers, directors and special advisors have also purchased 2,265,000 warrants (“Insider Warrants”), for an aggregate purchase price of $2,265,000 (or $1.00 per warrant) pursuant to agreements with 2020 and Morgan Joseph and entered into in connection with 2020’s IPO. These purchases took place on a private placement basis simultaneously with the consummation of 2020’s IPO. All of the proceeds 2020 received from these purchases were placed in 2020’s trust fund. These Insider Warrants are identical to the warrants underlying 2020’s units, except that if 2020 calls the warrants for redemption, the Insider Warrants will not be redeemable by 2020 so long as they are held by these purchasers or their affiliates. Such warrants had an aggregate market value of $, based on the closing price of $ on the NYSE Amex on , 2009, the record date for 2020’s special meeting. All of the warrants will become worthless if the Acquisition is not consummated (as will the remainder of the public warrants).
•	If 2020 liquidates prior to the consummation of a business combination, 2020’s executive officers, one of its directors, Dr. Jianming Yu and certain entities controlled by our executive officers and Dr. Yu will be personally liable to pay debts and obligations to vendors and other entities that are owed money by 2020 for services rendered or products sold to 2020, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account. Based on 2020’s estimated debts and obligations, it is not currently expected that such persons will have any exposure under this arrangement in the event of a liquidation.
•	2020 International Capital Group Limited, a company controlled by the directors and executive officers of 2020, has loaned 2020 $700,000 to cover its expenses in connection with the Acquisition and may make further loans for this purpose in the future. Such loans are and will be unsecured, non-interest bearing and will be repaid at the closing of the Acquisition. If the Acquisition is not consummated and 2020 is required to liquidate, such loans will not be repaid to 2020 International Capital Group Limited.
•	The underwriters in 2020’s IPO, including Morgan Joseph, will also be entitled to receive $2,415,000 of deferred underwriting commissions upon consummation of the Acquisition.

Recommendation to Stockholders

2020’s board of directors believes that the Acquisition and the Redomestication Proposals are fair to and in the best interest of 2020’s stockholders and unanimously recommend that its stockholders vote “FOR” the Acquisition and the Redomestication Proposals and the Adjournment Proposal, if presented.

Conditions to the Closing of the Acquisition

Conditions

Consummation of the Acquisition is conditioned on (i) the holders of a majority of the Public Shares, at a meeting called for this and other related purposes, approving the Purchase Agreement and the Redomestication and (ii) the holders of fewer than 30% of the Public Shares voting against the Acquisition and exercising their right to convert their Public Shares into a pro-rata portion of the trust account, together with interest earned through two days prior to the anticipated consummation of the Acquisition.

The obligations of 2020, Exceed and the Sellers to consummate the transactions contemplated by the Purchase Agreement also are conditioned upon a number of other matters that are described in the section entitled “The Purchase Agreement — Conditions to Closing.”

Closing

Closing of the Acquisition shall take place on the 3rd business day after the conditions have been satisfied (or waived by Exceed) unless the parties agree in writing, but in any event no later than November 7, 2009.

Termination

The Purchase Agreement may be terminated at any time, but not later than the closing, as follows:

(i)	if any of the conditions has not been fulfilled or waived on or before November 7, 2009 (or such later date as the parties may from time to time agree in writing);
(ii)	by Exceed or 2020, if:
(a)	closing does not take place by November 7, 2009 as a result of any of the Sellers or the Founders (as defined in the section entitled “The Purchase Agreement”) failing to comply with any of their closing obligations; or
(b)	Exceed or 2020 becomes aware that any of the warranties given by the Sellers or the Founders is incorrect, inaccurate or misleading or any of their obligations has been or is incapable of being carried out, in each case, which (in the reasonable opinion of Exceed or 2020) is material in the context of the Acquisition;
(iii)	by the agent appointed by the majority Sellers (being Sellers who collectively hold more than 50% of the aggregate nominal value of all of the issued share capital of Windrace), if:
(a)	closing does not take place by November 7, 2009 as a result of any of Exceed or 2020 failing to comply with any of their closing obligations; or
(b)	any of the Sellers becomes aware that any of the warranties given by Exceed or 2020 is incorrect, inaccurate or misleading or any of their obligations has been or is incapable of being carried out, in each case, which (in the reasonable opinion of the agent of the majority Sellers) is material in the context of the acquisition of the Additional Shares (as defined in the section — The Purchase Agreement).

Each of 2020 and Exceed and Windrace may waive any inaccuracies in the representations and warranties made to such party contained in the Purchase Agreement and waive compliance with the requirements as to legal opinions. The conditions requiring that (i) the holders of the Public Shares approving the Acquisition and the Redomestication and the holders of fewer than 30% of the Public Shares affirmatively vote against the Acquisition Proposal and demand conversion of their shares into cash; and (ii) the receipt of consents and approvals, may not be waived. 2020 cannot assure you that any or all of the conditions will be satisfied or waived.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for 2020 and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Material U.S. Federal Income Tax Consequences of the Redomestication

As further set forth in “2020 Redomestication — Material United States Federal Income Tax Considerations” subject to the qualifications included in that discussion, the Redomestication should qualify as a “reorganization” under applicable U.S. federal income tax principles. In such case, no gain or loss should be recognized by 2020 stockholders for U.S. federal income tax purposes as a result of their exchange of 2020 common stock for the ordinary shares of Exceed. However, due to the absence of guidance directly on point on how the provisions of Code Section 368(a) apply in the case of a merger of a corporation (such as 2020) with no active business and only investment-type assets, this result is not free from doubt. If the Redomestication does not qualify as a reorganization under Section 368(a), U.S. Holders of 2020 common stock may recognize gain in an amount equal to the difference between the fair market of the ordinary shares of Exceed received in connection with the Redomestication and the basis of the 2020 common stock surrendered in the Redomestication.

2020 may recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomestication in an amount equal to the excess (if any) of the fair market value of each of its assets over such asset’s adjusted tax basis at the effective time of the Redomestication. Exceed should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition. Although it is anticipated that the “anti-inversion” provisions in the Internal Revenue Code of 1986, as amended, should not apply to treat Exceed as a U.S. corporation after the Acquisition and the Redomestication, the application of the anti-inversion provisions is unsettled.

Enforceability of Civil Liabilities Against Non-U.S. Persons

Upon completion of the Acquisition and the Redomestication, the separate corporate existence of 2020 will terminate and all of 2020’s rights and obligations will be assumed by Exceed, a company incorporated under the laws of the British Virgin Islands. Following completion of the Acquisition and the Redomestication, Exceed’s direct subsidiary, Windrace, will be a company registered under the laws of the Cayman Islands, and Exceed’s indirectly held subsidiaries will consist of XDLong Investment, a company incorporated under the laws of the British Virgin Islands, XDLong HK, a company incorporated under the laws of Hong Kong and XDLong China and XDLong Fujian, companies incorporated under the laws of the PRC. XDLong China and XDlong Fujian will be the operating companies of the group and operate only in the PRC. Also, all Exceed’s officers and directors, other than William Sharp, will reside outside the United States and all or a substantial portion of the assets of those persons may be located outside the United States.

Although the PRC and the United States are signatories to the 1965 Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters, service under this treaty is cumbersome and time consuming and may not result in adequate notice, such that any judgment based on service thereunder may be reopened, relitigated and overturned. Therefore, a 2020 stockholder should understand it is not likely that service of process upon Exceed or its subsidiaries, its officers and directors (other than William Sharp) or its assets will be obtainable within the United States or for actions originating in the United States.

It will also be difficult for stockholders to enforce outside the United States a judgment against Exceed or its subsidiaries or its assets obtained in the United States in any actions, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In addition, it may not be possible for stockholders to effect service of process within the United States upon them, or to enforce against them any judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. See “Risk Factors — Risks Relating to the Acquisition  — BVI companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.”

Foreign Private Issuer

Being a foreign private issuer would exempt Exceed from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies. See “Risk Factors — Being a foreign private issuer would exempt us from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies” for associated risks.

Upon consummation of the Redomestication, Exceed may be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. A foreign private issuer is any company organized under the laws of a country other than the United States other than a company that: (i) has more than 50 percent of its outstanding voting securities held by residents of the United States and (ii) meets one of the following three criteria: (a) the majority of the executive officers or directors of the company are United States citizens or residents, (b) more than 50 percent of the assets of the company are located in the United States; or (c) the business of the company is administered principally in the United States. Exceed is organized under the laws of the British Virgin Islands and, upon the consummation of the Reorganization and Acquisition more than 50% of the outstanding securities of Exceed will be held by non-U.S. residents. If Exceed qualifies as a foreign private issuer, it will be exempt from certain provisions applicable to United States public companies including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
•	The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;
•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and
•	The sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

As a foreign private issuer, Exceed will file an annual report on Form 20-F within six months of the close of each fiscal year and reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, because of the foregoing filing exemptions, Exceed’s shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States, such as 2020.

Regulatory Matters

The Acquisition and the Redomestication and the transactions contemplated by the Purchase Agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the State of Delaware and the Registrar of Corporate Affairs of the British Virgin Islands necessary to effectuate the Redomestication.

For details relating to whether the approval of the China Securities Regulatory Commission in connection with the Acquisition may be required and related risks, see “Risk Factors — Risks Relating to the PRC — The approval of the China Securities Regulatory Commission may be required in connection with this Acquisition under a recently adopted PRC regulation, and, if required, Windrace cannot currently predict whether it will be able to obtain such approval.” To date, neither 2020, Exceed, nor Windrace has contacted, nor has either company been contacted by, the China Securities Regulatory Commission regarding the approval of the Acquisition.

Risk Factors

In evaluating the Acquisition Proposal, the Redomestication Proposal and the Adjournment Proposal, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

2020 SELECTED HISTORICAL FINANCIAL DATA

We were formed on August 21, 2006 to serve as a vehicle to acquire, through a merger, stock exchange, asset acquisition or other similar business combination, an operating business that either (1) is located in China, (2) has its principal operations located in China, or, (3) in our view, would benefit from establishing operations in China. Our fiscal year end is December 31. We are considered to be in the development stage and are subject to the risks associated with activities of development stage companies. The selected financial information set forth below should be read in conjunction with our audited financial statements for the period from August 21, 2006 (date of inception) to December 31, 2008, for the period(s) presented, unaudited financial statements for the period from January 1, 2009 to June 30, 2009 and related notes included elsewhere in this joint proxy statement/prospectus.

	August 21, 2006 (date of inception) To December 31, 2006	January 1, 2007 To December 31, 2007	January 1, 2008 To December 31, 2008	January 1, 2009 To June 30, 2009	August 21, 2006 (date of inception) To June 30, 2009
Statement of income data
Interest income	$—	$92,257	$1,002,545	$658	$1,095,460
Operating expenses	3,825	80,265	1,276,753	786,275	2,147,118
(Loss) profit before income taxes	(3,825)	11,992	(274,208)	(785,617)	(1,051,658)
Income tax provision	—	1,225	1,932	—	3,157
Net (loss) profit	(3,825)	10,767	(276,140)	(785,617)	(1,054,815)

	As of December 31,			As of June 30,
	2006	2007	2008	2009
Balance sheet data
Current assets	$9,988	$68,468,315	$68,598,798	$68,422,789
Non-current assets	54,389	—	—	—
Current liabilities	68,102	720,587	3,542,210	4,151,818
Non-current liabilities	—	2,415,000	—	—
Common stock subject to possible redemption	—	19,761,913	19,761,913	19,761,913
Shareholders’ (deficit) equity	(3,725)	45,570,815	45,294,675	44,509,058

WINDRACE SELECTED HISTORICAL FINANCIAL DATA

We are providing the following financial information to assist you in your analysis of the financial condition of Windrace. We derived Windrace’s historical information from the unaudited consolidated financial statements as of and for the years ended December 31, 2004 and 2005 and the six months ended June 30, 2008 and 2009 and the audited consolidated financial statements as of and for the years ended December 31, 2006, 2007 and 2008. The selected financial data information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Windrace or the combined company following the Acquisition and the Redomestication.

	Year ended December 31,					Six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(RMB in thousands)
Statement of income data
Revenue	151,695	301,554	687,569	1,296,402	1,820,282	1,017,352	816,840
Cost of sales	(127,839)	(241,242)	(511,068)	(959,526)	(1,323,262)	(743,959)	(579,767)
Gross profit	23,856	60,312	176,501	336,876	497,020	273,393	237,073
Other income and gains	34	214	235	889	1,188	309	278
Selling and distribution costs	(18,031)	(34,520)	(76,560)	(137,077)	(225,752)	(91,995)	(74,351)
Administrative expenses	(2,850)	(6,208)	(15,541)	(29,984)	(29,205)	(15,177)	(20,186)
Aborted IPO expenses	—	—	—	—	(31,382)	—	—
Research and development expenses	(693)	(2,009)	(5,489)	(12,784)	(17,649)	(8,395)	(13,034)
Finance costs	(321)	(1,315)	(1,332)	(1,352)	(23,511)	(6,418)	(17,277)
Profit before tax	1,995	16,474	77,814	156,568	170,709	151,717	112,503
Tax	—	(1,990)	(9,974)	(21,783)	(2,181)	(582)	(578)
Profit for the year	1,995	14,484	67,840	134,785	168,528	151,135	111,925
Earnings per share attributable to equity holders of the Company	0.02	0.16	0.74	1.47	1.83	1.64	1.22
Dividend declared per common share	—	—	—	—	—	—	—

	As of December 31,					As of June 30,
	2004	2005	2006	2007	2008	2008	2009
	(RMB in thousands)
Balance sheet data
Current assets	46,494	96,954	163,015	281,381	498,644	437,737	750,461
Non-current assets	21,776	16,041	139,169	315,630	316,743	313,793	309,031
Current liabilities	55,222	85,288	206,173	281,784	489,549	442,871	618,911
Shareholders’ equity	13,049	27,707	96,011	315,227	325,838	308,659	440,581

	Three months ended
	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009	Jun 30, 2009
	(RMB in thousands)
Net sales	254,590	309,687	374,680	357,445	478,951	538,401	541,296	261,634	390,967	425,873
Gross profit	64,774	79,445	98,175	94,482	126,961	146,432	151,416	72,211	108,516	128,557
Profit before tax	36,409	24,272	43,261	52,626	69,000	82,717	45,731	(26,739)	46,328	66,175
Net profit	31,734	18,549	35,097	49,405	68,723	82,412	44,399	(27,006)	46,328	65,597
Earnings per share attributable to equity holders of the Company	0.34	0.20	0.38	0.54	0.75	0.90	0.48	(0.29)	0.50	0.71

PRO FORMA SUMMARY UNAUDITED FINANCIAL INFORMATION

2020 CHINACAP ACQUIRCO, INC. AND SUBSIDIARY AND
WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)

Anticipated Accounting Treatment

The Acquisition (including the Redomestication), will be accounted for as a reverse recapitalization since, immediately following completion of the transaction, the shareholders of Windrace immediately prior to the Acquisition will have effective control of 2020 through (1) their shareholder interest comprising the largest control block of shares in the combined entity, in either the scenario assuming no share redemptions or the scenario assuming maximum share redemptions and excluding the Escrowed Shares, the Earn-Out Shares and the Additional Investor Shares, (2) significant representation on the Board of Directors (initially two members, including an independent director), with one other board member being independent, and (3) being named to all of the senior executive positions. Accordingly, the combined assets, liabilities and results of operations of Windrace will become the historical financial statements of 2020 at the closing of the transaction, and 2020’s assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with Windrace beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction. All direct costs of the transaction will be charged to operations in the period that such costs are incurred.

Actual results could differ from the pro forma information presented and depend on several variables, including, pursuant to provisions in the Purchase Agreement, the release to Windrace’s current shareholders in the aggregate amount of from 9,708,030 ordinary shares to 12,400,245 ordinary shares from an escrow account for achieving certain income thresholds (as defined in the Purchase Agreement) in each of the three years ending December 31, 2009 through December 31, 2011, and an additional 2,212,789 ordinary shares issuable to Windrace’s current shareholders as an earn-out if the income threshold for the fiscal year ending December 31, 2011 is fully met. Such Escrowed Shares and Earn-Out Shares will be recorded as an adjustment to the accounting acquiree’s basis in the reverse recapitalization at par value, and will be included in the calculations of earnings per share from that date.

The following unaudited pro forma condensed combined financial information has been prepared assuming that the Acquisition and the Redomestication had occurred (i) at the beginning of the pro forma statement of operations for the six months ended June 30, 2009 and the year ended December 31, 2008 and (ii) at June 30, 2009 for the pro forma balance sheet. The unaudited pro forma condensed combined financial information presents two possible scenarios for the approval of the Acquisition by 2020’s stockholders, as follows:

•	Assuming No Redemption of Shares: This presentation assumes that no stockholders exercised their redemption rights; and
•	Assuming Maximum Redemption of Shares: This presentation assumes that holders of 2,586,638 shares of 2020’s outstanding common stock (29.99%) exercise their redemption rights.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. The historical financial information in the unaudited pro forma condensed combined balance sheet has been adjusted to give effect to pro forma events that are directly attributable to the Acquisition and are factually supportable. The historical financial information in the unaudited pro forma condensed combined statements of operations has been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable, and are expected to have a continuing impact on the combined results.

The unaudited pro forma balance sheet data reflects the acquisition of Windrace as further discussed in the “Summary” section of this proxy statement/prospectus. The historical balance sheet of 2020 at June 30, 2009 used in the preparation of the unaudited pro forma financial information has been derived from the audited balance sheet of 2020 at June 30, 2009.

For more detailed financial information, see “Pro Forma Unaudited Condensed Combined Financial Information”.

(In thousands of U.S. Dollars, except per share amounts, and in U.S. GAAP)

	Year ended December 31,						Six months ended June 30,
	2006		2007		2008		2009
	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval	Assuming Maximum Approval	Assuming Minimum Approval
Revenue	86,243	86,243	170,431	170,431	261,911	261,911	119,522	119,522
Net income	8,509	8,509	17,719	17,719	24,237	24,237	16,377	16,377
Net income per share – basic	$0.40	$0.53	$0.83	$1.10	$1.13	$1.50	$0.76	$1.01
Net income per share – diluted	$0.34	$0.43	$0.71	$0.90	$0.97	$1.23	$0.65	$0.83
Cash dividends declared per share	—	—	—	—	—	—	—	—
Total assets	39,064	39,064	145,078	125,316	143,635	123,873	207,069	187,307
Long-term debt excluding current portion	—	—	—	—	—	—	—	—
Redeemable preferred stock	—	—	—	—	—	—	—	—
Shareholders' equity	9,996	9,996	106,280	86,518	113,441	93,679	159,979	140,217

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of 2020 and Windrace and unaudited pro forma combined per share ownership information of 2020 and Windrace after giving effect to the acquisition of Windrace by 2020, assuming a maximum level and a minimum level of approval of the transaction by 2020 stockholders. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of 2020 and Windrace and related notes that are included elsewhere in this proxy statement/prospectus. The 2020 and Windrace pro forma unaudited condensed combined per share information is derived from, and should be read in conjunction with, the Pro Forma Unaudited Condensed Combined Financial Information included elsewhere in this proxy statement/prospectus. The historical per share information of 2020 and Windrace were derived from their respective audited financial statements as of and for the years ended December 31, 2006, 2007 and 2008, and from their respective unaudited financial statements as of and for the six months ended June 30, 2009.

The pro forma unaudited condensed combined per share information does not purport to represent what the actual results of operations of 2020 and Windrace would have been had the companies been combined or to project the condensed combined results of operations of 2020 and Windrace that may be achieved after the transaction.

	2020	Windrace and new investor	Combined Company

Number of shares of common stock assumed to be issued and outstanding
Assuming maximum approval	10,500,000	10,928,571	21,428,571
	49.00%	51.00%	100.00%
Assuming minimum approval	7,913,362	8,236,356	16,149,718
	49.00%	51.00%	100.00%
Net income (loss) per share – historical on weighted average basis
Year ended December 31, 2006	$(38.25)	$92.49
Year ended December 31, 2007	$0.00	$192.60
Year ended December 31, 2008	$(0.03)	$263.45
Six months ended June 30, 2009	$(0.07)	$178.01
Net income per share – pro forma on weighted average basis – basic
Year ended December 31, 2006
under maximum approval assumption			$0.40
under minimum approval assumption			$0.53
Year ended December 31, 2007
under maximum approval assumption			$0.83
under minimum approval assumption			$1.10
Year ended December 31, 2008
under maximum approval assumption			$1.13
under minimum approval assumption			$1.50
Six months ended June 30, 2009
under maximum approval assumption			$0.76
under minimum approval assumption			$1.01

	2020	Windrace and new investor	Combined Company
Net income per share – pro forma on weighted average basis – diluted
Year ended December 31, 2006
under maximum approval assumption			$0.34
under minimum approval assumption			$0.43
Year ended December 31, 2007
under maximum approval assumption			$0.71
under minimum approval assumption			$0.90
Year ended December 31, 2008
under maximum approval assumption			$0.97
under minimum approval assumption			$1.23
Six months ended June 30, 2009
under maximum approval assumption			$0.65
under minimum approval assumption			$0.83
Cash dividends declared per share
Year ended December 31, 2006	—	—	—
Year ended December 31, 2007	—	—	—
Year ended December 31, 2008	—	—	—
Six months ended June 30, 2009	—	—	—
Net assets at book value per share – December 31, 2008	$0.43	$523.71
under maximum approval assumption			$5.29
under minimum approval assumption			$5.80
Net assets at book value per share – June 30, 2009	$0.42	$701.12
under maximum approval assumption			$7.47
under minimum approval assumption			$8.68

MARKET PRICE INFORMATION

The shares of our common stock, warrants and units are traded on the NYSE Amex, under the symbols “TTY,” “TTY.WS” and “TTY.U,” respectively. Each of our units consists of one share of our common stock and one warrant. Our common stock and warrants commenced trading separately from our units on December 3, 2007. However, transactions in our units continue to occur on the NYSE Amex. The closing price for our common stock, warrants and units on May 8, 2009, the last trading day before announcement of the entering into of the Purchase Agreement, was $7.63, $0.10, and $7.65, respectively. The closing price for these securities on September 11, 2009 was $7.85, $1.33 and $8.75, respectively.

The following table sets forth, for the calendar quarters indicated, the quarterly high and low closing sale prices for our common stock and units as reported on the NYSE Amex.

	Common Stock		Units		Warrants
	High	Low	High	Low	High	Low
Second Quarter of 2009	$7.81	$7.57	$8.07	$7.46	$0.27	$0.03
First Quarter of 2009	$7.73	$7.25	$7.95	$7.12	$0.11	$0.03
Fourth Quarter of 2008	$7.30	$6.60	$7.40	$6.45	$0.23	$0.03
Third Quarter of 2008	$7.50	$7.04	$7.95	$7.10	$0.50	$0.20
Second Quarter of 2008	$7.60	$7.18	$8.09	$7.41	$0.60	$0.40
First Quarter of 2008	$7.39	$6.96	$8.20	$7.51	$0.95	$0.45
Fourth Quarter of 2007 (beginning on November 8, 2007 with respect to our units)	$7.30	$7.11	$8.24	$8.10	$0.95	$0.85

As of [*], 2009, we had approximately [*] holders of record of our units, [*] holders of record of our ordinary shares and [*] holders of record of our warrants. We have not paid any dividends on our ordinary shares to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends will be within the discretion of our then board of directors. The payment of dividends may also be limited by legal restrictions and by financing agreements that we may enter into in the future. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Windrace

Windrace securities are not publicly traded. No dividends have been paid on Windrace securities.

Dividends Following the Business Combination.

The payment of dividends by Exceed in the future will be contingent upon revenues and earnings, if any, capital requirements and the general financial condition subsequent to completion of the business combination. The payment of any dividends subsequent to that time will be within the discretion of the board of directors serving at that time and subject to the limitations imposed by British Virgin Islands law. It is the present intention of the board of directors to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit Exceed’s ability to pay dividends.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the Acquisition and the Redomestication Proposals. If we complete the Acquisition of Windrace, Exceed will be subject to a number of risks. Exceed has described all material risks that are currently known and reasonably foreseeable. You should carefully consider the risks we describe below and the other information included in this proxy statement/prospectus before you decide how you want to vote on the Acquisition Proposal and the Redomestication Proposal. Following the closing of the Acquisition, the market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this proxy statement/ prospectus, including our consolidated financial statements and the accompanying notes. You should pay particular attention to the fact that we would become a BVI company with substantial operations in the PRC. As a result, we would be subject to legal and regulatory environments that differ in many respects from those of the United States. Our business financial condition or results of operations could be affected materially and adversely by any of the risks discussed below. This discussion contains forward-looking statements.

Risks Relating to Windrace’s Business

Deterioration of economic conditions and a resulting decrease in consumer demand for Windrace’s products could materially adversely affect its financial condition and results of operations.

Demand for Windrace’s products, and the resulting purchase orders from its distributors, is largely dependent upon prevailing economic conditions. The recent financial crisis and economic downturns in global markets have impacted, and could further impact, the purchase orders from its distributors. Windrace’s revenue decreased 19.7% from RMB1,017.4 million (approximately $146.6 million) for the six months ended June 30, 2008 to RMB816.8 million (approximately $119.5 million) for the six months ended June 30, 2009. As the crisis spreads to China, demand for consumer products, including demand for Windrace’s sports products, could further decline.

Windrace distributes its products mainly through the Xidelong retail stores operated by independent third party distributors over which Windrace has limited control.

Windrace distributes its products mainly through the Xidelong retail stores, which offer Windrace’s products exclusively and do not carry other brands’ products. Windrace’s 23 distributors own and operate all Xidelong retail stores. They operate some of the Xidelong retail stores directly and delegate operation of the remaining stores to third parties. Windrace has limited control over the Xidelong retail stores operated by its distributors and authorized third party retail store operators. It has contractual relationships only with its distributors and not with authorized third party retail store operators. There can be no assurance that these current distribution arrangements provide Windrace sufficient control to ensure the Xidelong retail stores sell Windrace’s products on an exclusive basis or to prevent its Xidelong brand from being associated with any negative image relating to quality or customer service. Such association could damage Windrace’s brand image and reputation and could have a material adverse effect on its business, results of operations and financial condition. Further, if distributors experience financial difficulties, they may unilaterally attempt to liquidate their inventory build-up through discounts at their Xidelong retail stores without Windrace’s approval, which may damage the image and the value of Windrace’s “” (Xidelong) brand.

Adverse changes in the business and creditworthiness of Windrace’s distributors could materially adversely affect its financial condition and results of operations.

Windrace derives all of its revenue from sales to distributors. Such arrangement is risky for the following reasons:

•	Windrace’s distributors generally do not have any contractual obligation to purchase minimum quantities of Windrace’s products and may reduce purchases of Windrace’s products on short notice.
•	Windrace sources purchase orders primarily at sales fairs, and such orders constituted approximately 80% to 90% of its annual revenue. Purchase order quantities may be subsequently adjusted upward or downward by amounts ranging from 10% to 15% before finalization. In 2008, Windrace agreed with certain distributors to reduce orders by 15% to 20% before finalization to prevent overflow of inventory among such distributors arising out of any decreased consumer demand resulting from the reduction of delivery due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008. The products Windrace ships to its distributors are based on actual orders received from distributors after upward or downward adjustments, if any.
•	Certain distributors, especially those adversely affected by the worsened economic conditions, may delay or default on their payments to Windrace. Increased credit risk of distributors may materially adversely affect Windrace’s financial condition and results of operations and limit its growth prospects.

If Windrace’s distributors perform poorly or if Windrace fails to maintain good relationship with its distributors or retains them in its distribution network, Windrace’s sales, financial condition and operating results may be adversely affected.

Windrace relies on its distributors for the expansion of its retail sales network but they may not be willing to accommodate the needs of Windrace’s business plans.

As of June 30, 2009, Windrace’s distribution network consisted of 3,411 Xidelong retail stores covering 28 provinces and municipalities in China, 995 of which were operated directly by 23 distributors and the remaining 2,416 were operated indirectly through authorized third party retail store operators. Windrace relies on its existing and new distributors to assist it in exploring new markets for its products and identifying potential locations for new stores. The number of the Xidelong retail stores increased from 3,277 at December 31, 2008 to 3,411 at June 30, 2008. Some of Windrace’s distributors, however, also distribute other brands of sports and leisurewear products, including competitor brands. Although these distributors are required to operate separate retail stores for other brands’ products, there can be no assurance that they will always provide favorable retail store locations and marketing resources to Windrace. There can be no assurance that their expansion would be timely or sufficient in scope to satisfy the needs of Windrace’s business.

Windrace relies on several large distributors for a significant portion of its sales.

Windrace derives a significant portion of its sales from several large distributors. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, sales to its top five distributors accounted for approximately 58.0%, 43.4%, 43.1%, 46.3% and 32.7%, respectively, of its total revenue. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, sales to Windrace’s single largest distributor accounted for approximately 18.5%, 13.8%, 12.3%, 12.8% and 9.4%, respectively, of Windrace’s total revenue. Windrace generally enters into distributorship agreements with its distributors for up to a term of 12 months. The duration of Windrace’s contractual relationships with each of its top five distributors has been for more than three years. Windrace does not manufacture its products on a make-to-order basis, but takes orders for its prototype products at sales fairs before entering into sale contracts with its distributors to manufacture its products. Windrace’s purchase orders at sales fairs constitute approximately 80% to 90% of its revenue. There can be no assurance that Windrace’s top distributors will renew their distributorship agreements with Windrace on commercially acceptable terms or at all.

Under Windrace’s agreements with its distributors, Windrace appoints only one distributor instead of multiple competing distributors for one designated geographical area or region. This enables it to manage and monitor the distributor and the Xidelong retail stores in the designated region more effectively. While Windrace may rely on a sole distributor in a designated region to sell its products, Windrace believes it would be able to appoint a replacement distributor in the designated region if the need arises. However, to the extent that any distributor for any particular market ceases to cooperate with Windrace for any reason and Windrace is not able to find a suitable replacement distributor for that market in a timely manner, Windrace may lose significant business in that market. Furthermore, Windrace’s top distributors are not obliged to continue to place orders with Windrace at the same levels as before or at all. There can be no assurance that Windrace would be able to obtain orders from other distributors to replace any such lost sales. Any substantial reduction in purchases from Windrace’s top distributors, or any failure to renew their agreements with Windrace, may result in a significant loss of sales and Windrace’s business, financial condition and results of operation may be materially adversely affected.

The wholesale prices at which Windrace sells its products to its distributors are determined by factors beyond its control. In addition, sales of Windrace’s products at a discount to suggested retail price to end customers could have an adverse effect on Windrace’s business and brand name.

The prices at which Windrace sells its products are affected by supply and demand fluctuations inherent in the market for its products. Under its business model, Windrace sells its products to distributors and does not sell directly to consumers. Windrace does not have any agreements with its distributors that provide for a minimum purchase price at which the distributors buy its products. Windrace does, however, provide suggested retail prices. As such, the wholesale prices Windrace offers for its products to its distributors must match the distributors’ expectations for the retail sale of its products to consumers. If distributors believe that Windrace’s suggested retail prices do not justify the wholesale prices Windrace is offering them, they may require Windrace to lower its wholesale prices. If the wholesale prices of Windrace’s products should decrease, Windrace’s growth targets, financial condition, and results of operations may be materially adversely affected.

During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, a number of distributors notified Windrace of certain products with minor deviation from specification. Because such deviation and the amounts involved were immaterial, Windrace allowed the distributors and their authorized third-party retailers to sell these products at a discount to the suggested retail prices to end consumers. The amounts of any such discount were decided and approved by Windrace on a case-by-case basis. Further, such discounts only affected the suggested retail prices to end consumers and had no impact on Windrace’s revenue because the wholesale price at which Windrace sold these products to the distributors remained unchanged. However, if the deviation from specification and the amounts involved were to become material in the future, the distributors could potentially negotiate for a reduction in the wholesale prices, which would adversely affect Windrace’s business. Increased sales of products with deviation from specification could also damage Windrace’s brand image.

Windrace is exposed to credit risks of its distributors, some of which may experience financial difficulties, which could in turn adversely affect Windrace’s financial condition and results of operations.

Windrace provides credit terms to its distributors based on its assessment of each distributor’s financial condition. Windrace’s distributors place advance orders at sales fairs but the risk of default may increase when dealing with financially ailing distributors or distributors struggling with economic uncertainty. Windrace’s increased sales going forward may rely heavily on credit, and Windrace may be unable to collect these accounts receivable in full or at all. The loss of, or significant decrease in, sales to these distributors, or their failure to pay Windrace in a timely manner or at all, could materially adversely affect Windrace’s business, financial condition and results of operation.

Windrace’s sales to distributors may not directly correlate to the demand for its products by end consumers, which could adversely affect Windrace’s ability to accurately track market trends and preferences of end consumers for its products and respond to such changing market dynamics.

Windrace sells its products to distributors and does not sell directly to end consumers. Windrace neither accepts returns from distributors of unsold stock nor tracks information on a real-time basis with respect to the inventory levels and movements of its products at all of the Xidelong retail stores. Windrace’s distributors do not provide Windrace with any sales reports. Therefore, in order to monitor consumer demand for its products, Windrace requires its distributors to submit inventory reports that provide information on the sales of Windrace’s products by its distributors. These reports enable Windrace to identify whether its products are gaining consumer acceptance at the Xidelong retail stores. However, such reporting system requires the cooperation of the distributors to report accurately and submit the relevant inventory data to Windrace on a timely basis. If Windrace’s distributors do not provide accurate and timely inventory data, Windrace is not able to assess accurately whether its sales to distributors track sales of its products to end consumers. Further, Windrace is only able to obtain inventory data from the retail stores directly operated by the distributors but not the authorized third party retail store operators because Windrace does not have contractual relationships with them. Therefore, Windrace relies on its distributors to monitor inventory levels and overall sales performance of authorized third party retail store operators. If Windrace is unable to track end-consumer sales accurately, it may not be able to assess market trends and preferences, which ultimately could have a material adverse effect on its revenue.

Windrace faces increasing labor costs and other costs of production in the PRC, which could materially adversely affect its profitability.

The sportswear manufacturing industry is labor intensive. Labor costs in China have been increasing in recent years and Windrace’s labor costs in the PRC could continue to increase in the future. If labor costs in the PRC continue to increase, Windrace’s production costs, including both Windrace’s own manufacturing and its outsourcing costs, will likely increase. This may in turn affect the selling prices of Windrace’s products, which may then affect the demand of such products and thereby adversely affect Windrace’s sales, financial condition and results of operations. Moreover, increases in costs of product parts required for production of Windrace’s products such as natural and synthetic leather, and semi-finished rubber soles, increases in electricity costs and other increases in production costs may cause similar adverse effects, particularly if Windrace is unable to identify and employ other appropriate means to reduce its costs of production. Furthermore, Windrace may not be able to pass on these increased costs to consumers by increasing the selling prices of its products in light of competitive pressure in the markets where it operates. In such circumstances, its profit margin may decrease and its financial results may be adversely affected.

Interruptions in Windrace’s supply of raw materials and product parts could adversely affect its business, financial condition and results of operations.

Windrace purchases a large portion of its raw materials and product parts from a small number of suppliers. For 2006, 2007 and 2008, Windrace’s standard supply agreements were for one year. Starting from 2009, such agreements have been extended to two years. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace purchased raw materials for its products from 48, 38, 36, 32 and 44 suppliers, respectively, most of which are located in Quanzhou, which is adjacent to Jinjiang. Windrace’s contractual relationships with most of its suppliers have been in place since 2004. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace’s top five raw material suppliers and subcontractors accounted for approximately 30.3%, 35.6%, 40.4%, 45.0% and 42.6%, respectively, of its total purchases from raw material suppliers and subcontractors. Windrace’s single largest supplier accounted for approximately 11.4%, 7.9%, 9.9%, 12.5% and 12.6%, respectively, of its total purchases. There can be no assurance that Windrace’s top suppliers will continue to deliver raw materials or product parts to it in a timely manner or at acceptable prices and quality, or at all. Any disruption in supply of raw materials or product parts from Windrace’s suppliers may adversely affect its business, financial condition and results of operations.

Windrace’s profitability may decrease if it is unable to pass on increased cost of raw materials and product parts to its customers.

Windrace’s manufacturing operations depend on adequate supplies of raw materials and product parts. Windrace purchases all of its raw materials on an order-by-order basis with suppliers. The prices of certain of Windrace’s key raw materials, such as synthetic leather, are subject to factors beyond its control, such as fluctuations in crude oil prices. Windrace may also experience difficulty in obtaining other acceptable quality materials on a timely basis and the prices that it pays for such materials may increase due to increased demand or other factors. Windrace may not be able to pass on the increased cost to its customers by increasing the selling prices due to competitive pressure in the markets. In such circumstances, Windrace’s business, financial condition and results of operations may be adversely affected.

Windrace relies on third party contract manufacturers for a portion of its footwear production and all of its apparel and accessories production and failure of such parties to provide products in a timely fashion could adversely affect its business, financial condition and results of operations.

During 2006, 2007 and 2008, Windrace outsourced a portion of its footwear production to three contract manufacturers and all of its apparel and accessories production to more than 30 contract manufacturers. During the six months ended June 30, 2008, Windrace outsourced production of a portion of its footwear to three contract manufacturers and all of its apparel and accessories to 20 contract manufacturers. During the six months ended June 30, 2009, Windrace outsourced production of a portion of its footwear to two contract manufacturers and all of its apparel and accessories to more than ten contract manufacturers. The table below sets forth the percentages of the products that Windrace outsourced to these contract manufacturers in terms of sales volume for the periods indicated:

	For the year ended December 31,			For six months ended June 30,
	2006	2007	2008	2008	2009
Footwear	20.3%	37.1%	47.8%	55.4%	21.9%
Apparel	100.0%	100.0%	100.0%	100.0%	100.0%
Accessories	100.0%	100.0%	100.0%	100.0%	100.0%

For 2006, 2007 and 2008, the duration of agreements with Windrace’s contract manufacturers for footwear, apparel and accessories had been one year. Starting from 2009 the duration of agreements with Windrace’s contract manufacturers has been extended to two years.

For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace’s single largest contract manufacturer of footwear accounted for approximately 39.3%, 35.2%, 40.8%, 41.2% and 38.9%, respectively, of its total purchases of footwear. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace’s single largest contract manufacturer for apparel and accessories accounted for approximately 20.9%, 14.8%, 15.7%, 14.0% and 22.6%, respectively, of its total purchases of apparel and accessories. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace’s top five contract manufacturers for apparel and accessories accounted for approximately 49.6%, 48.0%, 57.1%, 54.2% and 71.9%, respectively, of its total purchases of apparel and accessories.

Windrace has not entered into any long term contracts with these contract manufacturers. As such, there can be no assurance that Windrace can renew these contracts upon expiry, on commercially acceptable terms, or at all. Contract manufacturers may unilaterally terminate Windrace’s supply contracts or they may seek to increase the prices that they charge. As a result, Windrace is not assured of an uninterrupted supply of footwear, apparel and accessories of acceptable quality or at acceptable prices from its contract manufacturers. Windrace may not be able to offset any interruption or decrease in supply of its products by increasing production at its own production facilities due to capacity constraints, and it may not be able to substitute suitable alternative contract manufacturers in a timely manner at commercially acceptable terms. Any disruption in Windrace’s supply of products from contract manufacturers may adversely affect Windrace’s business and could result in loss of sales and increase in production costs, which would adversely affect Windrace’s business and results of operations.

Windrace may be involved in legal proceedings arising from violation of relevant laws, rules or regulations particularly in respect of labor and environmental protection by third party contract manufacturers and suffer from damage to its reputation.

Windrace contracts with third-party contract manufacturers and raw material suppliers. In order to protect the reputation of its brand, Windrace strives to adhere to all relevant laws, rules and regulations, particularly in respect of labor and environmental protection. However, Windrace does not exercise any control over the operations of its contract manufacturers or suppliers and is therefore not able to ensure their compliance with applicable laws and regulations. Therefore, there can be no assurance that Windrace’s contract manufacturers or suppliers are in compliance with, or will comply with, all applicable labor and environmental laws, rules and regulations with respect to their manufacturing operations. In the event that Windrace’s contract manufacturers or suppliers violate any of these laws, rules or regulations, any resulting negative publicity may damage Windrace’s brand and defeat its brand building efforts. In the event that Windrace were named as a defendant in a lawsuit or any other proceeding arising from violations by Windrace’s contract manufacturers or suppliers of any applicable laws, rules or regulations with respect to their manufacturing operations, Windrace will incur costs and resources in defending itself in such a lawsuit or proceeding. As a result of the foregoing factors, Windrace’s business, profitability and results of operations may be adversely affected.

Failure to continue to obtain high quality endorsers to promote Windrace’s products could harm Windrace’s business.

Windrace engages external educational institutions, former professional athletes and celebrities to promote its products and establish the credibility of its products with consumers. If any of Windrace’s endorsers associated with Windrace’s products were to stop using its products in violation of their endorsement agreements, Windrace’s business could be adversely affected. In addition, actions taken by these endorsers that harm their reputations could in turn also harm Windrace’s brand image with consumers, which could have an adverse effect on Windrace’s sales and financial condition. In addition, poor performance by Windrace’s endorsers in their fields, Windrace’s failure to continue to correctly identify promising athletes and/or celebrities to use and endorse its products, or Windrace’s failure to enter into endorsement arrangements with prominent athletes and sports organizations, could adversely affect Windrace’s brand and result in decreased sales of its products.

Failure to effectively promote or maintain the Xidelong brand may affect Windrace’s performance and sales and incur significant costs.

The image of the Xidelong brand is an important factor in influencing consumer preferences and building brand loyalty. Promoting and maintaining the Xidelong brand is therefore crucial to Windrace’s success and growth within the PRC sportswear market. Windrace has a branding and promotional department that deals mainly with media arrangements, sponsorships and other endorsement activities. Windrace uses a variety of media, such as television, newspapers, magazines, the Internet and outdoor billboard displays to build both regional and national brand recognition. Windrace collaborates with athletes, media celebrities and industry experts on marketing and endorsement arrangements and they act as spokespersons for the Xidelong brand. Windrace spent approximately 7.0%, 7.2%, 7.5%, 4.2% and 3.9% of its annual revenue on its advertising and promotional activities for 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively. If Windrace is unsuccessful in promoting its Xidelong brand among its targeted consumer groups, the goodwill and consumer acceptance of its Xidelong brand may be eroded, and its business, financial condition, results of operations and prospects may be adversely affected. As Windrace also promotes its brand through athletes, media celebrities and spokespersons, its brand is partly dependent on the public perception of these individuals, over which Windrace has no control. Any negative publicity, whether in the PRC or abroad, in relation to Windrace’s brand or its brand representatives could have an adverse effect on the public’s perception of its brands, which could have a negative impact on Windrace’s business and results of operations.

In addition, Windrace has incurred and expects to continue to incur significant costs and expenses arising out of its brand-building activities including, but not limited to, sponsorships and increased advertising in regional and national newspapers, magazines, the Internet, television and billboard displays. These activities may not be successful in building the goodwill and profile of Windrace’s brand, which could have a negative effect on its sales and results of operations.

Windrace’s sales may be affected by seasonality, weather conditions and a number of other factors.

Windrace operates its business in the PRC and derives all of its revenue from these operations. Generally, PRC consumers’ spending behavior is stable year-on-year but varies seasonally, particularly during the Chinese New Year in early spring, the Labor Day holiday in early May, the summer months and the National Day holiday in early October.

Generally, Windrace experiences moderate fluctuations in its aggregate sales volume during the year. Historically, revenues in the third and fourth fiscal quarters have slightly exceeded those in the first and second fiscal quarters. However, the mix of product sales may vary considerably from time to time as a result of changes in seasonal and geographic demand for particular types of footwear, apparel and accessories. In addition, unexpected and abnormal changes in climate may affect sales of Windrace’s products that are timed for release during a particular season. For example, the climate change resulted in an extended winter season from 2008 to 2009 in many regions in China. A longer winter adversely affected the delivery schedules to the distributors and the sales volumes of Windrace’s spring and summer collections in the first quarter of 2009.

Fluctuations in Windrace’s sales may also result from a number of other factors including:

•	the timing of Windrace’s competitors’ launch of new products;

•	the timing of international and domestic sports events;
•	consumer acceptance of Windrace’s new and existing products;
•	changes in the overall sportswear industry growth rates;
•	economic and demographic conditions that affect consumer spending and retail sales;
•	the mix of products ordered by Windrace’s distributors;
•	the timing of the placement and delivery of distributor orders; and
•	variation in the expenditure necessary to support Windrace’s business.

As a result, we believe that comparisons of Windrace’s operating results between any interim periods may not be meaningful and that these comparisons may not be an accurate indicator of Windrace’s future performance.

Windrace’s operations may be disrupted and its business, financial condition and/or results of operations may be adversely affected by a failure in its facilities for reasons beyond its control.

Windrace’s manufacturing operations could be disrupted for reasons beyond its control. The causes of disruptions may include extreme weather conditions, landslides, earthquakes, fires, natural catastrophes, raw material supply disruptions, equipment and system failures, labor force shortages, energy shortages, workforce actions or environmental issues. Any significant disruption to Windrace’s operations could adversely affect its ability to make and sell products.

In addition, the occurrence of any of these events could have a material adverse effect on the productivity and profitability of any of Windrace’s manufacturing facilities and on its business, financial condition or results of operations, and/or the operations of its distributors.

In May 2008, Wenchuan County of Sichuan Province, a region that is approximately 360 kilometers away from Chongqing City, suffered an earthquake with a 8.0 magnitude on the Richter Scale. 87 retail stores of Windrace’s distributors were shut down as a result of the earthquake. There can be no assurance that Windrace will not suffer any further losses as a result of similar reasons beyond its control in the future.

Windrace has a limited operating history and its historical results of operations of its apparel business may not be indicative of its future performance.

Windrace’s business began when XDLong Fujian was established in September 2001. Windrace therefore has a limited history of operation and the historical financial information in this proxy statement/prospectus may not necessarily reflect its future results of operation. There also may not be a sufficient basis to evaluate its future prospects.

Further, since the commencement of its apparel business in 2003, Windrace has outsourced all of its apparel production to contract manufacturers. Windrace is currently examining plans to commence its own production of apparel. Windrace has a limited operating history in the sale and marketing of apparel and does not have any experience in manufacturing apparel. As a result, the historical operating results of Windrace’s apparel business may not provide a meaningful basis for evaluating the performance of its apparel business going forward and may not be indicative of its future performance.

If Windrace is unable to increase its production capacity due to its internal production constraints or its inability to locate suitable contract manufacturers with sufficient production capacity of their own, its operating results may be adversely affected.

Windrace manufactures a significant portion of its footwear at its production facility in Jinjiang, Fujian province. Windrace outsources the manufacturing of a portion of its footwear and all of its apparel and accessories to contract manufacturers. Although Windrace produces a portion of its footwear products in house, it expects to continue to rely on contract manufacturers for the production of a portion of its footwear and all of its apparel and accessories. Therefore, Windrace’s ability to continue to increase its sales depends on the successful expansion of its footwear production capacity at its production facility and the availability of contract manufacturers with sufficient production capacity of their own. If Windrace is unable to continue to increase its internal production capacity or engage suitable contract manufacturers, its operating results may be adversely affected.

Windrace may not be able to manage its growth effectively and its growth may slow down in the future.

Windrace has been expanding its business rapidly and intends to continue to do so either through organic growth or through acquisitions and investments in related businesses as it deems appropriate. Such expansion may place a significant strain on Windrace’s managerial, operational and financial resources. Further, Windrace has no prior experience in engaging in the management and operation of retail stores or retail business. Windrace will need to manage its growth effectively, which may entail devising and implementing business plans, training and managing its growing workforce, managing its costs and implementing adequate control and reporting systems in a timely manner. There can be no assurance that Windrace’s personnel, procedures and controls will be managed effectively to support its future growth adequately. Failure to manage its expansion effectively may affect its success in executing its business plan and adversely affect its business, financial condition and results of operation. In addition, Windrace’s growth in percentage terms may slow in the future. Accordingly, you should not rely on its historic growth rate as an indicator for its future growth rate.

Windrace may not be successful in its future expansion plans and may be unable to secure sufficient funding for such plans to further grow its business.

Windrace’s business expansion plans will require it to increase investments in, and devote significant resources to, its brand promotion efforts, its internal production capacities, its research and design capabilities and the Xidelong sales distribution network operated by its distributors. If Windrace fails to implement its future expansion plans, it may not achieve its growth target. Furthermore, Windrace’s ability to obtain adequate funds to finance its expansion plans depends on its financial condition and results of operations, as well as other factors that may be outside its control, such as general market conditions, the performance of the PRC sportswear industry, and political and economic conditions in China. If additional capital is unavailable, Windrace may be forced to abandon some or all of its expansion plans, as a result of which its business, financial condition and results of operations could be adversely affected.

Loss of any key executive personnel or any failure to attract such personnel in the future will adversely impact Windrace’s business and growth prospects.

Windrace’s future success will depend on the continued service of its senior management. In particular, Mr. Lin Shuipan, chairman of the board and chief executive officer, has over 15 years’ experience in the sportswear industry and is responsible for the overall corporate strategies, planning and business development of Windrace group. His experience and leadership is critical to Windrace’s operations and financial performance. Windrace does not maintain any “key-man” insurance policy. If Windrace loses the services of Mr. Lin or any of its key executive personnel and cannot replace them in a timely manner, such loss may reduce its competitiveness, and may adversely affect its financial condition, operating results and future prospects. In addition, Windrace’s success depends significantly on other personnel and, in particular, its team of designers. Other international and domestic competitors that operate in the PRC may be able to offer more favorable compensation packages to recruit personnel whom Windrace considers desirable. Windrace’s continued success will depend on its ability to attract and retain qualified personnel in order to manage its existing operations as well as its future growth. Windrace may not be able to attract, assimilate or retain the personnel whom it needs. Its staff expenses in relation thereto may increase significantly. This may adversely affect its ability to expand its business effectively.

Failure to develop technically innovative products could adversely affect Windrace’s competitiveness.

While design and aesthetics of Windrace’s products are important factors for consumer acceptance of its products, technical innovation in the design of footwear, apparel, and sports equipment is also essential to the commercial success of its products. Research and development plays a key role in technical innovation. Windrace relies upon specialists in the fields of biomechanics, exercise physiology, engineering, industrial design and related fields, and other experts to develop cutting edge performance products. While Windrace strives to produce products that help to reduce injury, enhance athletic performance and maximize comfort, its failure to introduce technical innovation in its products could result in a decline in consumer demand for its products.

Windrace’s research and development capabilities may be adversely affected if it is unable to renew the technology cooperation agreement with China Institute of Sport Science.

One element of Windrace’s growth strategy is to continue to design and manufacture products through further investment in product design and research and development initiatives. Windrace primarily relies on the China Institute of Sport Science for such research and development initiatives. Its technology cooperation agreement with the China Institute of Sport Science, General Administration of Sport of China is for a term of five years from October 20, 2006, which Windrace may renew at its option. There can be no assurance, however, that the China Institute of Sport Science will comply with the terms and conditions of the agreement and the renewal provisions. If Windrace does not renew the agreement or if the China Institute of Sport Science breaches the agreement prior to the expiration of its term for any reason, Windrace’s research and development capabilities may be adversely affected. This could in turn have an indirect adverse effect to Windrace’s results of operations and financial condition.

Windrace may be involved in litigation on intellectual property infringement or other litigation or regulatory proceedings, which could adversely affect its reputation, financial condition and results of operations.

Windrace may design products with elements that may inadvertently infringe copyright or other intellectual property rights, as a result of which other parties may initiate litigation or other proceedings against it. Responding to and defending these proceedings may require substantial costs and diversion of resources, and the result of these proceedings may be uncertain. Furthermore, Windrace’s reputation may be adversely affected.

Windrace may be subject to other lawsuits and regulatory actions relating to its business from time to time. Due to the inherent uncertainties of litigation and regulatory proceedings, Windrace cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have an adverse impact on its business, financial condition and results of operations. In addition, any significant litigation in the future, regardless of its merits, could divert management’s attention from Windrace’s operations and result in substantial legal fees.

If Windrace is unable to adequately protect its intellectual property, it may be involved in legal proceedings which could be expensive and time consuming and consumers may shift their preference away from its products.

We believe that Windrace’s trademarks, patents, and other intellectual property rights are important to its brand, its success and its competitive position. Windrace considers its Xidelong and “” trademarks to be among its most valuable assets and it has registered these trademarks in the PRC. In addition, Windrace owns other trademarks that it uses in marketing its products. Windrace periodically discovers products that it believes are counterfeit reproductions of its products or that otherwise infringe on its intellectual property rights. Windrace may pursue litigation in the future to enforce its intellectual property rights. Any such litigation could result in substantial costs and a diversion of its resources. If Windrace is unsuccessful in challenging a party’s products on the basis of trademark or design or utility patent infringement, continued sales of these products could adversely affect Windrace’s sales and its brand and result in the shift of consumer preference away from its products. The actions Windrace takes to establish and protect trademarks, patents, and other intellectual property rights may not be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of its products on grounds of violations of proprietary rights.

Changes in existing laws and regulations or additional or stricter laws and regulations on environmental protection in the PRC may cause Windrace to incur additional capital expenditures.

Windrace’s production facility is located in Jinjiang, Fujian province and is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing that may generate industrial waste to adopt effective measures to control and properly dispose of such waste. The relevant administrative department for environmental protection can levy fines for any violations of such environmental laws or regulations. For material violations, the PRC government may suspend or close any or all of Windrace’s operations. There can also be no assurance that the PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulation. Compliance with any of these additional or stricter laws or regulations may cause Windrace to incur additional capital expenditure, which it may be unable to pass on to its customers through higher prices for its products.

Windrace’s current insurance coverage may not be sufficient to cover the risks related to its operations.

Windrace’s operations are subject to hazards and risks normally associated with manufacturing operations, which may cause damage to persons or property. Currently, Windrace maintains insurance policies for damage to real property and for employer liability for personal injury of employees. Windrace is not required under PRC law to maintain, and it does not maintain, any product liability insurance. If Windrace was found liable for any product liability claim, it may be required to pay substantial damages. Even if Windrace were successful in defending such a claim, it may incur substantial financial and other resources in defending such a claim. Under such circumstances, its financial results will be adversely affected. Depending on the outcome of any such claim, the reputation of Xidelong brand may also be adversely affected. Further, Windrace does not maintain business interruption insurance or third party liability insurance against claims for property damage, personal injury and environmental liabilities. The occurrence of any of these events may result in interruption of Windrace’s operations and subject it to significant losses or liabilities. Any losses or liabilities that are not covered by Windrace’s current insurance policies may have a material adverse effect on its business, financial condition and results of operations.

Non-compliance with PRC laws and regulations by Windrace may result in certain legal consequences under PRC law.

Pursuant to the State-owned Land Use Right Transfer Contract for the grant of land use rights for the production site in Jinjiang, XDLong Fujian is required to commence construction by February 28, 2006. However, XDLong Fujian did not commence construction by such date. XDLong Fujian is applying to relevant local government agency to postpone construction on the land. However, it is possible that the local government may repossess the land before XDLong Fujian obtains an approval to postpone construction. The land covers an area of approximately 15,000 square meters and XDLong Fujian paid approximately RMB53,000 to the government as land grant fees. If the local government repossesses the land, Windrace will lose its land use rights over the land and Windrace will not be able to recover the land grant fees previously paid to the government. In addition, Windrace will not be able to construct additional facilities on the land to implement its expansion plans.

Under PRC law, a company must apply to the environmental protection authority in the PRC for an environmental protection examination and acceptance after completion of a construction project. XDLong China has not applied for an environmental protection examination and acceptance for a construction project that it finished. As a result, the environmental protection authority has the right to request XDLong China to rectify such non-compliance by applying for an environmental protection examination and acceptance within a specified period of time. If XDLong China fails to obtain an environmental protection examination and acceptance within the specified period of time, XDLong may be subject to a fine up to RMB50,000 or be ordered to suspend its operations.

Windrace recorded net current liabilities at December 31, 2006 and 2007 and there can be no assurance that Windrace will not experience net current liabilities again in the future.

Windrace had a net current liabilities position of approximately RMB43.2 million, and RMB0.4 million at December 31, 2006 and December 31, 2007, respectively, primarily due to outstanding advances from Mr. Lin Shuipan, an executive Director, of approximately RMB82.5 million and RMB82.5 million in 2006 and 2007. These advances from Mr. Lin mainly served as short term funds to support the expansion of Windrace’s footwear production facilities and the construction of its office building in Jinjiang. As of June 30, 2009, Windrace had a net asset position of approximately RMB135.5 million. However, there can be no assurance that Windrace will not experience periods of net current liabilities in the future. In the event that Windrace has net current liabilities in the future, its working capital for the purposes of its operations may be constrained.

Difficulties in obtaining new credit facilities or acceleration of payments under existing credit facilities could have an adverse effect on Windrace’s liquidity.

Under the current economic situation, banks and other financial institutions have tightened lending to businesses. As a result, businesses have difficulties in obtaining credit at commercially acceptable terms, or at all. While Windrace obtained a new bank borrowing of RMB90.5 million in the six months ended June 30, 2009, there can be no assurance that Windrace will continue to be able to obtain additional funding when the need arises if current economic situation persists. If Windrace is unable to obtain new credit facilities and is unable to finance its liquidity or working capital requirements through cash flows from operating activities or other sources, its financial condition and results of operations could be adversely affected.

In addition, certain existing credit facilities of Windrace require consent from lenders in advance of a material change of ownership or change of business operations, including restructuring, mergers and acquisitions. As of June 30, 2009, an aggregate outstanding amount of RMB83.0 million of Windrace’s outstanding loans require such consent. Jingtian & Gongcheng, Windrace’s PRC counsel, is of the opinion that these loan agreements require consent for transactions that occur in the PRC. Therefore, offshore transactions such as the Acquisition should not require consents from the banks. In the event that the banks are of a different opinion and consider the Acquisition constitutes a material change of ownership or change of business operations and therefore require consents in advance of such changes, Windrace could be deemed as in breach of these agreements for not having obtained such consents in advance of relevant changes. If the banks accelerate its payment obligations under these agreements, Windrace’s liquidity could be adversely affected.

Windrace relied on loans from Mr. Lin Shuipan, an executive Director, in 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 for its expansion and the cessation of such shareholder support may affect its cash flows.

Windrace had advances from Mr. Lin Shuipan, an executive Director, in the amount of approximately RMB82.5 million, RMB82.5 million, RMB0.9 million, nil and RMB3.6 million in 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009. These advances mainly served as short term funds to support the expansion of Windrace’s footwear production facilities and the construction of its office building in Jinjiang. In the event that Windrace fails to generate sufficient cash flows from its operations or obtain alternative financing to meet the operating expenditure of Windrace in the future, its working capital will be constrained.

Windrace’s risk management and internal control systems improvements may not be adequate or effective, which could adversely affect its business, financial condition and results of operations.

Windrace has established risk management and internal control systems consisting of relevant organizational framework, policies, procedures and risk management methods that it believes are appropriate for its business operations, and it seeks to continue to improve such risk management and internal control systems from time to time. However, due to the inherent limitations in the design and implementation of risk management and internal control systems, there can be no assurance that Windrace’s risk management and internal control systems will be sufficiently effective in identifying and preventing all such risks.

In addition, as some of its risk management and internal control policies and procedures are relatively new, Windrace may need to establish and implement additional risk management and internal control policies and procedures to further improve its systems from time to time. Windrace’s risk management and internal control systems also depend on their implementation by its employees, there can be no assurance that such implementation will not involve any human errors or mistakes. If Windrace fails to timely adapt and implement its risk management and internal control policies and procedures, its business, results of operations and financial condition could be materially adversely affected.

Risks Relating to the Industry in Which Windrace Operates

Windrace’s products face intense competition, and Windrace may not have the resources necessary to compete with its competitors.

Windrace is a sports and leisure footwear, apparel and accessories company. This industry is highly competitive in the PRC and the competitors in this market include both international and domestic companies. Some of Windrace’s competitors may have greater financial, research and development and design, marketing, distribution, management or other resources. Windrace’s results of operations could be affected by a number of competitive factors, including entry by new competitors into its current markets, expansion by existing competitors, better marketing/advertising leading to stronger brand equity for the competitors, and competition with other companies for the production capacity of contract manufacturers. Windrace’s results of operations and market position may be adversely impacted by these competitive pressures.

There can be no assurance that Windrace’s strategies will remain competitive or that Windrace will continue to be successful in the future. Increased competition could result in a loss of market share for Windrace. In particular, if its competitors adopt aggressive pricing policies, Windrace may be forced to adjust the pricing of their products to level their competitiveness. This could adversely affect Windrace’s profitability and financial results.

Windrace may not be able to predict or meet consumer preferences or demand accurately.

Windrace derives a significant amount of revenue from the sale of sports and leisurewear products that are subject to rapidly changing consumer preferences. Windrace’s sales and profits are sensitive to these changing preferences and its success depends on its ability to identify, originate and define product and fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. All of Windrace’s products are subject to changing consumer preferences that it cannot predict with certainty. Windrace’s new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of performance or other sports footwear or apparel or away from these types of products altogether, and Windrace’s future success depends in part on its ability to anticipate and respond to these changes. If Windrace fails to anticipate accurately and respond to trends and shifts in consumer preferences by adjusting the mix of existing product offerings, developing new products, designs and styles, or influencing sports and fitness preferences through vigorous marketing, it could experience lower sales, excess inventories and lower profit margins, any of which could have an adverse effect on its results of operations and financial condition.

Consolidation of distributors or concentration of retail market share among a few distributors may increase and concentrate Windrace’s credit risk and impair its ability to sell its products.

The sports and leisure footwear, apparel, and accessories retail markets in the PRC are dominated by a few large sports and leisure footwear, apparel, and accessories distributors with many stores. These significant distributors may increase their market share by expanding through acquisitions or through the establishment of additional stores. The consolidation of distributors concentrates Windrace’s credit risk in a relatively small number of distributors and, if any of these retailers were to experience a shortage of liquidity, it would increase the risk of nonpayment of their outstanding payables to Windrace. In addition, any shifting concentration of market share to a small number of distributors in a particular county or region increases operational risks. If any one of them substantially reduces their purchases of Windrace’s products, Windrace may be unable to find a sufficient number of other retail stores for its products to sustain the same level of sales and revenues. Further, the consolidation of distributors could limit Windrace’s ability to negotiate contract terms in its favor. For example, due to a small number of distributors existing in the industry to whom Windrace can sell its products, Windrace’s ability to sell its products at the price level that it wishes to may be adversely affected. If the selling prices to the distributors decrease, Windrace’s profitability would be adversely affected.

Risks Relating to the PRC

All of Windrace’s business and its assets are located in the PRC. Accordingly, its results of operations, financial condition and prospects are subject, to a significant degree, to economic, political and legal developments in the PRC.

Windrace’s future performance is dependent on the PRC economy and, in particular, the level of growth of the PRC consumer market.

Windrace derives all of its revenue from sales of its products in the PRC. The success of its business depends on the condition and growth of the PRC consumer market, which in turn depends on macro-economic conditions and individual income levels in the PRC. There is no assurance that projected growth rates of the PRC economy and the PRC consumer market will be realized under current economic situation. Any future slowdowns or declines in the PRC economy or consumer spending may adversely affect Windrace’s business, operating results and financial condition. We believe that consumer spending habits may be adversely affected during a period of recession in the economy or that uncertainties regarding future economic prospects could also affect consumer spending habits, all of which may have an adverse effect on certain enterprises operating within the consumer and retail sectors, including Windrace. The consumer and retail market may be affected by the changing operating conditions in the PRC. With accession of the PRC to the World Trade Organization (the “WTO”), changes and developments in the consumer and retail market may be volatile and unpredictable. For instance, the reduction in tariffs on foreign products after the liberalization of the PRC market and further entry of international brands may intensify the competition in the PRC market. This may have a material adverse impact on Windrace’s business, operating results and financial condition.

Political, economic and social policies of the PRC government and PRC laws and regulations could affect Windrace’s business and results of operations and may result in its inability to sustain its growth.

The economy of the PRC differs from the economies of most developed countries in a number of respects, including:

•	its structure;
•	level of government involvement;
•	level of development;
•	level of capital reinvestment;
•	control of capital reinvestment;
•	control of foreign exchange; and
•	allocation of resources.

Before its adoption of reform and open door policies beginning in 1978, China was primarily a planned economy. Since then, the PRC government has been reforming the PRC’s economic system, and has also begun reforming the government structure in recent years. These reforms have resulted in significant economic growth and social progress. Although the PRC government still owns a significant portion of the productive assets in the PRC, economic reform policies since the late 1970s have emphasized autonomous enterprises and the utilization of market mechanisms, especially where these policies apply to privately-owned businesses such as Windrace. Although we believe these reforms will have a positive effect on Windrace’s overall and long-term development, we cannot predict whether changes in the PRC’s political, economic and social conditions, laws, regulations and policies will have an adverse impact on Windrace’s current or future business, results of operations or financial condition.

Windrace’s ability to continue to expand its business is dependent on a number of factors, including general economic and capital market conditions, and credit availability from banks or other lenders. In the past few years, the PRC government has articulated a need to control the rate of economic growth and may tighten its monetary policies, including increasing interest rates on bank loans and deposits and tightening the money supply to control growth in lending. Under current economic situation, financial institutions have tightened their lending. Stricter lending policies may, among other things, affect Windrace’s ability to obtain financing, which may, in turn, adversely affect its growth and financial condition.

As Windrace conducts a significant portion of its business through its subsidiaries in China, Windrace is subject to PRC laws and regulations on labor and employee benefits. In recent years, the PRC government has implemented policies to strengthen the protection of employees and obligate employers to provide more benefits to their employees. In addition, an employment contract law came into effect in China on January 1, 2008. The PRC employment contract law and related legislations require more benefits to be provided to employees, such as an increase in pay or compensation for termination of employment contracts. As a result, Windrace expects to incur higher labor costs, which could have an adverse impact on its current or future business, results of operations or financial condition. Additional changes in the PRC’s political, economic and social conditions, laws, regulations and policies could have an adverse effect on Windrace’s business, results of operations or financial condition.

The approval of the China Securities Regulatory Commission may be required in connection with this Acquisition under a recently adopted PRC regulation, and, if required, Windrace cannot currently predict whether it will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission, or “CSRC,” promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This regulation, among other things, has certain provisions that purport to require offshore special purpose vehicles formed for overseas listing purposes and directly or indirectly controlled by PRC individuals or companies to obtain approval from the CSRC prior to listing their securities on an overseas stock exchange. The application of this new PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. Since the regulation was promulgated, the PRC government has not issued the implementing rules, and there may be some uncertainties as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC approval is required for this Acquisition, Windrace may face sanctions by the CSRC or other PRC regulatory agencies. If this happens, these regulatory agencies may impose fines and penalties on Windrace’s operations in the PRC, limit its operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this Acquisition into the PRC, restrict or prohibit payment or remittance of dividends by its PRC subsidiaries, or take other actions that could have a material adverse effect on its current or future business, results of operations or financial condition, reputation and prospects. The CSRC or other PRC regulatory agencies may also take actions requiring or advising Windrace to halt this Acquisition.

The regulation also established additional procedures and requirements that could make merger and acquisition activities by foreign investors in China more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Compliance with the requirements of the regulation to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit Windrace’s ability to complete such transactions, which could affect its ability to expand business.

Failure to comply with the State Administration of Foreign Exchange regulations relating to registration of interests before the establishment of offshore special purpose companies by Windrace’s beneficial owners may adversely affect Windrace’s business operations.

On October 21, 2005, the State Administration of Foreign Exchange issued a public notice which became effective on November 1, 2005. The notice requires PRC residents to register with the local State Administration of Foreign Exchange branch before establishing or controlling any company, referred to in the notice as an “offshore special purpose company,” outside of the PRC for the purpose of capital financing (the “No. 75 SAFE Initial Registration”). Besides that, an alteration registration shall be filed after completing an investment in or acquisition of any operating subsidiaries in the PRC, which we refer to herein as a “round-trip investment,” and any change of shareholding or any other material capital alteration in such offshore special purpose company involving a round-trip investment shall also be filed within 30 days from the date of shareholding transfer or capital alteration, and the registration conducted under the above two situations is defined as the “No. 75 SAFE Alteration Registration.”

Mr. Lin Shuipan, Mr. Shi Jinlei and Ms. Chen Shuli are subject to the registration requirements under the No. 75 SAFE Notice, and have conducted the No. 75 SAFE Initial Registration with the Fujian Provincial State Administration of Foreign Exchange. After the offshore special purpose companies were established by the aforementioned persons, some round-trip investments by, and change of shareholders or other material capital alteration in, such offshore special purpose companies occurred, and Mr. Lin Shuipan, Mr. Shi Jinlei and Ms Chen are subject to the No. 75 Alteration Registration for the above events.

Windrace’s PRC beneficial owners must comply with these requirements in connection with Windrace’s future investments and financing activities. If its PRC beneficial owners fail to comply with the relevant requirements, such failure may subject the beneficial owners to fines and legal sanctions, which may adversely affect Windrace’s business operations.

Windrace’s revenues are denominated in Renminbi, which is not freely convertible for capital account transactions and may be subject to exchange rate volatility.

Windrace is exposed to the risks associated with foreign exchange controls and restrictions in China, as its revenues are denominated in Renminbi, which is currently not freely exchangeable. The PRC government imposes control over the convertibility of Renminbi into foreign currencies. Under the rules promulgated under the PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and operation-related expenditures, may be made in foreign currencies without prior approval but are subject to procedural requirements. Strict foreign exchange control continues to apply to capital account transactions. These transactions must be approved by or registered with the PRC State Administration of Foreign Exchange and repayment of loan principal, distribution of return on direct capital investment and investments in negotiable instruments are also subject to restrictions. There can be no assurance that Windrace will be able to meet all of its foreign currency obligations or to remit profits out of China.

Fluctuation in the value of the Renminbi and of the U.S. dollar may have a material adverse effect on your investment.

Any significant revaluation of the Renminbi may have a material adverse effect on Windrace’s revenues and financial condition as well as on the value of, and any dividends payable on, its ordinary shares in foreign currency terms. For instance, a decline in the value of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of Windrace’s financial results, the value of your investment in Windrace and the dividends Windrace may pay in the future, if any.

There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. The Renminbi may be revalued further against the U.S. dollar or other currencies, or may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies.

Windrace relies principally on dividends paid by its subsidiaries to fund any cash and financing requirements it may have, and any limitation on the ability of its PRC subsidiaries to pay dividends to it could have a material adverse effect on its ability to conduct its business.

Windrace is a holding company incorporated in Cayman Islands and relies principally on dividends paid by its subsidiaries for cash requirements, including the funds necessary to service any debt it may incur. If any of Windrace’s subsidiaries incurs debt in its own name in the future, the instruments governing the debt may restrict dividends or other distributions on its equity interest to Windrace.

Furthermore, applicable PRC laws, rules and regulations permit payment of dividends by Windrace’s consolidated PRC entities only out of their retained earnings, if any, determined in accordance with PRC accounting standards which differ in many aspects from generally accepted accounting principles in other jurisdictions including IFRS. Based on PRC accounting standards, Windrace’s consolidated PRC entities are also required to set aside a certain percentage of their after-tax profit each year to their reserve fund in accordance with the requirements of relevant laws and provisions in their respective articles of associations, which are not available for distribution as cash dividends. As a result, Windrace’s consolidated PRC entities are restricted in their ability to transfer a portion of their net income to it whether in the form of dividends, loans or advances. Any limitation on the ability of Windrace’s subsidiaries to pay dividends to it could materially adversely limit its ability to grow, make investments or acquisitions that could be beneficial to its businesses, pay dividends or otherwise fund and conduct its business. Under the new PRC Enterprise Income Tax Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10%, unless relevant treaties provide for a lower rate, is applicable to dividends paid by enterprises incorporated in the PRC to “non-resident enterprises” (enterprises that do not have an establishment or place of business in the PRC, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business) subject to the application of any relevant income tax treaty that the PRC has entered into. If Windrace or its non-PRC incorporated subsidiaries are considered “nonresident enterprises,” any dividend that Windrace or any such subsidiary receives from Windrace’s PRC subsidiaries may be subject to PRC taxation at the 10% rate (or lower treaty rate).

Any changes in PRC policies on enterprise income tax may adversely affect Windrace’s ability in paying dividends and financial condition.

Windrace’s subsidiaries are incorporated in the PRC, Hong Kong or the British Virgin Islands. On March 16, 2007, the new PRC Enterprise Income Tax Law (the “new tax law”) was issued and on December 6, 2007, the Rules on the Implementation of Enterprise Income Tax Law of the PRC (“Implementation Rules”) were issued, both of which became effective on January 1, 2008. Under the new tax law, non-PRC tax resident enterprises will be taxed at a withholding tax rate of 5% for Hong Kong companies and 10% for British Virgin Islands companies. If an entity is deemed to be a PRC tax resident enterprise, which is an enterprise that is set up under PRC law within the territory of the PRC, or set up under the law of a foreign country or region but which has “de facto management organization” within the PRC, then qualified dividend and profit distribution from equity investment between them shall be exempted from withholding tax and income tax. Among other things, qualified dividend and profit distribution as stated in the new tax law shall refer to investment income derived by a PRC tax resident enterprise from the direct investment in other PRC tax resident enterprises, which shall exclude investment income from circulating stock issued publicly by PRC tax resident enterprises and traded on stock exchanges where the holding period is less than 12 months.

Windrace’s subsidiaries may trigger withholding tax requirements in the future under the new tax law and the Implementation Rules, depending on their classification as a PRC or non-PRC tax resident enterprise. The new tax law provides that if an enterprise incorporated outside of the PRC has “de facto management organization” within the PRC, it may be recognized as a PRC tax resident enterprise and may be subject to a 25% enterprise income tax on its worldwide income. According to the Implementation Rules, “de facto management organization” means the institution which materially and comprehensively manages and controls the enterprise’s business, personnel, finance and assets. Given the short history of the tax law and the Implementation Rules, how an enterprise qualifies for tax exemptions remains unclear. Windrace’s ability in paying dividends and financial condition may be adversely affected as a result of the new tax law and other changes in PRC policies and regulations on dividend distributions, withholding tax, and enterprise income tax.

All of Windrace’s management is currently substantially based in the PRC, and may remain in the PRC after the new tax law takes effect. Therefore, Windrace may be treated as a PRC resident enterprise for new tax law purposes. The tax consequences of such treatment are currently unclear as they will depend on the implementation regulations and on how local tax authorities apply or enforce the new tax law or the implementation regulations.

The levy and collection of enterprise income tax in China are handled by various local governments which in turn submit such tax revenues to their respective higher administrative authorities. Each local government has its own administrative practice with regard to the manner and the amount of tax submitted by the local government to its higher administrative authorities. PRC enterprises, including Windrace, have no participation in or control over such administrative practices. Any discrepancies in implementation among the local governments of such administrative practice may result in uncertainties over the amount of tax for which a PRC enterprise is liable.

An outbreak of the H1N1 swine flu, H5N1 strain of bird flu (Avian Flu), Severe Acute Respiratory Syndrome (SARS) or any other similar epidemic may, directly or indirectly, adversely affect Windrace’s operating results.

The recent outbreak of the H1N1 swine flu in North America and Europe has caused governments to take measures to prevent spread of the virus. In addition, there have been reports of swine flu cases in Asia. If the H1N1 virus further spreads in Asia, including China, epidemic could negatively affect the Asian economy. Past occurrences of epidemics have caused different degrees of damage to the national and local economies in China. China encountered epidemics such as SARS and incidents of the Avian Flu, which is spread through poultry populations, and is capable in certain circumstances of being transmitted to humans causing death. If any of Windrace’s employees are identified as a possible source of spreading the swine flu, the Avian Flu or any other similar epidemic, Windrace may be required to quarantine employees that are suspected of being infected, as well as others that have come into contact with those employees. Windrace may also be required to disinfect its affected premises, which could cause a temporary suspension of its manufacturing capacity, thus adversely affecting its operations. An outbreak of swine flu or a recurrence of an outbreak of SARS, Avian Flu or any other similar epidemic could restrict the level of economic activities generally and/or slow down or disrupt Windrace’s business activities which could in turn adversely affect its results of operations.

Power shortages in the PRC may disrupt Windrace’s business.

Windrace’s manufacturing processes consume substantial amounts of electricity supplied by local power grids. Certain cities in the PRC have experienced power shortages in the past or been subjected to restrictions in electricity consumption. A power shortage could affect or delay Windrace’s production schedule. Windrace maintains backup power generators to provide electricity to its machinery and equipment in case of electricity supply interruptions. However, there is no assurance that Windrace will always have adequate supply of electricity to meet its production requirements and its results of operations may be adversely affected in the event of any material interruption in electricity supply. An extended interruption in the power supply may also affect the operations of the Xidelong retail stores and result in a decrease in revenue.

2020 has not had operations, and Windrace has not operated as a public company. Fulfilling the combined company’s obligations incident to being a public company after completing the Acquisition will be expensive and time consuming.

Each of 2020, as a company without operations, and Windrace, as a private company, have maintained relatively small finance and accounting staffs. Neither 2020 nor Windrace currently has an internal audit group. Although 2020 has maintained disclosure controls and procedures and internal control over financial reporting as required under the Federal securities laws with respect to its very limited activities, it has not been required to maintain and establish these disclosure controls and procedures and internal control as will be required with respect to businesses such as Windrace with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the U.S. Securities and Exchange Commission, the combined company will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on the combined company’s finance and accounting staff and on its financial, accounting and information systems, and increase its insurance, legal and financial compliance costs. The combined company may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Risks Relating to the Acquisition

The officers and directors of 2020, and entities affiliated with them, control a substantial interest in 2020 and thus may influence certain actions requiring stockholder vote.

The officers and directors of 2020, and entities controlled by them, collectively own approximately 18% of 2020’s issued and outstanding shares of common stock. They may vote these shares on any corporate action, other than the Acquisition Proposal, in any manner each of them chooses. They may influence actions requiring a stockholder vote, including the Redomestication Proposal.

If 2020 is unable to effect a business combination and is forced to liquidate, its warrants will expire worthless.

If 2020 does not complete the Acquisition or another business combination by November 8, 2009, its corporate existence will automatically terminate and it will distribute to all Public Shareholders, in proportion to the number of shares held by them, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. In such event, there will be no distribution with respect to 2020’s outstanding warrants. Accordingly, the warrants will expire worthless.

2020’s stockholders may be held liable for claims by third parties against 2020 to the extent of distributions received by them.

2020’s amended and restated certificate of incorporation provides that 2020 will continue in existence only until November 8, 2009. If 2020 has not completed a business combination by such date and amended this provision in connection thereto, pursuant to the Delaware General Corporation Law, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by the stockholders in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, to the extent it is required to do so, it is 2020’s intention to make liquidating distributions to its stockholders as soon as reasonably possible after November 8, 2009 and, therefore, it does not intend to comply with those procedures.

Because 2020 does not intend to comply with those procedures, it is required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for payment, based on facts known to it at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against it within the subsequent 10 years. Accordingly, 2020 would be required to provide for any creditors known to it at that time or those that it believes could be potentially brought against it within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. there can be no assurance that it will properly assess all claims that may be potentially brought against it. As such, 2020’s stockholders could potentially be liable for any claims to the extent of distributions received by them and any liability of 2020’s stockholders may extend well beyond the third anniversary of such date. Accordingly, there can be no assurance that third parties will not seek to recover from 2020’s stockholders amounts owed to them by 2020.

If 2020 is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it and not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by 2020’s stockholders. Furthermore, because 2020 intends to distribute the proceeds held in the trust fund to its public stockholders promptly after November 8, 2009 if it has not completed a business combination by such date, this may be viewed or interpreted as giving preference to 2020’s public stockholders over any potential creditors with respect to access to or distributions from 2020’s assets. Furthermore, 2020’s board may be viewed as having breached its fiduciary duties to 2020’s creditors or may have acted in bad faith; thereby exposing itself and 2020 to claims of punitive damages, by paying public stockholders from the trust fund prior to addressing the claims of creditors. There can be no assurance that claims will not be brought against 2020 for these reasons.

You will not be able to exercise your warrants if an effective registration statement is not in place when you desire to do so.

No warrants will be exercisable and Exceed will not be obligated to issue the shares of stock underlying the warrants unless, at the time a holder seeks to exercise such public warrant, a registration statement covering the issuance is effective and a prospectus relating to the common stock issuable upon exercise of the warrant is current. Under the terms of the warrant agreement, Exceed will be required to use its best efforts to maintain an effective registration statement and a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, there can be no assurance that Exceed will be able to do so, and if it does not maintain a current prospectus related to the shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants. Additionally, Exceed will have no obligation to settle the warrants for cash or “net cash settle” any warrant exercise. Accordingly, if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. If the warrants expire worthless, this would mean that a person who paid $8.00 for a unit in 2020’s IPO and who did not sell the warrant included in the unit would have effectively paid $8.00 for one Exceed ordinary share.

The working capital available to Exceed following the Acquisition and the Redomestication will be reduced if 2020’s stockholders exercise their right to convert their shares into cash, which may adversely affect Exceed’s business and future operations.

Pursuant to 2020’s certificate of incorporation, public stockholders may vote against the Acquisition Proposal and demand that it convert their shares, calculated as of two business days prior to the anticipated consummation of the Acquisition, into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held. 2020 and Exceed will not consummate the Acquisition if holders of 2,587,500 or more Public Shares exercise these conversion rights. If no holders elect to convert their Public Shares, the trust account will be approximately $68.1 million at closing. To the extent the Acquisition is consummated and holders have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to Exceed. If conversion rights are exercised with respect to 2,587,499 shares, the maximum potential conversion cost would be approximately $20.4 million.

2020’s outstanding warrants may be exercised in the future for shares of Exceed ordinary shares, which would increase the number of shares eligible for future resale in the public market and result in dilution of our stockholders.

Outstanding redeemable warrants to purchase an aggregate of 8,625,000 shares of 2020’s common stock, which will convert into the right to purchase the same number of ordinary shares of Exceed upon consummation of the Redomestication (issued in exchange for 2020 warrants included in the units issued in the IPO), warrants to purchase an aggregate of 2,265,000 ordinary shares (issued in exchange for 2020 warrants issued to certain of the 2020 Inside Stockholders and others in a private placement concurrently with the IPO) and warrants to purchase 550,000 shares of 2020’s common stock, which will convert into the right to purchase the same number of ordinary shares of Exceed upon the Redomestication (issuable upon the exercise of the underwriter’s Unit Purchase Option) will become exercisable after the consummation of the Acquisition. These warrants likely will be exercised only if the $5.25 per share exercise price is below the market price of Exceed’s ordinary shares. To the extent such warrants or options are exercised, additional shares of Exceed’s ordinary shares will be issued, which will result in dilution to Exceed’s stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Exceed’s ordinary shares.

Additional issuances and future sales of our securities, or the perception in the markets that these sales may occur, could depress our stock price.

An aggregate of between 9,708,030 and 12,400,245 ordinary shares of Exceed will be released to the Sellers out of escrow in stages if certain earnings targets for fiscal years 2009, 2010 and 2011 are satisfied and an additional 2,212,789 ordinary shares of Exceed will be newly issuable to the Sellers if certain earnings targets for fiscal year 2011 are satisfied. Up to an additional 329,816 ordinary shares of Exceed may be issued to Windtech and Wisetech within six months following the closing of the Acquisition if certain criteria are met. To the extent that all or a portion of such shares is released or newly issued, this would result in dilution to Exceed’s stockholders other than the Sellers or, as applicable, the New Windrace Investors and increase the number of shares eligible for resale in the public market. In addition, contractual restrictions on transfer with respect to 1,875,000 Exceed ordinary shares that will be held by 2020’s officers and directors and their affiliates will terminate six months after the closing of the Acquisition. In addition, the holders of the shares issued to 2020’s officers and directors and their affiliates, the Sellers and Windtech and Wisetech are entitled to registration rights with respect to such shares. Sales of substantial numbers of such shares in the public market could adversely affect the market price of Exceed’s ordinary shares.

If 2020’s stockholders fail to vote against the Acquisition Proposal and fail to deliver their shares in accordance with the conversion requirements specified in this proxy statement/prospectus, they will not be entitled to convert their shares of common stock of 2020 into a pro rata portion of the trust account.

2020’s stockholders holding Public Shares who affirmatively vote against the Acquisition Proposal may demand that 2020 convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Acquisition. 2020’s stockholders who seek to exercise this conversion right must affirmatively vote against the Acquisition and deliver their stock (either physically or electronically) to 2020’s transfer agent within the time period described in this proxy statement/prospectus. Any 2020 stockholder who fails to vote against the Acquisition Proposal and who fails to deliver his or her stock will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his or her shares. See “2020’s Special Meeting — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Exceed’s securities may not be listed on a national security exchange, which could limit investors’ ability to make transactions in Exceed’s securities and subject Exceed to additional trading restrictions.

Exceed is seeking listing of its securities on the NASDAQ Capital Market to take effect as soon as practicable after the consummation of the Acquisition and the Redomestication. Exceed will be required to meet initial listing requirements of the NASDAQ Global Market as opposed to its more lenient continued listing requirements. Exceed may not be able to meet those initial listing requirements. Even if such application is accepted and Exceed’s securities are so listed, Exceed may be unable to maintain the listing of its securities on the exchange in the future.

If the NASDAQ Global Market does not list Exceed’s securities for trading on its exchange, or if Exceed is unable to obtain a listing on another exchange, Exceed could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	reduced liquidity with respect to its securities;
•	a determination that its ordinary shares are “penny stock,” which will require brokers trading in its ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the ordinary shares;
•	a limited amount of news and analyst coverage for Exceed; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

2020’s current directors and executive officers own shares of 2020 common stock and warrants that will be worthless if the Acquisition is not approved and have loaned money to 2020 through an affiliate. Such interests may have influenced their decision to approve the Acquisition of Windrace.

Certain of 2020’s officers, directors and their affiliates beneficially own stock in 2020 that they purchased prior to its IPO. Additionally, certain of such persons and others beneficially own 2,265,000 Insider Warrants purchased in a private placement that occurred simultaneously with 2020’s IPO. Such persons are not entitled to receive any of the cash proceeds that may be distributed upon 2020’s liquidation with respect to shares they acquired prior to its IPO. In addition, 2020 International Capital Group Limited, a Cayman Islands company in which certain of our officers and directors collectively own an 80% beneficial interest has lent 2020 an aggregate of $700,000. Therefore, if the Acquisition is not approved and 2020 does not consummate another business combination by November 8, 2009 and is forced to liquidate, such shares held by such persons will be worthless, as will the warrants, and 2020 will likely be unable to repay the loans. As of , 2009, the record date for the special meeting, 2020’s officers, directors and initial shareholders held $ in common stock (based on a market price of $) and $ in warrants (based on a market price of $). See “2020’s Special Meeting — Interests of 2020’s Directors and Officers and Others in the Acquisition and the Redomestication.”

These financial interests of 2020’s directors and officers may have influenced their decision to approve 2020’s acquisition of Windrace and to continue to pursue the Acquisition. In considering the recommendations of 2020’s board of directors to vote for the Acquisition Proposal and other proposals, you should consider these interests.

Dr. Jianming Yu, one of 2020’s directors and an indirect stockholder of 2020 through his ownership interest in certain 2020 stockholders, holds shares representing 1.2% of Wisetech and 2% of Windtech through NH Partners and NH Partners III, respectively, on behalf of the senior management team of New Horizon Capital, excluding himself, and Dr. Yu does not receive any economic benefit from such arrangement.

Wisetech and Windtech will receive Exceed ordinary shares upon the consummation of the Acquisition pursuant to the NH Investment Agreement. Mr. Yu participated in the deliberations of the Board relating to the initial approval of the Acquisition, which occurred prior to the execution of the NH Investment Agreement. Dr. Yu has agreed to recuse himself from further votes of the 2020 Board relating to the Acquisition and has so recused himself to date. Pursuant to the NH Investment Agreement, if the Acquisition does not close, Windtech and Wisetech will be entitled to receive the amount they have invested in Windrace plus interest at a rate of 10% per annum, payable by Mr. Shuipan Lin, the controlling stockholder of Windrace. You should consider these interests in considering any resulting recommendations by the 2020 Board.

Certain of the officers and directors of 2020 are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the Acquisition is not consummated. Such liability may have influenced his decision to approve the Acquisition with Exceed.

If 2020 liquidates prior to the consummation of a business combination, Messrs. Lu, Koo and Yu, and certain entities under their control, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by 2020 for services rendered or contracted for or products sold to 2020. On the other hand, if 2020 consummates the Acquisition and the Redomestication, Exceed will be liable for all such claims. Neither 2020 nor the officers and directors has any reason to believe that they will not be able to fulfill their indemnity obligations to 2020. See “2020’s Special Meeting — Interests of 2020’s Directors and Officers and Others in the Acquisition and the Redomestication.”

This personal obligation may have influenced the directors’ decision to approve 2020’s acquisition of Windrace and to continue to pursue the Acquisition. In considering the recommendations of 2020’s board of directors to vote for the Acquisition Proposal and other proposals, you should consider these interests.

The exercise of 2020’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Acquisition may result in a conflict of interest when determining whether such changes to the terms of the Acquisition or waivers of conditions are appropriate and in 2020’s stockholders’ best interest.

In the period leading up to the closing of the Acquisition, events may occur that, pursuant to the Purchase Agreement, would require 2020 to agree to amend the Purchase Agreement, to consent to certain actions taken by Windrace or to waive rights that 2020 is entitled to under the Purchase Agreement. Such events could arise because of changes in the course of Windrace’s business, a request by Windrace to undertake actions that would otherwise be prohibited by the terms of the Purchase Agreement or the occurrence of other events that would have a material adverse effect on Windrace’s business and would entitle 2020 to terminate the Purchase Agreement. In any of such circumstances, it would be discretionary on 2020, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for 2020 and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this proxy statement/ prospectus, 2020 does not believe there will be any changes or waivers that its directors and officers would be likely to make after stockholder approval of the Acquisition Proposal has been obtained. While certain changes could be made without further stockholder approval, 2020 will circulate a new or amended proxy statement/prospectus and resolicit its stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the stockholder vote on the Acquisition Proposal.

Voting control of the combined company by the Sellers and the New Windrace Investors following the Acquisition may limit your ability to influence the outcome of director elections and other matters requiring shareholder approval.

Upon consummation of the business combination, the Sellers, who include the chief executive officer of Exceed following the Acquisition, and the New Windrace Investors will collectively own approximately 51% of Exceed’s voting shares, which percentage could increase upon release of the Escrowed Shares and issuance of the Earn-Out Shares. Of these shares, between 19% and 23% will be beneficially owned by Lin Shuipan, the chief executive officer of Exceed following the Acquisition, and between 17% and 22% will be collectively owned by Windtech and Wisetech. These shareholders can control substantially all matters requiring approval by Exceed’s shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of Exceed or discouraging a potential acquirer from attempting to obtain control of Exceed, which in turn could have a material adverse effect on the market price of ordinary shares or prevent its shareholders from realizing a premium over the market price for their ordinary shares.

If 2020 is unable to complete the Acquisition of Windrace or another business combination by November 8, 2009, its corporate existence will automatically terminate and, it will be forced to liquidate. In such event, third parties may bring claims against 2020 and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $7.90 per share.

2020 must complete the Acquisition or another business combination with the target business by November 8, 2009, when its corporate existence will terminate and it will be required to liquidate if no business combination, including the Acquisition, were consummated by such date. In such event, third parties may bring claims against 2020. Although 2020 has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any claim of any kind they may have in any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of 2020’s public stockholders. Additionally, if 2020 is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in 2020’s bankruptcy estate and subject to the claims of third parties with priority over the claims of 2020’s stockholders. To the extent any bankruptcy or other claims deplete the trust account, there can be no assurance that 2020 will be able to return to its public stockholders at least $7.90 per share.

If 2020 is unable to consummate the Acquisition or another business combination with a target company, its public stockholders will be forced to wait until after November 8, 2009 before receiving liquidation distributions.

2020 has until November 8, 2009 to complete an initial business combination. It has no obligation to return funds to its public stockholders prior to such date unless it consummates an initial business combination prior thereto and only then in cases where public stockholders have sought conversion of their shares. Only after the expiration of this full time period will public stockholders be entitled to liquidation distributions if 2020 is unable to complete an initial business combination. Accordingly, public stockholders’ funds may be unavailable to them until such date.

The failure of Windrace to redeem the preferred shares held by Elevatech, an indirectly wholly owned subsidiary of The Goldman Sachs Group, Inc., in accordance with the terms agreed by the parties could have an adverse effect on the Acquisition.

On April 30, 2008, Windrace issued and allotted 2,500 preferred shares representing 2.5% of the issued share capital of Windrace to Elevatech, an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc., and Mr. Lin Shuipan and RichWise International Investment Group Limited, or RichWise, transferred an aggregate of 5,500 preferred shares representing 5.5% of the issued share capital of Windrace to Elevatech. Pursuant to a letter agreement dated May 8, 2009 among Windrace, Elevatech, Mr. Lin Shuipan and RichWise, all of the preferred shares will be redeemed upon the consummation of the Acquisition by Windrace in exchange for the issue of a promissory note by Windrace to Elevatech, providing for the payment by Windrace of (i) HK$306.2 million ($39.5 million and RMB272.5 million) as redemption price on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) US$1.0 million (RMB 6.9 million) as additional premium on June 30, 2010. The promissory note will constitute Windrace's payment of the full consideration for the redemption of the preferred shares. Following the issuance of the promissory note, the original terms of the preferred shares will be superseded by the terms of this promissory note. Hence, any provisions in the preferred shares, including those concerning the payment of accrued interest at an internal rate of return of 12%, will be of no further effect. Pursuant to the letter agreement, Elevatech also consented to Windrace’s entering into the Purchase Agreement and, subject to Windrace’s provision of additional information to Elevatech’s satisfaction, one or more other financing agreements with third-party investors.

If the Acquisition is not consummated by October 31, 2009, the letter agreement will have no further effect. Because the preferred shares cannot be redeemed at Windrace’s option, Elevatech will continue to be a preferred shareholder of Windrace, which may materially affect the successful consummation of the business combination for the following reasons:

•	Exceed’s control of Windrace will be subject to Elevatech’s rights as a preferred shareholder under the shareholders agreement dated April 30, 2008. The shareholders agreement, among others, will give Elevatech certain pre-emptive rights with respect to Windrace’s issuance of new securities and certain co-sale and pre-emptive rights with respect to Exceed’s transfer of its interests in Windrace.
•	The interests of the Sellers, 2020’s stockholders and the New Windrace Investors, if any, through Exceed will be structurally subordinated to the interests of Elevatech.
•	Elevatech will have the right to require Windrace to redeem the preferred shares if Elevatech holds any preferred shares and Mr. Lin Shuipan or RichWise transfers any shares they hold in Exceed prior to December 31, 2009.

There is no assurance that we will be successful in consummating the Acquisition prior to October 31, 2009. If Elevatech refuses to extend the term of the letter agreement to accommodate a later completion date, the uncertainty relating to the preferred shares held by Elevatech may prevent the completion of the proposed financing transactions by new third-party investors or the business combination altogether.

Activities taken by 2020, 2020’s existing stockholders or Windrace to increase the likelihood of approval of the Acquisition Proposal and other proposals could have a depressive effect on 2020’s stock and/or reduce the availability of operating capital for Exceed.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding 2020 or its securities, 2020, the 2020 Inside Stockholders, Windrace and Windrace’s shareholders and their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they or 2020 may enter into transactions with such persons and others to provide them with incentives to acquire shares of 2020’s common stock and vote the acquired shares in favor of the Acquisition Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the Acquisition Proposal at the meeting vote in its favor and that holders of fewer than 30% of the Public Shares vote against the Acquisition Proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on 2020’s stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting. See “2020’s Special Meeting —  2020 Inside Stockholders.” In addition, to the extent that 2020 makes such purchases, it will reduce the amount of money available from the trust account following the Acquisition and Redomestication that may be used by Exceed for working capital.

Because Windrace does not intend to pay dividends on its ordinary shares, stockholders will benefit from an investment in Windrace’s ordinary shares only if those shares appreciate in value.

Windrace has never declared or paid any cash dividends on its shares of common stock. After consummation of the Acquisition and the Redomestication, Windrace currently intends to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, Windrace does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of Windrace’s board of directors and will depend on factors Windrace’s board of directors deems relevant, including among others, Windrace’s results of operations, financial condition and cash requirements, business prospects, and the terms of Windrace’s credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of Windrace’s ordinary shares, and there is no guarantee that Windrace’s ordinary shares will appreciate in value.

BVI companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available with respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against Exceed judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against it, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature.

Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, the courts of the British Virgin Islands will recognize a foreign judgment as the basis for a claim at common law in the British Virgin Islands provided:

•	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;
•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;
•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;
•	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and
•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Under the laws of the British Virgin Islands, there is some statutory provisions for the protection of minority shareholders under the BVI Business Companies Act, 2004 (the “Act”). The principal protection under the Act is that shareholders may bring an action to enforce the Amended and Restated Memorandum and Articles of Association of Exceed. The Act sets forth the procedure to bring such a claim. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the Amended and Restated Memorandum and Articles of Association. Pursuant to Exceed’s constitutional documents, the company is obliged to hold an annual general meeting and provide for the election of directors. Companies are not obligated to appoint an independent auditor and shareholders are not entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that m ay be invoked (such rights have also now been given statutory footing under the Act; for further discussion of the rights of minority shareholders, see “2020 Redomestication — Rights of Minority Shareholders” beginning on page 98), largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene generally include the following, which are more limited than the rights afforded to minority stockholders under the laws of many states in the United States:

•	an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority;
•	acts that constitute fraud on the minority where the wrongdoers control the company;
•	acts that infringe on the personal rights of the shareholders, such as the right to vote; and
•	where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Being a foreign private issuer would exempt us from certain Securities and Exchange Commission requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Upon consummation of the Acquisition and the Redomestication we may be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. If we qualify as a foreign private issuer, we will be exempt from certain provisions applicable to United States public companies including:

•	The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;
•	The sections of the Securities Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Securities Exchange Act;
•	Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and
•	The sections of the Securities Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, our stockholders would not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Risks Relating to Tax Matters

There is a risk that Exceed could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Acquisition and the Redomestication, which could result in U.S. federal income tax liability to Exceed.

Section 7874(b) (“Section 7874(b)”) of the Internal Revenue Code of 1986, as amended, provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Redomestication, then Exceed, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Acquisition and the Redomestication as if Exceed were a domestic corporation.

Although it is anticipated that Section 7874(b) should not apply to treat Exceed as a domestic corporation for U.S. federal income tax purposes, due to the absence of complete guidance on how the rules of Section 7874(b) apply to the transactions contemplated by the Acquisition and the Redomestication, this result is not free from doubt. As a result, stockholders are urged to consult their own tax advisors on this issue. For a more detailed discussion of the foregoing, see “Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Redomestication — Tax Consequences to 2020 and Exceed.”

2020 may recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomestication, which may result in increased U.S. federal income tax liability to 2020.

It is anticipated that for U.S. federal income tax purposes, as to each of its assets, 2020 may recognize gain (but not loss) realized as a result of the Redomestication in an amount equal to the excess (if any) of the fair market value of such asset over such asset’s adjusted tax basis at the effective time of the Redomestication. Since any such gain will be determined based on the value of its assets at that time, the amount of such gain (and any U.S. federal income tax liability to 2020 by reason of such gain) cannot be determined at this time. Stockholders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the Redomestication. For a more detailed discussion of the foregoing, see “Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Redomestication — Tax Consequences to 2020 and Exceed.”

There is a risk that Exceed will be classified as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. holders of ordinary shares of Exceed.

Exceed may be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If Exceed were a PFIC for any taxable year during which a U.S. holder held its ordinary shares, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The actual PFIC status of Exceed for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance as to the status of Exceed as a PFIC for the current taxable year or any future taxable year. We urge U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed discussion of the foregoing, see “Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences to U.S. Holders of Ordinary Shares of Exceed — Passive Foreign Investment Company Rules.”

The tax disclosure included as part of this Registration Statement expresses uncertainty as to certain tax issues and does not address all tax issues, including those that are dependent on future facts or events.

Due to the absence of complete guidance as to how the transactions contemplated by the Acquisition and the Redomestication and other transactions discussed in the tax disclosure would be treated for U.S. federal income tax purposes, there is a degree of uncertainty as stated in the tax disclosure with respect to the U.S. federal income tax consequences of certain of the tax matters considered therein. Moreover, certain tax matters that are discussed in the tax disclosure are dependent on future facts or events, such as whether Exceed will be classified as a PFIC for U.S. federal income tax purposes following the Redomestication and Acquisition, and as to which no conclusion therefore can be expressed. Finally, no assurance can be given that positions contrary to those discussed in the tax disclosure may not be taken by the Internal Revenue Service (“IRS”) or a court considering the tax issues discussed in the tax disclosure. Accordingly, each stockholder is urged to consult its own tax advisor on the tax issues discussed in the tax disclosure and how they may relate to the holder’s particular circumstances. See “Material United States Federal Income Tax Considerations.”

2020’S SPECIAL MEETING

General

2020 is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of 2020’s stockholders to be held on  , 2009, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to 2020’s stockholders on or about  , 2009 in connection with the vote on the Acquisition Proposal, the Redomestication Proposal and the Adjournment Proposal. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on  , 2009, at [*], Eastern standard time, at [*].

Purpose of 2020’s Special Meeting

At the special meeting, 2020 will ask holders of its common stock to:

(1)	consider and vote upon a proposal to approve the Purchase Agreement, which, among other things, provides for the purchase by Exceed of all the issued and outstanding ordinary shares of Windrace from the Sellers — this proposal is referred to as the Acquisition Proposal;
(2)	approve the merger of 2020 with and into Exceed, a wholly-owned subsidiary of 2020 formed under the laws of British Virgin Islands for the purposes of redomestication of 2020 from the State of Delaware to the British Virgin Islands as part of the Acquisition — this proposal is referred to as the Redomestication Proposal; and
(3)	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, 2020 is not authorized to consummate the Acquisition and the Redomestication — this proposal is referred to as the Adjournment Proposal.

Recommendation of 2020 Board of Directors

2020’s board of directors:

•	has unanimously determined that the Acquisition Proposal is fair to and in the best interests of 2020 and its stockholders;
•	has unanimously approved the Acquisition Proposal;
•	has unanimously determined that the Redomestication Proposal is fair to and in the best interests of 2020 and its stockholders;
•	has unanimously approved the Redomestication Proposal;
•	unanimously recommends that 2020’s common stockholders vote “FOR” the Acquisition Proposal;
•	unanimously recommends that 2020’s common stockholders vote “FOR” the Redomestication Proposal; and
•	unanimously recommends that 2020’s stockholders vote “FOR” the Adjournment Proposal.

Interests of 2020’s Directors and Officers and Others in the Acquisition and the Redomestication

When you consider the recommendation of 2020’s board of directors in favor of approval of the Acquisition Proposal and the Redomestication Proposal, you should keep in mind that 2020’s directors and officers have interests in the Acquisition and the Redomestication (to the extent that the Redomestication is a condition to the Acquisition) that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the Acquisition is not consummated by November 7, 2009 or any other business combination is not consummated by November 8, 2009, 2020 will automatically be liquidated. In such event, the 1,875,000 Original Shares held by 2020’s directors and officers that were acquired before the IPO for an aggregate purchase price of $25,000 would be worthless because 2020’s directors and officers are not entitled to receive any of the liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $ based upon the closing price of $ on the NYSE Amex on , 2009, the record date for 2020’s special meeting.
•	Entities affiliated with 2020’s officers, directors and special advisors have also purchased 2,265,000 warrants (“Insider Warrants”) to purchase an aggregate of up to 2,265,000 shares of 2020’s common stock, for an aggregate purchase price of $2,265,000 (or $1.00 per warrant) pursuant to agreements with 2020 and Morgan Joseph and entered into in connection with 2020’s IPO. These purchases took place on a private placement basis simultaneously with the consummation of 2020’s IPO. All of the proceeds 2020 received from these purchases were placed in 2020’s trust fund. These Insider Warrants are identical to the warrants underlying 2020’s units, except that if 2020 calls the warrants for redemption, the Insider Warrants will not be redeemable by 2020 so long as they are held by these purchasers or their affiliates. Such warrants had an aggregate market value of $, based on the closing price of $ on the NYSE Amex on , 2009, the record date for 2020’s special meeting. All of the warrants will become worthless if the Acquisition is not consummated (as will the remainder of the public warrants).
•	If 2020 liquidates prior to the consummation of a business combination, 2020’s executive officers, one of its directors, Dr. Jianming Yu and certain entities controlled by our executive officers and Dr. Yu will be personally liable to pay debts and obligations to vendors and other entities that are owed money by 2020 for services rendered or products sold to 2020, or to any target business, to the extent such creditors bring claims that would otherwise require payment from monies in the trust account. Based on 2020’s estimated debts and obligations, it is not currently expected that such persons will have any exposure under this arrangement in the event of a liquidation.
•	Subsequent to the Board’s initial approval of the Acquisition Proposal, Windtech and Wisetech, for which Dr. Yu serves as one of the managing partners, entered into an investment agreement with Windrace to acquire Exceed ordinary shares upon the consummation of the Acquisition. If the Acquisition does not close, Windtech and Wisetech will be entitled to receive the amount they have invested in Windrace plus interest at a rate of 10% per annum payable by Mr. Shuipan Lin. Dr. Yu did not vote as a 2020 Board member on matters relating to the approval of the transaction with Windtech and Wisetech and the Supplemental Agreement and has agreed to recuse himself from further votes of the 2020 Board relating to the Acquisition.
•	2020 International Capital Group Limited, a company controlled by the directors and executive officers of 2020, has loaned 2020 $700,000 to cover its expenses in connection with the Acquisition and may make further loans for this purpose in the future. Such loans will be unsecured, non-interest bearing and will be repaid at the closing of the Acquisition. If the Acquisition is not consummated and 2020 is required to liquidate, such loans will not be repaid to 2020 International Capital Group Limited.
•	The underwriters in 2020’s IPO, including Morgan Joseph, will also be entitled to receive $2,415,000 of deferred underwriting commissions upon consummation of the Acquisition. Morgan Joseph has also entered into an agreement with 2020 to provide certain limited transaction advisory assistance with respect to the Acquisition, including, without limitation, consultations regarding the communication of the structure and strategy of the Acquisition with investors, assistance with scheduling road shows and other meetings with investors and the review of any presentations or press releases to be publicly filed with the SEC. Under the agreement, Morgan Joseph will be entitled to receive a fee of $250,000 upon consummation of the Acquisition.

Record Date; Who is Entitled to Vote

2020 has fixed the close of business on [*], 2009, as the “record date” for determining 2020’s stockholders entitled to notice of and to attend and vote at its special meeting. As of the close of business on [*], 2009, there were 10,500,000 shares of 2020’s common stock outstanding and entitled to vote. Each share of 2020’s common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with 2020, the 1,875,000 shares of common stock issued before the initial public offering and held by insiders at 2020 (the “2020 Inside Shareholders”) will be voted on the Acquisition Proposal in accordance with the majority of the votes cast at the special meeting on such proposal by the holders of all of the other outstanding shares of the common stock. The vote of such shares will not affect the outcome of the vote on the Acquisition Proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to 2020 but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker “non-votes” will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under applicable self-regulatory organization rules, your broker may not vote your shares on “non-routine” proposals, such as the Acquisition and the Redomestication Proposals. Since a stockholder must affirmatively vote against the Acquisition Proposal to have conversion rights, individuals who fail to vote or who abstain from voting on such proposal may not exercise their conversion rights. See the information set forth in “2020’s Special Meeting — Conversion Rights.”

Vote of 2020’s Stockholders Required

The approval of the Acquisition and the Adjournment Proposals will require the affirmative vote for the proposal by the holders of a majority of the Public Shares present in person or by proxy and entitled to vote on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Acquisition and the Redomestication Proposals. You cannot seek conversion unless you affirmatively vote against the Acquisition Proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the votes on these proposals.

The approval of the Redomestication Proposal will require the affirmative vote of the holders of a majority of 2020’s issued and outstanding common stock. Accordingly, abstentions and broker “non-votes” will have the same effect as a vote “AGAINST” the Redomestication Proposal.

Voting Your Shares

Each share of 2020 common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of 2020’s common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of 2020 common stock at the special meeting:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by 2020’s board “FOR” the Acquisition and the Redomestication Proposals and, if necessary, an Adjournment Proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.
•	You Can Attend the Special Meeting and Vote in Person. 2020 will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way 2020 can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify George Lu, 2020’s Chairman, Chief Executive Officer and President, in writing before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of 2020’s common stock, you may call Innisfree M&A Incorporated, 2020’s proxy solicitor, at () -.

Conversion Rights

Any of 2020’s stockholders holding Public Shares as of the record date who affirmatively vote their Public Shares against the Acquisition Proposal may also demand that such shares be converted into a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Acquisition. If demand is properly made and the Acquisition is consummated, these shares will be converted into a pro rata portion of funds deposited in the trust account plus interest, calculated as of such date.

2020’s stockholders who seek to exercise this conversion right (“converting stockholders”) must affirmatively vote against the Acquisition Proposal. Abstentions and broker non-votes do not satisfy this requirement. Additionally, holders demanding conversion must deliver their stock (either physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System) to 2020’s transfer agent after the meeting within the time period specified in a notice you will receive after the meeting from or on behalf of Exceed, which period will be not less than 20 days. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash.

If the holders of at least 2,587,500 or more Public Shares (an amount equal to 30% or more of the Public Shares) vote against the Acquisition Proposal and properly demand conversion of their shares, 2020 will not be able to consummate the Acquisition.

The closing bid price of 2020’s common stock on , 2009 (the record date for 2020’s special meeting) was $. The cash held in the trust account on  , 2009 was approximately $ ($ per Public Share). Prior to exercising conversion rights, stockholders should verify the market price of 2020’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. There can be no assurance that 2020’s stockholders will be able to sell their shares of 2020 common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in 2020’s securities when 2020’s stockholders wish to sell their shares.

If you exercise your conversion rights, then you will be exchanging your shares of 2020 common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the Acquisition Proposal, properly demand conversion and deliver your stock certificate (either physically or electronically) to 2020’s transfer agent after the meeting within the time period specified in a notice you will receive from or on behalf of Exceed, which period will be not less than 20 days.

Appraisal Rights

Stockholders of 2020 have appraisal rights in connection with each of the Acquisition Proposal and the Redomestication Proposal under the Delaware General Corporation Law. See “2020 Redomestication —  Appraisal Rights.” Stockholders who vote against the Acquisition Proposal and elect to convert their shares into cash will not have appraisal rights.

Proxy Solicitation Costs

2020 is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. 2020 and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.

2020 has hired Innisfree M&A Incorporated to assist in the proxy solicitation process. It will pay that firm a fee of $20,000 plus disbursements. Such fee will be paid with non-trust account funds.

2020 will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. 2020 will reimburse them for their reasonable expenses.

2020 Inside Stockholders

As of , 2009, the record date for 2020’s special meeting, the officers and directors of 2020, and certain entities controlled by them, beneficially owned and were entitled to vote 1,875,000 Original Shares. The Original Shares constituted 17.9% of the outstanding shares of 2020’s common stock immediately after the IPO (including shares of common stock issued pursuant to the exercise of the over-allotment option). The holders of the Original Shares have agreed to vote their Original Shares on the Acquisition Proposal in accordance with the majority of the votes cast by the holders of Public Shares. The 2020 Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. The Original Shares have no liquidation rights and will be worthless if no business combination is effected by 2020. In connection with the IPO, the 2020 Inside Stockholders entered into an escrow agreement pursuant to which their Original Shares will be held in escrow until six months after a business combination, subject to limited exceptions.

Actions That May Be Taken to Secure Approval of 2020’s Stockholders

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding 2020, Windrace or their respective securities, the 2020 Inside Stockholders, Windrace or affiliates of the 2020 Inside Stockholders or of 2020, Windrace or Exceed may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of 2020’s common stock or vote their shares in favor of the Acquisition Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the Public Shares present (in person or represented by proxy) and entitled to vote on the Acquisition Proposal vote in its favor and that holders of fewer than 30% of the Public Shares vote against the Acquisition Proposal and demand conversion of their Public Shares into cash where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, arrangements to protect such holders against potential loss in value of their shares, including the granting of put options, the transfer to such holders, shares or warrants owned by the 2020 Inside Stockholders for nominal value and the grant to such investors and holders of rights to nominate directors of 2020 or Exceed.

Any arrangements that are entered into may involve any or all of payment of significant fees, interest payments and issuance of additional Exceed shares to the persons providing the financing or other assistance in the transactions. As there have been no discussions with potential sellers, it is difficult to quantify what such fees or expenses might entail. We do not anticipate that such arrangements will be made in accordance with Rule 10b-18 under the Exchange Act.

Purchases pursuant to such arrangements ultimately paid for with funds in 2020’s trust account would diminish the funds available to Exceed after the Acquisition and the Redomestication for working capital and general corporate purposes. This may limit Exceed’s ability to internally finance its growth without raising additional capital from outside sources. In addition, such purchases could reduce the funds available to repay the portion of US$39.5 million owed by Windrace to Elevatech not repaid from the proceeds of the investment by the New Windrace Investors. Nevertheless, in all events, Exceed will pay the holders of all Public Shares that are properly converted and condition any payments for purchases under such arrangements on Exceed first satisfying its obligations to the holders of Public Shares that are properly converted or subject to such arrangements. As a result of the purchases that may be effected through such arrangements, it is likely that the number of shares of common stock of Exceed in its public float will be significantly reduced and that the number of beneficial holders of Exceed securities will also be significantly reduced. This may make it difficult to obtain the quotation, listing or trading of Exceed securities on the NASDAQ Capital Market or another national securities exchange.

Entering into any such arrangements may have a depressive effect on 2020’s stock. For example, as a result of these arrangements, a holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

The impact of any such arrangements on the financial statements of the combined companies will depend on the ultimate structure of the arrangements. To the extent that the arrangements result in the redemption of shares and, accordingly, a decrease in the number of outstanding shares, the arrangements could result in an increase in earnings per share. To the extent that the repurchases require payments by Windrace or by Exceed following closing of the arrangements, they would have the effect of decreasing net assets by reducing the available cash of Exceed.

If such transactions are effected, the consequence could be to cause the Acquisition to be approved in circumstances where such approval could not otherwise be obtained pursuant to the requirements set forth in 2020’s Form S-1. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Acquisition Proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of 30% or more of the Public Shares will vote against the Acquisition Proposal and exercise their conversion shares. To secure approval of the Acquisition Proposal and the Redomestication Proposal, it may be necessary to repurchase as much as 70% of the Public Shares, but there is currently no binding arrangement or agreement regarding such repurchase.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. The parties have engaged in preliminary discussions with certain current shareholders and prospective purchasers of shares from such investors or holders but have not entered into or agreed upon any definitive agreements.

We have, as a courtesy, provided assistance to an investor who identified itself to us as having obtained more than 5% of 2020’s outstanding common stock in making apprpropriate filings with the Securities and Exchange Commission with respect to such acquisition. No person affiliated with the 2020, Exceed, Windrace or Windtech or Wisetech offered such investor any inducement to purchase such shares or to vote such shares in any manner with respect to the Acquisition. We may provide similar assistance to stockholders that request it.

2020 will mail a supplement to this proxy statement/prospectus to its stockholders and file a current report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Acquisition Proposal or the conversion threshold. Any such supplement or report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CONSIDERATION OF THE ACQUISITION

2020 was formed on August 21, 2006 to serve as a vehicle to accomplish a business combination with an unidentified business in China. 2020 completed an initial public offering on November 7, 2007 and the concurrent sale of warrants in a private placement to certain affiliates of 2020. Morgan Joseph subsequently exercised its over-allotment option with respect to the offering. The offerings yielded gross proceeds to 2020 of approximately $68.2 million. Of these net proceeds, approximately $68.1 million were placed in a trust account. In accordance with 2020’s Certificate of Incorporation, the trust account will be released either upon the consummation of a business combination or upon the liquidation of 2020. 2020 must liquidate unless a business combination is consummated by November 8, 2009.

Since the completion of the initial public offering of the company in November 2007, management has looked at close to 30 potential projects in China. Management focus has been on unlisted companies which are sector leaders in fields ranging from healthcare, specialty chemicals, renewable energy, mining, real estate, construction, biotechnology to contract outsourcing. In December 2007, the management team commenced a review of Chinese companies which had just successfully completed initial public offerings in Hong Kong and the United States. This was to assess the state of the respective sectors in which those companies operated and more importantly, to identify unlisted peers of those companies which were potential candidates for a business combination. At the same time, the management team tapped its network of investment banking and private equity contacts to prepare a list of companies which were in the midst of doing filings for initial public offerings or which were considering a public markets capital raising.

This initial assessment resulted in a list of more than 50 candidates across a wide range of sectors. The management team conferred and decided to narrow down the list of candidates by excluding companies which did not have an offshore ownership structure. This decision was reached after taking into account the difficulties of obtaining Chinese regulatory approval in a timely manner for a business combination which was essentially an all-stock reverse merger of a Chinese enterprise. This still resulted in a list of over 30 potential candidates, and over a three month period from December 2007 to February 2008, the management team started to approach candidates to assess their suitability and willingness to form a partnership with 2020.

February 2008 Candidate

On or about February 19, 2008, the management team made contact with an investment banking associate and received information on an electronic manufacturing services (EMS) company which had attempted an initial public offering in late 2007. After receiving the EMS company’s prospectus, marketing materials and 2008 projections, 2020’s management team conferred and decided to proceed with a preliminary assessment of the EMS company. On or about February 25, 2008, the 2020 management team visited the EMS company’s headquarters and operations in China and engaged in a discussion of preliminary terms with the EMS company’s management and shareholders. After extensive discussions, 2020’s management team was asked to provide a summary of terms. On or about March 31, 2008, the 2020 management team met with the founder of the EMS company to finalize the 2020 initial proposal, and draft terms were provided to the EMS company on April 2, 2008. The EMS company’s management informed the 2020 team that it would commence discussions among the EMS company’s shareholders to obtain consensus on the 2020 initial proposal. Email and telephone exchanges during the two months of April 2008 and May 2008 were the primary forms of communication regarding amendment and revision to the 2020 initial proposal. In parallel, the 2020 management continued to request and receive information from the EMS company for the purpose of assessing the suitability of the EMS company for a business combination with 2020.

By the end of June 2008, the EMS company’s management and 2020’s management team had made substantial progress on discussions over the transaction structure. On or about July 17, 2008, the EMS company and the 2020 management team finalized a non-binding term sheet, which was signed on or about July 21, 2008. Throughout this time, due diligence on the EMS company continued with weekly updates from the EMS company and its advisors. On or about August 8, 2008, 2020 convened a board meeting to discuss a potential combination and to seek approval to commence drafting of documentation for the project. With the board’s approval, counsel for 2020 was formally engaged to start on the documentation for the transaction. A draft agreement was circulated on August 14, 2008. From the second half of August 2008 to late September 2008, due diligence continued alongside the amendment of the draft agreement. By October 2008, however, market conditions had severely deteriorated and 2020 management team assessed that it would be difficult to effect a business combination under the then agreed commercial terms. On or about November 5, 2008, the 2020 management team conveyed the difficulty of effecting a transaction under the current terms and suggested either waiting for the market to recover or assisting the EMS company with raising private equity funding. Since that correspondence, 2020 management referred third party investment banks to assist the EMS company with alternative fund raising solutions.

March 2008 Candidate

Throughout the discussions with the EMS company and prior to entering into any exclusivity arrangement with such company, the 2020 management team continued to evaluate other candidates in different sectors. On or about March 8, 2008, the 2020 management team was introduced to a leading Chinese healthcare company which was seeking a listing on a U.S. stock exchange. On or about March 11, 2008, one of the 2020 directors met with the company’s management at their Hong Kong office. The company is a leading specialty healthcare provider which had attempted a listing on a U.S. stock exchange in late 2007. The then underwriter was of the view that market sentiment was not conducive for an initial public offering and advised against proceeding with the offering. The company’s management was interested in transacting with a special purpose acquisition company (“SPAC”) which had between US$70 – 100 million in proceeds. After due assessment of the market, 2020 management concluded that the company operates in a highly regulated specialized healthcare sector in China, and there is a significant commercial advantage if the company can rapidly deploy funds raised in the capital markets to consolidate its leading position. 2020 management conferred on or about March 13, 2008 and decided to engage the company’s management.

On or about March 14, 2008, 2020 management met with the company and its financial advisor to discuss indicative terms. During the second half of March 2008, the 2020 management team received materials from the company relating to its previous listing attempt and commenced initial due diligence. Emails were exchanged to clarify points raised in the course of such investigation. On or about April 11, 2008, the 2020 management team met with the company at its Beijing headquarters. A draft letter of intent was prepared by both sides and the company requested 2020 to allow it time to communicate the 2020 proposal to its shareholders. On or about April 15, 2008, 2020 and the company entered into the non-binding letter of intent. After further discussions with company management in the second half of April, 2008, it decided to engage counsel to commence work on a formal term sheet. On or about May 6, 2008, a kick-off meeting was held in Hong Kong to discuss the terms as well as the transaction timetable. Between May 8, 2008 and May 14, 2008, the two sets of counsel worked with the company and 2020 to prepare a term sheet.

One key unresolved commercial issue during the discussions related to the composition of the board after the completion of the business combination. On May 16, 2008, the 2020 management team and its advisor received a message from the company to postpone further discussion until the company had reached internal consensus on the outstanding issue. On May 19, 2008, 2020’s counsel reminded all parties that the original “good faith” exclusivity period in the letter of intent would expire on May 21, 2008. On May 21, 2008, the 2020 management team, after taking into consideration the importance of the outstanding issue with the company and the other potential opportunities it was being invited to look at, decided to set aside this transaction pending resolution of the outstanding issue and refocus its attention on the EMS company and other potential targets.

October 2008 Candidate

When the 2020 management team observed that market conditions had deteriorated in the EMS sector and upon the expiration of the exclusivity arrangement with the EMS target, the team started to explore other sectors which may yield suitable targets for a business combination. For the entire month of October 2008, the team explored potential opportunities in the mining, engineering material and heavy machinery sectors, including visiting sites where such enterprises were located and interviewing management teams. Although none of those enterprises were considered suitable by the 2020 management team, the team was introduced to a potential opportunity in the specialty chemicals sector by a business associate in the course of those discussions. On October 20, 2008, the 2020 management team received a draft prospectus relating to a specialty chemicals company which had considered an initial public offering on the Stock Exchange of Hong Kong in mid 2008. As market conditions deteriorated, the company’s underwriter advised that the company postpone its listing plans until market conditions improved. After a review of the draft prospectus, the 2020 management team assessed there was a potential transformational opportunity in this company and decided to initiate contact with the company’s management.

On October 25, 2008, members from the 2020 management team visited the company’s headquarters and plant at its Northeast China location. The 2020 team interviewed the chairman and majority shareholder to understand the business sector as well as to validate the potential transformational opportunity. On the same visit, the 2020 team interviewed plant operational personnel so as to ascertain the capacity and utilization of the company’s operations. At the visit, the team identified a potential intellectual property issue as the plant employed foreign technology, and was assured that the relevant confirmations and licenses could be procured with little difficulty. After the conclusion of the visit, the 2020 management team commenced separate investigations into the viability of the transformational opportunity by speaking with independent third party experts in the sector. Initial conclusions were promising and on October 29, 2008, the 2020 management team provided an indicative proposal on the approach to the transaction.

On November 6, William Sharp, one of the 2020 directors, visited the company’s headquarters and spoke with both the company’s chairman and the plant manager. After the visit, the 2020 management team conferred and concluded there was sufficient confidence in the strength of the business as well as the potential transformational opportunity. A term sheet was signed on November 9, 2008 and third party advisors were engaged to commence formal due diligence. On November 26, 2008, a special board meeting was convened to, among other things, ratify the provisions of the term sheet. Ratification was obtained and work commenced on preparing a draft sale and purchase agreement. In parallel with the due diligence work as well as the drafting, the 2020 management team liaised with intellectual property holders of a domestic technology which would underpin the transformational strategy which the 2020 team had in mind. On December 9, 2008, counsel to 2020 advised there were potential issues relating to the statutory records of the company’s operating subsidiary. Between December 10, 2008 and December 22, 2008, counsel to 2020 exchanged correspondence and documentation relating to the company’s operating subsidiary, and it was discovered that, contrary to initial representations by the company’s management, there was a pledge over the common shares of the company’s operating subsidiary. From December 23, 2008 to December 31, 2008, the 2020 management team assessed if there was any alternative to the sale and purchase structure in order for the transaction to proceed. Ultimately, it was decided that there was substantial risk for the transaction as long as the pledge over the common shares of the company’s operating subsidiary remained. On February 7, 2009, the 2020 management team informed the company that it considered the previous arrangements suspended indefinitely pending resolution of the pledge. On February 23, 2009, the 2020 management team informed the company that it considered the previous arrangements terminated.

The Current Target

As the 2020 management team was assessing the risk profile of the proposed transaction with the specialty chemicals company relating to, among other things, the material misrepresentation by its management and shareholders over the undisclosed share pledge, which invalidated all previous arrangements between 2020 and the specialty chemicals company, a decision was made on or about December 15, 2008, to explore alternative sectors. On or about December 20, 2008, the 2020 management team was invited to look at a potential opportunity relating to Windrace, which had attempted to list on the Hong Kong Stock Exchange in 2008. Windrace obtained approval of the Hong Kong Stock Exchange to initiate the Hong Kong retail offering in June 2008. Due to market conditions, Windrace decided on July 2, 2008 not to proceed with the initial public offering. The company is in the sports and leisurewear sector serving domestic consumer demand, which was a macro-economic theme which the 2020 management team felt was relevant to the current economic situation. The opportunity was introduced by a business associate who was familiar with one of the company’s institutional investors, RichWise. The actual introduction to RichWise took place via telephone on or about December 2, 2009. On January 7, 2009, a member of the 2020 management team visited RichWise’s office in Shenzhen, China, to explore the possibility of a business combination with Windrace. During the visit, the background of 2020 was explained to RichWise, together with its transformational investment strategy. RichWise expressed interest in assisting 2020 in exploring a partnership with Windrace. The RichWise team provided a sector overview of the China sporting goods industry, together with a brief analysis of Windrace’s positioning in this sector. Between January 9, 2009 and January 15, 2009, the 2020 management team received from Windrace materials relating to the business. After a careful review of the materials, the 2020 management team concluded that there was a transformational opportunity and RichWise was asked to facilitate a face-to-face meeting with Windrace’s management. Neither Richwise nor the business associate who introduced the 2020 management team to Richwise, nor any other party, has been paid, or is entitled to, any finders fee in connection with the Windrace opportunity.

On January 16, 2009, George Lu, chairman, chief executive officer and president of 2020, visited Windrace’s premises in Jinjiang, Fujian Province, China. Mr. Lu met with Mr. Shuipan Lin, the founder, chairman of the board and chief executive officer of Windrace, as well as the principals of RichWise, Mr. Kenry Shi and Mr. Jeff Huang. At the meeting, Mr. Lin described how he had established Windrace in 2001 as a branded sporting goods company to capitalize on a market opportunity for sportswear in tier 2 and tier 3 cities in China that focused on comfort, functionality and value. Mr. Lin had observed that there was a market demarcation between the domestic sporting brands which competed with the international brands in the tier 1 cities and the domestic sporting manufacturers which provided contract outsourcing services or engaged in wholesale of products without branding. When asked by Mr. Lu how he intended to distinguish himself from both sets of competitors, Mr. Lin replied that Windrace emphasized research and development, partnering with the Chinese Academy of Sciences and the China Institute of Sport Science under the General Administration of Sport of China, in addition to brand management strategies employed by foreign brands in China. Mr. Lin also informed Mr. Lu that Windrace had attempted an initial public offering on the Stock Exchange of Hong Kong in the second half of 2008 with Goldman Sachs and KGI as joint underwriters. At the time of the attempted Hong Kong Stock Exchange listing, the proposed valuation of the company, including the proceeds from the initial public offering, would have ranged between HK$2.76 billion (approximately US$353.8 million) and HK$3.96 billion (approximately US$507.7 million). The offering did not succeed because market conditions had severely deteriorated in the week before Windrace was due to price its securities. Goldman Sachs, through Elevatech, had also invested in Windrace prior to the attempted initial public offering for a sum of HK$306.2 million to acquire the preferred shares.

Mr. Lu had the opportunity to review the production lines of Windrace and speak with the other key management of Windrace. As part of business due diligence, Mr. Lu and other members of the 2020 management team visited the locations of Windrace’s domestic competitors which were largely located in the same city, as well as the retail stores of the leading domestic brands and Windrace’s store which were located in the city. After returning from the visit, Mr. Lu convened an internal discussion with the management team of 2020 on or about January 17, 2009 regarding the suitability of Windrace for a business combination with 2020. A key factor was whether Windrace had at least one of the following characteristics:

•	A domestic leader in its respective market segments
•	High quality and integrity of the management team
•	Possessing a clear business plan for the next 3 to 5 years

After due consideration, the 2020 management team concluded that Windrace possessed all of the above characteristics and a decision was made to engage Windrace further. On January 18, 2009, 2020 provided to Windrace, through RichWise, a summary of the discussions with Windrace at the January 16, 2009 meeting. Among other things, the summary highlighted:

•	All parties agreed that a U.S. listing would benefit Windrace by enhancing operational strengths, boost working capital and provide long term access to the capital markets
•	Given the preferred shares carried a right to convert into interest-bearing debt at the end of December 2009, it would be imperative for all parties to come to a consensus on a solution to address the potential conversion and the resulting requirement for cash outflow
•	Taking into consideration the joint underwriters’ analysis during Windrace’s last attempt at an initial public offering, any business combination with 2020 would not likely have a valuation which exceeded the price range indicated in its prior IPO attempt on a fully diluted basis, and at the same time Windrace would need to commit to stable and robust compound annual growth between 2009 and 2011, preferably at or around 30% to be regarded as a quality listed company

•	Given the potentially dilutive effects of the 2020 warrants, Windrace would explore various means to repurchase the warrants with a view to cancelling them upon Closing
•	2020’s management team and Richwise would, working independently or through third party financial advisors, attempt to find strategic co-investors in Windrace in order to, among other things, finance the redemption of its preferred shares and to carry out strategic transformational initiatives
•	All parties committed to a consensus on the key issues on or before January 23, 2009

On January 19, 2009, Mr. Lu met with Mr. Shi in Shenzhen and both parties agreed on the importance of resolving the issue relating to the preferred shares. Possible solutions were discussed, including but not limited to:

•	The substitution of the preferred shares at Closing with common shares of 2020 at a revised valuation
•	The redemption of the preferred shares using cash invested by strategic co-investors in Windrace
•	The redemption of the preferred shares using cash from the trust account in 2020 after the Closing
•	Any combination of the foregoing

At the meeting, RichWise and Windrace indicated their desire to exclude 2020 from their discussion with the preferred shareholder given that it was not an original party to the investment relating to the preferred shares. RichWise agreed to assist Windrace in discussions with Elevatech and to update 2020 on any developments relating to the issue. 2020 indicated and both parties agreed that a satisfactory resolution to the redemption of the preferred shares from Elevatech would be a pre-requisite prior to 2020 and Windrace entering any binding commercial agreement.

From January 20, 2009 to January 31, 2009, Windrace continued to provide materials relating to its business to 2020 for due diligence. At the same time, 2020 commenced investigations into market rumors and allegations in the media relating to Windrace’s IPO during its attempted initial public offering in the second half of 2008. The 2020 management team obtained the Chinese legal opinion relating to the Hong Kong offering which, among other things, addressed the legal, taxation and regulatory compliance of Windrace’s operations in accordance with Chinese law. The team also had the opportunity of talking with Windrace’s Chinese legal advisor for the Hong Kong offering. The team separately spoke with Windrace’s auditors for the Hong Kong offering as well as certain members of the underwriters involved in the Hong Kong offering. In addition, the 2020 management team requested and was given full access to a data room of Windrace to conduct documentary due diligence. In the course of such documentary due diligence, 2020 and its advisors were given access to the underlying licenses, permits, receipts and official statements which formed the basis of the Chinese legal opinion as well as the conclusions in the audited financial statements relating to the Hong Kong offering. After consulting with 2020’s own advisors, the management team of 2020 concluded that there were no material issues relating to the market rumors and allegations and it was the deterioration of the general market conditions which had led to the cessation of the previous attempt at a Hong Kong listing. Therefore, on or about January 30, 2009, 2020’s management team introduced Crowe Horwath to Windrace as a potential auditor on behalf of Windrace for the Acquisition and discussions commenced as to the most efficient way of conducting the audit. It was agreed that the audit of Windrace would be undertaken under IFRS, with 2020 to provide pro forma financial information under United States Generally Accepted Accounting Principles (“U.S. GAAP”).

On or about February 2, 2009, the management team of 2020 conferred on the initial valuation of the transaction and decided to propose the following terms to Windrace:

•	The total valuation for the entire shareholding in Windrace would be 6 times of the estimated 2008 earnings of Windrace including a portion of the consideration held in a three-year escrow and an earn-out with committed three-year business performance targets
•	The consideration would be in the form of common shares of 2020 with restrictions to facilitate the earn-out mechanism and no cash would be paid out as a result of the Acquisition

•	At Closing, a portion of the consideration would be released to the shareholders of Windrace, comprising one tranche for the owner of the preferred shares or their replacement shareholder (to be released in full without any restrictions) and another tranche for the other shareholders (a portion of their total entitlement subject to a standard six month lock-up)
•	The balance of the consideration would be held in escrow and released at the end of the audit cycles of each of 2009, 2010 and 2011 in a ratio of 60%, 30% and 10% of the total outstanding balance, respectively
•	Given the rights attached to the preferred shares, it would be necessary for Windrace to either have Elevatech be a signatory to any agreement relating to the Acquisition or for Elevatech to suspend its rights attached to the preferred shares pending Closing

The foregoing terms were forwarded by 2020 to Windrace via RichWise on or about February 3, 2009. In the meantime, RichWise and 2020 assisted Windrace in drawing up a short list of legal advisors to work on the Acquisition on behalf of Windrace on February 5, 2009. On or about February 9, 2009, Mr. Lin indicated he was satisfied with the initial terms proposed by 2020. To proceed with the transaction, he agreed to finalize the appointments of both auditor and counsel for the Acquisition no later than the following week. On or about February 19, 2009, the 2020 management team drew up a short list of potential strategic co-investors with a view to inviting them to assess the business opportunity relating to Windrace and the Acquisition and to facilitate the resolution of the issue relating to the preferred shares.

On February 23, 2009, Mr. Lu had a discussion with Mr. Lin at the headquarters of Windrace in Jinjiang regarding the future plans of Windrace and the use of proceeds from the Acquisition and any potential strategic co-investment. Mr. Lin outlined the evolution of the Chinese sporting goods sector from a purely contract manufacturing role to three distinctive branded business models. In all three models, Windrace engaged in the wholesale of their products to distributors which had no equity relationship with the wholesaler. This was a channel which was first established in 2004 and had since been replicated across China. Where each model differed was its ownership of the brand and approach to manufacturing. The first model was typified by a company which managed its own sporting brand and outsourced all of its manufacturing to third parties. The second model was typified by a company which licensed and managed a sporting brand from an overseas brand owner, and also outsourced all of its manufacturing to third parties. The third model was typified by a company which managed its own sporting brand and continued to manufacture a substantial portion of its products through an integrated approach.

Mr. Lin expressed that Windrace currently implemented the third model, but there was a market opportunity to create a hybrid model by licensing an overseas brand to create market segmentation among Windrace’s product offerings. Windrace had been in non-exclusive discussions with an independent fund which had expressed intention in investing in Windrace and/or assisting it in seeking an overseas sporting brand. Mr. Lu observed that Windrace’s product offerings were dominant in tier 2 and tier 3 markets and having an overseas sporting brand would help Windrace to access the tier 1 market. This was in line with the transformational strategy which the 2020 management team had identified for Windrace and Mr. Lin agreed that it would be a priority of Windrace upon completion of the Acquisition. Mr. Lin and Mr. Lu further discussed specific ideas for the future direction of the current brand as well as certain key design characteristics of any new brand to be acquired or licensed from overseas brand owners. At the conclusion of the discussions, Mr. Lin and Mr. Lu agreed that having a listed status would facilitate many of the strategies which Windrace had in mind to expand the business.

On or about February 25, 2009, Mr. Lu arranged for a delegation from Morgan Joseph to attend a meeting hosted by Mr. Lin. At the meeting, Mr. Lin, through an interpretation provided by Mr. Lu, explained Windrace’s history and its strategy for the future direction of the business. Following the meeting, and based on a determination that Windrace’s listed peers were trading in a band between 10 to 15 times 2009 projected earnings, Mr. Lu explored the possibility of structuring the payment of consideration to Windrace’s shareholders such that the effective post-money valuation at Closing would be at an acceptable discount to Windrace’s listed peers. In addition, Mr. Lu believed that by having further payments contingent on Windrace’s performance, it would help ensure that the post-money valuation of Windrace remained competitive with its listed peer group throughout the next three audit cycles. Mr. Lu conferred with the 2020 management team on the key commercial terms which would be incorporated into the draft sale and purchase agreement relating to the Acquisition.

On March 2, the 2020 management team was informed by Windrace that Mr. Lin and RichWise had met with Elevatech in Hong Kong to discuss the matter of the preferred shares. Mr. Lin reported that Elevatech had expressed support for Windrace and was willing to work with Mr. Lin and the Windrace management to arrive at a mutually beneficial solution. The 2020 management team was further informed that Windrace and RichWise would continue to discuss with Elevatech on various proposals relating to a resolution of the preferred shares issue, and would keep the 2020 management team updated of any key developments.

After referencing the previous terms discussed between 2020 and Windrace on February 3, 2009, the 2020 management team decided to establish the following key commercial propositions:

•	After a review of the ownership structures of privately-owned Chinese companies listed in the U.S., the 2020 management team concluded that it would be acceptable for the founders and management to continue to hold 35% to 45% of Windrace on a fully-diluted basis upon the completion of a structured three-year earn-out. This was to be achieved after the completion of the 2011 audit cycle provided that Windrace achieved all of its performance targets. Based on assumptions as to the amount invested by strategic co-investors at or before Closing, assumptions as to the redemption of shares of 2020 common stock by 2020 shareholders prior to Closing and assuming no changes in the capital structure post Closing, the 2020 management team calculated that the total issuance of slightly more than 17 million common shares at a price of approximately US$7.94 per share to the original shareholders of Windrace would achieve the target ownership percentage
•	Windrace informed 2020 that as initial discussions between Elevatech and Windrace indicated that Elevatech did not wish to remain as investors in Windrace post Closing, it was imperative that Windrace worked with Elevatech to address the rights attached to the preferred shares before the signing of any legally binding agreement relating to the Acquisition. In the event that Elevatech wished to redeem its preferred shares in full, the source of the funds would be either the trust proceeds of 2020 or funding from strategic co-investors
•	Given the fact that Windrace was operating in a sector which already had a listed peer group, it would be necessary for the total issuance of shares to the original shareholders of Windrace be structured as an earn-out subject to the achievement of certain performance targets. At the same time, the 2020 management team was advised that the total issuance of non-contingent shares to the original shareholders of Windrace and the replacement shareholders of the preferred shares, if any, had to comprise not less than 51% of the issued and outstanding shareholding of 2020, in order to qualify for reverse merger accounting. Taking into account the foregoing, the 2020 management team proposed that 2,750,000 shares be issued to the original shareholders of Windrace at Closing, together with 5,227,045 shares to be issued as replacement shares for the preferred shares. The balance of the consideration shares would be held in an escrow account, to be released at each of the 2009, 2010 and 2011 audit cycles subject to the achievement of certain performance targets
•	Based on the 2020 Management team’s experience regarding the market’s expectation of growth in Windrace’s sector, the 2020 management team, in consultation with Windrace, proposed that the annual performance targets would be equivalent to a compound annual growth rate of 30% from the 2008 earnings of Windrace, as adjusted for certain acquisition related one-off expenses and any accounting impact from the preferred shares. Effectively, Windrace had to commit to the achievement of minimum earnings targets for each of the 2009, 2010 and 2011 audit cycles. Given the weakness in the global economy and the resultant uncertainty on China’s export-oriented economy, as well as the consensus among equity analysts in Windrace’s sector that average growth would be between 15% to 20%, the 2020 management team concluded that a compound annual growth rate of 30% was a sufficiently desirable growth target
•	In past discussions with Mr. Lin, the 2020 management team was asked to consider maintaining the ratio of 60%, 30% and 10% in terms of the release of contingent shares from the escrow account as discussed in early February 2009, provided the relevant performance targets were achieved. Taking into account that Windrace and its original shareholders were willing to commit to a minimum growth schedule, the 2020 management team proposed to maintain the ratio which was discussed in February 2009

On or about March 6, 2009, the foregoing propositions were conveyed to Mr. Lin by Mr. Lu. Mr. Lin agreed to the proposed terms and a draft sale and purchase agreement was circulated to all parties based on the commercial understanding. On March 9, 2009, a formal third party meeting was held in the offices of Richwise in Shenzhen. In attendance were Mr. Lin, Mr. Lu, Deacons (Hong Kong counsel for 2020), Jones Day (U.S. and Hong Kong counsel for Windrace), Jingtian (Chinese counsel for Windrace), Crowe Horwath and certain members of the management teams of both Windrace and 2020. The agenda for the meeting was as follows:

•	Agreement on the steps needed to finalize the accounting treatment for the Acquisition
•	Discussion on the main commercial terms for the benefit of counsel who would be responsible for drafting the documentation relating to the Acquisition
•	Timeline relating to the Acquisition assuming Windrace could produce a timely resolution to the issue relating to the preferred shares
•	Finalization of the working group for the Acquisition

At the conclusion of the March 12, 2009 meeting, Mr. Lin indicated to Mr. Lu that would be imperative for Windrace to find co-investors to satisfy the cash payments to Elevatech and he would be willing to concede to the valuation as he indicated to Elevatech in their prior meetings and Mr. Lu expressed his support. Mr. Lu further indicated that he would follow up on the introduction of potential co-investors to Windrace. Mr. Lin said he would be willing to host meetings at Windrace’s headquarters for any interested parties in the coming weeks.

Between March 16, 2009 and March 24, 2009, counsel for Windrace and 2020 continued to exchange comments and correspondence relating to the draft Purchase Agreement. The 2020 management team participated in such discussions on a as-needed basis to clarify commercial points which were agreed with Windrace and its shareholders.

On March 25, 2009, Mr. Lin informed Mr. Lu that he had a second meeting with Elevatech in Hong Kong. At the meeting, Mr. Lin reported that Elevatech was willing to convert the principal value of its preferred shares into debt, which was to be repaid before the end of 2009. However, Elevatech indicated it would like to receive interest to represent their cost of capital and would have further discussions internally before reverting to Windrace on the amount. Mr. Lin replied he was open to discussions on this issue and nominated Mr. Shi from RichWise to negotiate on behalf of Windrace. On the same day, Mr. Lu and Mr. Lin met in Shenzhen and discussed refinements on the commercial terms of the Acquisition which had been gradually incorporated into the legal language of the draft Purchase Agreement. Mr. Lin had mentioned that he understood that with the current uncertainty in the capital markets, it was impossible for Windrace to achieve the same valuation it may have had if it had successfully listed a year ago, but at the same time, in light of the aggressive performance targets to which Windrace was willing to commit, he asked Mr. Lu to consider an additional consideration for the original shareholders if Windrace met its final audit cycle target. Mr. Lu conferred with the 2020 management team and after due consideration, agreed with Mr. Lin that an additional issuance of 2,212,789 shares shall be made to the original shareholders of Windrace (excluding the replacement shareholders for the preferred shares) if Windrace met its final 2011 audit cycle target at or around March 2012. Mr. Lu’s conclusion was based on the fact that the issuance represented a small part of the overall capital of 2020 by or around March 2012, which is when the additional issuance may be made, and it would serve to further align the interest of the Founders (which comprise the largest portion of the issuance) with the other shareholders.

Between March 27, 2009 and March 30, 2009, Mr. Lin organized a trip for Mr. Lu to meet with Windrace’s distributors in Xi’an and Hefei and also to meet with Windrace’s research and development partner, a Chinese Science Academy Institute based in Hefei. The meeting with the Xi’an and Hefei distributors was extremely helpful for Mr. Lu in understanding the business dynamics of selling a branded sportswear products in tier 2 and tier 3 cities, especially since Mr. Lu had the opportunity before the meeting to visit and assess the retail stores belonging to Windrace’s peers. The visits and the meeting helped to validate the 2020 management team’s assessment of the importance of having highly motivated distributors and retail owners to promote the wholesaler’s products. In this regard, Windrace had immense potential as it offered comparatively higher margins to its distributors, and in terms of store management and location coverage, it was not obvious that Windrace’s listed peers had any distinct advantage over Windrace. The visit to the Chinese Science Academy was also helpful to understand Mr. Lin’s emphasis on using science and technology to improve functional sportswear to China’s mass market at competitive prices. Mr. Lu met with Professor Sun, who introduced some of the innovations which his institute was currently exploring with Windrace on an exclusive basis.

From April 1, 2009 to April 5, 2009, the 2020 management team continued to work with the various counsel to further refine the draft Purchase Agreement. On April 6, 2009, Mr. Lu met with Mr. Lin in Shenzhen to discuss progress on a potential overseas licensing arrangement, the preferred shares issue as well as to meet with the distributor of the Guangdong province. Mr. Lin indicated that he had an interest in certain foreign brands which could be successful in the China market and had asked an intermediary to look into possibilities of cooperation with those brands and asked Mr. Lu to represent him and Windrace in those discussions. On the preferred shares issue, he reported that RichWise had made good progress in discussions with Elevatech and the only outstanding issue was over the amount of interest and the timing of payment. Mr. Lin then introduced the Guangdong distributor to Mr. Lu and mentioned that Guangdong province, being one of the wealthiest areas in China, was a key location for future launch of any overseas brand managed by Windrace. Mr. Lu had a constructive discussion with the distributor on the market segmentation between tier 1 cities and the rest of China.

From April 7, 2009 to April 13, 2009, the 2020 management team divided its attention between finalizing the draft Purchase Agreement (pending resolution of the preferred shares issue) and further diligence. On April 14, 2009, Mr. Shi from RichWise informed Mr. Lu that Elevatech had reached preliminary agreement with Windrace on the timing and amount of payments relating to the preferred shares, and Windrace intended to have Elevatech meet with Windrace’s counsel that week to finalize a set of terms relating to the preferred shares. On the same day, Mr. Lu had a discussion with Morgan Joseph in order to plan a working schedule for the announcement of the transaction, the filing of the proxy statement, and the preparation of presentation materials and for Morgan Joseph to schedule meetings for the Windrace management team, as well as related travel visa issues. At the same time, counsel for 2020 and Windrace continued to exchange correspondence on the drafting of the sale and purchase agreement. In parallel, the 2020 management team began to finalize the analysis of the accounting treatment for the Acquisition under IFRS.

On April 16, 2009, 2020 was informed by RichWise that it had convened a discussion with Elevatech to formally commence drafting a set of terms which would form the basis for a binding memorandum of understanding relating to the preferred shares. Elevatech informed Windrace that it was retaining its own counsel to participate in this process. The agreed intention was for a draft set of terms to be ready and circulated on April 19, 2009. On April 18, 2009, the 2020 management team finalized its analysis of the accounting treatment for the Acquisition under IFRS, and counsel was instructed to prepare the appropriate revisions to the draft sale and purchase agreement. On the same day, the 2020 management team commenced working with Windrace on its corporate presentation, which would form the basis for the presentation which would eventually be filed with the SEC upon the announcement of the Acquisition.

On April 20, 2009, Windrace informed 2020 that it had sent the first draft of the set of terms to Elevatech for their review. Elevatech requested a discussion between Windrace’s counsel and their own counsel on the draft, and a teleconference was held on April 23, 2009 during which Elevatech proposed some revisions. Windrace’s counsel conferred and reverted with a revised draft which was sent to Elevatech on the same day. On April 24, 2009, after taking into account the progress of discussions with the shareholders of Windrace and Windrace’s discussions with Elevatech, Mr. Lu called for a special meeting of the Board to review and approve the terms of the potential acquisition of Windrace, to be held on May 4, 2009. From April 25, 2009 to April 29, 2009, the 2020 management team continued to work with Windrace and counsel to finalize the equity purchase agreement. Work also commenced in parallel on the preparation of the draft of the proxy statement, the first draft of which was circulated to all parties for comments on April 29, 2009.

On April 29, 2009, Seyfarth circulated materials for the proposed Board meeting on May 4, 2009. The materials included:

•	An agenda for the meeting
•	The proposed resolutions
•	The most recent draft of the Purchase Agreement
•	The most current draft of the proxy statement
•	Press release relating to the proposed Acquisition
•	Corporate presentation relating to Windrace and the proposed Acquisition

On the same day, 2020 was informed by Windrace that it had progressed in discussions with Elevatech and was close to agreeing on a set of terms for the proposed redemption of the Elevatech preferred shares.

The Board Meeting

On May 3, 2009, the Board of 2020 met by telephone conference to discuss and approve the proposed acquisition of Windrace. The meeting opened with Seyfarth confirming that all board members were in attendance. It was then confirmed that all the board members had received the materials previously circulated to them on April 29, 2009 and had the opportunity to review such materials. George Lu then opened the meeting with a discussion of the transaction structure. Referring to the draft corporate presentation, Mr. Lu stated that the transaction would be structured as an all-stock acquisition, with common stock to be issued and released to the Sellers subject to the achievement of certain performance targets in each of the three fiscal years ended December 31, 2011. The aggregate consideration to be paid to the Sellers consists of a total of 17,008,633 ordinary shares of Exceed to be issued at closing. A significant portion of these shares would be held in an escrow account pending the completion of performance targets, but 8,236,356 shares would be released into circulation at closing to the Sellers, assuming the maximum amount of Public Shares were converted into cash. Mr. Lu explained that if Windrace brought in New Windrace Investors before the closing, the 8,236,356 shares released to the Sellers at closing from the escrow account would decrease by the number of shares issued to the New Windrace Investors. Shares issued to the New Windrace Investors would be in addition to the aggregate 17,008,633 Exceed shares issued to the Sellers, as any such new investors would be contributing additional capital to Windrace, 2020’s management did not believe that any such investment would substantially alter 2020’s analysis of the value of Windrace. Also outstanding at the conclusion of the Acquisition would be the 7,913,362 Exceed ordinary shares issued to the 2020 current shareholders, assuming the maximum amount of Public Shares were converted into cash. In calculating the preceding figures, 2020’s management assumed that 29.99% of the 2020 Public Shares would be converted into cash. Finally, an additional number of 812,895 to 3,739,198 shares could be released into circulation from the exercise of warrants and options. Therefore, the total number of shares in circulation at closing would range between 16,962,613 and 19,888,916 shares. As a result of the structure, the transaction consideration to the Sellers and any New Windrace Investors at closing, or the “standalone” valuation, would amount to $65.4 million, which would equate to a pro forma fully diluted equity value of the merged company of $158.0 million, excluding escrowed and contingent shares, but including 2020 public and founders shares and fully diluted for all warrants. In the event that all public warrants were repurchased, the pro forma fully diluted equity value of the merged company would be $134.8 million. All of the foregoing values were based on an assumed share price of $7.95, being the cash per Public Share within the trust account of 2020 at the time of the board meeting. It was explained to the board that the share price of $7.95 used in the calculations was an assumption only, and the board was made aware that if the share price were different on the date of closing, the pro forma equity value would proportionately change. The board understood that there were variables which might impact on the share price, including but not limited to market perceptions of the dilutive effect of the release of shares from escrow or the exercise of warrants. However, the board was of the view that the cash per Public Share of $7.95 was a reasonable starting point for the valuation analysis. Based on the lower equity value of $134.8 million, the transaction would meet the 80% test as required under the charter of 2020.

Below is a table setting out the pro forma equity value of the combined company following the Acquisition on a fully-diluted basis assuming there is conversion of 29.99% of the Public Shares.

	Public Warrants Repurchased	No Warrants Repurchased
2020 shares in current circulation	10,500,000	10,500,000
Assumed 29.99% redemption	(2,586,638)	(2,586,638)
Net shares from warrants/options	812,895	3,739,198
Sellers’ shares released at Closing (including any New Windrace Investors’ shares)	8,236,356	8,236,356
Shares in circulation	16,962,613	19,888,916
Pro forma equity value (based on shares in circulation and share price of $7.95 per share)	$134,783,131	$158,055,226

The pro forma equity value analysis took into account the transaction, i.e. the cash contribution of Public Shares, even though no cash was paid out to the Sellers. The 2020 management team employed this methodology as it was of the view that it was standard industry practice to include the equity value of public shareholders as well as management and insiders in determining the enterprise value of companies within the sector in which Windrace operates, due to the fact that the cash raised from public shareholders subscribing for a company’s shares is regarded as material in determining the company’s value. In evaluating the transaction, the 2020 management team noted that there were no comparable merger transactions within the Chinese sportswear sector in which Windrace operates, and the appropriate method of determining the fairness of the transaction to the public shareholders would be to assess if the transaction was implemented at a reasonable discount to the publicly traded comparable companies.

Mr. Lu also discussed Windrace’s net income for 2008 and 2009. Unaudited 2008 net income was RMB168.5 million (approximately $24.3 million) — this included one-time expenses and certain non-cash charges relating to issuance of the Elevatech preferred shares in 2008. Without such expenses and charges, 2008 unaudited adjusted net income would be RMB221.7 million (approximately $31.9 million). The implied price/earnings multiple based on pro forma equity value and unadjusted 2008 net income would range between 5.5 times to 6.4 times, whereas the implied price/earnings multiple based on pro forma equity value and adjusted 2008 net income would range between 4.2 times to 4.9 times. The implied “standalone” price/earnings multiples based on adjusted and unadjusted 2008 net income would range between 2.1 times and 2.7 times respectively. Regarding the 2009 projection, Mr. Lu referred to the performance target for 2009 of RMB260 million (approximately $38.1 million) and conveyed that Windrace’s management was confident it would be able to exceed that target. However, in order to be conservative, Mr. Lu said that the 2020 management team had assumed 2009 projected income of RMB260 million in order to assess valuation. Based on the pro forma equity value of Windrace both on a fully-diluted and non fully-diluted basis, the implied price/earnings multiple based on 2009 projected income of RMB260 million would range between 5.3 times to 5.9 times. Also provided for the board’s consideration was the valuation of Windrace during its previous Hong Kong offering. Including the proceeds from the initial public offering, the Hong Kong offering valued Windrace at between HK$2.76 billion (approximately $353.8 million) and HK$3.96 billion (approximately $507.7 million). The implied price/earnings multiple based on unadjusted 2008 income would have ranged between 14.6 to 20.9 times, a substantially higher multiple than that being contemplated by the board.

Referring to a table of publicly-traded comparable companies which was updated as of April 24, 2009 and which is reproduced below, Mr. Lu drew attention to the fact that the mean and medium implied price/earnings multiple for 2008 among China branded sportswear companies was 12.5 times and 13.5 times respectively, and for 2009 was 11.2 times and 11.9 times. Among international branded sportswear companies, the mean and medium price/earnings multiple for 2008 was 11.3 times and 10.0 times respectively, and for 2009 was 12.5 times and 11.5 times. Mr. Lu pointed out and the Board understood that the publicly traded comparable companies were valued at considerably higher multiples than the proposed transaction, regardless of whether the “standalone” valuation or pro forma equity value was employed. Given that the “standalone” valuation at closing would represent a discount of at least 70% of the valuation of the publicly traded comparable companies, and the pro forma equity valuation at closing would represent a discount of at least 50% of the valuation of the publicly traded comparable companies, the Board was comfortable that the discount at closing was sufficiently large and therefore the valuation of the transaction was fair and in the best interests of the public shareholders. Mr. Lu explained that the peer companies had been selected based on the similarities of their business models to Windrace. The “China Branded Sportswear” companies had certain common features: (i) own distinctive brands rather than being merely a contract manufacturer; (ii) products are designed in China; (iii) revenues substantially derived from sportswear or leisurewear as opposed to fashion and/or business wear; and (iv) wholesale business only with no ownership of distribution channel. Excluded from the list were companies which are substantially contract manufacturing operations, owners of distribution channels and wholesalers of leatherwear or fashion brands, as these were regarded by the 2020 management team as having different operational considerations. The “International Branded Sportswear” companies were provided as reference points to illustrate how global branded sportwear companies performed in the capital markets. Mr. Lu also discussed the possibility that U.S. investors, in particular, 2020’s shareholders, may compare Windrace with a U.S. apparel company rather than a purely China branded sportswear company. Mr. Lu mentioned that based on growth rate and other indicators, the closest comparable U.S. apparel company was trading at more than 20 times historical 2008 earnings. A question was raised as to the total consideration being paid and the approximate value of the interest being acquired. Mr. Lu referred the board to the table below which illustrated a scenario at the end of the three year period in which the merged company was able to ultimately achieve its 2011 performance target and therefore all of the shares in escrow were released, and an additional amount of earn-out shares for achieving the 2011 performance target was issued, to the Sellers. The total consideration paid to the Sellers, or the “standalone” valuation, would be $152.8 million based on an assumed share price of $7.95, representing an implied price/earnings multiple based on unadjusted 2008 income of 6.3 times. Mr. Lu noted that the share price of $7.95 used in the calculations was an assumption only, and that the actual price of the stock was subject to change over time based on the Company’s performance, market conditions and the potential dilutive effect of the release of the additional shares from escrow and the issuance of the Earn-Out Shares. Mr. Lu added that if the share price were different on the relevant date, the pro forma equity value would proportionately change. The Board understood that the same variables which might impact on the share price at closing might also be relevant in the 2011 analysis. In comparison, excluding the proceeds from the initial public offering, the Hong Kong offering valued Windrace at between HK$2.07 billion (approximately $265.4 million) and HK$2.97 billion (approximately $380.8 million). The implied price/earnings multiple based on unadjusted 2008 income would have ranged between 10.9 to 15.7 times, a higher multiple than that contemplated by the board.

Standalone valuation after 2011 audit cycle
Sellers’ Shares released at Closing and from escrow	17,008,633
Earn-Out Shares	2,212,789
Total shares issued to Sellers	19,221,422
Consideration (at $7.95 per share)	$152,810,305
2008 audited earnings	$24,236,876
2011 target earnings	$64,333,821
Implied price/earnings multiple for 2008 earnings	6.3
Implied price/earnings multiple for 2011 earnings	2.4

Based on the foregoing chart, Mr. Lu and the Board arrived at the conclusion that the transaction on a “standalone” basis resulted in a range of potential values for Windrace of between 6.3 times 2008 earnings and 2.4 times 2011 earnings, both of which were recognized to be below the multiples for comparable public companies, providing what the Board believed to be a reasonable discount that could help mitigate unanticipated future risks relating to Windrace or the transaction.

Mr. Lu further elaborated that the performance targets for 2009, 2010 and 2011 had been the subject of internal assessment by the 2020 management team. The team built its own bottom-up analysis of Windrace’s projections and also took into account the considerations set out in the section “Windrace’s Management’s Discussion and Analysis of Financial Condition And Results Of Operations — Factors Affecting Windrace’s

Results of Operations and Financial Condition” Some of these considerations included (i) the rate of economic growth in China, (ii) consumer demand for sportswear products in China, (iii) pricing of Windrace’s products, (iv) range of product portfolio, (v) growth of Windrace’s network through distributors, (vi) costs of sales and expenses, (vii) amount of outsourcing to contract manufacturers, (viii) impact of branding enhancement on margins and (ix) level of income tax and preferential tax treatment.” One of the key assumptions behind the final earnings target for 2011 was that revenue would achieve a compound annual growth of more than 20% from 2008 to 2011. This is expected to be driven by volume growth as well as increase in the average selling price of products. Windrace expects to expand its sales network through its distributors by opening between 500 to 1,000 new stores or outlets annually before the end of 2011. Through brand enhancement, increase in the average selling price was also expected to contribute a few percentage points to gross margin. In addition, the effective tax rate for 2011 was forecast to be slightly less than 13% based on the current direction of tax law in China. However, to be conservative, net profit margins was forecast to increase by only approximately two percentage points. As Mr. Lu recapped the transaction structure to the board, he explained that the core of the analysis was that a maximum of 19,221,422 shares of Exceed in total may be issued solely to the current Windrace sellers, comprising 17,008,633 shares issued at closing out of which a substantial majority would be held in escrow, as well as 2,212,789 shares to be issued upon the achievement of the final earnings target for fiscal year 2011. Management of 2020 and Windrace determined that in order to limit the dilution of the shareholders as a whole, the participation of New Windrace Investors should be capped at a new issuance of 5,277,045 shares which was an amount based on the projected purchase price per share in the Purchase Agreements to generate sufficient proceeds to repay the obligation to Elevatech. The board determined that in coming to its fairness determination, it should consider both the standalone valuation of the business of Windrace, as well as the potential dilution of introducing New Windrace Investors. Mr. Lu and the Board assumed that the transaction was completed including the issuance of up to 5,277,045 shares to New Windrace Investors. Mr. Lu noted that in the event that less than 5,277,045 shares were issued to the New Windrace Investors, the potential dilution arising from issuing additional shares to New Windrace Investors would be less and the applicable pro forma equity value would decrease. Based on the review of the comparable companies set forth in the following table, Mr. Lu assessed that the transaction valuation was fair and in the best interests of the stockholders of 2020.

	Ticker	Share Price 4/24/09	Market Cap	CY 2008			P/E		CY 2009 Net Income Growth
Name				Revenue	EBITDA	Net Inc.	CY2008	CY2009
China Branded Sportswear
Li Ning Co. Ltd.	SEHK:2331	$2.03	$2,118.0	$980.4	$156.1	$105.7	20.2x	16.9x	18.8%
China Dongxiang (Group) Company Ltd	SEHK:3818	0.48	2,704.9	486.8	204.7	200.4	13.5	11.9	3.8%
ANTA Sports Products Limited	SEHK:2020	0.84	2,088.4	678.0	141.6	131.1	15.8	14.0	18.7%
XTEP International Holdings Ltd.	SEHK:1368	0.35	765.7	420.2	88.4	74.5	9.3	8.8	12.3%
China Hongxing Sports Ltd	SGX:BR9	0.09	254.3	423.4	83.1	65.7	3.7	4.5	-9.3%
	China Branded Sportswear
	Mean		$1,586.2	$597.8	$134.8	$115.5	12.5x	11.2x	8.8%
	Median		2,088.4	486.8	141.6	105.7	13.5	11.9	12.3%
International Branded Sportswear
Nike Inc.(1)	NYSE:NKE	$54.73	$26,508.4	$18,971.2	$2,694.6	$1,635.8	14.6x	14.9x	8.7%
Adidas AG	DB:ADS	40.57	7,851.0	15,089.8	1,693.6	897.1	9.5	11.5	-21.5%
Puma AG Rudolf Dassler Sport	DB:PUM	210.95	3,181.6	3,527.1	531.7	325.3	10.0	11.0	-10.3%
K-Swiss Inc.	NasdaqGS:KSWS	9.70	338.1	340.2	(8.2)	(3.0)	NM	NM	NA
	International Branded Sportswear
	Mean		$9,469.8	$9,482.1	$1,227.9	$713.8	11.3x	12.5x	-7.7%
	Median		5,516.3	9,308.5	1,112.6	611.2	10.0	11.5	-10.3%
	All Companies:
	Mean		$5,090.0	$4,546.3	$620.6	$381.4	12.1x	11.7x	2.6%
	Median		2,118.0	678.0	156.1	131.1	11.7	11.7	6.3%
Windrace(2) – All Public Warrants Repurchased			$133.1	$262.2	$30.3	$24.3	5.5x	5.3x	54.3%
– No Public Warrants Repurchased			$156.4				6.4x	5.9x

Sources: Capital IQ, Thomson and SEC filings

Notes:

(1)	Financial results calendarized to reflect the twelve months ended December 31, 2008.
(2)	Unaudited financials as of December 31, 2008. The market cap is estimated based on the pro forma shares outstanding immediately after the transaction is closed assuming: (i) the then-latest current amount in trust per share of $7.95, (ii) the holders of 29.9% of the public shares electing to convert their shares to cash at the stockholder meeting, (iii) where noted, the public warrants being repurchased and retired and (iv) up to 5,277,045 shares to be issued to the New Windrace Investors.

Below is a table showing the pro forma equity value of the combined company assuming conversion of 29.99% of the Public Shares into cash, the release of all of the Escrowed Shares from escrow and the issuance of the Earn-Out Shares to the Sellers, but excluding any shares issued to the New Windrace Investors.

After 2011 Audit Cycle

	Public Warrants Repurchased	No Warrants Repurchased
2020 shares in current circulation	10,500,000	10,500,000
Assumed 29.99% redemption	(2,586,638)	(2,586,638)
Net shares from warrants/options	812,895	3,739,198
Sellers’ shares released at Closing	8,236,356	8,236,356
Release of all escrowed shares	8,772,277	8,772,277
Earnout shares	2,212,789	2,212,789
Total shares in circulation	27,947,679	30,873,982
Pro forma equity value (based on shares in circulation and share price of $7.95 per share)	$222,069,305	$245,321,400
2011 earnings target	$64,333,821	$64,333,821
Implied price/earnings multiple for 2011 earnings	3.5x	3.8x

In determining the fairness of the transaction, the board had referred to the 2020 management team’s own projections of the merged entity after completion of the Acquisition based on business, operational and financial data provided by Windrace as well as its own analysis of the sector in which Windrace operates. The board also took into account the fact that the 2020 management team would monitor Windrace’s operations on an ongoing basis based on updated business, operational and financial data provided by Windrace from time to time to assess whether the original considerations relating to the fairness determination had fundamentally changed. Finally, the Board returned to the valuation analysis of both the pro forma equity value of the transaction and the “standalone” valuation of Windrace under the different scenarios. Since there were no comparable merger transactions within the China sportswear sector in which Windrace operates, the board determined that the appropriate method of assessing the fairness of the transaction and whether it was in the best interests of the public shareholders would be to assess if Windrace was valued, both on a “standalone” basis and pro forma equity value, at a sufficient discount to the valuations of the publicly traded comparable companies. In relation to the foregoing, the board determined that while the “standalone” valuation was a key consideration in determining fairness, and such analysis was applied and considered by the Board, it was useful in transactions of this type to additionally assess the implied market capitalization of the business of Windrace post-closing when comparing the price/earnings multiples from publicly traded comparable companies. Based on the discount to the valuation of the publicly traded comparable companies for 2008 and 2009 projected earnings, the board was of the view that the transaction was fair and reasonable from the perspective of the public shareholders.

Mr. Lu then addressed questions from the board regarding due diligence conducted on Windrace. 2020 board members comprised investment professionals and senior corporate personnel with operational experience in China and elsewhere. Two of the directors, Mr. Louis Koo and Mr. Meng Ann Lim, are independent directors of Li Ning Company Limited, one of the leading sportswear companies in China. Mr. William Hsu, another director, is an investment professional at one of the largest private equity funds in China, and has conducted valuation and due diligence on companies in Windrace’s industry. Mr. Lu reported that the 2020 management team had, in addition to having its third party advisors conduct the standard documentary and regulatory diligence, contacted previous investors of Windrace to assess Windrace’s management. The recurring feedback was that Mr. Shuipan Lin, the founder, chairman of the board and chief executive officer, was a successful local entrepreneur with a high degree of integrity and dedication to Windrace’s business. Not only did he build up a successful retail consumer brand in a relatively short time, he was also generous and fair in his dealings as a business partner, which is a critical factor in a wholesale business which depends on securing and maintaining relationships with independent distributors. The 2020 management team had also looked into the documents relating to Windrace’s previous listing attempt and had, where the opportunity presented itself, spoken with the advisors which had worked on that listing attempt. Since the initial review in January 2009, the 2020 management team and its advisors had more thoroughly reviewed the documents available in the data room provided by Windrace. The Chinese legal opinion prepared for the Hong Kong offering had also been updated to address any changes to Windrace’s legal, taxation and regulatory compliance in China. The team also had the opportunity of working very closely with Windrace’s auditors for the transaction as well as the financial executives of Windrace to be able to prepare a bottom-up financial model of the business, including historical and projected analyses. Mr. Lu also reported to the board that the team had assessed the strength of the distribution channel by conducting visits to several of the key distributors for Windrace, and had interviewed several of the channel owners as to, among other things, their historical performance as downstream customers of Windrace as well as their outlook for the sector. The board was also appraised of the valuation proposed for Windrace in its previous attempt to list in Hong Kong. Combined with the independent findings of Windrace’s and 2020’s third party advisors, the 2020 management team was satisfied with the results of the due diligence conducted so far on Windrace.

In terms of risk, Mr. Lu discussed the potential challenges to Mr. Lin and his management team as he grew his business, as well as the need to manage cash flow of the business in an optimal manner while strengthening and expanding the distribution chain. Windrace’s future plan to bring in a foreign licensed brand was also an opportunity and a challenge. Mr. Lu said he had several opportunities to have candid discussions with Mr. Lin on the issues and the general impression was that Mr. Lin appreciated the depth of the issues and was open to ideas on how best to address them. In particular, Mr. Lin had mentioned that he looked forward to working with the future independent board members and advisors to be introduced by 2020’s management team.

Regarding the composition of the board, Mr. Lu said it was agreed that following the Redomestication, Mr. Lin would be the executive director and William Sharp, a current 2020 board member, would remain as an independent director. The other current 2020 members of the board would resign. A third board member had been identified but he had not yet accepted the invitation to join as of May 4, 2009. Mr. Lu explained that he would not be joining the board of the merged company as he believed he would be more helpful to Mr. Lin in the capacity of an advisor rather than a board member. Mr. Lin expressed he was fully supportive of this decision and was looking forward to working with Mr. Lu in the future. There was no specific or formal agreement or understanding as to the advisory role which Mr. Lu was asked to undertake in the future nor whether he would be compensated for such role. Mr. Lu then discussed the rationale relating to the Redomestication.

Following the discussions, the Board determined that the transaction valuation was fair and in the best interests of the stockholders of 2020 and passed resolutions authorizing the Acquisition as well as the Redomestication.

Signing of the Purchase Agreement

Following the authorization of the Board on May 4, 2009, the 2020 management team commenced working on the logistics relating to the execution of the Purchase Agreement. On May 5, 2009, Windrace informed 2020 that it was in final discussions with Elevatech to reach a solution on the preferred shares, and was confident of reaching consensus with Elevatech by the end of the week. In the meantime, counsel for 2020 and Windrace continued to work on a finalized version of the Purchase Agreement for execution. In parallel, the 2020 management team worked with Windrace to prepare the proxy statement for an anticipated submission within a week after the execution of the Purchase Agreement. On May 8, 2009, Windrace informed 2020 that Elevatech and Windrace had arrived at a consensus and had entered into a legally effective arrangement for the treatment of the preferred shares, thereby allowing the Purchase Agreement to be executed by the relevant parties. Counsel for 2020 finalized the final execution version and, as the signature pages of the Purchase Agreement had been executed in counterparts and held in escrow by the relevant counsel, the signatures pages were released and the Purchase Agreement was declared legally effective. On the same day, the 2020 management team instructed counsel to submit the Purchase Agreement to the SEC together with a corporate presentation.

Follow-up Board Meeting in August 2009

On August 20, 2009, the Board of 2020 met by conference telephone to discuss the current status of the Acquisition. The meeting opened with Seyfarth confirming that all board members save for Dr. Jianming Yu and Mr. Meng-Ann Lim were in attendance. It was then confirmed that all the board members had received the materials previously circulated to them on August 19, 2009 and had the opportunity to review such materials. The materials included:

•	An agenda for the meeting
•	The most recent working draft of the Form S-4 illustrating revisions since the previous filing with the SEC
•	Windrace’s audited financial statements for fiscal years ended 2008, 2007 and 2006 and the unaudited financial statements for the six-month period ending June 30, 2009
•	An analysis of Windrace’s recent financial performance
•	The most current corporate presentation relating to Windrace and the Acquisition
•	The proposed resolutions to be adopted at the meeting

George Lu then opened the meeting with a discussion of the recent financial performance of Windrace. Noting that Windrace had recorded declines in revenue of 20% for the first half of 2009 against the equivalent period in 2008, Mr. Lu pointed out that the revenues for the first half reflected actual deliveries which were based on orders placed in September 2008. The orders, in terms of volume, declined compared with the previous year because:

•	Chinese consumer demand was uncertain following the global economic crisis, of which the bankruptcy of Lehman Brothers in the United States in September 2008 was one of the precipitating factors
•	The Beijing Summer Olympics which ended in August 2008 did not result in an immediately noticeable change in Chinese sports lifestyle
•	The decision not to proceed with the Hong Kong IPO due to market conditions necessitated a strategic review of Windrace’s future expansion plans

Windrace’s management anticipated after the order-taking was completed in September 2008 that there might be potentially weaker consumer demand in early 2009. In order to prevent overflow of inventory among the distributors, management decided to trim production and reduce deliveries, which resulted in reduced deliveries and hence falling revenues for the first and second quarters of 2009. Mr. Lu pointed out this conservative approach laid a foundation for recovery starting in the second quarter, when revenues exceeded the first quarter. Aside from the decline in sales volume which led to the revenue decline, there were two positive indications when comparing the results for the six months ended 2009 and the equivalent period in 2008: (i) gross margin improved from 26.9% to 29.0% and (ii) operating margins improved from 15.5% to 15.9%. Based on an assessment of the current order book and deliveries, as well as the improving consumer sentiment in China, the 2020 management team was of the view that Windrace’s management remained on track to achieve the 2009 earnings target stipulated in the Purchase Agreement. Mr. Lu asserted his view that the valuation calculations previously presented to the board remained unchanged and the Acquisition remained fair and reasonable from the perspective of the public shareholders of 2020. Mr. Lu ended the discussion on the financial results by reiterating that the 2020 management team would continue to monitor Windrace’s operations on an ongoing basis.

Next, Mr. Lu discussed the proposal of Windtech and Wisetech to invest up $30 million in Windrace at closing. As Windtech and Wisetech were affiliates of a private equity firm, New Horizon Capital, in which Dr. Jianming Yu, one of the 2020 directors, was one of the managing partners, Mr. Lu discussed the role of Dr. Yu and the investment process of New Horizon Capital. He stressed that the decision of New Horizon Capital to invest in Windrace was taken entirely separate from 2020 and that 2020 had no involvement in the deliberations of the investment committee of New Horizon Capital. However, for the purpose of maintaining good corporate governance, Dr. Yu had requested to be excused from the August 20 meeting to avoid any appearance of a conflict of interest.

Mr. Lu then continued on to discuss a question raised in the SEC review process as to whether the management and shareholders of Windrace would have control over the combined entity upon the completion of the Acquisition and the Redomestication. For the avoidance of doubt, Mr. Lu proposed that all present directors of 2020 and Exceed would resign from the respective boards upon the completion of the Acquisition and the Redomestication.

Lastly, Mr. Lu discussed the status of the application to have the primary listing of the combined entity relocated to either the NYSE or NASDAQ. Based on meetings with the representatives of both exchanges and discussions with the Windrace management, it was determined that it would be best for 2020 to apply to list on the NASDAQ Capital Market initially, prior to the consummation of the Acquisition, and subsequently for Exceed to do so. Mr. Lin, the principal stockholder and CEO of Windrace, had concurred with Mr. Lu on the decision to list on the NASDAQ Capital Market.

Following the discussions, the Board determined that, from a financial perspective, the terms and provisions of the Acquisition remained fair to, and consistent with the best interests of, the stockholders of 2020, and passed resolutions authorizing the Acquisition as well as the Redomestication.

THE PURCHASE AGREEMENT

The following discussion of the principal terms of the Purchase Agreement dated May 8, 2009 as supplemented by a supplemental agreement dated July 27, 2009 (the “Supplemental Agreement”) among 2020, Exceed, Windrace and the Sellers and a letter agreement among 2020, Exceed, Windrace and the Sellers dated September 9, 2009 (the “Letter Agreement”) is subject to, and is qualified in its entirety by reference to, the Purchase Agreement, the Supplemental Agreement and the Escrow Agreement (as defined below). A copy of each agreement is attached as Annex A, Annex B, Annex E and Annex H, respectively, to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

GENERAL DESCRIPTION OF THE PURCHASE AGREEMENT

The Acquisition and consideration

Sellers

Pursuant to the Purchase Agreement, Exceed will acquire all of the issued ordinary shares in Windrace from the Sellers in consideration of Exceed issuing an aggregate of 17,008,633 new ordinary shares (“Additional Shares”) to the Sellers and/or their respective nominee(s).

New Windrace Investor(s)

In the event that Windrace enters into agreement(s) with any New Windrace Investor(s) in relation to an equity investment in Windrace for cash consideration after the signing of the Purchase Agreement and before Closing and such New Windrace Investor(s) has/have paid to Windrace and/or any other third parties the cash consideration in full, upon written request of Windrace, Exceed shall allot and issue to such New Windrace Investor(s) and/or their respective nominee(s) on the date of closing of the Acquisition (“Closing”) 3,627,968 shares at a subscription price of US$7.58 per share (the “Investor Shares”). These shares are in addition to the Additional Shares and will be allotted and issued to the New Windrace Investors at Closing. Pursuant to the Purchase Agreement, Windrace entered into an investment agreement with Windtech and Wisetech which provides for the issuance to Windtech and Wisetech of 3,627,968 Exceed ordinary shares at closing. Accordingly, the release schedules below take into account the issuance of these shares. In addition, Windtech and Wisetech may receive up to an additional 329,816 Exceed ordinary shares (the “Additional Investor Shares”) within six months following the closing if certain conditions are met. See “Principal Terms of the NH Investment Agreement — The Investment”.

Escrow and release schedule for the Additional Shares

Subject to an escrow agreement to be entered into among 2020, Exceed, Windrace, the Sellers and the escrow agent (the “Escrow Agreement”) and the Purchase Agreement, a portion of the Additional Shares will be held in escrow and subject to release in installments to the Sellers in accordance with the following schedule, which assumes that there is the conversion into cash of 29.99% of the Public Shares:

Timing	Targets	Escrow and release schedule for the Additional Shares
At Closing	Not applicable.

(1)

4,608,388 Additional Shares, comprising (i) 2,750,000 shares issued at Closing pursuant to the Purchase Agreement and (ii) an additional 1,858,388 shares required to give the aggregate shareholding of the Sellers and New Windrace Investors collectively, not less than 51% of the outstanding ordinary shares of Exceed (such additional shares being “Adjustment Shares”) shall be released. For the avoidance of doubt, Additional Shares which are held in escrow will be regarded as issued and not outstanding shares and will not be counted toward the 51% threshold. The denominator used in calculating the percentage threshold will exclude Additional Shares held in escrow. The 329,816 Exceed Additional Investor shares are similarly excluded from the calculation of the 51%.

(2) The remaining Additional Shares issued shall be delivered to the escrow agent appointed under the Escrow Agreement to be held by it in escrow.
Within 10 days of completion of 2009 audit	(1) If Exceed achieves earnings of $38,067,350:	(1) 6,696,792 Additional Shares, constituting the difference between 8,555,180 and the 1,858,388 Adjustment Shares to be issued at closing shall be released.
	(2) If the target is not met:	(2) The release of this tranche of Additional Shares will be deferred.
Within 10 days of completion of 2010 audit	(1) If Exceed achieves earnings of $49,487,555:	(1) 4,277,590 Additional Shares (together with any Additional Shares deferred from last year) shall be released.
	(2) If the target is not met:	(2) The release of this tranche of Additional Shares as well as any Additional Shares deferred from last year will be deferred.
Within 10 days of completion of 2011 audit	(1) If Exceed achieves earnings of $64,333,821:	(1) 1,425,863 Additional Shares (together with any Additional Shares deferred from preceding year(s)) shall be released.
(2) If the target is not met:

(2)

The number of Additional Shares which are still held in escrow reduced by the same percentage by which the target earnings are short of $64,333,821, calculated in accordance with the following formula shall be released:

(2011 adjusted audited earnings/2011 target earnings of $64,333,821) X number of Additional Shares still held in escrow.

Earn-Out shares

If Exceed achieves earnings of $64,333,821 according to the 2011 audit, 2,212,789 additional ordinary shares of Exceed shall be issued to the Sellers as Earn-Out Shares.

The three examples set out below illustrate how the Additional Shares are released in various scenarios assuming the conversion into cash of 29.99% of the Public Shares and the issuance of the Investor Shares at Closing.

EXAMPLE 1 — ALL TARGETS ACHIEVED

	At Closing (2008 Audit)	Post 2009 Audit	Post 2010 Audit	Post 2011 Audit
Adjusted audited earnings ($)	24,246,772	39,000,000	50,000,000	65,000,000
Target earnings ($)	N.A.	38,067,350	49,487,555	64,333,821
Earnings shortfall (%)	N.A.	N.A.	N.A.	N.A.
Shares released	4,608,388	6,696,792	4,277,590	1,425,863
Shares left in escrow	12,400,245	5,703,453	1,425,863	0
Earn-Out Shares issued	0	0	0	2,212,789
Total shares released	4,608,388	11,305,180	15,582,770	19,221,422

EXAMPLE 2 — TARGETS PARTLY ACHIEVED

	At Closing (2008 Audit)	Post 2009 Audit	Post 2010 Audit	Post 2011 Audit
Adjusted audited earnings ($)	24,246,772	39,000,000	40,000,000	50,000,000
Target earnings ($)	N.A.	38,067,350	49,487,555	64,333,821
Earnings shortfall (%)	N.A.	N.A.	19.2%	22.3%
Shares released	4,608,388	6,696,792	0	4,432,702
Shares left in escrow	12,400,245	5,703,453	5,703,453	0
Earn-Out Shares issued	0	0	0	0
Total shares released	4,608,388	11,305,180	11,305,180	15,737,882

EXAMPLE 3 — ONLY 2011 TARGET ACHIEVED

	At Closing (2008 Audit)	Post 2009 Audit	Post 2010 Audit	Post 2011 Audit
Adjusted audited earnings ($)	24,246,772	34,000,000	45,000,000	65,000,000
Target earnings ($)	N.A.	38,067,350	49,487,555	64,333,821
Earnings shortfall (%)	N.A.	10.7%	9.1%	N.A.
Shares released	4,608,388	0	0	12,400,245
Shares left in escrow	12,400,245	12,400,245	12,400,245	0
Earn-Out Shares issued	0	0	0	2,212,789
Total Shares released	4,608,388	4,608,388	4,608,388	19,221,422

In the event that no 2020 stockholders elect to convert their shares into cash, the number of Additional Shares to be issued to the Sellers will be as follows if the requisite targets are met:

Timing	Number of Additional Shares to be issued to the Sellers
At Closing	7,300,603
Within 10 days of completion of 2009 audit	4,004,577
Within 10 days of completion of 2010 audit	4,277,590	(1)
Within 10 days of completion of 2011 audit	1,425,863	(1)

(1)	Assuming that no Additional Shares were deferred from releasing from previous year(s).

Any Additional Shares still being held in escrow which have not been released pursuant to the above schedules shall be cancelled.

Merger and Redomestication

Each of Exceed and 2020 undertakes that it will use all reasonable efforts to complete the Redomestication not later than 10 days after the date of Closing, whereby (i) 2020 will merge with and into Exceed as the merged entity (“Merged Entity”), (ii) the shares of the Merged Entity issued in the merger will be registered under the securities laws of the United States; and (iii) the listing of the Merged Entity will be relocated to the NASDAQ Capital Market or such other stock exchange as may be agreed between the parties thereto. Exceed will be the surviving entity, and the separate corporate existence of 2020 will cease at the effective time of the Redomestication. We currently expect that the Redomestication will occur immediately prior to the Acquisition.

Representations and Warranties

In the Purchase Agreement, subject to certain exceptions set forth in a disclosure letter, (A) each Seller makes certain representations and warranties relating to, among other things: (1) authority, power and information; and (2) title to shares; (B) each of Mr. Lin Shuipan, Ms. Chen Xiayu and Tiancheng Int’l Investment Group Limited as the founders of Windrace (the “Founders”) makes certain representations and warranties relating to, among other things: (1) information; (2) title to shares; (3) accounts and records; (4) financial matters; (5) taxation; (6) title to assets; (7) liabilities and indebtedness; (8) compliance; (9) business/trading/ products; (10) agreements; (11) related party matters; (12) litigation and insolvency; (13) employees; (14) pensions; (15) title to property; (16) insurance; (17) intellectual property and computer systems; (18) environmental issues; and (19) brokerage fees.

In the Purchase Agreement, subject to certain exceptions set forth in a disclosure letter, each of Exceed and 2020 makes certain representations and warranties relating to, among other things: (1) authority and power and information; (2) validation of issue of additional shares and investor shares; (3) public filings; (4) general compliance; (5) listing status; (6) compliance with Sarbanes-Oxley Act of 2002; (7) taxation; (8) avoidance of tax transactions; (9) share capital; (10) records and documents; (11) statutory books; (12) minute books; (13) absence of breach of laws; (14) absence of investigations; (15) absence of disputes; (16) compliance with constituent documents; (17) filing of returns; (18) absence of unusual agreements; (19) non arm’s length transactions; (20) absence of default; (21) effect of the Purchase Agreement; (22) related party contracts; (23) absence of litigation; (24) insolvency; and (25) absence of undisclosed material liabilities.

Pre-Closing Matters

Each of the Sellers has undertaken that it shall not dispose of any interest in any share or equity interests in Windrace or create any encumbrances over any of them and shall procure that each Windrace group company shall not take certain specified actions prior to Closing without the prior written consent of Exceed.

Each of Exceed and 2020 has undertaken that it shall not take certain specified actions prior to Closing without the prior written consent of the Sellers.

Each of the Sellers also undertakes with Exceed and 2020 that it will use all reasonable efforts to assist Exceed and 2020 to satisfy all the requirements as imposed by the SEC, including provision of the following to Exceed or 2020:

(i)	on or before May 13, 2009, an original or certified copy of consolidated accounts of Windrace for the three-year period ended December 31, 2008 and, all notes thereto, prepared in accordance with IFRS and an opinion (which shall state that such audits were conducted in accordance with the IFRS), each signed by an accounting firm of recognized international standard approved by Exceed;
(ii)	from time to time such information as may be required for the purpose of proxy filing with the SEC; and
(iii)	from time to time any fairness opinion or other opinion as may be required by SEC for the purpose of completing the transactions contemplated under the Purchase Agreement.

Conditions to Closing

Closing is conditional on the following conditions being satisfied, or (save as regards paragraph (i) and (ii) below) waived by Exceed, on or before November 7, 2009 or such later date as the parties may from time to time agree in writing:

(i)	the stockholders of 2020 approving the Purchase Agreement and the transactions contemplated thereunder at a duly convened and held general meeting of 2020’s stockholders as set out in the

2020’s prospectus dated November 8, 2007 and conducted in accordance with the constituent documents of 2020 and all applicable laws and regulations including but not limited to the Securities Act;
(ii)	all legally required authorizations, audit requirements, consents and approvals legally required under all applicable regulations to give effect to all the transactions contemplated under the Purchase Agreement having been obtained to the reasonable satisfaction of Exceed and not revoked, and where any consent or approval is subject to conditions, such conditions being satisfied to the reasonable opinion of Exceed and all legally required filings, registrations and other formalities having been duly effected and completed;
(iii)	Exceed having obtained a legal opinion of a qualified law firm in the place of incorporation of each Windrace group company, in such form and substance acceptable to Exceed; and
(iv)	(a) (1) warranties given by the Sellers relating to its authority and power and the title to the shares in Windrace and (2) warranties given by the Founders relating to the title to the shares in Windrace, remaining true and accurate in all respects and not misleading in any respect as of the date of Closing by reference to the facts and circumstances subsisting at the date of Closing; and (b) the other warranties given by Sellers and the Founders remaining true and accurate in all material respects and not misleading in any material respect as of the date of Closing by reference to the facts and circumstances subsisting at the date of Closing.

Closing

Closing of the Acquisition shall take place on the 3rd business day after the above conditions have been satisfied (or waived by Exceed) (except the condition set out in paragraph (iv) above which shall be fulfilled simultaneously upon Closing) unless the parties agree in writing, but in any event no later than November 7, 2009.

Termination

The Purchase Agreement may be terminated:

(i)	if any of the conditions has not been fulfilled or waived on or before November 7, 2009 or such later date as the parties may from time to time agree in writing;
(ii)	by Exceed or 2020, if:
(a)	Closing does not take place by November 7, 2009 as a result of any of the Sellers or the Founders failing to comply with any of their Closing obligations; or
(b)	Exceed or 2020 becomes aware that any of the warranties given by the Sellers or the Founders is incorrect, inaccurate or misleading or any of their obligations has been or is incapable of being carried out, in each case, which (in the reasonable opinion of Exceed or 2020) is material in the context of the Acquisition,
(iii)	by the agent appointed by the majority Sellers (being Sellers who collectively hold more than 50% of the aggregate nominal value of all of the issued share capital of Windrace), if:
(a)	Closing does not take place by November 7, 2009 as a result of any of Exceed or 2020 failing to comply with any of their Closing obligations; or
(b)	any of the Sellers becomes aware that any of the warranties given by Exceed or 2020 is incorrect, inaccurate or misleading or any of their obligations has been or is incapable of being carried out, in each case, which (in the reasonable opinion of the agent of the majority Sellers) is material in the context of the acquisition of the Additional Shares.

Effect of Termination

In the event of termination of the Purchase Agreement under paragraphs (i) and (iii) under the section headed “Termination” above, except for certain accrued rights and obligations, all rights and obligations of the parties shall cease immediately upon such termination.

If the Purchase Agreement is terminated pursuant to paragraph (ii) under the section headed “Termination” above, each Seller shall indemnify Exceed and 2020 against all costs and expenses incurred by Exceed or 2020 in connection with the negotiation, preparation, execution and termination of the Purchase Agreement and the Acquisition or the satisfaction of any of the conditions.

Indemnification by Sellers and Founders

Each of the Sellers and the Founders has agreed to indemnify Exceed and 2020 from and against all losses, costs and expenses for their breach of warranties or undertakings under the Purchase Agreement. The maximum aggregate liability of all the Sellers and the Founders for any breach of the Purchase Agreement shall be capped at $6,800,000.

Each of Exceed and 2020 has agreed to indemnify the Sellers from and against all losses, costs and expenses for their breach of warranties or undertakings under the Purchase Agreement. The maximum aggregate liability of Exceed and 2020 for any breach of the Purchase Agreement shall be capped at $6,800,000.

Pursuant to the Purchase Agreement, the Founders will on Closing enter into a deed of indemnity in respect of certain tax liabilities falling on Windrace and its subsidiaries in favor of 2020 and Exceed (and its subsidiaries). The maximum aggregate liability of the Founders under this deed and for any breach of the Purchase Agreement shall be capped at $6,800,000.

Repurchase of 2020 Warrants

In accordance with the Purchase Agreement, Windrace undertakes with Exceed and 2020 that, after the signing of the Purchase Agreement, it shall purchase such number of 2020’s warrants or enter into such other transactions which shall have the effect of reducing the dilutive effect of the warrants of 2020 at such time and consideration as the board of Windrace deems beneficial to the interests of its shareholders. Any warrants of 2020 repurchased shall be cancelled. Currently, Windrace has not entered into any agreements or taken any action to purchase any warrants.

Jurisdiction

Each party to the Purchase Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region of the People’s Republic of China in respect of all matters arising in connection with the Purchase Agreement.

New Memorandum and Articles of Association of Exceed

As part of the Redomestication, 2020 will present the Amended and Restated Memorandum and Articles of Association of Exceed currently adopted by 2020. 2020’s stockholders shall, if necessary, cause Exceed to amend and restate the Memorandum and Articles of Association to take effect on the date of the Closing.

PRINCIPAL TERMS OF THE NH INVESTMENT AGREEMENT

The investment

On July 27, 2009, Windrace entered into an investment agreement (“NH Investment Agreement”) with Wisetech Holdings Limited (“Wisetech”), Windtech Holdings Limited (“Windtech”) and Shuipan Lin.

On the same date, Windrace entered into an escrow agreement (“NH Escrow Agreement”) with Wisetech, Windtech, Shuipan Lin and an escrow agent.

Pursuant to the NH Investment Agreement, Wisetech and Windtech will invest an aggregate sum of $30,000,000 in Windrace in two installments:

1.	An initial investment of $2,500,000, paid into escrow pursuant to the NH Escrow Agreement.
2.	A subsequent investment of $27,500,000 payable upon the closing of the NH Investment Agreement.

On closing, Exceed shall issue to Wisetech and Windtech 3,627,968 Exceed ordinary shares, representing that number of Exceed ordinary shares equal to $27,500,000 divided by $7.58 per share.

Six months after the date of the closing of the Acquisition, Windrace shall sell to Wisetech and Windtech up to 2,500,000 warrants for the purchase of common stock of Exceed, which Windrace has purchased in the open market. The sale of such warrants shall be paid for using the initial investment installment of $2,500,000.

In the event that less than 2,500,000 warrants are sold to Wisetech and Windtech because Windrace is unable to purchase 2,500,000 warrants or there is a residual balance of the initial investment installment after the sale of the warrants to Wisetech and Windtech because the aggregate cost of the warrants is less than $2,500,000, Exceed shall issue to Wisetech and Windtech that number of Exceed ordinary shares equal to the balance of unused funds divided by $7.58 per share. Details of Exceed shares that shall be issued and allotted to Wisetech and Windtech are set forth below:

(i)	Assuming that no warrants are sold to Wisetech and Windtech:

	Number of Exceed shares to be allotted	Percentage of Post-Acquisition Capitalization of Exceed(1)
Wisetech	1,583,114	9.6%
Windtech	2,374,670	14.4%
Total	3,957,784	24.0%
(ii)	Assuming that 2,500,000 warrants are sold to Wisetech and Windtech, and the aggregate purchase price of such warrants was $2,500,000:

	Number of Exceed shares to be allotted	Percentage of Post-Acquisition Capitalization of Exceed(1)
Wisetech	1,451,187	9.0%
Windtech	2,176,781	13.5%
Total	3,627,968	22.5%

(1)	Percentage of shares of outstanding common stock excluding Escrowed Shares and assuming the maximum number of Public Shares are converted into cash.

The primary purpose of the warrant purchases is to provide additional inducement for Windtech and Wisetech to invest in Windrace in a manner that minimizes additional dilution to Exceed stockholders and, to the extent that Windrace was to purchase warrants in excess of 2,500,000, to mitigate the dilutive effect of the warrants for other public shareholders. Other than the warrants to be transferred to Windtech and Wisetech, Windrace may not sell or transfer any of the warrants it purchases to any other parties. Windrace currently contemplates that the warrant purchases would be made in the open market at market prices and that given the timing of the purchases such purchases would likely not be used as a mechanism to incent investors to vote in favor of the Acquisition. Windrace may enter into a limited number of private purchase transactions to acquire warrants at the market price. In either event, it is Windrace’s intent to structure the purchases in a manner that would not result in a tender offer. Windrace would not make such purchases at a point when it is in possession of material nonpublic information relating to Exceed or Windrace. We anticipate that in the Form 8-K, or similar applicable form, announcing the consummation of the Acquisition, Exceed would further note the commencement of the mandated warrant purchases. Exceed would file a subsequent Form 8-K, or other applicable form, providing the results of such purchases.

Conditions to closing of the NH Investment Agreement

Closing of the NH Investment Agreement is conditional on the following conditions being satisfied, or (save as regards paragraph (ii) below) waived by Wisetech and Windtech, on or before November 7, 2009 or such later date as the parties may from time to time agree in writing:

(i)	the Purchase Agreement having become unconditional in all respects, meaning all conditions set out in Clause 3.1 of the Purchase Agreement having been fulfilled, including among others, the stockholders of 2020 having approved the Purchase Agreement and the transaction contemplated thereunder at a duly convened and held general meeting of 2020’s stockholders;

(ii)	due diligence on the Windrace group, including without limitation, its state of affairs, assets and liabilities, financial position and business operation, being completed to the satisfaction of Wisetech and Windtech;
(iii)	Wisetech and Windtech having obtained a legal opinion of a qualified law firm in the place of incorporation of each Windrace group company in such form and substance to the satisfaction of Wisetech and Windtech;
(iv)	all legally required authorizations, consents and approvals legally required in any and all applicable regulations to give effect to all the transactions contemplated under the NH Investment Agreement having been obtained to the satisfaction of Wisetech and Windtech and not revoked, and where any consent or approval is subject to conditions, such conditions being satisfied in the opinion of Wisetech and Windtech;
(v)	the NH Investment Agreement and the transactions contemplated thereunder having been approved by the respective investment committees of Wisetech and Windtech; and
(vi)	(a) Windrace’s warranties relating to its authority and power and the title to the shares and warrants in Exceed remaining true and accurate in all respects and not misleading in any respect as of the date of closing by reference to the facts and circumstances subsisting as at the date of closing; and (b) the other Windrace’s warranties remaining true and accurate in all material respects and not misleading in any material respect as of the date of closing by reference to the facts and circumstances subsisting as at the date of closing.

Representations and Warranties

The representations and warranties made by Windrace and Mr. Lin to Windtech and Wisetech in the NH Investment Agreement are substantially similar to those made by Windrace and Mr. Lin to 2020 and Exceed in the Purchase Agreement. In addition, Windtech and Wisetech have been provided with representations and warranties relating to 2020 and Exceed which were provided by the latter entities to Windrace and Mr. Lin. Mr. Lin and Windrace separately provided representations and warranties relating to the title of the warrants to be sold to Windtech and Wisetech.

Indemnifications

The indemnifications made by Windrace and Mr. Lin to Windtech and Wisetech in the NH Investment Agreement are substantially similar to those made by Windrace and Mr. Lin to 2020 and Exceed in the Purchase Agreement.

Affiliations of Wisetech and Windtech

Dr. Jianming Yu (“Dr. Yu”), a director of 2020 and an indirect stockholder of 2020 through i) his ownership interests in Fame Mount Limited, a company solely owned by Dr. Yu (“Fame Mount”), ii) his 10% shareholding interest in 2020 International Capital Group Limited (“2020 International”), and iii) an indirect owner of warrants to purchase common stock of 2020 through his ownership of Win Wide, an entity in which George Lu, his spouse and Dr. Yu collectively own 67% of the outstanding interests (“Win Wide”).

Dr. Yu is one of the authorized signatories for each of Wisetech and Windtech. Dr. Yu does not own any shares of Wisetech or Windtech directly. Dr. Yu indirectly holds shares representing 1.2% of Wisetech and 2% of Windtech through NH Partners and NH Partners III, respectively, on behalf of the senior management team of New Horizon Capital, excluding himself, pursuant to the written resolutions of the investment committees of NH Partners and NH Partners III, and Dr. Yu does not receive any economic benefit from such arrangement.

Upon closing of the NH Investment Agreement and the Acquisition, Dr. Yu’s shareholding interest in Exceed shall be held through 2020 International, Fame Mount and Win Wide.

Other rights

Neither 2020 International nor Windtech and Wisetech will have any representation on the Board of Directors post-closing at the listed company level. Each of 2020 International and Windtech and Wisetech (collectively) have the right to nominate one representative to the board of certain subsidiaries of Windrace. In any event, Mr. Lin retains control over such boards as he appoints three out of the five board seats at each company.

Effect when closing of the Purchase Agreement does not occur

If closing of the Purchase Agreement does not occur on or before November 7, 2009, Windtech and Wisetech will be entitled to receive the amount they have invested in Windrace plus interest at a rate of 10% per annum payable by Mr. Lin.

2020 REDOMESTICATION

General

2020 will redomesticate into the BVI by way of merging into Exceed and in that process change its name and corporate documents and establish a new board of directors.

We believe that the Redomestication to the BVI will give the surviving and continuing company more flexibility and simplicity in various corporate transactions. We also believe that being based in the BVI will facilitate and reduce the costs of any further reorganization of Windrace and permit the creation and acquisition of additional companies in Asia as the business of Windrace expands.

We believe that after the Redomestication there will be reduced taxes and other costs of doing business by the combined entity in the future because its operations will be in China after the Acquisition. The BVI have adopted a corporate statute, the BVI Business Companies Act, 2004, that allows for flexible and creative corporate structures for international businesses. Further, BVI business companies are wholly exempt from BVI tax on their income. As part of the Redomestication, 2020’s corporate name will become Exceed Company Ltd., the name of the surviving entity as part of the merger.

The full texts of the Plan and Articles of Merger and the amended and restated Memorandum and Articles of Association of Exceed are set forth as Annex C and Annex F, respectively to this proxy statement/prospectus and are incorporated herein by reference. The discussion of these documents and the comparison of rights set forth below are qualified in their entirety by reference to those annexes.

Adoption of the Redomestication

The 2020 board of directors has unanimously approved the Redomestication Proposal and recommends that the stockholders of 2020 approve it.

The affirmative vote of the holders of a majority of the shares outstanding of 2020 is required for approval of the Redomestication Proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The Redomestication will not be implemented if the Acquisition Proposal is not approved. Similarly, the Acquisition will not be consummated if 2020 does not reincorporate in the BVI.

The board of directors unanimously recommends a vote “FOR” the approval of the Redomestication Proposal.

Plan of Merger

The proposed merger will be achieved by the merger of 2020, a Delaware company, with and into Exceed, a BVI business company, with Exceed being the surviving entity. The amended and restated Memorandum of Association and the Articles of Association, the equivalent of a certificate of incorporation and bylaws of a United States company, of the surviving company will be those of Exceed, written in compliance with BVI law. The effectiveness of the merger is conditioned upon the filing by both 2020 and Exceed of a certificate of merger with the State of Delaware and articles of merger with the BVI Registry of Corporate Affairs. Upon the filing of these documents, 2020 will cease its corporate existence in the State of Delaware.

At the time of the Redomestication, the current outstanding Exceed ordinary shares owned by 2020 will be cancelled and one new ordinary share of Exceed will be issued for each issued and outstanding share of common stock of 2020 held by our stockholders on the effective date of the reincorporation. Each share of 2020 that is owned by 2020 shareholders will be canceled and assume the status of Exceed ordinary shares. The 2020 shares no longer will be eligible to trade on the NYSE Amex market. The shares of Exceed will be eligible to trade in their place beginning on or about the effective date of the reincorporation under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the NYSE Amex or will be as determined with the approval of NASDAQ if that is where the shares will trade upon consummation of the equity acquisition.

Stock Certificate Delivery Requirements

You do not need to replace the current stock certificate of 2020 after the Redomestication. DO NOT DESTROY YOUR CURRENT STOCK CERTIFICATES ISSUED BY 2020. The issued and outstanding stock certificates of 2020 will represent the rights that our stockholders will have in Exceed. Stockholders, however, may submit their stock certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issued. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Appraisal Rights

If the Redomestication occurs, 2020’s stockholders who do not vote in favor of the Redomestication have the right to demand in cash the fair value of their 2020 shares (exclusive of any element of value arising from the accomplishment or expectation of the Redomestication) instead of taking the surviving corporation’s common stock. Holders of options or warrants to purchase 2020 common stock do not have any appraisal rights.

2020 common stock will not be converted into surviving corporation ordinary shares if the holder of the shares validly exercises and perfects statutory appraisal rights with respect to the shares. When and if the holder of those shares withdraws the demand for appraisal or otherwise becomes ineligible to exercise appraisal rights, the shares will automatically convert into shares of the surviving corporation ordinary shares on the same basis as the other shares that convert in the Redomestication.

To perfect the appraisal right, stockholders must not vote in favor of the Redomestication Proposal and must then mail or deliver a written demand for appraisal, before the taking of the vote on the proposal at the special meeting of 2020’s stockholders. This written demand must be separate from any written consent or vote against approval of the Redomestication Proposal. Voting against approval of the Redomestication or failing to vote on the proposal will not constitute a demand for appraisal within the meaning of Section 262 of the Delaware General Corporations Law. The written demand should be delivered to:

2020 ChinaCap Acquirco, Inc.
c/o Surfmax Corporation
221 Boston Post Road East
Suite 410
Marlborough, Massachusetts 01753
Attn: George Lu

A written demand for appraisal of the 2020 shares is only effective if it reasonably informs 2020 of the identity of the stockholder and that the stockholder demands appraisal of his, her or its shares. Accordingly, the written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares of 2020 stock owned and that the stockholder is thereby demanding appraisal.

A dissenting stockholder who is the record owner, such as a broker, of 2020 stock as a nominee for others, may exercise a right of appraisal with respect to the common stock held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the record stockholder should specify in the written demand the number of shares as to which the stockholder wishes to demand appraisal. If the written demand does not expressly specify the number of shares, 2020 will assume that the written demand covers all the shares of 2020 common stock that are in the nominee’s name.

It is important that 2020 receives all written demands promptly as provided above. Failure to comply with any of these conditions will result in the stockholder only being entitled to receiving the shares of Exceed in the Redomestication.

Dissenting stockholders must either vote not to approve the Redomestication Proposal or abstain. If a dissenting stockholder votes in favor of the Redomestication Proposal, the stockholder’s right to appraisal will terminate, even if the stockholder previously filed a written demand for appraisal. A vote against approval of the Redomestication is not required in order to exercise appraisal rights.

Dissenters must continuously hold their shares of 2020 common stock from the date they make the demand for appraisal through the closing of the Redomestication. Record holders of 2020 common stock who make the appraisal demand, but subsequently sell their shares of common stock prior to the merger will lose any right to appraisal in respect of the sold shares.

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Delaware law may file a petition in the Delaware Court of Chancery demanding that the Chancery Court determine the fair value of the shares of stock held by all the stockholders who are entitled to appraisal rights. Neither 2020 nor the surviving corporation has any intention at this time of filing this petition. Because the surviving corporation has no obligation to file this petition, if no dissenting stockholder files this petition within 120 days after the closing, the dissenting stockholder may lose its rights of appraisal.

A dissenting stockholder who no longer wishes to exercise appraisal rights must withdraw its demand for appraisal rights within 60 days after the effective date of the Redomestication. A stockholder also may withdraw a demand for appraisal after 60 days from the effective date of the merger, but only with the written consent of the surviving corporation. If a stockholder effectively withdraws a demand for appraisal rights, the stockholder will receive the merger consideration provided in the Redomestication.

If the stockholder is in compliance with the demand requirements, the stockholder is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares for which appraisal has been demanded and the aggregate number of stockholders making the demand. To obtain this statement, the stockholder must make a written demand to the surviving corporation within 120 days after the effective date of the Redomestication. The surviving corporation must make the statement before the later of (i) the 10th day after receiving such request or (ii) the 10th day after the expiration of the period within which demand for appraisal rights must be made.

If a Chancery Court proceeding is commenced by a dissenting stockholder, the surviving corporation has 20 days to provide the court with the names of dissenting stockholders with which it has not settled a claim for appraisal. The court may then send notice of a hearing to all the stockholders demanding appraisal rights, and then conduct a hearing to determine whether the stockholders have fully complied with Section 262 and their entitlement to the appraisal rights under that section. The court may require deposit of the stock certificates of dissenting stockholders with the court. A dissenting stockholder who does not follow this requirement may be dismissed from the proceeding.

The Chancery Court will determine the value of the shares. To determine the fair value, the court will consider all relevant factors, and will exclude any appreciation or depreciation due to the anticipation or accomplishment of the Redomestication. Upon determination of the value, the surviving corporation will be ordered to pay that value, together with simple or compound interest as the court directs. To receive payment, the dissenting stockholders must surrender their stock certificates to the surviving corporation.

The costs of the appraisal proceeding may be assessed against the surviving corporation and the stockholders as the court determines.

The text of Section 262 of the Delaware General Corporation Law setting forth the appraisal rights of the stockholder of a Delaware corporation is attached hereto as Annex G to this proxy statement/prospectus.

Differences of Stockholder Rights

The corporate statutes of Delaware and the BVI are similar, however certain differences exist. The material differences, between the corporate statutes of Delaware and BVI are summarized below. The following discussions are summaries only. They do not give you a complete description of any non-material differences that may affect you. Stockholders should also refer to the Annexes of the Memorandum and Articles of Association. Neither BVI law nor the memorandum and articles of association of Exceed impose any limitations on the right of nonresident or foreign owners to hold or vote securities. Under the BVI law, holders of a company’s stock are referred to as members, as opposed to stockholders, which reference is carried through in the table.

PROVISION	2020	Exceed
Number of Authorized Shares	26 million shares of which 25 million are shares of common stock, $0.0001 par value per share and 1 million are shares of preferred stock, par value $0.0001 per share.	Same as 2020.
Par Value	Stated in United States dollars. Changes in capital generally require stockholder approval.	Changes in number of shares may be made upon resolution of members or directors.
Preferred (Preference) Shares	Directors may fix the designations, powers, preferences, rights, qualifications, limitations and restrictions by resolution.	Same as 2020, but preferred shares must be authorized in the amended and restated Memorandum of Association and the rights attaching to such shares set out in the memorandum.
Registered Shares	Shares of capital stock of 2020 to be registered shares.	Same as 2020.
Purpose of Corporation	To engage in any lawful act or activity.	Same as 2020 subject to the prohibition of conducting certain business activities in the BVI (i.e., banking, insurance).
Amendment of Certificate of Incorporation/Amended and Restated Memorandum and Articles of Association	Requires stockholder vote and, except in limited circumstances, by the board of directors.	Requires vote of the members, being a person that holds shares, or as permitted by the Business Companies Act (“BCA”) and the amended and restated Memorandum and articles.
Registered Office	1209 Orange Street, Wilmington, Delaware	Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Tow, Tortola VG 1110, British Virgin Islands
Transfer Agent	Continental Stock Transfer & Trust Company	Same as 2020.

PROVISION	2020	Exceed
Voting Rights	Common stock: one share, one vote on all matters before the holders of the common stock. Other classes of equity may have voting rights as assigned to them by the board of directors or as approved by stockholders.

	Directors elected by plurality, all other matters either by majority of issued and outstanding or majority of those present and entitled to vote as specified by law.	Same as 2020. Directors elected by plurality as provided in the amended and restated memorandum and articles; all other matters by a majority of those shares present and entitled to vote.
Redemption of Equity	Shares may be repurchased or otherwise acquired, provided the capital of the company will not be impaired by the Acquisition. Company may hold or sell treasury shares.	Shares may be repurchased or otherwise acquired, provided the company will remain solvent after the merger. Company may hold or sell treasury shares.
Stockholder/Member consent	Permitted as required for a vote at a consent meeting.	Same as 2020.
Notice Requirements for Stockholder/Member Nominations and Other Proposals	In general, to bring a matter before an annual meeting or to nominate a candidate for director, a stockholder must give notice of the proposed matter or nomination not less than 60 days and not more than 90 days prior to public disclosure of the date of annual meeting.

In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, the notice must be received by the company no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.	Same as 2020.

If the member is making a proposal on a matter or nominating a candidate for director and there is less than 40 days notice or prior public disclosure of the date is given or made to members, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
Meetings of Stockholders/ Members – Presence	In person, or by proxy or other appropriate electronic means.	In person or by proxy or by any teleconference means where persons can hear one another.
Meeting of Stockholder/ Member – Notice	Not less than 10 days or more than 60 days.	Not less than seven days; no maximum limit.

PROVISION	2020	Exceed
Meeting of Stockholders/ Members – Call of Meeting	Regular and annual meetings shall be called by the directors. Special meetings may be called only by majority of board of directors, chief executive officer or by a majority of the issued and outstanding capital stock entitled to vote.	Meetings may be called by the directors or by members holding 30 percent of the outstanding votes. The articles require an annual meeting of the members for the election of directors to be called by the directors. Meetings on short notice may be called upon waiver or presence of all the members holding shares entitled to vote or 90% of the total number of shares entitled to vote agree to short notice.
Meeting of Stockholders/ Members – Place	Within or without Delaware.	Within or outside the BVI as the directors consider necessary or desirable.
Meeting of Stockholders/ Members – Quorum	Majority of the capital stock issued and outstanding and entitled to vote at meeting. Meeting may be adjourned for up to 30 days without additional notice to stockholders.	One-half of the votes of the shares of each class or series entitled to vote. Adjournment for such time as directors determine.
Meeting of Stockholders/ Members – Record Date	As fixed by the directors, no more than 60 days and no less than 10 days before the meeting. If not fixed, the day before notice of meeting is given.	As fixed by the directors.
Directors – Election	By the stockholders as entitled by their terms, including the holders of common stock.	Subject to the Memorandum and Articles of Association, the members, including the holders of ordinary shares or by the directors who have the power to appoint additional directors.
Directors – Term	Staggered board of three classes; for terms of three years.	Annual term.
Directors – Removal	By the stockholders for cause.	By resolution of the members passed by a majority vote or by resolution of directors passed by majority vote, in either case with or without cause.
Directors – Vacancy	May be filled by majority of remaining directors (unless they are the result of the action of stockholders) and newly created vacancies may be filled by majority of remaining directors.	May be filled by members or the board of directors.
Directors – Number	As determined by board of directors, but not less than one.	There is no maximum number of directors. Minimum one.

PROVISION	2020	Exceed
Directors – Quorum and Vote Requirements	A majority of the entire board. The affirmative vote of a majority of directors present at a meeting at which there is a quorum constitutes action by the board of directors.	Not less than one-third (with a minimum of two) of the total number of directors, present in person or by alternate, except if there is only one director then a quorum will be one director.
Directors – Managing Director	Not applicable.	Provision for the board to select one or more directors to be managing directors, provide for special remuneration and assign such powers as the board determines so long as it is not a power that requires board approval.
Directors – Powers	All powers to govern the corporation not reserved to the stockholders.	Same as 2020.
Directors – Committees	Directors may establish one or more committees with the authority that the board determines.	Same as 2020.
Directors – Consent Action	Directors may take action by written consent of all directors, in addition to action by meeting.	Same as 2020.
Director – Alternates	Not permitted.	Directors may, by written instrument, appoint an alternate who need not be a director, who may attend meetings in the absence of the director and vote and consent in the place of the directors.
Directors – Appoint Officers	Directors appoint the officers of the corporation, subject to the bylaws, with such powers as they determine.	Same as 2020, subject to the amended and restated memorandum and articles of association and certain restrictions under the Act.

PROVISION	2020	Exceed
Director – Limitation of Liability	Directors liability is limited, except for (i) breach of loyalty, (ii) act not in good faith or which involves international misconduct or a knowing violation of law, (iii) willful violation of law in respect of payment of dividend or redeeming shares, or (iv) actions in which director receives improper benefit.	Duty to act honestly and in good faith with a view to the best interests of the company and exercise care, diligence and skill that a reasonable director would exercise in the same circumstances, taking into account the factual circumstances. No provisions in the memorandum, articles or agreement may relieve a director, officer, or agent from the duty to act in accordance with the memorandum or articles of association or from personal liability arising from the management of the business or affairs of the company. Further, a director who vacates office remains liable in respect of acts or omissions that occurred while he was a director.
Director – Indemnification Insurance	Company may purchase insurance in relation to any person who is or was a director or officer of the company.	Same as 2020.
Amendments to Organizational Documents	Amendments to the certificate of incorporation must be approved by the board of directors and by a majority of the outstanding stock entitled to vote on the amendment, and if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series. Bylaws may be amended by the stockholders entitled to vote at any meeting or by the board of directors.	Amendments to the memorandum and articles of association may be made by resolution of the members or by the directors, if permitted by the memorandum and articles of association, subject to certain restrictions.
Sale of Assets	The sale of all or substantially all the assets of the company requires stockholder approval.	Subject to the amended and restated Memorandum and Articles of Association, the sale of more than 50% of the assets of the Company requires member approval, other than in the regular course of business.
Appraisal Rights	Provision is made under Delaware corporate law to dissent and obtain fair value of shares in connection with certain corporate actions that require stockholder approval or consent.	Provision is made under the BCA to dissent and obtain fair value of shares in connection with certain corporate actions that require member approval or consent.

Indemnification of Officers and Directors

As indicated in the comparison of charter provisions, a director of a company formed under the laws of the BVI is obligated to act honestly and in good faith and exercise care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account the factual circumstances. The amended and restated Memorandum and Articles of Association of Exceed do not relieve directors, officers or agents from personal liability arising from the management of the business of the company. Notwithstanding the foregoing, Section 132 of the Act provides that Exceed may indemnify directors, officers and agents against all expenses, including legal fees and judgments, fines and settlements, in respect of actions related to their employment. The Purchase Agreement provides indemnification in respect of the representations, warranties and covenants of the parties, some of which may relate to the securities laws of the United States. There are no agreements that relieve directors from personal liability. Exceed is permitted and intends to obtain director and officer insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Exceed and 2020 have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Defenses Against Hostile Takeovers

While the following discussion summarizes the reasons for, and the operation and effects of, the principal provisions of Exceed’s amended and restated Memorandum and Articles of Association that management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the full texts of Exceed’s Memorandum and Articles of Association, which are filed as Annex F to this proxy statement/prospectus and which is incorporated herein by reference.

In general, the anti-takeover provisions of Exceed’s amended and restated Memorandum and Articles of Association are designed to minimize susceptibility to sudden acquisitions of control that have not been negotiated with and approved by Exceed’s board of directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the board of directors. The provisions would not prohibit an acquisition of control of Exceed or a tender offer for all of Exceed’s shares. The provisions are designed to discourage any tender offer or other attempt to gain control of Exceed in a transaction that is not approved by the board of directors, by making it more difficult for a person or group to obtain control of Exceed in a short time and then impose its will on the remaining shareholders. However, to the extent these provisions successfully discourage the Acquisition of control of Exceed or tender offers for all or part of Exceed’s shares without approval of the board of directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by shareholders to be in their best interests.

Tender offers or other non-open market acquisitions of shares will generally be made at prices above the prevailing market price of Exceed’s shares. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of Exceed’s shares, and may thereby deprive shareholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those shareholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but also any attempts to acquire control that are not approved by the board of directors, whether or not shareholders deem such transactions to be in their best interest.

Shareholder Meetings.  BVI law provides that shareholder meetings shall be convened by the board of directors at any time or upon the written request of shareholders holding more than 30% of the votes of the outstanding voting shares of the company. Exceed’s Articles of Association provide that annual shareholder meetings for the election of directors may be called by the directors or by shareholders holding more than 30% of the outstanding voting shares of Exceed.

Number of Directors and Filling Vacancies on the Board of Directors.  BVI law requires that the board of directors of a company consist of one or more members, with a minimum of one director. Exceed’s Amended and Restated Memorandum and Articles of Association provide for no maximum number of directors, subject to any subsequent amendment to change the number of directors. The power to determine the number of directors is vested in the board of directors and the shareholders. The power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested primarily in the board of directors. Directors may be removed by the members for cause or without cause on a vote of a majority of the shareholders passed at a meeting called for the purpose of removing the directors of by written resolution or with cause by a resolution of directors passed at a meeting or by written resolution.

Election of Directors.  Under British Virgin Islands law, there is no cumulative voting by shareholders for the election of the directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a shareholders meeting may, if they so choose, elect all directors of Exceed, thus precluding a small group of shareholders from controlling the election of one or more representatives to the board of directors.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Shareholders; Action by Written Consent.  The Exceed Articles of Association will provide for advance notice requirements for shareholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of Exceed at its principal executive offices not fewer than 30 days nor more than 60 days prior to the first anniversary date of the annual meeting for the preceding year. Special meetings may be called by Exceed’s board of directors or by stockholders comprising 50% of the combined voting power of the holders of the then outstanding shares entitled to vote. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Rights of Minority Shareholders

Under the laws of the BVI there is statutory protection of minority shareholders under the Act. The principal protection under the Act is that shareholders may bring an action to enforce the constituent documents of the company, the Memorandum and Articles of Association. The Act sets forth the procedure to bring such an action. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the company’s memorandum and articles of association. Exceed is obliged to hold an annual general meeting under its articles of association and provide for the election of directors. Companies may appoint an independent auditor and shareholders may receive the audited financial statements of the company, but are not entitled to do so under the Act.

The Act has introduced a series of remedies available to members. Where a company incorporated under the Act conducts some activity which breaches the Act or the company’s memorandum and articles of association, the court can issue a restraining or compliance order. Members can now also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies have also been incorporated into the Act — where a member of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may now apply to the BVI court for an order on such conduct.

Any member of a company may apply to the BVI court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The Act provides that any member of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger; (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 percent, or fewer of the issued shares of the company required by the holders of 90 percent, or more of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as shareholders as established by the company’s memorandum and articles of association.

Under the law of Delaware, the rights of minority shareholders are similar to that which will be applicable to the shareholders of Exceed. The principal difference, as discussed elsewhere will be the methodology and the forum for bringing such an action. It is also generally the case that the Delaware courts can exercise wide latitude in interpretation and wide discretion in fashioning remedies as they think fits the circumstances for the regulation of the company. Under English precepts of the law of minority shareholders, there is generally a more restricted approach to the enforcement of the rights through the interpretation of the law, memorandum and articles of association.

Material United States Federal Income Tax Considerations

General

The following is a summary of the material U.S. federal income tax consequences of (a) the Redomestication to 2020 and the holders of 2020’s common stock, (b) the Acquisition to Exceed, and (c) the ownership of ordinary shares in Exceed following the Redomestication and Acquisition. Subject to the assumptions, limitations, and qualifications stated herein and in Annex C to this Registration Statement, the statements as to United States federal income tax law and all U.S. federal income tax conclusions set forth in this section, “Material United States Federal Income Tax Considerations”, are the opinion of Seyfarth Shaw LLP, our United States special tax counsel. The discussion below of the U.S. federal income tax consequences applies to “U.S. Holders”, which is defined as:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a 2020 stockholder is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders of owning ordinary shares in Exceed are described below under the heading “— Tax Consequences to Non-U.S. Holders of Ordinary Shares of Exceed.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis. In particular, the U.S. federal income tax laws are currently under review by Congress. Such review could result in the enactment of legislation which may be given retroactive effect and could have an impact on this discussion.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to Exceed, 2020, any particular 2020 stockholder or Exceed stockholder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold 2020 common stock, and will acquire the ordinary shares of Exceed as a result of owning 2020 common stock and own and hold such ordinary shares as capital assets within the meaning of Code Section 1221. In addition, this discussion does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or “financial services entities;”
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 10% or more of our voting shares; or
•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold 2020 common stock, or will hold the ordinary shares of Exceed, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of 2020 common stock (or the ordinary shares of Exceed), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

2020 has not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

Because of the absence of guidance directly on point as to how the Redomestication and Acquisition would be treated for U.S. federal income tax purposes, it is not possible to predict what contrary positions, if any, may be taken by the Internal Revenue Service or a court considering these tax issues and whether such positions would be materially different from those discussed in this section (although the disclosure does describe certain possible alternative tax consequences). As a result, the word “should” and not “will” is often used throughout this section in order to indicate a degree of uncertainty concerning these issues that is greater than would be indicated by a “will” level of opinion, but is less than would be indicated by a “more-likely-than-not” level of opinion. If the Internal Revenue Service were to assert a contrary position with respect to the tax treatment of an aspect of the transactions described in this section, and prevail with respect to that assertion, security holders might be subject to additional U.S. federal income tax consequences which, in turn, could negatively affect the security holders as described herein.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO 2020, EXCEED OR ANY PARTICULAR HOLDER OF 2020 COMMON STOCK OR OF THE ORDINARY SHARES OF EXCEED FOLLOWING THE REDOMESTICATION AND THE ACQUISITION MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF 2020 COMMON STOCK IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE REDOMESTICATION AND THE ACQUISITION, AND THE OWNERSHIP AND DISPOSITION OF 2020 COMMON STOCK AND OF THE ORDINARY SHARES OF EXCEED INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

U.S. Federal Income Tax Consequences of the Redomestication – In General

The Redomestication should qualify as a reorganization for U.S. federal income tax purposes under Code Section 368(a). However, due to the absence of guidance directly on point on how the provisions of Code Section 368(a) apply in the case of a merger of a corporation (such as 2020) with no active business and only investment-type assets, this result is not free from doubt.

Tax Consequences to U.S. Holders of 2020 Common Stock

If the Redomestication qualifies as a reorganization under Code Section 368(a), a U.S. Holder of 2020 common stock should not recognize gain or loss upon the exchange of such stock solely for equivalent ordinary shares of Exceed pursuant to the Redomestication. A U.S. Holder’s aggregate tax basis in the ordinary shares of Exceed received in connection with the Redomestication should be the same as the aggregate tax basis of the 2020 common stock surrendered in the transaction. In addition, the holding period of the ordinary shares in Exceed received in the Redomestication should include the holding period of the 2020 common stock surrendered in the Redomestication. A shareholder of 2020 who converts its shares of common stock for cash should recognize gain or loss in an amount equal to the difference between the amount of cash received for such shares and its adjusted tax basis in such shares.

If the Redomestication fails to qualify as a reorganization under Code section 368(a).

If the Redomestication does not qualify as a reorganization under Section 368(a), U.S. Holders of 2020 common stock may recognize gain in an amount equal to the difference between the fair market of the ordinary shares of Exceed received in connection with the Redomestication and the basis of the 2020 common stock surrendered in the Redomestication.

If the Redomestication Qualifies as a Reorganization under Code § 368(a)

Tax Consequences Resulting from Redomestication

Under Section 367 of the Code, 2020 may recognize gain (but not loss) realized with respect to any of its assets as a result of the Redomestication in an amount equal to the excess, if any, of the fair market value of each such asset over such asset’s adjusted tax basis at the effective time of the Redomestication.

Tax Consequences to 2020 and Exceed

Potential Tax Consequences of Section 7874

Code Section 7874(b) (“Section 7874(b)”) generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Redomestication, then Exceed, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Redomestication and Acquisition as if it were a domestic (U.S.) corporation; in such case 2020 should not recognize gain (or loss) as a result of the Redomestication.

After the completion of the Acquisition, which we anticipate will occur immediately after and as part of the same plan as the Redomestication, it is expected that the former shareholders of 2020 will own, by reason of their ownership of 2020 shares, less than 50% of the shares of Exceed. Accordingly, it is not expected that Section 7874(b) will apply to treat Exceed as a domestic corporation for U.S. federal income tax purposes. However, due to the absence of complete guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the Redomestication and the Acquisition, this result is not free from doubt. If, for example, the Redomestication were ultimately determined for purposes of Section 7874(b) as occurring prior to, and separate from, the Acquisition, the stock ownership threshold for applicability of Section 7874(b) generally would be satisfied (and Exceed would be treated as a domestic corporation for U.S. federal income tax purposes) because the shareholders of 2020, by reason of owning shares of 2020, would own all of the shares of Exceed immediately after the Redomestication. Although the temporary regulations promulgated under Code Section 7874 support the view that the Redomestication and the Acquisition should be viewed together for purposes of determining whether Section 7874(b) is applicable, because of the absence of guidance under Section 7874(b) directly on point, this result is not certain. The balance of the discussion set forth in this summary entitled “Material United States Federal Income Tax Considerations,” assumes that Exceed will be treated as a foreign corporation for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Acquisition to Exceed

Exceed will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition.

U.S. Federal Income Tax Consequences to U.S. Holders of Ordinary Shares of Exceed

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the ordinary shares of Exceed. A distribution on such ordinary shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of Exceed (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder’s basis in its ordinary shares in Exceed and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate (see “— Taxation on the Disposition of Ordinary Shares” below) provided that (1) the ordinary shares of Exceed are readily tradable on an established securities market in the United States, (2) Exceed is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the New York Stock Exchange (the only exchange on which the ordinary shares of Exceed are currently anticipated to be listed and traded). Accordingly, it is possible that dividends paid on the ordinary shares of Exceed may qualify for the lower rate. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to the shares of Exceed.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of the ordinary shares in Exceed, and subject to the PFIC rules discussed below, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets.

Based on the expected composition of the assets and income of Exceed and its subsidiaries after the Redomestication and the Acquisition, 2020’s valuation of the business of Exceed and its subsidiaries, and the anticipated cash deployments at the time of and shortly after these transactions, it is not anticipated that Exceed will be treated as a PFIC following the Redomestication and the Acquisition; however, there can be no assurance of this. Moreover, the actual PFIC status of Exceed for any taxable year will not be determinable until after the end of its taxable year, and accordingly there can be no assurance with respect to the status of Exceed as a PFIC for the current taxable year or any future taxable year.

If Exceed were a PFIC for any taxable year during which a U.S. Holder held its ordinary shares, and the U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for the first taxable year of its holding period for the ordinary shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and
•	any excess distribution made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares of Exceed during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;
•	the amount allocated to the taxable year in which the U.S. Holder recognized the gain or excess distribution will be taxed as ordinary income;
•	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

In addition, if Exceed were a PFIC, a U.S. Holder who acquires its ordinary shares from a deceased U.S. Holder who dies before January 1, 2010 generally will be denied the step-up of U.S. federal income tax basis in such shares to their fair market value at the date of the deceased holder’s death. Instead, such U.S. Holder would have a tax basis in such shares equal to the deceased holder’s tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its ordinary shares in Exceed by making a timely QEF election to include in income its pro rata share of Exceed’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Exceed. Upon request from a U.S. Holder, Exceed will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Exceed will have timely knowledge of its status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has elected the application of the QEF rules to its ordinary shares in Exceed, and the special tax and interest charge rules do not apply to such stock (because of a timely QEF election for the first tax year of the U.S. Holder’s holding period for such shares or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such shares would be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income would not be taxable as a dividend. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to Exceed’s PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares of Exceed while it was a PFIC, whether or not it met the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for the first tax year in which the U.S. Holder holds (or is deemed to hold) ordinary shares in Exceed and for which it is determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for the tax years in which Exceed is not a PFIC. On the other hand, if the QEF election is not effective for each of the tax years in which Exceed is a PFIC and the U.S. Holder holds (or is deemed to hold) ordinary shares in Exceed, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder owns ordinary shares in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) ordinary shares in Exceed and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission (including the New York Stock Exchange), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Since it is expected that the ordinary shares of Exceed will be quoted and traded on the New York Stock Exchange, it is possible, if certain other conditions are met, that such shares may qualify as marketable stock for purposes of the election. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the ordinary shares of Exceed under their particular circumstances.

If Exceed is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Exceed receives a distribution from or disposes of all or part of its interest in, the lower-tier PFIC. Upon request, Exceed will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of ordinary shares in Exceed should consult their own tax advisors concerning the application of the PFIC rules to such ordinary shares under their particular circumstances.

U.S. Federal Income Tax Considerations for Non-U.S. Holders of Ordinary Shares of Exceed

As noted above (see the discussion under the heading “Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Redomestication — Tax Consequences to 2020 and Exceed”), for the purpose of this summary it has been assumed that Exceed will be treated as a foreign corporation for U.S. federal income tax purposes.

Based on such assumption, dividends paid to a Non-U.S. Holder in respect to its ordinary shares in Exceed generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of ordinary shares in Exceed unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

INFORMATION ABOUT WINDRACE

Overview

Windrace is one of the leading PRC sports and leisurewear companies in China with a market share of 3.2% by revenue. Foreign and domestic branded sports and leisurewear products each accounted for approximately half of the market share in China in 2007 and Windrace was one of the top five domestic branded sports and leisurewear manufacturers according to ZOU Marketing. Since Windrace began its operations in 2002, it has grown quickly in second and third tier cities in China, particularly in the Southwestern Region, Northeastern Region and Northwestern Region of China. As of June 30, 2009, Windrace’s retail sales network covered 28 provinces and municipalities in China.

Windrace designs, develops and wholesales footwear, apparel and accessories under the “” (Xidelong) brand name and the “” logo. Windrace has three principal categories of products: (i) footwear, which mainly comprises running, leisure, basketball, skateboarding, canvas, tennis and outdoor footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps. Windrace’s footwear, apparel and accessories represented 54.0%, 45.0% and 1.0% of its total revenue for the six months ended June 30, 2009, respectively. Windrace’s primary footwear is running footwear, which represented 20.4% of its total revenue for the six months ended June 30, 2009, the market for which has been growing rapidly in China due to the increasing demand for lifestyle and leisure products and heightened interest in health consciousness among Chinese customers.

Windrace focuses primarily on second and third tier cities in China characterized by increasing urbanization and strong economic development, which we believe present the best opportunity for retail sales growth. Windrace’s target customers are between 15 to 35 years old. Windrace plans to focus its market penetration in these areas using a medium-end pricing strategy, with an average retail price of approximately RMB200 to RMB300 for a pair of its sports or leisure footwear. Windrace also aims to establish and further widen its regional leadership particularly in the Southwestern Region and Northwestern Region in China. In particular, Windrace is the largest sportswear brand in terms of retail stores directly or indirectly operated by its distributors in Yunnan, Chongqing, Shaanxi, Heilongjiang and Tibet according to ZOU Marketing. For example, one of Windrace’s distributors had already established 456 Xidelong retail stores in Yunnan and Hunan province in the Southwestern Region by the end of 2008. We believe that this provides a platform for Windrace to further enhance its overall market share in China’s rapidly growing branded sportswear market, which has grown at an estimated compound annual growth rate, or CAGR, of 27% from 2003 to 2007 according to ZOU Marketing.

Windrace sells its products mainly through the Xidelong retail stores, which sell Windrace’s products exclusively and do not carry or sell other brands’ products. Windrace’s 23 distributors own and operate all Xidelong retail stores. They operate some of the Xidelong retail stores directly and delegate operation of the remaining stores to third parties. Windrace has contractual relationships only with its distributors and not with authorized third party retail store operators. Windrace believes that the sale of its products through distributors has enabled it to grow by leveraging on their regional retail expertise and economies of scale. Windrace provides retail policies and guidelines, training, advertising and marketing support as well as renovation subsidies to assist its distributors in the management and expansion of the Xidelong retail sales network. As of June 30, 2009, there were 3,411 Xidelong retail stores, of which 995 were operated directly by distributors and the remaining 2,416 were operated indirectly through authorized third party retail store operators. The number of the Xidelong retail stores grew from 1,483 as of December 31, 2006 to 3,277 as of December 31, 2008, representing a CAGR of 48.7%.

Windrace places great emphasis on the comfort and functionality of its products. It tailors its sports and leisure footwear, especially running footwear, to the needs of PRC consumers. The China Institute of Sport Science, General Administration of Sport of China, the research center established by the General Administration of Sport of China engaging in research in the field of sport science, works with Windrace exclusively in its research and development efforts in China. Under the agreement with the China Institute of Sport Science, Windrace pays an annual fee to the China Institute of Sport Science for their assistance in the research and development of technologies for Windrace’s sports footwear and apparel and their promotion of the technology content of Windrace’s products. Further, Windrace has the exclusive right to use the endorsement “The

Strategic Partner of the China Institute of Sport Science” on its products and the first right of refusal to use the know-how developed through its collaboration with the China Institute of Sport Science. As the exclusive partner of the China Institute of Sport Science, Windrace allows the China Institute of Sport Science to use its research and development facilities in Jinjiang. We believe that combined with Windrace’s existing strengths and market position, its footwear, especially running footwear, presents the largest growth potential in the sports and leisure footwear sector in China. Windrace’s commitment to the comfort and quality of its footwear for each individual is represented by its promotional slogans such as “The Foot Knows Comfort”, “Run Freely” and “Respect Yourself.”

Windrace manufactures its products through a combination of internal and external production. Windrace’s production facility has a gross floor area of approximately 66,102 square meters and houses nine production lines with an aggregate annual production capacity of approximately nine million pairs of footwear. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace manufactured some footwear at its own production facility and outsourced the remaining footwear, generally with a lower technology content and all of its apparel and accessories to third party contract manufacturers. As of June 30, 2009, Windrace had three subcontractors for footwear, 14 subcontractors for apparel and six subcontractors for accessories.

All of Windrace’s products, whether manufactured at its production facility or outsourced to contract manufacturers, undergo testing by Windrace’s stringent quality control system before being distributed for retail sale. During the years ended December 31, 2006, 2007 and 2008, the percentages of footwear production that Windrace outsourced to these contract manufacturers in terms of sales volume increased from 20.3% in 2006 to 37.1% in 2007, and to 47.8% in 2008. The percentages of footwear production that Windrace outsourced to its contract manufacturers, however, decreased from 55.4% during the six months ended June 30, 2008 to 21.9% during the six months ended June 30, 2009 because Windrace increased production of its footwear products in house due to increased production capacity and decreased purchases from contract manufacturers. Increased in-house production gives Windrace more control over footwear production and allows Windrace to save costs.

Windrace’s revenues increased significantly at a CAGR of approximately 62.7% from RMB687.6 million in 2006 to RMB1,820.3 million in 2008. The growth during these periods was attributable to Windrace’s business expansion and increased demand for Windrace’s products. Windrace’s revenue, however, decreased from RMB1,017.4 million for the six months ended June 30, 2008 to RMB816.8 million for the six months ended June 30, 2009 due primarily to the reduction of delivery due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008.

Competitive Strengths

We believe that Windrace is able to capitalize on the growth of the branded sports and leisurewear market in the PRC because of its following strengths:

Leading and fast-growing sports and leisurewear brand in China

Windrace’s Xidelong brand is one of the leading and fast-growing sports and leisurewear brands in the PRC. Foreign and domestic branded sports and leisurewear products each accounted for approximately half of the market share in China in 2007 and Windrace was one of the top five domestic branded sports and leisurewear manufacturers with a market share of 3.2% by revenue according to ZOU Marketing. Windrace commenced operations in 2002 and has experienced significant growth since its inception. Windrace recorded RMB1,820.3 million in revenue in 2008, representing a CAGR of approximately 62.7% from RMB687.6 million in 2006. The number of the Xidelong retail stores grew from 1,483 as of December 31, 2006 to 3,277 as of December 31, 2008, representing a CAGR of 48.7%. We believe Windrace’s fast growth was primarily due to its focus on rapidly growing second and third tier cities in China that have recorded strong economic growth in recent years. Leveraging its growth and experience in these cities, we believe that Windrace has a solid platform to expand its market share into other PRC cities and regions.

Extensive sales distribution network

Windrace sells its Xidelong products through its distributors’ extensive sales distribution network. As of June 30, 2009, Windrace’s 23 distributors owned and operated, directly or indirectly, 3,411 Xidelong retail stores covering 28 provinces and municipalities. Most of the Xidelong retail stores are located in second and third tier cities in China, which Windrace believes present significant growth opportunities. Windrace is the largest sportswear brand in terms of retail stores operated, directly or indirectly, by its distributors in Yunnan, Chongqing, Shaanxi, Heilongjiang and Tibet according to ZOU Marketing. Windrace sets guidelines for its distributors relating to the management and the operations of the Xidelong retail stores, including location, retail prices and sales targets, with the aim of strengthening growth in their sales, further enhancing the market positions of Xidelong in Windrace’s target regions and improving recognition of the Xidelong brand.

Strong research and development capabilities enhanced by Windrace’s exclusive partnership with the China Institute of Sport Science

We believe Windrace is widely recognized in the PRC as a producer of quality and comfortable sports and leisurewear. Its promotional slogans, “The Foot Knows Comfort” and “Run Freely”, represent its dedication to producing quality and comfortable footwear. Windrace aims to apply leading edge technology to develop sports and leisure footwear that is tailored to consumers in the PRC. Windrace developed a national database of foot shapes and characteristics of people of different age groups and from different regions in the PRC with the aim to understanding their unique features and thereby developing sports and leisure footwear that can provide the best comfort to its consumers. Windrace was awarded “Most Popular Sportswear Brand in the PRC as Voted by Consumers” in 2005 by Sohu.com Inc., a leading online media company.

Windrace’s competitive strength in research and development is further demonstrated by its exclusive partnership with leading sports institutes in China, including the China Institute of Sport Science, General Administration of Sport of China and the Hefei Institute of Intelligent Machines, Chinese Academy of Sciences. The China Institute of Sport Science is a research center established by the General Administration of Sport of China, China’s first and only governmental agency engaging in research in the field of sport science. The Hefei Institute of Intelligent Machines is a research institute established by the Chinese Academy of Sciences, a leading academic institution and comprehensive research and development center in natural science and technological innovation in China. Windrace is able to leverage their technology resources and professional expertise to analyze information stored in its proprietary national foot shape and characteristic database and improve the comfort level and quality of its sports and leisure footwear, especially in running footwear which it considers presents the largest market potential in the sports and leisure footwear sector. Windrace also has the first right of refusal to the use of the know-how developed through its collaboration with the China Institute of Sport Science, and the exclusive right to the know-how developed under its arrangement with the Hefei Institute of Intelligent Machines. Windrace was named the “Chinese Enterprise with Innovative Sports Products Technology” in 2007 by the Chinese International Brand Development Association, China Sport Brand Research Center, and Beijing JinWang International Sport Management Limited.

Integrated production and stringent quality control to ensure high quality products

We believe one of Windrace’s core competitive strengths is the high quality of its Xidelong products resulting from its integrated production platform and stringent quality control system. Windrace’s integrated production process allows it to maintain control over key stages of its operations. Its internal design and research and development capability enables it to introduce new and innovative products and adjust its production output to respond to changing customer demands without compromising quality control. Windrace leverages its in-house manufacturing capacity in its footwear production with more advanced technological features, particularly running and basketball footwear, in order to ensure quality, and retain its proprietary intellectual property and technological know-how. Windrace also outsources the production of some of its footwear and all of its apparel and accessories to contract manufacturers. We believe Windrace also enjoys a competitive cost structure from its scaled production.

Moreover, Windrace has a comprehensive quality control system that covers the entire production process, from the purchase of raw materials to the processing and inspection of finished products, including products produced by contract manufacturers. We believe Windrace’s dedication to quality control is instrumental to ensure the high quality of its products. Windrace obtained the ISO9001 quality control certification for its footwear production process in 2008. It was also awarded “State-designated Products Exempted from Quality Inspection” in 2005, and its Xidelong brand was recognized as “China’s Well-Known Trademark” in 2006.

Professional and experienced management team

Windrace has grown significantly since it began its operations in 2002 to become a leading sports and leisurewear company in China. We believe this is due to Windrace’s professional and experienced management, which has extensive knowledge and in-depth experience in the PRC sportswear industry gained from managerial experience in other major domestic and international branded sportswear companies. Windrace’s management is led by Mr. Lin Shuipan, the founder, chairman of the board and chief executive officer, who has over 16 years of experience in the sports and leisurewear industry and has been responsible for overall strategic direction, management and operations since Windrace’s inception. In addition, Mr. Lin was appointed the vice president of Jinjiang Footwear Manufacturing Association in 2004 and was also appointed an executive director of Jinjiang Chendai Chamber of Commerce in 2005. Windrace’s experienced mid-level management and other production, design and administrative personnel have also contributed to the growth of its business.

Business Strategies

Windrace intends to continue to build on its competitive strengths to increase its market share and profitability. To achieve this, it plans to implement the following business strategies:

Continue to widen Windrace’s leading market position in regional markets and further expand its national sales distribution network and market share in the PRC

Windrace plans to continue to expand the Xidelong sales distribution network through its distributors in order to continue to increase its market share in China and to leverage the growth in demand for sports and leisurewear products. Windrace is exploring a strategy to increase Windrace’s sales distribution network through Windrace’s distributors with plans to add approximately 500, 700 and 1,000 additional Xidelong retail stores in each of 2009, 2010 and 2011, respectively. Windrace’s expansion plans entail the following:

•	Further widen its regional market leadership: Windrace’s sales distribution networks in the Southwestern Region and the Northwestern Region of China are among the largest according to ZOU Marketing, an independent strategic sports branding organization in the PRC. Windrace intends to leverage its leading regional market position and further increase its presence, and widen its leading market position by opening additional Xidelong retail stores, through its distributors, to continue to leverage the strong economic growth in these regions.
•	Expand its national coverage and penetrate into new regions in China: Windrace intends to leverage its experience from its leading regional market position and expand the Xidelong sales distribution network, though its distributors, into other regions of China, including Beijing, Guangdong and other provincial capitals and major cities. Windrace intends to expand the geographical coverage of its existing distributors and engage new distributors who have strong network and experience in such regions.
•	Increase the number of large-scale Xidelong retail stores: Windrace intends to work closely with its distributors to increase the number of large scale Xidelong retail stores with an average store size of approximately 100 square meters, which can carry a wider range of its Xidelong products, and enhance profile and recognition of its brand.

Continue to strengthen management and control of the Xidelong retail network

Windrace plans to continue to work with its distributors and further strengthen its management of the expanding Xidelong retail network. In particular:

•	Windrace intends to spend RMB12.0 million in 2010 and RMB10.0 million in 2011 to establish a POS information management system to enhance its monitoring of the performance of its distributors, including sales performance and inventory data at the Xidelong retail stores. This planned POS information management system will enable Windrace’s management and relevant personnel to track information on a real-time basis with respect to the movements of its products at all Xidelong retail stores. Windrace expects to be able to utilize such timely information to plan its production levels accordingly and determine effectively the pricing of its products based on real-time data. Windrace plans to establish and launch the system in stages; and

•	Windrace intends to continue to provide guidance and support to its distributors, including training of the Xidelong retail store employees to improve their customer service and product knowledge, identifying locations for the establishment of new Xidelong retail stores, facilitating the establishment of new Xidelong retail stores with renovation subsidies and providing other marketing support.

Continue to strengthen Windrace’s research and development capabilities

To further improve its products that are designed for both general sports and leisure activities, Windrace will continue to strengthen its product design, and research and development efforts. Windrace will continue to leverage its exclusive collaboration relationships with external institutions such as the China Institute of Sport Science and invest further in joint research and development initiatives to enhancing the performance and technology of its products. Windrace expects planned investments of RMB3.0 million in 2009, RMB17.0 million in 2010 and RMB20.0 million in 2011 on its research and development initiatives.

Windrace plans to launch its first foot-shape measuring device at selected Xidelong retail stores. The device will enable consumers to choose the type of footwear that will best suit their individual foot shapes and provide them with more comfort based on their unique characteristics. In addition to product design, Windrace will continue to work with its suppliers to improve the materials used in its footwear production to enhance the comfort level of its products, including lighter weight, more durable soles and products with better shock absorbing and breathable materials. Furthermore, Windrace is currently developing cold-climate cross-country footwear and running footwear with built-in pedometers with the China Institute of Sport Science, which it intends to commercialize when ready for retail sale.

Further enhance the awareness of Windrace’s Xidelong brand image

Windrace plans to further enhance awareness of the Xidelong brand in China and, in particular, to strengthen the recognition of Xidelong as a competitively-priced, comfortable and high quality sports and leisurewear brand that best suits the lifestyles of Chinese consumers. Windrace plans to continue to market its products under its promotional slogans, e.g. “The Foot Knows Comfort”, “Run Freely”, and “Respect Yourself.”

We believe that the 2009 East Asian Games in Hong Kong and the 16th Asian Games in Guangzhou in 2010 will generate more interest in sports among consumers in the PRC. We believe this presents significant opportunities for growth in sports and leisurewear products in China, and Windrace intends to leverage this opportunity to further enhance recognition of its brand in China. Windrace intends to increase advertising on national and regional newspapers, magazines, the Internet, television and billboard displays. We believe Windrace’s enhanced marketing and promotional activities will further capture the increased interest in sports in China.

Expand Windrace’s production capacity

To meet the demand for Windrace’s products and support the growth of its sales distribution network through its distributors, Windrace intends to expand annual footwear production capacity at its facility in Jinjiang, Fujian province from approximately nine million pairs to approximately 19 million pairs by 2010 through planned capital expenditures of RMB4.0 million in 2009, RMB16.0 million in 2010 and RMB2.0 million in 2011. Windrace is also exploring potential sites for the construction of a new production facility. Windrace is planning capital expenditures of RMB55.0 million in 2010 and RMB50.0 million in 2011 to expand the production facilities with an aggregate gross floor area of approximately 30,000 square meters for such new production base.

In addition, Windrace is exploring plans to shift a small portion of apparel production to its production facility, which would allow it to integrate the production process with the design, research and development process. This will give Windrace a more direct control of the entire process and shorten its production lead time to respond more quickly to market demands.

Brand and Products

Xidelong brand

Windrace markets its products under the Xidelong () brand name and the “” logo. It uses the Chinese promotional slogan “Respect Yourself” to market its products, which is designed to symbolize its emphasis on individualism.

In June 2006, Windrace’s “Xidelong” trademark was recognized as “China’s Well-Known Trademark” by the Hubei Province Jingzhou City Intermediate People’s Court.

To achieve consistency in its brand image, Windrace sets management and operational guidelines for all its distributors to follow at the Xidelong retail stores. These guidelines include inventory control, pricing and sale procedures, product and window display requirements and customer service standards.

Products

Windrace has three principal products: (i) footwear, (ii) apparel and (iii) accessories.

The table below lists Windrace’s current main products under each product type:

Footwear	Apparel	Accessories
• Running	• Sports tops	• Bags
• Leisure	• Pants	• Socks
• Basketball	• Jackets	• Hats
• Skateboarding	• Track suits	• Caps
• Canvas	• Coats
• Tennis
• Outdoor

The table below sets forth Windrace’s sales volume and revenue by product type:

	Year ended December 31,									Six months ended June 30,
	2006			2007			2008			2008			2009
	Sales volume	Revenue	Percentage of total revenue	Sales volume	Revenue	Percentage of total revenue	Sales volume	Revenue	Percentage of total revenue	Sales volume	Revenue	Percentage of total revenue	Sales volume	Revenue	Percentage of total revenue
	(units in thousands)	(RMB in thousands)		(units in thousands)	(RMB in thousands)		(units in thousands)	(RMB in thousands)		(units in thousands)	(RMB in thousands)		(units in thousands)	(RMB in thousands)
Running	2,928	190,266	27.7%	5,496	364,741	28.1%	5,892	425,627	23.4%	3,887	270,952	26.6%	2,473	166,400	20.4%
Leisure	1,407	75,998	11.1%	2,369	131,462	10.2%	3,405	218,769	12.0%	1,909	116,382	11.4%	1,125	75,295	9.1%
Basketball	957	76,794	11.2%	1,151	99,652	7.7%	787	71,337	3.9%	442	38,173	3.8%	268	25,402	3.1%
Skateboarding	426	22,453	3.2%	1,229	74,887	5.8%	2,403	155,796	8.6%	1,118	67,266	6.6%	1,656	112,811	13.8%
Canvas	420	11,210	1.6%	79	3,035	0.2%	616	27,373	1.5%	466	20,055	2.0%	197	8,000	1.0%
Tennis	—	—	—	—	—	—	137	11,572	0.6%	—	—	—	500	38,781	4.7%
Outdoor	—	—	—	—	—	—	124	10,708	0.6%	—	—	—	186	14,746	1.8%
Beach	—	—	—	—	—	—	47	1,879	0.1%	47	1,879	0.2%	—	—	—
Footwear subtotal	6,138	376,721	54.8%	10,324	673,777	52.0%	13,411	923,061	50.7%	7,869	514,707	50.6%	6,404	440,436	54.0%
Apparel(1)	7,556	300,958	43.8%	13,158	598,122	46.1%	16,824	857,203	47.1%	11,366	483,649	47.5%	9,135	367,870	45.0%
Accessories(2)	—	9,890	1.4%	—	24,503	1.9%	—	40,018	2.2%	—	18,996	1.9%	—	8,534	1.0%
Total	13,694	687,569	100.0%	23,482	1,296,402	100.0%	30,235	1,820,282	100.0%	19,235	1,017,352	100.0%	15,539	816,840	100.0%

Notes:

(1)	Windrace does not record apparel sales based on categories.
(2)	Windrace did not keep sales volume records for accessories during 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 as volume information for accessories was not material to its overall operations.

Business Model

The diagram below illustrates Windrace’s business model:

• Product design, research and development	Windrace’s design team at the research and development center formulates new designs for its footwear and apparel, and tests prototype designs. Windrace carries out other research and development activities at its research and development center. See “Design, Research & Development.”
• Sales Fairs	Windrace displays samples of its new products at sales fairs biannually and takes orders for its new products. See “Sales Fairs.”
• Purchase orders from distributors	At the sales fairs, distributors place purchase orders for new products. See “Sales Fairs.”

• Raw materials and product parts procurement	Based on the purchase orders received at the sales fairs, Windrace’s purchasing team procures the requisite quantity of raw materials and product parts. Raw materials and product parts undergo Windrace’s quality control. See “Procurement” and “Quality Control.”
• Production	The footwear production department carries out the production plan. See “Production.”
• Outsourcing	Windrace outsources some of its footwear and all of its apparel and accessories production to contract manufacturers. See “Outsourcing.”
• Quality Control	Windrace samples and checks finished goods against its quality and performance standards at the science and technology laboratory located in its research and development center. See “Quality Control.”
• Distribution Management	Windrace delivers its products to its distributors. It then monitors and oversees their operations of the Xidelong retail stores. It works with them to renovate the Xidelong retail stores, achieve performance targets and expand the sales distribution network. See “Sales and Distribution.”

Design, Research and Development

Windrace established its research and development center in 2002. In 2005, it established a dedicated research and development facility adjacent to its production facility in Jinjiang, Fujian province. The facility occupies a total gross floor area of approximately 3,000 square meters.

Product design

Windrace carries out its product design at its research and development center. It maintains a dedicated design team and engages external design firms in order to keep up with market trends and changing consumer preferences. Windrace’s design team initiates various design themes for Windrace’s products to appeal to different tastes and preferences of consumers located in varying regions in the PRC. The design team refines and improves on its design themes by taking into account other considerations such as the comfort and functionality of the products, as well as the technology used.

As of June 30, 2009, Windrace’s design team consisted of 129 designers. Its design team formulates new designs for its products, tests prototype designs by obtaining feedback from other internal departments and distributors, and assesses demand at sales fairs. When a prototype is approved for production, the design team sends the design specifications to the production team. During the six months ended June 30, 2009, Windrace launched approximately 119 new footwear designs, 140 new apparel designs and 24 new accessories designs at the sales fair held in February 2009. In addition, Windrace held another sales fair in May 2009 and launched 77 new footwear designs, 67 new apparel designs and 41 new accessories designs.

Windrace’s product design process consists of several integrated design steps ranging from initial product concept design to production and testing of prototypes.

The diagram below illustrates the typical design process for its Xidelong footwear and apparel:

• Initial market survey & product strategy formulation	Windrace’s design team with the assistance of third party professionals, formulates new design concepts by analyzing information on global sportswear trends and market research.
• Product design	Windrace designs or engages external designers to design its products.
• Product development	New designs from the product design stage are developed into product prototypes which are tested against Windrace’s quality and performance standards.

• Initial product review by distributors and marketing team	Windrace’s marketing team reviews the initial batch of prototypes together with distributors to assess whether they meet the target standards. Prototypes are refined based on evaluations carried out by athletes and Windrace’s marketing personnel.
• Sales fairs	Windrace then displays samples of all its new products in a seasonal sales fair, at which it launches its new product collections and its distributors place sales orders.

Samples of the final products are then provided to Windrace’s production facilities and its contract manufacturers. Before mass production commences, Windrace also performs pilot production runs to identify, and subsequently rectify, potential problems in the production process.

Research and development

As a leading PRC sports and leisurewear company, Windrace places great emphasis on the comfort and functionality of its products. In particular, its sports and leisure footwear are designed to tailor to the needs of PRC consumers. Windrace’s research and development is principally focused on (i) developing new technologies to improve existing or create new products, by using the latest technology and materials to enhance the comfort and quality of its products, and (ii) testing and other quality control activities. Windrace maintains a science and technology laboratory in Jinjiang that tests potential new materials and products. We believe Windrace’s research capabilities and the development of new products that incorporate the latest technology is an important element of its growth strategy.

China Institute of Sport Science

The General Administration of Sport of China, a PRC government agency, established the China Institute of Sport Science in 1958 as China’s first governmental agency engaging in research in the field of sport science. The functions of the China Institute of Sport Science include strengthening public fitness and enhancing the performance of Chinese athletes through research and development. The China Institute of Sport Science has six research centers focusing on four main areas of research: (i) developing Chinese athletes; (ii) monitoring and developing public fitness levels; (iii) studying sports sociology; and (iv) improving sports equipment.

On October 20, 2006, Windrace entered into an exclusive five-year technology cooperation agreement with the China Institute of Sport Science, where it stated the following as reasons for selecting Windrace as its exclusive collaboration partner:

•	Windrace’s commitment to enhancing the technological level of its products;
•	Windrace’s strength and resources in technology research and development;
•	Windrace’s commitment to developing its products into one of the world’s famous brands;
•	the high quality of Windrace’s products and, in particular, its running footwear which is comparable to running footwear from leading international brands based on market research conducted by the China Institute of Sport Science;
•	Windrace’s large scale and modernized production facility in Jinjiang, and its research and development center, which can accommodate international science and research activities; and
•	the extensive experience and professional knowledge of Mr. Lin Shuipan, Windrace’s founder, chairman of the board and chief executive officer.

Under the cooperation agreement, the China Institute of Sport Science will assist Windrace with the research and development of technology for its sports footwear and apparel. While the China Institute of Sport Science owns the know-how developed under the cooperation agreement, Windrace has the first right of refusal to use such know-how. In addition, Windrace pays an annual fee of RMB0.5 million to the China

Institute of Sport Science pursuant to the cooperation agreement for their assistance in the research and development of Windrace’s products. Other than such annual fees, Windrace does not pay any other fees, including usage fees, to the China Institute of Sport Science.

Windrace’s current collaborative projects with the China Institute of Sport Science include research initiatives to establish a national database of different foot shapes and characteristics of the PRC population. In April 2007, Windrace launched a nationwide foot measurement campaign where it collected foot measurement data from consumers across the PRC, using the foot shape measurement equipment developed in conjunction with the China Institute of Sport Science, which helped analyze the data in the foot shape database, and which Windrace subsequently incorporated into the design and development of its footwear insoles and soles.

The Hefei Institute of Intelligent Machines

The Hefei Institute of Intelligent Machines, Chinese Academy of Sciences was founded in 1979 and is a national research center for sensor technology and artificial intelligence. With over 50 scientists and technical staff, the Hefei Institute of Intelligent Machines focuses on the fields of biomimetic sensing and artificial intelligence. The Hefei Institute of Intelligent Machines has developed biomimetic sensing robotics and micro/nano sensors and has produced special sensors and sensing control systems that integrate optics, micro/nano technology and various sensing systems that measure strength, tactile sense and vision.

Windrace entered into a two-year technology development agreement with the Hefei Institute of Intelligent Machines from May 2007 to May 2009. Windrace is discussing with the Hefei Institute of Intelligent Machines the terms and approach for research and development in a new collaborative project and expects to enter into a new agreement by the end of 2009. The collaborative projects under the original agreement included a testing system for foot pressure distribution that analyzes the contact surface between the foot and support surface in footwear. While the Hefei Institute of Intelligent Machines owned the proprietary know-how developed under the agreement, Windrace had the exclusive right to use the know-how developed during the agreement period. Under the new contract, Windrace is expected to continue to enjoy the exclusive right to use the know-how developed in collaboration with the Hefei Institute of Intelligent Machines during the term of the new agreement.

Key recent achievements

The following are Windrace’s recent key research and development achievements in footwear technologies:

Arch support pad

Arch support pads are commonly used in footwear to provide underside support to the feet in order to reduce foot or heel pain. Windrace’s research and development activities with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines resulted in the development of a foot shape database and testing system for foot pressure distribution, providing shock absorption functions, which are specifically tailored to consumers in the PRC.

Silicone rubber materials

Windrace’s research and development activities with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines resulted in the development of silicone rubber materials that have higher levels of color-fading resistance and have a higher overall durability compared with conventional rubber materials. Windrace has used these materials in the production of a specially designed midsoles for shock absorption and balancing functions.

Nano-silver photocatalyst

Windrace has developed footwear materials that contain nano-silver photocatalysts. Nano-silver photocatalysts in footwear materials absorb odors and have an antibacterial effect. Windrace is currently using nano-silver photocatalyst technology in its footwear.

For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace’s total expenditure on research and development amounted to RMB5.5 million, RMB12.8 million, RMB17.6 million, RMB8.4 million and RMB13.0 million, respectively, representing 0.8%, 1.0%, 1.0%, 0.8% and 1.6% of Windrace’s revenue during the same periods.

Production

Windrace manufactures a portion of its footwear at its production facility covering an aggregate gross floor area of approximately 66,102 square meters located in Jinjiang, Fujian province. This production facility was established in March 2007. Prior to that, Windrace manufactured footwear at a rented production facility, also located in Jinjiang, Fujian province. As of June 30, 2009, Windrace’s production facility had approximately 2,390 production staff.

In 2006, Windrace operated five production lines occupying an aggregate gross floor area of 6,000 square meters with an annual production capacity of approximately five million pairs. After the establishment of Windrace’s facility in March 2007, Windrace increased its production lines to seven production lines with an annual production capacity of approximately seven million pairs. In June 2008, Windrace further increased its production lines to nine production lines with an annual production capacity of approximately nine million pairs. The utilization rates of Windrace’s production facility for 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 were approximately 98%, 93%, 78%, 78% and 100%, respectively.

Windrace intends to expand the annual footwear production capacity at its production facility from approximately nine million pairs to approximately 19 million pairs by 2010 by adding ten new production lines. Windrace is also exploring potential sites for the construction of a new production facility.

Production process

Footwear

The following diagram illustrates the production process for Windrace’s footwear:

• Raw materials procurement	Windrace procures raw materials such as natural and synthetic leather, nylon, canvas, rubber and plastics for its manufacturing requirements. Windrace may also recommend raw materials suppliers to its subcontractors for product parts.
• Preparation and processing of raw materials	Windrace’s quality control department inspects and tests raw materials for processing. Its quality control department also instructs and tests product parts supplied by its subcontractors.
• Sewing and stitching	Windrace’s footwear production department sews and stitches individual parts created from raw materials and product parts from subcontractors.
• Shaping and assembly of soles	Windrace’s footwear production department manufactures the upper soles and midsoles of the footwear and assembles them together.
• Assembly	Windrace’s footwear production department assembles all unfinished footwear parts. The assembly process includes gluing the soles to the body of the shoe and pressing and drying the products.
• Quality Control	Finished footwear undergoes Windrace’s quality control tests.
• Packaging	Windrace packages its finished products according to customer orders.

Apparel and accessories

Windrace outsources the production of all its apparel and accessories to contract manufacturers in the PRC. See “Outsourcing.”

Windrace’s apparel business department handles matters relating to outsourcing such as the selection and appointment of contract manufacturers and the contracts with contract manufacturers.

Outsourcing

During 2006, 2007 and 2008, Windrace outsourced production of a portion of its footwear, generally products with lower technology content, to three contract manufacturers and all of its apparel and accessories to more than 30 contract manufacturers. During the six months ended June 30, 2008, Windrace outsourced production of a portion of its footwear to three contract manufacturers and all of its apparel and accessories to 20 contract manufacturers. During the six months ended June 30, 2009, Windrace outsourced production of a portion of its footwear to two contract manufacturers and all of its apparel and accessories to more than ten contract manufacturers.

The table below sets forth the percentages of the products that Windrace outsourced to these contract manufacturers in terms of sales volume for the periods indicated:

	For the year ended December 31,			For six months ended June 30,
	2006	2007	2008	2008	2009
Footwear	20.3%	37.1%	47.8%	55.4%	21.9%
Apparel	100.0%	100.0%	100.0%	100.0%	100.0%
Accessories	100.0%	100.0%	100.0%	100.0%	100.0%

Windrace generally outsources production of its lower-priced footwear range. It outsources its footwear production when its production capacity is at or near capacity at any particular time. Windrace maintains sole production of its higher-priced footwear, particularly its higher-priced running and basketball footwear, which uses its proprietary intellectual property and technology.

Windrace manufactures its products through a combination of internal and external production. It purchases finished products from contract manufacturers. Other than finished products, Windrace does not purchase other products from contract manufacturers. For semi-finished rubber soles, a key part of its footwear, and other product parts, Windrace purchases them from subcontractors. See “— Procurement.” Contract manufacturers only carry out production activities and do not conduct product design for Windrace group. Windrace provides its contract manufacturers with the designs and specifications of its products. Windrace protects its intellectual property rights from unauthorized use by its contract manufacturers through the registration of its trademarks, and also through engaging the appropriate legal services and assistance to ensure that its trademarks are effectively protected and enforced against any unauthorized use.

Windrace recommends raw material suppliers to its contract manufacturers for their production and to subcontractors.

Windrace selects and evaluates its contract manufacturers carefully. It assesses contract manufacturers on an annual basis based on factors such as their product quality and ability to meet production orders on a timely basis. Windrace engages contract manufacturers based on sales orders it receives at its sales fairs. For 2007, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace’s contract manufacturers contributed 20.3%, 37.1%, 47.8%, 55.4% and 21.9%, respectively, of its total footwear sales volume. All of Windrace’s contract manufacturers are independent third parties and are located in Fujian province. For 2006, 2007, and 2008, the duration of agreements with Windrace’s contract manufacturers for footwear, apparel and accessories had been one year. Starting from 2009, the duration of agreements with Windrace’s contract manufacturers has been extended to two years. Windrace has not terminated its contractual relationships with any of its contract manufacturers of its footwear during the term of the agreements. However, there have been some incidents of contract termination with Windrace’s contract manufacturers of its apparel and accessories. When this occurs, Windrace has been able to appoint replacement contract manufacturers readily due to the large number of replacement contract manufacturers from which it can select. See “Risk Factors — Windrace relies on third party contract manufacturers for the production of a portion of its footwear and all of its apparel and accessories.”

Windrace requires its contract manufacturers to comply with its manufacturing standards and specifications. It does not allow its contract manufacturers to sub-contract its production orders without its prior consent. Windrace subjects outsourced products to its quality control procedures. It returns defective product parts or unused product parts to the relevant contract manufacturers. Windrace pays its contract manufacturers by way of bank or telegraphic transfer. Before 2009, Windrace generally paid 30% of the contract price upon delivery with the remaining 70% paid within 60 days thereafter. Starting from 2009, the payment of the second installment representing 70% of the contract price has been extended from 60 days to 120 days after delivery.

Windrace does not oversee the manufacturing operations of its contract manufacturers except to ensure their compliance with its order specifications and quality control. Therefore, Windrace believes that it will not be liable for any violations of applicable laws, rules or regulations with respect to their manufacturing operations.

Procurement

Windrace procures raw materials and product parts for its manufacturing requirements.

Windrace procures raw materials for its footwear production at its production facility in Jinjiang. The major raw materials used in the production of Windrace’s footwear products include natural and synthetic leather, nylon, canvas, rubber and plastics. Windrace’s raw material suppliers are primarily located in Quanzhou, which is adjacent to Jinjiang. Windrace selects raw material suppliers based on its selection criteria, which include product quality, reliability, price, and speed of delivery. Windrace places orders for its raw material requirements only after it receives sales orders at its sales fairs.

Windrace also procures semi-finished rubber soles and other product parts from subcontractors. Other than these semi-finished rubber soles and other product parts, Windrace does not purchase other finished products from subcontractors. Subcontractors manufacture semi-finished rubber soles to Windrace’s specifications. Windrace also recommends raw material suppliers to its subcontractors. Windrace selects subcontractors based on location, product quality, reliability, price, and speed of delivery. Similar to its raw materials suppliers, Windrace’s product part suppliers are primarily located in Quanzhou. Windrace pays its subcontractors a subcontracting fee. The subcontracting fees for 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 were approximately RMB16.9 million, RMB21.5 million, RMB18.5 million, RMB8.5 million and RMB10.0 million, respectively.

Windrace generally pays its raw material suppliers on a monthly basis. For amounts payable that are below RMB2 million, Windrace generally makes payment within 30 days. For amounts that exceed RMB2 million, Windrace generally pays 40% within 30 days, with the remaining 60% payable within 60 days.

Windrace does not rely on any one supplier or subcontractor. As of June 30, 2009, it had forty raw materials suppliers, three subcontractors for footwear, twenty subcontractors for apparel and forty-four subcontractors for accessories, respectively.

For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace’s top five raw material suppliers and subcontractors accounted for approximately 30.3%, 35.6%, 40.4%, 45.0% and 42.6%, respectively, of its total purchases from raw material suppliers and subcontractors. Windrace’s single largest supplier accounted for approximately 11.4%, 7.9%, 9.9%, 12.5% and 12.6%, respectively, of its total purchases during the same periods.

Inventory Control and Management

Windrace’s inventory consists of (i) raw materials for the footwear production; (ii) product parts and (iii) finished products. Windrace keeps generally low inventory levels of raw materials and product parts because it commences production only after receiving confirmed sales orders from its distributors. Windrace has established an inventory management ports system to monitor its inventory levels.

Windrace does not have any information relating to the sales of its products by the distributors and the authorized third party retail store operators. After Windrace sells its products to the distributors, the products become part of the inventories of the distributors, over which Windrace has no control. Windrace requires its distributors to provide it with inventory reports that give it information on their inventory levels. Prior to 2008, Windrace’s distributors submitted quarterly inventory reports to it. Since 2008, Windrace has required the distributors to submit the inventory reports to it on a monthly basis. Windrace monitors and verifies the accuracy of the distributors’ inventory reports in the following manner:

•	Windrace agrees with distributors on the date for stocktaking;
•	on the date scheduled for stocktaking, distributors record the inventory levels of Xidelong products at their warehouses and the Xidelong retail stores which they operate directly;
•	distributors then compare their records on the opening balance of stocks after the last stocktaking against the results of the stocktaking, and prepare inventory reports;
•	distributors submit the inventory reports to Windrace and Windrace’s sales representatives then make arrangements with the distributors to carry out on-site stocktaking inspections based on the distributors’ inventory reports; and
•	Windrace’s sales representatives prepare a report of the on-site inspection and identify any unusual inventory levels. Windrace reviews the report and provides recommendations to the relevant distributors on the improvement of their sales performance.

The above procedures enable Windrace to gather information on the levels of market acceptance of its products so that it can reflect the consumers’ preferences on the designs of its new products. The tracking of the inventories also provides Windrace information on the market recognition of its products in a particular region so that it can realign its strategy if necessary. This information can also assist in Windrace’s coordination with its distributors to reallocate products to other regions where necessary. Windrace believes this inventory control system helps to reduce inventory build-up at the Xidelong retail stores.

Windrace’s policy is to review regularly obsolete inventories based on the age and the expected future sale ability of a product. In addition, Windrace carries out its physical inventory inspection on a timely basis to identify any obsolete or damaged inventories. Windrace will make specific provisions for a damaged item or an item of inventory that has a carrying amount lower than the net realizable value. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace did not make any provisions for obsolete inventories.

Windrace maintains its finished goods inventory in two warehouses, one for storage of footwear and the other for storage of apparel and accessories. It generally stores finished goods according to types of footwear in its warehouses. For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace’s average inventory turnover days were 30, 19, 19, 16 and 24, respectively, while Windrace’s inventory balances at December 31, 2006, 2007 and 2008 and June 30, 2008 and 2009 accounted for approximately 16.7%, 8.4%, 10.6%, 11.2% and 6.1%, respectively, of Windrace’s total assets.

Quality Control

Windrace manufactures its products in accordance with its strict quality control system and quality standards. From selecting raw materials to packaging finished products, each stage of the production process is subject to Windrace’s quality control procedures. Windrace conducts regular inspections of the production facilities of its contract manufacturers and requires the facilities and outsourced products to meet both its internal quality control standards and all applicable national and industry quality standards. Windrace tests its new products at the science and technology laboratory in its research and development center in Jinjiang to help ensure the products conform to its quality and performance standards.

Raw materials and product parts quality control

Windrace implements stringent selection criteria for raw materials suppliers and product parts subcontractors as the first step towards maintaining the quality of its products. It randomly tests samples of raw materials and product parts from its suppliers and returns any goods that do not meet its specifications or standards.

Design prototypes quality control

Before commencing mass production, Windrace tests prototype designs for any design or functional issues and the suitability of materials used. It implements test production runs in order to identify and isolate any potential production issues or defects.

Production process quality control

Windrace employs on-site quality control staff to inspect each stage of its production process. Windrace’s quality control staff inspect semi-finished products at two stages, the first being the sewing and stitching stage, where it sews and stitches individual parts together, and the second at the final assembly stage of its footwear where it glues soles to the footwear, and presses and dries the footwear. Windrace also requires its quality control staff to inspect individual product parts and semi-finished products to monitor compliance with its internal quality control over the production process standards and measures. These inspection checks provide Windrace with a degree of control whereby it can detect defects during the production process, and take steps to rectify these defects, where appropriate.

Finished products quality control

Windrace randomly selects products from its finished product runs to undergo various quality control sampling tests before these products are shipped for delivery or stored at its warehouses. Windrace customizes these tests for each product type and include, for example, for footwear, shoe bending tests, abrasion resistance tests, waterproofing tests, adhesive application tests, temperature tolerance tests, and various other tests.

In December 2005, the General Administration of Quality Supervision, Inspection and Quarantine of the PRC designated Windrace’s Xidelong footwear and apparel as “State-designated Products Exempted from Quality Inspection.” In 2008, Windrace obtained ISO 9001 certification for the design, development and production of its footwear, and the design, development and production management of its apparel.

Sales and Distribution

Windrace’s sales operations are managed and coordinated from its headquarters at Jinjiang, Fujian province. As of June 30, 2009, Windrace’s sales and marketing center comprised a team of 122 staff. The sales department devises and implements policies for Windrace’s distributors to assist them in operating the Xidelong retail stores, which include policies relating to marketing and promotion, sales management, pricing, recording of sales and human resources. The sales department also sets sales targets and monitors inventory levels of distributors.

Sales network

Windrace sells all of its products on a wholesale basis to distributors. These distributors operate, either directly or indirectly through third parties, the Xidelong retail stores that sell Windrace’s products. Windrace does not sell its products directly to consumers. Distributors place wholesale orders (which include purchase orders that the distributors secure from authorized third party retail store operators) for Windrace’s products at Windrace’s sales fairs for retail sale at the Xidelong retail stores. See “Sales Fairs.”

As of June 30, 2009, Windrace’s 23 distributors operated 3,411 Xidelong retail stores directly and indirectly, of which the top five distributors accounted for approximately 9.4%, 6.1%, 6.0%, 5.7% and 5.5% of Windrace’s total revenue, respectively.

Windrace categorizes the Xidelong retail stores into the following: (i) department store concessions and (ii) stand-alone shops. Department store concessions are designated sections of department stores that sell Windrace’s products. Stand-alone shops are retail shops, usually on the street level.

The following chart illustrates the structure of the sales network for Windrace’s products:

The following map shows the geographical distribution of Windrace’s distributors’ network of 3,411 Xidelong retail stores across the PRC as of June 30, 2009:

As of June 30, 2009, Windrace’s 23 distributors established 3,411 Xidelong retail stores. The table below sets forth the number of the distributors and the Xidelong retail stores by sales regions:

	As of December 31,						As of June 30,
	2006		2007		2008		2008		2009
	No. of Distributors	No. of Retail stores(1)	No. of Distributors	No. of Retail stores(1)	No. of Distributors	No. of Retail stores(1)	No. of Distributors	No. of Retail stores(1)	No. of Distributors	No. of Retail stores(1)
Northern Region	3	47	4	169	4	327	4	274	4	356
Northeastern Region	3	120	3	243	2	336	2	307	2	343
Northwestern Region	2	272	3	409	3	498	3	470	3	506
Eastern Region	2	320	3	453	3	586	3	543	4	607
Southern Region	3	152	3	267	4	373	4	338	4	393
Southwestern Region	6	572	6	978	6	1,157	6	1,048	6	1,206
Total	19	1,483	22	2,519	22	3,277	22	2,980	23	3,411

Note:

(1)	The number of retail stores listed include both stores operated directly by distributors and those operated indirectly through third parties, located in each region as defined in this proxy statement/prospectus.

The table below sets forth the numbers of the Xidelong retail stores operated by authorized third party retail store operators by region:

	As of December 31,			As of June 30,
	2006	2007	2008	2008	2009
Northern Region	24	93	234	188	262
Northeastern Region	109	185	256	237	266
Northwestern Region	178	214	303	275	314
Eastern Region	468	239	362	320	386
Southern Region	110	178	274	242	279
Southwestern Region	157	655	850	744	912
Total	1,046	1,564	2,279	2,006	2,416

The table below sets forth the number of the Xidelong retail stores opened and closed for the periods indicated:

	As of December 31,			As of June 30,
	2006	2007	2008	2008	2009
New retail stores opened	845	1,183	920	600	168
Retail stores closed	78	147	162	139	34

The table below sets out the length of relationship between Windrace and distributor by region:

	For the year ended December 31, 2008	For six months ended June 30, 2009
Northern Region	1 to 6 years	1 to 7
Northeastern Region	2 to 3 years	3 to 4
Northwestern Region	1 to 6 years	2 to 7
Eastern Region	1 to 6 years	1 to 7
Southern Region	1 to 6 years	1 to 7
Southwestern Region	2 to 6 years	3 to 7

The table below sets out the percentage of sales to distributors by region for the periods indicated:

	As of December 31,			As of June 30,
	2006	2007	2008	2008	2009
Northern Region	9.5%	11.4%	10.8%	8.7%	9.5%
Northeastern Region	7.9%	16.1%	13.6%	12.4%	12.2%
Northwestern Region	14.6%	12.2%	11.3%	12.6%	11.7%
Eastern Region	15.3%	13.5%	16.8%	18.1%	16.3%
Southern Region	16.2%	13.3%	13.9%	14.6%	14.5%
Southwestern Region	36.5%	33.5%	33.6%	33.6%	35.8%
	100.0%	100.0%	100.0%	100.0%	100.0%

Windrace has sales teams comprising regional managers, accounts managers and accounts representatives who manage its sales in the various regions. Windrace’s sales teams are responsible for monitoring and managing the performance of the distributors and the Xidelong retail stores within their respective regions, as well as managing the distributors’ compliance with Windrace’s retail policies. These regional sales teams report to Windrace’s headquarters.

Windrace has formulated an internal expansion plan that entails opening, through its distributors, approximately 500, 700 and 1,000 Xidelong retail stores in each of 2009, 2010 and 2011, respectively.

Selection of distributors

Windrace selects distributors based on a range of criteria which it considers important for the operation of the Xidelong distribution sales network of sportswear retail stores. It does not require its distributors to have any minimum number of years of relevant experience. Windrace assesses the suitability of a candidate to be its distributor based on, but not limited to, the following:

•	its relevant experience in the management and operation of sportswear retail stores;
•	its creditworthiness;
•	its ability to develop and operate a network of retail stores in its designated sales region;
•	its ability to meet Windrace’s sales targets; and
•	the suitability of its store location and size.

Windrace identifies suitable distributors and enters into distributorship agreements, generally for a term of up to 12 months. Starting from 2008, the duration of distributorship agreements with Windrace’s distributors has been extended to three years.

Windrace’s distributors directly operated 995 Xidelong retail stores out of 3,411 Xidelong retail stores at June 30, 2009. They have their own regional management teams which oversee the overall supervision, management (including the formulation of operational guidelines for the Xidelong retail stores) and inspection of the Xidelong retail stores.

Windrace sets guidelines for its distributors in respect of the location, store layout and product display of their Xidelong retail stores. Distributors require Windrace’s prior approval before opening new Xidelong retail stores. Windrace typically visits potential locations for new Xidelong retail stores with its distributors, and considers the suitability of such locations before approving a new Xidelong retail store opening.

Windrace also allows its distributors to use authorized third party retail store operators to operate the Xidelong retail stores. Distributors must obtain Windrace’s approval before appointing such retail store operators. As of June 30, 2009, authorized third party retail store operators operated 2,416 Xidelong retail stores out of 3,411 total Xidelong retail stores.

Windrace does not have direct contractual relationships with the authorized third party retail store operators and thus it requires its distributors to implement, monitor compliance with and enforce its retail store guidelines on the authorized third party retail store operators.

Save for the provision of subsidies to its distributors for new store openings, renovation subsidies for the renovation and expansion of existing retail stores selling Xidelong products, and the provision of credit terms for settlement of its invoices, Windrace does not make any payment, give any sales incentives, or pay any fee to its distributors. Windrace’s distributors do not pay it any fee other than the purchase price for the purchase of its products. Windrace’s distributors are independent third parties.

For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, sales to Windrace’s top five distributors accounted for approximately 58.0%, 43.4%, 46.3% and 32.7%, respectively, of Windrace’s total revenue. During the same periods, sales to Windrace’s single largest distributor accounted for approximately 18.5%, 13.8%, 12.3%, 12.8% and 9.4%, respectively, of Windrace’s total revenue.

Distributorship agreements

The common principal terms of the distributorship agreements are as follows:

•	Distribution exclusivity — The distributorship agreements allow Windrace’s distributors to sell its products under the Xidelong brand on an exclusive basis.
•	Geographic exclusivity — distributors must sell Windrace’s products under the Xidelong brand within a defined geographical area.
•	Product exclusivity — distributors must sell Windrace’s products exclusively at the Xidelong retail stores.
•	Security deposit — distributors must pay Windrace a fixed sum as security for the performance of their obligations under the agreement.
•	Sale price — distributors pay a wholesale price for Windrace’s products, which represents a discount to the suggested retail price of its products. Different discount rates apply to footwear, apparel and accessories.
•	Payment and credit terms — Windrace sets payment and credit terms on a case-by-case basis with each distributor. Windrace generally gives a credit period of two months to its distributors.
•	Sales target — Windrace has the right to terminate the agreement if a distributor fails to meet sales targets for two consecutive years.
•	Training — Windrace provides training to employees of the distributors on a periodic basis. Its training includes knowledge of its products, marketing skills, product display, window display and operation management. Distributors pay for all costs associated with such training.
•	Windrace’s support — Windrace provides its distributors with free promotional material such as newspaper advertisements, product descriptions and video of its advertisements.

Windrace can renew the distributorship agreements on an annual basis solely at its option. Starting in 2009, Windrace has allowed distribution agreements of three years in length to strengthen its distribution relationships. Windrace is entitled to terminate a distributorship agreement if the distributor fails to adhere to its market management policies, or fails to meet the sales target.

If a distributor terminates a distributorship agreement with Windrace and there is no replacement distributor, Windrace is not required to repurchase any stock held by the departing distributor. However, Windrace will require any replacement distributor to purchase inventories held by the departing distributor and will coordinate the sale of inventories (including obsolete inventories) from the former distributor to the replacement distributor. The terms on which such sales are made are determined between the departing distributor and the replacement distributor. For out-of-season stock, Windrace coordinates with its distributors in reallocating products to different regions or conducting sales promotional activities.

Ordering of Windrace’s products

The distributors attend sales fairs organized by Windrace to place orders for its products. Prior to 2008, Windrace organized two major sales fairs each year, usually in March to introduce the autumn/winter collections and in September to introduce spring/summer collections to the distributors. Starting from 2008,

Windrace organized three sales fairs each year, usually in March to introduce the autumn collection, in June to introduce the winter collection and in September to introduce spring/summer collections to its distributors.

New collections are usually introduced to Windrace’s distributors and third-party retailers at its sales fairs, which are normally held four to six months before the introduction of a new season’s products to end consumers. Windrace’s distributors place most of their orders for these new products at the sales fairs, and Windrace uses the orders collected at the sales fairs to determine production schedules for each season and to plan future sales targets. Windrace then manufactures its products in house or though third party contract manufacturers. After completion of production, the products are delivered to its distributors, which in turn either sell the products directly to consumers or to their respective third-party retailers for eventual sales to consumers. We believe that Windrace’s streamlined order, production and sales process allows Windrace to manage its raw material procurement and credit exposure, minimize inventory exposure and increase sales.

Payments for Windrace’s products

Windrace gives its distributors an invoice of the contract price payable at the time the products are delivered. At the same time, Windrace recognizes revenue from its sales. See “Windrace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Revenue recognition.”

Prior to 2009, Windrace generally required its distributors to pay 30% of the contract price upon delivery with the remaining 70% paid within 60 days after delivery. Starting from 2009 and to complement the new policy on length of distribution agreements, Windrace extended the payment of the second installment representing 70% of the contract price from 60 days to 120 days after delivery. See “Windrace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Windrace’s Results of Operations and Financial Condition — The effect of the recent economic downturns on Windrace.”

Windrace generally assesses the creditworthiness of its distributors based on their credit history and historical sales performance before entering into agreements with them. Windrace requires its distributors to comply with its credit policy. Windrace’s management team monitors its receivable balances on an ongoing basis and makes periodic assessment as to whether a bad debt provision needs to be made on a timely basis. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, Windrace did not make any bad debt provisions.

As of December 31, 2008, over 97% of the accounts receivable were current in nature. The remaining 3% of the receivables that were due but not impaired relate to a number of distributors that have a good repayment record. Based on the experience of transacting with its distributors in the past, Windrace considered that no provision of doubtful accounts was necessary because there had not been a significant change in the credit quality of the distributors and Windrace believes that the accounts receivable were fully recoverable.

Management of distributors and retail stores

Windrace collects, reviews and analyzes data on the performance of its distributors. It monitors its distributors’ performance in the following manner:

•	Windrace agrees with the distributors on sales target figures, which vary on a case-by-case basis depending on a distributor’s historical sales figures and prevailing market conditions;
•	Windrace requires its distributors to submit inventory reports to it, which contain information on inventory levels of the distributors. The inventory reports, however, do not record information on the sales of Windrace’s products to end consumers, whether by Windrace’s distributors or the authorized third party retail store operators. This reporting system enables Windrace to obtain up-to-date information on the sales performance and inventory movement at distributors’ level. See “Inventory Control and Management;”
•	Windrace appoints one to three regional managers for every province where its distributors operate. These regional managers carry out monthly on-site inspections of the Xidelong retail stores and prepare reports on such inspections. This enables Windrace to identify and inform distributors of any non-performing Xidelong retail stores; and

•	in addition to sales target figures, Windrace discusses with its distributors at the beginning of each year their annual performance targets, which includes evaluation criteria such as the number of new retail stores opened and the timeliness of settlement of invoices. At the end of each year, Windrace meets with its distributors and reviews their performance and assigns scores based on such criteria. However, Windrace’s agreements with the distributors do not envisage its inspection of the financial statements of its distributors. If a distributor fails to meet its annual performance targets or scores below an acceptable level, or does not fulfill sales network expansion plans, Windrace has the option to terminate the distributorship agreements. In determining whether to renew or terminate a distributorship, Windrace also assesses their compliance with its policies in respect of marketing activities, daily operations and customer service.

Windrace does not maintain any policy limiting the number of the Xidelong retail stores in any particular region. When a region can sustain more than one store, and before it approves the opening of the additional retail stores, Windrace assesses any additional store’s viability and that of the existing store should any additional store be opened. In particular, Windrace considers factors such as the distributor’s ability to manage and operate the new retail store effectively and, the proximity between the new retail stores and the existing retail stores in the particular region, with a view to avoiding an over concentration of retail stores. Windrace further assesses market conditions such as customer demands, economic growth and development, and any new governmental policies in a particular region to ensure each store in the same area can operate without taking market share away from other stores.

Windrace provides its operational and retail guidelines, policy and procedures to its distributors, which govern store layout, product display, customer service and after-sale service standards. Windrace monitors its distributors to ensure that they operate the Xidelong retail stores in accordance with its guidelines, through the following measures:

•	Windrace conducts regular site inspections at both distributor and retail store levels. Windrace currently employs more than 55 sales representatives who carry out on-site inspections of random retail stores every quarter. In areas where there are fewer retail stores, Windrace conducts on-site inspections on a monthly basis. At the on-site inspections, Windrace’s sales representatives inspect the major conditions of the retail stores such as location, layout, display shelves and products, quality of sales staff to ensure that they are consistent with Windrace’s operations procedures;
•	Starting from 2008, Windrace implemented a policy requiring its sales representatives to conduct monthly on-site inspections of at least 20 retail stores in order to monitor more effectively the distributors’ and authorized third party retail store operators’ compliance with its operational and retail guidelines, policy and procedures, including whether Windrace’s uniform retail prices are enforced;
•	Windrace requires its distributors to provide records of their sales and promotional activities; and
•	Windrace provides training to the staff of its distributors and retailers to ensure that they are able to follow sales and promotional guidelines and policies effectively.

As Windrace does not have any direct contractual relationship with authorized third party retail store operators, it relies on its distributors to implement and enforce its operational and retail guidelines, policy and procedures on the authorized third party retail store operators through the distributors’ agreement with the authorized third party retail store operators. As such, Windrace only has limited control over whether authorized third party retail store operators adhere to Windrace’s guidelines. Windrace adopts the same measures with authorized third party retail store operators that it uses to monitor its distributors’ compliance with these guidelines. Its regular site inspections of the retail stores include not only the retail stores directly operated by the distributors but also the retail stores operated by authorized third party retail store operators. Windrace carries out inspections of retails stores operated by authorized third parties together with the distributors who appoint the relevant authorized third party retail store operators.

If a distributor or authorized third party retail store operator fails to comply with Windrace’s operational guidelines, policy and procedures, Windrace gives a non-compliance warning and requires it to take corrective measures. In the event of its continued non-compliance, Windrace has the option of terminating the distributorship agreements or to demand the operations of a particular Xidelong retail store to cease.

Windrace determines a time period during which a non-compliant distributor or authorized third party retail store operator must rectify its non-compliance on a case-to-case basis depending on the seriousness of the breach, but it will not normally exceed three months.

Subsidies

Windrace subsidizes its distributors for renovation costs of new, and refurbishment of existing Xidelong retail stores based on the size of such stores. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace subsidized approximately RMB22.8 million, RMB34.7 million, RMB71.6 million, RMB40.3 million and RMB32.3 million, respectively.

Sales fairs

Windrace holds sales fairs where it showcases its prototype products to potential and existing distributors. Distributors place orders for Windrace’s products at these sales fairs. Windrace launches and sells its new collection of products for each season at these sales fairs. Windrace’s purchase orders at the sales fairs constitute approximately 80% to 90% of its annual revenue. Windrace reviews orders placed at these sales fairs before entering into corresponding sales contracts with the distributors. Windrace held three sales fairs a year starting in 2008. In 2009, Windrace has currently held two sales fairs, one in February and the other in May.

Windrace generally informally offers distributors the flexibility to make downward or upward adjustments to their purchase orders placed at the sales fairs by 10% to 15% before finalization to prevent overflow of inventory among its distributors. Windrace uses orders received from the sales fairs to formulate its production schedules for the relevant season. Before commencement of mass production, Windrace’s senior management reviews orders received from the sale fairs, coordinates with managers of various departments and finalizes a plan of production quantity, type and schedule for confirmation with relevant distributors. After such confirmation, the distributors are not permitted to cancel or adjust these confirmed sales. The distributors receive an invoice at the time the products are delivered and Windrace recognizes its revenue at the same time because Windrace recognizes revenue from the sale of goods when a sale is made and the significant risks and rewards of ownership have been transferred to the distributors, which generally occurs when the product is sold and delivered to the distributors. See “Windrace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

Return policy

Windrace does not have any formal return policy with its distributors. Windrace only accepts returns of defective products. However, instead of returning defective products to Windrace, distributors generally choose to sell any defective products at a discount to end customers. Since distributors are required to comply with the Windrace’s pricing policy, distributors must obtain prior written consent from Windrace before they can sell any products at a discount to the suggested retail price. Windrace determines the amount of discounts on a case-by-case basis. Windrace does not provide any compensation to distributors for defective products. To date, the number and value of defective products have been nominal.

In addition, Windrace does not have any obsolete stock arrangements with its distributors. Therefore, Windrace does not have any arrangements with distributors to accept returns of out-of season stock.

Promotion and Marketing

Windrace’s marketing department deals with sales fairs, contracts with distributors, market research and management of distributors. Windrace also has a branding and promotional department that deals mainly with media arrangements, sponsorships and other endorsement activities. Windrace uses a variety of media, such as television, newspapers, magazines, the Internet and outdoor billboard displays to build both regional and nationwide brand recognition. It collaborates with athletes, media celebrities and industry experts on marketing and endorsement arrangements and they act as spokespersons for the Xidelong brand.

Advertising and promotional expenses constituted approximately 7.0%, 7.2%, 7.5%, 4.3% and 3.9% of Windrace’s annual revenue for 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, respectively.

Spokespersons

Windrace actively seeks reputable spokespersons to promote its brand. From October 2001 to September 2003, Mr. Cai Zhenhua was a brand spokesperson for Windrace’s products. Mr. Cai is a former table-tennis player and holder of various team and individual titles from numerous World Championships and the Atlanta 1996 Olympic Games. From February 2003 to May 2007, Mr. Aaron Kwok was a brand spokesperson for Windrace’s products. Mr. Aaron Kwok is a Hong Kong entertainment celebrity who promoted Windrace’s brand name and, Windrace believes, raised its profile across the PRC, especially among younger consumers. As a result, in 2004, Windrace was named the company with the “Most Popular Spokesperson” by SINA Corporation.

In 2007, Windrace engaged Professor Sun Yining to be a brand spokesperson and strategic marketing consultant. Professor Sun is a research member of the Hefei Institute of Intelligent Machines and is a leading scholar on sensor technology and artificial intelligence in the PRC. The appointment of Professor Sun is in line with Windrace’s objective of branding itself as a manufacturer of sports and leisurewear products with innovative designs and high technological performance.

Sponsorship and endorsement

Windrace actively seeks and is also invited to sponsor various sporting or festive events related to its products. In 2003, Windrace sponsored an “Xidelong Fashion Night” event during China Fashion Week. In 2007, it sponsored an “Xidelong award” at the “Qzone” web design awards. Qzone is a Chinese social networking internet site that is geared toward young designers. Windrace believes its sponsorship of these events helped promote and increase awareness of its brand among young designers, students and net surfers.

Under their cooperation agreements, the China Institute of Sport Science and the Hefei Institute of Intelligent Machines agree to help promote Windrace’s products and Xidelong brand at various marketing and promotion events. See “Research and Development.”

Pricing

Windrace determines the prices of its products based on a variety of factors, including the costs of raw materials and production, market conditions (including the spending power of consumers) and the prices of competitors’ products. The prices of Windrace’s products increased relatively steadily during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 due to increasing awareness of its brand name, product quality and research and development. We believe Windrace could increase its prices without losing market shares despite fierce competition. See “Windrace’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Windrace’s Results of Operations and Financial Condition — The effect of the recent economic downturns on Windrace.”

Windrace has adopted a suggested retail price system that is applied nationwide to all retail stores operated by its distributors or third-party retailers to maintain brand image and avoid price competition among its distributors and third-party retailers. In addition, Windrace’s distributors must obtain its prior written approval before carrying out any promotional events or selling its products (including newly launched products) at a discount. For sales of Windrace’s products with deviation from specification at a discount to suggested retail prices to end customers, see “Risk Factors — Risks Relating to Windrace’s Business — The wholesale prices at which Windrace sells its products to its distributors are determined by factors beyond its control. In addition, sales of Windrace’s products at a discount to suggested retail price to end customers could have an adverse effect on Windrace’s business and brand name.”

The table below sets forth the retail price range of Windrace’s products for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
(in RMB)
Footwear	98 to 328	85 to 338	109 to 346	109 to 346	129 to 340
Apparel	44 to 205	36 to 499	41 to 500	41 to 500	68 to 229
Accessories	5 to 188	6 to 159	6 to 219	6 to 219	13 to 168

The Directors intend to keep the pricing of Windrace’s products at reasonable levels in the foreseeable future in order to stay competitive and maintain product demand.

Competition

The sports and leisure industry is highly competitive in the PRC. Windrace competes with an increasing number of international and domestic sports and leisure footwear companies, sports and leisure apparel companies, sports accessories companies, and large companies with diversified lines of sports and leisure shoes, apparel and accessories. Windrace expects competition to further intensify due to the entry of new foreign and domestic sports and leisurewear retailers in the PRC and as a result it may be required to adjust its prices in response to its competitors’ pricing policies. Windrace’s ability to maintain or further increase its profitability will primarily depend on its ability to compete effectively by leveraging its leading market position in the PRC, its brand recognition and product portfolio, its distributors’ extensive retail distribution network, its experienced management and its product designs to differentiate itself from its competitors.

Performance style and quality of footwear, apparel and accessories, new product development, price, product identity through marketing and promotion, and support to distributors and customer service are important aspects of competition in the sports footwear, apparel and accessories business. We believe that Windrace is competitive in all these areas particularly as a result of, what it believes is, its brand name, product quality and research and development.

Employees

As of June 30, 2009, Windrace had a total of 2,996 full-time employees. The following sets forth the number of employees at June 30, 2009:

Number of employees
Footwear production department	2,390
Quality control department	136
Research and development center	130
Sales and marketing center	122
Administration department	100
Apparel business department	63
Finance department	23
Brand and promotion department	17
Senior management	11
Human resources department	4
Total	2,996

Windrace has made contributions in relation to the retirement of its employees in accordance with applicable laws and regulations in the PRC which require contribution by both its employees and itself at a fixed percentage of the salaries of its employees. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, the employee social insurance (including Windrace’s retirement contribution) paid by Windrace amounted to approximately RMB6.9 million, RMB10.5 million, RMB14.5 million, RMB6.2 million and RMB8.4 million, respectively, which represented 16.9%, 17.5%, 19.6%, 16.9% and 18.6% of the total salaries of Windrace’s employees during the same periods.

For the year ended December 31, 2006, Windrace paid year-end bonuses of RMB7.3 million to 1,546 employees meeting performance targets in that year. For the year ended December 31, 2007, Windrace paid year-end bonuses of RMB5.9 million to 559 employees meeting performance targets in that year. For the year ended December 31, 2008, Windrace did not pay any year-end bonus to its employees.

We believe Windrace is in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Production Safety Law, the PRC Regulation for Insurance for Labor Injury, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures

for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time, for its operations in the PRC.

According to the PRC Labor Contract Law, Windrace is required to enter into labor contracts with its employees. Windrace is required to pay no less than local minimum wages to its employees. It is also required to provide its employees with labor safety and sanitation conditions meeting PRC government laws and regulations and carry out regular health examinations of its employees engaged in hazardous occupations.

Intellectual Property Rights

As of June 30, 2009, Windrace had registered 25 trademarks, including and ,  with the Trademark Office of the State Administration for Industry and Commerce in the PRC. As of June 30, 2009, Windrace had seven pending applications for the registration of trademarks in the PRC. In addition, Windrace has registered four domain names.

Windrace recognizes the importance of protecting and enforcing its intellectual property rights. Windrace safeguards its intellectual property rights through the registration of its trademarks, and may include the relevant protective provisions in contracts with third parties. Windrace’s employees and contract manufacturers are subject to confidentiality agreements but there has been no action taken against any employee or contract manufacturers for a breach of such confidentiality. In addition, Windrace plans to apply for intellectual property rights to any new technologies developed together with scientific and educational institutions. Windrace mitigates the risks of infringement by others through obtaining the appropriate legal services and advice to ensure that its trademarks are adequately protected and to prevent the risks of infringement.

In December 2005, Liu Dingyi registered the Chinese domain name “.com” on the China Internet Network Information Center (CNNIC) and used the website to promote and sell travel products and services. On June 8, 2006, Windrace obtained an injunction from the Hubei Province Jingzhou City Intermediate People’s Court restraining Liu Dingyi from infringing Windrace’s trademark and ordered the termination of the domain name registration. In addition, the court awarded Windrace RMB5,000 in damages.

Property

XDLong China owned and occupied a parcel of land with an aggregate site area of approximately 38,784 square meters together with buildings on such land. The buildings comprise Windrace’s production facility, a research and development center, an office space, staff quarters, a recreation center and sports facilities, with an aggregate gross floor area of approximately 99,024 square meters. Windrace has obtained the land use rights certificate in relation to the land and the property ownership certificates for the buildings. The land use rights were granted for industrial use for a term of 50 years from December 25, 2006.

XDLong Fujian owns a parcel of land located within Windrace’s production complex in Jinjiang which has an aggregate site area of approximately 15,277 square meters. Pursuant to the State-owned Land Use Right Transfer Contract, construction on this land must commence by February 28, 2006. XDLong Fujian did not commence construction by such date because Windrace decided to construct its production facilities on another larger parcel of land owned by XDLong China. Windrace has plans to construct additional production facilities on the XDLong Fujian parcel of land. XDLong Fujian is applying to relevant local government agency for postponing construction on the land. However, there is a risk that the local government may repossess the land before XDLong Fujian obtains an approval to postpone construction.

Environmental Protection

Windrace’s manufacturing operations are subject to PRC environmental laws and regulations on air emission, solid waste emission, sewage and waste water, discharge of waste and pollutants, and noise pollution. These laws and regulations include Law of the PRC on Environmental Protection, Law of the PRC on the Prevention and Control of Water Pollution, Law of the PRC on the Prevention and Control of Atmospheric Pollution, Law of the PRC on the Prevention and Control of Pollution from Environmental Noise and Law of the PRC on the Prevention and Control of Environmental Pollution of Solid Waste. Windrace is also subject to periodic monitoring by relevant local government environmental protection authorities.

According to these environmental laws and regulations, all business operations that may cause environmental pollution and other public hazards are required to incorporate environmental protection measures into their operations and establish a reliable system for environmental protection. Such a system must adopt effective measures to prevent and control pollution levels and harm caused to the environment in the form of waste gas, waste water and solid waste, dust, malodorous gas, radioactive substance, noise, vibration and electromagnetic radiation generated in the course of production, construction or other activities.

Companies in the PRC are also required to carry out an environment impact assessment before commencing construction of production facilities and the installation of pollution treatment facilities that meet the relevant environmental standards and treat pollutants before discharge. Windrace carried out the required environment impact assessment before commencing construction of its production facilities and has obtained all the required permits and environmental approvals for its production facilities.

Windrace’s production facility in Jinjiang received ISO 14001 certification in 2007, which certifies that Windrace’s environmental management system in respect of the design, development, production and service of its products conforms to the environmental management standards.

The main environmental impact from Windrace’s operations is the generation of wastewater and noise pollution from the operation of its production machinery. In order to comply with the relevant environmental protection laws and regulations, Windrace has implemented an environmental protection system to ensure the emissions from its production operations meet the pollution indicators. In addition, Windrace’s production plant is located in an open area, away from residential areas and equipped with an appropriate convection and ventilation system. In order to reduce the impact on the environment, Windrace has enhanced the convection and ventilation system at its production facilities to improve air quality and adopted various measures to prevent and minimize the noise pollution from its production operations.

Health and Safety Matters

The PRC Production Safety Law (the “Production Safety Law”) requires that Windrace maintain safe working conditions under the Production Safety Law and other relevant laws, administrative regulations, national standards and industrial standards. Windrace is required to offer education and training programs to its employees regarding production safety. The design, manufacture, installation, use and maintenance of Windrace’s safety equipment are required to conform with applicable national and industrial standards. In addition, Windrace is required to provide its employees with safety and protective equipment that meet national and industrial standards and to supervise and educate them to wear or use such equipment according to the prescribed rules.

Windrace considers the safety of its employees to be a priority. Windrace has implemented internal health and safety policies in the workplace, available through its handbook on production safety and security procedures, which incorporate safety laws and regulations in the PRC. Windrace has implemented safety guidelines on production procedures for the safe operation of production equipment and machinery during each stage of the production process. Windrace requires its employees to attend occupational safety education training courses on its safety policies and procedures to enhance their awareness of safety issues. Windrace provides and requires its employees to wear suitable protective devices to ensure their safety. Its also provides its employees with free annual medical check-ups.

As required under the Regulation of Insurance for Labor Injury, Provisional Insurance Measures for Maternity of Employees, Interim Regulation on the Collection and Payment of Social Insurance Premiums and Interim Provisions on Registration of Social Insurance, Windrace provides its employees in the PRC with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance and medical insurance.

During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, we believe that Windrace was in compliance with all applicable labor and safety laws and regulations in all material respects, and implemented internal safety guidelines and operating procedures. Further, Windrace believes that it is in compliance with the new PRC Labor Contract Law, which came into effect on January 1, 2008, in all respects, and does not believe this new law will have any impact on Windrace group’s business and operations. Since the commencement of its business, none of Windrace’s employees has been involved in any major accident in the course of their employment and Windrace has never been subject to disciplinary actions with respect to the labor protection issues.

Insurance

We believe Windrace maintains insurance in line with industry standards. Its insurance coverage primarily relate to property insurance.

Windrace does not maintain general product liability insurance for any of its products. Nevertheless, Windrace believes that its practice is in line with the general industry practice in the PRC as product liability insurance is not required under PRC law. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009, Windrace did not receive any material claims from customers or consumers relating to its products.

Legal Compliance and Procedures

As of June 30, 2009, Windrace was not engaged in any material litigation, arbitration or claim, and no material litigation, arbitration or claim is known to be pending or threatened by or against it that would have a material adverse effect on its operation results or financial condition.

Windrace’s PRC legal adviser has confirmed that XDLong China and XDLong Fujian have obtained all necessary permits and licenses for the business activities and their operations comply with all the relevant rules and regulations of the relevant authorities where they operate.

Both 2020 and Windrace believed engaging one audit firm would be more efficient and consistent, therefore Windrace engaged Crowe Horwath LLP to audit the financial statements included elsewhere in this proxy statement/prospectus in February 2009. Crowe Horwath LLP completed audited financial statements for the years ended December 31, 2006, 2007 and 2008. The audit was completed on May 14, 2009. The board reviewed information compiled from a substantially final version of such financial statements as part of its fairness consideration for the Acquisition at its meeting on May 3, 2009. In addition, Windrace engaged Ernst & Young to audit the financial statements for the years ended December 31, 2005, 2006 and 2007 for a proposed initial public offering on the Stock Exchange of Hong Kong which was subsequently aborted in July 2008 due to unfavorable market conditions. The engagement with Ernst and Young was on a project-basis and solely for the purpose of Windrace’s initial public offering in Hong Kong. The engagement expired automatically upon the abandonment of the proposed initial public offering in July 2008. During the course of its audit in 2009, for the reasons of efficiency and completeness Crowe Horwath LLP re-audited the financial statements of Windrace for the years ended December 31, 2006, 2007 and 2008, which were previously audited by Ernst & Young.

Chapter 4 — Accountants’ Reports And Pro Forma Financial Information of the Rules Governing The Listing of Securities on The Stock Exchange of Hong Kong Limited (“Exchange”) sets out the detailed requirements for accountants’ reports on the profits and losses, assets and liabilities of, and other financial information on an issuer for inclusion in listing documents. Rule 4.03 states that all accountants’ reports must be prepared by certified public accountants who are qualified under the Professional Accountants Ordinance for appointment as auditors of a company and who are independent both of the issuer and of any other company concerned to the same extent as that required of an auditor under the Companies Ordinance and in accordance with the requirements on independence issued by the Hong Kong Institute of Certified Public Accountants.

Windrace was informed by its former reporting accountants, Ernst & Young, Certified Public Accountants, Hong Kong, that the financial statements of XDLong HK for the period from November 5, 2003 (date of incorporation) to December 31, 2006 were qualified as they covered a period in excess of that permitted by Section 122 of the Hong Kong Companies Ordinance and no consolidated financial statements of XDLong HK and its subsidiaries had been prepared as required by Hong Kong Accounting Standard 27 “Consolidated and Separate Financial Statements.” Section 122(3) of the Companies Ordinance states that if any person being a director of a company fails to take all reasonable steps to comply with the provisions of section 122 of the Companies Ordinance, he or she shall, in respect of each offence, be liable to imprisonment and a fine.

The then directors of XDLong HK were not aware of such non-compliance. In order to rectify such non-compliance, XDLong HK applied to the High Court in Hong Kong on June 2, 2008 for a court order for

XDLong HK to hold an annual general meeting where all the profit and loss accounts of XDLong HK for the years ended December 31, 2003, 2004, 2005 and 2006 will be laid before the meeting and approved.

On June 26, 2008, the High Court in Hong Kong issued an order which required the XDLong HK to:

(i)	call a general meeting pursuant to Section 111(2) of the Companies Ordinance;
(ii)	lay its profit and loss accounts for the years ended December 31, 2003, 2004, 2005 and 2006 before the XDLong HK at the general meeting pursuant to Section 122(1B)(a) of the Companies Ordinance; and
(iii)	extend the period of 9 months specified in Section 122(1A) of the Compliances Ordinance to such period as expires on the date of the intended general meeting to be held pursuant to Section 122(1B)(b) of the Companies Ordinance.

On June 26, 2008, the shareholder of XDLong HK called an annual general meeting and passed a resolution which confirmed the audited accounts of XDLong HK for the period from its date of incorporation to December 31, 2006 had been laid.

The Directors consider that there may have been a previous deficiency in Windrace group’s internal control in ensuring timely financial reporting. However, going forward, regular training will be given to all Directors and senior management by the company secretary and compliance adviser, who are fully qualified to provide advice on the Hong Kong Companies Ordinance, designed to avoid the recurrence of such an incident. Independent non-executive directors with professional knowledge have also been appointed, as well as an audit committee to oversee the financial reporting and internal control procedures of Windrace. In addition, Windrace will continue to engage Hong Kong legal advisers. Windrace believes that these steps are sufficient to ensure timely financial reporting in the future.

On April 25, 2008, XDLong Fujian obtained the approval of the local commercial authority to adjust its current domestic and export sales ratio to reflect the market demand. Windrace’s PRC legal adviser has confirmed that the local commercial authority has the authority to grant the above approval. Windrace’s PRC legal adviser has further confirmed that therefore said adjustment will not have any material adverse effect on Windrace’s legal status and business operations. Windrace has effected the business registration changes and amended its scope of business operations.

WINDRACE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial condition and results of operations of Windrace in conjunction with its consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion may contain forward-looking statements based on current expectations involving risks and uncertainties. Windrace’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus.

Overview

Windrace designs, develops and wholesales footwear, apparel and accessories under the “” (Xidelong) brand name and the “ ” trademark in China. Windrace is one of the leading PRC sports and leisurewear companies in China with a market share of 3.2% by revenue. Foreign and domestic branded sports and leisurewear products each accounted for approximately half of the market share in China in 2007 and Windrace was one of the top five domestic branded sports and leisurewear manufacturers according to ZOU Marketing. Since Windrace began its operations in January 2002, it has experienced significant growth in second and third tier cities in China. Windrace has three principal categories of products: (i) footwear, which mainly comprises running, leisure, basketball, skateboarding, canvas, tennis and outdoor footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps. Windrace’s footwear, apparel and accessories represented 54.0%, 45.0% and 1.0% of its total revenue for the six months ended June 30, 2009, respectively, the market for which has been rapidly growing in China recently due to an increasing demand for lifestyle and leisure products and what Windrace believes is a heightened interest in health consciousness among Chinese customers.

Windrace places great emphasis on the comfort and functionality of its products. In particular, it focuses its research and development efforts on designing sports and leisure footwear, especially running footwear, tailored to the needs of PRC consumers. The China Institute of Sport Science, General Administration of Sport of China, the research center established by the General Administration of Sport of China and China’s first government agency engaging in research in the field of sport science, selected Windrace exclusively to collaborate on research and development efforts in China. Under its agreement with the China Institute of Sport Science, Windrace is required to pay an annual fee to the China Institute of Sport Science for their assistance with the research and development of technology for its sports footwear and apparel and the promotion of the technology content of its products. In addition, Windrace has the exclusive right to use the endorsement “The Strategic Partner of the China Institute of Sport Science” on its products and the first right to use the know-how developed through its activities with the China Institute of Sport Science. As the exclusive partner of the China Institute of Sport Science, Windrace allows the China Institute of Sport Science to use its research and development center in Jinjiang. Windrace’s commitment to the comfort and quality of its footwear for each individual is represented by slogans in its promotional campaigns such as “The Foot Knows Comfort”, “Run Freely” and “Respect Yourself.”

Windrace distributes its products mainly through the Xidelong retail stores, which sell Windrace’s products exclusively and do not carry or sell other brands’ products. As of June 30, 2009, all Xidelong retail stores were owned and operated by Windrace’s 23 distributors. Some of the stores are operated directly and the remaining indirectly through third parties. Windrace has contractual relationships only with its distributors and not with authorized third party retail store operators. Windrace believes that the sale of its products through distributors has enabled it to grow by leveraging on their regional retail expertise and economies of scale. Windrace provides retail policies and guidelines, training, advertising and marketing support as well as renovation subsidies to assist its distributors in the management and expansion of the Xidelong retail sales network. As of June 30, 2009, there were 3,411 Xidelong retail stores, of which 995 were operated directly by distributors and the remaining 2,416 were operated indirectly through authorized third party retail store operators. The number of the Xidelong retail stores grew from 1,483 as of December 31, 2006 to 3,277 as of December 31, 2008, representing a CAGR of 48.7%.

Windrace manufactures its products through a combination of internal and external production. Windrace’s production facility has a gross floor area of approximately 66,102 square meters and houses nine production lines with an aggregate annual production capacity of approximately nine million pairs of footwear.

During the years ended December 31, 2006, 2007 and 2008, Windrace outsourced a portion of its footwear production, generally with a lower technology content, to three contract manufacturers, and all of its apparel and accessories production to more than 30 contract manufacturers. During the six months ended June 30, 2009, Windrace outsourced a portion of its footwear production to three contract manufacturers, and all of its apparel and accessories production to more than ten contract manufacturers. The percentages of the production of its footwear that Windrace outsourced to its contract manufacturers in terms of sales volume increased from 20.3% in 2006, to 37.1% in 2007 and to 47.8% in 2008. The percentages of footwear production that Windrace outsourced to its contract manufacturers, however, decreased from 55.4% during the six months ended June 30, 2008 to 21.9% during the six months ended June 30, 2009 because Windrace increased production of its footwear products in house due to increased production capacity and decreased purchases from contract manufacturers. Increased in-house production gives Windrace more control over footwear production and allows Windrace to save costs.

Windrace’s revenues increased significantly at a CAGR of 62.7% from RMB687.6 million in 2006 to RMB1,820.3 million in 2008. The growth during these periods was attributable to Windrace’s business expansion and increased demand for Windrace’s products. Windrace’s revenue, however, decreased from RMB1,017.4 million for the six months ended June 30, 2008 to RMB816.8 million for the six months ended June 30, 2009 due primarily to the reduction of delivery due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008.

Basis of Presentation

The following discussion and analysis of Windrace’s financial condition and results of operations is based on the selected financial information at and for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 and has been prepared based on the financial statements of the companies now comprising Windrace and its consolidated subsidiaries, or the Windrace group, after elimination of inter-company transactions. This information should be read in conjunction with the financial information and notes thereto included in the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

The reorganization of Windrace involved a combination of entities under the common control of Mr. Lin Shuipan and Ms. Chen Xiayu. Under paragraphs 10 through 13 of IFRS 3, “Business Combinations” (“IFRS 3”), a combination of entities under common control is deemed to be outside the scope of IFRS 3. Since the reorganization of Windrace did not result in any change in the effective control of Windrace or the relative shareholder interests before and after the reorganization, the accompanying financial statements have been prepared on a consolidated (combined) basis at historical cost for all periods presented. On this basis, Windrace has been treated as the holding company of its subsidiaries for all periods presented.

The consolidated income statements, consolidated statements of changes in equity and consolidated cash flow statements of Windrace include the results of operations and cash flows of Windrace and its consolidated subsidiaries and have been prepared as if the current group structure had been in existence at January 1, 2006, or since the respective dates of their incorporation or establishment. The consolidated balance sheets of Windrace at December 31, 2006, 2007 and 2008 and at June 30, 2008 and 2009, have been prepared to present the assets and liabilities of Windrace and its consolidated subsidiaries at the respective dates as if the current group structure had been in existence at those dates.

The financial information has been prepared in accordance with IFRS (which comprise standards and interpretation approved by the IASB and the International Accounting Standards (“IAS”) and Standing Interpretations Committee interpretations approved by the International Accounting Standards Committee). All IFRS effective for the accounting periods commencing January 1, 2006, 2007, 2008 and 2009, together with the relevant transitional provision, have been adopted by Windrace in the preparation of the financial information throughout the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009.

The financial information has been prepared under the historical cost convention and in accordance with the accounting policies set out in the financial statements included elsewhere in this proxy statement/ prospectus which conform with IFRS and is presented in Renminbi with all values rounded to the nearest thousand except when otherwise indicated.

Consolidated Income Statements

The following table sets forth Windrace’s results for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Revenue	687,569	1,296,402	1,820,282	1,017,352	816,840
Cost of sales	(511,068)	(959,526)	(1,323,262)	(743,959)	(579,767)
Gross profit	176,501	336,876	497,020	273,393	237,073
Other income and gains	235	889	1,188	309	278
Selling and distribution costs	(76,560)	(137,077)	(225,752)	(91,995)	(74,351)
Administrative expenses	(15,541)	(29,984)	(29,205)	(15,177)	(20,186)
Aborted IPO expenses	—	—	(31,382)	—	—
Research and development expenses	(5,489)	(12,784)	(17,649)	(8,395)	(13,034)
Finance costs	(1,332)	(1,352)	(23,511)	(6,418)	(17,277)
Profit before tax	77,814	156,568	170,709	151,717	112,503
Tax	(9,974)	(21,783)	(2,181)	(582)	(578)
Profit for the year	67,840	134,785	168,528	151,135	111,925
Earnings per share attributable to equity holders of Windrace	0.74	1.47	1.83	1.64	1.26

Factors Affecting Windrace’s Results of Operations and Financial Condition

Windrace’s financial condition and results of operations have been and will continue to be affected by a number of factors, including those set forth below.

The PRC economic growth

Windrace’s financial condition and results of operations have been driven by macro-economic conditions, increased disposable income and consumer spending in the PRC. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace derived all of its revenue from domestic sales in the PRC. According to the National Bureau of Statistics of China, the PRC economy grew at a CAGR of approximately 12.1% from 1997 to 2007. From 1997 to 2007, the per capita annual disposable income of urban households in China grew at a CAGR of approximately 10.3% and consumer spending as measured by total retail sales value grew at a CAGR of approximately 11.1%. In addition, although the global economy has been affected by the financial crisis and economic downturns that began in 2008, per capita consumption in China increased by 8.6% in the first quarter in 2009 compared to the first quarter in 2008 according to the National Bureau of Statistics of China. Statistics published by the General Administration of Sport of China suggest that there is a general correlation between disposable income and sports participation in China. Windrace expects that its results of operations will continue to be driven by the growth of the PRC economy and increased disposable income and consumer spending in the PRC, particularly in the provinces and municipalities in which it operates.

The effect of the recent economic downturn on Windrace

The financial crisis and global economic downturn that began in 2008 have presented challenges to economies worldwide, including China. Windrace experienced a decline in sales volumes and revenues due to decreased consumer spending in the six months ended June 30, 2009 compared to the six months ended June 30, 2008. However, despite the decline in revenue and sales volume, the average selling prices of Windrace’s products increased in the six months ended June 30, 2009 compared to the six months ended June 30, 2008 due to increased recognition of the Xidelong brand in China as a result of marketing and brand promotion efforts over the years. We believe that Windrace will be able to continue to increase the selling prices of its products in the future due to increasing awareness of its brand name, its product quality and its research and development efforts.

Windrace sources purchase orders primarily at sales fairs, and such orders constituted approximately 80% to 90% of its annual revenue. Purchase order quantities may be subsequently adjusted upward or downward by amounts ranging from 10% to 15% before finalization. In 2008, Windrace agreed with certain distributors to reduce orders by 15% to 20% to prevent overflow of inventory among such distributors due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008. However, Windrace received an increased number of orders during the sales fair held in February 2009 compared to that held in September 2008 as consumer confidence improved and signs of economic recovery started to emerge in China. According to the National Bureau of Statistics of China, total retail sales of consumer products, the primary gauge of consumer spending in China, increased by 15.2% in May 2009 compared to May 2008. Windrace believes that its financial performance will continue to improve if consumer spending continues to increase in China.

According to the National Bureau of Statistics of China, urban retail sales accounted for nearly 70% of total retail sales in 2008. Urban consumption is expected to continue to be the primary contributor to consumer consumption in China. Windrace focuses its business in second and third tier cities in inland China, which are not as adversely affected by the financial crisis and the economic downturns as the coastal cities in China. Windrace believes it will be able to continue to capture the retail sales growth opportunities in second and third tier cities in China characterized by increasing urbanization, strong economic development and significant room for future growth.

Management of collection of trade receivables

One of Windrace’s strategies during the financial crisis and the economic downturn is to grow the distribution network through its distributors by enhancing its relationship with them. Starting from 2009, Windrace extended the payment of the second installment representing 70% of the contract price from 60 days to 120 days after delivery as the duration of distributorship agreements has been extended from one to three years. The extended agreements allow Windrace to establish long-term relationships with its distributors. For Windrace’s distributors that experienced difficulties in their liquidity, the longer credit period allows them to overcome the unfavorable market condition confronting businesses worldwide. For Windrace’s distributors that do not have difficulties in their liquidity, the longer credit period gives them more flexibility to grow the distribution network during the economic downturn in a cost effective manner.

Windrace has adopted tightened credit verification procedures for every distributor who would like to apply for credit terms. Distributors are required to make a 30% down payment on every purchase order they made. The balance of the payment will then be due after four months from the invoice date. Trade receivables are monitored on an ongoing basis, and Windrace has the sole discretion to cease doing business with distributors who fail to make payment within the credit period.

For any distributors whose balance is overdue for more than 30 days, the sales manager in charge will closely monitor such distributor and investigate the reason it is overdue. If the overdue amount is caused by the financial difficulties of the distributors, Windrace will stop the shipment of all undelivered products and Windrace will make allowances for uncollectable receivables in accordance with its assessment of the recoverability of the outstanding balance. No provision for uncollectibility of the overdue balance will be made if (1) the distributor has good trading record in the past and agrees to settle the overdue balance within 30 days; (2) the distributor continues to settle the outstanding balance; and (3) there is a dispute on the overdue balance with the distributor and is subject to clarification.

Moreover, Windrace has maintained good relationships with all the distributors for many years and has rarely encountered any difficulties on collection of account receivables. Up to July 2009, all the distributors were able to settle all trade receivable balances on time and no balance has been past due since the adoption of the extended credit period. Therefore, Windrace’s management belives that it has already taken adequate measures to ensure timely settlement by the distributors and the extended credit period has not materially adversely affected Windrace’s liquidity and working capital or affected the management’s judgment on the collectability of the outstanding balances from distributors.

Increased consumer demand for sportswear products in the PRC

Consumer demand for sportswear in the PRC is one of the key drivers of Windrace’s revenue. The success of Windrace’s business depends in large part on the growth in the PRC consumer market, particularly consumer demand for sportswear products. As general living standards in the PRC continue to improve, Windrace expects consumer demand in the PRC to shift increasingly towards lifestyle enhancing products, such as sportswear, which we believe will increase its sales. For example, China’s sportswear market has experienced double-digit growth since 2000 and ZOU Marketing has forecasted that the PRC sportswear market will continue to grow at a CAGR of 20.3% from 2008 to 2013. We also believe that the 2009 East Asian Games in Hong Kong and the 16th Asian Games in Guangzhou in 2010 will generate more interest in sports and corresponding consumer demand for sportswear products in the PRC.

Competitive pricing of Windrace’s products to increase its profitability

Windrace has been able to increase its gross profit margins through competitive pricing of its products and effective cost management. To increase sales volumes, Windrace’s pricing policy is to offer a range of products which are set at different price points with the aim of targeting different segments within the mid-range market. Currently, the average retail prices for Windrace’s sports and leisure footwear range from approximately RMB200 to RMB300. The gross profit margin for footwear has increased from 25.3% for the year ended December 31, 2006 to 28.3% for the year ended December 31, 2008. The gross profit margin for apparel has increased from 26.2% for the year ended December 31, 2006 to 26.3% for the year ended December 31, 2008. The gross profit margin for accessories has increased from 21.8% for the year ended December 31, 2006 to 25.8% for the year ended December 31, 2008. In addition, despite the decline in revenue and sales volume as a result of the reduction of delivery due to anticipated reduced consumer demand arising from the financial crisis and economic downturn that began in 2008 in the six months ended June 30, 2009 compared to the six months ended June 30, 2008, the average selling prices of Windrace’s products increased in the six months ended June 30, 2009 compared to the six months ended June 30, 2008 due to increased recognition of the Xidelong brand in China as a result of marketing and brand promotion efforts over the years. In order to maintain its price competitiveness and sales volumes, Windrace reviews its pricing strategy regularly to make adjustments based on various factors, including the market response to existing recommended retail prices, the level of sales, the expected product margin on individual products, the prices of its competitors’ products, and the anticipated market trends and expected demand from customers.

Diversified product portfolio to increase revenue

Windrace believes that a diversified product mix and a wide range of merchandise available in the Xidelong retail stores have been important factors in attracting customers and to increases Windrace’s revenue. During the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace changed the mix of its footwear products with an aim to increase its revenues generated from different footwear product categories. To further diversify revenue sources, Windrace introduced three types of new footwear products, i.e., tennis, outdoor and beach footwear, in 2008. To allocate resources to produce other footwear products that are more popular to consumers, Windrace discontinued the sales of beach footwear during the six months ended June 30, 2009. In addition to footwear products, sales of apparel and accessories also contributed to the growth in Windrace’s revenue. The proportion of its revenue derived from apparel increased from 43.8% of its total revenue in 2006 to 47.1% of its total revenue in 2008. In addition, the proportion of its revenue derived from apparel decreased from 47.5% of its revenue in the six months ended June 30, 2008 to 45.0% of its revenue in the six months ended June 30, 2009. Windrace will continue to monitor customer demand and adjust its product mix as it deems necessary to increase its average selling prices, revenue and gross profit margins.

The growth of Windrace’s network through distributors

Windrace distributes its products mainly through the Xidelong retail stores, which offer Windrace’s products exclusively and do not carry other brands’ products. Windrace’s 23 distributors own and operate all Xidelong retail stores. They operate some of the Xidelong retail stores directly and delegate operation of the remaining stores to third parties. As of June 30, 2009, Windrace’s 23 distributors operated a network of 3,411 Xidelong retail stores located in 28 provinces and municipalities in the PRC. Windrace’s growth is largely driven by the business performance of its distributors and the pace of expansion of the network of the Xidelong retail stores. The number of distributors has remained relatively steady: as of December 31, 2006, 2007 and 2008 and June 30, 2008 and 2009, Windrace had 19, 22, 22, 22 and 23 distributors. We believe that Windrace’s ability to supervise and manage its distributors is critical to their continued performance and contribution to increase Windrace’s revenue.

Competitive advantage

Windrace is one of the leading PRC sports and leisurewear companies in China with a market share of 3.2% by revenue. Foreign and domestic branded sports and leisurewear products each accounted for approximately half of the market share in China in 2007 and Windrace was one of the top five domestic branded sports and leisurewear manufacturers according to ZOU Marketing. In addition, Windrace focuses primarily on second and third tier cities in China, particularly in the Southwestern Region, Northeastern Region and Northwestern Region of China, characterized by increasing urbanization and strong economic development, which we believe present the best opportunity for retail sales growth. Windrace believes that it will be able to leverage its leading market position, brand recognition and product portfolio, extensive retail distribution network, experienced management and product designs in the PRC to maintain its competitive advantage. For risks relating to competition in the sportswear manufacturing industry in China, see “Risk Factors — Risks Relating to the Industry in Which Windrace Operates — Windrace’s products face intense competition.”

Effective cost management

The major raw materials used in the production of Windrace’s footwear products are natural and synthetic leather, nylon, canvas, rubber and plastics. To meet its production requirements and to remain profitable, Windrace must obtain sufficient quantities of good quality raw materials from its suppliers in a timely manner and at commercially reasonable prices. In addition, Windrace uses crude oil and electricity in its production. Therefore, increases in crude oil prices and electricity costs would increase Windrace’s production costs. Windrace believes that it will be able to offset a portion of any such increased costs through improvement of its production efficiency and utilization of economies of scale. Historically, Windrace has been successful in reducing cost of raw materials as a percentage of total cost of sales. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, the purchase of raw materials for Windrace’s own production requirements accounted for 29.5%, 21.3%, 18.0%, 14.6% and 23.6%, respectively, of its total cost of sales. Windrace seeks to capitalize on its purchasing and bargaining power to continue to obtain favorable prices from its major suppliers. Because Windrace uses a cost-plus pricing policy to determine the selling price of its products, it is able to pass on increased costs to its distributors. Windrace believes that effective cost management and ability to pass on increased costs to distributors will enable it to maintain and increase its profitability.

Relationship with quality contract manufacturers

In 2008, Windrace outsourced 47.8% of its footwear production by sales volume to three contract manufacturers and all of its apparel and accessories production to more than 30 contract manufacturers. During the six months ended June 30, 2009, Windrace outsourced 21.9% of its footwear production by sales volume to two contract manufacturers and all of its apparel and accessories production to more than ten contract manufacturers. For 2006, 2007, and 2008, the duration of agreements with Windrace’s contract manufacturers for footwear, apparel and accessories had been one year. Starting from 2009, the duration of agreements with Windrace’s contract manufacturers has been extended to two years. Windrace has not terminated its contractual relationships with any of its contract manufacturers of its footwear during the term of the agreements. Due to a larger pool of contract manufacturers of apparel and accessories available for selection, Windrace has been using apparel and accessories contract manufacturers capable of supplying goods with better quality at more competitive prices. Windrace believes long-term contracts with its contract manufacturers as well as the relationships Windrace has established with them over the years will enable Windrace to procure quality contract manufacturers to meet its requirements at commercially reasonable terms. For risks relating to reliance on contract manufacturers, see “Risk Factors — Risks Relating to Windrace’s Business — Windrace relies on its contract manufacturers for the production of a portion of its footwear and all of its apparel and accessories.”

Ability to maintain brand recognition and marketing success

Windrace believes brand recognition is crucial to customers’ purchasing decisions. Windrace positions its Xidelong brand as a high quality sports and leisurewear brand for consumers in the PRC. It places great emphasis on brand building and promotes Xidelong products through advertisements in the media, sponsorship of PRC sports events and various other promotional activities. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace’s advertising and promotion expenses accounted for 7.0%, 7.2%, 7.5%, 4.2% and 3.9%, respectively, of its total revenue. Windrace intends to increase its marketing budgets for promotional activities in the future in order to further strengthen its brand and market position. We believe Windrace will be able to maintain the position of its Xidelong brand in the market through enhanced marketing efforts to increase market share and promote sales growth.

Seasonality

Windrace’s results of operations have fluctuated from season to season and are likely to remain seasonal. Historically, revenues in the third and fourth quarters have slightly exceeded those in the first and second quarters. The seasonality of Windrace’s results of operations is primarily attributable to the seasonal nature of its footwear and apparel products and the fact that its autumn and winter collections generally command higher selling prices than our spring and summer collections. In addition, other factors such as weather conditions, holiday seasons, the timing of the launch of its new products and the timing of delivery of its products also affect Windrace’s sales from season to season. Due to the seasonal fluctuations of Windrace’s business, comparisons of sales and results of operations between different periods within a financial year, or between different periods in different financial years, are not necessarily meaningful and cannot be relied on as accurate indicators of Windrace’s future performance.

Level of income tax and preferential tax treatment

Windrace’s profit is affected by the income tax that it pays and any preferential tax treatment that it is able to receive. As a foreign-invested enterprise engaged in the manufacturing business, XDLong Fujian is entitled to the preferential tax treatments provided under the Foreign Enterprise Income Tax Law. Accordingly, XDLong Fujian is subject to an enterprise income tax rate of 27% but it is fully exempted from the enterprise income tax during its first two profitable years, followed by a 50% tax reduction for the next three years. Such tax treatment had a significant positive effect on Windrace’s profit after taxation for 2006 and 2007. XDLong China is qualified for the same type of preferential tax treatments as XDLong Fujian because XDLong China is also a foreign-invested enterprise engaged in the manufacturing business. XDLong China started generating profits during the year ended December 31, 2008 and is expected to enjoy tax exemption for the years ended December 31, 2008 and 2009 and a 50% corporate income tax reduction for the years ended December 31, 2010, 2011 and 2012.

Pursuant to the new PRC Corporate Income Tax Law (the “New Corporate Income Tax Law”) and its Implementation Rules (effective on January 1, 2008), domestic-invested and foreign-invested enterprises are subject to PRC corporate income tax at the same rate of 25%. Foreign-invested enterprises established prior to the promulgation of the New Corporate Income Tax Law and entitled to tax benefits are able to continue to enjoy the tax benefits before they expire over a 5-year period after January 1, 2008. Consequently, XDLong China is able to continue to enjoy its tax benefits, commencing from its first profitable year but subject to expiration within 5 years from January 1, 2008. With effect from January 1, 2008, the applicable tax rate for XDLong Fujian and XDLong China is 25%.

Critical Accounting Policies and Estimates

Windrace’s financial statements and notes thereto included elsewhere in this proxy statement/prospectus has been prepared in accordance with IFRS. Windrace has adopted all IFRS effective for the accounting periods commencing January 1, 2006, 2007, 2008 and 2009, together with the relevant transitional provisions in the preparation of the financial information throughout the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009. The preparation of Windrace’s financial information in accordance with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, contingent liabilities, revenue and expenses. The following sets forth the principal accounting policies applied in preparing Windrace’s financial statements that Windrace’s management believes are critical not only because they are important to the portrayal of Windrace’s financial condition and results of operations, but also because the application and interpretation of these policies require both judgments and estimates of matters that are inherently uncertain and unknown. As a result, actual results may differ materially from Windrace’s estimates.

Revenue recognition

Windrace recognizes revenue when it is probable that the economic benefits will flow to it and when the revenue can be reliably measured, on the following basis, depending on the source of such revenue: (a) from the sale of goods, when the significant risks and rewards of ownership have been transferred to the buyer provided that Windrace maintains neither managerial involvement to the degree usually associated with the ownership, nor effective control over the goods sold; which usually occurs when the product is sold and delivered to the distributors with all transportation and handling costs for delivery of products borne and paid directly by the distributors, and (b) interest income on an accrual basis using the effective interest method by applying the rate that discounts the estimated future cash receipts through the expected life of the financial instruments to the net carrying amount of the financial assets. With respect to the sale of goods, Windrace generally recognizes revenue when a sale is made and the above condition in (a) is met, which generally occurs when the products is sold and delivered to the distributors. All transportation and handling costs for delivery of products are borne and paid directly by the distributors.

In addition, Windrace utilizes preliminary purchase orders received from consultations with distributors at sales fairs to prepare sales estimates and formulate production schedules for upcoming seasons. Purchase orders are subsequently adjusted upward or downward by amounts ranging from 10% to 15% before finalization. Once a purchase order is finalized, Windrace re-confirms the delivery schedule of sales orders with each distributor before shipment. Distributors are invoiced and sales are recognized by Windrace only at the time, and by the amount of, the products ultimately delivered to distributors.

Although Windrace’s policy is to recognize product returns as a reduction of revenue, Windrace has not deemed it necessary to accrue for returns at the time when sales are recorded because Windrace has not had significant product returns or similar claims. Windrace’s management periodically reviews this matter and will consider making such accruals, when there are indications of significant sales returns or similar claims in future periods.

Although Windrace accepts returns of defective products, instead of returning defective products to Windrace, distributors generally choose to sell any defective products at a discount to end customers. Since distributors are required to comply with the Windrace’s pricing policy, distributors must obtain prior written consent from Windrace before they can sell any products at a discount to the suggested retail price. Windrace determines the amount of discounts on a case-by-case basis. Windrace does not provide any compensation to distributors for defective products. To date, the number and value of defective products have been minimal.

Windrace does not have any arrangements with distributors to accept returns of out-of season stock. When in-season new products arrives, the current products on shelves become out-of-season stock. In addition, Windrace does not provide volume-based discount programs or discounts for early payment.

Windrace closely monitors the inventories and sales by distributors by requiring distributors to provide monthly inventory reports since 2008 and quarterly inventory reports prior to 2008. Windrace also monitors the inventory and sales of distributors by reviewing local market condition reports provided by Windrace’s regional sales managers, which assists Windrace in collecting sales and inventory data to arrange production schedules and maintain inventory at optimal levels. In addition, Windrace carries out random on-site inspections of distributors and authorized retail stores to track inventories and sales performance.

Windrace encourages distributors to clear their out-of-season inventory levels. An authorized retailer with excess inventory at the end of a season may attempt to sell such excess inventory through regular and special end-of-season sales. Since distributors must strictly comply with Windrace’s suggested retail pricing policy; they must obtain prior written consent from Windrace before conducting any promotional events or selling any Windrace’s products to consumers at a discount to the suggested retail price. The distributors bear the costs of any sales discounts and Windrace is not required to provide credits or subsidies to distributors for their seasonal clearance sales.

To facilitate the operation and development of Windrace’s business and to promote and enhance its brand recognition nationwide, Windrace provides after-sales assistance and guidance to distributors. Such after-sale assistance and guidance generally include training of distributors’ employees and provision of promotional equipment and marketing brochures. In addition, since all Xidelong retail stores are required to sell Windrace’s products on an exclusive basis, Windrace also provides these retail stores with standardized outlet design and layout, and subsidies for the build-out of new retail stores and renovation of existing retail stores.

These after-sale assistance and guidance are selected, limited and commonly provided by sportswear manufacturers to their distributors and retailers in China. Moreover, such assistance and guidance does not interfere with the ability of the distributors and retailers to conduct their normal business operations.

As an incentive for distributors to increase the number of authorized retail stores and to create a uniform high-quality store image nationwide, Windrace provides certain build-out and renovation subsidies to qualified authorized retail stores located within the distributors’ designated sales regions. If a particular authorized retail store is operated by a third-party retailer, such subsidies are provided to the retailer through the distributor. Such subsidies are granted and paid when a new or renovated store is approved, and are charged to operations at that time. For 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, Windrace subsidized approximately RMB22.8 million, RMB34.7 million, RMB71.6 million, RMB40.3 million and RMB32.3 million, respectively. These amounts were included in selling and distribution costs.

Impairment allowances for trade and other receivables

Windrace estimates the impairment allowances for trade and other receivables by assessing the collectability of the receivables based on the related customers’ credit history and prevailing market conditions. Allowances are applied to trade and other receivables where events or changes in circumstances indicate that the balances may not be collectible. Where the expectation is different from the initial estimate, the difference is recognized as an impairment loss in the period in which such estimate is changed. Windrace reassesses the impairment allowances at each balance sheet date.

Historically, Windrace has no experience of bad debts. All the customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and Windrace has the sole discretion to cease business with customers who fail to pay within the credit period. Despite the recent fluctuations in the economic environment since the second half of 2008, Windrace has closely monitored the trade receivables balance overdue 30 days and assessed the intention of the repayment from the distributors.

Windrace will not make any provision of the overdue balance if (1) it has continuous trading with the distributor; (2) it receives continuous repayments from the distributor; and (3) it has no dispute on the overdue balance with the distributor.

Windrace will make full provision on such balances if they are considered not recoverable by Windrace.

Up to July 2009, all the distributors were able to settle all trade receivable balance on time and no balance was past due, there is no indication of deterioration in the creditworthiness of Windrace’s distributor.

Inventory

Inventories are stated at the lower of cost and net realizable value after making due allowances for obsolete or slow moving items. Cost is calculated using the weighted average cost formula and comprises all costs of sales incurred in bringing the inventories to their present location and condition. When inventories are sold, the carrying amount of those inventories is recognized as cost of sales in the period in which the related revenue is recognized. Net realizable value is based on the estimated selling prices less any estimated costs to be incurred for completion of the production process and disposal upon delivery of finished goods to distributors. If net realizable value is less than cost at the balance sheet date, the carrying amount is reduced to the realizable value, and the difference is recognized as a loss on valuation of inventories. Write-down of inventories to net realizable value is made based on the estimated net realizable value of the inventories. The assessment of the write-down amounts and the timing of such write-downs require estimates and management’s judgment. Where the actual outcome or expectation in future periods is different from management’s estimates, such differences may have a material impact on the carrying amounts of Windrace’s inventories and any write-down amounts and write-back amounts in the period in which such estimate has been changed. No inventory amounts were stated at net realizable value in each of the years in the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 and Windrace did not make any provisions for inventories during the same periods.

Useful lives and impairment of assets

Property, Plant and Equipment

Property, plant and equipment (other than construction-in-progress) are recorded at cost less accumulated depreciation and are depreciated over the estimated useful lives of the related assets using the straight-line method. Where parts of an item of property, plant and equipment have different useful lives, the cost of that item is allocated on a reasonable basis among the parts and each part is depreciated separately, where practicable. Residual values, useful lives and depreciation method are reviewed and adjusted, if appropriate, at each balance sheet date. Depreciation is recognized as an expense in the consolidated income statements when an asset is available for use, that is, when it is in the location and condition necessary for it to be capable of operating in the manner intended by management.

Buildings are depreciated over the shorter of the relevant lease term and a 20-year period and manufacturing equipment, such as plant and machinery, is depreciated over a five to ten-year period. Furniture, fixtures, motor vehicles and office equipment, consisting of computers, office equipment, machinery and software, are depreciated over a five-year period. Leasehold improvement is also depreciated over a five-year period. Construction-in-progress represents costs incurred for the design and construction of the production facility. Windrace’s management determines the estimated useful lives and related depreciation charges for its property, plant and equipment and such estimates are based on historical experience of the actual useful lives of such property, plant and equipment, and where no historical experience is available, based on such property, plant and equipment used for similar nature and functions. Management will increase the depreciation charge where useful lives are less than previously stated amounts based on the estimated life of such property, plant and equipment or will take write-offs or declare as obsolete or non-strategic assets that have been abandoned or sold. Impairment reviews are conducted as events or changes in circumstances indicating that the carrying amount may not be recoverable. The recoverable amounts of property, plant and equipment have been determined based on value-in-use calculations, which require the use of judgment and estimates.

Financial assets

Financial assets within the scope of IAS 39 “Financial Instruments: Recognition and Measurements” are classified as loans and receivables. When such financial assets are recognized initially, they are measured at fair value. Windrace assesses whether a financial asset contains an embedded derivative when Windrace first becomes a party to it and assesses whether the embedded derivatives are required to be recognized separately from their financial asset contract when the analysis shows that the economic characteristics and risks of the embedded derivatives are not closely related to those of the host contract. Reassessment only occurs if there is a change in the terms of the financial asset that significantly modifies the cash flows that would otherwise be required under the financial asset, Windrace determines the classification of its financial assets upon the initial recognition and, where allowed and appropriate, re-evaluates the classification at the balance sheet date reported. All regular way purchases and sales of financial assets are recognized on the trade date, that is, the dates when Windrace commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are subsequently carried at amortized cost using the effective interest method. Amortized cost is calculated taking into account any discount or premium on acquisition and includes fees that are an integral part of the effective interest rate and transaction costs. Gains and losses are recognized in the consolidated income statements when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Windrace assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. If there is objective evidence that an impairment loss on loans and receivable carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced either directly or through the recognition of an allowance account. The amount of impairment loss is recognized in Windrace’s consolidated income statements in the period when it occurs. In relation to trade receivables, an impairment allowance is made when there is objective evidence, such as the probability of insolvency or significant difficulties of the debtor, that Windrace will not be able to collect all of the amounts due under the original term of an invoice. The carrying amount of the receivables is reduced through the use of an allowance account, and impaired receivables derecognized when they are assessed as uncollectible. The identification of impairment allowances of financial instruments and trade and other receivables requires management judgment and estimates.

Description of Selected Income Statement Items

Revenue

Windrace generates revenue from sales of footwear, apparel and accessories. The following table sets forth a breakdown of Windrace’s revenue for the periods indicated:

	2006	Percentage of total revenue	2007	Percentage of total revenue	2008	Percentage of total revenue	Six months ended June 30, 2008	Percentage of total revenue	Six months ended June 30, 2009	Percentage of total revenue
	(RMB in thousands)
Footwear
Running footwear	190,266	27.7%	364,741	28.1%	425,627	23.4%	270,952	26.6%	166,400	20.4%
Leisure footwear	75,998	11.1%	131,462	10.2%	218,769	12.0%	116,382	11.4%	75,295	9.1%
Basketball footwear	76,794	11.2%	99,652	7.7%	71,337	3.9%	38,173	3.8%	25,403	3.1%
Skateboarding footwear	22,453	3.2%	74,887	5.8%	155,796	8.6%	67,266	6.6%	112,811	13.8%
Canvas footwear	11,210	1.6%	3,035	0.2%	27,373	1.5%	20,055	2.0%	8,000	1.0%
Tennis footwear	—	—	—	—	11,572	0.6%	—	—	38,781	4.8%
Outdoor footwear	—	—	—	—	10,708	0.6%	—	—	14,746	1.8%
Beach footwear	—	—	—	—	1,879	0.1%	1,879	0.2%	—	—
subtotal	376,721	54.8%	673,777	52.0%	923,061	50.7%	514,707	50.6%	440,436	54.0%
Apparel	300,958	43.8%	598,122	46.1%	857,203	47.1%	483,649	47.5%	367,870	45.0%
Accessories	9,890	1.4%	24,503	1.9%	40,018	2.2%	18,996	1.9%	8,534	1.0%
Total	687,569	100.0%	1,296,402	100.0%	1,820,282	100.0%	1,017,352	100.0%	816,840	100.0%

Windrace’s revenue is derived primarily from sales of the following products:

•	Footwear. Footwear accounted for 54.0% of Windrace’s revenue for the six months ended June 30, 2009 and includes principally seven categories of footwear: running footwear, leisure footwear, basketball footwear, skateboarding footwear, canvas footwear, tennis footwear and outdoor footwear. A portion of Windrace’s footwear production is outsourced.
•	Apparel. Sports apparel accounted for 45.0% of Windrace’s revenue for the six months ended June 30, 2009 and includes principally sports tops, sports pants, jackets and track suits. All of Windrace’s apparel production is outsourced.
•	Accessories. Accessories accounted for 1.0% of its revenue for the six months ended June 30, 2009 and include principally bags, socks, hats and caps. All of Windrace’s accessories production is outsourced.

Expenses

Windrace’s expenses consist of cost of sales, selling and distribution costs, administrative expenses, research and development expenses and finance costs. The following table sets forth a breakdown of Windrace’s expenses for the periods indicated:

	Year ended December 31,						Six months ended June 30,
	2006	% of total revenue	2007	% of total revenue	2008	% of total revenue	2008	% of total revenue	2009	% of total revenue
	(RMB in thousands)
Cost of sales
Opening inventories	32,192	4.7	50,515	3.9	50,283	2.7	50,283	4.9	86,060	10.5
Purchases
Raw materials	150,872	21.9	204,583	15.8	238,436	13.1	108,290	10.6	136,635	16.7
Finished goods:
Footwear	52,191	7.6	187,389	14.5	294,235	16.1	214,049	21.0	72,478	8.8
Apparel	235,416	34.2	432,218	33.3	647,586	35.6	370,090	36.4	261,269	32.0
Accessories	8,902	1.3	17,172	1.3	30,443	1.7	15,591	1.5	5,095	0.6
Total purchases of finished goods	296,509	43.1	636,779	49.1	972,264	53.4	599,730	58.9	338,842	41.4
Total purchases	447,381	65.0	841,362	64.9	1,210,700	66.5	708,020	69.6	475,477	58.2
Manufacturing overhead costs	51,201	7.4	73,329	5.7	89,722	3.1	42,420	4.2	50,047	6.1
Direct and indirect labor costs	30,809	4.5	44,603	3.4	58,617	5.1	27,363	2.7	33,320	4.1
Less: closing inventories	(50,515)	7.3	(50,283)	3.9	(86,060)	4.7	(84,127)	8.3	(65,137)	8.0
	511,068	74.3	959,526	74.0	1,323,262	72.7	743,959	73.1	579,767	71.0
Selling and distribution costs
Advertising and promotional expenses	48,342	7.0	93,014	7.2	137,484	7.5	42,276	4.2	32,079	3.9
Retail store renovation subsidies	22,765	3.3	34,699	2.7	71,522	3.9	40,266	4.0	32,258	3.9
Salaries of sales and marketing staff	2,757	0.4	4,237	0.3	6,319	0.3	4,177	0.4	4,925	0.6
Others	806	0.1	1,824	0.2	4,690	0.3	3,655	0.4	1,597	0.2
Traveling expenses	1,085	0.2	1,661	0.1	2,790	0.2	1,081	0.1	1,068	0.1
Sales fair expenses	805	0.1	1,642	0.1	2,947	0.2	540	0.1	2,424	0.3
	76,560	11.1	137,077	10.6	225,752	12.4	91,995	9.0	74,351	9.1
Administrative expenses
Salaries of administrative staff	4,548	0.7	6,597	0.5	5,034	0.3	2,566	0.3	4,012	0.5
Miscellaneous taxes and duties	1,579	0.2	5,565	0.4	7,915	0.4	3,803	0.4	3,210	0.4
Depreciation	506	0.1	4,208	0.3	5,270	0.3	2,641	0.3	2,714	0.3
Purchases of office supplies	—		3,808	0.3	230	0.1	28	0.1	20	0.1
Entertainment expenses	605	0.1	1,406	0.1	1,522	0.1	923	0.1	390	0.1
Acquisition related expenses	—	—	—	—	—	—	—	—	3,957	0.5
Others	3,337	0.5	8,400	0.7	9,234	0.5	5,215	0.5	5,883	0.7
Forfeiture for the withdrawal of a land purchase transaction	4,966	0.7	—		—	—	—	—	—	—
	15,541	2.3	29,984	2.3	29,205	1.7	15,177	1.5	20,186	2.5
Aborted IPO expenses	—	—	—	—	31,382	1.7	—	—	—	—
Research and development expenses	5,489	0.8	12,784	1.0	17,649	1.0	8,395	0.8	13,034	1.6
Finance costs	1,332	0.2	1,352	0.1	23,511	1.3	6,418	0.6	17,277	2.1
Total Expenses	609,990	88.7	1,140,723	88.0	1,650,761	90.8	865,944	85.1	704,615	85.8

Cost of sales

For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, cost of sales represented 74.3%, 74.0%, 72.7%, 73.1% and 71.0%, respectively, of Windrace’s revenue. Windrace’s cost of sales consists of fixed costs and variable costs. For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, fixed costs represented 2.6%, 2.4%, 2.0%, 1.7% and 1.8%, respectively, of Windrace’s cost of sales. During the same periods, variable costs represented the remaining 97.4%, 97.6%, 98.0%, 98.3% and 98.2%, respectively, of Windrace’s cost of sales.

Windrace’s fixed costs primarily include:

•	Manufacturing overhead: Manufacturing overhead related to rental expense.
•	Depreciation: Depreciation relates to depreciation expenses arising from Windrace’s production facilities.
•	Indirect labor costs: Indirect labor costs consist primarily of salaries, social insurance and benefit expenses for Windrace’s production supervisors.

Windrace’s variable costs primarily include:

•	Purchase of raw materials: Purchases of raw materials consist primarily of purchases of natural and synthetic leather, nylon, canvas, rubber, plastics and product parts that Windrace uses to manufacture its footwear.
•	Purchase of finished goods: Purchases of finished goods are the purchases of finished products that Windrace outsources to contract manufacturers.
•	Manufacturing overhead: Other variable costs primarily consist of packaging materials and other consumables, utility expenses and subcontracting fees, which are paid to subcontractors who manufacture footwear product parts for Windrace’s production.

Selling and distribution costs

Windrace’s selling and distribution costs consist primarily of advertising and promotional expenses, retail store renovation subsidies and salaries for its sales and marketing staff. For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, selling and distribution costs represented 11.1%, 10.6%, 12.4%, 9.0% and 9.1%, respectively, of Windrace’s revenue. Advertising and promotional expenses consist primarily of fees for advertising on television and other mass media, advertisement production costs, sponsorship fees for sporting events and television programs and fees for brand spokespersons. Retail store renovation subsidies consist primarily of subsidies provided to Windrace’s distributors for renovation or refurbishment of new or existing Xidelong retail stores. Salaries of sales and marketing staff consist primarily of salaries and benefit expenses for Windrace’s sales and marketing staff.

Administrative expenses

Windrace’s administrative expenses consist primarily of salaries of administrative staff, depreciation, and miscellaneous taxes and duties. For the three years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, administrative expenses represented 2.3%, 2.3%, 1.7%, 1.5% and 2.5%, respectively, of Windrace’s revenue. Salaries of administrative staff consist primarily of salaries and benefit expenses for Windrace’s administrative staff. Depreciation consists primarily of depreciation expenses of Windrace’s office building and equipment at its production facility in Jinjiang. Miscellaneous taxes and duties consist primarily of stamp duties and property tax for Windrace’s new office and factory buildings completed in March 2007. Others under administrative expenses consist primarily of social insurance and other employee expenses for Windrace’s administrative staff, amortization of prepaid land lease payments, donation, entertainment expenses, office expenses, rental expenses and utility expenses. In 2006, Windrace incurred a one-time forfeiture of RMB5.0 million in relation to a proposed land purchase transaction from which it withdrew. Windrace intended to purchase a parcel of land in Jinjiang in order to expand its production facilities, but the land use rights in relation to such land was not granted. Therefore, it withdrew from the land purchase transaction and incurred a one-time loss.

Research and Development expenses

For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, research and development expenses represented 0.8%, 1.0%, 1.0%, 0.8% and 1.6%, respectively, of Windrace’s revenue. Research and development expenses consist primarily of salaries paid to Windrace’s research and development center staff, materials consumed for its product research and development projects and expenses incurred for its cooperation with the China Institute of Sport Science and Hefei Institute of Intelligent Machines.

Finance costs

Finance costs are Windrace’s interest expenses on short-term bank loans and preferred shares. For the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, finance costs represented 0.2%, 0.1%, 1.3%, 0.6 and 2.1%, respectively, of Windrace’s revenue.

Gross profit margin

Windrace has a diverse product portfolio, comprising a range of products across its three key segments of footwear, apparel and accessories. During the years ended December 31, 2006, 2007 and 2008, Windrace’s gross profit margin increased primarily due to an increase in the average selling prices across its product lines and improvements in its management of production costs. Windrace’s gross profit margins between its apparel and accessories (which are all outsourced) and its footwear (which are mostly manufactured in house) are comparable primarily due to its pricing strategy for its different product segments based on their cost of sales in order to achieve a reasonable level of gross profit margins.

The following table sets forth a breakdown of Windrace’s gross profit margin for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(in percentage)
Running footwear	24.5%	25.7%	27.7%	27.1%	25.9%
Skateboarding footwear	22.2%	25.7%	29.1%	29.2%	36.7%
Leisure footwear	29.6%	26.4%	27.8%	27.1%	30.0%
Tennis footwear	—	—	34.4%	—	35.9%
Outdoor footwear	—	—	34.2%	—	30.6%
Basketball footwear	25.6%	27.5%	30.3%	29.0%	34.9%
Canvas footwear	15.5%	25.6%	27.0%	26.6%	24.3%
Beach footwear	—	—	27.2%	27.2%	—
Footwear	25.3%	26.1%	28.3%	27.5%	30.9%
Apparel	26.2%	26.0%	26.3%	26.3%	26.8%
Accessories	21.8%	23.4%	25.8%	24.8%	28.0%
Total	25.7%	26.0%	27.3%	26.9%	29.0%

Taxation

No provision for Hong Kong profits tax was made as Windrace did not generate any assessable profit arising in Hong Kong during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009. Windrace calculated taxes on profits assessable in the PRC at the prevailing rates, based on existing legislation, interpretations and practices in respect thereof.

The increase in PRC taxes paid was primarily due to the increase in assessable profits of Windrace’s subsidiaries in the PRC as a result of business expansion and growth in revenue.

According to the Income Tax Law of the PRC for Foreign Investment Enterprises and Foreign Enterprises and as approved by relevant PRC tax authorities, XDLong Fujian, a foreign-invested enterprise, was exempt from the PRC corporate income tax for its first two profitable years, commencing January 1, 2003. Thereafter, it was entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years from January 1, 2005 to December 31, 2007. Pursuant to the new PRC Corporate Income Tax Law and its Implementation Rules effective from January 1, 2008, starting from January 1, 2008, the applicable tax rate for XDLong Fujian is 25%.

XDLong China, a foreign-invested enterprise, is exempt from the PRC corporate income tax for its first two profitable years, commencing from January 1, 2008. Thereafter, it is entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years from January 1, 2010 to December 31, 2012 (the “Tax Holidays”). Pursuant to the new PRC Corporate Income Tax Law and its Implementation Rules effective from January 1, 2008, the PRC corporate income tax rate for foreign-invested enterprises such as XDLong China is 25%. Existing foreign-invested enterprise, such as XDLong China, however, are entitled to continue to enjoy the Tax Holidays until 2012.

The following table sets forth the reconciliation of the tax expense applicable to profit before tax using the applicable statutory rates in the PRC to the tax expense at Windrace’s effective tax rates for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Profit before tax	77,814	156,568	170,709	151,717	112,503
Tax at the applicable rates	21,010	42,273	47,334	38,373	29,941
Lower tax due to tax holidays	(12,468)	(27,228)	(54,191)	(38,826)	(32,885)
Tax effect of expenses not deductible for taxation purposes	2	11	9,039	1,035	3,522
Tax losses not recognized	1,430	6,727	—	—	—
Tax charge at our effective rate	9,974	21,783	2,181	582	578

Prior to January 1, 2008, Windrace operated solely in China and the applicable tax rate was 27%. Starting from January 1, 2008, the applicable tax rates for entities operating in China and Hong Kong were 25% and 17.5%, respectively. Tax charge at Windrace’s effective rate is derived from Windrace’s tax at the applicable tax rates, reduced by lower tax due to Tax Holidays and increased by tax losses not recognized in 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 at the applicable tax rates.

Other than unrecognized tax losses, there were no other differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Therefore, there was no unprovided deferred tax liability during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009 and at the balance sheet date of December 31, 2006, 2007 and 2008 and June 30, 2008 and 2009.

Results of Operations

Six months ended June 30, 2009 compared to six months ended June 30, 2008

Revenue.  In anticipation of potentially weaker consumer demand in early 2009 and to prevent overflow of inventory among the distributors, Windrace decided to trim production and reduce deliveries from late 2008, and therefore revenue decreased by RMB200.6 million, or 19.7%, from RMB1,017.4 million for the six months ended June 30, 2008 to RMB816.8 million for the six months ended June 30, 2009 due primarily to a decrease in deliveries of Windrace’s products. In addition, regional climate change resulted in an extended winter season from 2008 to 2009 in many regions in China. A longer winter adversely affected the delivery schedules to the distributors and sales volumes of Windrace’s spring and summer collections in the first quarter of 2009. The sales volume of footwear decreased from 7.9 million pairs in the six months ended June 30, 2008 to 6.4 million pairs in the six months ended June 30, 2009. The sales volume of apparel decreased from 11.3 million units in the six months ended June 30, 2008 to 9.1 million units in the six months ended June 30, 2009.

The decrease in revenue for the six months ended June 30, 2009 compared to the six months ended June 30, 2008 was partially offset by the following:

•	Increase in sales of skateboarding footwear: The decrease in revenue was partially offset by the increase in sales volumes of skateboarding footwear by 48.1% and its contribution to revenue by RMB45.5 million due to its popularity among young-aged consumers in China. Skateboarding footwear became the second largest source of revenue in the six months ended June 30, 2009. Running footwear remained Windrace’s best selling product in the six months ended June 30, 2009.
•	Introduction of new products: To diversify Windrace’s revenue sources, Windrace introduced tennis footwear and outdoor footwear as new products in September 2008. The introduction of these new products contributed to an increase of revenue by RMB53.5 million for the six months ended June 30, 2009 whereas Windrace did not generate revenue from these products for the six months ended June 30, 2008.
•	Increase in the number of distributors: To further expand Windrace’s distribution network, Windrace’s distributors increased from 22 in the six months ended June 30, 2008 to 23 in the six months ended June 30, 2009 and the number of Windrace’s retail stores increased from 2,980 as of June 30, 2008 to 3,411 as of June 30, 2009, leading to a contribution of revenue growth by RMB18.4 million.
•	Increase in average selling prices: As a result of increased consumer recognition of the Xidelong brand resulting from marketing and brand promotion efforts over the years, the average selling price of footwear products increased by 5.1% despite the economic downturn. The increase in revenues resulting from the increase in average selling prices of footwear and accessories was partially offset by a decrease in average selling price of apparel by 5.4%. The increase in average selling prices led to a contribution of revenue growth by RMB13.0 million.

Cost of sales.  Cost of sales decreased 22.1% from RMB744.0 million for the six months ended June 30, 2008 to RMB579.8 million for the six months ended June 30, 2009. This decrease in cost of sales was primarily due to decreases in purchases of finished goods from contract manufacturers by RMB260.9 million because Windrace increased production of its footwear products in house due to increased production capacity.

The decrease in cost of sales in the six months ended June 30, 2009 compared to the six months ended June 30, 2008 was partially offset by an increase in purchase of raw materials because Windrace increased production of its footwear products in house due to increased production capacity and decreased purchases from contract manufacturers. The decrease in cost of sales in the six months ended June 30, 2009 was partially offset by an increase in manufacturing overhead costs and labour costs by RMB13.6 million due to increased salaries, social insurance and benefit expenses arising from an increased number of Windrace’s production supervisors and workers to accommodate its expansion as well as depreciation arising from increase in production capacities.

Gross profit.  Windrace’s gross profit decreased 13.3% from RMB273.4 million for the six months ended June 30, 2008 to RMB237.1 million for the six months ended June 30, 2009, primarily as a result of a decrease in sales. Windrace’s overall gross profit margin increased from 26.9% for the six months ended June 30, 2008 to 29.0% for the six months ended June 30, 2009 primarily as a result of the increase in average selling prices of its products due to enhanced brand recognition. The rate of decrease in revenues in the six months ended June 30, 2009 compared to the six months ended June 30, 2008 exceeded the rate of decrease in cost of sales during the same periods.

Other income and gains.  Other income and gains remained RMB0.3 million for the six months ended June 30, 2008 and the six months ended June 30, 2009. Other income and gains include relate to interest income.

Selling and distribution costs.  Selling and distribution costs decreased 19.1% from RMB92.0 million for the six months ended June 30, 2008 to RMB74.4 million for the six months ended June 30, 2009. This decrease in selling and distribution costs was primarily due to decreased marketing activities and advertisement expenses arising from Windrace’s sponsorship of “Sports World”, a television sport program featured on

CCTV Olympic Games channel running from January to September 2008 in anticipation of the Olympic Games in Beijing in August 2008 to promote its brand. Retail store renovation subsidies decreased 19.9% from RMB40.3 million for the six months ended June 30, 2008 to RMB32.3 million for the six months ended June 30, 2009 because of fewer Xidelong retail store openings for the six months ended June 30, 2009 compared to the six months ended June 30, 2008.

Administrative expenses.  Administrative expenses increased 6.6% from RMB15.2 million for the six months ended June 30, 2008 to RMB20.2 million for the six months ended June 30, 2009 primarily due to the recognition of increased salaries for the administrative staff as a result of recruitment of new personnel with higher salaries.

Research and development expenses.  Research and development expenses increased 59.5% from RMB8.4 million for the six months ended June 30, 2008 to RMB13.4 million for the six months ended June 30, 2009 primarily due to the increase in expenses associated with the design of new products and product parts and Windrace’s research and development efforts with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines.

Finance costs.  Finance costs increased 168.8% from RMB6.4 million for the six months ended June 30, 2008 to RMB17.2 million for the six months ended June 30, 2009 primarily due to interest arising from the preferred shares issued to Elevatech on April 30, 2008 carrying an internal rate of return of 12%.

Profit before tax.  As a result of the foregoing, Windrace’s profit before tax decreased 23.2% from RMB151.7 million for the six months ended June 30, 2008 to RMB116.5 million for the six months ended June 30, 2009.

Tax.  Tax remained RMB0.6 million for the six months ended June 30, 2008 and the six months ended June 30, 2009 primarily due to commencement of tax holidays enjoyed by XDLong China starting from 2008.

Profit for the six-month period.  As a result of the above factors, Windrace’s profit for the six months ended June 30, 2009 was RMB151.1 million, a decrease of 23.3% from RMB115.9 million for the six months ended June 30, 2008.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Revenue.  Revenue increased 40.4% from RMB1,296.4 million in the year ended December 31, 2007 to RMB1,820.3 million in the year ended December 31, 2008 primarily due to the following:

•	Increase in sales volumes: The increase in sales volumes contributed to a revenue growth by RMB438.1 million. The increase was primarily attributable to the overall economic growth in China, increased production capacity by two million pairs by adding two additional production lines in June 2008, increased demand for Windrace’s products at existing Xidelong retail stores, new openings of Xidelong retails stores, an increase in the variety of apparel products and an increase in the average size of the Xidelong retail stores with larger display areas for accessories. The deliveries of footwear increased from 10.3 million pairs in the year ended December 31, 2007 to 13.4 million pairs in the year ended December 31, 2008. The sales volume of apparel increased from 13.2 million units in the year ended December 31, 2007 to 16.8 million units in the year ended December 31, 2008.
•	Introduction of new products: To diversify Windrace’s revenue sources, Windrace introduced beach footwear in June 2008 and tennis and outdoor footwear in September 2008. The introduction of these new products contributed to an increase of revenue by RMB24.2 million for year ended December 31, 2008 whereas Windrace did not generate revenue from these products for the year ended December 31, 2007.
•	Increase in the number of retail stores: The number of distributors remained at 22 in the years ended December 31, 2007 and 2008. However, the number of Xidelong retail stores increased from 2,519 as of December 31, 2007 to 3,277 as of December 31, 2008, leading to a contribution of revenue growth by RMB14.6 million.

•	Increase in average selling prices: As a result of increased consumer recognition of the Xidelong brand resulting from marketing and brand promotion efforts over the years, the average selling prices of all product types increased. In particular, footwear and apparel experienced an increase in average selling prices by 5.4%and 12.1%, respectively, leading to a contribution of revenue growth by RMB47.1 million.

The increase in revenue from the year ended December 31, 2007 to the year ended December 31, 2008 was partially offset by the decrease in revenue from basketball footwear by RMB28.3 million due to its relatively higher selling price and increasing fashion trend toward skateboarding footwear.

Cost of sales.  Cost of sales increased 37.9% from RMB959.5 million in the year ended December 31, 2007 to RMB1,323.3 million in the year ended December 31, 2008. The increase in cost of sales was primarily due to increased purchases of finished products by RMB335.5 million from contract manufacturers to meet the increase in deliveries resulting from increased demand for its products. The increase in cost of sales was also attributable to increased purchases of raw materials by RMB33.9 million for Windrace’s own production of footwear products.

The increase in cost of sales in the year ended December 31, 2008 compared to the year ended December 31, 2007 was partially offset by the decrease in fixed costs by RMB3.5 million primarily because Windrace did not incur any rental expenses in the year ended December 31, 2008 due to termination of leases for its production facilities after completion of its own production facility in Jinjiang in March 2007. The decrease in fixed costs was partially offset by an increase in depreciation by RMB2.7 million due to an increase in production capacities through addition of two more production lines and the completion of factory buildings in March 2007.

Gross profit.  Windrace’s gross profit increased 47.5% from RMB336.9 million in the year ended December 31, 2007 to RMB497.0 million in the year ended December 31, 2008 primarily as a result of an increase in sales. Windrace’s overall gross profit margin increased from 26.0% in 2007 to 27.3% in 2008 primarily a as a result of the increase in average selling prices of its products due to enhanced brand recognition. The rate of increase in revenues in the year ended December 31, 2008 compared to the year ended December 31, 2007 exceeded the rate of increase in cost of sales during the same periods.

Other income and gains.  Other income and gains increased 33.3% from RMB0.9 million for 2007 to RMB1.2 million for 2008. Other income and gains include subsidy income from the Jinjiang local government for Windrace’s technological innovation and interest income.

Selling and distribution costs.  Selling and distribution costs increased 64.7% from RMB137.1 million for 2007 to RMB225.8 million for 2008. This increase in selling and distribution costs was primarily due to increases in advertising and promotional expenses, retail store renovation subsidies and sales fair expenses. Advertising and promotional expenses increased 47.8% from RMB93.0 million for 2007 to RMB137.5 million for 2008, primarily due to increased marketing activities and advertisement expenses to promote Windrace’s brand in anticipation of the Olympic Games in 2008 in China, including sponsorship of “Sports World”, a sport program featured on CCTV Olympic Games channel running from January to September 2008. Retail store renovation subsidies increased 106.1% from RMB34.7 million for 2007 to RMB71.5 million for 2008 primarily due to the expansion of the distributors’ distribution network. Sales fair expenses increased 81.3% from RMB1.6 million for 2007 to RMB2.9 million for 2008 because Windrace organized three sales fairs in 2008 whereas it organized two sales fairs in 2007.

Administrative expenses.  Administrative expenses decreased 2.7% from RMB30.0 million for 2007 to RMB29.2 million for 2008 primarily due to reduced salaries of administrative staff because Windrace did not pay bonuses in 2008 and reduced purchase of office supplies, which was partially offset by the increase in miscellaneous taxes and duties and depreciation.

Aborted IPO expenses.  Windrace incurred RMB31.4 million in 2008 as expenses for a proposed initial public offering on the Stock Exchange of Hong Kong which was subsequently aborted due to unfavorable market conditions while Windrace did not incur such expenses in 2007.

Research and development expenses.  Research and development expenses increased 37.5% from RMB12.8 million for 2007 to RMB17.6 million for 2008 primarily due to the increase in expenses associated with the design of new products and product parts and Windrace’s research and development efforts with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines.

Finance costs.  Finance costs increased 1,578.6% from RMB1.4 million for 2007 to RMB23.5 million for 2008 primarily due to interest arising from the preferred shares issued to Elevatech on April 30, 2008 carrying an internal rate of return of 12%.

Profit before tax.  As a result of the foregoing, Windrace’s profit before tax increased 9.0% from RMB156.6 million for 2007 to RMB170.7 million for 2008.

Tax.  Tax decreased 89.9% from RMB21.8 million for 2007 to RMB2.2 million for 2008 primarily due to the commencement of Tax Holidays enjoyed by XDLong China as it started to generate profits in 2008.

Profit for the year.  As a result of the above factors, Windrace’s profit for 2008 was RMB168.5 million, an increase of 25.0% from RMB134.8 million for 2007.

Year ended December 31, 2007 compared to the year ended December 31, 2006

Revenue.  Revenue increased 88.5% from RMB687.6 million in the year ended December 31, 2006 to RMB1,296.4 million in the year ended December 31, 2007 primarily due to the following:

•	Increase in sales volumes: The increase in sales volumes contributed to a revenue growth by RMB417.6 million. The increase was primarily attributable to the overall economic growth in China, an increase in production capacity from five million pairs of footwear in 2006 to seven million pairs of footwear in 2007, increased demand for Windrace’s products at existing Xidelong retail stores, new openings of Xidelong retails stores, an increase in the varieties of apparel and accessories products and an increase in the average size of the Xidelong retail stores with larger display areas for accessories. The deliveries of footwear increased from 6.1 million pairs in the year ended December 31, 2006 to 10.3 million pairs in the year ended December 31, 2008. The deliveries of apparel increased from 7.6 million units in the year ended December 31, 2006 to 13.2 million units in the year ended December 31, 2007.
•	Increase in the number of retail stores: The number of distributors increased from 19 in the year ended December 31, 2006 to 22 in the year ended December 31, 2007 and the number of Xidelong retail stores increased from 1,483 as of December 31, 2006 to 2,519 as of December 31, 2007, leading to a contribution of revenue growth by RMB117.1 million.
•	Increase in average selling prices: As a result of increased consumer recognition of the Xidelong brand resulting from marketing and brand promotion efforts over the years, the average selling prices of all product types increased. In particular, footwear and apparel experienced an increase in average selling prices by 6.3%and 14.2%, respectively, leading to a contribution of revenue growth by RMB74.1 million.

The increase in revenue from the year ended December 31, 2006 to the year ended December 31, 2007 was partially offset by the decrease in revenue from canvas footwear by RMB8.2 million due to Windrace’s efforts to allocate resources to produce other footwear products that are more popular to consumers.

Cost of sales.  Cost of sales increased 87.7% from RMB511.1 million in the year ended December 31, 2006 to RMB959.5 million in the year ended December 31, 2007. The increase in cost of sales was primarily due to increased purchases of finished products by RMB340.3 million from contract manufacturers to meet the increase in sales orders resulting from increased demand for its products. The increase in cost of sales was also attributable to increased purchases of raw materials by RMB53.7 million for Windrace’s own production of footwear products.

The increase in cost of sales in the year ended December 31, 2007 compared to the year ended December 31, 2006 was partially offset by the decrease in fixed costs by RMB10.0 million primarily due to decreased rental expenses in the year ended December 31, 2007 because Windrace did not have to incur such expenses after relocating to its own production facility in Jinjiang completed in March 2007 whereas Windrace had to incur such expenses for the entire year in the year ended December 31, 2006. The decrease in fixed costs was partially offset by an increase in depreciation by RMB5.6 million due to an increase in production capacities through addition of two more production lines.

Gross profit.  Windrace’s gross profit increased 90.9% from RMB176.5 million for the year ended December 31, 2006 to RMB336.9 million for the year ended December 31, 2007 primarily as a result of an increase in sales. Windrace’s overall gross profit margin increased from 25.7% in 2006 to 26.0% in 2007 primarily a as a result of the increase in average selling prices of its products due to enhanced brand recognition. The rate of increase in revenues in the year ended December 31, 2007 compared to the year ended December 31, 2006 exceeded the rate of increase in cost of sales during the same periods.

Other income and gains.  Other income and gains increased 350.0% from RMB0.2 million for 2006 to RMB0.9 million for 2007. Other income and gains include subsidy income from the Jinjiang local government for Windrace’s technological innovation and interest income.

Selling and distribution costs.  Selling and distribution costs increased 79.0% from RMB76.6 million for 2006 to RMB137.1 million for 2007. This increase in selling and distribution costs was primarily due to increases in advertising and promotional expenses, retail store renovation subsidies and sales fair expenses. Advertising and promotional expenses increased 92.5% from RMB48.3 million for 2006 to RMB93.0 million for 2007, primarily due to increased marketing activities and advertisement expenses incurred for the new distributors Windrace engaged in 2006. Retail store renovation subsidies increased 52.2% from RMB22.8 million for 2006 to RMB34.7 million for 2007 primarily due to the expansion of the distributors’ distribution network, particularly in the Southwestern Region of the PRC. Sales fair expenses increased 100.0% from RMB0.8 million for 2006 to RMB1.6 million for 2007 primarily due to increased exhibition expenses incurred for Windrace’s sales fairs.

Administrative expenses.  Administrative expenses increased 93.5% from RMB15.5 million for 2006 to RMB30.0 million for 2007 primarily due to increases in purchases of office supplies, depreciation and miscellaneous taxes and duties. Purchases of office supplies of RMB3.8 million were recorded for 2007. Depreciation increased 740.0% from RMB0.5 million for 2006 to RMB4.2 million for 2007. Miscellaneous taxes and duties increased 250.0% from RMB1.6 million for 2006 to RMB5.6 million for 2007. The increases in depreciation and miscellaneous taxes and duties were primarily due to additional new office and factory buildings depreciation expenses of RMB3.7 million and property taxes of RMB2.5 million, both in relation to the completion of Windrace’s factory buildings in Jinjiang in March 2007. The increase in salaries of administrative staff was primarily due to Windrace’s recruitment of more administrative staff members and a general increase in average wages with reference to market rates.

Research and development expenses.  Research and development expenses increased 132.7% from RMB5.5 million for 2006 to RMB12.8 million for 2007 primarily due to the increase in expenses associated with the design of new products and product parts and Windrace’s research and development efforts with the China Institute of Sport Science and the Hefei Institute of Intelligent Machines.

Finance costs.  Finance costs increased 7.7% from RMB1.3 million for 2006 to RMB1.4 million for 2007 primarily due to the increase in Windrace’s average short-term bank borrowings and the rise in interest rates by 1.7% to 1.9% in 2007.

Profit before tax.  As a result of the foregoing, Windrace’s profit before tax increased 101.3% from RMB77.8 million for 2006 to RMB156.6 million for 2007.

Tax.  Tax increased 118.0% from RMB10.0 million for 2006 to RMB21.8 million for 2007 primarily due to a commensurate increase in Windrace’s net profits. Windrace’s effective tax rate was 13.9% for 2007.

Profit for the year.  As a result of the above factors, Windrace’s profit for 2007 was RMB134.8 million, an increase of 98.8% from RMB67.8 million for 2006.

Liquidity and Capital Resources

The following table sets forth a summary of its consolidated cash flows for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Net cash inflow from operating activities	78,206	146,265	43,953	59,944	38,769
Net cash outflow from investing activities	(130,449)	(188,731)	(16,468)	(5,664)	(616)
Net cash inflow from financing activities	61,488	94,219	24,452	4,200	65,732

Windrace has historically financed its liquidity requirements primarily through operating cash flow, short-term bank loans and issuance of preferred shares. All of the preferred shares will b e redeemed upon the consummation of the Acquisition. See “Certain Relationships and Related Party Transactions — Investment by Elevatech.” Going forward, Windrace believes its liquidity requirements will be satisfied using a combination of the proceeds of the Acquisition and cash flows from operations.

The financial crisis and economic downturns that began in 2008 could adversely affect Windrace’s liquidity position. Its cash from operations could be adversely affected by decreased consumer spending or longer collection periods of trade receivables from its distributors whose liquidity positions may be similarly negatively impacted by the financial and economic crises. For information relating to the management of accounts receivables from the distributors under current market conditions, see “— Factors Affecting Windrace’s Results of Operations and Financial Condition — Management of collection of trade receivables.” Additional financing from investors, banks or the capital market may be limited as a result of the tight credit market and volatile capital market under the current market conditions.

Cash inflows from operating activities

For the six months ended June 30, 2009, Windrace’s net cash inflow from operating activities was RMB38.8 million and was primarily attributable to profit before tax of RMB112.5 million, an adjustment for finance costs of RMB17.3 million primarily due to interest arising from the preferred shares issued to Elevatech carrying an internal rate of return of 12%, an increase in trade and bills payables of RMB40.4 million due to the extension of credit periods granted by certain suppliers as well as increased use of bills payables with longer terms to settle purchases from suppliers and a decrease in inventory of RMB20.9 million due to decreased production of Windrace’s products, which was partially offset by an increase in trade receivables of RMB170.7 million due to extension of credit periods for certain distributors.

Most of the suppliers granting an extended credit period to Windrace have entered into supply contracts with Windrace for a term of two years or more. Due to the economic downturn, many suppliers began to grant longer credit terms to their customers (including Windrace) to maintain business relationships. As a result, Windrace began to receive credit periods of up to four months, compared with periods ranging from 30 days to 90 days, in its trade payables. The extension of credit periods in Windrace's trade payables to suppliers was unrelated to the extension of credit periods in Windrace's trade receivable from distributors.

For 2008, Windrace’s net cash inflow from operating activities was RMB44.0 million and was primarily attributable to profit before tax of RMB170.7 million, an adjustment for finance costs of RMB23.5 million primarily due to interest arising from the preferred shares issued to Elevatech carrying an internal rate of return of 12%, the decrease in pledged deposits of RMB16.7 million due to a decrease in use of bills payables, which was partially offset by an increase in trade receivables of RMB143.1 million due to an increase in sales and extension of credit periods for certain distributors and an increase in inventories of RMB35.8 million due to decreased deliveries of Windrace’s products during the fourth quarter of 2008 to prevent potential overflow of inventory among the distributors. Windrace was able to sell such inventory in the first quarter of 2009 due to increased orders and deliveries to distributors.

For 2007, Windrace’s net cash inflow from operating activities was RMB146.3 million and was primarily attributable to profit before tax of RMB156.6 million, an adjustment for depreciation of RMB11.4 million due to the construction of its production facility in March 2007, an increase in trade and bills payables of RMB47.5 million primarily due to increased purchases of raw materials from its suppliers and increased purchases of finished goods from contract manufacturers, an increase in deposits received, other payables and accruals of RMB17.0 million primarily due to increases in construction costs payables for the construction of its production facility and value added tax payables, which was partially offset by an increase in Windrace’s trade receivables of RMB57.7 million primarily due to the commensurate growth of its business, and PRC taxes paid of RMB21.7 million because of the commensurate growth of its business and revenue in its PRC subsidiaries and an increase in pledged deposits of RMB11.3 million primarily due to the increase in use of bills payables.

For 2006, Windrace’s net cash inflow from operating activities was RMB78.2 million and was primarily attributable to a profit before tax of RMB77.8 million, an increase in trade and bills payables of RMB46.2 million primarily due to increased purchases of raw materials from its suppliers and increased purchases of finished goods from contract manufacturers, an increase in deposits received, other payables and accruals of RMB11.5 million primarily due to an increase in accrued salaries and bonuses for its staff and its engagement of additional distributors from whom it requires a deposit until the termination of their distributorship agreements, which was partially offset by an increase in trade receivables of RMB44.0 million due to the commensurate growth of its business, and an increase in inventories of RMB18.3 million primarily because of the increase in its sales.

Cash inflows/(outflows) from investing activities

For the six months ended June 30, 2009, net cash used in investing activities was RMB0.6 million due to purchase of property, plant and equipment of RMB0.9 million to meet Windrace’s expansion needs.

For 2008, Windrace’s net cash outflow from investing activities was RMB16.5 million primarily due to a purchase of property, plant and equipment of RMB17.3 million because Windrace added two production lines in June 2008 and the renovation of Windrace’s research and development center.

For 2007, Windrace’s net cash outflow from investing activities was RMB188.7 million, consisting primarily of purchases of items of property, plant and equipment of RMB187.4 million for its new production facility in Jinjiang.

For 2006, Windrace’s net cash outflow from investing activities was RMB130.4 million, consisting primarily of purchases of items of property, plant and equipment of RMB101.8 million for construction-in-progress for its production facility in Jinjiang and additions to prepaid land lease payments of RMB28.8 million for the land use right premium for the land on which its production facility is located.

Cash inflows from financing activities

For the six months ended June 30, 2009, net cash inflow from financing activities was RMB65.7 million due to new bank loans of RMB90.5 million for working capital requirements, which was partially offset by the repayment of bank loans of RMB27.5 million.

For 2008, Windrace’s net cash inflow from financing activities was RMB24.5 million due primarily to proceeds from offering of preferred shares of RMB85.1 million to Elevatech, additional contribution from RichWise of RMB28.4 million for meeting target profits in 2007 and new bank loans of RMB20.0 million for working capital requirements, which was partially offset by repayment of bank loans of RMB28.0 million and a decrease in an amount due to a director of RMB81.1 million due to the repayment of loans to Mr. Lin Shuipan.

For 2007, Windrace’s net cash inflow from financing activities was RMB94.2 million, consisting primarily of proceeds from the issue of shares of RMB82.3 million due to investment by RichWise and new bank loans of RMB28.0 million for working capital use, which was partially offset by the repayment of bank loans of RMB17.0 million.

For 2006, Windrace’s net cash inflow from financing activities was RMB61.5 million due to new bank loans of RMB17.0 million for working capital requirements and an increase in an amount due to a director of

RMB71.5 million relating to a loan provided by Mr. Lin Shuipan to support Windrace’s operations, which was partially offset by the repayment of bank loans of RMB27.0 million.

Capital Expenditures

Windrace’s capital expenditures principally include expenditures on property, plant and equipment and construction in progress for its new factory buildings. Property, plant and equipment and construction in progress increased from RMB101.8 million at December 31, 2006 to RMB187.4 million at December 31, 2007 as a result of the completion of Windrace’s new production facility in Jinjiang in 2007. Windrace financed its capital expenditure requirements primarily through its cash flow from operations.

The following table sets out Windrace’s historical capital expenditures for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Property, plant and equipment	515	10,823	17,256	5,973	894
Construction in progress	101,300	176,567	—	—	—
Land use rights	23,802	2,483	—	—	—
Total	125,617	189,873	17,256	5,973	894

Contractual Obligations

Windrace’s contractual obligations primarily consist of short-term debt obligations, operating lease obligations and purchase obligations. The following table sets forth a breakdown of Windrace’s contractual obligations as of June 30, 2009 and their maturity profile:

	Payment Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(RMB in thousands)
Short-term debt obligations (including interest obligations)(1)	87,321	87,321	—	—	—
Operating lease obligations(2)	—	—	—	—	—
Purchase obligations(3)	1,775	1,775	—	—	—
Annual fee for research and development assistance(4)	1,000	1,000	—	—	—
Preferred shares(5)	272,500	272,500	—	—	—
Additional premium on preferred shares(5)	6,900	6,900	—	—	—
Total	372,721	372,721	—	—	—

(1)	Primarily attributed to bank loans.
(2)	Includes lease obligations for Windrace’s office premises and display locations.
(3)	Includes advertising and promotional expenses.
(4)	Under the agreement with the China Institute of Sport Science, Windrace has committed to pay predetermined annual fees of RMB0.5 million to the China Institute of Sport Science for each of the years from October 2006 to October 2011 for their assistance with the research and development of technology for its sports footwear and apparel, and the promotion of the technology content of its products.
(5)	Pursuant to the letter agreement dated May 8, 2009, all of the outstanding preferred shares of Windrace will be redeemed simultaneously with the Acquisition. As consideration for the redemption of the preferred shares, the sole preferred shareholder, Elevatech, will receive a promissory note from Windrace providing for (i) the payment of HK$306.2 million (RMB272.5 million) on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) an additional payment of US$1.0 million (RMB 6.9 million) on June 30, 2010. Following the issuance of the promissory note, the original terms of the preferred shares will be superseded by the terms of the promissory note, and Windrace’s due payment thereunder will represent a full settlement of its obligations under the preferred shares.

However, if Windrace defaults on its payment obligations under the promissory note, Elevatech will have the option to convert the overdue amount into preference shares with the same terms as the preferred shares. Further, if the Acquisition is consummated on or prior to October 31, 2009, any preferred shares or preference shares issued and outstanding following the consummation of the Acquisition will be immediately redeemable under their original terms at the option of Elevatech. Finally, if the Acquisition is not consummated by October 31, 2009, the letter agreement will have no further effect, and the preferred shares will remain outstanding under their original terms.

Off-Balance Sheet Commitments and Arrangements

Windrace does not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. Windrace does not engage in trading activities involving non-exchange traded contracts. In its ongoing business, Windrace does not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financials partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISKS

Foreign currency risk

Windrace operates in China and all of its transactions are settled in Renminbi. Its assets and liabilities, and transactions arising from its operations are denominated in Renminbi. Windrace has not used any forward contract or currency borrowing to hedge its exposure as foreign currency risk is considered minimal.

Because all of Windrace’s earnings and cash assets are denominated in Renminbi and the net proceeds from the Acquisition will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds and Windrace’s balance sheet and earnings per share in U.S. dollars following the Acquisition. Assuming that none of the holders of Public Shares elect to convert their shares into cash, based on the amount in 2020’s trust account as of March 31, 2009, there would be approximately $66.1 million available to the combined company upon consummation of the Acquisition, net of the payment of the underwriters’ deferred compensation. If the trust balance were to be converted entirely into Renminbi, a 10% change in the exchange rate between Renminbi and U.S. dollars could result in foreign exchange loss or gain of approximately $6.6 million, depending on whether such change reflected appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect Windrace’s financial results reported in U.S. dollar terms without giving effect to any underlying change in Windrace’s business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend Exceed issues after consummation of the Acquisition that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments Exceeds makes after consummation of the Acquisition.

Windrace does not believe that it has any significant foreign currency risk. Therefore, Windrace has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency risk.

Credit risk

Windrace trades only with recognized and creditworthy customers. It is Windrace’s policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and Windrace’s exposure to bad debts is not significant.

Since Windrace trades only with recognized and creditworthy third parties, there is no requirement for collateral.

The credit risk of Windrace’s other financial assets, which comprise deposits, other receivables, pledged bank deposits and cash and bank balances, arises from default of the counterparty, with a maximum exposure equal to the carrying amounts of these instruments.

Windrace’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The default risk of the industry in which customers operate also has an influence on credit risk but to a lesser extent. At the balance sheet date, Windrace has a certain concentration of credit risk as 33.94%, 41.77%, 41.55% and 43.45%, respectively, of its total trade and other receivables were due from Windrace’s five largest customers during the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2009.

The maximum exposure to credit risk without taking account of any collateral held is represented by the carrying amount of each financial asset. Windrace does not provide any guarantees which would expose Windrace to credit risk.

Interest rate risk

Windrace does not have any significant exposure to risk of changes in market interest rates as its debt obligations were all with fixed interest rates. If Windrace borrows money in future periods, it may be exposed to interest rate risk. Windrace does not have any derivative financial instruments and believes its exposure to interest rate risk and other relevant market risks is not material.

Commodity price risk

The major raw materials used in the production of Windrace’s products included natural and synthetic leather, nylon, canvas, rubber and plastics. Windrace is exposed to fluctuation in the prices of these raw materials which are influenced by global as well as regional supply and demand conditions. Fluctuations in the prices of raw materials could adversely affect Windrace’s financial performance. Windrace historically has not entered into any commodity derivative instruments to hedge the potential commodity price changes.

Liquidity risk

Windrace monitors its risk to a shortage of funds by considering the maturity of both its financial assets and projected cash flows from operations. Its objective is to maintain a balance between continuity of funding and flexibility through use of bank borrowings and other borrowings to meet its working capital requirements. See “ — Liquidity and Capital Resources.”

INFORMATION ABOUT 2020

General

We are a public acquisition company, formed on August 21, 2006, to complete a business combination with an operating business that either: (1) is located in China, (2) has its principal operations located in China, or, (3) in the view of the Board of Directors of 2020, would benefit from establishing operations in China. Our efforts to identify a prospective target business will not be limited to a particular industry. We intend to effect a business combination using cash from the proceeds of our initial public offering and the private placements of the sponsors’ warrants, our capital stock, debt or a combination of cash, stock and debt. On November 15, 2007, we completed our initial public offering of 8,625,000 Units (including 1,125,000 Units pursuant to the underwriters’ over-allotment option sold on November 26, 2007) at a price of $8 per unit. We received net proceeds of approximately $68.2 million from our Offering, and deposited approximately $68.1 million into a trust account.

We believe that China represents a favorable environment both for making acquisitions and operating a target business for several reasons, including, among other things, the existence of a prolonged economic expansion within China, with real gross domestic product growth of approximately 11.6%, 11.9% and 9.7% for 2006, 2007 and 2008, respectively (according to the International Monetary Fund’s Report on World Economic Outlook, dated October 2008), attractive valuations for target businesses within China, increased government focus within China on privatizing assets, improving foreign trade and encouraging business and economic activity, and access to a highly trained and educated workforce, as well as favorable labor rates and efficient, low-cost manufacturing capabilities. According to the Economist Intelligence Unit, by the year 2020, China will have achieved purchasing power parity with the U.S., will have Gross Domestic Product at a level equal to that of the U.S. and of the European Union and will match the U.S. as the largest consumer market in the world. According to the 2008 World Fact Book, in 2007, China was the second largest economy in the world on a purchasing power parity basis after the U.S. Given these trends, we believe there are leading Chinese companies well-positioned to transform into global business leaders between now and the year 2020, which may include both currently profitable companies and companies which are currently operating at a loss but which we believe have the potential to become profitable.

80% Test

Our initial business combination must be with a target business whose fair market value is equal to at least 80% of our net assets at the time of the Acquisition (all of our assets, including the funds held in the trust account other than the deferred underwriting discount, less our liabilities). Our board of directors determined that this 80% test was clearly met in connection with its proposed equity acquisition of Windrace.

Stockholder Vote on the Business Combination

2020 will proceed with the Acquisition of Windrace only if (i) a majority of the holders of 2020’s shares of common stock present in person or by proxy and entitled to vote at the special meeting votes in favor of the Acquisition Proposal and (ii) a majority of all of its outstanding shares is voted in favor of the Redomestication Proposal. The stockholders existing prior to the initial public offering have agreed to vote their common stock on these proposals in accordance with the vote of the majority offering. If the holders of 30% or more of 2020’s common stock vote against the Acquisition Proposal and demand that 2020 convert their shares into their pro rata share of the trust account, then 2020 will not consummate the Acquisition or the Redomestication.

Liquidation if No Business Combination

If 2020 does not complete a business combination by November 8, 2009, 2020 will be dissolved and will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. 2020’s existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the initial public offering. There will be no distribution from the trust account with respect to 2020’s warrants.

If 2020 were to expend all of the net proceeds of the initial public offering, other than the proceeds deposited in the trust account, the per-share liquidation price as of [*], 2009 would be approximately $____, or $____ less than the per-unit offering price of $8.00 in 2020’s initial public offering. The proceeds deposited in the trust account could, however, become subject to the claims of 2020’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $____, due to those claims.

The stockholders holding shares of 2020 common stock issued in the initial public offering will be entitled to receive funds from the trust account only in the event of 2020’s liquidation or if the stockholders seek to convert their respective shares into cash and the Acquisition is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

If 2020 is unable to complete a business combination by November 8, 2009, upon notice from 2020, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to the transfer agent for distribution to the stockholders holding shares acquired through the initial public offering. Given the time required to consummate a transaction and obtain requisite stockholder approval, 2020 would probably be dissolved if the stockholders do not approve the Purchase Agreement.

2020’s certificate of incorporation provides that if 2020 is unable to complete a business combination by November 8, 2009, 2020’s corporate existence will cease except for the purposes of winding up our affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if our board of directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the Delaware General Corporation Law. If 2020 were required to dissolve, 2020 would liquidate the trust account to the holders of shares purchased in 2020’s initial public offering (subject to any provision for unpaid claims against 2020 which it is advised must or should be withheld).

Under Delaware corporate law, 2020’s stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by those stockholders in a dissolution. Delaware corporate law provides for limitations on the potential liability of stockholders if 2020 were to wind up its affairs in compliance with either Section 280 or Section 281(b) of the Delaware corporate law. If 2020 complies with either procedure, Delaware corporate law (i) limits the potential liability of each stockholder for claims against 2020 to the lesser of the stockholder’s pro-rata share of the claim or the amount distributed to the stockholder in liquidation and (ii) limits the aggregate liability of any stockholder for all claims against 2020 to the amount distributed to the stockholder in dissolution. If 2020 were to comply with Section 280 instead of Section 281(b), Delaware corporate law also would operate to extinguish the potential liability of its stockholders for any claims against 2020 unless litigation with respect to such claim has been commenced prior to the expiration of the statutory winding-up period under Delaware law (generally three years). In addition, compliance with Section 280 could potentially operate to bar certain claims if the claimant does not take specified actions within certain time frames specified in the statute.

Even though compliance with Section 280 of Delaware corporate law would provide additional protections to both 2020’s directors and stockholders from potential liability for third party claims against 2020, it is 2020’s current intention that it would make liquidating distributions to its stockholders as soon as reasonably possible following any dissolution and, therefore, it does not expect that its Board of Directors would elect to comply with the more complex procedures in Section 280. Because 2020 would most likely not be complying with Section 280, it would seek stockholder approval to comply with Section 281(b) of Delaware corporate law, requiring it to adopt a plan of dissolution that will provide for payment, based on facts known to 2020 at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against 2020 within the subsequent 10 years. As such, 2020’s stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of 2020’s stockholders would likely extend beyond the third anniversary of such dissolution. However, because 2020 is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as accountants, lawyers, investment bankers and consultants). 2020 would attempt to enter into arrangements with most, if not all significant creditors whereby they agree to waive any interest or claim of any kind in or to any monies held in the trust account. As a result of this, 2020 believes that the claims that could be made against 2020 would be significantly limited. However, 2020 cannot guarantee that its creditors will agree to such arrangements, or even if they do that they would be prevented from bringing claims against the trust account.

2020 expects that all costs associated with the implementation and completion of its plan of dissolution and liquidation, which it currently estimates to be less than $[*], will be funded by any funds not held in the trust account. There currently are not, and may not at that time, be sufficient funds for such purpose, in which event 2020 would have to seek funding or other accommodation to complete the dissolution and liquidation.

In the event 2020 is required to dissolve, its’ powers will be limited to acts and activities relating to dissolving and winding up its affairs, including liquidation. The funds held in the trust account may not be distributed except upon 2020’s dissolution (subject to third party claims as discussed above) and, unless and until such approval is obtained from its stockholders, the funds held in its trust account will not be released (subject to such claims). Consequently, holders of a majority of 2020’s outstanding stock would have to approve its dissolution in order to receive the funds held in the trust account and the funds will not be available for any other corporate purpose (although they may be subject to creditors’ claims).

Facilities

We maintain our principal executive offices at 221 Boston Post Road East, Suite 410, Marlborough, MA 01752. The cost for this space is included in the $7,500 per-month fee Surfmax Corporation, an investment management company wholly owned by our Chairman, charges us for office space, utilities, and administrative services, including technology and secretarial support, pursuant to a letter agreement between us and Surfmax Corporation. We believe, based on rents and fees for similar services in the Marlborough metropolitan area, that the fee charged by Surfmax Corporation is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have three executive officers. We do not have employment agreements with any of these individuals and they are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as each deems necessary to our affairs.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited by our independent registered public accounting firm. To date, we have filed our annual report on Form 10-K for the years ending December 31, 2008 and 2007 and quarterly reports on Form 10-Q covering the first three quarters of 2008 and the first quarter of 2009.

Legal Proceedings

We are not involved in any legal proceeding that have had or may have a significant effect on our business, financial positions, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened to which any of our directors or officers are a party or which may have a significant effect on our business, financial position, results of operations or liquidity.

2020’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the related notes and schedules thereto and other financial information appearing elsewhere in this Proxy Statement and other reports and filings made with the Securities and Exchange Commission.

Overview

We were formed on August 21, 2006 to serve as a vehicle to acquire, through a merger, stock exchange, asset acquisition or other similar business combination, an operating business that either (1) is located in China, (2) has its principal operations located in China, or, (3) in our view, would benefit from establishing operations in China. We intend to utilize the cash in the trust account, our capital stock, debt or a combination of cash, capital stock and debt in effecting a business combination. There are no limitations on our ability to incur debt or issue equity securities in order to consummate a business combination. We have neither engaged in any operations nor generated any revenues from operations to date. To date, our efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations, including the proposed acquisition of Windrace.

Financing History

On November 15, 2007, we completed our initial public offering of 8,625,000 Units (including 1,125,000 Units pursuant to the underwriters’ over-allotment option sold on November 26, 2007) at a price of $8 per unit. We received net proceeds of approximately $68,240,685 million from our offering, after deducting offering expenses of approximately $5,439,315, which included underwriting discounts of $4,830,000. This amount includes $2,415,000 of the underwriting discounts and commissions due, which the underwriters have agreed will not be payable unless and until we consummate a business combination. Accordingly, $68,090,685 of the net proceeds of the offering was deposited in trust and the remaining $150,000, together with the up to $1,350,000, net of taxes, from the trust account interest earned on the funds, will be used to fund expenses related to investigating and selecting a target business, income and other taxes and our working capital requirements.

On November 8, 2007, in connection with our initial public offering, we sold to the underwriters, for $100, an option to purchase up to a total of 550,000 units as compensation for their services. The units issuable upon exercise of the option are identical to those offered in our initial public offering, except that the warrants are exercisable on a cashless basis at a price of $10.00. Although the option is exercisable until November 7, 2012, if we do not consummate a business combination within the prescribed time period and we automatically dissolve and subsequently liquidate our trust account, the option will become worthless.

On August 1, 2008, December 1, 2008, January 16, 2009 and April 20, 2009, we issued promissory notes of $150,000, $150,000, $200,000 and $200,000, respectively, to 2020 International Capital Group Limited, a Cayman Islands company (“2020 International”). George Lu, our Chairman, Chief Executive Officer and President, Louis Koo, our Chief Financial Officer and a director, Yuxiao Zhang, our Executive Director, Vice President and a director, and Jianming Yu, a director, directly or indirectly own 49.99%, 10.0%, 10.0% and 10.0%, respectively of the common shares of 2020 International.

2020 International has beneficial ownership of more than 10% of the company’s outstanding common stock. Prior to the issuance of each of the promissory notes, and upon full disclosure to board of directors of the foregoing relationships, the transaction and the terms of the promissory notes were approved by disinterested and independent directors of the board of directors.

Results of Operations for the Six Months Ended June 30, 2009

For the six months ended June 30, 2009 and 2008, we had a net loss of $785,617 and a net profit of $116,101, respectively. For the six months ended June 30, 2009 and 2008, we earned interest income of $658 and $688,260, respectively. The reason for the reduction was a significant reduction in the interest paid on the Trust Account.

Our entire activity from August 21, 2006 (inception) through November 15, 2007 had been to prepare for our initial public offering. Following our initial public offering, we began actively searching for a suitable business target to complete a business combination.

Results of Operations for the Year Ended December 31, 2008

For the year ended December 31, 2008, we earned interest income of $1,002,545, and incurred general and administration expenses of $927,491, compared to interest income of $92,257 and general and administration expenses of $80,265 for the year ended December 31, 2007. There were also abandoned project costs of $349,262 incurred for the year ended December 31, 2008, and we did not incur any such expenses for the year ended December 31, 2007. The difference between 2007 and 2008 is partly attributable to initial public offering which was completed on November 15, 2007 and partly due to the abandoned project costs. General and administration expenses in 2008 consist primarily of legal and accounting fees, overhead fees, insurance, travel expenses in connection with our search for a target company, and certain other expenses associated with being a public company. Abandoned project costs incurred were related to the due diligence process in identifying potential acquisition targets that became incomplete business combinations in 2008.

Results of Operations for the Year Ended December 31, 2007

For the year ended December 31, 2007, we earned interest income of $92,257, and incurred organization costs of $80,265. We had no significant operations in 2007. Our expenses in 2007 consist primarily of legal and accounting fees, overhead fees, insurance, travel expenses in connection with our search for a target company, and certain other expenses associated with being a public company.

Results of Operations for the Period from Inception (August 21, 2006) to December 31, 2006

Net loss attributable to common stockholders’ for the period from August 21, 2006 (inception) to December 31, 2006 was $3,825, which consisted of organization costs only.

Liquidity and Capital Resources

On November 15, 2007, the public offering of 7,500,000 units of 2020 was consummated. On the same day, the private placement of 2,265,000 warrants to certain affiliates was completed. On November 26, 2007, the underwriters’ exercised their over-allotment option in full to purchase an additional 1,125,000 units. Each unit issued in the public offering consisted of one share of common stock, $.0001 par value per share, and one warrant, each to purchase one share of common stock. The units were sold at an offering price of $8.00 per unit. Each warrant sold in the private placement entitled the holder to purchase one share of the company’s common stock and was sold for $1.00 per warrant. The public and private offerings generated aggregate gross proceeds of $71,265,000.

In connection with the public offering, the underwriters were entitled to a commission of $4,830,000, of which $2,415,000 was paid from the proceeds of the offering and $2,415,000 will not be payable unless and until 2020 completes a business combination. Approximately $606,315 of the gross proceeds were paid for other expenses in connection with the offering, and $150,000 was made available to 2020 as working capital. The remaining $68,090,685 of the aggregate gross proceeds were placed in a trust account and invested in government securities until the earlier of the completion of a business combination or the liquidation of the trust account.

On October 15, 2008, in consideration of the current market conditions, 2020 directed LaSalle Global Trust Services to transfer the funds held in trust from a money market fund that invests in U.S. Government obligations into the Dreyfus Treasury Prime Cash Management Fund, which invests solely in U.S. treasuries.

At June 30, 2009, we had cash outside of the trust account of $307,769, cash held in the trust account of $68,095,245 and total liabilities of $4,151,818. We intend to use substantially all of the net proceeds of our initial public offering, including the funds held in the trust account (excluding deferred underwriting discounts and commissions), to complete a business combination with a target business and to pay our expenses relating thereto. The funds used to pay the representative of the underwriters will not be available to us to use in connection with or following the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, as is the case with the Acquisition, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our business combination if the funds available to us outside of the trust account were insufficient to cover such expenses.

We believe that the funds available to us outside of the trust account, including the interest income to be distributed to us, will be sufficient to allow us to operate until November 8, 2009, assuming that a business combination is not consummated during that time. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination.

Included in our total liabilities are deferred and accrued offering costs consisting principally of legal fees incurred that are directly related to the initial public offering of our securities which was consummated on November 15, 2007 (“Offering”) and that were charged to stockholders’ equity upon the receipt of the capital raised. Total legal fees payable included in accrued offering costs directly related to the Offering as of June 30, 2009 were $413,066 of which $409,908 was payable to Seyfarth Shaw and $3,158 was payable to Deacons.

Accrued expenses consist of mainly legal fees related to various projects under review and corporate matters, audit fee, accounting fee, consultancy fee, traveling expenses and operating expenses such as filing fee and listing fee. As of June 30, 2009, accrued expenses included legal fees of $577,824 payable to Seyfarth Shaw, professional fees and traveling expenses of $25,079 payable to various consultants, tax payable of $8,500, accounting fees of $2,026 payable to Cheng & Cheng Services Limited and sundry expenses of $10,323.

Our executive officers namely Mr. George Lu, Mr. Louis Koo and Mr. Yuxiao Zhang, one of our directors, Jianming Yu (“Dr. Yu”), and certain entities controlled by our executive officers and Dr. Yu have agreed to indemnify us, jointly and severally for any loss, liability, claim, damage and expense to the extent necessary to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. None of our creditors, except for Seyfarth Shaw with respect to the $409,908 in legal fees included in deferred offering expenses, have waived any claims against the trust account.

If we are not able to consummate a business combination by November 8, 2009 and we are required to liquidate, the adjusted accrued expenses and accrued offering cost as of June 30, 2009 was $626,910 after deducting the portion of the legal fees payable to Seyfarth Shaw included in the deferred offering costs, which they have agreed would be payable only in the event of the consummation of a business combination. As at June 30, 2009, our bank balance was $307,769 which can cover approximately half of the adjusted accrued expenses whereas the unsettled balance will be indemnified by our executive directors and Dr. Yu as mentioned above. If we consummate the Acquisition before November 8, 2009, all the accrued expenses and accrued offering costs will be paid by the combined company after closing of the Acquisition.

On November 8, 2007, in connection with our initial public offering, we sold to the underwriters, for $100, an option to purchase up to a total of 550,000 units as compensation for their services. The units issuable upon exercise of the option are identical to those offered in our initial public offering, except that the warrants are exercisable on a cashless basis at a price of $10.00. Although the option is exercisable until November 7, 2012, if we do not consummate a business combination within the prescribed time period and we automatically dissolve and subsequently liquidate our trust account, the option will become worthless.

Warrants agreement

Under the terms of the warrant agreement, no warrants will be exercised unless at the time of exercise a prospectus relating to ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to ordinary shares issuable upon exercise of the redeemable warrants until the expiration of the warrants. The warrant agreement does not specify the consequences or penalty imposed against us in the event we are unable to file and complete an effective registration statement to deliver registered shares.

Amount of equity subject to possible redemption

We will not proceed with a business combination if public stockholders owning 30% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 29.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 29.99% of the 8,625,000 shares sold in our public offering, or 2,586,638 shares of common stock, at an initial per-share conversion price of approximately $7.92 (for a total of approximately $20,486,172) without taking into account interest earned on the trust account. The deferred underwriting discounts and commissions will only be paid to the underwriters upon completion of a business combination and only with respect to those units for which component shares are not converted. Accordingly, payment of a portion of the deferred underwriting discounts and commissions to the converting stockholders will reduce the amount payable to the underwriters if we consummate a business combination ($2,415,000).

Recent Accounting Pronouncements

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and for interim periods within those years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date of SFAS No. 157 for non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years and interim periods beginning after November 15, 2008. We adopted FSP No. FAS 157-2 as of January 1, 2008 which defers the application of FAS 157 for the non financial assets and liabilities to January 1, 2009.

In December 2007, FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS No. 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration and certain acquired contingencies. SFAS No. 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. This Statement shall be applied prospectively to business combinations for which the Acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management is currently evaluating the impact of the adoption of this statement; however, it is not expected to have a material impact on our financial position, results of operation or cash flows.

In December 2007, FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (“ARB”) No. 51. SFAS No. 160 requires that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. This Statement shall be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management is currently evaluating the impact of the adoption of this statement; however, it is not expected to have a material impact on our financial position, results of operation or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires disclosures of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the company beginning January 1, 2009. The company does not expect a material effect from adoption of this standard.

As a result of the recent credit crisis, on October 10, 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active. The FSP addresses how management should consider measuring fair value when relevant observable date does not exist. The FSP also provides guidance on how observable market information in a market that is not active should be considered when measuring fair value, as well as how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Adoption of this standard had no effect on our results of operations, cash flows or financial position.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.

In June 2009, FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140.” SFAS 166 is applied to financial asset transfers on or after the effective date, which is January 1, 2010 for 2020’s financial statements. SFAS 166 limits the circumstances in which a financial asset may be de-recognized when the transferor has not transferred the entire financial asset or has continuing involvement with the transferred asset. The concept of a qualifying special-purpose entity, which had previously facilitated sale accounting for certain asset transfers, is removed by SFAS 166. 2020 expects that adoption of SFAS 166 will not have a material effect on its financial position or results of operations.

In June 2009, FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” which deals with accounting for variable interest entities and is effective for reporting periods beginning after November 15, 2009. The amendments change the process for how an enterprise determines which party consolidates a variable interest entity (VIE) to a primarily qualitative analysis. SFAS 167 defines the party that consolidates the VIE (the primary beneficiary) as the party with (1) the power to direct activities of the VIE that most significantly affect the VIE’s economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. Upon adoption of SFAS 167, reporting enterprises must reconsider their conclusions on whether an entity should be consolidated and should a change result, the effect on net assets will be recorded as a cumulative effect adjustment to retained earnings. 2020 expects that adoption of SFAS 167 will not have a material effect on its financial position or results of operations.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as its critical accounting policies:

Cash held in Trust — Fair Value

2020 adopted SFAS No. 157 on January 1, 2008, delaying, as permitted, application for non-financial assets and non-financial liabilities. SFAS No. 157 establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:  quoted prices (unadjusted) in active markets for an identical asset or liability that 2020 has the ability to access as of the measurement date.

Level 2:  inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3:  unobservable inputs for the asset or liability are only used when there is little, if any, market activity for the asset or liability at the measurement date.

In accordance with SFAS No. 157, 2020 determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, 2020 performs an analysis of the assets and liabilities that are subject to SFAS No. 157 at each reporting period end. Money market funds are the only financial instrument that is measured and recorded at fair value on 2020’s balance sheet on a recurring basis.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Contractual Obligations

We have agreed to pay Surfmax Corporation, a company wholly-owned by George Lu, our Chief Executive Officer and President, $7,500 per month for office space and general and administrative services. Other than the $7,500 per month fee payable to Surfmax Corporation for office space and general and administrative services, as of June 30, 2009, we had no contractual obligations or commitments.

Our legal counsel has agreed to cap its legal fees incurred in our initial public offering at $350,000, provided that any excess fees shall be paid by us upon the completion of a Business Combination. The legal fees in excess of the capped amount totaled $409,908.

Total underwriting discounts on the gross proceeds of our initial public offering was $4,830,000. This amount includes $2,415,000 of the underwriting discounts that the underwriters have agreed will not be payable unless and until our company consummates a Business Combination.

On August 1, 2008, December 1, 2008, January 16, 2009 and April 20, 2009, we issued promissory notes of $150,000, $150,000, $200,000 and $200,000, respectively, to 2020 International Capital Group Limited, a Cayman Islands company (“2020 International”). George Lu, our Chairman and Chief Executive Officer, Louis Koo, our Chief Financial Officer and a director, Yuxiao Zhang, our Executive Director, Vice President and a director, and Jianming Yu, a director, directly or indirectly own 49.99%, 10.0%, 10.0% and 10.0%, respectively of the common shares of 2020 International. An additional 10% of the common shares of 2020 International Capital Group Limited is held by a trust organized under the laws of the Cayman Islands for which Mr. Koo serves as trustee. The trust is intended to serve as an equity incentive plan to provide equity compensation for persons who are subsequently employed by 2020 International Capital Group Limited by providing such persons with the opportunity to purchase common shares of 2020 International Capital Group Limited from the trust. 2020 International has beneficial ownership of more than 10% of the company’s outstanding common stock. Prior to the issuance of each of the promissory notes, and upon full disclosure to Board of Directors of the foregoing relationships, the transaction and the terms of the promissory notes were approved by disinterested and independent directors of the Board of Directors.

The promissory notes are non-interest bearing and shall be due and payable on demand or one year from the date of execution, whichever occurs earlier.

PRO FORMA UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information has been prepared assuming that the Acquisition (including the Redomestication) had occurred (i) at the beginning of the pro forma statements of operations for the six months ended June 30, 2009 and for the year ended December 31, 2008 and (ii) at June 30, 2009 for the pro forma balance sheet. The unaudited pro forma condensed combined financial information presents two possible scenarios for the approval of the Acquisition by 2020’s stockholders, as follows:

•	Assuming No Redemption of Shares: This presentation assumes that no stockholders exercise their redemption rights; and
•	Assuming Maximum Redemption of Shares: This presentation assumes that holders of 2,586,638 shares of 2020’s outstanding ordinary shares (29.99%) exercise their redemption rights.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. The historical financial information in the unaudited pro forma condensed combined balance sheet has been adjusted to give effect to pro forma events that are directly attributable to the Acquisition and are factually supportable. The historical financial information in the unaudited pro forma condensed combined statements of operations has been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, are factually supportable, and are expected to have a continuing impact on the combined results.

The historical financial statements of 2020 have been prepared under U.S. GAAP and presented in U.S. dollars. The historical financial statements of Windrace (formerly Xdlong International Company Limited) have been prepared under IFRS and presented in Chinese Renminbi. The unaudited pro forma condensed combined financial statements included herein are prepared under U.S. GAAP and presented in U.S. dollars. However, following completion of the Acquisition and the Redomestication, the combined entity intends to prepare its consolidated financial statements under IFRS and present such consolidated financial statements in Chinese Renminbi (with a convenience conversion to U.S. dollars).

You should not rely on the unaudited pro forma condensed combined balance sheet as being indicative of the historical financial position that would have been achieved had the Acquisition been consummated as of June 30, 2009, or the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2009 or the year ended December 31, 2008, as being indicative of the historical financial results of operations that would have been achieved had the Acquisition been consummated on the first day of such period. See “Risk Factors Relating to the Acquisition” in this proxy statement/prospectus for further information.

We are providing the following information to aid you in your analysis of the financial aspects of the Acquisition. We derived the historical financial information of 2020 from the unaudited financial statements of 2020 for the six months ended June 30, 2009 and from the audited financial statements of 2020 for the year ended December 31, 2008 included elsewhere in this proxy statement/prospectus. We derived the historical financial information of Windrace from the unaudited consolidated financial statements of Windrace for the six months ended June 30, 2009 and from the audited consolidated financial statements of Windrace for the year ended December 31, 2008 included elsewhere in this proxy statement/prospectus. This information should be read together with 2020’s and Windrace’s audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for 2020 and Windrace, and other financial information included elsewhere in this proxy statement/prospsectus.

In order to ensure that the Acquisition is approved by the shareholders of 2020, 2020, Windrace, Exceed and/or the 2020 Inside Stockholders, including their respective affiliates, may enter into transactions to purchase or facilitate the purchase of the Public Shares or other securities of 2020 from shareholders who have indicated their intention to vote against the Acquisition and seek redemption of their shares for cash. Such transactions may be entered into prior to the meeting of shareholders to approve the Acquisition, but would not be completed until immediately after the Acquisition was consummated. Such transactions could also include loan arrangements, the granting of put options, and the transfer to holders of Public Shares of shares or warrants owned by the 2020 Inside Stockholders for nominal value. The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that holders of a majority of the Public Shares present and entitled to vote on the Acquisition Proposal and the Redomestication Proposal vote in favor of the proposals and that holders of fewer than 30% of the Public Shares vote against the Acquisition Proposal and the Redomestication Proposal and demand redemption of their Public Shares for cash. Accordingly, to secure approval of the Acquisition Proposal and the Redomestication Proposal, it may be necessary to acquire or repurchase as much as an additional approximately 70% of the Public Shares. Any arrangements that are entered into may involve any or all of payment of significant fees, interest payments, and the issuance of additional Exceed shares to the persons providing the financial or other assistance in the transactions. The impact of any such arrangements on the financial statements of the combined companies will depend on the ultimate structure of the arrangements. However, without regard to the foregoing, Exceed intends to redeem for cash all shares that are properly presented for redemption at closing. Purchases pursuant to such arrangements ultimately paid for with funds in 2020’s trust account would diminish the funds available to Exceed after the Acquisition and Redomestication for debt repayment, working capital and general corporate purposes. No such arrangements or agreements with respect to such transactions have occurred or been entered into as of the date of this proxy statement/prospectus. Due to the uncertainty associated with the potential transactions described above, the financial information presented below does not give effect to such matters.

The Acquisition will be accounted for as a reverse recapitalization since, immediately following completion of the transaction, the shareholders of Windrace and investors in Windrace immediately prior to the Acquisition will have effective control of 2020 through (1) their shareholder interest comprising the largest control block of shares in the combined entity, in either scenario, assuming no share redemptions and maximum share redemptions and excluding the Escrowed Shares and the Earn-Out Shares, (2) significant representation on the Board of Directors (initially two out of three members), with the third board member being independent, and (3) being named to all of the senior executive positions. For accounting purposes, Windrace will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Windrace, i.e., a capital transaction involving the issuance of stock by 2020 for the stock of Windrace. Accordingly, the combined assets, liabilities and results of operations of Windrace will become the historical financial statements of 2020 at the closing of the transaction, and 2020’s assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with Windrace beginning on the acquisition date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction. All direct costs of the transaction will be charged to operations in the period that such costs are incurred.

Actual results could differ from the pro forma information presented and depend on several variables, including, pursuant to provisions in the Purchase Agreement, the release to Windrace’s current shareholders in the aggregate amount of from 9,708,030 ordinary shares to 12,400,245 ordinary shares from an escrow account for achieving certain income thresholds (as defined in the Purchase Agreement) in each of the three years ending December 31, 2009 through December 31, 2011, and an additional 2,212,789 ordinary shares issuable to Windrace’s current shareholders as an earn-out if the income threshold for the fiscal year ending December 31, 2011 is fully met. Such Escrowed Shares and Earn-Out Shares will be recorded as an adjustment to the accounting acquiree’s basis in the reverse recapitalization at par value, and will be included in the calculations of earnings per share from that date.

2020 CHINACAP ACQUIRCO, INC. AND SUBSIDIARY AND WINDRACE INTERNATIONAL
COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
(To be known as Exceed Company Ltd.)

Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2009
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

	2020 ChinaCap Acquirco Inc.	Windrace International Company Limited	Pro Forma Adjustments and Eliminations				Pro Forma Combined Companies (with No Stock Redemption)	Additional Pro Forma Adjustments for Redemption of 2,586,638 Shares of Common Stock				Pro Forma Combined Companies (with Maximum Stock Redemption)
			Debit		Credit			Debit		Credit
Assets
Current assets:
Cash and cash equivalents	$308	$32,784	68,094	(1)	2,415	(2)	$84,726	724	(14)	20,486	(13)	$64,964
			27,500	(17)	1,616	(8)
			1	(15)	39,517	(9)
					413	(12)
Cash held in trust fund	68,095	—			68,094	(1)	—					—
					1	(15)
Trade receivables	—	66,679					66,679					66,679
Inventories	—	9,536					9,536					9,536
Prepayments, deposits and other receivables	20	867					887					887
Total current assets	68,423	109,866					161,828					142,066
Non-current assets:
Property, plant and equipment	—	40,890					40,890					40,890
Prepaid land lease payments	—	4,351					4,351					4,351
Total non-current assets	—	45,241					45,241					45,241
Total assets	$68,423	$155,107					$207,069					$187,307
Liabilities and Equity
Current liabilities:
Trade and bills payables	$—	$24,586					$24,586					$24,586
Deposits received, other payables and accruals	624	8,205	790	(16)			8,039					8,039
Accrued interest on preferred shares	—	5,531	4,531	(10)			1,000					1,000
Interest-bearing bank borrowings	—	12,151					12,151					12,151
Due to a director	—	529					529					529
Tax payable	—	85					85					85
Accrued offering costs	413		413	(12)			—					—
Accrued transaction costs	—	—	1,616	(8)	102	(6)	—					—
					724	(7)
					790	(16)
Notes payable to stockholders	700	—					700					700
Deferred underwriters’ fee	2,415	—	2,415	(2)			—					—
Preferred shares obligation	—	39,517	39,517	(9)			—					—
Total current liabilities	4,152	90,604					47,090					47,090
Common stock subject to possible redemption	19,762	—	19,762	(3)			—					—
Stockholders’ equity
Preferred stock, $0.0001 par value	—	—					—					—
Common stock, $0.0001 par value	1	—			2	(5)	3	—	(13)			3
					—	(17)
Issued share capital	—	1	1	(11)			—					—
Additional paid-in capital/capital reserve	45,562	15,169	1,156	(4)	19,762	(3)	106,836	20,486	(13)	724	(14)	87,074
			2	(5)	1	(11)
					27,500	(17)
Other reserve	—	(27,169)					(27,169)					(27,169)
Statutory surplus fund	—	5,825					5,825					5,825
Retained earnings (accumulated deficit)	(1,054)	64,440	102	(6)	1,156	(4)	68,247					68,247
			724	(7)	4,531	(10)
Exchange fluctuation reserve	—	6,237					6,237					6,237
Total stockholders’ equity	44,509	64,503					159,979					140,217
Total liabilities and stockholders’ equity	$68,423	$155,107					$207,069					$187,307

Pro Forma Adjustments and Eliminations
(In thousands of U.S. Dollars, except for share and per share data):

(1)	To liquidate investments held in trust.
(2)	To record payment of deferred underwriters’ compensation charged to capital at time of initial public offering but contingently payable until the consummation of a business combination.
(3)	To eliminate common stock subject to redemption on the assumption that all shareholders approve of the proposed business combination.
(4)	To eliminate historical retained earnings, as adjusted, of accounting acquiree.
(5)	To record issuance of merger shares to the selling shareholders in the business combination, as follows:

	With No Stock Redemption	With Maximum Stock Redemption
To the selling shareholders, inclusive of 2,750,000 shares released at closing and 14,258,633 shares held in escrow, and exclusive of 2,212,789 earn-out shares (see Notes B and C below)	17,008,633	17,008,633
Less escrow shares not considered outstanding (see Note B below)	(14,258,633)	(14,258,633)
Closing Adjustment Shares released from escrow at closing and deemed outstanding such that the total number of shares held by the selling shareholders is not less than 51% of the total number of shares outstanding upon theclose of the business combination	4,550,603	1,858,388
Total merger shares to be outstanding at closing	7,300,603	4,608,388
(6)	To accrue balance of estimated direct transaction costs of 2020 for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Financial advisor	$250
Legal fees	500
Accounting fees	100
Other consulting fees	213
Travel	90
Registration and listing costs	50
Total estimated costs	1,203
Less costs incurred as of the balance sheet date	(1,101)
Balance to accrue	$102

Total estimated transaction costs do not include contingent underwriters’ fees and other accrued offering costs that are payable upon consumation of the business combination as these costs were incurred in connection with 2020’s IPO and have already been provided for on the books of 2020.

(7)	To accrue balance of estimated direct transaction costs of Windrace for the preparation and negotiation of the business combination based upon engagement letters, actual invoices and/or currently updated fee estimates as follows:

Legal fees	$411
Valuation fees	10
Accounting fees	631
Roadshow and travel	250
Total estimated costs	1,302
Less costs incurred as of the balance sheet date	(578)
Balance to accrue	$724

Such costs were not recorded as a charge to operations through June 30, 2009, and will be charged to operations subsequently in 2009 by Windrace.

(8)	To record payment of transaction costs related to the business combination.
(9)	To record payment of principal on preferred share obligation.
(10)	To reduce interest accrued on the books of Windrace, relating to the preferred share obligation, to the amount due on June 30, 2010 of $1,000.
(11)	To eliminate historical issued share capital of accounting acquirer.
(12)	To record payment of accrued offering costs payable upon the consummation of a business combination.
(13)	To record redemption of 2,586,638 shares (29.99%) of 2020 Chinacap Acquirco, Inc. common shares issued in 2020’s IPO, at December 31, 2008 redemption value of $7.92 per share, of which $0.28 per share represents a portion of the underwriter’s contingent fee which the underwriter’s have agreed to forego for each share redeemed and which is included in deferred underwriters’ fee and has already been charged to additional paid-in capital. The number of shares assumed redeemed, 2,586,638, is based on 29.99% of the initial public offering shares outstanding prior to the business combination and represents the maximum number of shares that may be redeemed without precluding the consummation of the business combination.
(14)	To reverse portion of deferred underwriters’ fee forfeited to redeeming shareholders ($0.28 USD per share times 2,586,638 shares).
(15)	To record the final permissible withdrawal of income taxes and working capital from the interest earned on the trust funds.
(16)	To reclassify and offset accrued transaction costs of $612 on the books of 2020 and $178 on the books of Windrace, for a total of $790.
(17)	To record the issuance of 3,627,968 shares of the Company’s common stock to a new investor group for $27,500. Additionally, the new investor group has agreed to spend up to $2,500 over a six month period subsequent to the closing to acquire up to 2,500,000 warrants sold in the Company’s IPO in the public marketplace at a price not to exceed $1.00 per warrant. Any portion of the $2,500 not expended for the acquisition of such IPO warrants over the six month period will be utilized to acquire newly issued shares of the Company’s common stock at a price of $7.58 per share.

Pro Forma Notes
(In thousands of U.S. Dollars, except for share and per share data):

(A)	Pro forma entries are recorded to the extent they are a direct result of the business combination and are factually supportable.
(B)	Concurrent with the closing, 14,258,633 of the merger shares (see adjustment (5) above), shall be delivered into an escrow account and be subject to release to the selling shareholders as Closing Adjustment Shares, or upon the attainment of certain income thresholds as follows:

	With No Stock Redemption	With Maximum Stock Redemption
Closing Adjustment Shares (See entries 12 and 16 above)	4,550,603	1,858,388
From escrow at the close of the 2009 audit, if certain earnings thresholds are met, net of Closing Adjustment Shares	4,004,577	6,696,792
From escrow at the close of the 2010 audit, if certain earnings thresholds are met	4,277,590	4,277,590
From escrow at the close of the 2011 audit, if certain earnings thresholds are met	1,425,863	1,425,863
Total merger shares held in escrow	14,258,633	14,258,633

If the cumulative earnings thresholds referred to above are not met at the time of the 2011 audit, the shares not yet released will be reduced proportionately and the remainder will be released to the selling shareholders.

(C)	The selling shareholders will be eligible to earn an additional 2,212,789 earn-out shares, based upon the achievement of certain income targets for the year 2011. See “THE PURCHASE AGREEMENT — GENERAL DESCRIPTION OF THE PURCHASE AGREEMENT” elsewhere in this proxy statement/prospectus. Upon issuance, the earn-out shares, as well as the shares held in escrow, when released from escrow, will be recorded as an adjustment to the accounting acquiree’s basis in the reverse recapitalization, and will be included in the calculations of earnings per share from such date.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)

Conversion from IFRS and Chinese Renminbi to U.S. GAAP and U.S. Dollars
Unaudited Balance Sheet
June 30, 2009
(In thousands of currency and in U.S. GAAP reporting format)

	IFRS (Chinese Renminbi)	U.S. GAAP (Chinese Renminbi) (Note 1)	U.S. GAAP (U.S. Dollars) (Note 2)
Assets
Current assets:
Cash and cash equivalents	223,940	223,940	32,784
Trade receivables	455,461	455,461	66,679
Inventories	65,137	65,137	9,536
Prepayments, deposits and other receivables	5,923	5,923	867
Pledge deposits		—	—
Total current assets	750,461	750,461	109,866
Non-current assets:
Property, plant and equipment	279,310	279,310	40,890
Prepaid land lease payments	29,721	29,721	4,351
Total non-current assets	309,031	309,031	45,241
Total assets	1,059,492	1,059,492	155,107
Liabilities and Equity
Current liabilities:
Trade and bills payables	167,941	167,941	24,586
Deposits received, other payables and accruals	56,032	56,032	8,205
Accrued interest on preferred shares	37,793	37,793	5,531
Interest-bearing bank borrowings	83,000	83,000	12,151
Due to a director	3,614	3,614	529
Tax payable	578	578	85
Preferred shares obligation	269,953	269,953	39,517
Total current liabilities	618,911	618,911	90,604
Stockholders' Equity
Issued share capital	8	8	1
Additional paid-in capital/capital reserve	112,000	112,000	15,169
Other reserve	(189,504)	(189,504)	(27,169)
Statutory surplus fund	41,427	41,427	5,825
Exchange fluctuation reserve	7,462	7,462	6,237
Retained earnings	469,188	469,188	64,440
Total stockholders' equity	440,581	440,581	64,503
Total liabilities and stockholders' equity	1,059,492	1,059,492	155,107

Notes:

(1)	The Company converted its unaudited balance sheet as of June 30, 2009, originally prepared in IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and determined that no adjustments were necessary to accomplish the conversion from IFRS to U.S. GAAP.
(2)	The Company converted its unaudited balance sheet as of June 30, 2009, from IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and further converted such statement into U.S. GAAP and U.S. Dollars pursuant to the provisions of SFAS No. 52,“Foreign Currency Translation”, as follows:
•	Assets and liabilities were translated by using the exchange rate at the balance sheet date.
•	Amounts in the statement of operations were translated at the exchange rates in effect when those elements were recognized or at an appropriate weighted average rate for the period presented.
•	The translation adjustments resulting from translating the foreign entity's financial statements are reported separately in other comprehensive income and as a separate component of shareholders' equity.

2020 CHINACAP ACQUIRCO, INC. AND SUBSIDIARY AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
(To be known as Exceed Company Ltd.)

Unaudited Pro Forma Condensed Combined Statement of Operations
Six Months Ended June 30, 2009
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

	2020 ChinaCap Acquirco Inc.	Windrace International Company Limited	Pro Forma Adjustments and Eliminations				Pro Forma Combined Companies (with No Stock Redemption)	Additional Pro Forma Adjustments for Redemption of 2,586,638 Shares of Common Stock		Pro Forma Combined Companies (with Maximum Stock Redemption)
			Debit		Credit			Debit	Credit
Sales	$—	$119,522					$119,522			$119,522
Cost of sales	—	84,833					84,833			84,833
Gross profit	—	34,689					34,689			34,689
Operating expenses:
Selling and distribution costs	—	10,879					10,879			10,879
Administrative expenses	786	2,954			786	(1)	2,954			2,954
Research and development expenses	—	1,907					1,907			1,907
Total operating expenses	786	15,740					15,740			15,740
Income (loss) from operations	(786)	18,949					18,949			18,949
Other income (expense):
Interest income	1	—	1	(1)			—			—
Interest on preferred shares	—	(2,370)					(2,370)			(2,370)
Other finance costs	—	(158)					(158)			(158)
Other	—	41					41			41
Income (loss) before income taxes	(785)	16,462					16,462			16,462
Income taxes	—	85					85			85
Net income (loss)	$(785)	$16,377					$16,377			$16,377
Net income (loss) per common share –
Basic	(0.07)						0.76			1.01
Diluted	(0.07)						0.65			0.83
Weighted average number of Common shares outstanding (Note C) –
Basic	10,500,000						21,428,571			16,149,718
Diluted	10,500,000						25,035,450			19,756,597

Pro Forma Adjustments and Eliminations
(In thousands of U.S. Dollars, except for share and per share data):

(1)	To eliminate historical operations of the accounting acquiree (a non-operating public shell), as the transaction is being accounted for as a reverse recapitalization.

Pro Forma Notes
(In thousands of U.S. Dollars, except for share and per share data):

(A)	Pro forma entries are recorded to the extent they are a direct result of the Business Combination, are factually supportable, and are expected to have continuing future impact.

(B)	As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum numbers of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the most recent trading price for the Company's common stock of $7.85 on September 11, 2009 was utilized. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

	Pro Forma Balance Sheet Adjustment No.	No. of Shares with No Stock Redemption	No. of Shares with Maximum Stock Redemption
Actual number of common shares outstanding		10,500,000	10,500,000
Pro forma shares:
Number of shares issuable in connection with the Business Combination	(5)	17,008,633	17,008,633
Shares issued to new investor	(17)	3,627,968	3,627,968
Shares redeemed by public shareholders	(13)	—	(2,586,638)
Pro forma weighted average number of common shares issued		31,136,601	28,549,963
Escrow Shares	(5)	(14,258,633)	(14,258,633)
Closing Adjustment Shares	(5)	4,550,603	1,858,388
Pro forma weighted average number of common shares outstanding – basic		21,428,571	16,149,718
Common stock equivalents:
Shares issuable from “in the money” warrants outstanding:
From public offering warrants		8,625,000	8,625,000
From insider warrants		2,265,000	2,265,000
Total shares issuable		10,890,000	10,890,000
Less number of shares available “on the market” pursuant to the treasury stock method		(7,283,121)	(7,283,121)
Number of “new” shares to be issued pursuant to the treasury stock method		3,606,879	3,606,879
Pro forma weighted average number of common shares outstanding – diluted		25,035,450	19,756,597

The selling shareholders will be eligible to earn an additional 2,212,789 earn-out shares, based upon the achievement of certain income targets for the year 2011. See “The Purchase Agreement — General Description of the Purchase Agreement” elsewhere in this proxy statement/prospectus. Upon issuance, the earn-out shares, as well as the shares held in escrow, when released from escrow, will be recorded as an adjustment to the accounting acquiree's basis in the reverse recapitalization, and will be included in the calculations of earnings per share from such date.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)

Conversion from IFRS and Chinese Renminbi to U.S. GAAP and U.S. Dollars
Unaudited Statement of Operations
Six Months Ended June 30, 2009
(In thousands of currency and in U.S. GAAP reporting format)

	IFRS (Chinese Renminbi)	U.S. GAAP (Chinese Renminbi) (Note 1)	U.S. GAAP (U.S. Dollars) (Note 2)
Sales	816,840	816,840	119,522
Cost of sales	579,767	579,767	84,833
Gross profit	237,073	237,073	34,689
Operating expenses:
Selling and distribution costs	74,351	74,351	10,879
Administrative expenses	20,186	20,186	2,954
Research and development expenses	13,034	13,034	1,907
Total operating expenses	107,571	107,571	15,740
Income from operations	129,502	129,502	18,949
Other income (expense):
Interest on preferred shares	(16,197)	(16,197)	(2,370)
Other finance costs	(1,080)	(1,080)	(158)
Other	278	278	41
Income before income taxes	112,503	112,503	16,462
Income taxes	578	578	85
Net income	111,925	111,925	16,377

Notes:

(1)	The Company converted its unaudited statement of operations for the three months ended June 30, 2009, originally prepared in IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and determined that no adjustments were necessary to accomplish the conversion from IFRS to U.S. GAAP.
(2)	The Company converted its unaudited statement of operations for the six months ended June 30, 2009, from IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and further converted such statement into U.S. GAAP and U.S. Dollars pursuant to the provisions of SFAS No. 52,“Foreign Currency Translation”, as follows:
•	Assets and liabilities were translated by using the exchange rate at the balance sheet date.
•	Amounts in the statement of operations were translated at the exchange rates in effect when those elements were recognized or at an appropriate weighted average rate for the period presented.
•	The translation adjustments resulting from translating the foreign entity's financial statements are reported separately in other comprehensive income and as a separate component of shareholders' equity.

2020 CHINACAP ACQUIRCO, INC. AND SUBSIDIARY AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
(To be known as Exceed Company Ltd.)

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2008
(In thousands of U.S. Dollars, except for share and per share amounts, and in U.S. GAAP)

	2020 ChinaCap Acquirco Inc.	Windrace International Company Limited	Pro Forma Adjustments and Eliminations				Pro Forma Combined Companies (with No Stock Redemption)	Additional Pro Forma Adjustments for Redemption of 2,586,638 Shares of Common Stock		Pro Forma Combined Companies (with Maximum Stock Redemption)
			Debit		Credit			Debit	Credit
Sales	$—	$261,911					$261,911			$261,911
Cost of sales	—	190,397					190,397			190,397
Gross profit	—	71,514					71,514			71,514
Operating expenses:
Selling and distribution costs	—	32,482					32,482			32,482
Administrative expenses	927	4,202			927	(1)	4,202			4,202
Research and development expenses	—	2,540					2,540			2,540
Total operating expenses	927	39,224					39,224			39,224
Income (loss) from operations	(927)	32,290					32,290			32,290
Other income (expense):
Interest income	1,002	—	1,002	(1)			—			—
Interest on preferred shares	—	(3,159)					(3,159)			(3,159)
Other finance costs	—	(235)					(235)			(235)
Aborted IPO expenses	—	(4,516)					(4,516)			(4,516)
Abandoned project costs	(349)	—			349	(1)	—			—
Other	—	171					171			171
Income (loss) before income taxes	(274)	24,551					24,551			24,551
Income taxes	2	314			2	(1)	314			314
Net income (loss)	$(276)	$24,237					$24,237			$24,237
Net income (loss) per common share –
Basic	(0.03)						1.13			1.50
Diluted	(0.03)						0.97			1.23
Weighted average number of Common shares outstanding (Note C) –
Basic	10,500,000						21,428,571			16,149,718
Diluted	10,500,000						25,035,450			19,756,597

Pro Forma Adjustments and Eliminations
(In thousands of U.S. Dollars, except for share and per share data):

(1)	To eliminate historical operations of the accounting acquiree (a non-operating public shell), as the transaction is being accounted for as a reverse recapitalization.

Pro Forma Notes
(In thousands of U.S. Dollars, except for share and per share data):

(A)	Pro forma entries are recorded to the extent they are a direct result of the Business Combination, are factually supportable, and are expected to have continuing future impact.

(B)	As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum numbers of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. For purposes of determining common stock equivalents, the most recent trading price for the Company's common stock of $7.85 on September 11, 2009 was utilized. Basic and diluted weighted average number of common shares outstanding is calculated as follows:

	Pro Forma Balance Sheet Adjustment No.	No. of Shares with No Stock Redemption	No. of Shares with Maximum Stock Redemption
Actual number of common shares outstanding		10,500,000	10,500,000
Pro forma shares:
Number of shares issuable in connection with the Business Combination	(5)	17,008,633	17,008,633
Shares issued to new investor	(17)	3,627,968	3,627,968
Shares redeemed by public shareholders	(13)	—	(2,586,638)
Pro forma weighted average number of common shares issued		31,136,601	28,549,963
Escrow Shares	(5)	(14,258,633)	(14,258,633)
Closing Adjustment Shares	(5)	4,550,603	1,858,388
Pro forma weighted average number of common shares outstanding – basic		21,428,571	16,149,718
Common stock equivalents:
Shares issuable from“in the money” warrants outstanding:
From public offering warrants		8,625,000	8,625,000
From insider warrants		2,265,000	2,265,000
Total shares issuable		10,890,000	10,890,000
Less number of shares available“on the market” pursuant to the treasury stock method		(7,283,121)	(7,283,121)
Number of“new” shares to be issued pursuant to the treasury stock method		3,606,879	3,606,879
Pro forma weighted average number of common shares outstanding – diluted		25,035,450	19,756,597

The selling shareholders will be eligible to earn an additional 2,212,789 earn-out shares, based upon the achievement of certain income targets for the year 2011. See “The Purchase Agreement — General Description of the Purchase Agreement” elsewhere in this proxy statement/prospectus. Upon issuance, the earn-out shares, as well as the shares held inescrow, when released from escrow, will be recorded as an adjustment to the accounting acquiree’s basis in the reverse recapitalization, and will be included in the calculations of earnings per share from such date.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)

Conversion from IFRS and Chinese Renminbi to U.S. GAAP and U.S. Dollars
Unaudited Statement of Operations
Year Ended December 31, 2008
(In thousands of currency and in U.S. GAAP reporting format)

	IFRS (Chinese Renminbi)	U.S. GAAP (Chinese Renminbi) (Note 1)	U.S. GAAP (U.S. Dollars) (Note 2)
Sales	1,820,282	1,820,282	261,911
Cost of sales	1,323,262	1,323,262	190,397
Gross profit	497,020	497,020	71,514
Operating expenses:
Selling and distribution costs	225,752	225,752	32,482
Administrative expenses	29,205	29,205	4,202
Research and development expenses	17,649	17,649	2,540
Total operating expenses	272,606	272,606	39,224
Income from operations	224,414	224,414	32,290
Other income (expense):
Interest on preferred shares	(21,795)	(21,795)	(3,159)
Other finance costs	(1,716)	(1,716)	(235)
Aborted IPO expenses	(31,382)	(31,382)	(4,516)
Other	1,188	1,188	171
Income before income taxes	170,709	170,709	24,551
Income taxes	2,181	2,181	314
Net income	168,528	168,528	24,237

Notes:

(1)	The Company converted its unaudited statement of operations for the year ended December 31, 2008, originally prepared in IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and determined that no adjustments were necessary to accomplish the conversion from IFRS to U.S. GAAP.
(2)	The Company converted its unaudited statement of operations for the year ended December 31, 2008, from IFRS and Chinese Renminbi, into U.S. GAAP and Chinese Renminbi, and further converted such statement into U.S. GAAP and U.S. Dollars pursuant to the provisions of SFAS No. 52, “Foreign Currency Translation”, as follows:
•	Assets and liabilities were translated by using the exchange rate at the balance sheet date.
•	Amounts in the statement of operations were translated at the exchange rates in effect when those elements were recognized or at an appropriate weighted average rate for the period presented.
•	The translation adjustments resulting from translating the foreign entity’s financial statements are reported separately in other comprehensive income and as a separate component of shareholders’ equity.

2020 CHINACAP ACQUIRCO, INC. AND SUBSIDIARY AND WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
(To be known as Exceed Company Ltd.)

Capitalization
(In thousands of U.S. Dollars, except for share amounts, and in U.S. GAAP)

The following table sets forth the capitalization as of June 30, 2009 as described below:

•	of 2020 ChinaCap Acquirco Inc. on an actual basis;
•	of 2020 ChinaCap Acquirco Inc. and Windrace International Company Limited on an as adjusted basis, giving effect to the following:
•	the business combination with Windrace International Company Limited,
•	the issuance of 3,627,968 shares of the Company's common stock to a new investor group.
•	of 2020 ChinaCap Acquirco Inc. and Windrace International Company Limited on an as further adjusted basis, giving effect to the following:
•	the business combination with Windrace International Company Limited,
•	the issuance of 3,627,968 shares of the Company's common stock to a new investor group, and
•	the redemption of 2,586,638 common stock subject to possible redemption.

You should read this capitalization table together with “Management's Discussion and Analysis of Financial Condition and Results of Operations”, the financial statements and related notes, and the unaudited pro forma condensed combined financial statements and related notes, all appearing elsewhere in this document.

	As of June 30, 2009 (in thousands)
	Actual	As Adjusted	As Further Adjusted
Debt	$—	$—	$—
Stockholders' equity:
Preferred stock, $0.0001 par value, authorized 1,000,000 shares, issued – none
Common stock, $0.0001 par value, authorized – 25,000,000 shares; issued – 10,500,000 shares actual, 31,136,601 shares as adjusted, and 28,549,963 shares as further adjusted; Outstanding – 10,500,000 shares actual, 21,428,571 shares as adjusted, and 16,149,718 shares as further adjusted;	1	3	3
Additional paid-in capital/capital reserve	45,562	106,836	87,074
Other reserve	—	(27,169)	(27,169)
Statutory surplus fund	—	5,825	5,825
Retained earnings (accumulated deficit)	(1,054)	68,247	68,247
Exchange fluctuation reserve	—	6,237	6,237
Total stockholders' equity	44,509	159,979	140,217
Total capitalization	$44,509	$159,979	$140,217

2020 CHINACAP ACQUIRCO, INC. AND SUBSIDIARY AND
WINDRACE INTERNATIONAL COMPANY LIMITED (FORMERLY XDLONG INTERNATIONAL COMPANY LIMITED)
(To be known as Exceed Company Ltd.)
Unaudited Pro Forma Sensitivity Analysis
(In thousands of U.S. Dollars, except for share amounts, and in U.S. GAAP)

The following table sets forth certain pro forma financial information assuming consummation of the Business Combination, as of June 30, 2009, at redemption levels of no redemption, 10% redemption, 20% redemption, and 29.99% redemption (the maximum redemption amount under which the business combination can be completed). Common stock subject to possible redemption has been fully accounted for in this analysis.

This unaudited pro forma sensitivity analysis should be read in conjunction with the unaudited pro forma condensed combined balance sheet located elsewhere in this proxy statement.

	Pro Forma Combined Companies (with No Redemption)	Pro Forma Combined Companies (with 10% Redemption)	Pro Forma Combined Companies (with 20% Redemption)	Pro Forma Combined Companies (with Maximum Redemption)
Number of shares redeemed	—	862,500	1,725,000	2,586,638
Assets
Current assets:
Cash and cash equivalents	$84,726	$78,137	$71,547	$64,964
Other current assets	77,102	77,102	77,102	77,102
Total current assets	161,828	155,239	148,649	142,066
Non-current assets	45,241	45,241	45,241	45,241
Total assets	207,069	200,480	193,890	187,307
Liabilities and Equity
Total current liabilities	47,090	47,090	47,090	47,090
Total stockholders’ equity	159,979	153,390	146,800	140,217
Total liabilities and stockholders’ equity	$207,069	$200,480	$193,890	$187,307

DIRECTORS AND MANAGEMENT

Upon consummation of the Acquisition and the Redomestication, the board of directors of Exceed shall be as follows:

Name	Age	Position
Lin Shuipan	41	Director, Chairman of the Board and Chief Executive Officer
Jin Jichun	67	Director

The third director has not yet been determined.

Directors

Mr. Lin Shuipan, aged 41, is the founder, executive Director, the chairman of the board and chief executive officer of Windrace. He is responsible for the overall corporate strategies, planning and business development of Windrace. Mr. Lin has over 16 years’ experience in the sportswear industry. From 1993 to 1997, he was the technical engineer and factory manager of Huatingkou Footwear Manufacturing Factory in Chendai Town, Jinjiang. From 1997 to 2000, he was the general manager of Jiuzhou Footwear Business Company Limited in Chendai Town, Jinjiang. In 2001, Mr. Lin founded XDLong Fujian and was its vice-chairman from 2001 to September 2007 and has been its chairman since September 2007. He has been the general manager of XDLong Fujian since its establishment. Mr. Lin has also been the chairman and general manager of XDLong China since its establishment in April 2004. In 2003, he was named as one of the 100 Outstanding Persons in China’s Economy. In 2003, he was appointed as a representative of the 14th Jinjiang People’s Congress and the executive director of Jinjiang Chendai Chamber of Commerce. In 2004, Mr. Lin was appointed as vice president of Jinjiang Footwear Manufacturing Association. In 2005, he was appointed as a member of the standing committee of Quanzhou Foreign Invested Enterprises Association and in 2007, as vice president of Jinjiang Youth Chamber of Commerce. In 2006, he was appointed as a representative of the 14th Quanzhou People’s Congress. He was also appointed as a representative of the 14th and 15th Jinjiang People’s Congress in 2003 and 2006, respectively.

Independent Directors

Mr. Jin Jichun, aged 67, is an independent non-executive director. Mr. Jin is a professor of sports biomechanics at the Beijing Sports University. Mr. Jin received a bachelor’s degree in gymnastics and obtained a degree in kinesiology at the Shanghai Sports College in 1958 and 1966, respectively. From 1982 to 1984, he was a visiting scholar at the University of Delaware, specializing in biomechanics. He served as a member of the editorial staff of the International Journal of Sport Biomechanics for a total period of four years between 1985 and 1989. Since 1987, he has been a council member of the International Council of Sport Science and Physical Education, and was appointed its regional coordinator of Asia in 2001.

Senior Management

Mr. Qian Zhen Li, aged 40, is the deputy general manager of Windrace. He joined Windrace in February 2009 and is primarily responsible for its production management and quality control. Mr. Qian has nearly 20 years’ experience in the footwear manufacturing industry. From 1990 to 1999, he served as the head of quality control for Fuzhou Qing Lu Footwear Co., Ltd. primarily responsible for its production management and quality control. From 2000 to 2002, he served as the factory manager for Pu Tain Jia Yu Hua Footwear Co., Ltd. primarily responsible for its strategic planning for production and quality control. From 2002 to 2005, he served as the general manager of Quanzhou Ju Xing Footwear Co., Ltd. primarily responsible for its business strategy, planning and development. From 2006 to 2008, he served as the president of the production department for GuiRenNiao (China) Co., Ltd. primarily responsible for its production management and quality control of the footwear business.

Mr. Fan Qi, aged 38, is the PRC financial controller of Windrace. He joined Windrace in January 2008 and is primarily responsible for its overall financial management, capital planning and allocation. Mr. Fan obtained a bachelor’s degree in finance and accounting from the University of Zhengzhou in 1992. He was financial manager of Xiamen Prosolar Real Estate Co., Ltd. from October 1992 to January 2000, financial controller of Zhangzhou Zhongliang Foodstuff Industry Co., Ltd. from February 2000 to August 2002 and financial controller of Xiamen Tongmai Group Co., Ltd. from September 2002 to December 2007.

Mr. Ding Dongdong, aged 27, is a vice president of Windrace. He is primarily responsible for the design, research and development of its footwear and apparel. Mr. Ding joined Windrace in September 2001. He was the development manager of the apparel department of XDLong Fujian from 2002 to 2003, and was promoted to the position of manager in 2003. He is responsible for data collection, apparel design, processing and production, quality control and after-sales of the apparel department. Mr. Ding obtained a diploma in apparel design from the Guangdong Apparel Institute in July 2002. Mr. Ding is the brother-in-law of Mr. Lin Shuipan, an executive Director.

Ms. Liu Ming, aged 42, is a vice president of Windrace. She is also the assistant to the Chairman. She joined Windrace in January 2008 and is primarily responsible for the sales of its products, development of the Xidelong sales distribution network, as well as its apparel business. Furthermore, she is responsible for the overall administrative management of Windrace. Ms. Liu obtained an Executive Masters of Business Administration (EMBA) from Qinghua University Continuous Learning Institution in April 2003. From 1998 to 2000, she worked as the marketing manager and chief of the general office for Jinjiang Aile Holiday Hotel. From 2001 to 2007, she worked as the vice general manager and the general manager of the Xi’an Branch of Guirenniao (Fujian) Sports Products Limited.

Ms. Tai Yau Ting, aged 29, is the chief financial officer and company secretary of Windrace and is a qualified accountant. She joined Windrace in February 2008 and is primarily responsible for its financial management, internal control and risk management. Ms. Tai graduated from the University of Toronto with a bachelor’s degree in applied science in 2002 and a master’s degree in applied science in 2004. Ms. Tai has been a member of the American Institute of Certified Public Accountants since August 2007 and a member of CPA Australia since April 2009. Prior to joining Windrace, she worked for Ernst & Young and has over four years’ auditing, accounting and financing experience.

Independence of Directors

Upon consummation of the Acquisition and the Redomestication, Exceed will comply with the rules of NASDAQ in determining whether a director is independent. Under the relevant standards, an independent director means a person other than an executive officer or employee of the company, and no director qualifies as independent unless the issuer’s board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. NASDAQ requires that a majority of the board of directors of a company be independent. Consistent with these considerations, the board of directors of Exceed will include three directors, two of whom will be independent, upon consummation of the Acquisition and the Redomestication.

Audit Committee

To comply with the rules of NASDAQ, Exceed will establish an audit committee upon consummation of the Acquisition and the Redomestication. As required by the rules of NASDAQ, the audit committee will be comprised of at least two independent directors who are also able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Each audit committee member will have an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the company’s financial statements, including estimates, accruals and reserves, experience in analyzing or evaluating financial statements of similar breadth and complexity as the company’s financial statements, an understanding of internal controls and procedures for financial reporting and an understanding of audit committee functions.

Audit Committee Financial Expert

The board of directors will identify a director who will qualify as an “audit committee financial expert” within the meaning of all applicable rules.

Audit Committee Pre-Approval Policies and Procedures

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before the company engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee.

Code of Conduct

Upon consummation of the Acquisition and the Redomestication, Exceed will adopt a code of conduct that applies to all its directors, officers and employees. The code of conduct codifies the business and ethical principles that govern all aspects of its business.

Compensation Committee

To comply with the rules of the NASDAQ, Exceed will establish a compensation committee upon consummation of the Acquisition and the Redomestication. The purpose of the compensation committee will be to administer the company’s stock option plans, including authority to make and modify awards under such plans.

Nominating Committee

To comply with the rules of the NASDAQ, Exceed will form a nominating committee upon consummation of the Acquisition and the Redomestication. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Exceed’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others.

Compensation of Directors

Compensation of directors of 2020

2020 did not pay any compensation to its directors during 2008 and does not intend to pay compensation to its directors if and until it completes a business combination.

Compensation of directors and executive officers of Windrace

Windrace offers its directors and executive officers competitive remuneration packages to attract and retain management talent. The principal component of Windrace’s compensation for directors and executive is basic salaries. Windrace may also provide a discretionary bonus to the directors and executive officers as an incentive for their contribution to Windrace depending on Windrace’s profitability during the year. During the years ended December 31, 2006, 2007, 2008 and the six months ended June 30, 2008 and 2009, the aggregate amount of compensation paid to directors and executive officers amounted to RMB0.5 million, RMB0.6 million, RMB1.5 million, RMB0.6 million and RMB0.8 million, respectively. The increase from the year ended December 31, 2007 to the year ended December 31, 2008 was primarily attributable to the increase in compensation paid to Mr. Lin Shuipan for his services rendered in connection with the proposed initial public offering on the Stock Exchange of Hong Kong as well as the engagement of one non-executive director and three independent non-executive directors to meet the requirements of the proposed initial public offering on the Stock Exchange of Hong Kong. See Note 8 to Windrace’s financial statement included elsewhere in this proxy statement/prospectus.

The following table sets forth compensation paid to directors and executive officers for the periods indicated:

	Year ended December 31,			Six months ended June 30,
	2006	2007	2008	2008	2009
	(RMB in thousands)
Salary	386	447	1,445	606	754
Bonus	85	135	—	—	—
Pension	12	15	17	8	4
Total	483	597	1,462	614	758

The compensation of directors and executive officers of Windrace is determined by reference to the operating results of Windrace as a whole, market environment, salary trends, tasks and responsibilities of the director and executive officer, and compensation packages offered by companies in the same industry in the PRC. The compensation of directors and executive officers are subject to performance reviews on an annual basis.

Windrace’s compensation policies are formulated based on the performance of individual directors and executive officers and are reviewed regularly. The primary goal of the remuneration policy is to enable Windrace to retain and motivate management by offering them compensation commensurate with their performance.

Upon establishment of the compensation committee following the consummation of the Acquisition and the Redomestication, the compensation committee will review and approve proposals relating to director compensation, including awards granted under the stock option plans.

Employment Agreement with Executive Director

Windrace’s directors and executive officers have entered into service contracts with Windrace for a term of three years from execution of the respective contracts until termination by three months’ notice in writing served by either party on the other.

Compensation Discussion and Analysis

This section discusses the compensation of Windrace paid in previous fiscal years to certain executive officers who will serve as executive officers of Exceed upon consummation of the Acquisition and the Redomestication. These executive officers include (i) Mr. Lin Shuipan, the chairman of the board and chief executive officer, and Ms. Tai Yau Ting, the chief financial officer, of Windrace during 2008 and of Exceed following the consummation of the Acquisition and the Redomestication, and (ii) Windrace’s three next most highly paid executive officers or employees during 2008 who will also serve as officers of Exceed, or collectively, the named executive officers.

Determination of Compensation

Windrace does not have a compensation committee, and Windrace’s board of directors has made all compensation decisions regarding Windrace’s named executive officers. Compensation decisions with respect to Windrace’s named executive officers have historically focused on attracting and retaining individuals who could help Windrace meet and exceed its financial and operational goals. Windrace’s board of directors considered the growth of the company, individual performance and market trends when setting individual compensation levels.

Compensation of Directors of Exceed

Exceed’s non-employee directors have not received and do not currently receive any cash or non-cash compensation for their service as members of the board of directors. Following the consummation of the Acquisition and the Redomestication, non-employee directors of Exceed will receive compensation for their services as directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2020 Related Party Transactions

In each of August and December 2008, 2020 issued an unsecured promissory note in the principal amount of $150,000 to 2020 International Capital Group Limited (“2020 International”), a company controlled by the directors and executive officers of 2020. George Lu, our Chairman and Chief Executive Officer, Louis Koo, our Chief Financial Officer and a director, Yuxiao Zhang, our Executive Director, Vice President and a director, and Jianming Yu, a director, directly or indirectly own 49.99%, 10.0%, 10.0% and 10.0%, respectively of the common shares of 2020 International. 2020 International has beneficial ownership of more than 10% of the company’s outstanding common stock. Prior to the issuance of each promissory note, and upon full disclosure to Board of Directors of the foregoing relationships, the transaction and the terms of the promissory note were approved by disinterested and independent directors of the Board of Directors. The notes payable are non-interest bearing and were initially due in August and December 2009 respectively or at which time 2020 International demands full or partial payment of any balance outstanding. In August 2009, 2020 International agreed to extend the due date of the August 2008 note until December 2009. The proceeds from the notes have been used by 2020 for working capital purposes.

On each of January 16, 2009 and April 20, 2009, 2020 issued a promissory note in the principal amount of $200,000 to 2020 International. Prior to the issuance of each promissory note, and upon full disclosure to Board of Directors of the foregoing relationships, the transaction and the terms of the promissory note were approved by disinterested and independent directors of the Board of Directors. Each promissory note is non-interest bearing and is due and payable on demand or one year from the date of execution, whichever occurs earlier. The proceeds from the note have been used by 2020 for working capital purposes.

We have agreed to pay Surfmax Corporation, a company wholly-owned by George Lu, our Chief Executive Officer and President, $7,500 per month for office space and general and administrative services commencing on November 7, 2008. The aggregate amounts payable to Surfmax under this arrangement were $15,000 in 2007, $90,000 in 2008 and $45,000 for the first six months of 2009.

Independence

The Board of Directors in its business judgment has determined that the following 4 of its 8 members are independent in compliance with the NYSE Amex listing standards: William Hsu, Jun Lei, Meng Ann Lim and William Sharp. In reaching this conclusion, the Board of Directors considered that 2020 and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board of Directors or members of their immediate families are or were directors or officers.

2020 and Windrace Related Party Transactions

In July 2009,Windrace and its CEO and principal stockholder Shuipan Lin entered into an Investment Agreement and an Escrow Agreement with the New Windrace Investors pursuant to which Windtech and Wisetech providing for the investment by Windtech and Wisetech of $30,000,000 in exchange for Exceed ordinary shares and warrants to purchase Exceed ordinary shares. Mr. Lin is a party to certain of the representations and warranties made to Windtech and Wisetech in the Investment Agreement and is subject to certain indemnification obligations and to pay Windtech and Wisetech interest at a rate of 10% per annum on their investment if the Acquisition is not consummated. See “Principal Terms of the NH Investment Agreement” for further details relating to the Investment Agreement and Escrow Agreement. Dr. Jianming Yu (“Dr Yu”), a director of 2020 and an indirect owner of both common stock and warrants of 2020, is an authorized signatory of each of Windtech and Wisetech but does not have right to make investment decisions on behalf of Windtech and Wisetech on his own nor the ability to control the decisions of Windtech and Wisetech. See “Principal Terms of the NH Investment Agreement — Affiliations of Wisetech and Windtech” for further details relating to Dr. Yu’s affiliations with the Company and Windtech and Wisetech.

Windrace Related Party Transactions

As of June 30, 2009, the total amount payable to related parties amounted to RMB283.1 million, consisting of RMB3.6 million financial support from Mr. Lin Shuipan, RMB0.1 million remuneration payable to Professor Sun as Windrace’s spokesperson, HK$306.2 million (RMB272.5 million) payable to Elevatech as redemption price and US$1 million (RMB6.9 million) payable to Elevatech as premium. See “— Financial assistance”, “— Agreement with Windrace’s brand spokesperson” and “— Investment by Eleveatech”.

In addition, Windrace has the obligation to give Professor Sun RMB20,000 worth of Windrace’s products in kind as part of his compensation as Windrace’s spokesperson. Moreover, Mr. Lin Shuipan and Ms. Chen Xiayu provided personal guarantees to a credit facility agreement with a credit up to RMB60 million from November 10, 2008 to November 9, 2010, of which RMB43 million was drawn down as of June 30, 2009. See “— Agreement with Windrace’s brand spokesperson” and “— Financial assistance”.

Appearance design patents license

Mr. Lin Shuipan applied to the State Intellectual Property of PRC for registration of 11 appearance design patents for sports footwear, two appearance design patents for leisure footwear, three appearance design patents for shoe soles and two appearance design patents for package boxes, respectively, during the period from April 2001 to February 2003. The registrations were granted during the period from November 2001 to October 2003. Before such registrations were granted, Mr. Lin granted XDLong Fujian an exclusive license to use the appearance design patents at nil consideration from October 1, 2001 to September 30, 2007. XDLong Fujian used these appearance design patents in the design, manufacture and sale of its footwear during the license period but do not currently use such patents in its business operations. XDLong Fujian does not anticipate using these patents in its future business operations because the relevant appearance designs are out of fashion.

Financial assistance

Mr. Lin Shuipan provided financial assistance to support Windrace’s operations from time to time. The financial assistance comprised interim financing and personal guarantees, including those guarantees described below. As of December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009, the amount due to Mr. Lin Shuipan was approximately RMB82.5 million, RMB82.5 million, RMB0.9 million, nil and RMB3.6 million, respectively. At June 30, 2009, RMB3.6 million due to Mr. Lin Shuipan was outstanding. The balance was unsecured, interest-free and repayable on demand.

A credit facility agreement with a credit up to RMB60 million from November 10, 2008 to November 9, 2010 is secured by the personal guarantees from Mr. Lin Shuipan and Ms. Chen Xiayu. As of June 30, 2009, a short-term bank loan of RMB43 million drawn down under a credit facility agreement with a maximum credit of RMB60 million are secured by the personal guarantees from Mr. Lin Shuipan and Ms. Chen Xiayu.

Agreement with Windrace’s brand spokesperson

XDLong China entered into an agreement with Professor Sun Yining, its non-executive Director, on September 6, 2007, pursuant to XDLong China appointed Professor Sun as its brand spokesperson for a term of two years from September 6, 2007. XDLong China is entitled to use the personal image of Professor Sun to make and publish advertisements for its products and corporate image. Professor Sun is not allowed to be a spokesperson or involved in marketing activities of other sports and leisurewear manufacturers. XDLong China also has the right to renew the term of this appointment on the basis of the existing terms within 60 days before the expiry of the agreement.

The annual remuneration to Professor Sun as Windrace spokesperson is RMB200,000 (after tax) in cash payable by two installments and RMB20,000 in kind of Windrace’s products.

Investment by Elevatech

On April 30, 2008, Windrace issued and allotted 2,500 preferred shares representing 2.5% of the issued share capital of Windrace to Elevatech, an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc., pursuant to a subscription agreement dated March 28, 2008 and last amended on June 2, 2008. In addition, Mr. Lin Shuipan and RichWise transferred an aggregate of 5,500 preferred shares representing 5.5% of the issued share capital of Windrace to Elevatech pursuant to a share transfer agreement dated March 28, 2008 and last amended on June 2, 2008.

Subscription of preferred shares

On March 28, 2008, Windrace entered into a subscription agreement (the “Subscription Agreement”) to transfer 2,500 preferred shares representing 2.5% of the issued share capital of Windrace to Elevatech, an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. On the same date, Mr. Lin Shuipan and RichWise entered into a share purchase agreement (the “Share Purchase Agreement”) for Mr. Lin Shuipan to transfer 2,000 preferred shares and for RichWise to transfer 3,500 preferred shares representing in the aggregate 5.5% of the issued share capital of Windrace to Elevatech. On April 30, 2008, the parties entered into amendments that require Windrace to transfer ordinary shares to Elevatech if Windrace has not reclassified a sufficient number of preferred shares for transfer to Elevatech. An aggregate of 8,000 preferred shares were transferred from Windrace, Mr. Lin Shuipan and RichWise to Elevatech and Elevatech paid an aggregate amount of HK$306.2 million (RMB272.5 million) as consideration for subscription of such preferred shares on April 30, 2008.

On June 2, 2008, the parties entered into second amendments to the Subscription Agreement and the Share Purchase Agreement that require Windrace to give Elevatech a notice if the indicative price range of a proposed initial public offering does not achieve a market capitalization of US$650 million based on the lower end of such indicative range. In addition, if the offering price per share in an initial public offering is less than the subscription price per share paid by Elevatech for the preferred shares, Windrace, Mr. Lin Shuipan and RichWise have the obligation to transfer additional preferred shares to Elevatech. However, Elevatech has the right to require Windrace, Mr. Lin Shuipan and RichWise to pay for the consideration of such additional shares in cash equivalent to the multiple of the number of such additional shares and the offering price in the initial public offering.

Material terms and conditions of the preferred shares

The material terms and conditions of the preferred shares are as follows:

•	In the event that any stock exchange requests any material amendments to the rights of Elevatech in connection with the preferred shares, Elevatech is entitled to require Windrace, Mr. Lin Shuipan, and RichWise to purchase all or part of its preferred shares at a price per preferred share equal to the subscription price plus an internal rate of return at 12% (the “Option Price”);
•	If Elevatech does not exercise the put option described above and refuses to accept any amendments to the rights in connection with its preferred shares as requested by the stock exchange, in which case the stock exchange would not approve the proposed initial public offering, Mr. Lin Shuipan is entitled to require Elevatech to sell all, but not part, of the preferred shares at the Option Price;
•	Elevatech is entitled to require Mr. Lin Shuipan to purchase all, but not part, of the preferred shares at the Option Price if Windrace achieves an initial public offering with a market capitalization below US$650 million;
•	Elevatech enjoys the same voting power as holders of ordinary shares and is entitled to vote on all matters required to be submitted for shareholders’ vote.
•	To the extent permissible under the law, dividends on preferred shares will be declared and paid to Elevatech in priority over any dividends on ordinary shares;
•	In any liquidation, dissolution or winding-up of Windrace or in any material transaction that will involve a sale of a majority of the voting securities of Windrace or all or substantially all of the assets of Windrace, Elevatech is entitled to receive an amount in priority over any distribution to the holders of ordinary shares;
•	The preferred shares are convertible into ordinary shares at the election of Elevatech or convertible automatically upon the occurrence of a qualified initial public offering. If Windrace does not complete a qualified initial public offering prior to December 31, 2009 or an event of default occurs, Elevatech may require Windrace to redeem any and all of the preferred shares at a price equal to HK$38,283.448 per preferred share.

Redemption of the preferred shares

Pursuant to a letter agreement dated May 8, 2009 among Windrace, Elevatech, Mr. Lin Shuipan and RichWise, all of the preferred shares will be redeemed by Windrace in exchange for the issue of a promissory note by Windrace to Elevatech, providing for payment by Windrace of (i) HK$306.2 million (RMB272.5 million) as redemption price on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) US$1.0 million (RMB 6.9 million) as additional premium on June 30, 2010. The promissory note will constitute Windrace’s payment of the full consideration for the redemption of the preferred shares. Following the issuance of the promissory note, the original terms of the preferred shares will be superseded by the terms of this promissory note. Hence, any provisions in the preferred shares, including those concerning the payment of accrued interest at an interal rate of return of 12%, will be of no further effect.” After the sentence of “(ii) US$1.0 million (RMB6.9 million) as additional premium on June 30, 2010.”

However, if Windrace defaults on its payment obligations under the promissory note, Elevatech will have the option to convert the overdue amount into preference shares with the same terms as the preferred shares. Further, if the Acquisition is consummated on or prior to October 31, 2009, any preferred shares or preference shares issued and outstanding following the consummation of the Acquisition will be immediately redeemable under their original terms at the option of Elevatech. Finally, if the Acquisition is not consummated by October 31, 2009, the letter agreement will have no further effect, and the preferred shares will remain outstanding under their original terms.

Investment by RichWise

On April 18, 2007, XDLong HK, XDLong Fujian and XDLong China entered into a subscription and shareholders’ agreement with RichWise, Mr. Lin Shuipan and Ms. Chen Xiayu under which RichWise subscribed for 20% of the issued share capital of XDLong Investment for HK$88.0 million and agreed to pay XDLong Investment a premium of HK$32.0 million if XDLong HK’s audited profit after tax in 2007 increased by at least 100.0% as compared with that in 2006 (the “Minimum Profit Growth Rate”). On March 25, 2008, the same parties entered into a supplementary subscription and shareholders’ agreement and agreed to lower the Minimum Profit Growth Rate to 70.0%. XDLong HK achieved the Minimum Profit Growth Rate on December 31, 2007 and RichWise is required under the supplementary subscription and shareholders’ agreement to pay XDLong Investment HK$32.0 million. Such amount was fully settled by four installments on February 27, 2008, March 26, 2008, March 28, 2008 and May 8, 2008.

BENEFICIAL OWNERSHIP OF SECURITIES

Security ownership of 2020

The following table sets forth certain information with respect to the beneficial ownership of shares of the 2020 common stock by each person or group, according to the most recent Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission or otherwise known to us, to beneficially own more than 5% of the outstanding shares of such stock.

Name and Address of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
2020 International Capital Group Limited(3) 2020 Strategic Investments, LLC(3) 221 Boston Post Road East Suite 410 Marlborough, Massachusetts	1,312,504	12.5%
Aldebaran Investments LLC 500 Park Avenue 5th Floor New York, NY 10022	546,257	5.2%
QVT Financial LP(4) 1177 Avenue of the Americas 9th Floor New York, New York	550,800	5.25%
Pacific Assets Management, LLC(5) 100 Drakes Landing Suite 207 Greenbrae, California	706,900	6.73%
Weiss Asset Management, LLC(6) 29 Commonwealth Avenue 10th Floor Boston, Massachusetts 02116	546,866	5.2%
Arrowgrass Capital Partners (US) LP(7) c/o Surfmax Corporation 221 Boston Post Road East Suite 410 Marlborough, MA, 01752	654,277	6.2%
Keywise Capital Management (HK) Limited(8) Room 4004-6 COSCO Tower 183 Queen's Road Central Hong Kong	873,600	8.3%

1.	The numbers of shares of 2020’s common stock are as shown in the filed Schedule 13G or Schedule 13D reviewed by 2020 or as of the latest practicable date.
2.	The percentages shown in the table are based on 10,500,000, which was the number of shares of common stock outstanding on September 14, 2009.
3.	Includes 1,312,504 shares of common stock held by 2020 Strategic Investments, LLC, a Nevis company. 2020 International Capital Group Limited, a Cayman Islands company, has voting and dispositive power of the 1,312,504 shares directly owned by 2020 Strategic Investments, LLC as its sole manager. Among the current officers and directors of 2020, Mr. Lu, Mr. Koo, Mr. Zhang and Mr. Yu directly or indirectly own 49.99%, 10.0%, 10.0% and 10.0%, respectively of the common shares of 2020 International Capital Group Limited. An additional 10% of the common shares of 2020 International Capital Group Limited is held by a trust organized under the laws of the Cayman Islands for which Mr. Koo serves as trustee and the balance of the shares are held by other persons. The trust is intended to serve as an equity incentive plan to provide equity compensation for persons who are subsequently employed by 2020 International Capital Group Limited by providing such persons with the opportunity to purchase common shares of 2020 International Capital Group Limited from the trust. None of our officers or directors are beneficiaries of this trust and none of the current shareholders of 2020 International Capital Group Limited may receive any economic benefit from the trust. Mr. Lu, Mr. Zhang and Mr. Yu disclaim any beneficial ownership of the shares owned by 2020 Strategic Investments, LLC. Pursuant to an advisory agreement with 2020 Strategic Investments, LLC, 2020 International Capital Group Limited will receive 100% of the profits generated by the 1,312,504 shares of common stock owned by 2020 Strategic Investments LLC in excess of a preferred return to Mr. Koo, the sole member of 2020 Strategic Investments, LLC, of $3,750 per year (the “Preferred Return”), effectively giving 2020 International Capital Group Limited an economic interest in the 1,312,504 shares of common stock owned by 2020 Strategic Investments, LLC.
4.	In an amendment to Schedule 13G filed with the Commission on January 28, 2009, QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 454,706 shares of common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 49,480 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for a third party (the “Separate Account”), which holds 46,614 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 550,800 shares of common stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of common stock owned by the Fund and Quintessence and held in the Separate Account.
5.	In an amendment to Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on February 17, 2009, Pacific Asset Management, LLC (“PAM”) reported that it and JMG Capital Management, LLC (“JMG LLC”) are investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. No client other than the JMG Triton Offshore Fund, Ltd. (the “Fund”) separately holds more than five percent of the outstanding stock. PAM is the investment adviser to the Fund and Pacific Capital Management, Inc. (“PCM”) is a member of PAM. JMG Capital Management, LLC (“JMG LLC”) is the general partner and investment adviser of an investment limited partnership and JMG Capital Management, Inc. (“JMG Inc.”) is a member of JMG Capital Management, LLC. Jonathan M. Glaser, Daniel Albert David and Roger Richter are control persons of PCM and PAM. Mr. Glaser is the control person of JMG Inc. and JMG LLC. Each of Mr. Glaser, Mr. David, Mr. Richter, JMG, Inc., JMG LLC, PAM and PCM disclaims beneficial ownership of the Stock except to the extent of that person’s pecuniary interest therein.
6.	In an amendment to Schedule 13G filed with the Commission on July 2, 2008, Weiss Asset Management reported shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner. Shares reported for Weiss Capital include shares beneficially owned by a private investment corporation of which Weiss Capital is the sole investment manager. Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein. Certain of the shares reported are not held directly by the reporting person but are represented by certain derivative securities, pursuant to which the reporting person may be deemed to have beneficial ownership of such shares. The reporting person disclaims any such beneficial ownership.
7.	In a Schedule 13G filed with the Commission on July 22, 2009, Arrowgrass Capital Partners (US) LP (“Capital Partners”) reported that Arrowgrass Capital Services (US) Inc., a Delaware corporation, is the general partner of Capital Partners and may be deemed to have shared voting control and investment discretion over securities owned by Capital Partners.
8.	In an amendment to Schedule 13D filed with the Commission on September 15, 2009, Keywise Capital Management (“Keywise Management”) reported that it is the investment manager of Keywise Greater China Opportunities Master Fund, a Cayman Islands exempted company (the “Keystone Fund”) and may be deemed to have shared voting control and investment discretion over securities owned by the Keystone Fund. Fang Zheng (“Mr. Zheng”) is the managing member of Keywise Management. Consequently, Mr. Zheng may also be deemed to have shared voting control and investment discretion over securities owned by the Keystone Fund.

Security ownership of Windrace

The following table sets forth certain information regarding the beneficial ownership of Windrace’s outstanding ordinary shares and preferred shares as of June 30, 2009 by (i) each person or group of affiliated persons known to beneficially own more than 5% of Windrace’s ordinary shares and preferred shares, (ii) each named executive officer or director of Windrace and (iii) all current directors and officers of Windrace as a group. Currently, there is no established public trading market for Windrace’s ordinary shares and preferred shares.

Beneficial Owner	Ordinary Shares Beneficially Owned		Preferred Shares Beneficially Owned(1)	Percentage of Beneficial Ownership(2)
Directors and executive officers
Lin Shuipan	61,375	(3)	—	61.38%
Jin Jichun	—		—	—
Principal shareholders
RichWise(4)	11,125		—	11.13%
Tiancheng Int’l Investment Group Limited(5)	9,750		—	9.75%
Elevatech(6)	—		8,000	8.00%

1.	Pursuant to a letter agreement dated May 8, 2009 among Windrace, Elevatech, Mr. Lin Shuipan and RichWise, all of the preferred shares will be redeemed by Windrace in exchange for the issue of a promissory note by Windrace to Elevatech, providing for payment by Windrace of (i) HK$306.2 million (RMB272.5 million) as redemption price on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) US$1.0 million (RMB 6.9 million) as additional premium on June 30, 2010. The promissory note will constitute Windrace’s payment of the full consideration for the redemption of the preferred shares. Following the issuance of the promissory note, the original terms of the preferred shares will be superseded by the terms of this promissory note. Hence, any provisions in the preferred shares, including those concerning the payment of accrued interest at an interal rate of return of 12%, will be of no further effect.” After the sentence of “(ii) US$1.0 million (RMB6.9 million) as additional premium on June 30, 2010.” However, if Windrace defaults on its payment obligations under the promissory note, Elevatech will have the option to convert the overdue amount into preference shares with the same terms as the preferred shares. Further, if the Acquisition is consummated on or prior to October 31, 2009, any preferred shares or preference shares issued and outstanding following the consummation of the Acquisition will be immediately redeemable under their original terms at the option of Elevatech. Finally, if the Acquisition is not consummated by October 31, 2009, the letter agreement will have no further effect, and the preferred shares will remain outstanding under their original terms. See “Certain Relationships and Related Transactions — Investment by Elevatech.”
2.	The percentage shown in the table are based on 100,000, which was the total number of shares of common stock and preferred stock outstanding as of June 30, 2009.
3.	Represents 37,000 ordinary shares held by Mr. Lin Shuipan and the remaining 24,375 ordinary shares held on trust for the benefit of Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan. The business address of Mr. Lin Shuipan and Ms. Chen Xiayu is No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC.
4.	The business address of RichWise is Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands.
5.	The business address of Tiancheng Int’l Investment Group Limited is Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong.
6.	The business address of Elevatech is 68/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

Security ownership after consummation of the Acquisition and the Redomestication

The following tables sets forth information with respect to the beneficial ownership of Windrace’s ordinary shares immediately upon consummation of the Acquisition and the Redomestication by (i) each person who is expected to beneficially own more than 5% of Windrace’s ordinary shares; (ii) each director and officer immediately upon consummation of the Acquisition and the Redomestication; and (iii) all directors and officers as a group immediately upon consummation of the Acquisition and the Redomestication assuming the release of all of the Escrowed Shares from escrow.

Immediately after consummation of the Acquisition and the Redomestication, assuming that 2020 stockholders exercise their conversion rights with respect to 29.99% of the Public Shares and assuming the release of all of the Escrowed Shares from escrow, Windrace will have 28,549,963 ordinary shares issued and outstanding. Assuming that no 2020 stockholders exercise their conversion rights and assuming the release of all of the Escrowed Shares from escrow, Windrace will have 31,136,601 ordinary shares issued and outstanding. In addition, 2020 has agreed to issue to the Windrace shareholders up to 2,212,789 additional Earn-Out Shares pursuant to an earn-out provision in the Purchase Agreement based on the adjusted net income of the combined company during the fiscal year ending December 31, 2011 and to issue up to an additional 329,816 Exceed ordinary shares to Windtech and Wisetech if certain conditions are met. See “Principal Terms of the NH Investment Agreement — The Investment.”

Assuming 29.99% of the Public Shares are converted into cash

	Assuming no Earn-Out Shares are Issued(1)			Assuming all Earn-Out Shares are Issued(2)
Beneficial Owner	Ordinary Shares Beneficially Owned		Percentage of Ordinary Shares Beneficially Owned	Ordinary Shares Beneficially Owned		Percentage of Ordinary Shares Beneficially Owned
Directors and executive officers
Lin Shuipan	11,346,792	(3)	39.74%	12,822,986	(4)	41.68%
Jin Jichun	*		*	*		*
All directors and executive officers as a group (3 persons)	11,346,792		39.74%	12,822,986		41.68%
Principal shareholders
RichWise	2,056,750		7.20%	2,324,329		7.56%
Tiancheng Int’l Investment Group Limited	1,802,545		6.31%	2,037,053		6.62%
2020 International Capital Group Limited(5)	1,312,504		4.60%	1,312,504		4.27%
2020 Strategic Investments, LLC(5)
Wisetech Holdings Limited(6)	1,451,187		5.08%	1,451,187		4.72%
Windtech Holdings Limited(7)	2,176,781		7.62%	2,176,781		7.08%

*	Percentage of ownership is less than 1% of the outstanding ordinary shares of the combined company.
(1)	The percentages shown in the table are based on 28,549,963 Exceed ordinary shares outstanding, consisting of 7,913,362 shares issued to 2020 stockholders, an aggregate of 17,008,633 shares issued to the Sellers and 3,627,968 shares issued to Windtech and Wisetech.
(2)	The percentages shown in the table are based on 30,762,752 shares outstanding, consisting of 7,913,362 shares issued to 2020 stockholders, an aggregate of 19,221,422 shares issued to the Sellers, including the 2,212,789 Earn-Out Shares and 3,627,968 shares issued to Windtech and Wisetech.
(3)	Represents 6,840,429 ordinary shares held by Mr. Lin Shuipan and the remaining 4,506,363 ordinary shares held on trust for the benefit of Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan.
(4)	Represents 7,730,426 ordinary shares held by Mr. Lin Shuipan and the remaining 5,092,560 ordinary shares held in trust for the benefit of Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan.
(5)	Includes 1,312,504 shares of common stock held by 2020 Strategic Investments, LLC, a Nevis company. 2020 International Capital Group Limited, a Cayman Islands company, has voting and dispositive power of the 1,312,504 shares directly owned by 2020 Strategic Investments, LLC as its sole manager. Among the current officers and directors of 2020, Mr. Lu, Mr. Koo, Mr. Zhang and Dr. Yu directly or indirectly own 49.99%, 10.0%, 10.0% and 10.0%, respectively of the common shares of 2020 International Capital Group Limited. An additional 10% of the common shares of 2020 International Capital Group Limited is held by a trust organized under the laws of the Cayman Islands for which Mr. Koo serves as trustee and the balance of the shares are owned by other persons. The trust is intended to serve as an equity incentive plan to provide equity compensation for persons who are subsequently employed by 2020 International Capital Group Limited by providing such persons with the opportunity to purchase common shares of 2020 International Capital Group Limited from the trust. None of our officers or directors are beneficiaries of this trust and none of the current shareholders of 2020 International Capital Group Limited may receive any economic benefit from the trust. Mr. Lu, Mr. Zhang and Dr. Yu disclaim any beneficial ownership of the shares owned by 2020 Strategic Investments, LLC. Pursuant to an advisory agreement with 2020 Strategic Investments, LLC, 2020 International Capital Group Limited will receive 100% of the profits generated by the 1,312,504 shares of common stock owned by 2020 Strategic Investments LLC in excess of a preferred return to Mr. Koo, the sole member of 2020 Strategic Investments, LLC, of $3,750 per year (the “Preferred Return”), effectively giving 2020 International Capital Group Limited an economic interest in the 1,312,504 shares of common stock owned by 2020 Strategic Investments, LLC.
(6)	Excludes up to an aggregate of 131,927 Exceed ordinary shares and warrants to purchase up to an aggregate of 1,000,000 Exceed ordinary shares exercisable on issuance, each issuable within six months following the closing of the Acquisition. Wisetech is controlled by its sole director Yuk Mei Tsui, an employee of New Horizon Capital Advisors Ltd. Dr. Yu has neither voting nor dispositive control over the shares of Exceed to be owned by Wisetech. Yuk Mei Tsui disclaims beneficial ownership of shares of Exceed to be held by Wisetech except to the extent of her pecuniary interest therein. Wisetech and Windtech operate as a group with respect to their interests in Exceed within the meaning of the federal securities laws.
(7)	Excludes up to an aggregate of 197,889 Exceed ordinary shares and warrants to purchase up to an aggregate of 1,500,000 Exceed ordinary shares exercisable on issuance, each issuable within six months following the closing of the Acquisition. Windtech is controlled by its sole director Yuk Mei Tsui, an employee of New Horizon Capital Advisors Ltd. Dr. Yu has neither voting nor dispositive control over the shares of Exceed to be owned by Windtech. Yuk Mei Tsui disclaims beneficial ownership of shares of Exceed to be held by Windtech except to the extent of her pecuniary interest therein. Windtech and Wisetech operate as a group with respect to their interests in Exceed within the meaning of the federal securities laws.

Assuming none of the Public Shares are converted into cash

	Assuming no Earn-Out Shares are Issued(1)			Assuming all Earn-Out Shares are Issued(2)
Beneficial Owner	Ordinary Shares Beneficially Owned		Percentage of Ordinary Shares Beneficially Owned	Ordinary Shares Beneficially Owned		Percentage of Ordinary Shares Beneficially Owned
Directors and executive officers
Lin Shuipan	11,346,792	(3)	36.44%	12,822,986	(4)	38.45%
Jin Jichun	*		*	*		*
All directors and executive officers as a group (3 persons)	11,346,792		36.44%	12,822,986		38.45%
Principal shareholders
RichWise	2,056,750		6.61%	2,324,329		6.97%
Tiancheng Int’l Investment Group Limited	1,802,545		5.79%	2,037,053		6.11%
2020 International Capital Group Limited(5)	1,312,504		4.22%	1,312,504		3.94%
2020 Strategic Investments, LLC(5)
Wisetech Holdings Limited(6)	1,451,187		4.66%	1,451,187		4.35%
Windtech Holdings Limited(7)	2,176,781		6.99%	2,176,781		6.53%

*	Percentage of ownership is less than 1% of the outstanding ordinary shares of the combined company.
(1)	The percentages shown in the table are based on 31,136,601 Exceed ordinary shares outstanding, consisting of 10,500,000 shares issued to 2020 stockholders, an aggregate of 17,008,633 shares issued to the Sellers and 3,627,968 shares issued to Windtech and Wisetech.

(2)	The percentages shown in the table are based on 33,349,390 shares outstanding, consisting of 10,500,000 shares issued to 2020 stockholders, an aggregate of 19,221,422 shares issued to the Sellers, including the 2,212,789 Earn-Out Shares and 3,627,968 shares issued to Windtech and Wisetech.

(3)	Represents 6,840,429 ordinary shares held by Mr. Lin Shuipan and the remaining 4,506,363 ordinary shares held on trust for the benefit of Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan.
(4)	Represents 7,730,426 ordinary shares held by Mr. Lin Shuipan and the remaining 5,092,560 ordinary shares held on trust for the benefit of Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan.
(5)	Includes 1,312,504 shares of common stock held by 2020 Strategic Investments, LLC, a Nevis company. 2020 International Capital Group Limited, a Cayman Islands company, has voting and dispositive power of the 1,312,504 shares directly owned by 2020 Strategic Investments, LLC as its sole manager. Among the current officers and directors of 2020, Mr. Lu, Mr. Koo, Mr. Zhang and Mr. Yu directly or indirectly own 49.99%, 10.0%, 10.0% and 10.0%, respectively of the common shares of 2020 International Capital Group Limited. An additional 10% of the common shares of 2020 International Capital Group Limited is held by a trust organized under the laws of the Cayman Islands for which Mr. Koo serves as trustee, and the balance of the shares are held by other persons. The trust is intended to serve as an equity incentive plan to provide equity compensation for persons who are subsequently employed by 2020 International Capital Group Limited by providing such persons with the opportunity to purchase common shares of 2020 International Capital Group Limited from the trust. None of our officers or directors are beneficiaries of this trust and none of the current shareholders of 2020 International Capital Group Limited may receive any economic benefit from the trust. Mr. Lu, Mr. Zhang and Mr. Yu disclaim any beneficial ownership of the shares owned by 2020 Strategic Investments, LLC. Pursuant to an advisory agreement with 2020 Strategic Investments, LLC, 2020 International Capital Group Limited will receive 100% of the profits generated by the 1,312,504 shares of common stock owned by 2020 Strategic Investments LLC in excess of a preferred return to Mr. Koo, the sole member of 2020 Strategic Investments, LLC, of $3,750 per year (the “Preferred Return”), effectively giving 2020 International Capital Group Limited an economic interest in the 1,312,504 shares of common stock owned by 2020 Strategic Investments, LLC.
(6)	Excludes up to an aggregate of 131,927 Exceed ordinary shares and warrants to purchase up to an aggregate of 1,000,000 Exceed ordinary shares exercisable on issuance, each issuable within six months following the closing of the Acquisition. Wisetech is controlled by its sole director Yuk Mei Tsui, an employee of New Horizon Capital Advisors Ltd. Dr. Yu has neither voting nor dispositive control over the shares of Exceed to be owned by Wisetech. Yuk Mei Tsui disclaims beneficial ownership of shares of Exceed to be held by Wisetech except to the extent of her pecuniary interest therein. Wisetech and Windtech operate as a group with respect to their interests in Exceed within the meaning of the federal securities laws.
(7)	Excludes up to an aggregate of 197,889 Exceed ordinary shares and warrants to purchase up to an aggregate of 1,500,000 Exceed ordinary shares exercisable on issuance, each issuable within six months following the closing of the Acquisition. Windtech is controlled by its sole director Yuk Mei Tsui, an employee of New Horizon Capital Advisors Ltd. Dr. Yu has neither voting nor dispositive control over the shares of Exceed to be owned by Windtech. Yuk Mei Tsui disclaims beneficial ownership of shares of Exceed to be held by Windtech except to the extent of her pecuniary interest therein. Windtech and Wisetech operate as a group with respect to their interests in Exceed within the meaning of the federal securities laws.

SHARES ELIGIBLE FOR FUTURE SALE

After the Acquisition and the Redomestication of Windrace, there will be 21,428,571 ordinary shares of Exceed outstanding, assuming that no Public Shares are converted to cash and excluding shares issuable to the Sellers held in escrow and the Earn-Out Shares. Of that amount, 10,500,000 shares will be registered, of which 8,625,000 shares will be freely tradeable without securities law restriction and 1,875,000 shares will be held in escrow until 6 months following the consummation of the Acquisition of Windrace (or earlier if, following the Acquisition, we engage in a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities). The number of registered and freely tradeable shares will be reduced by the number of Public Shares converted into cash. Additionally, any of such shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders will also be restricted from public sale as “restricted stock.” In addition, there will be outstanding 8,625,000 warrants issued in 2020’s initial public offering, each exercisable to purchase one ordinary share of Exceed that will be freely tradable after the Redomestication and acquisition, and warrants to purchase 2,265,000 ordinary shares of Exceed being held in escrow. The ordinary shares issuable upon exercise of the warrants will be tradable, provided that there is no stipulation to the registration statement. In addition, in connection with the initial public offering, 2020 issued a unit purchase option to the representative of the underwriters which is exercisable for 550,000 units, comprised, after the Redomestication and acquisition, of 550,000 ordinary shares and 550,000 warrants, each warrant to purchase one ordinary share. Such securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, after the Acquisition and the Redomestication of Windrace there will be an aggregate of 11,990,000 ordinary shares of Exceed that may be issued in the future upon exercise of outstanding warrants and options.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE Amex, NASDAQ, or any other exchange on which we may list our shares, during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Although the SEC had originally extended the ban on Rule 144 reliance for companies that had been blank check companies even if they no longer were, the SEC has now concluded that, because the reasons for prohibiting reliance on Rule 144 do not appear to be present after a reporting company has ceased to be a shell company, reliance on Rule 144 for resales by a security holder would be permitted when: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed during the preceding 12 months (or for such shorter period that the registrant was required to file such reports and materials); and (4) at least 90 days have elapsed from the time the issuer files current “Form 10 information” (information ordinarily filed on a current report on Form 8-K) with the Commission reflecting its status as an entity that is not a shell company. Accordingly, Rule 144 will not be available for the resale of ordinary shares of Exceed issued in connection with the Acquisition and the Redomestication of Windrace until 90 days elapse from the time we file an 8-K reflecting the Acquisition of Windrace and containing the required “Form 10 information.”

Before the Acquisition and the Redomestication, there was no market for the securities of Exceed, and no prediction can be made about the effect that market sales of the ordinary shares of Exceed will have on the market price of the ordinary shares. It is anticipated that the market should be similar to that of 2020 because the Redomestication will largely be substituting one security for another on as equal terms as is possible. Nevertheless, sales of substantial amounts of our ordinary shares in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of ordinary shares or securities linked to the ordinary shares.

It is the view of the SEC that both before and after a business combination with an operating entity, the promoters or affiliates of a blank check company, as well as their transferees are ‘underwriters’ of the securities issued, and Rule 144 is not available for resale transactions by such promoters or affiliates. Pursuant to Rule 144(i)(2), as amended in Release No: 33-8869 issued December 6, 2007, affiliates of former blank check companies cannot use Rule 144 to sell any unregistered securities until the passage of 12 months from the day the issuer first filed ‘Form 10 information’ (as defined in Rule 144(i)(3)) with the SEC.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES
FOLLOWING THE ACQUISITION

The following description of the material terms of the capital stock and warrants of Exceed following the Acquisition and the Redomestication includes a summary of specified provisions of the Memorandum of Association and Articles of Association of Exceed that will be in effect upon completion of the Acquisition and the Redomestication. This description is subject to the relevant provisions of the Corporation Law of BVI and is qualified by reference to Exceed’s Memorandum of Association and Articles of Association, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

Exceed has no authorized share capital, but it will be authorized to issue 60,000,000 shares divided into two classes of shares, of which 55,000,000 will be ordinary shares of $0.0001 par value and 5,000,000 will be preference shares of $0.0001 par value. The nominal value of the authorized number of shares of Exceed will be stated in United States dollars.

Ordinary Shares

The holders of the combined company’s ordinary shares are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the preference shares, the holders of the ordinary shares are entitled to receive dividends if and when declared by the board of directors. Subject to the prior rights of the holders, if any, of the preference shares, the holders of the ordinary shares are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preference shares

Preference shares may be issued from time to time in one or more series and the board of directors of Exceed, without approval of the shareholders, is authorized to designate series of preference shares and to fix the rights, privileges, restrictions and conditions to be attached to the series of preference shares by way of amendment to the memorandum of association. The issuance of preference shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of the combined company’s ordinary shares.

As of the date of this proxy statement/prospectus, there are no issued and outstanding preference shares of any class or series.

Anti-Takeover Effect of Unissued Ordinary Shares of Capital Stock

Ordinary shares.  After the Acquisition and the Redomestication, Exceed will have issued and outstanding approximately 21,428,571 ordinary shares, assuming that none of the public shareholders elects to exercise the conversion rights including the 3,627,968 Exceed ordinary shares to be issued to Windtech and Wisetech and excluding an additional 9,708,030 ordinary shares held in escrow for release to the Sellers if Exceed meets certain revenue targets in 2009, 2010 and 2011 the Earn-Out Shares and the Additional New Investor Shares. The remaining authorized and unissued ordinary shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the combined company could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the combined company’s board of directors in opposing a hostile takeover bid.

Preference Shares.  The memorandum and articles of association will grant the board of directors the authority, without any further vote or action by the combined company’s shareholders, to issue preference shares in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the preference shares. The existence of authorized but unissued preference shares could reduce the combined company’s attractiveness as a target for an unsolicited takeover bid since the combined company could, for example, issue preference shares to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the ordinary shares, and may adversely affect the market price of, and the voting and other rights of the holders of, ordinary shares.

Warrants

As of [*], 2009, there were warrants outstanding to purchase 10,890,000 shares of the common stock of 2020, which will convert into warrants to purchase the same number of ordinary shares of Exceed. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.25 per share, subject to adjustment as discussed below, at any time commencing on the later of:

The warrants will expire at 5:00 p.m., New York City time on November 8, 2011. 2020 may call the warrants for redemption when the common stock price equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third trading day prior to the notice of redemption to warrant holders.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and 2020.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, acquisition or consolidation of the company. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, 2020 will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable to the warrant holder, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Purchase Option

2020 has issued to the representative of the underwriters of its initial public offering an option to purchase up to a total of 550,000 units at a per-unit price of $10.00, commencing one year from the date of the prospectus and expiring five years from the date of the prospectus. The units issuable upon exercise of this option are the same as the publicly traded units, consisting of one share of common stock and one warrant. The option contains demand and piggy-back registration rights for period of five and seven years, respectively, and the combined company will bear the expenses of the registration of the securities for the holders of the option. The exercise price and number of units are subject to adjustment in certain circumstances, including a stock dividend, recapitalization reorganization, merger or consolidation.

Registration Rights Agreement

2020 has entered into a registration rights agreement providing for the registration of the shares of common stock issued prior to the initial public offering. The Purchase Agreement and NH Investor Agreement also provide for the registration of the Exceed ordinary shares issued to the Sellers and Windtech and Wisetech. The warrants, to be exercisable, must also continue to have the common stock underlying the warrants registered on an effective registration statement.

The transfer agent and registrar for the shares of 2020 common stock, warrants and units is Continental Stock Transfer and Trust, 212 Broad Street, New York, NY 10019.

LEGAL MATTERS

Certain U.S. federal income tax consequences relating to the merger will be passed upon for 2020 by Seyfarth Shaw LLP. The legal fees in excess of $350,000 payable to Seyfarth Shaw LLP in connection with 2020’s initial public offering have been deferred and are not payable by 2020 if 2020 does not consummate a business combination. As of June 30, 2009, such deferred fees were $409,908.

Maples and Calder, counsel to Exceed, has provided a legal opinion in connection with the issuance of Exceed securities in the BVI. Reference to their opinion has been included in this joint proxy statement/ prospectus and given upon their authority as experts in the law of the BVI. A copy of its opinion is filed as an exhibit to this proxy statement/prospectus.

EXPERTS

The financial statements of Windrace International Company Limited and subsidiaries as of and for each of the years ended December 31, 2008, 2007 and 2006 included in this proxy statement/prospectus have been audited by Crowe Horwath LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement/prospectus and are included in reliance upon the authority of Crowe Horwath LLP as experts in auditing and accounting.

The financial statements of 2020 ChinaCap Acquirco, Inc. (a development stage company) as of December 31, 2008 and for the periods from January 1, 2008 to December 31, 2008, and from August 21, 2006 (inception) to December 31, 2008 (cumulative) included in this proxy statement/prospectus have been audited by Crowe Horwath LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement and are included herein in reliance upon the authority of Crowe Horwath LLP as experts in accounting and auditing.

The financial statements of 2020 ChinaCap Acquirco, Inc. (a development stage company) as of and for the year ended December 31, 2007 included in this proxy statement/prospectus and have been audited by Grobstein, Horwath & Company LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this proxy statement and are included herein in reliance upon the authority of Grobstein, Horwath & Company LLP as experts in accounting and auditing.

Seyfarth Shaw LLP has provided its tax opinion on each material tax consequence as a result of the Redomestication. Reference to its opinion has been included in this proxy statement/prospectus and given upon its authority as experts in tax law. A copy of its opinion is filed as an exhibit to this proxy statement/prospectus.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, 2020 and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of 2020 annual report to stockholders and 2020’s proxy statement/prospectus. Upon written or oral request, 2020 will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that 2020 deliver single copies of such documents in the future. Stockholders may notify 2020 of their requests by calling or writing George Lu at the principal executive offices of 2020, c/o Surfmax Corporation, 221 Boston Post Road East, Suite 410, Marlborough, Massachusetts 01753, (508) 624-4948. In addition, 2020 will make available free of change through an Internet website its annual report, quarterly reports, current reports and other SEC filings.

WHERE YOU CAN FIND MORE INFORMATION

2020 files quarterly reports on Form 10-Q, annual reports on Form 10-K reports and current reports on Form 8-K with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by 2020 with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street N.E., Washington, D.C. 20549. You may also access information on 2020 at the Securities and Exchange Commission web site at: http://www.sec.gov.

After the equity acquisition, if the securities of Exceed are listed on the New York Stock Exchange, unless you notify Exceed of your desire not to receive these reports, the combined company will furnish to you all periodic reports that it files with the Securities and Exchange Commission, including audited annual consolidated financial statements and unaudited quarterly consolidated financial statements, as well as proxy statement/ prospectuses and related materials for annual and special meetings of stockholders.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus incorporated by reference in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/ prospectus.

All information contained in this proxy statement/prospectus or a document annexed to this proxy statement/prospectus which is incorporated in this proxy statement/prospectus by reference relating to 2020 and Exceed has been supplied by 2020, and all such information relating to Windrace has been supplied by Windrace. Information provided by either of us does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Acquisition or Redomestication Proposals, you should contact:

George Lu
c/o Surfmax Corporation
221 Boston Post Road East
Suite 410
Marlborough, Massachusetts 01753
(508) 624-4948

INDEX TO FINANCIAL STATEMENTS

2020 CHINACAP ACQUIRCO, INC.
(A DEVELOPMENT STAGE COMPANY)

Report of Independent Registered Public Accounting Firm	F-2
Financial Statements
Balance Sheets as of December 31, 2008 and 2007	F-4
Statements of Operations for the periods from January 1, 2008 to December 31, 2008, January 1, 2007 to December 31, 2007 and August 21, 2006 (date of inception) to December 31, 2008	F-5
Statement of Stockholders’ Equity for the periods from August 21, 2006 (date of inception) to December 31, 2007, January 1, 2008 to December 31, 2008	F-6
Statements of Cash Flows for the periods from January 1, 2008 to December 31, 2008, January 1, 2007 to December 31, 2007 and August 21, 2006 (date of inception) to December 31, 2008	F-7
Notes to Financial Statements	F-11

2020 CHINACAP ACQUIRO, INC.
(A DEVELOPMENT STAGE COMPANY)

Financial Statements
Balance Sheets as of June 30, 2009 (unaudited) and December 31, 2008	F-18
Statements of Operations (unaudited) for the three and six months ended June 30, 2009 and 2008, and from August 21, 2006 (date of inception) to June 30, 2009	F-19
Statements of Cash Flows (unaudited) for the six months ended June 30, 2009 and 2008, and from August 21, 2006 (date of inception) to June 30, 2009	F-20
Notes to Financial Statements (unaudited)	F-21

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
2020 ChinaCap Acquirco, Inc.

We have audited the accompanying balance sheet of 2020 ChinaCap Acquirco, Inc. (a development stage company) as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the periods from January 1, 2008 to December 31, 2008, and August 21, 2006 (date of inception) to December 31, 2008 (cumulative). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2020 ChinaCap Acquirco, Inc. as of December 31, 2008, and the results of its operations and its cash flows for the periods from January 1, 2008 to December 31, 2008, and August 21, 2006 (date of inception) to December 31, 2008 (cumulative), in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company may face a mandatory liquidation by November 8, 2009, if a business combination is not consummated, which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Sherman Oaks, California	/s/ Crowe Horwath LLP
March 23, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
2020 ChinaCap Acquirco, Inc.

We have audited the accompanying balance sheet of 2020 ChinaCap Acquirco, Inc. (a development stage company) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from January 1, 2007 to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2020 ChinaCap Acquirco, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the period from January 1, 2007 to December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ GROBSTEIN, HORWATH & COMPANY LLP

Sherman Oaks, California
March 20, 2008

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$45,878	$269,040
Interest receivable	1,248	—
Prepaid expenses	16,333	16,333
Income Tax receivable	2,000	—
Cash held in trust fund	68,533,339	68,182,942
Total assets	$68,598,798	$68,468,315
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued offering costs	$413,066	$542,879
Accrued expenses	414,144	28,948
Accrued income taxes	—	1,225
Payable to stockholders	—	20,244
Notes payable to stockholders	300,000	127,291
Deferred underwriters’ fee	2,415,000	—
Total current liabilities	3,542,210	720,587
Long-term liabilities
Deferred underwriters’ fee	—	2,415,000
Total liabilities	3,542,210	3,135,587
Common stock, subject to possible redemption, 2,586,638 shares, at redemption value	19,761,913	19,761,913
Shareholders’ equity:
Preferred stock – par value of $0.0001 per share, 1,000,000 shares authorized, nil issued and outstanding	—	—
Common stock – par value of $0.0001 per share, 25,000,000 shares authorized, 10,500,000 shares issued and outstanding	1,050	1,050
Additional paid-in capital	45,562,823	45,562,823
(Deficit accumulated during the development stage)/Retained earnings	(269,198)	6,942
Total shareholders’ equity	45,294,675	45,570,815
Total liabilities and shareholders’ equity	$68,598,798	$68,468,315

The accompanying notes are an integral part of the financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

STATEMENTS OF OPERATIONS

	January 1, 2008 To December 31, 2008	January 1, 2007 To December 31, 2007	August 21, 2006 (date of inception)) To December 31, 2008 (Cumulative)
Interest income	$1,002,545	$92,257	$1,094,802
General and Administration	927,491	80,265	1,011,581
Abandoned project costs	349,262	—	349,262
(Loss) profit before income taxes	(274,208)	11,992	(266,041)
Income tax provision	1,932	1,225	3,157
Net (loss) profit	$(276,140)	$10,767	$(269,198)
Net (loss) profit per share – basic and diluted	$(0.03)	$0.00
Weighted average shares of common stock outstanding – basic and diluted	10,500,000	2,773,981

The accompanying notes are an integral part of the financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

STATEMENT OF SHAREHOLDERS’ EQUITY
(In U.S. dollars, except share data)

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit Accumulated During the Development Stage)	Total Shareholders’ Equity
	Shares	Amount
Issuance of common stock to founders and insiders on August 21, 2006 at $0.01 per share	100	$1	$99	$—	$100
Net loss	—	—	—	(3,825)	(3,825)
Balance at December 31, 2006	100	$1	99	$(3,825)	$(3,725)
Issuance of common stock at $0.0001 per share	1,874,900	187	24,713	—	24,900
Sales of 7,500,000 units on November 15, 2007 at a price of $8 per unit, net of underwriters’ discount and offering costs (including 2,249,999 shares subject to possible redemption)	7,500,000	750	54,664,936	—	54,665,686
Sales of 1,125,000 units on November 26, 2007 at a price of $8 per unit, net of underwriters’ discount and offering costs (including 336,639 shares subject to possible redemption)	1,125,000	112	8,369,888	—	8,370,000
Common stock, subject to possible redemption, 2,586,638 shares	—	—	(19,761,913)	—	(19,761,913)
Proceeds from issuance of warrants	—	—	2,265,000	—	2,265,000
Proceeds from issuance of options	—	—	100	—	100
Net profit	—	—	—	10,767	10,767
Balance at December 31, 2007	10,500,000	$1,050	$45,562,823	$6,942	$45,570,815
Net loss	—	—	—	(276,140)	(276,140)
Balance at December 31, 2008	10,500,000	$1,050	$45,562,823	$(269,198)	$45,294,675

The accompanying notes are an integral part of the financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

STATEMENTS OF CASH FLOWS

	January 1, 2008 To December 31, 2008	January 1, 2007 To December 31, 2007	August 21, 2006 (date of inception) through December 31, 2008 (Cumulative)
Cash flows from operating activities:
Net (loss) profit	$(276,140)	$10,767	$(269,198)
Adjustments to reconcile net profit (loss) to net cash provided by operating activities Increase (decrease) in:
Interest receivable	(1,248)	—	(1,248)
Prepaid expenses	—	(16,333)	(16,333)
Income tax receivable	(2,000)	—	(2,000)
Accrued expenses	385,196	28,948	414,144
Accrued income tax	(1,225)	1,225	—
Net cash provided by operating activities	104,583	24,607	125,365
Net cash used in investing activities
Cash held in trust	(350,397)	(68,182,942)	(68,533,339)
Cash flows from financing activities:
Proceeds from issuing common stock	—	24,900	25,000
Proceeds from issuances of notes payable to stockholders	300,000	80,000	430,000
Proceeds from issuance of warrants	—	2,265,000	2,265,000
Gross proceeds from public offering	—	60,000,000	60,000,000
Gross proceeds from exercise of overallotment options in the offering	—	9,000,000	9,000,000
Payments for underwriters’ discount and offering cost	(129,813)	(2,952,370)	(3,116,004)
Proceeds from issuance of option	—	100	100
Payments to stockholders	(20,244)	—	(20,244)
Principal payments on notes payable	(127,291)	(243)	(130,000)
Net cash provided by financing activities	22,652	68,417,387	68,453,852
Net (decrease) increase in cash and cash equivalents	(223,162)	259,052	45,878
Cash and cash equivalents, beginning of the period	269,040	9,988	—
Cash and cash equivalents, end of the period	$45,878	$269,040	$45,878
Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$—	$533,134	$542,879
Deferred offering costs advanced by stockholders	$—	$9,421	$20,244
Deferred underwriters’ fee	$—	$2,415,000	$2,415,000
Income taxes paid	$5,157	$—	$5,157

The accompanying notes are an integral part of the financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Operations and Summary of Significant Accounting Policies

2020 ChinaCap Acquirco, Inc. (the “Company”) was incorporated in Delaware on August 21, 2006 as a public acquisition company whose objective is to acquire an operating business that either: (1) is located in the People’s Republic of China, the Hong Kong Special Administrative Region or the Macau Special Administrative Region (collectively, “China”), (2) has its principal operations located in China, or, (3) in the view of the Board of Directors of the Company, would benefit from establishing operations in China. Upon formation, the authorized share capital was 3,000 shares of common stock with par value of $0.01 per share. According to the preorganization subscription agreement dated August 18, 2006 with the director and stockholder, the Company issued 100 shares of common stock with par of $0.01 per share to the stockholder at $1.00 each. On January 31, 2007, the stockholder and the director effected several changes to the Company’s corporate structure by consent in lieu of a special meeting, and amended its Certificate of Incorporation as follows:

•	Increased the number of the authorized shares of the Company’s common stock from 3,000 to 25,000,000, with par value of $0.0001 per share;
•	Authorized 1,000,000 shares of preferred stock, with par value of $0.0001 per share; and
•	Provided that, absent a duly authorized amendment to the Certificate of Incorporation upon the consummation of a Business Combination, the Company will continue in existence only to November 8, 2009.

In addition to effecting the proceeding amendments to the Company’s Certificate of Incorporation, the Company also issued an additional 1,874,900 shares of common stock with par value of $0.0001 per share for $24,900 by unanimous written consent in lieu of a special meeting of the Board of Directors dated as of January 31, 2007.

At December 31, 2008, the Company had not yet commenced any operations. All activities through December 31, 2008 were related to the Company’s formation, the public offering described below in Note 2 (the “Offering”), the search for a Business Combination opportunity and the general administration of the Company. The Company has selected December 31 as its fiscal year-end.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering. Although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business that has its principal operations located in China (“Business Combination”), there is no assurance that the Company will be able to successfully effect a Business Combination. Upon closing of the Offering, $7.92 per Unit of the proceeds from the Offering, net of all applicable discounts and commissions but inclusive of $0.28 per Unit in deferred underwriting compensation and the proceeds from the sale of the Insider Warrants (as defined below) were deposited and held in a trust account for the benefit of the Company. The corpus of the Trust Account will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements.

The Company’s executive officers and Dr. Jianming Yu, one of the Company’s directors, and certain entities controlled by these executive officers and Dr. Jianming Yu have agreed that they will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted or for products sold to the Company. However, there can be no assurance that they will

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Operations and Summary of Significant Accounting Policies  – (continued)

be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,350,000 of interest earned on the Trust Account balance, net of taxes, may be released to the Company to fund working capital requirements, of which $650,902 has been released to the Company as of December 31, 2008. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,875,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 29.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s Amended and Restated Certificate of Incorporation provides that if the Company is not able to complete a business combination by November 8, 2009, its corporate existence will cease, except for the process of winding up and liquidating. The Company cannot assure its investors that it will be able to find a suitable business combination by November 8, 2009. This condition raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note 2).

Summary of Significant Accounting Policies

Development stage company:

The Company complies with the reporting requirements of Statements of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Net (loss) profit per common share:

The Company complies with accounting and disclosure requirements of SFAS No. 128, “Earnings Per Share.” Net (loss) profit per common share is computed by dividing net (loss) profit by the weighted average number of common shares outstanding for the period. Except where the result would be antidilutive, net (loss) profit per share of common stock, assuming dilution, reflects the maximum potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and would then share in the net (loss) profit of the Company.

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Operations and Summary of Significant Accounting Policies  – (continued)

Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times exceed the Federal depository insurance coverage of $250,000 through December 31, 2009. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates the carrying amounts represented in the balance sheet.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes:

The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of December 31, 2007 or December 31, 2008. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2007 or December 31, 2008. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows. The Company currently files income tax returns in the United States, and is subject to tax examinations by tax authorities for tax years since inception in 2006.

Recently issued accounting standards:

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and for interim periods within those years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date of SFAS No. 157 for non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

1. Organization, Business Operations and Summary of Significant Accounting Policies  – (continued)

years and interim periods beginning after November 15, 2008. We adopted FSP No. FAS 157-2 as of January 1, 2009 which defers the application of FAS 157 for the non financial assets and liabilities to January 1, 2009.

In December 2007, FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS No. 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration and certain acquired contingencies. SFAS No. 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. This Statement shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management is currently evaluating the impact of the adoption of this statement; however, it is not expected to have a material impact on our financial position, results of operation or cash flows.

In December 2007, FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (“ARB”) No. 51. SFAS No. 160 requires that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. This Statement shall be effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management is currently evaluating the impact of the adoption of this statement; however, it is not expected to have a material impact on our financial position, results of operation or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires disclosures of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the company beginning January 1, 2009. The company does not expect a material effect from adoption of this standard.

As a result of the recent credit crisis, on October 10, 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active. The FSP addresses how management should consider measuring fair value when relevant observable date does not exist. The FSP also provides guidance on how observable market information in a market that is not active should be considered when measuring fair value, as well as how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Adoption of this standard had no effect on our results of operations, cash flows or financial position.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

2. Public Offering

On November 15, 2007, the Company consummated the sale of 7,500,000 units (“Units”) at a price of $8.00 per Unit in the Offering. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.25 commencing on the later of (i) November 8, 2008 or (ii) the completion of a Business Combination with a target business, and expires on November 8, 2011. The Warrants are redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrants shall not be entitled to exercise such Warrants and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

On November 26, 2007, the underwriters of the Offering exercised their over-allotment option to the extent of 1,125,000 Units. The 8,625,000 Units sold in the Offering, including the 1,125,000 Units subject to the over-allotment option, were sold at an offering price of $8.00 per Unit, generating gross proceeds of $69,000,000. $68,090,685, including $2,265,000 of proceeds from the previously-announced private placement of the warrants issued to entities affiliated with the management team, has been placed in the Trust Account.

The Company paid the underwriters in the Offering an underwriting discount of 3.5% of the gross proceeds of the Offering. The underwriters have agreed that an additional 3.5% of the underwriting discount will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. The Company has also issued a unit purchase option for $100 to Morgan Joseph to purchase 550,000 Units at an exercise price of $10.00 per Unit. The Units issuable upon exercise of this option are identical to the Units offered in the Offering. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of this unit purchase option is approximately $1,657,226 ($3.01 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters is estimated as of the date of grant using the following assumptions: (1) expected volatility of 45.46%, (2) risk-free interest rate of 3.67%, and (3) expected life of 5 years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

3. Cash held in Trust — Fair Value

The Company adopted SFAS No. 157 on January 1, 2008, delaying, as permitted, application for non-financial assets and non-financial liabilities. SFAS No. 157 establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

3. Cash held in Trust — Fair Value – (continued)

prioritizes the inputs to valuation techniques used to measure fair value into three levels, and requires that assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:  quoted prices (unadjusted) in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date.

Level 2:  inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3:  unobservable inputs for the asset or liability are only used when there is little, if any, market activity for the asset or liability at the measurement date.

In accordance with SFAS No. 157, the Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities that are subject to SFAS No. 157 at each reporting period end.

Money market funds are the only financial instrument that is measured and recorded at fair value on the Company’s balance sheet on a recurring basis. The following table presents money market funds at their level within the fair value hierarchy at December 31, 2008.

	Total	Level 1	Level 2	Level 3
Money Market Funds – Represented as cash and cash equivalents	$45,878	$45,878	$—	$—
Money Market Funds – Held in Trust	$68,533,339	$68,533,339	$—	$—

4. Deferred and Accrued Offering Costs

Deferred and accrued offering costs consist principally of legal fees, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering described in Note 2 and that were charged to stockholders’ equity upon the receipt of the capital raised.

The Company’s legal counsel agreed to cap legal fees due by the Company at the closing of the Offering to $350,000, provided that any excess fees shall be paid by the Company upon the completion of a Business Combination. Total legal fees payable included in accrued offering costs directly related to the Offering were $409,908 as of December 31, 2008 and 2007.

Upon completion of the Offering of 8,625,000 Units (including 1,125,000 Units pursuant to the underwriters’ over-allotment option sold on November 26, 2007) at a price of $8 per unit, the Company received net proceeds of approximately $68,240,685 from the Offering, after deducting offering expenses of approximately $5,439,315 which included underwriting discounts of $4,830,000. This amount includes $2,415,000 of the underwriting discounts and commissions due (deferred underwriters’ fees) which the underwriters have agreed will not be payable unless and until the Company consummates a Business Combination.

5. Notes Payable to Stockholders

In December 2006, the Company issued a $50,000 unsecured promissory note to one of its Initial Stockholders, who is also an officer and director of the Company. Under the terms of the note, as amended, the Company may reduce the amount of the note payable by offsetting any funds advanced by the Company to third parties at the direction of the lender. The amount of the note payable was reduced in this manner to $47,291 as of December 31, 2007. The note payable was non-interest bearing and was initially payable on the earlier of December 17, 2007 or the consummation of the Offering. On November 15, 2007, the holders of the

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

5. Notes Payable to Stockholders  – (continued)

$50,000 unsecured promissory note and the Company agreed to extend the repayment date of the unsecured promissory note to March 31, 2008. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount.

In April 2007, the Company issued an $80,000 unsecured promissory note to 2020 International Capital Group Limited, the beneficial owner of a majority of the outstanding shares of stock of the Company at the time such promissory note was issued. The note payable was non-interest bearing and was payable on the earlier of April 5, 2008 or the consummation of the Offering. On November 15, 2007, the holders of the $80,000 unsecured promissory note and the Company agreed to change the repayment date of the unsecured promissory note to March 31, 2008.

Both notes were repaid in full by the Company on March 31, 2008.

In August and December 2008, the Company issued two unsecured promissory notes of $150,000 each to 2020 International Capital Group Limited, a company controlled by the directors and executive officers of the company. The notes payable are non-interest bearing and are due in August and December 2009 or at which time 2020 International Capital Group Limited demands full or partial payment of any balance outstanding. The proceeds from the notes have been used by the Company for working capital purposes.

6. Related Party Transactions

Payable to stockholders

Several stockholders of the Company have advanced funds to settle certain deferred offering costs and organization costs on behalf of the Company. The advances are non-interest bearing and are payable on demand. The amount payable to stockholders of $20,244 as of December 31, 2007 was repaid in full by the Company before December 31, 2008.

Lease from related party

The Company presently occupies office space provided by a company owned by the Company’s Chairman of the Board, Chief Executive Officer and President. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as utilities, administrative, technology and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on November 8, 2007. The Company has incurred $90,000 and $15,000 for the year ended December 31, 2008 and 2007, respectively, and $105,000 from August 21, 2006 (date of inception) to December 31, 2008.

Other transactions

On November 15, 2007, Win Wide International, Ltd, a British Virgin Islands international business company (“Win Wide”), an entity in which George Lu, the Company’s Chairman, Chief Executive Officer and President, his spouse, Yanmei May Yang, and Jianming Yu, one of the Company’s directors, collectively own approximately 67% of the outstanding securities, and Surfmax Co-Investments II, LLC, a Delaware limited liability company in which Mr. Lu currently owns all of the outstanding securities, purchased privately from the Company a total of 2,265,000 warrants at $1.00 per warrant (for an aggregate purchase price of $2,265,000, the “Insider Warrants”). This purchase took place simultaneously with the consummation of the Offering. All of the proceeds received from this purchase were placed in the Trust Account. The Insider Warrants purchased are identical to the Warrants underlying the Units offered in the Offering except that the Insider Warrants may be exercisable, at the holder’s option, on a “cashless basis” so long as such securities are held by such Initial Holders or their affiliates. Additionally, such purchasers have agreed that the Insider Warrants will not be sold or transferred by them until after the Company has completed a Business Combination. If these warrants are exercised on a cashless basis, the holder of the insider warrants would pay the

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

6. Related Party Transactions  – (continued)

exercise price by surrendering his warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants.

The Company has determined that the purchase price of $1.00 per Insider Warrant is above the average trading price for warrants of similarly structured blank check companies. Accordingly, the Company believes that the purchase price of the Insider Warrants is greater than the fair value of the warrants included in the units and, therefore, the Company did not record compensation expense on the Insider Warrants.

The Initial Stockholders are entitled to registration rights with respect to their founding shares pursuant to an agreement signed on November 8, 2007. The holders of the majority of these shares are entitled to make up to two demands that the Company register these shares at any time after these shares are released from escrow six months following the consummation of Business Combination. In addition, the Initial Stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to November 8, 2010.

7. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2008, no preferred stock is issued or outstanding. The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock that participates in the proceeds of the Trust Account or that votes as a class with the Common Stock on a Business Combination.

8. Income Tax

The components of the provision for income taxes are as follows:

	January 1, 2008 to December 31, 2008	January 1, 2007 to December 31, 2007	August 21, 2006, (date of inception) to December 31, 2008 (Cumulative)
Current:
Federal taxes	$—	$1,034	$1,034
State taxes	1,932	191	2,123
Total provision for income taxes	$1,932	$1,225	$3,157

A reconciliation of the provision for income taxes and the amount computed by applying the U.S. federal statutory rate of 34% to income before income taxes for the periods is as follows:

	January 1, 2008 to December 31, 2008	January 1, 2007 to December 31, 2007	August 21, 2006, (date of inception) to December 31, 2008 (Cumulative)
Computed income tax provision (benefit) at federal statutory rate	$(93,231)	$1,034	$(92,197)
Change in deferred tax valuation allowance	93,231	—	93,231
Increase resulting from state taxes	1,932	191	2,123
Total provision for income taxes	$1,932	$1,225	$3,157

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

8. Income Tax  – (continued)

As of December 31, 2008, unused net operating losses equal to approximately $270,000 are available to offset federal taxable income for future years through 2028. SFAS 109 requires that the tax benefit of such net operating losses be recorded using current tax rates as an asset to the extent management assesses the utilization of such net operating losses to be more likely than not. Based on the Company’s short term SPAC status, the company provided a full valuation allowance against the deferred tax asset at December 31, 2008.

9. Amount of Equity Subject to Possible Redemption

The Company is required to obtain shareholder approval for any business combination of a target business. In the event that public stockholders owning 30% or more of the shares sold in the Offering vote against a Business Combination, the Company will not proceed with a Business Combination if the public stockholders exercise their redemption rights. That is, the Company can still effect a Business Combination if the public stockholders owning up to approximately 29.99% of the shares sold in the Offering exercise their redemption rights.

This redemption obligation with respect to up to 29.99% of the shares sold in the Offering will exist regardless of how a Business Combination is structured. That is, the Company would be required to redeem up to an amount equal to the product of approximately 29.99% of the 8,625,000 ordinary shares sold in the Offering (or 2,586,638 ordinary shares) multiplied by an initial cash per-share redemption price of $7.92 per share, which amount represents $7.64 per share from the proceeds of the offering and $0.28 per unit of the deferred underwriters’ fees.. The actual per-share redemption price will be equal to the quotient of the amount in the Trust Account plus all accrued interest not previously released to the Company, as of two business days prior to the proposed consummation of the Business Combination, divided by 8,625,000 shares of common stock. However, the ability of stockholders to receive $7.92 per unit is subject to any valid claims by the Company’s creditors which are not covered by amounts held in the Trust Account or the indemnities provided by the Company’s officers and directors. The expected redemption price per share is greater than each stockholder’s initial pro rata share of the Trust Account of approximately $7.64 per share. Of the excess redemption price, approximately $0.28 per share represents a portion of the underwriters’ contingent fee, which they have agreed to forego for each share that is redeemed. Accordingly, the total deferred underwriting compensation payable to the underwriters in the event of a business combination will be reduced by approximately $0.28 for each share that is redeemed. The balance will be paid from proceeds held in the Trust Account, which are payable to the Company upon consummation of a business combination. Even if less than 30% of the stockholders exercise their redemption rights, the Company may be unable to consummate a business combination if such redemption leaves the Company with funds insufficient to acquire or merge with a business with a fair market value greater than 80% of the Company’s net assets at the time of such acquisition, which would be in violation of a condition to the consummation of the Company’s initial business combination, and as a consequence, the Company may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate.

Accordingly, under the provision of EITF D-98, Classification and Measurement of Redeemable Securities, the Company has classified 29.99% of the net proceeds from the Offering, or $19,761,913, outside permanent equity.

See Note 11 relating to the Staff Accounting Bulletin 108 adjustment

10. Commitments

The Company presently occupies office space provided by a company owned by the Company’s Chairman of the Board, Chief Executive Officer and President. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as utilities, administrative,

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

NOTES TO FINANCIAL STATEMENTS

10. Commitments  – (continued)

technology and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on November 8, 2007.

Pursuant to letter agreements between each of the Initial Stockholders, the Company and Morgan Joseph, the Initial Stockholders have waived their rights to receive distributions with respect to the 1,875,000 founding shares in the event the Company is liquidated in accordance with its Articles of Incorporation on November 8, 2009.

11. Subsequent Events

(1) On January 16, 2009, the Company issued a promissory note of $200,000 to 2020 International, on similar terms as the other promissory notes issued to 2020 International during 2008. Prior to the issuance of each of the promissory notes, and upon full disclosure to Board of Directors of the foregoing relationships, the transaction and the terms of the promissory notes were approved by disinterested and independent directors of the Board of Directors.

(2.) (Unaudited) Subsequent to filing the Company’s Form 10-K, management determined there was an overstatement of the Company’s redemption obligation of common stock, subject to possible redemption and an understatement of additional paid-in capital of approximately $724,000 which represents $0.28 per share of the 2,586,638 ordinary shares sold in the Offering as described in more detail in Note 9. Under Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the quantitative and qualitative aspects of the adjustment and determined the correction was not material. There was no impact on the Cash held in trust fund as of December 31, 2008 or 2007, and the Company’s results of operations or cash flow statements for the fiscal years ended December 31, 2008 and 2007. The effect of this change was to increase additional paid-in capital and decrease the redemption obligation by $724,000 as of December 31, 2008 and 2007 in the accompanying financial statements.

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

CONSOLIDATED BALANCE SHEETS

	Unaudited June 30, 2009	Audited December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$307,769	$45,878
Interest receivable	—	1,248
Prepaid expenses	17,775	16,333
Income tax receivable	2,000	2,000
Cash held in trust fund	68,095,245	68,533,339
Total Assets	$68,422,789	$68,598,798
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued offering costs	$413,066	$413,066
Accrued expenses	623,752	414,144
Notes payable to stockholders	700,000	300,000
Deferred underwriters’ fee	2,415,000	2,415,000
Total Liabilities	4,151,818	3,542,210
Common stock, subject to possible redemption, 2,586,638 shares, at redemption value	19,761,913	19,761,913
Stockholders’ Equity
Preferred stock – $0.0001 par value; 1,000,000 shares authorized; nil issued and outstanding	—	—
Common stock – par value of $0.0001 per share, 25,000,000 shares authorized, 10,500,000 shares issued and outstanding	1,050	1,050
Additional paid-in capital	45,562,823	45,562,823
Deficit accumulated during the development stage	(1,054,815)	(269,198)
Total stockholders’ equity	44,509,058	45,294,675
Total Liabilities and Stockholders’ Equity	$68,422,789	$68,598,798

See accompanying notes to consolidated financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	April 1, 2009 to June 30, 2009	April 1, 2008 to June 30, 2008	January 1, 2009 to June 30, 2009	January 1, 2008 to June 30, 2008	August 21, 2006 (date of inception) to June 30, 2009 (Cumulative)
Interest income	$6	$233,975	$658	$688,260	$1,095,460
General & administrative expenses	561,586	258,909	786,275	493,884	1,797,856
Abandoned project costs	—	—	—	—	349,262
(Loss) profit before income taxes	(561,580)	(24,934)	(785,617)	194,376	(1,051,658)
Income tax provision	—	(10,041)	—	78,275	3,157
Net (loss) profit	$(561,580)	$(14,893)	$(785,617)	$116,101	$(1,054,815)
Net (loss) profit per share – basic and diluted	$(0.05)	$0.00	$(0.07)	$0.01	$(0.16)
Weighted average number of shares outstanding – basic and diluted	10,500,000	10,500,000	10,500,000	10,500,000	6,473,341

See accompanying notes to consolidated financial statements

2020 CHINACAP ACQUIRCO, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	January 1, 2009 to June 30, 2009	January 1, 2008 to June 30, 2008	August 21, 2006 (date of inception) to June 30, 2009 (Cumulative)
Cash Flows from Operating Activities
Net (loss) profit	$(785,617)	$116,101	$(1,054,815)
Adjustments to reconcile net (loss) profit to net cash (used in) provided by operating activities
Change in assets and liabilities:
Accrued expenses	209,608	124,884	623,752
Accrued income taxes	—	72,968	(2,000)
Interest receivable	1,248	—	—
Prepaid expenses	(1,442)	—	(17,775)
Net cash (used in) provided by operating activities	(576,203)	313,953	(450,838)
Net Cash provided by (used in) Investing Activities
Cash held in trust fund	438,094	(267,857)	(68,095,245)
Cash Flows from Financing Activities
Proceeds from issuance of common stock	—	—	25,000
Proceeds from the issuance of notes payable to stockholders	400,000	—	830,000
Proceeds from issuance of warrants	—	—	2,265,000
Gross proceeds from public offering	—	—	60,000,000
Gross proceeds from exercise of overallotment options in the offering	—	—	9,000,000
Proceeds from issuance of option	—	—	100
Payments to stockholders	—	(20,244)	(20,244)
Payments for underwriters’ discount and offering costs	—	(129,813)	(3,116,004)
Principal payments on notes payables	—	(127,291)	(130,000)
Net cash provided by (used in) financing activities	400,000	(277,348)	68,853,852
Net increase (decrease) in cash	261,891	(231,252)	307,769
Cash and cash equivalents, beginning of the period	45,878	269,040	—
Cash and cash equivalents, end of the period	$307,769	$37,788	$307,769
Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$—	$—	$542,879
Deferred offering costs advanced by stockholders	$—	$—	$20,244
Deferred underwriters’ fee	$—	$—	$2,415,000
Income Tax Paid	$—	$—	$—

See accompanying notes to consolidated financial statements

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 — Interim Financial Information

The consolidated financial statements at June 30, 2009 and for the period ended June 30, 2009 have been prepared by the Company and are unaudited. In the opinion of management, all adjustments (consisting of normal accruals and recurring items) have been made that are necessary to present fairly the financial position of 2020 ChinaCap Acquirco, Inc. (the “Company”) and its subsidiary as of June 30, 2009 and the results of their operations and cash flows for the periods ended June 30, 2009 and 2008. Operating results presented for the interim periods are not necessarily indicative of the results to be expected for any other interim period or for the full year.

These unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2009. The accounting policies used in preparing these unaudited consolidated financial statements are consistent with those described in such filing.

Note 2 — Organization, Business Operations and Summary of Significant Accounting Policies

2020 ChinaCap Acquirco, Inc. (the “Company”) was incorporated in Delaware on August 21, 2006 as a public acquisition company whose objective is to acquire an operating business that either: (1) is located in the People’s Republic of China, the Hong Kong Special Administrative Region or the Macau Special Administrative Region (collectively, “China”), (2) has its principal operations located in China, or, (3) in the view of the Board of Directors of the Company, would benefit from establishing operations in China. Upon formation, the authorized share capital was 3,000 shares of common stock with par value of $0.01 per share. According to the preorganization subscription agreement dated August 18, 2006 with the director and stockholder, the Company issued 100 shares of common stock with a par value of $0.01 per share to the stockholder at $1.00 each. On January 31, 2007, the stockholder and the director effected several changes to the Company’s corporate structure by consent in lieu of a special meeting, and amended its Certificate of Incorporation as follows:

•	Increased the number of the authorized shares of the Company’s common stock from 3,000 to 25,000,000, with par value of $0.0001 per share;
•	Authorized 1,000,000 shares of preferred stock, with par value of $0.0001 per share; and
•	Provided that, absent a duly authorized amendment to the Certificate of Incorporation upon the consummation of a Business Combination, the Company will continue in existence only to November 8, 2009.

In addition to effecting the proceeding amendments to the Company’s Certificate of Incorporation, the Company also issued an additional 1,874,900 shares of common stock with par value of $0.0001 per share for $24,900 by unanimous written consent in lieu of a special meeting of the Board of Directors dated as of January 31, 2007.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering. Although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business that has its principal operations located in China (“Business Combination”), there is no assurance that the Company will be able to successfully effect a Business Combination. Upon closing of the Offering, $7.92 per Unit of the proceeds from the Offering, net of all applicable discounts and commissions but inclusive of $0.28 per Unit in deferred underwriting compensation and the proceeds from the sale of the Insider Warrants (as defined below) were deposited and held in a trust account for the benefit of the Company. The corpus of the Trust Account is invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Organization, Business Operations and Summary of Significant Accounting Policies  – (continued)

its first Business Combination or (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements.

The Company’s executive officers and Dr. Jianming Yu, one of the Company’s directors, and certain entities controlled by these executive officers and Dr. Jianming Yu have agreed that they will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted or for products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1,350,000 of interest earned on the Trust Account balance, net of taxes, may be released to the Company to fund working capital requirements, of which $1,090,902 has been released to the Company as of June 30, 2009. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 1,875,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination that is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 29.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note 3).

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s Amended and Restated Certificate of Incorporation provides that if the Company is not able to complete a business combination by November 8, 2009, its corporate existence will cease, except for the process of winding up and liquidating. The Company incorporated a 100% owned BVI subsidiary, Exceed Company Limited (“Exceed”) on April 21, 2009 for the purpose of completing a business combination. Exceed is a limited company with 1,000 issued ordinary shares of $1 each. During the period, as more fully described under note 10, Exceed the wholly-owned subsidiary of the Company, along with the Company, has entered into an agreement to acquire a company in the People’s Republic of China.

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Organization, Business Operations and Summary of Significant Accounting Policies  – (continued)

On May 11, 2009, the Company issued a press release announcing that it and its wholly-owned subsidiary, Exceed, had entered into a definitive share purchase agreement (“Share Purchase Agreement”) with Windrace International Company Limited (“Windrace”). Windrace is one of the largest branded sportswear companies in China that is engaged in the design, manufacturing, trading and distribution of sporting goods, including footwear, apparel and accessories, in the People’s Republic of China (“PRC”). As a result of the transaction, Exceed will merge with the Company with Exceed as the surviving entity and Windrace will become a wholly-owned subsidiary of Exceed. Windrace’s current management team will remain in place to run the business following consummation of the acquisition.

Summary of Significant Accounting Policies

Development stage company:

The Company complies with the reporting requirements of Statements of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, referred to collectively as “the Group.” All significant intercompany accounts and transactions have been eliminated in consolidation.

Net (loss) profit per common share:

The Company complies with accounting and disclosure requirements of SFAS No. 128, “Earnings Per Share.” Net (loss) profit per common share is computed by dividing net (loss) profit by the weighted average number of common shares outstanding for the period. Except where the result would be antidilutive, net (loss) profit per share of common stock, assuming dilution, reflects the maximum potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and would then share in the net (loss) profit of the Company.

Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at June 30, 2009 had a total balance of $307,769. Although the balance slightly exceeded the Federal Depository Insurance Coverage of $250,000 through June 30, 2009, the Company has not experienced any loss on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates the carrying amounts represented in the balance sheet.

Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Organization, Business Operations and Summary of Significant Accounting Policies  – (continued)

Reclassification:

During the previous quarter ended March 31, 2009, the Company corrected the redemption obligation of common stock, subject to possible redemption and additional paid-in capital in accordance to the terms thereof. (See footnote 9 for additional information.) Under Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the quantitative and qualitative aspects of the adjustment and determined the correction was not material. There was no impact on the cash held in trust fund as of December 31, 2008, and the Company’s results of operations or cash flow statements for the fiscal year ended December 31, 2008.

Income taxes:

The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of December 31, 2007, December 31, 2008 and June 30, 2009. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2008 or June 30, 2009. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows. The Company currently files income tax returns in the United States, and is subject to tax examinations by tax authorities for tax years since inception in 2006.

Recently issued accounting standards:

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and for interim periods within those years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date of SFAS No. 157 for non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually), until fiscal years and interim periods beginning after November 15, 2008. The Company adopted FSP No. FAS 157-2 as of January 1, 2008 which deferred the application of FAS 157 for the non financial assets and liabilities to January 1, 2009.

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Organization, Business Operations and Summary of Significant Accounting Policies  – (continued)

In December 2007, FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS No. 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration and certain acquired contingencies. SFAS No. 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. This Statement shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this Statement for its fiscal year ending December 31, 2009.

In December 2007, FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin (“ARB”) No. 51. SFAS No. 160 requires that accounting and reporting for minority interests will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Management is currently evaluating the impact of the adoption of this statement; however, it is not expected to have a material impact on our financial position, results of operation or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires disclosures of how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for the company beginning January 1, 2009. The Company adopted SFAS No. 161 on January 1, 2009 and it is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

As a result of the recent credit crisis, on October 10, 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active. The FSP addresses how management should consider measuring fair value when relevant observable data does not exist. The FSP also provides guidance on how observable market information in a market that is not active should be considered when measuring fair value, as well as how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Adoption of this standard had no effect on our results of operations, cash flows or financial position.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company evaluated subsequent events after the balance sheet date of June 30, 2009 through the filing of this report with the SEC on August 14, 2009.

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 2 — Organization, Business Operations and Summary of Significant Accounting Policies  – (continued)

In June 2009, FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140.” SFAS 166 is applied to financial asset transfers on or after the effective date, which is January 1, 2010 for the Company’s financial statements. SFAS 166 limits the circumstances in which a financial asset may be de-recognized when the transferor has not transferred the entire financial asset or has continuing involvement with the transferred asset. The concept of a qualifying special-purpose entity, which had previously facilitated sale accounting for certain asset transfers, is removed by SFAS 166. The Company expects that adoption of SFAS 166 will not have a material effect on its financial position or results of operations.

In June 2009, FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” which deals with accounting for variable interest entities and is effective for reporting periods beginning after November 15, 2009. The amendments change the process for how an enterprise determines which party consolidates a variable interest entity (VIE) to a primarily qualitative analysis. SFAS 167 defines the party that consolidates the VIE (the primary beneficiary) as the party with (1) the power to direct activities of the VIE that most significantly affect the VIE’s economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. Upon adoption of SFAS 167, reporting enterprises must reconsider their conclusions on whether an entity should be consolidated and should a change result, the effect on net assets will be recorded as a cumulative effect adjustment to retained earnings. The Company expects that adoption of SFAS 167 will not have a material effect on its financial position or results of operations.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Note 3 — Public Offering

On November 15, 2007, the Company consummated the sale of 7,500,000 units (“Units”) at a price of $8.00 per Unit in the Offering. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.25 commencing on the later of (i) November 8, 2008 or (ii) the completion of a Business Combination with a target business, and expires on November 8, 2011. The Warrants are redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrants shall not be entitled to exercise such Warrants and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

On November 26, 2007, the underwriters of the Offering exercised their over-allotment option to the extent of 1,125,000 Units. The 8,625,000 Units sold in the Offering, including the 1,125,000 Units subject to the over-allotment option, were sold at an offering price of $8.00 per Unit, generating gross proceeds of $69,000,000, $68,090,685, including $2,265,000 of proceeds from the previously-announced private placement of the warrants issued to entities affiliated with the management team, has been placed in the Trust Account.

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 3 — Public Offering  – (continued)

The Company paid the underwriters in the Offering an underwriting discount of 3.5% of the gross proceeds of the Offering. The underwriters have agreed that an additional 3.5% of the underwriting discount will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination. The Company has also issued a unit purchase option for $100 to Morgan Joseph to purchase 550,000 Units at an exercise price of $10.00 per Unit. The Units issuable upon exercise of this option are identical to the Units offered in the Offering. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of this unit purchase option is approximately $1,657,226 ($3.01 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters is estimated as of the date of grant using the following assumptions: (1) expected volatility of 45.46%, (2) risk-free interest rate of 3.67%, and (3) expected life of 5 years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 4 — Deferred and Accrued Offering Costs

Deferred and accrued offering costs consist principally of legal fees, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering described in Note 2 and that were charged to stockholders’ equity upon the receipt of the capital raised.

The Company’s legal counsel agreed to cap legal fees due by the Company at the closing of the Offering to $350,000, provided that any excess fees shall be paid by the Company upon the completion of a Business Combination. Total legal fees payable included in accrued offering costs directly related to the Offering were $409,908 as of June 30, 2009 and December 31, 2008.

Upon completion of the Offering of 8,625,000 Units (including 1,125,000 Units pursuant to the underwriters’ over-allotment option sold on November 26, 2007) at a price of $8 per unit, the Company received net proceeds of approximately $68,240,685 from the Offering, after deducting offering expenses of approximately $5,439,315 which included underwriting discounts of $4,830,000. This amount includes $2,415,000 of the underwriting discounts and commissions due (deferred underwriters’ fees) which the underwriters have agreed will not be payable unless and until the Company consummates a Business Combination.

Note 5 — Notes Payable to Stockholders

In December 2006, the Company issued a $50,000 unsecured promissory note to one of its Initial Stockholders, who is also an officer and director of the Company. Under the terms of the note, as amended, the Company may reduce the amount of the note payable by offsetting any funds advanced by the Company to third parties at the direction of the lender. The amount of the note payable was reduced in this manner to $47,291 as of December 31, 2007. The note payable was non-interest bearing and was initially payable on the earlier of December 17, 2007 or the consummation of the Offering. On November 15, 2007, the holders of the $50,000 unsecured promissory note and the Company agreed to extend the repayment date of the unsecured promissory note to March 31, 2008. Due to the short-term nature of the note, the fair value of the note approximates its carrying amount.

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 5 — Notes Payable to Stockholders  – (continued)

In April 2007, the Company issued a $80,000 unsecured promissory note to 2020 International Capital Group Limited, the beneficial owner of a majority of the outstanding shares of stock of the Company at the time such promissory note was issued. The note payable was non-interest bearing and was payable on the earlier of April 5, 2008 or the consummation of the Offering. On November 15, 2007, the holders of the $80,000 unsecured promissory note and the Company agreed to change the repayment date of the unsecured promissory note to March 31, 2008.

Both notes were repaid in full by the Company on March 31, 2008.

In August 2008, December 2008, January 2009 and April 2009 the Company issued unsecured promissory notes of $150,000, $150,000, $200,000 and $200,000, respectively, to 2020 International Capital Group Limited, a company controlled by certain directors and executive officers of the Company. The notes payable are non-interest bearing and are due in August and December 2009, and January and April 2010, respectively, or at which time 2020 International Capital Group Limited demands full or partial payment of any balance outstanding. The proceeds from the notes have been used by the Company for working capital purposes.

Subsequent to June 30, 2009, the Company reached an agreement with 2020 International Capital Group Limited to extend the due date of the first $150,000 promissory note mentioned above from August 1, 2009 to December 31, 2009.

Note 6 — Related Party Transactions

Lease from Related Party

The Company presently occupies office space provided by a company owned by the Company’s Chairman of the Board, Chief Executive Officer and President. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as utilities, administrative, technology and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on November 8, 2007. The Company has incurred $45,000 for each of the six months ended June 30, 2009 and 2008, respectively, and $150,000 from August 21, 2006 (date of inception) to June 30, 2009.

Note 7 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of June 30, 2009, no preferred stock is issued or outstanding. The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock that participates in the proceeds of the Trust Account or that votes as a class with the Common Stock on a Business Combination.

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 8 — Income Tax

The components of the provision for income taxes are as follows:

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	August 21, 2006, (Date of Inception) to June 30, 2009 (Cumulative)
	(unaudited)	(unaudited)	(unaudited)
Current:
Federal taxes	$—	$66,087	$2,360
State taxes	—	12,188	435
Total provision for income taxes	$—	$78,275	$2,795

The total provision for income taxes differs from that amount which would be computed by applying the U.S. Federal income tax rate to income before provision for income taxes as follow:

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	August 21, 2006, (Date of Inception) to June 30, 2009 (Cumulative)
	(unaudited)	(unaudited)	(unaudited)
Statutory Federal income tax rate	$—	$34.00%	$34.00%
Effective Mass income tax rate	—	6.27%	6.27%
Effective income tax rate	$—	$40.27%	$40.27%

As of June 30, 2009, unused net operating losses equal to approximately $1,055,000 are available to offset federal taxable income for future years through 2028. SFAS 109 requires that the tax benefit of such net operating losses be recorded using current tax rates as an asset to the extent management assesses the utilization of such net operating losses to be more likely than not. Based on the Company’s current status as a special purpose acquisition company, the Company provided a full valuation allowance against the deferred tax asset at June 30, 2009.

Note 9 — Amount of Equity Subject to Possible Redemption

The Company is required to obtain shareholder approval for any business combination of a target business. In the event that public stockholders owning 30% or more of the shares sold in the Offering vote against a Business Combination, the Company will not proceed with a Business Combination if the public stockholders exercise their redemption rights. That is, the Company can still effect a Business Combination if the public stockholders owning up to approximately 29.99% of the shares sold in the Offering exercise their redemption rights.

This redemption obligation with respect to up to 29.99% of the shares sold in the Offering will exist regardless of how a Business Combination is structured. That is, the Company would be required to redeem up to an amount equal to the product of approximately 29.99% of the 8,625,000 ordinary shares sold in the Offering (or 2,586,638 ordinary shares) multiplied by an initial cash per-share redemption price of $7.92, per share, which amount represents $7.64 per share from the proceeds of the offering and $0.28 per unit of deferred underwriters’ fees. The actual per-share redemption price will be equal to the quotient of the amount in the Trust Account plus all accrued interest not previously released to the Company, as of two business days prior to the proposed consummation of the Business Combination, divided by 8,625,000 shares of common stock. However, the ability of stockholders to receive $7.92 per unit is subject to any valid claims by the Company’s creditors which are not covered by amounts held in the Trust Account or the indemnities provided by the Company’s officers and directors. The expected redemption price per share is greater than each stockholder’s initial pro rata share of the Trust Account of approximately $7.64 per share. Of the excess redemption

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 9 — Amount of Equity Subject to Possible Redemption  – (continued)

price, approximately $0.28 per share represents a portion of the underwriters’ contingent fee, which they have agreed to forego for each share that is redeemed. Accordingly, the total deferred underwriting compensation payable to the underwriters in the event of a business combination will be reduced by approximately $0.28 for each share that is redeemed. The balance will be paid from proceeds held in the Trust Account, which are payable to the Company upon consummation of a business combination. Even if less than 30% of the stockholders exercise their redemption rights, the Company may be unable to consummate a business combination if such redemption leaves the Company with funds insufficient to acquire or merge with a business with a fair market value greater than 80% of the Company’s net assets at the time of such acquisition, which would be in violation of a condition to the consummation of the Company’s initial business combination, and as a consequence, the Company may be forced to find additional financing to consummate such a business combination, consummate a different business combination or liquidate.

Accordingly, under the provision of EITF D-98, Classification and Measurement of Redeemable Securities, the Company has classified 29.99% of the net proceeds from the Offering, or $19,761,913, outside permanent equity.

During the quarter ended March 31, 2009, the Company corrected the overstatement of the Company’s redemption obligation of the common stock, subject to possible redemption and additional paid-in capital in accordance to the terms thereof. The overstatement amounted to approximately $724,000, which represents $0.28 per share of the 2,586,638 ordinary shares sold in the Offering. As a result, the Company’s redemption obligation was reduced by approximately $724,000, and additional paid-in capital was increased by the same amount. Under Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the quantitative and qualitative aspects of the adjustment and determined the correction was not material. There was no impact on the cash held in trust fund as of December 31, 2008, and the Company’s results of operations or cash flow statements for the fiscal year ended December 31, 2008. The effect of this change was to increase additional paid-in capital and decrease the redemption obligation by $724,000 as of December 31, 2008 in the accompanying balance sheet.

Note 10 — Agreement to Acquire Windrace International Company Limited

On May 11, 2009, the Company issued a press release announcing that it and its wholly-owned subsidiary Exceed, had entered into a definitive share purchase agreement with Windrace. Windrace is one of the largest branded sportswear companies in China that is engaged in the design, manufacturing, trading and distribution of sporting goods, including footwear, apparel and accessories, in the PRC. As a result of the transaction, Exceed will merge with the Company with Exceed as the surviving entity and Windrace will become a wholly-owned subsidiary of Exceed. Windrace’s current management team will remain in place to run the business following consummation of the acquisition.

Windrace designs, develops and engages in wholesale of footwear, apparel and accessories under its own brand, XIDELONG, in China. It is one of the leading PRC sports and leisurewear brands in China in terms of market share by sales revenue. Since operations began in 2002, Windrace has experienced significant growth in the mass market concentrated in the second and third tier cities in China and has established a market leading position as one of the top five PRC sportswear brands. Windrace has three principal categories of products: (i) footwear, which comprises running, leisure, basketball, skateboarding and canvas footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps. Windrace’s primary footwear offering is running footwear, which represented over 23% of total revenue in 2008, the market for which has been rapidly growing in China due to the increasing demand for lifestyle and leisure products and heightened interest in health consciousness among Chinese customers. Windrace’s footwear is primarily manufactured at its own production

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 10 — Agreement to Acquire Windrace International Company Limited  – (continued)

facility in Jinjiang, Fujian province, China. Products are sold through independent distributors who operate, directly or indirectly via third parties, retail stores and outlets.

A summary of the material items of acquisition was also stated in the Form S-4 filed with the Securities and Exchange Commission, as amended, containing a prospectus for the transactions contemplated by the merger agreement and a proxy for the special meeting of the Company’s stockholders to vote on the proposed business combination. The Company will not be able to mail the registration statement to its stockholders and schedule the special stockholder meeting to consider the business combination until the SEC declares the Form S-4 registration statement effective.

Note 11 — Commitments

The Company presently occupies office space provided by a company owned by the Company’s Chairman of the Board, Chief Executive Officer and President. Such entity has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as utilities, administrative, technology and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such entity $7,500 per month for such services commencing on November 8, 2007.

Pursuant to letter agreements between each of the Initial Stockholders, the Company and Morgan Joseph, the Initial Stockholders have waived their rights to receive distributions with respect to the 1,875,000 founding shares in the event the Company is liquidated in accordance with its Articles of Incorporation on November 8, 2009.

Note 12 — Subsequent Events

On July 27, 2009, Windrace entered into an Investment Agreement (the “Investment Agreement”) and an Escrow Agreement (the “Escrow Agreement”) with Wisetech Holdings Limited (“Wisetech”), Windtech Holdings Limited (“Windtech” and, collectively with Wisetech, the “Investors”) and Shuipan Lin, the CEO and a principal stockholder of Windrace (“Lin”). Pursuant to the terms of the Investment Agreement, the Investors will invest an aggregate of $30,000,000 in Windrace in two installments:

•	An initial investment of $2,500,000, paid into escrow pursuant to the Escrow Agreement.
•	A subsequent investment of $27,500,000 payable upon the closing of the Investment Agreement (the “Closing”).

The Closing of the Investment Agreement is conditioned upon the satisfaction of the conditions for closing the transactions contemplated by the Purchase Agreement. On the Closing, Exceed shall issue to the Investors that number of Exceed ordinary shares equal to $27,500,000 divided by $7.58 per share. On the date being six months after the date of the Closing, Windrace shall sell to the Investors up to 2,500,000 warrants for the purchase of common stock of the Company (“Warrants”), which Windrace has purchased in the open market. The sale of Warrants to the Investors shall be paid for using the initial investment installment of $2,500,000. In the event that less than 2,500,000 Warrants are sold to the Investors or there is a residual balance of the initial investment installment after the sale of the Warrants to the Investors, Exceed shall issue to the Investors that number of Exceed ordinary shares equal to the balance of unused funds divided by $7.58 per share. The maximum amount of Exceed ordinary shares issuable to the Investors assuming no purchase of Warrants by the Investors, is 3,957,784 shares ($30,000,000/$7.58).

On July 27, 2009, the Company, Exceed, Windrace and the Sellers entered into a Supplemental Agreement to Agreement for Sale and Purchase of Windrace (the “Supplemental Agreement”) amending the Purchase Agreement in two respects:

2020 CHINACAP ACQUIRCO, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 12 — Subsequent Events  – (continued)

The Supplemental Agreement limits the maximum number of New Investor Shares (as defined below) issuable under the Purchase Agreement to approximately 3,957,784 shares. The Purchase Agreement provided that if, subsequent to the execution of the Purchase Agreement, Windrace sells to third parties, and has received consideration for, any of its ordinary shares, at closing Exceed will issue to such third parties Exceed ordinary shares (the “New Investor Shares”). The Supplemental Agreement further provides that the amount of shares to be issued to such new shareholders will be equal to the aggregate amount paid for shares of Windrace divided by the lowest of the closing price of the Company on each of the last trading days of March, April and May 2009, which is determined to be $7.58 per share.

The Supplemental Agreement also provides that the Sellers, who will control Exceed upon the consummation of the transactions contemplated by the Purchase Agreement, will cause Exceed to promptly register for resale under the federal securities laws all outstanding ordinary shares of Exceed excluding the shares that will be held in escrow at closing.

FINANCIAL STATEMENTS

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)
(Incorporated in the Cayman Islands with limited liability)

For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONTENTS

Pages
Independent Auditor’s Report	F-35
Audited Financial Statements
Consolidated Income Statements for the Six Months Ended June 30, 2009 and 2008 (Unaudited) and the Years Ended December 31, 2008, 2007 and 2006	F-36
Consolidated Statements of Comprehensive Income for the Six Months Ended June 30, 2009 and 2008 (Unaudited) and the Years Ended December 31, 2008, 2007 and 2006	F-37
Consolidated Balance Sheets as of June 30, 2009 and 2008 (Unaudited) and December 31, 2008, 2007 and 2006	F-38
Consolidated Statements of Changes in Equity for the Six Months Ended June 30, 2009 and 2008 (Unaudited) and the Years Ended December 31, 2008, 2007 and 2006	F-39
Consolidated Cash Flow Statements for the Six Months Ended June 30, 2009 and 2008 (Unaudited) and the Years Ended December 31, 2008, 2007 and 2006	F-42
Notes to Financial Statements	F-43

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders of
Windrace International Company Limited and its subsidiaries

We have audited the accompanying consolidated balance sheets of Windrace International Company Limited (“the Company”) and its subsidiaries (collectively the “Group”) as of December 31, 2008, 2007 and 2006, and the related consolidated income statements, statements of changes in equity, comprehensive income and cash flow statements for each of the three years in the period ended December 31, 2008.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and International Standards on Auditing. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement in all material respects. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audits also included performing such other procedures as we considered necessary in the circumstances.

We believe that our audits provide a reasonable basis for our opinion.

Opinion

In our opinion, the accompanying consolidated balance sheets and the related income statements, statements of changes in equity, comprehensive income and cash flow statements present fairly, in all material respects, the consolidated financial position of Windrace International Company Limited and its subsidiaries as of December 31, 2008, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Crowe Horwath LLP

Sherman Oaks, California
May 14, 2009

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED INCOME STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

		Six months ended June 30			Year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
Sales	5	119,534	816,840	1,017,352	1,820,282	1,296,402	687,569
Cost of sales		(84,842)	(579,767)	(743,959)	(1,323,262)	(959,526)	(511,068)
Gross profit		34,692	237,073	273,393	497,020	336,876	176,501
Other income and gains	5	41	278	309	1,188	889	235
Selling and distribution costs		(10,880)	(74,351)	(91,995)	(225,752)	(137,077)	(76,560)
Administrative expenses		(2,955)	(20,186)	(15,177)	(29,205)	(29,984)	(15,541)
Aborted IPO expenses	6	—	—	—	(31,382)	—	—
Research and development expenses		(1,907)	(13,034)	(8,395)	(17,649)	(12,784)	(5,489)
Finance costs	7	(2,528)	(17,277)	(6,418)	(23,511)	(1,352)	(1,332)
PROFIT BEFORE TAX	8	16,463	112,503	151,717	170,709	156,568	77,814
Tax	10	(85)	(578)	(582)	(2,181)	(21,783)	(9,974)
PROFIT FOR THE PERIOD ATTRIBUTABLE TO EQUITY HOLDERS OF THE COMPANY		16,378	111,925	151,135	168,528	134,785	67,840
Earnings per share attributable to equity holders of the Company	24	0.18	1.22	1.64	1.83	1.47	0.74

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Profit for the period	16,378	111,925	151,135	168,528	134,785	67,840
Other comprehensive income for the period:
Exchange differences on translation of financial statements of overseas subsidiaries	412	2,818	3,394	3,180	840	464
Total comprehensive income for the period attributable to equity holders of the company	16,790	114,743	154,529	171,708	135,625	68,304

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED BALANCE SHEETS
June 30, 2009 and 2008 (Unaudited) and the Years Ended
December 31, 2008, 2007 and 2006

		As of six months ended June 30			As of year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
NON-CURRENT ASSETS
Property, plant and equipment	12	40,874	279,310	283,321	286,644	284,785	110,012
Prepaid land lease payments	13	4,349	29,721	30,472	30,099	30,845	29,157
Total non-current assets		45,223	309,031	313,793	316,743	315,630	139,169
CURRENT ASSETS
Inventories	14	9,532	65,137	84,127	86,060	50,283	50,515
Trade receivables	15	66,651	455,461	196,656	284,795	141,663	84,005
Prepayments, deposits and other receivables	6	867	5,923	30,767	5,421	2,710	6,031
Pledged bank deposits	16	—	—	—	2,300	19,000	7,750
Cash and bank balances	17	32,771	223,940	126,187	120,068	67,725	14,714
Total current assets		109,821	750,461	437,737	498,644	281,381	163,015
CURRENT LIABILITIES
Trade and bills payables	18	24,576	167,941	127,718	127,581	123,326	75,865
Deposits received, other payables and accruals	19	13,730	93,825	42,416	68,378	44,691	27,667
Interest-bearing bank borrowings	20	12,146	83,000	—	20,000	28,000	17,000
Due to a director	21	529	3,614	—	890	82,547	82,503
Tax payable		85	578	305	268	3,220	3,138
Preferred shares	22	39,504	269,953	272,432	272,432	—	—
Total current liabilities		90,570	618,911	442,871	489,549	281,784	206,173
NET CURRENT ASSETS/(LIABILITIES)		19,251	131,550	(5,134)	9,095	(403)	(43,158)
Net assets		64,474	440,581	308,659	325,838	315,227	96,011
EQUITY
Issued share capital	23	1	8	8	8	1	10
Reserves	25	64,473	440,573	308,651	325,830	315,226	96,001
Total equity		64,474	440,581	308,659	325,838	315,227	96,011

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

	Issued share capital	Capital reserve	Other reserve	Statutory surplus fund	Exchange fluctuation reserve	Retained profits	Total reserves	Total equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(note 23)	(note (i))	(note (ii))	(note (iii))	(note (iv))
At January 1, 2006	10	—	—	1,659	160	25,878	27,697	27,707
Total comprehensive income for the year	—	—	—	—	464	67,840	68,304	68,304
Transfer to statutory surplus fund	—	—	—	7,315	—	(7,315)	—	—
At December 31, 2006 and January 1, 2007	10	—	—	8,974	624	86,403	96,001	96,011
Total comprehensive income for the year	—	—	—	—	840	134,785	135,625	135,625
Reversal of issued share capital of a subsidiary pursuant to the Group Reorganization	(10)	—	—	—	—	—	—	(10)
Capital contribution to a subsidiary	1	83,600	—	—	—	—	83,600	83,601
At December 31, 2007	1	83,600	—	8,974	1,464	221,188	315,226	315,227
At December 31, 2007 and January 1, 2008	1	83,600	—	8,974	1,464	221,188	315,226	315,227
Total comprehensive income for the year	—	—	—	—	3,180	168,528	171,708	171,708
Capital contribution from an equity holder of the Company	—	28,400	—	—	—	—	28,400	28,400
Issue of shares of the Company	7	—	—	—	—	—	—	7
Issue of preferred shares (Note 22)	—	—	(189,504)	—	—	—	(189,504)	(189,504)
Transfer to statutory surplus fund	—	—	—	19,299	—	(19,299)	—	—
At December 31, 2008	8	112,000	(189,504)	28,273	4,644	370,417	325,830	325,838
Total comprehensive income for the period	—	—	—	—	2,818	111,925	114,743	114,743
Transfer to statutory surplus fund	—	—	—	13,154	—	(13,154)	—	—
At June 30, 2009 (unaudited)	8	112,000	(189,504)	41,427	7,462	469,188	440,573	440,581

	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
A June 30, 2009 (unaudited)	1	16,390	(27,732)	6,062	1,093	68,660	64,473	64,474

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (continued)
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

Notes:

(i)	The capital reserve at December 31, 2007 of RMB83,600,000 represents the excess of the consideration received from the equity holder of a subsidiary over the nominal value of the issued capital of a subsidiary pursuant to the Group Reorganization (as explained in Note 1 to the financial statements).

The additional to capital reserve of RMB28,400,000 during 2008 represents a contribution from an equity holder of the Group pursuant to an agreement dated March 28, 2008 whereby the equity holder agreed to pay the contribution if the audited profit after tax of the Group for 2007 had an increase of more that 70% when compared to that for 2006.

(ii)	The other reserve represents distribution to certain holders of the Company pursuant to a share purchase agreement on March 28, 2008 (Note 22).
(iii)	In accordance with the relevant regulations applicable in the PRC, subsidiaries established in the PRC are required to transfer a certain percentage of their statutory annual profits after tax (after offsetting any prior years’ losses), if any, to the statutory surplus fund until the balance of the fund reaches 50% of their respective registered capital. Subject to certain restrictions as set out in the relevant PRC regulations, the statutory surplus fund may be used to offset against accumulated losses of the respective PRC subsidiaries. The amount of the transfer is subject to the approval of the board of directors of the respective PRC subsidiaries.
(iv)	Exchange fluctuation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations. This reserve is dealt with in accordance with the accounting policy in Note 2.1.

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED CASH FLOW STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

		Six months ended June 30			Year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before tax:		16,463	112,503	151,717	170,709	156,568	77,814
Adjustments for:
Interest income	5,8	(41)	(278)	(309)	(788)	(259)	(134)
Finance costs	7	2,528	17,277	6,418	23,511	1,352	1,332
Forfeiture of deposit for the proposed land purchase transaction	8	—	—	—	—	—	4,966
Loss on write-off of items of property, plant and equipment	8	—	—	—	97	307	—
Loss on disposal of items of property, plant and equipment	8	28	189	—	—	4	—
Depreciation of property, plant and equipment	8	1,176	8,037	7,436	15,300	11,420	1,892
Amortization of prepaid land lease payments	8	55	378	373	746	746	122
Operating cash flows before working capital charges		20,209	138,106	165,635	209,575	170,138	85,992
(Increase)/decrease in inventories		3,062	20,923	(33,844)	(35,777)	232	(18,323)
Increase in trade receivables		(24,975)	(170,666)	(54,993)	(143,132)	(57,658)	(43,985)
(Increase)/decrease in prepayments, deposits and other receivables		(74)	(505)	(28,057)	(2,711)	3,365	13,718
Decrease/(increase) in pledged bank deposits		337	2,300	19,000	16,700	(11,250)	(7,750)
Increase in trade and bills payables		5,906	40,360	4,392	4,255	47,461	46,192
Increase/(decrease) in deposits received, other payables and accruals		1,405	9,599	(7,723)	1,892	17,030	11,544
Cash generated from operations		5,870	40,117	64,410	50,802	169,318	87,388
Interest paid		(158)	(1,080)	(969)	(1,716)	(1,352)	(1,332)
PRC taxes paid		(39)	(268)	(3,497)	(5,133)	(21,701)	(7,850)
Net cash inflow from operating activities		5,673	38,769	59,944	43,953	146,265	78,206

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(Formerly Known as XDLong International Company Limited)

CONSOLIDATED CASH FLOW STATEMENTS (continued)
For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
and the Years Ended December 31, 2008, 2007 and 2006

		Six months ended June 30			Year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB$’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of items of property, plant and equipment	12	(131)	(894)	(5,973)	(17,256)	(187,390)	(101,815)
Proceeds from disposal of items of property, plant and equipment		—	—	—	—	886	—
Additions to prepaid land lease payments	13	—	—	—	—	(2,483)	(28,768)
Increase in investment in subsidiary		—	—	—	—	(9)	—
Interest received	5,8	41	278	309	788	259	134
Net cash outflow from investing activities		(90)	(616)	(5,644)	(16,468)	(188,737)	(130,449)
CASH FLOWS FROM FINANCING ACITIVITIES
Capital contributions from equity holders of the Company		—	—	28,472	28,400	82,335	—
Proceeds from issue of ordinary shares		—	—	—	—	1	—
Proceeds from issue of preferred shares	22	—	—	85,135	85,135	—	—
New bank loans		13,244	90,500	11,000	20,000	28,000	17,000
Repayment of bank loans		(4,024)	(27,500)	(39,000)	(28,000)	(17,000)	(27,000)
Increase/(decrease) in amount due to a director		400	2,732	(81,973)	(81,083)	883	71,488
Exchange realignment		—	—	566	—	—	—
Net cash inflow from financing activities		9,620	65,732	4,200	24,452	94,219	61,488
NET INCREASE IN CASH AND CASH EQUIVALENTS		15,203	103,885	58,480	51,937	51,747	9,245
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD		17,570	120,068	67,725	67,725	14,714	5,469
Effect of foreign exchange rate changes		(2)	(13)	(18)	406	1,264	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD		32,771	223,940	126,187	120,068	67,725	14,714
ANALYSIS OF BALANCES OF CASH AND CASH EQUIVALENTS
Cash and bank balances	17	32,771	223,940	126,187	120,068	67,725	14,714

The accompanying notes form part of these financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

1. CORPORATE INFORMATION AND BASIS OF PRESENTATION

Corporate information:

Xdlong International Company Limited (“Xdlong”) is a limited liability company incorporated in the Cayman Islands. Xdlong’s registered office is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, and its principal place of business is situated at Xidelong Industrial Zone, Jinjiang, Fujian Province, People’s Republic of China. Pursuant to a group reorganization effective April 28, 2008, Xdlong became the holding company of certain subsidiaries, as described below. Pursuant to a special resolution passed on April 28, 2009, Xdlong changed its name to Windrace International Company Limited. Unless the context indicates otherwise, the “Company” refers to Windrace International Company Limited and its subsidiaries, as described below, as the “Group.” Mr, Lin Shuipan and Ms. Chen Xiayu continues to govern the financial and operating policies and activities of such entities following ownership interest held by third parties since March 2008. Accordingly, such entities were under the common control of Mr. Lin Shuipan and Ms. Chen Xiayu for all periods presented herein.

Basis of presentation

The reorganization of the Group involved a combination of entities under the common control of Mr. Lin Shuipan and Ms. Chen Xiayu. Accordingly, under paragraphs 10 through 13 of IFRS 3, “Business Combinations” (“IFRS 3”), a combination of entities under common control is deemed to be outside the scope of IFRS 3. Since the reorganization of the Group did not result in any change in the effective control of the Group or the relative shareholder interests before and after the reorganization, the accompanying financial statements have been prepared on a consolidated basis at historical cost for all periods presented. On this basis, the Company has been treated as the holding company of its subsidiaries for all periods presented.

The consolidated income statements, consolidated statements of changes in equity and consolidated cash flow statements of the Group include the results of operations and cash flows of its subsidiaries now comprising the Group and have been prepared as if the current group structure had been in existence as of the beginning of the each of the six months ended June 30, 2009 and 2008 and the three years ended December 31, 2008, 2007 and 2006 (the “Relevant Periods”), or since the respective dates of their incorporation or establishment, whichever is shorter. The consolidated balance sheets of the Group as of June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006 have been prepared to present the assets and liabilities of the Group as of the respective dates as if the current group structure had been in existence at those dates.

All intra-group transactions and balances have been eliminated upon consolidation.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

1. CORPORATE INFORMATION AND BASIS OF PRESENTATION  – (continued)

During the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006, the Company had direct or indirect equity interests in the following subsidiaries, the particulars of which are set out below, as a result of which the Company had the ability to direct the financial and operating policies of each of the entities, and thus had effective control over such entities:

Name	Place and date of incorporation or establishment/operation	Nominal value of issued ordinary share/registered capital	Percentage of equity attributable to the Company		Principal activities
			Direct	Indirect
XDLong Investment Holding Limited (“XDLong Investment”)	British Virgin Islands 17 August 2007	US$100	100	—	Investment holding
Hei Dai Lung Group Company Limited (“XDLong HK”)	Hong Kong 5 November 2003	HK$10,000	—	100	Investment holding
Xidelong (China) Co., Ltd. (“XDLong China”) (note (i) and (ii))	PRC 13 April 2004	HK$180,000,000	—	100	Manufacture and sale of sportswear
Fujian Xidelong Sports Goods Co., Ltd. (“XDLong Fujian”) (note (i) and (iii))	PRC 26 September 2001	HK$25,000,000	—	100	Manufacture and sale of sportswear

Notes:

(i)	These entities are wholly foreign-owned enterprises and limited liability companies established in the PRC.
(ii)	The registered capital of XDLong China is HK$180,000,000 and was fully paid as of May 6, 2008.
(iii)	The registered capital of XDLong Fujian is HK$25,000,000 and was fully paid as of June 13, 2008.
(iv)	Functional and reporting currency of XDLong China and XDLong Fujian, the operating subsidiaries of the Group, is RMB.

2.1. PRINCIPAL ACCOUNTING POLICIES

Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board (“IASB”). All IFRSs effective for the accounting periods commencing from January 1, 2009, 2008, 2007 and 2006, together with the relevant transitional provisions, have been adopted by the Group in the preparation of the financial statements throughout the Relevant Periods.

The financial statements have been prepared under the historical cost convention and in accordance with the accounting policies set forth below and with IFRSs. The financial statements are presented in Renminbi (“RMB”) with all values rounded to the nearest thousand unless otherwise indicated.

For the convenience of reader, certain 2009 RMB amounts included in the accompanying consolidated financial statements have been translated into U.S. dollars at the rate of US$1.00 = RMB6.8335, the rate at June 30, 2009 from Bloomberg. No representation is made that RMB amounts could have been, or could be, converted into U.S. dollars at that rate or at any other certain rate on June 30, 2009, or at any other date.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

2.1. PRINCIPAL ACCOUNTING POLICIES  – (continued)

The financial statements as of June 30, 2009 and 2008 and for the periods ended June 30, 2009 and 2008 have been prepared by the Group and are unaudited. In the opinion of management, all adjustments (consisting of normal accrual and recurring items) necessary to present fairly the financial position of the Group as of June 30, 2009 and 2008 and the results of its operations and its cash flows for the periods ended June 30 2009 and 2008, have been made. Operating results presented for the interim periods are not necessarily indicative of the results to be expected for any other interim periods or for the respective years.

Subsidiaries

A subsidiary is an entity whose financial and operating policies the Group controls, directly or indirectly, so as to obtain benefits from its activities.

Related parties

A party is considered to be related to the Group if:

(a)	the party, directly or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with, the Group; (ii) has an interest in the Company that gives it significant influence over the Group; or (iii) has joint control over the Group;
(b)	the party is a member of the key management personnel of the Group;
(c)	the party is a close member of the family of any individual referred to in (a) or (b);
(d)	the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (b) or (c); or
(e)	the party is a post-employment benefit plan for the benefit of the employees of the Group, or of any entity that is a related party of the Group.

Impairment of non-financial assets

Where an indication of impairment exists, or when annual impairment testing for an asset is required (other than inventories, deferred tax assets and financial assets), the asset's recoverable amount is estimated. An asset's recoverable amount is the higher of the asset's or cash-generating unit's value in use and its fair value less costs to sell, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, in which case the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is charged to the consolidated income statements in the period in which it arises.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss of an asset is reversed only if there has been a change in the estimates used to determine the recoverable amount of that asset, but not to an amount higher than the carrying amount that would have been determined (net of any depreciation/amortization) had no impairment loss been recognized for the asset in prior periods. A reversal of such impairment loss is credited to the consolidated income statements in the period in which it arises.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

2.1. PRINCIPAL ACCOUNTING POLICIES  – (continued)

Property, plant and equipment and depreciation

Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and any impairment losses.

The costs of property, plant and equipment comprise purchase prices and any directly attributable costs of bringing the assets to their working condition and location for intended use. Expenditures incurred after property, plant and equipment have been put into operation, such as repairs and maintenance, are normally charged to the consolidated income statements in the period in which they are incurred. In situations where it can be clearly demonstrated that the expenditures have resulted in increases in the future economic benefits expected to be obtained from the use of property, plant and equipment, and where the costs can be measured reliably, the expenditures are capitalized as additional costs of the assets or as replacements.

Depreciation is calculated on the straight-line basis to reduce the costs of property, plant and equipment to their residual value over estimated useful lives. The estimated useful lives used for this purpose are as follows:

Buildings	Over the shorter of lease terms or 20 years
Leasehold improvements	5 years
Plant and machinery	5 to 10 years
Motor vehicles	5 years
Furniture, fixtures and office equipment	5 years

Where components of property, plant and equipment have different useful lives, the costs are allocated on a reasonable basis among the components and each component is depreciated separately.

Residual values, useful lives and the depreciation method are reviewed by management, and adjusted, if appropriate, at each balance sheet date.

Property, plant and equipment are derecognized upon disposal or when no future economic benefits are expected from their use or disposal. Any gains or losses on disposal or retirement recognized in the consolidated income statements in the year the assets are derecognized are the differences between the net sales proceeds and the carrying amount of the relevant assets.

Construction in progress represents buildings under construction, which is stated at cost less any impairment losses, and is not depreciated. Cost comprises the direct costs of construction during the period of construction. Construction in progress is reclassified to the appropriate category of property, plant and equipment when completed and ready for use.

Research and development costs

All research and development costs are charged to the consolidated income statements as incurred.

Expenditures incurred on projects to develop new products are capitalized or deferred only when the Group can demonstrate the technical feasibility of completed products so that they will be available for internal use or sale, the Group has the intention and its ability to complete, use or sell the assets, the assets are expected to generate future economic benefits, resources are available for the Group to complete the projects and the Group has the ability to measure reliably the expenditures during the development stage. Product development expenditures which do not meet these criteria are expensed when incurred.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

2.1. PRINCIPAL ACCOUNTING POLICIES  – (continued)

Financial assets

Financial assets within the scope of IAS 39 “Financial Instruments: Recognition and Measurements” are classified as loans and receivables. When financial assets are recognized initially, they are measured at fair value. The Group assesses whether a financial asset contains an embedded derivative when the Group first becomes a party to it and whether the embedded derivatives is required to be recognized separately from their host financial asset when the analysis shows that the economic characteristics and risks of the embedded derivatives are not closely related to those of the host financial asset. Reassessment only occurs if there is a change in the terms of the financial asset that significantly modifies the cash flows that would otherwise be required under the financial asset.

The Group determines the classification of financial assets upon the initial recognition and, where allowed and appropriate, re-evaluates the classification at the balance sheet date reported.

All regular way purchases and sales of financial assets are recognized on the trade dates, that is, the dates when the Group commits to purchase or sell the assets. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are subsequently carried at amortized cost using the effective interest method less any allowance for impairment. Amortized cost is calculated taking into account any discount or premium on acquisition and includes fees that are an integral part of the effective interest rate and transaction costs. Gains and losses are recognized in the consolidated income statements when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Impairment of financial assets

The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets are impaired.

Assets carried at amortized cost

If there is objective evidence that impairment loss on loans and receivables carried at amortized cost has occurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate (i.e., the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced either directly or through the use of an allowance account. The amount of the impairment loss is recognized in the consolidated income statements in the period when it occurs. Loan and receivables together with any associated allowances are written off when there is no realistic prospect of future recovery.

If, subsequent to the recognition of the impairment loss, management determines that the amount of the impairment loss has decreased and the decrease can be attributed objectively to an event occurring after the impairment is recognized, the previously recognized impairment loss is reversed by adjusting the allowance account in the consolidated income statements in the period when the reversal is recognized, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date.

In relation to trade receivables, an impairment allowance is made when there is objective evidence (such as the probability of insolvency, significant financial difficulties of the debtor or significant changes in the technological, market economic or legal environment that have an adverse effect on the debtor) that the Group

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

2.1. PRINCIPAL ACCOUNTING POLICIES  – (continued)

will not be able to collect all of the amounts due under the original terms of an invoice. The carrying amount of the receivables is reduced through the use of an allowance account. Impaired receivables are derecognized when they are assessed as uncollectible.

Derecognition of financial assets

A financial asset (or, when applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized where:

•	the rights to receive cash flows from the asset have expired;
•	the Group retains the rights to receive cash flows from the asset, but has assumed an obligation to pay the assets in full without material delay to a third party under a “pass-through” arrangement; or
•	the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group's continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and a recognition of a new liability, and the difference between the carrying amounts of existing and new financial liabilities is recognized in the consolidated income statements.

Financial liabilities at amortized cost (including interest-bearing loans and borrowings)

Financial liabilities including trade and bills payables, interest-bearing borrowings and other monetary liabilities are initially stated at fair value less directly attributable transaction costs and subsequently measured at amortized cost, using the effective interest method unless the effect of discounting would be immaterial, in which case they are stated at cost. The related interest expense is recognized in finance costs in the consolidated income statements.

Gains and losses are recognized in the consolidated income statements when the liabilities are derecognized as well as through the amortization process.

Inventories

Inventories are stated at the lower of cost and net realizable value after making due allowances for obsolete or slow moving items. Cost is calculated using the weighted average cost method and comprises all costs incurred in bringing the inventories to their present location and condition.

Net realizable value is based on the estimated selling prices less any estimated costs to be incurred for completion of the production process and disposal upon delivery of finished goods to distributors.

When inventories are sold, the carrying amount of those inventories is recognized as cost of sales in the period in which the related sales are recognized.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

2.1. PRINCIPAL ACCOUNTING POLICIES  – (continued)

Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Where the Group is the lessee, rentals payable under the operating leases are charged to the consolidated income statements on the straight-line basis over the lease terms.

Prepaid land lease payments

Prepaid land lease payments under PRC land use right arrangements are initially stated at cost and subsequently amortized on the straight-line basis over the lease terms.

Cash and cash equivalents

For the purpose of the consolidated cash flow statements, cash and cash equivalents comprise cash on hand and demand deposits, and short-term, highly liquid investments that are readily convertible into known amounts of cash, are subject to an insignificant risk of changes in value, and have a short maturity of generally within six months when acquired, less bank overdrafts which are repayable on demand and form an integral part of the Group's cash management.

For the purpose of the consolidated balance sheets, cash and bank balances comprise cash on hand and at banks, including term deposits, which are not restricted as to use.

Provisions

A provision is recognized when a present obligation (legal or constructive) has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation.

When the effect of discounting is material, the amount recognized for a provision is the present value at the balance sheet date of the future expenditures expected to be required to settle the obligation. The increase in the discounted present value amount arising from the passage of time is included in finance costs in the consolidated income statements.

Income tax

Income tax comprises current and deferred tax. Income tax is recognized in the consolidated income statements, or in equity if it relates to items that are recognized in the same or a different period directly in equity.

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authority.

Deferred tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•	where the deferred tax liability arises from goodwill or from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
•	in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

2.1. PRINCIPAL ACCOUNTING POLICIES  – (continued)

Deferred tax assets are recognized for all deductible temporary differences, carryforward of unused tax credits and tax losses, to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, and the unused tax credits and unused tax losses can be utilized, except:

•	where the deferred tax asset relating to the deductible temporary differences arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
•	in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are only recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and future taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and, where appropriate, reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax assets to be utilized. Conversely, previously unrecognized deferred tax assets are reassessed at each balance sheet date and are recognized to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. The expected rates are projected based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Deferred tax assets and liabilities are offset when the Group has a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Revenue Recognition

Revenue is recognized when there is probable economic benefits to the Group and when the revenue can be measured reliably, on the following bases:

(a)	from sale of goods, when the significant risks and rewards of ownership have been transferred to the buyer, provided that the Group maintains neither managerial involvement to the degree usually associated with ownership, nor effective control over the goods sold; which usually occurs when the product is sold and delivered to the distributors with all transportation and handling costs for delivery of products borne and paid directly by the distributors, and
(b)	interest income, on an accrual basis using the effective interest method by applying the rate that discounts the estimated future cash receipts through the expected life of the financial instruments to their net carrying amount.

In addition, the Group utilizes preliminary purchase orders received from consultations with customers at sales fairs to prepare sales estimates and formulate production schedules for upcoming seasons. Purchase order quantities may be subsequently adjusted upward or downward by amounts ranging from 10% to 15% before finalization. Once a purchase order is finalized, the Group re-confirms the delivery schedule of sales orders with each distributor before shipment. Distributors are invoiced and sales are recognized by the Group only at the time that products are ultimately delivered to distributors.

Although the Group’s policy is to recognise product returns as a reduction of revenue, the Group has not deemed it necessary to accrue for returns at the time when sales are recorded, as the Group has not had any

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

2.1. PRINCIPAL ACCOUNTING POLICIES  – (continued)

significant product returns or similar claims. Management periodically reviews this matter and will consider making such accruals, when there are indications of significant sales returns or similar claims in future periods.

Although the Group accepts returns of defective products from distributors, distributors generally choose to sell any defective products at a discount rather than to return such defective products to the Group. Since distributors are required to comply with the Group’s pricing policy, prior written consent must be obtained from the Group before any products are sold at a discount to the suggested retail price, which is determined on a case-by-case basis. The Group does not provide any compensation to distributors for defective products. To date, the number and value of defective products has been minimal.

The Group does not have any arrangements with distributors to accept returns of out-of-season stock. When in-season new products arrives, the current products on shelves become out-of-season stock.

The Group does not provide volume-based discount programs or discounts for early payment.

The Group closely monitors inventories and sales by distributors by requiring distributors to provide monthly inventory reports since 2008 and quarterly inventory reports prior to 2008, and by reviewing local market condition reports provided by the Group’s regional sales managers. The monitoring of market information through the regional sales managers assists the Group in collecting sales and inventory data to arrange production schedules and maintain optimum inventory levels. The Group also carries out random on-site inspections of distributors and authorised retail stores to track inventories and sales performance.

The Group encourages distributors to clear their out-of-season inventory levels. An authorised retailer with excess inventory at the end of a season may attempt to sell such excess inventory through regular and special end-of-season sales. Since distributors must strictly comply with the Group’s suggested retail pricing policy, prior written consent must be obtained from the Group before a distributor may conduct any promotional events or sell any of the Group’s products to consumers at a discount to the suggested retail price. The distributors bear the costs of any sales discounts and the Group is not required to provide credits or subsidies to distributors for their seasonal clearance activities.

In order to facilitate the operation and development of its business, including promoting brand recognition and building a nationwide brand image, the Group provides selective industry-standard post-sales assistance and guidance to distributors, including training of distributors’ employees and promotional equipment and marketing brochures. Distributors are required to sell the Group’s products on an exclusive basis to be eligible for such assistance and guidance.

To encourage distributors to expand sales to authorised retail stores and to create a uniform high-quality store image nationwide, the Group provides certain build-out and renovation subsidies to qualified authorised retail stores. Depending on the category of the authorised retail stores, the Group has different sets of criteria and standards for determining whether a store qualifies for the subsidies, including location, size and rent for the authorised retail stores, as well as compliance with the Group’s standards.

Build-out and renovation subsidies are provided to distributors who have qualified authorised retail stores within their designated sales regions. Where a particular authorised retail store is operated by a third-party retailer, such subsidies are provided to the retailer through the distributor.

Such subsidies are granted and paid when a new or renovated store is approved, and are charged to operations when payments are made. The Company provided subsidies of RMB32,258,000 and RMB40,266,000 for the six months ended June 30, 2009 and 2008 and RMB71,522,000, RMB34,699,000 and

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

2.1. PRINCIPAL ACCOUNTING POLICIES  – (continued)

RMB22,765,000, for the years ended December 31, 2008, 2007 and 2006, respectively. These amounts were included in selling and distribution costs.

Finance costs

Finance costs are recognized as expenses in the consolidated income statements in the period in which they are incurred.

Purchasing, receiving and warehousing costs

Costs incurred in purchasing, receiving and warehousing of raw materials and finished goods are charged to cost of sales.

Government grants

Government grants are recognized at their fair value where there is reasonable assurance that the grants will be received and the Group is able to comply all conditions attached to the grants. When a grant relates to an expense item, it is recognized as income over the period that matches the period over which the related expense is incurred. Where the grant relates to an asset, the fair value is deducted from the carrying amount of the asset and released to the consolidated income statements by way of a reduced depreciation charge.

Employee benefits

Pension schemes

The employees of the Group's subsidiaries which operate in Mainland China are required to participate in publicly administered pension schemes operated by the local municipal government. The subsidiaries are required to contribute certain percentages of their payroll costs to the central pension schemes. The Group has no further payment obligations once the contributions have been paid. The contributions are charged to the consolidated income statements as they become payable in accordance with the rules of the central pension scheme.

Other benefits

The Group contributes on a monthly basis to defined contribution housing, medical and other benefit plans organized by the PRC government. The PRC government assumes the obligations to all existing and retired employees under these plans. Contributions to these plans by the Group are expensed as incurred. The Group has no further obligations beyond the required contributions under these plans.

Foreign currencies

These financial statements are presented in RMB. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions are initially recorded using the functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rates of exchange prevailing at the balance sheet date. All differences at settlement from the initial recognition are taken to the consolidated income statements. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

The functional currencies of certain overseas subsidiaries are currencies other than RMB. As of the balance sheet date, the assets and liabilities of these entities are translated into the presentation currency of the Group at exchange rates ruling at the balance sheet date and, their income statements are translated into RMB

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

2.1. PRINCIPAL ACCOUNTING POLICIES  – (continued)

at the weighted average exchange rates for the period. The resulting exchange differences are included in a separate component of equity, the exchange fluctuation reserve. On disposal of a foreign entity, the deferred cumulative amount recognized in equity relating to that particular foreign operation is recognized in the consolidated income statements.

For the purpose of the consolidated cash flow statements, the cash flows of foreign subsidiaries are translated into RMB at the exchange rates prevailing at the dates of the cash flows. Frequently recurring cash flows of overseas subsidiaries which arise throughout the period are translated into RMB at the weighted average exchange rates for the period.

2.2. IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in the financial statements.

IFRS 3 (Revised)	Business Combination(1)
IAS 27 (Revised)	Consolidated and Separate Financial Statements(1)
IAS 39 Amendments	Amendments to IAS 39 Financial Instruments: Recognition and Measurement — Eligible Hedged Items(1)
IAS 39 and IFRIC 9 Amendments	Amendments to IFRIC 9 “Reassessment of Embedded Derivatives” and IAS 39 “Financial Instruments: Recognition and Measurement”(2)

Apart from the above, the IASB has also issued Improvements to IFRSs* which sets out amendments to a number of IFRSs primarily with a view to removing inconsistencies and clarify wording.

(1)	Effective for annual periods beginning on or after July 1, 2009
(2)	Effective for annual periods beginning on or after June 30, 2009
*	Improvements to IFRSs contains amendments to IFRS 5, IAS38, IFRS 2, IFRIC Int 9, IFRIC Int 16 (all effective for annual periods beginning on or after July 1, 2009) and IAS 1, IAS 7, IAS 17, IAS 36, IAS39, IFRS 5 and IFRS 8 (all effective for annual periods beginning on or after January 1, 2010).

The Group is in the process of assessing the impact of these new and revised IFRSs upon initial application. So far, it has concluded that these new and revised IFRSs are unlikely to have a significant impact on the Group's results of operations and financial position upon adoption.

3. SIGNIFICANT ACCOUNTING JUDGEMENT AND ESTIMATES

In the process of applying the Group’s accounting policies, management has made estimates and assumptions in determining certain amounts recognized in the financial statements, some of the estimates and assumptions are based on expected outcome of future events. These estimates may not necessarily be indicative of the actual outcome. The significant estimates and assumptions are discussed below.

Accounting treatment of preferred shares

The Group recognized a financial liability during the year ended December 31, 2008 in respect of the obligation to repay the GS Investor (as defined in Note 22) pursuant to a redemption option granted to the GS Investor. The Group’s management has assessed the terms of the Subscription Agreement and the Share Purchase Agreement (as defined in Note 22) and the related facts and circumstance, and concluded that the funds contributed by the GS Investor should be classified as a financial liability. The financial liability was

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

3. SIGNIFICANT ACCOUNTING JUDGEMENT AND ESTIMATES  – (continued)

recognized initially at fair value plus transaction costs that are directly attributable to the financial liability. After initial recognition, the financial liability is measured at amortized cost using the effective interest method.

Useful lives of property, plant and equipment

The Group determines the estimated useful lives and related depreciation charges for its property, plant and equipment based on the historical experience of the actual useful lives of property, plant and equipment of similar nature and functions. Management will revise the depreciation period where actual useful lives are different from those previously estimated, it will write off or write down the value of obsolete or non-strategic assets that have been abandoned.

Net realizable value of inventories

Net realizable value of inventories is the estimated selling price in the ordinary course of business less estimated selling expenses. The net realizable value is estimated based on the current market conditions and historical experience of selling merchandise of similar nature. The estimates can change significantly as a result of changes in customer taste or competitor actions. The Group reassesses these estimates at each balance sheet date.

Impairment allowances for trade and other receivables

The Group estimates the impairment allowances for trade and other receivables by assessing the collectability of the receivables based on the related customers’ credit history and prevailing market conditions. Allowances are applied to trade and other receivables where events or changes in circumstances indicate that the balances may not be collectible. Where the expectation is different from the initial estimate, the difference is recognized as an impairment loss in the period in which such estimate is changed. The Group reassesses the impairment allowances at each balance sheet date.

Historically, the Group has no experience of bad debts. All the customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and the Group has the sole discretion to cease business with customers who fail to pay within the credit period. Despite the recent fluctuations in the economic environment since the second half of 2008, we have closely monitored the trade receivables balance overdue 30 days and assessed the intention of the repayment from the distributors.

We will not make any provision of the overdue balance if (1) we have continuous trading with the distributor; (2) we receive continuous repayment from the distributor; and (3) we have no dispute on the overdue balance with the distributor.

The Group will make full provision on such balances if they are considered not recoverable by the Group.

Up to July 2009, all the distributors were able to settle all trade receivable balance on time and no balance was past due, there is no indication of deterioration in the creditworthiness of the Group’s distributor.

4. SEGMENT INFORMATION

The Group is principally engaged in the manufacture and sale of sportswear, including footwear, apparel and accessories. All of the Group’s products are of a similar nature and subject to similar risks and returns. Accordingly, the Group’s operating activities are attributable to a single business segment. The Group considers that the major product lines (being footwear, apparel and accessories) can be combined as a single business segment as they exhibit similar long term financial performance and they are similar in terms of

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

4. SEGMENT INFORMATION – (continued)

product nature, production process, customer type and class, and distribution method. This treatment is in accordance with paragraphs 9 and 34 of IAS14.

In addition, the Group’s revenue, expenses, assets and liabilities and capital expenditures are predominantly attributable to a single geographical region, which is the PRC. Therefore, no analysis of business or geographical segment is presented.

5. SALES, OTHER INCOME AND GAINS

Sales, which is also the Group's turnover, represents the net invoiced value of goods sold during the Relevant Periods.

An analysis of sales, other income and gains is as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Sales
Manufacture and sale of sportswear:
Footwear	64,453	440,436	514,707	923,061	673,777	376,721
Apparel	53,833	367,870	483,649	857,203	598,122	300,958
Accessories	1,248	8,534	18,996	40,018	24,503	9,890
	119,534	816,840	1,017,352	1,820,282	1,296,402	687,569
Other income and gains
Bank interest income	41	278	309	788	259	134
Subsidy income from the PRC government*	—	—	—	400	630	101
	41	278	309	1,188	889	235

*	There are no unfulfilled conditions or contingencies relating to these subsidies.

6. ABORTED IPO EXPENSES

In 2008, the Group applied for initial public offering (“IPO”) on the Hong Kong Stock Exchange for capital raising to fund business expansion. On July 3, 2008, the Group decided not to proceed with its Hong Kong IPO due to the unfavorable market condition. The expenses related to the professional charges incurred for the IPO, including RMB 9.3 million prepayments as of June 30, 2008, was charged to the consolidated statement of income during the year ended December 31, 2008.

7. FINANCE COSTS

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Interest on bank loans wholly repayable within one year	158	1,080	969	1,716	1,352	1,332
Interest on preferred shares (Note 22)	2,370	16,197	5,449	21,795	—	—
	2,528	17,277	6,418	23,511	1,352	1,332

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

8. PROFIT BEFORE TAX

The Group's profit before tax is arrived at after charging/(crediting):

		Six months ended June 30			Year ended December 31
	Notes	2009	2009	2008	2008	2007	2006
		US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
		(Unaudited)	(Unaudited)	(Unaudited)
Included in cost of sales
Cost of inventories sold*		84,842	579,767	743,959	1,323,262	959,526	511,068
Included in selling and distribution expenses
Depreciation of property, plant and equipment	12	17	113	94	198	151	14
Employee benefits expenses (including directors' remuneration — note 9):
Wages and salaries		721	4,925	4,177	6,319	4,237	2,757
Pension scheme contributions**		99	676	491	1,125	477	307
		837	5,714	4,762	7,642	4,865	3,078
Included in administrative expenses
Depreciation of property, plant and equipment	12	397	2,714	2,641	5,360	4,300	506
Employee benefits expenses (including directors’ remuneration — note 9):
Wages and salaries		587	4,012	2,566	5,034	6,875	4,548
Pension scheme contributions**		55	378	274	602	895	576
		1,039	7,104	5,481	10,996	12,070	5,630
Minimum lease payments under operating leases in respect of production facilities and office premises*		51	346	22	373	750	—
Auditors' remuneration		53	360	270	286	110	70
Amortization of prepaid land lease payments	13	55	378	373	746	746	122
Forfeiture of deposit for the proposed land purchase transaction		—	—	—	—	—	4,966
Loss on write-off of items of property, plant and equipment		—	—	—	97	307	—
Loss on disposal of items of property, plant and equipment		28	189	—	—	4	—
Included in research and development expenses
Depreciation of property, plant and equipment	12	27	183	—	30	—	—
Employee benefits expenses (including directors’ remuneration — note 9):
Wages and salaries		403	2,755	2,691	3,844	4,384	2,904
Pension scheme contributions**		51	350	257	587	429	243
		481	3,288	2,948	4,461	4,813	3,147
Other research and development expenses		1,426	9,746	5,447	13,188	7,971	2,342
Included in other income and gains
Interest income		(41)	(278)	(309)	(788)	(259)	(134)

*	The cost of inventories sold mainly includes approximately RMB34,966,000, RMB29,251,000, RMB63,445,000, RMB51,514,000 and RMB35,073,000 for each of the six months ended June 30, 2009 and 2008 (unaudited) and the three years ended December 31, 2008, 2007 and 2006, respectively, relating to direct staff cost of RMB33,320,000, RMB27,363,000, RMB58,617,000, RMB44,603,000, RMB30,809,000, pension scheme contributions of RMB6,977,000, RMB5,194,000, RMB12,131,000, RMB8,705,000, RMB5,799,000, depreciation of the manufacturing facilities of RMB5,027,000,

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

8. PROFIT BEFORE TAX  – (continued)

RMB4,702,000, RMB9,712,000, RMB6,969,000, RMB1,372,000 and operating lease payments of nil, nil, nil, RMB3,750,000, RMB4,500,000 for production facilities during the respective periods.
**	As of June 30, 2009 and 2008 (unaudited), December 31, 2008, 2007 and 2006, the Group had no forfeited contributions available to reduce its contributions to the pension schemes in future years.

9. DIRECTORS' REMUNERATION

Details of directors’ remuneration are as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Other emoluments:
Salaries, bonuses, allowances and benefits in kind	125	754	606	1,445	582	471
Pension scheme contributions	1	4	8	17	15	12
	126	758	614	1,462	597	483
	126	758	614	1,462	597	483

There was no arrangement under which a director waived or agreed to waive any remuneration during the Relevant Periods.

During the Relevant Periods, no remuneration was paid by the Group to any of the directors of the Group as an inducement to join or upon joining the Group or as compensation for loss of office.

The Group's remuneration policies are formulated based on the performance of individual employees and are reviewed regularly. Subject to the Group's profitability, the Group may also provide discretionary bonuses to its employees as an incentive for their contribution to the Group. The primary goal of the remuneration policy with regard to the remuneration packages of the Group's executive directors is to enable the Group to retain and motivate executive directors by linking their compensation with performance as measured against corporate objectives achieved.

The principal elements of the Group's executive directors remuneration packages include basic salaries and discretionary bonuses.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

10. TAX

No tax provision for Hong Kong profits has been made as the Group did not generate any assessable profits arising in Hong Kong during the Relevant Periods. Taxes on profits assessable in the PRC have been calculated at the prevailing rates, based on existing legislation, interpretations and practices in respect thereof.

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Current tax – Mainland China Charge for the period	85	578	582	2,181	21,783	9,974

According to the Income Tax Law of the PRC for Foreign Investment Enterprises and Foreign Enterprises and as approved by relevant PRC tax authorities, XDLong Fujian, a foreign-invested enterprise, was exempted from the PRC corporate income tax for its first two profitable years, commencing from January 1, 2003, and thereafter is entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years from January 1, 2005 to December 31, 2007. The applicable tax rate for XDLong Fujian is 27% from the date of incorporation to December 31, 2007.

XDLong China, a foreign-invested enterprise, was also exempted from the PRC corporate income tax for its first two profitable years, commencing from January 1, 2008, and thereafter is entitled to a 50% reduction in the PRC corporate income tax for the subsequent three years from January 1, 2010 to December 31, 2012. No provision for the PRC corporate income tax has been made for XDLong China in 2006 and 2007 as it has not yet generated any assessable profits.

Under the new PRC Corporate Income Tax Law (the ''New Corporate Income Tax Law'') and its Implementation Rules (effective on January 1, 2008), the PRC corporate income tax rate for domestic-invested and foreign-invested enterprises is unified to 25%. Also, a foreign-invested enterprise established before the New Corporate Income Tax Law was promulgated is entitled to foreign-invested enterprise income tax holiday and can continue to enjoy the existing tax holiday until its expiration subject to a 5-year period restriction. Consequently, XDLong China can continue to enjoy its tax holiday, commencing from its first profitable year but expiring within 5 years from January 1, 2008. With effect from January 1, 2008, the applicable tax rate for XDLong Fujian and XDLong China is 25%.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

10. TAX  – (continued)

A reconciliation of the tax expense applicable to profit before tax using the applicable statutory rates for the jurisdictions in which the Company and the majority of its subsidiaries operated to the tax expense at the effective tax rates are as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Profit before tax	16,463	112,503	151,717	170,709	156,568	77,814
Tax at the applicable rates (note)	4,350	29,941	38,373	47,334	42,273	21,010
Tax exemption due to tax holidays	(4,812)	(32,885)	(38,826)	(54,191)	(27,228)	(12,468)
Tax effect of expenses not deductible for taxation purposes	547	3,522	1,035	9,039	11	2
Tax losses not recognized	—	—	—	—	6,727	1,430
Tax charge at the Group's effective rate	85	578	582	2,181	21,783	9,974

Note:	Prior to January 1, 2008, the Group operated solely in China and the applicable tax rate was 27%. The applicable tax rates from January 1, 2008 were a mix of 25% and 17.5% for entities operating in China and Hong Kong respectively.

The Group had the following estimated unused tax losses, which will expire as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Year of expiration
2007	—	—	—	—	—	—
2008	—	—	—	—	—	—
2009	—	—	—	—	—	—
2010	4	29	29	29	29	29
2011	209	1,430	1,430	1,430	1,430	1,430
2012	984	6,727	6,727	6,727	6,727	—
	1,197	8,186	8,186	8,186	8,186	1,459

No deferred tax asset has been recognised in respect of tax losses due to unpredictability of future profit streams and the fact that utilization of these losses is subject to approval by the tax authority in the PRC.

There is no difference between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and there is no taxable difference arising on investments in subsidiaries. Accordingly, there is no deferred tax liability at the balance sheet dates.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

11. RELATED PARTY TRANSACTIONS

The Group had the following material transactions with related parties during the Relevant Periods:

(a)	Mr. Lin Shuipan, a director of the Company, has guaranteed certain bank loans and bills payables made available to the Group up to RMB30,000,000 during the two years ended December 31, 2007, as further detailed in Note 20 to the financial statements. The personal guarantee provided by Mr. Lin Shuipan expired upon repayment of the respective bank loans and bills payables by the Group in 2008.
(b)	Mr. Lin Shuipan, a director of the Company, and Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan, have guaranteed certain bank loans and bills payables made available to the Group up to RMB60,000,000 during the three years ended December 31, 2008 and as of June 30, 2009, as further detailed in Note 20 to the financial statements. The personal guarantee provided by Mr. Lin Shuipan and Ms. Chen Xiayu will expire upon repayment of the respective bank loans and bills payables by the Group in 2010.
(c)	Mr. Lin Shuipan granted the Group an exclusive license to use certain design patents in respect of the Group’s products at nil consideration from October 1, 2001 to September 30, 2007. These patents are registered in the name of Mr. Lin Shuipan in the PRC and were used by the Group during the license period. The license expired on September 30, 2007.
(d)	The Group entered into an agreement with Professor Sun Yining, a non-executive director of the Company, on September 6, 2007. Pursuant to the agreement, Professor Sun Yining was appointed as a brand spokesperson of the Group for a term of two years from September 6, 2007. The annual remuneration to Professor Sun Yining comprises RMB200,000 cash payment and RMB20,000 in-kind payment of the Group's products, which has been included as directors' remuneration disclosed in Note 8 to the financial statements. The agreement will expire in September 2009.
(e)	Details of remuneration to the executive directors of the Group are disclosed in Note 9 to the financial statements:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Short term employee benefits	125	754	606	1,445	582	471
Post-employment benefits	1	4	8	17	15	12
Total compensation paid to key management personnel	126	758	614	1,462	597	483
(f)	Details of the outstanding balance due to a director as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006 are disclosed in Note 21 to the financial statements.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

12. PROPERTY, PLANT AND EQUIPMENT

	Buildings	Leasehold improvements	Plant and machinery	Motor vehicles	Furniture, fixtures and office equipment	Construction in progress	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Cost:
As of January 1, 2006	—	—	13,282	2,151	280	—	15,713
Additions	—	—	222	—	293	101,300	101,815
As of December 31, 2006 and January 1, 2007	—	—	13,504	2,151	573	101,300	117,528
Additions	—	—	9,537	1,092	194	176,567	187,390
Written off	—	—	(1,456)	—	(219)	—	(1,675)
Disposals	—	—	(3,984)	—	(69)	—	(4,053)
Transfers	277,867	—	—	—	—	(277,867)	—
As of December 31, 2007 and January 1, 2008	277,867	—	17,601	3,243	479	—	299,190
Additions	8,120	183	7,682	349	922	—	17,256
Written off	—	—	(345)	—	—	—	(345)
As of December 31, 2008 and January 1, 2009	285,987	183	24,938	3,592	1,401	—	316,101
Additions	—	—	237	—	657	—	894
Disposals	—	(182)	—	—	(29)	—	(211)
Exchange realignment	—	(1)	—	—	(1)	—	(2)
As of June 30, 2009 (unaudited)	285,987	—	25,175	3,592	2,028	—	316,782
Accumulated depreciation:
As of January 1, 2006	—	—	4,453	1,093	78	—	5,624
Provided during the year	—	—	1,436	408	48	—	1,892
As of December 31, 2006 and January 1, 2007	—	—	5,889	1,501	126	—	7,516
Provided during the year	9,378	—	1,557	325	160	—	11,420
Written off	—	—	(1,227)	—	(141)	—	(1,368)
Disposals	—	—	(3,134)	—	(29)	—	(3,163)
As of December 31, 2007 and January 1, 2008	9,378	—	3,085	1,826	116	—	14,405
Provided during the year	12,534	16	2,157	410	183	—	15,300
Written off	—	—	(248)	—	—	—	(248)
As of December 31, 2008 and January 1, 2009	21,912	16	4,994	2,236	299	—	29,457
Provided during the period	6,435	3	1,291	162	146	—	8,037
Written off	—	(19)	—	—	(3)	—	(22)
As of June 30, 2009 (unaudited)	28,347	—	6,285	2,398	442	—	37,472
Carrying amount:
As of December 31, 2006	—	—	7,615	650	447	101,300	110,012
As of December 31, 2007	268,489	—	14,516	1,417	363	—	284,785
As of December 31, 2008	264,075	167	19,944	1,356	1,102	—	286,644
As of June 30, 2008 (unaudited)	262,237	141	19,044	1,472	427	—	283,321
As of June 30, 2009 (unaudited)	257,640	—	18,890	1,194	1,586	—	279,310

	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
As of June 30, 2009 (unaudited)	37,703	—	2,764	175	232	—	40,874

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

12. PROPERTY, PLANT AND EQUIPMENT  – (continued)

The Group's buildings are situated in Mainland China and are held on land under medium term leases (lease with a term less than 50 years).

As of June 30, 2009, certain of the Group's buildings with unaudited carrying amount of approximately RM249,733,000 (June 30, 2008: RMB106,985,000 (unaudited); December 31, 2008: RMB104,361,000; December 31, 2007 and December 31,2006: Nil) were pledged to secure general banking facilities granted to the Group (Note 19).

13. PREPAID LAND LEASE PAYMENTS

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Carrying amount at January 1	4,499	30,745	31,491	31,491	29,754	6,074
Additions	—	—	—	—	2,483	28,768
Forfeiture of deposit paid	—	—	—	—	—	(4,966)
Recognized during the period	(55)	(378)	(373)	(746)	(746)	(122)
Carrying amount at June 30/ December 31	4,444	30,367	31,118	30,745	31,491	29,754
Current portion included in prepayments, deposits and other receivables	(95)	(646)	(646)	(646)	(646)	(597)
Non-current portion	4,349	29,721	30,472	30,099	30,845	29,157

The Group's prepayment of land use rights premiums is for medium term land located in Mainland China.

As of June 30 2009 and 2008, and December 31, 2008, 2007 and 2006, land use rights with carrying amount of approximately RMB30,157,000 (unaudited), and RMB 12,048,000 (unaudited), RMB11,924,000, RMB5,830,000 and RMB5,952,000, respectively, were pledged to secure general banking facilities granted to the Group (Note 20).

XDLong China owned and occupied a parcel of land with an aggregate site area of approximately 38,784 square meters together with buildings on such land. The buildings consist of the Group’s production facility, a research and development center, an office facility, staff quarters, and recreation center and sports facility, with an aggregate gross floor area of approximately 99,024 square meters. The Group has obtained the land use rights certificate in relation to the land and the property ownership certificates for the buildings. The land use rights were granted for industrial use for a term of 50 years from December 25, 2006.

XDLong Fujian owns a parcel of land located within the Group’s production complex in Jinjiang which has an aggregate site area of approximately 15,277 square meters. Pursuant to the State-owned Land Use Right Transfer Contract, construction on this land was required to commence by February 28, 2006. However, XDLong Fujian did not commence construction by such date because the Group decided to construct its production facilities on another larger parcel of land owned by XDLong China. Currently, the Group has plans to construct additional production facilities on the XDLong Fujian parcel of land. XDLong Fujian is applying to relevant local government agency for postponing construction on the land. However, there is a risk that the local government may repossess the land before XDLong Fujian obtains an approval to postpone construction. On May 14, 2008, XDLong Fujian applied to the relevant local government agency for the approval to postpone construction on the land. The local government agency has verbally confirmed that the local government

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

13. PREPAID LAND LEASE PAYMENTS  – (continued)

does not intend to repossess the parcel of land held for use by XDLong Fujian, or otherwise cancel the underlying contract. Management of the Group has concluded that the possibility of incurring an impairment in value or loss of land use is remote. Management based its conclusion on the fact that the local government has been advised that the Group intends to commence construction on the parcel of land and that local government officials have provided verbal assurances that they do not intend to take punitive action for the Group’s failure to commence construction. Consistent with the objectives of the local government, the construction of the additional production facilities in the Jinjiang area will inject capital into the local economy and result in an expansion of the Group’s local workforce. The carrying amounts of this piece of land were RMB5,645,000 (unaudited), RMB5,768,000 (unaudited), RMB 5,707,000, RMB 5,829,000 and RMB5,952,000 respectively as of June 30, 2009 and 2008, and December 31, 2008, 2007 and 2006, respectively.

14. INVENTORIES

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Raw materials	1,228	8,393	5,984	4,273	4,642	2,395
Work in progress	895	6,120	5,383	5,327	8,252	4,003
Finished goods	7,409	50,624	72,760	76,460	37,389	44,117
	9,532	65,137	84,127	86,060	50,283	50,515

15. TRADE RECEIVABLES

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Trade receivables	66,651	455,461	196,656	284,795	141,663	84,005
Allowance for doubtful debts	—	—	—	—	—	—
	66,651	455,461	196,656	284,795	141,663	84,005

The Group's trading terms with its customers are mainly on credit. The credit period is generally for a period of two months to its customers. Starting from 2009, the Group has extended the credit period up to four months to its customers as the duration of the renewal for distribution agreement has been extended for three years from one year.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

15. TRADE RECEIVABLES  – (continued)

An aging analysis of the Group's trade receivables as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, based on the invoice date, is as follows:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Within 60 days	46,218	315,833	196,656	184,424	141,663	58,484
61 to 90 days	18,330	125,260	—	90,415	—	9,730
91 to 180 days	2,103	14,368	—	9,956	—	10,408
181 to 360 days	—	—	—	—	—	5,383
	66,651	455,461	196,656	284,795	141,663	84,005

An aging of trade receivables as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, that were neither past due nor impaired or past due but not impaired, is as follows:

	Neither past due nor impaired	Past due but not impaired
		Less than 30 days	31 to 120 days	Over 120 days	Sub-total	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
December 31, 2006	58,484	9,730	10,408	5,383	25,521	84,005
December 31, 2007	141,663	—	—	—	—	141,663
December 31, 2008	184,424	90,415	9,956	—	100,371	284,795
June 30, 2008 (unaudited)	196,656	—	—	—	—	196,656
June 30, 2009 (unaudited)	455,461	—	—	—	—	455,461

	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000
June 30, 2009 (unaudited)	66,651	—	—	—	—	66,651

Receivables that were neither past due nor impaired relate to customers with no recent history of default.

Receivables that were past due but not impaired relate to a number of independent customers that have a good repayment record with the Group. Based on past experience, the directors of the Company are of the opinion that no impairment allowance is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable. The Group does not hold any collateral or other credit enhancements over these balances.

The carrying amounts of trade receivables approximate their fair values.

16. PLEDGED BANK DEPOSITS

The pledged bank deposits were used to secure the bills payables by the Group (Note 18).

17. CASH AND BANK BALANCES

The cash and bank balances of the Group denominated in RMB amounted to RMB223,742,000 (unaudited), RMB104,544,000 (unaudited), RMB118,673,000, RMB67,353,000 and RMB14,714,000 as of June 30,2009 and 2008 and December 31, 2008, 2007 and 2006, respectively. RMB is not freely convertible

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

17. CASH AND BANK BALANCES  – (continued)

into other currencies, however, under Mainland China's Foreign Exchange Control Regulations and Administration of Settlement, Sale and Payment of Foreign Exchange Regulations, the Group is permitted to exchange RMB for other currencies through banks authorized to conduct foreign exchange business.

Cash at banks earns interest at floating rates based on daily bank deposit rates. The bank balances and pledged bank deposits (Note 16) are deposited with creditworthy banks with no recent history of default. The carrying amounts of cash and bank balances approximate their fair values.

18. TRADE AND BILLS PAYABLES

An aging analysis of the Group's trade and bills payables as of June 30,2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, based on the invoice date, is as follows:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Within 90 days	24,576	167,941	127,718	116,081	85,326	59,145
91 to 180 days	—	—	—	—	—	718
181 to 360 days	—	—	—	—	—	—
Over 360 days	—	—	—	—	—	502
Trade payables	24,576	167,941	127,718	116,081	85,326	60,365
Bills payables	—	—	—	11,500	38,000	15,500
Trade and bills payables	24,576	167,941	127,718	127,581	123,326	75,865

The trade payables are non-interest-bearing and are normally settled on 30- to 90-day terms. Starting from 2009, the credit period has been extended up to four months by the suppliers as the duration of agreements with the Group’s contract manufacturers has been extended to two years. The carrying amounts of trade and bills payables approximate their fair values.

Bills payables as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006 were secured by pledged bank deposits (Note 16) and certain personal and corporate guarantees (Note 20).

19. DEPOSITS RECEIVED, OTHER PAYABLES AND ACCRUALS

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Deposits received	1,683	11,500	11,500	11,500	11,000	11,000
Accrued liabilities	2,955	20,202	17,482	14,009	17,161	14,654
Accrued IPO expenses	2,317	15,831	—	16,435	—	—
Accrued SPAC deal cost	178	1,217	—	—	—	—
Accrued interest on preferred shares	5,531	37,793	5,449	21,795	—	—
Construction cost payables	—	—	—	—	8,336	—
Value added tax payables	1,066	7,282	7,985	4,639	8,194	2,013
	13,730	93,825	42,416	68,378	44,691	27,667

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

19. DEPOSITS RECEIVED, OTHER PAYABLES AND ACCRUALS  – (continued)

Other payables and value added tax payables are non-interest-bearing and have an average term of three months.

The carrying amount of deposits received, other payables and accruals approximate their fair value.

Deposits received primarily relate to deposits made by distributors in accordance with the distributorship agreements. Each distributor must pay the Group a fixed sum of RMB500,000 as security for the performance of their obligations under the distributorship agreement. The Group has the right not to refund the deposit to the distributors if they do not comply with the terms stipulated in the distributorship agreements. The Group will refund the deposit to a distributor upon the expiration of the distributorship agreement should either party decides not to renew the agreement. During the term of the distribution agreement, the Group has the right to terminate the distribution agreement, at its sole discretion and at anytime, if the distributions cannot meet certain sales target and payment requirements. Accordingly, management considers it more appropriate to classify the deposits from our distributors as a current liability.

20. INTEREST-BEARING BANK BORROWINGS

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Current
Bank loans – secured and repayable within one year	12,146	83,000	—	20,000	28,000	17,000

	As of six months ended June 30				As of year ended December 31
	2009		2008		2008		2007		2006
	Maturity date	RMB’000 (Unaudited)	Maturity date	RMB’000 (Unaudited)	Maturity date	RMB’000	Maturity date	RMB’000	Maturity date	RMB’000
Current
Bank loans – secured and repayable	Jan 31, 10	5,000		—	June 14, 09	20,000	Feb 12, 08	4,000	Feb 28, 08	8,000
	May 7, 10	20,000		—		—	Jan 14, 08	4,000	Jul 31, 08	5,000
	May 31, 10	10,000		—		—	Mar 5, 08	3,000	Aug 3, 08	4,000
	Jun 7, 10	8,000		—		—	Jun 30, 08	5,000		—
	Jun 17, 10	6,000		—		—	Aug 7, 08	2,000		—
	Jun 17, 10	34,000		—		—	Oct 23, 08	3,000		—
		—		—		—	Nov 27, 08	7,000
		83,000		—		20,000		28,000		17,000

The above bank loans were denominated in RMB. The bank loans bore fixed interest rates ranging from 5.58% to 7.02% per annum for the year ended December 31, 2006, from 7.34% to 8.892% per annum for the year ended December 31, 2007, and at 7.47% per annum for the year ended December 31, 2008, from 7.52% to 8.89% per annum for the six months ended June 30, 2008 and from 5.31% to 6.37% per annum for the six months ended June 30, 2009. Because of the short maturity, the carrying amounts of current bank loans approximate their fair values.

The bank loans and bills payables of RMB17,000,000 and RMB15,500,000 (Note 18), respectively, as of December 31, 2006 were secured by:

(i)	personal guarantee of RMB30,000,000 from Mr. Lin Shuipan (Note 11 (a));

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

20. INTEREST-BEARING BANK BORROWINGS  – (continued)

(ii)	personal guarantees of RMB34,000,000 from independent third parties, namely Mr. Ding Yongchui, Mr. Ding Chundi and Mr. Lin Huozhi;
(iii)	corporate guarantees of RMB22,000,000 from independent third parties, namely Jinjiangshi Modern Times Color Pring Co., Ltd and Fujian Jinjiang Mars Shoes Material Co., Ltd; and
(iv)	mortgages over certain land use rights of the Group situated in Mainland China (Note 13).

The personal and corporate guarantees from independent third parties and the personal guarantee provided by Mr. Lin Shuipan expired upon repayment of the respective bank loans and bills payables by the Group in 2007.

The bank loans and bills payables of RMB28,000,000 and RMB38,000,000 (Note 18), respectively, as of December 31, 2007 were secured by:

(i)	personal guarantee of RMB30,000,000 from Mr. Lin Shuipan (Note 11 (a));
(ii)	personal guarantees of RMB22,000,000 from independent third parties, namely; Mr. Ding Yongchui and Mr. Lin Huozhi;
(iii)	corporate guarantee of RMB20,000,000 from XDLong China;
(iv)	corporate guarantees of RMB22,000,000 from independent third parties, namely Jinjiangshi Modern Times Color Pring Co., Ltd and Fujian Jinjiang Mars Shoes Material Co., Ltd; and
(v)	mortgages over certain land use rights of the Group situated in Mainland China (Note 13).

The personal and corporate guarantees from independent third parties and the personal guarantee provided by Mr. Lin Shuipan expired upon repayment of the respective bank loans and bills payables by the Group in 2008.

The bank loans and bills payables of RMB20,000,000 and RMB11,500,000 (Note 18), respectively, as of December 31, 2008 were secured by:

(i)	personal guarantee of RMB60,000,000 from Mr. Lin Shuipan (Note 11 (b)) and Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan; and
(ii)	mortgages over certain buildings and land use rights of the Group situated in Mainland China (Notes 12 and 13).

The personal guarantees provided by Mr. Lin Shuipan and Ms. Chen expired upon repayment of the respective bank loans and bills payables by the Group in June 2009.

The bank loans of RMB83,000,000 (unaudited) as of June 30, 2009 were secured by:

(i)	personal guarantee of RMB60,000,000 from Mr. Lin Shuipan (Note 11 (b)) and Ms. Chen Xiayu, the spouse of Mr. Lin Shuipan; and
(ii)	mortgages over certain buildings and land use rights of the Group situated in Mainland China (Note 12 and 13).

The personal guarantees provided by Mr. Lin Shuipan and Ms. Chen will expire upon repayment of the respective bank loans by the Group in 2010.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

21. AMOUNT DUE TO A DIRECTOR

The balance is unsecured, interest-free and is due on demand. The carrying amount of this balance as of June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006 approximate its fair value because of its short term.

22. PREFERRED SHARES

On March 28, 2008, the Company, Mr. Lin Shuipan and Elevatech Limited (the “GS Investor”) entered into a subscription agreement (the “Subscription Agreement”) under which GS Investor agreed to subscribe for 2,500 preferred shares representing 2.5% of the total issued share capital of the Company after the issue and allotment of preferred shares under the Subscription Agreement (the “Subscription”). The consideration for the Subscription was HK$95.71 million (equivalent to RMB85,135,000).

On March 28, 2008, Mr. Lin Shuipan, RichWise International Investment Group Limited (“RichWise”), Mr. Shi Jinlei (the sole beneficial owner of RichWise), the Company and GS Investor entered into a share purchase agreement (the “SPA”) under which Mr. Lin Shuipan and RichWise agreed to transfer 2,000 and 3,500 preferred shares (the “sale shares”) representing 2.0% and 3.5%, respectively, of the issued share capital of the Company as enlarged by the Subscription by GS Investor. The consideration for the acquisition of the sale shares under the SPA amounting to HK$210.56 million (equivalent to RMB189,504,000), was made to Mr. Lin Shuipan and Richwise. Therefore, the amount was treated as a form of distribution to Mr. Lin Shuipan and Richwise and was charged to the stockholders’ equity by debiting “other reserve” account.

On May 8, 2009, a letter agreement was signed in which all of the outstanding preferred shares of the Company will be redeemed simultaneously with the Acquisition (as defined in Note 22). The details of the letter agreement is disclosed in Note 23.

Pursuant to the SPA, Mr. Lin Shuipan and RichWise (collectively, the “Sellers”) but not the Company granted GS Investor certain rights for the adjustment of the total consideration and/or consideration per share upon the occurrence of certain adjustment events.

Pursuant to the Subscription Agreement and SPA, the preferred shares:

(i)	are convertible at the option of GS Investor into the ordinary shares of the Company on an one-to-one basis (the “Conversion Ratio”), subject to the adjustment under the anti-dilution clause.
(ii)	will be converted automatically into ordinary shares of the Company at the Conversion Ratio immediately upon the completion of the global offering of the Group; and
(iii)	are redeemable at the option of the GS Investor if one of the following events occurs:
(1)	any event has occurred giving rise to a right to terminate the Subscription Agreement and SPA; or
(2)	the Company does not complete a public offering satisfying certain conditions in relation to the venue of listing, market capitalization of at least US$650 million or a deemed satisfaction with the market capitalization requirement by GS Investor and the percentage of public float prior to December 31, 2009.

GS Investor shall have the right to require the Company to redeem any part or all of the preferred shares in cash for an amount equal to the consideration as stated in the Subscription Agreement. In addition, pursuant to the SPA, upon the redemption of the preferred shares, the Sellers will make a payment to GS Investor in respect of the sum of the issue price for each preferred share, plus 12% of internal rate of return (“IRR”) from the initial issuance date until redemption date of the preferred shares.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

22. PREFERRED SHARES  – (continued)

As the issuance currency of the preferred shares (HK$) is not the same as the functional currency of the Group (RMB), the ‘fixed for fixed’ requirement is violated, the fixed amount of the issuance currency of the preferred shares is distinguished and the conversion option for the classification of derivative component as equity is precluded. The preferred shares are classified as financial liability under IAS 32 and are subject to IAS 39 for recognition and measurement.

Although it may be within the Company’s control to determine whether the IPO should be attempted, market and regulatory forces will determine whether the attempt will be successful. These forces are beyond the control of the Company, therefore the redemption upon IPO event not occurring meets the definition of a contingent settlement event in accordance with paragraph 25 of IAS32 paragraph 25 and results in the PS being classified as a financial liability from inception.

The 12% IRR represents the market interest rate or covers the market interest rate. The carrying value of the preferred shares of RMB272,432,000 represents the fair value of the financial liability at the insurance date, at December 31, 2008 and subsequent periods, adjusted only for foreign exchange rate changes.

Per the Subscription Agreement and the SPA executed by the Company, the GS Investor and the Sellers, upon redemption of the preferred share, the Sellers will make a payment to the GS Investor at 12% IRR on the preferred shares. Accordingly, the payment of the interest by the Sellers, who are also stockholders of the Company, will be treated as a form of capital contribution. The monthly interest accrual of the 12% IRR is credited to other payable. During the year ended December 31, 2008, interest of RMB21,795,000 has been credited to other payable.

Details of the net proceeds received from the issue of the preferred shares are analyzed as follows:

Preferred Shares	US$’000	RMB’000
Nominal value of the 8,000 Preferred Shares issued and liability component at the issuance date	40,190	274,639
Exchange rate effect	(323)	(2,207)
Liability component as December 31, 2008	39,867	272,432
Exchange rate effect	(363)	(2,479)
Liability component as June 30, 2009 (unaudited)	39,504	269,953

23. SHARE CAPITAL

The share capital as of December 31, 2006, 2007 and June 30, 2008 represented the aggregate amount of paid-in capital of the companies now comprising the Group.

The share capital as of June 30, 2009 and December 31, 2008 represented the issued capital of the Company and a summary of the authorized and issued share capital of the Company is as follows:

	US$’000	HK$’000	RMB’000
Authorized:
3,892,000 ordinary shares of HK$0.1 each	58	389	342
8,000 preferred shares of HK$0.1 each	—	1	1
	58	390	343
Issued and fully paid:
92,000 ordinary shares of HK$0.1 each	1	9	8

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

23. SHARE CAPITAL – (continued)

The preferred shares (i) are entitled the same voting right as ordinary share in which the number of votes equal to that number of shares into which the preferred shares could then be converted; (ii) do not carry any mandatory dividend right; and (iii) are convertible and redeemable (Note 22).

A summary of the transactions from March 25, 2008 (date of incorporation) to June 30, 2009 with reference to below movements in the Company's authorized and issued ordinary and preferred shares capital is as follows:

Authorized share capital

		Number of ordinary and preferred shares of HK$0.1 each	Nominal value of ordinary and preferred shares		Nominal value of ordinary and preferred shares
	Notes		US$’000	HK$’000	RMB’000
Authorized:
Upon incorporation
– ordinary shares	(i)	3,900,000	58	390	343
Reclassified as:
– ordinary shares	(ii)	(8,000)	—	(1)	(1)
– preferred shares	(ii)	8,000	—	1	1
		3,900,000	58	390	343
At December 31, 2008 and June 30, 2009
– ordinary shares		3,892,000	58	389	342
– preferred shares	(ii)	8,000	—	1	1
		3,900,000	58	390	343

Notes:

(i)	The Company was incorporated in the Cayman Islands on March 25, 2008 with an authorized share capital of HK$390,000 divided into 3,900,000 ordinary shares of HK$0.1 each.
(ii)	On April 30, 2008, the Company issued and allotted 2,500 preferred shares to Elevatech Limited (the “GS Investor”). In addition, 2,000 ordinary shares and 3,500 ordinary shares from Mr. Lin Shuipan and RichWise, respectively, were transferred to the preferred shares (Note 22).

Issued ordinary shares

		Number of ordinary and preferred shares of HK$0.1 each	Nominal value of ordinary and preferred shares		Nominal value of ordinary and preferred shares
	Notes		US$’000	HK$’000	RMB’000
Issued:
Upon incorporation
– issued at nil paid	(i)	1	—	—	—
Allotment of shares
– on April 28, 2008	(ii)	97,499	1	10	9
– on April 30, 2008	(iii)	(5,500)	—	(1)	(1)
At December 31, 2008 and June 30, 2009		92,000	1	9	8

Notes:

(i)	On March 25, 2008, one ordinary share of the Company was allotted and issued at par as nil paid to the initial subscriber and was immediately transferred to Mr. Lin Shuipan, the director of the Company.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

23. SHARE CAPITAL – (continued)

(ii)	On April 28, 2008, in consideration of the transfer of all the shares in XDLong Investment to the Company, the Company issued and allotted 63,374 ordinary shares, 14,625 ordinary shares, 9,750 ordinary shares, 4,875 ordinary shares and 4,875 ordinary shares to Mr. Lin Shuipan, RichWise, Tiancheng International Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited, the then shareholders of XDLong Investment, and credited as fully paid at par the 1 nil paid share then by Mr. Lin Shuipan.
(iii)	On April 20, 2008, 2,000 ordinary shares and 3,500 ordinary shares from Mr. Lin Shuipan and RichWise, respectively, were transferred to the preferred shares (Note 22).

Issued preferred shares

The preferred shares are presented as current liabilities in the consolidated balance sheets and the related movement is set out in Note 22 of the financial statements.

Pursuant to the letter agreement dated May 8, 2009, all of the outstanding preferred shares of the Company will be redeemed simultaneously with the Acquisition (as defined below). As consideration for the redemption of the preferred shares, the sole preferred shareholder, Elevatech, will receive a promissory note from the Company providing for (i) the payment of HK$306.2 million (RMB272.5 million) on the earlier of the fifth business day following the date of issue of the promissory note and October 31, 2009 and (ii) an additional payment of US$1.0 (RMB 6.9 million) million on June 30, 2010. Following the issuance of the promissory note, the original terms of the preferred shares will be superseded by the terms of the promissory note, and the Company’s due payment thereunder will represent a full settlement of its obligations under the preferred shares. However, if the Company defaults on its payment obligations under the promissory note, Elevatech will have the option to convert the overdue amount into preference shares with the same terms as the preferred shares. Further, if the Acquisition is consummated on or prior to October 31, 2009,any preferred shares or preference shares issued and outstanding following the consummation of the Acquisition will be immediately redeemable under their original terms at the option of Elevatech. Finally, if the Acquisition is not consummated by October 31, 2009, the letter agreement will have no further effect, and the preferred shares will remain outstanding under their original terms.

In addition, Mr. Lin Shuipan and RichWise agreed to enter into a guarantee in respect of the obligations of the Company to pay US$1.0 million (RMB 6.9 million) and any interest at a rate of 8.25% per annum on the overdue principal amount under the promissory note issued by the Company to the GS Investor. However, any obligation to pay under the guarantee only covers the portion of the amounts the Company has defaulted. Moreover, any obligation to pay the unpaid portion of the US$1.0 million (RMB 6.9 million) under the guarantee will be several and not joint and will be allocated between Mr. Lin Shuipan and RichWise at the ratio of 0.5625 to 0.4375. Further any obligation to pay the unpaid interest under the guarantee will be limited to Mr. Lin Shuipan only. RichWise will not be obligated to pay the unpaid interest under the guarantee.

On May 8, 2009, the Company, all the original ordinary shareholders (the “Original Shareholders”), 2020 Chinacap Acquirco, Inc. (“2020”) and Exceed Company Ltd. (“Exceed”) (a wholly-owned subsidiary of 2020 which was established under the laws of the British Virgin Islands) entered into the sales and purchase agreement (the “Purchase Agreement”) in which Exceed will acquire all of the issued ordinary shares in the Company from the Original Shareholders (“Acquisition”) in consideration of Exceed issuing and allotting an aggregate of 17,008,633 new ordinary shares (“Additional Shares”) to the Original Shareholders and/or their respective nominee(s).

Subject to the closing of the Acquisition (“Closing”) having taken place, in the event that the Company enters into agreement(s) with any third party investor(s) (“Third Party Investor(s)”) in relation to an equity investment in the Company for cash consideration after the signing of the Purchase Agreement and before Closing and such Third Party Investor(s) has/have paid to the Company the cash consideration in full, upon

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

23. SHARE CAPITAL – (continued)

written request of the Company, Exceed shall allot and issue to such Third Party Investor(s) and/or their respective nominee(s) such number of shares at a subscription price not lower than the lowest of the closing trading price of common stock in 2020 among each of the last trading day of March 2009, April 2009 and May 2009 per share (the “Investor Shares”).

All Investor Shares will be allotted and issued to the Third Party Investor(s) at Closing.

Subject to an escrow agreement to be entered into among 2020, Exceed, the Company, the Original Shareholders and the escrow agent (the “Escrow Agreement”) and the Purchase Agreement, a portion of the Additional Shares will be held in escrow and released by installment subject to audited profit after tax of Exceed of US$38,067,350 in 2009, US$49,487,555 in 2010 and US$64,333,821.

If Exceed achieves earnings of US$64,333,821 according to the 2011 audit, 2,212,789 additional new ordinary shares of Exceed shall be issued to the Original Shareholders as earn-out shares.

24. EARNINGS PER SHARE ATTRIBUTABLE TO EQUITY HOLDER OF THE COMPANY

The calculation of the basic earnings per share for each of the Relevant Periods is based on the profit for the year attributable to equity holders of the Company for each of the Relevant Periods and the pro forma of 92,000 ordinary shares, assuming that the Group Reorganization had been completed since January 1, 2006 or since the respective dates of incorporation of the Company and its subsidiaries, where this is a shorter period.

25. RESERVES

The amounts of the Group's reserves and the movements therein for each of the Relevant Periods are presented in the consolidated statements of changes in equity.

26. CONTINGENT LIABILITIES

As of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, the Group are not aware of any significant contingent liabilities.

27. OPERATING LEASE ARRANGEMENTS

The Group leases certain of its production facilities and office premises under operating lease arrangements. Leases for these properties are negotiated for terms ranging from 1 to 2 years.

As of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, the Group had total future minimum lease payments under non-cancellable operating leases falling due as follows:

	Six months ended June 30			Year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Within one year	—	—	704	704	—	4,500
In the second to fifth years, inclusive	—	—	626	274	—	—
	—	—	1,330	978	—	4,500

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

28. COMMITMENTS

(a) Capital commitments

As of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, the Group had the following capital commitments:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Contracted for commitment in respect of:
– construction of new factory buildings	—	—	—	—	—	176,480

(b) Other commitments

As of June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006, total commitments under these arrangements were as follows:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Advertising and promotional expenses
2007	—	—	—	—	—	12,000
2008	—	—	—	—	—	—
2009	260	1,775	—	21,900	—	—
	260	1,775	—	21,900	—	12,000
Research and development (note (i and ii))
2007	—	—	—	—	—	500
2008	—	—	500	—	500	500
2009	73	500	500	500	500	500
2010	73	500	500	500	500	500
	146	1,000	1,500	1,000	1,500	2,000
Additional premium on preferred shares (note 23)
2010	1,000	6,900	—	—	—	—
	1,000	6,900	—	—	—	—
	1,406	9,675	1,500	22,900	1,500	14,000

(i)	Under the agreement with the China Institute of Sport Science, the Group has committed to pay predetermined annual fees of RMB500,000 to the China Institute of Sport Science for each of the years in the period from October 2006 to October 2011 for their assistance with the research and development of technology for its sports footwear and apparel, and the promotion of the technology content of its products.
(ii)	Under the agreement with a research and development centre in the PRC, the Group has committed to pay RMB1.4 million over two years from May 2007 to May 2009 to the research centre for their assistance with the system design and development of technology for its sports footwear products. The related fee of RMB1.4 million was fully paid by the Group in 2007, therefore, no commitment with respect to this service is disclosed.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

29. FINANCIAL INSTRUMENTS BY CATEGORY

Financial assets

All the Group's financial assets as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, including trade receivables, deposits and other receivables, pledged bank deposits and cash and bank balances, are categorized as loans and receivables.

Financial liabilities

All the Group's financial liabilities as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006, including trade and bills payables, other payables, interest-bearing bank borrowings, amount due to a director and tax payable, are categorized as financial liabilities at amortized cost.

30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group's principal financial instruments comprise bank borrowings and cash and bank balances. The main purpose of these financial instruments is to fund the Group's operations. The Group has various financial assets and liabilities such as trade receivables and trade and bills payables, which arise directly from its operations.

It is, and has been, throughout the Relevant Periods, the Group's policy that no trading in financial instruments shall be undertaken.

The main risks arising from the Group's financial instruments are foreign currency risk, credit risk, interest rate risk, commodity price risk and liquidity risk. The board of directors reviews and agrees policies for managing each of these risks and they are summarized below:

Foreign currency risk

The Group mainly operates in Mainland China with most of the transactions settled in RMB. The Group's assets and liabilities, and transactions arising from its operations are mainly denominated in RMB. The Group has not used any forward contract or currency borrowing to hedge its exposure as foreign currency risk is considered minimal.

Credit risk

The Group trades only with recognized and creditworthy customers. It is the Group's policy that all customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis and the Group's exposure to bad debts is not significant.

Since the Group trades only with recognized and creditworthy third parties, there is no requirement for collateral.

The credit risk of the Group's other financial assets, which comprise deposits, other receivables, pledged bank deposits and cash and bank balances, arises from potential default of the counterparties, with a maximum exposure equal to the carrying amounts of these instruments.

The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer. The default risk of the overall industry in which customers operate also has an influence on credit risk but to a lesser extent. At the balance sheet date, the Group is exposed to certain credit risks as 43.45% (June 30, 2008: 48.05%; December 31, 2008: 41.55%; December 31, 2007: 41.77%; December 31, 2006: 33.94%) of the total trade and other receivables were due from the Group’s five largest customers.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset. The Group does not provide any guarantees which would expose the Group or the Company to credit risk.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES  – (continued)

Further quantitative disclosures in respect of the Group’s exposure to credit risk arising from trade receivables are set out in Note 15.

Interest rate risk

The Group does not have any significant exposure to risk of changes in market interest rates as the Group's debt obligations were all with fixed interest rates.

Commodity price risk

The major raw materials used in the production of the Group's products included rubber and plastics. The Group is exposed to fluctuation in the prices of these raw materials which are influenced by global as well as regional supply and demand conditions. Fluctuations in the prices of raw materials could adversely affect the Group's financial performance. The Group historically has not entered into any commodity derivative instruments to hedge the potential commodity price changes.

Liquidity risk

The Group monitors risk of a shortage of funds by considering the maturity of both its financial assets and projected cash flows from operations. The Group's objective is to maintain a balance between continuity of funding and flexibility through use of bank borrowings and other borrowings to meet its working capital requirements.

The table below summarizes the maturity profile of the Group’s financial liabilities as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006 based on contractual undiscounted cash flow.

June 30, 2009 (Unaudited)	On demand	Less than 3 months	3 to 12 months	Total		Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	USD’000	RMB’000	USD’000
Interest-bearing bank borrowings	—	—	87,321	87,321	12,778	83,000	12,146
Preferred shares	—	—	269,953	269,953	39,504	269,953	39,504
Other financial liabilities	52,907	27,308	3,519	83,734	12,253	83,734	12,253
Trade and bills payables	—	167,941	—	167,941	24,576	167,941	24,576
	52,907	195,249	360,793	608,949	89,111	604,628	88,479

June 30, 2008 (Unaudited)	On demand	Less than 3 months	3 to 12 months	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Preferred shares	—	—	272,432	272,432	272,432
Other financial liabilities	16,949	9,230	3,294	29,473	29,473
Trade and bills payables	—	127,718	—	127,718	127,718
	16,949	136,948	275,726	429,623	429,623

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES  – (continued)

The table below summarizes the maturity profile of the Group's financial liabilities as of June 30, 2009 and 2008 and December 31, 2008, 2007 and 2006 based on contractual undiscounted cash flow. (continued)

December 31, 2008	On demand	Less than 3 months	3 to 12 months	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Interest-bearing bank borrowings	—		20,685	20,685	20,000
Preferred shares	—		272,432	272,432	272,432
Other financial liabilities	34,184	24,933	—	59,117	59,117
Trade and bills payables	—	127,581	—	127,581	127,581
	34,184	152,514	293,117	479,815	479,130

December 31, 2007	On demand	Less than 3 months	3 to 12 months	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Interest-bearing bank borrowings	—	11,088	18,026	29,114	28,000
Other financial liabilities	93,546	21,682	—	115,228	115,228
Trade and bills payables	—	123,326	—	123,326	123,326
	93,546	156,096	18,026	267,668	266,554

December 31, 2006	On demand	Less than 3 months	3 to 12 months	Total	Carrying amount
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Interest-bearing bank borrowings	—	8,074	9,353	17,427	17,000
Other financial liabilities	93,503	12,272	—	105,775	105,775
Trade and bills payables	—	75,865	—	75,865	75,865
	93,503	96,211	9,353	199,067	198,640

Capital Management

The primary objective of the Group's capital management is to ensure that it maintains healthy capital ratio in order to support its business. The Group manages its capital structure and makes adjustment to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, or issue new shares. No changes were made in the objectives or policies during the Relevant Periods.

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES  – (continued)

The Group monitors capital on the basis of debt-to-adjusted capital ratio, which is calculated as the net debt divided by adjusted capital. The debt-to-adjusted capital ratios as of June 30, 2009 and 2008 (unaudited) and December 31, 2008, 2007 and 2006 were as follows:

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Interest-bearing bank borrowings	12,146	83,000	—	20,000	28,000	17,000
Trade and bills payables	24,576	167,941	127,718	127,581	123,326	75,865
Less: Cash and bank balances	(32,771)	(223,940)	(126,187)	(120,068)	(67,725)	(14,714)
Pledged bank deposits	—	—	—	(2,300)	(19,000)	(7,750)
Net debt	3,951	27,001	1,531	25,213	64,601	70,401
Total equity	64,474	440,581	308,659	325,838	315,227	96,011
Add: Amount due to a director	529	3,614	—	890	82,547	82,503
Amount due to a shareholder	—	—	—	—	—	—
Adjusted capital	65,003	444,195	308,659	326,728	397,774	178,514
Debt-to-adjusted capital ratio	0.06	0.06	0.005	0.08	0.16	0.39

31. POST BALANCE SHEET EVENTS (Unaudited)

In accordance to IAS 10, the following significant non-adjusting post balance sheet events took place subsequent to June 30, 2009:

(a)	On July 27, 2009, in accordance with a letter agreement dated May 8, 2009,the Company, Mr. Lin Shuipan, RichWise and Elevatech pursuant to the agreement that the parties agree to the redemption of the preferred shares (the “Redemption Agreement”), which will take place simultaneously with the Closing, and the Company will issue the promissory note in consideration of the redemption.
(b)	On July 27, 2009, the Company entered into an Investment Agreement (the “Investment Agreement”) and an Escrow Agreement (the “Escrow Agreement”) with Wisetech Holdings Limited (“Wisetech”), Windtech Holdings Limited (“Windtech”) and Mr. Lin Shuipan. Wisetech and Windtech are collectively referred to herein as the “Investors”. Pursuant to the terms of the Investment Agreement, the Investors will invest an aggregate of $30,000,000 in the Company in two installments:
•	An initial investment of $2,500,000, paid into escrow pursuant to the Escrow Agreement.
•	A subsequent investment of $27,500,000 payable upon the closing of the Investment Agreement (the “Closing”).

The Closing of the Investment Agreement is conditioned upon the satisfaction of the conditions for closing the transactions contemplated by the Purchase Agreement. On the Closing, Exceed, as successor to 2020, shall issue to the Investors that number of Exceed ordinary shares equal to $27,500,000 divided by $7.58 per share. On the date being six months after the date of the Closing, The Company shall sell to the Investors up to 2,500,000 warrants for the purchase of common stock of the Company (“Warrants”), which the Company has purchased in the open market. The sale of Warrants to the Investors shall be paid for using the initial investment installment of $2,500,000. In

WINDRACE INTERNATIONAL COMPANY LIMITED
(FORMERLY KNOWN AS XDLONG INTERNATIONAL COMPANY LIMITED)

NOTES TO FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2009 and 2008 (Unaudited) and
the Years Ended December 31, 2008, 2007 and 2006

31. POST BALANCE SHEET EVENTS (Unaudited)  – (continued)

the event that less than 2,500,000 Warrants are sold to the Investors or there is a residual balance of the initial investment installment after the sale of the Warrants to the Investors, Exceed shall issue to the Investors that number of Exceed ordinary shares equal to the balance of unused funds divided by $7.58 per share. The maximum amount of Exceed ordinary shares issuable to the Investors assuming no purchase of Warrants by the Investors, is 3,957,784 shares ($30,000,000/$7.58).

(c)	On July 27, 2009, the Company, 2020, Exceed and the Original Shareholders entered into a Supplemental Agreement to Purchase Agreement (the “Supplemental Agreement”) amending the Purchase Agreement in two respects:
•	The Supplemental Agreement limits the maximum number of Investor Shares (issuable under the Purchase Agreement to approximately 3,957,784 shares. The Purchase Agreement provided that if, subsequent to the execution of the Purchase Agreement, the Company sells to third parties, and has received consideration for, any of its ordinary shares, at closing Exceed will issue to such third parties Exceed ordinary shares (the “Investor Shares” as defined in Note 23). The Supplemental Agreement further provides that the amount of shares to be issued to such new shareholders will be equal to the aggregate amount paid for shares of the Company divided by the lowest of the closing price of the Company on each of the last trading days of March, April and May 2009, which is determined to be $7.58 per share.
•	The Supplemental Agreement also provides that the Sellers, who will control Exceed upon the consummation of the transactions contemplated by the Purchase Agreement, will cause Exceed to promptly register for resale under the federal securities laws all outstanding ordinary shares of Exceed excluding the shares that will be held in escrow at closing.
(d)	On September 9 2009, the Company, 2020, Exceed and the Original Shareholders entered into a letter agreement (the “Letter Agreement”) amending the Purchase Agreement in two respects:
•	The deadline for satisfying the closing conditions under Purchase Agreement is extended from October 8, 2009 to November 7, 2009
•	The relocation of the listing of securities of Exceed is changed from New York Stock Exchange to NASDAQ Capital Market.

Management determined and concluded that other than those events disclosed in this note and elsewhere in this report, no other significant events took place subsequent to September 15, 2009.

32. SUMMARY OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES BY CATEGORY

	As of six months ended June 30			As of year ended December 31
	2009	2009	2008	2008	2007	2006
	US$’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Unaudited)	(Unaudited)	(Unaudited)
Financial assets
Loans and receivables (including cash and bank balances)	99,434	679,490	323,382	407,169	229,002	110,236
Financial liabilities
Financial liabilities measured as amortised costs	88,480	604,628	429,623	479,130	266,554	198,640

ANNEXES

A	Purchase Agreement
B	Supplemental Agreement
C	Articles of Merger and Plan of Merger
D	Seyfarth Shaw Tax Opinion
E	Escrow Agreement
F	Memorandum and Articles of Association of Exceed Company Ltd.
G	Section 262 of the Delaware General Corporation Law
H	Letter Agreement

ANNEX A

Execution version

DATED 8 May 2009

THE PERSONS set out in Column (1) of Schedule 1

and

WINDRACE INTERNATIONAL COMPANY LIMITED

and

EXCEED COMPANY LTD.

and

2020 CHINACAP ACQUIRCO, INC.

AGREEMENT FOR
SALE AND PURCHASE OF
WINDRACE INTERNATIONAL
COMPANY LIMITED

Deacons
Solicitors & Notaries
5th Floor
Alexandra House
18 Chater Road
Central
Hong Kong
www.deaconslaw.com
Fax: 28100431
Tel: 28259211

AGREEMENT

DATED 8 May 2009

PARTIES

(1)	THE PERSONS whose names and addresses are set out in Column (1) of Schedule 1 (the “Sellers”);
(2)	WINDRACE INTERNATIONAL COMPANY LIMITED, a company incorporated under the laws of the Cayman Islands with limited liability, the registered office of which is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Windrace”);
(3)	EXCEED COMPANY LTD., a company incorporated under the laws of the BVI with limited liability, the registered office of which is at PO Box 173, Kingston Chambers, Road Town, Tortola, BVI (the “Purchaser”); and
(4)	2020 CHINACAP ACQUIRCO, INC., a company incorporated under the laws of Delaware with limited liability, the principal place of business of which is at 221 Boston Post Road East, Suite 410, Marlborough, MA 01753 (“SPAC”).

RECITALS

(A)	As at the date of this Agreement, the Sellers legally and/or beneficially own the number of Sale Shares set opposite their respective names in Schedule 1, and the Sellers collectively hold all the issued ordinary shares of Windrace.
(B)	The Purchaser is a wholly-owned subsidiary of SPAC, which is a company incorporated in Delaware and the shares of which are listed on the NYSE Amex.
(C)	Subject to the terms and conditions of this Agreement, the Purchaser has agreed to purchase, and the Sellers have agreed to sell, the Sale Shares.

AGREEMENT

1.	INTERPRETATION
1.1	In this Agreement (including the recitals), the following expressions shall have the following meanings except where the context otherwise requires:

“2009 Audit”

the annual audit of the Purchaser, comprising the consolidated balance sheet, and the consolidated profit and loss account for the financial year ending December 31, 2009, and all notes thereto, to be prepared in accordance with IFRS;

“2009 Adjusted Earnings”

the consolidated net profit after tax of the Purchaser as shown in the 2009 Audit for the financial year ending December 31, 2009, to be adjusted by excluding (i) the impact, positive or negative, of any fair value assessment or accounting impact attributable to the escrow arrangement for Additional Shares set out in Clause 10; (ii) the expenses relating to the completion of the transactions contemplated by this Agreement; (iii) the expenses, including interest expenses and other related expenses, relating to the repurchase by Windrace of the preferred shares held by Elevatech; and (iv) the expenses relating to the grant of options under share option plans Windrace may implement in the future;

“2009 Target Earnings”

shall have the meaning as ascribed thereto in Schedule 8;

“2010 Audit”

the annual audit of the Purchaser, comprising the consolidated balance sheet, and the consolidated profit and loss account for the financial year ending December 31, 2010, and all notes thereto, to be prepared in accordance with IFRS;

“2010 Adjusted Earnings”

the consolidated net profit after tax of the Purchaser as shown in the 2010 Audit for the financial year ending December 31, 2010, to be adjusted by excluding (i) the impact, positive or negative, of any fair value assessment or accounting impact attributable to the escrow arrangement for Additional Shares set out in Clause 10; (ii) the expenses relating to the completion of the transactions contemplated by this Agreement; (iii) the expenses, including interest expenses and other related expenses, relating to the repurchase by Windrace of the preferred shares held by Elevatech; and (iv) the expenses relating to the grant of options under share option plans Windrace may implement in the future;

“2010 Target Earnings”

shall have the meaning as ascribed thereto in Schedule 8;

“2011 Audit”

the annual audit of the Purchaser, comprising the consolidated balance sheet, and the consolidated profit and loss account for the financial year ending December 31, 2011, and all notes thereto, to be prepared in accordance with IFRS;

“2011 Adjusted Earnings”

the consolidated net profit after tax of the Purchaser as shown in the 2011 Audit for the financial year ending December 31, 2011, to be adjusted by excluding (i) the impact, positive or negative, of any fair value assessment or accounting impact attributable to the escrow arrangement for Additional Shares set out in Clause 10; (ii) the expenses relating to the completion of the transactions contemplated by this Agreement; (iii) the expenses, including interest expenses and other related expenses, relating to the repurchase by Windrace of the preferred shares held by Elevatech; and (iv) the expenses relating to the grant of options under share option plans Windrace may implement in the future;

“2011 Target Earnings”

shall have the meaning as ascribed thereto in Schedule 8;

“Accounts”

the consolidated balance sheet of Windrace as at the end of each of the three years ended the Last Accounts Date and the consolidated profit and loss account of Windrace for each of the three financial years ended the Last Accounts Date, and all notes thereto prepared in accordance with IFRS, copies of which are annexed hereto marked “Exhibit 1” and initialled by the parties hereto for the purposes of identification;

“Additional Shares”

the 17,008,633 new ordinary shares in the capital of the Purchaser which will, subject to the terms and conditions of this Agreement and the Escrow Agreement, on Closing be issued in favour of the Sellers and/or their respective designated nominee(s) credited as fully paid;

“Affiliate”

with respect to any person, a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person;

“Agreement”

this Agreement including its schedules and exhibit, as may be amended or supplemented from time to time;

“Amex”

American Stock Exchange;

“BVI”

the British Virgin Islands;

“Business Day”

a day (excluding Saturdays and Sundays) on which commercial banks are generally open for banking business in the United States;

“Closing”

the completion of the sale and purchase of the Sale Shares in accordance with the provisions of Clause 6 or the time of such completion, as the case may be;

“Closing Date”

the date on which Closing takes place;

“Conditions”

the conditions set out in Clause 3.1;

“Conditions Deadline”

October 8, 2009 or such later date as the parties may from time to time agree in writing;

“Constituent Documents”

with respect to any entity, the certificate or articles of incorporation, memorandum and articles of association, by-laws, minute books, or any similar charter or other organizational documents;

“Contract”

any written agreement, contract, commitment, instrument, undertaking or arrangement;

“Conversion Rights”

the rights of the holders of shares of SPAC common stock to convert their shares into a pro rata share of the trust account referenced in Clause 17.11 hereunder and in accordance with SPAC’s Constituent Documents, the terms, provisions and procedures of which were set forth in the Prospectus

“Deed of Indemnity”

the deed of indemnity substantially in the form attached hereto as Schedule 7;

“Disclosed”

in respect of the Sellers’ Warranties and the Founders’ Warranties, fully and fairly disclosed in this Agreement, the Accounts or the Windrace Disclosure Letter; or in respect of the Purchaser’s and SPAC’s Warranties, fully and fairly disclosed in the Agreement or the SPAC Disclosure Letter;

“Eagle Rise”

Eagle Rise Investments Limited, a company incorporated under the laws of BVI with limited liability, the registered office of which is at Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI;

“Earn-out Shares”

shall have the meaning ascribed thereto in Clause 11.1;

“Elevatech”

Elevatech Limited, an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. and the sole holder of all of the issued preferred shares of Windrace;

“Elevatech Letter Agreement”

the letter of agreement dated May 8, 2009 among Windrace, Elevatech, Mr. Lin and RichWise providing for, among others, the Redemption;

“Encumbrance”

a mortgage, charge, pledge, lien, option, restriction, hypothecation, assignment, right to acquire, pre-emption right, third-party right or interest, other encumbrance, priority or security interest of any kind, or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect, and any agreement or obligation to create or grant any of the aforesaid;

“Escrow Agent”

the escrow agent to be appointed under the Escrow Agreement;

“Escrow Agreement”

the escrow agreement to be made amongst the parties hereto and the Escrow Agent in accordance with Clause 4.1;

“Facilities”

loans, overdrafts, debentures, acceptance credits and all other indebtedness and financial facilities of any nature outstanding or available to any Windrace Group Company;

“Founders”

Mr. Lin, Ms. Chen and Tiancheng;

“Founders’ Warranty”

a representation, warranty and undertaking contained in Clauses 7.5 to 7.7 or Part B of Schedule 4 and “Founders’ Warranties” shall mean all of those representations, warranties and undertakings;

“Government Entity”

any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign;

“Guarantee”

any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off or financial or other obligation given or undertaken by a person to secure or support or incur a financial or other obligation with respect to an obligation or liability (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any person who has provided such guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set off or financial or other obligation as aforementioned;

“Haima”

HK Haima Group Limited, a company incorporated under the laws of Hong Kong with limited liability, the registered office of which is at Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong;

“HK$”

Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”

the Hong Kong Special Administrative Region of the PRC;

“International Financial Reporting Standards” or “IFRS”

the financial reporting standards and interpretations issued by the International Accounting Standards Board;

“Intellectual Property Rights”

(a)	patents, trademarks, service marks, registered designs, applications for any of the foregoing, trade and business names, unregistered trade names or marks and service marks, copyrights, rights in designs and inventions, Proprietary Information and all and any other intellectual property right, whether registered or unregistered; and
(b)	rights under licences, consents, orders, statutes or otherwise in relation to any thing in paragraph (a),

in each case in any part of the world;

“Investor Shares”

the new ordinary shares in the capital of the Purchaser which will, subject to the terms and conditions of this Agreement, on Closing be issued in favour of the Third Party Investor(s) or their respective designated nominee(s) credited as fully paid;

“Last Accounts Date”

December 31, 2008, being the date to which the Accounts were made up;

“Leased Property”

all parcels of real property occupied by the Windrace Group under one or more leases or licenses;

“Macau”

the Macau Special Administrative Region of the PRC;

“Majority Shareholders”

at any time, those Sellers and the Founders who collectively hold such number of Sale Shares with an aggregate nominal value representing more than 50% of the aggregate nominal value of all of the issued share capital of Windrace;

“Majority Shareholders’ Agent”

shall have the meaning ascribed thereto in Clause 17.12;

“Mr. Lin”

Shuipan Lin, one of the Sellers and the Founders;

“Ms. Chen”

Xiayu Chen, one of the Sellers and the Founders;

“NYSE”

New York Stock Exchange;

“Owned Property”

all parcels of real property owned by the Windrace Group;

“Personal Guarantees”

the personal guarantees to be issued by Mr. Lin and RichWise, respectively, to Elevatech at Closing to guarantee some of Windrace’s obligations under the Promissory Note;

“PRC”

the People’s Republic of China, excluding Taiwan, Hong Kong and Macau for the purpose of this definition;

“Promissory Note”

the promissory note to be issued by Windrace to Elevatech at Closing as consideration for the Redemption, giving the holder the right to (a) receive from Windrace HK$306,267,580.48 by the earlier of (i) five (5) Business Days of the date of issue of the promissory note; and (ii) October 31, 2009, and US$1,000,000 on June 30, 2010 and (b) convert any overdue and unpaid principal amount into preference shares of Windrace;

“Property”

the Owned Properties and the Leased Properties, as described in Schedule 9;

“Proprietary Information”

all information (including formulae, processes, methods, techniques, knowledge and know-how) which is for the time being confidential to any Windrace Group Company or not publicly known and which is used in or otherwise relates to the business, customers, financial or other affairs and know-how of any Windrace Group Company including information relating to:

(a)	the marketing of any goods or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;
(b)	future projects, business development or planning, commercial relationships and negotiations; or
(c)	the manufacture, production, supply, storage or packaging of goods or the provision of services, the acquisition, construction, installation or use of raw materials, plant, machinery or equipment, quality control and testing or the repair or service of plant, machinery, equipment or products;

“Prospectus”

the prospectus of SPAC dated November 8, 2007;

“Purchaser’s and SPAC’s Warranty”

a representation, warranty and undertaking contained in Clauses 7.8 to 7.10 or Part C of Schedule 4 and “Purchaser’s and SPAC’s Warranties” shall mean all of those representations, warranties and undertakings;

“Records”

records and information of each Windrace Group Company (including, without limitation, all accounts, books, ledgers, minutes books, registers, financial and other records of whatsoever kind, all Taxation and returns and filings and all other statutory books and records);

“Redemption”

the redemption by Windrace of the preferred shares in Windrace held by Elevatech pursuant to the Elevatech Letter Agreement;

“Redomestication Merger”

shall have the meaning as ascribed thereto in Clause 5.8

“Regulations”

all law, enactment, order, decree, regulation, licence, consent, rule, constitutional document, governmental or administrative requirement or the like, including the rules and requirements of the SEC or any regulatory or governmental body, and the listing requirements for the relevant exchange, to which any relevant person is subject, in each aforesaid case whether of the BVI, United States, Hong Kong, the PRC or elsewhere;

“RichWise”

RichWise International Investment Group Limited, a company incorporated under the laws of BVI with limited liability, the registered office of which is at Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI;

“RMB”

Renminbi, the lawful currency of the PRC;

“Sale Shares”

ordinary shares of par value of HK$0.10 each in the capital of Windrace as set out in Column (2) of Schedule 1, to be sold by the Sellers to the Purchaser pursuant to this Agreement;

“SEC”

the United States Securities and Exchange Commission;

“Sellers’ Warranty”

a representation, warranty and undertaking contained in Clauses 7.1 to 7.4 or Part A of Schedule 4 and “Sellers’ Warranties” shall mean all of those representations, warranties and undertakings;

“Shareholders’ Agreement”

the shareholders’ agreement relating to Windrace entered into among Mr. Lin, RichWise, Tiancheng, Haima, Eagle Rise, Windrace and Elevatech dated April 30, 2008

“SPAC Disclosure Letter”

the disclosure letter dated the same date of this Agreement from the Purchaser and SPAC to the Sellers;

“SPAC Stockholder Approval”

(i) the approval of this Agreement, the transactions contemplated under or in connection with this Agreement and the Redomestication Merger by the holders of a majority of the outstanding shares of SPAC common stock entitled to vote in accordance with the applicable Regulations and the Constituent Documents of SPAC; and (ii) the holders of less than thirty percent (30%) of the shares of SPAC common stock issued in SPAC’s initial public offering voting against the approval of this Agreement and exercising the Conversion Rights, in each case the terms, provisions and procedures of which were set forth in the Prospectus;

“subsidiary”

shall have the meaning as ascribed thereto in the IFRS;

“Tax” or “Taxation”

any and all forms of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any Tax Authority;

“Tax Authority” and “Taxation Authority”

any revenue, customs, fiscal governmental, statutory, central, regional, state, provincial, local governmental or municipal authority, body or person, or any non-revenue and non-fiscal governmental institutions responsible for collecting Taxes on behalf of taxation authorities, whether of the BVI, United States, Hong Kong, the PRC or elsewhere;

“Third Party Investors(s)”

shall have the meaning as ascribed thereto in Clause 4.2;

“Tiancheng”

Tiancheng Int’l Investment Group Limited, a company incorporated under the laws of Hong Kong with limited liability, the registered office of which is at Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong;

“US” or “United States”

the United States of America;

“US$”

United States dollars, the lawful currency of the United States;

“US Exchange Act”

United States Securities and Exchange Act of 1934, as amended, supplemented or otherwise modified from time to time;

“US Securities Act”

United States Securities Act of 1933, as amended, supplemented or otherwise modified from time to time;

“Windrace”

Windrace International Company Limited, details of which are set out in Part A of Schedule 2;

“Windrace Disclosure Letter”

the disclosure letter dated the same date of this Agreement from the Founders and the Sellers to the Purchaser and SPAC; and

“Windrace Group”

Windrace and its subsidiaries from time to time, and “Windrace Group Company” shall be construed accordingly, details of the subsidiaries of Windrace as at the date hereof are set out in Part B of Schedule 2.

1.2	In this Agreement, except to the extent that context otherwise requires:
(a)	a Clause, a Sub-clause or a Schedule is, unless the context, otherwise requires, a reference to a clause or a sub-clause of or a schedule to this Agreement;
(b)	any ordinance, regulation or other statutory provision or enactment is a reference to such ordinance, regulation, statutory provision or enactment as amended, modified, consolidated, codified, re-enacted, or extended or applied by a court of competent jurisdiction, from time to time whether before or after the date of this Agreement and includes subsidiary legislation made thereunder whether before or after the date of this Agreement;
(c)	a “company” is a reference to a body corporate (wherever incorporated);
(d)	a “person” includes a reference to a company, unincorporated association, partnership, firm, institution, trustee, Government Entity and to any person or party and includes a reference to that person’s or party’s legal personal representatives and successors;
(e)	this Agreement (or any specific provision hereof) or any other document shall be construed as references to this Agreement, that provision or that other document as amended, varied or modified from time to time; and
(f)	a “breach” of a warranty includes that warranty being untrue, inaccurate, misleading or there being relevant information omitted from it or not Disclosed in respect of it.
1.3	Headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.4	The Schedules and Exhibit form part of this Agreement.
1.5	In construing this Agreement:
(a)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;
(b)	general words shall not be given a restrictive meaning by particular examples intended to be embraced by the general words, and where the word “include”, “includes” or “including” appears in any statement, it shall be deemed to be immediately followed by the words “without limitation”;
(c)	words denoting the singular include the plural and vice versa and words denoting one gender include all genders;
(d)	all references to “dollars” or “$” or any similar references or designations contained herein mean US$; and
(e)	the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
1.6	A reference in this Agreement to the Sellers’ or the Founders’ knowledge, information, belief or awareness (and similar expressions):
(a)	shall be a reference to the best of the knowledge, information, belief or awareness of the Sellers, the Founders and each Windrace Group Company, each of the directors of each of the aforesaid after making all reasonable enquiries; and
(b)	is deemed to include knowledge which each such person would have or information, belief or awareness of such person had all reasonable enquiries been made to senior management of the Sellers, the Founders and the Windrace Group Companies.
1.7	A reference in this Agreement to the Purchaser’s or SPAC’s knowledge, information, belief or awareness (and similar expressions):
(a)	shall be a reference to the best of the knowledge, information, belief or awareness of the Purchaser and SPAC, each of the directors of each of the aforesaid after making all reasonable enquiries; and
(b)	is deemed to include knowledge which each such person would have or information, belief or awareness of such person had all reasonable enquiries been made to senior management of the Purchaser and SPAC.
1.8	The table of contents and heading contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
1.9	The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
2.	SALE AND PURCHASE
2.1	Each of the Sellers, as the legal and/or beneficial owner, shall sell to the Purchaser the number of Sale Shares set opposite its name in Schedule 1 and the Purchaser shall purchase such Sale Shares, on and subject to the terms and conditions of this Agreement and free from any Encumbrance and with all rights now and hereafter attaching thereto including the right to all dividends paid, declared or made in respect thereof.
2.2	Each of the Sellers hereby irrevocably waives any pre-emption right or first refusal right or similar rights it may have in relation to the sale of the Sale Shares pursuant to this Agreement whether under the Constituent Documents of Windrace or otherwise.

3.	CONDITIONS
3.1	Closing is conditional on the following Conditions being satisfied, or (save as regards paragraphs (a) and (b) below) waived pursuant to Clause 3.3, on or before the Conditions Deadline:
(a)	SPAC having obtained the SPAC Stockholder Approval at a duly convened and held general meeting of SPAC’s stockholders (“Proxy Meeting”) as set out in the Prospectus and conducted in accordance with the Constituent Documents of SPAC and all applicable Regulations including but not limited to the US Securities Act;
(b)	all legally required authorizations, audit requirements, consents and approvals legally required in United States or under any and all applicable Regulations (including PRC regulatory authority, if applicable) to give effect to all the transactions contemplated hereunder (including, without limitation, such waivers as may be necessary of terms which would otherwise constitute a default under any instrument, contract, document or agreement to which any Windrace Group Company is a party or by which its assets are bound) having been obtained to the reasonable satisfaction of the Purchaser and not revoked, and where any consent or approval is subject to conditions, such conditions being satisfied to the reasonable opinion of the Purchaser and all legally required filings, registrations and other formalities having been duly effected and completed;
(c)	the Purchaser having obtained a legal opinion of a qualified law firm in the place of incorporation of each Windrace Group Company and acceptable to the Purchaser covering matters in respect of the due incorporation of each Windrace Group Company, its valid existence and that no resolution or order has been made or passed to appoint receiver, liquidator or similar officer of, or to wind up or dissolve any Windrace Group Company and all such other legal matters as the Purchaser may reasonably consider to be relevant, in such form and substance to the Purchaser’s reasonable satisfaction; and
(d)	(i) the Sellers’ Warranties contained in paragraphs 1.1, 1.2 and 2 in Part A of Schedule 4 and the Founders’ Warranties contained in paragraph 2 in Part B of Schedule 4 remaining true and accurate in all respects and not misleading in any respect as of the Closing Date by reference to the facts and circumstances subsisting as at the Closing Date; and (ii) the Sellers’ Warranties and the Founders’ Warranties (save for those warranties set out in (i) above), remaining true and accurate in all material respects and not misleading in any material respect as of the Closing Date by reference to the facts and circumstances subsisting as at the Closing Date.
3.2	Each of the parties hereto hereby undertakes to use all reasonable efforts to procure the fulfilment of the Conditions set out in Clauses 3.1(a) and (b) on or before the Conditions Deadline.
3.3	Each of the Sellers hereby undertakes to use all reasonable efforts to procure the fulfilment of the Conditions set out in Clauses 3.1(c) and (d) on or before the Conditions Deadline unless specifically waived by the Purchaser in writing.
3.4	If any of the Conditions stated in Clause 3.1 shall not be fulfilled or waived pursuant to Clause 3.3 on or before the Conditions Deadline, this Agreement shall be automatically terminated (other than Clauses 9, 13 and 14, 16.2 to 19, and all provisions relevant to the interpretation and enforcement thereof) and upon termination no party shall have any claim against any other party for costs, damages, compensation or otherwise provided that such termination shall be without prejudice to any rights or remedies of the parties which shall have accrued prior to such termination.

4.	CONSIDERATION
4.1	Subject to the escrow and release schedule set out in Clause 10 and the terms and conditions of the Escrow Agreement, the consideration for the sale and purchase of the relevant Sale Shares shall be settled by the Purchaser allotting and issuing to each Seller and/or its nominee(s) on the Closing Date the number of Additional Shares set opposite its name in the following table. The Additional Shares shall rank pari passu in all respects with the issued shares of the Purchaser existing as at Closing under the Purchaser’s Constituent Documents, including all rights to dividends and other distributions.

Sellers	Number of Additional Shares
Mr. Lin	6,840,429
Ms. Chen	4,506,363
RichWise	2,056,750
Tiancheng	1,802,545
Haima	901,273
Eagle Rise	901,273

The parties hereto agree to enter into the Escrow Agreement at or before Closing for the holding in escrow and release of the Additional Shares in accordance with provisions set out in Clause 10.

4.2	Subject to Closing having taken place, in the event that: -
(a)	Windrace enters into agreement(s), subject to such terms and conditions to be agreed by the Purchaser and SPAC, with any third party investor(s) (“Third Party Investor(s)”) in relation to an equity investment in Windrace for cash consideration (“Investment Consideration”) between the date hereof and Closing; and
(b)	such Third Party Investor(s) has/have paid to Windrace the Investment Consideration in full,

upon written request of Windrace and in lieu of the issue by Windrace of new Windrace shares to such Third Party Investor(s), the Purchaser shall allot and issue to such Third Party Investor(s) and/or its/their respective nominee(s) on the Closing Date such number of Investor Shares at a subscription price not lower than the lowest of the closing trading price of common stock in SPAC among each of the last trading day of March 2009, April 2009 and May 2009 per Investor Share credited as fully paid in accordance with the following formula:

Maximum number of Investor Shares to be issued to each Third Party Investor and/or its nominee	=	Amount of the Investment Consideration
paid by such Third Party Investor

US$ (Lowest closing trading price of
common stock in SPAC among each of the
last trading day of March 2009, April 2009
and May 2009)
5.	PRE-CLOSING MATTERS
5.1	Each of the Sellers hereby undertakes with the Purchaser and SPAC that if at any time before Closing, such Seller comes to know of any fact, circumstance or event which:
(a)	(i) is in any way inconsistent with such Seller’s Warranties contained in paragraphs 1.1, 1.2 and 2 in Part A of Schedule 4, or suggests that any fact warranted may not be as warranted or may be misleading in any respect or (ii) is in any way inconsistent with any of the undertakings or Sellers’ Warranties made by such Seller (save for those warranties set out in 5.1(a)(i) above), or suggests that any fact warranted may not be as warranted or may be misleading in any material respect; and/or
(b)	may have occurred any material adverse effect (“Sellers’ Material Adverse Effect”) on:

(i)	the business, assets, properties, results of operations or condition (financial or otherwise) of any of the Windrace Group Companies or one or more Windrace Group Companies taken as a whole; or
(ii)	the ability of such Seller to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement;

provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Sellers’ Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) the economy in general or (b) the industry in which the Windrace Group operates in general (in each case under (a) and (b) not specifically relating to or disproportionately affecting the Windrace Group), such Seller shall as soon as practicable give written notice thereof to the Purchaser and SPAC.

5.2	Each of the Founders hereby undertakes with the Purchaser and SPAC that if at any time before Closing, such Founder comes to know of any fact, circumstance or event which:
(a)	(i) is in any way inconsistent with any such Founders’ Warranties contained in paragraph 2 in Part B of Schedule 4, or suggests that any fact warranted may not be as warranted or may be misleading in any respect; or (ii) is in any way inconsistent with any of the undertakings or Founders’ Warranties made by such Founder (save for those warranties set out in Clause 5.2 (a)(i) above), or suggests that any fact warranted may not be as warranted or may be misleading in any material respect; and/or
(b)	may have occurred any material adverse effect (“Founders’ Material Adverse Effect”) on:
(i)	the business, assets, properties, results of operations or condition (financial or otherwise) of any of the Windrace Group Companies or one or more Windrace Group Companies taken as a whole; or
(ii)	the ability of such Founder to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement;

provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Founders’ Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) the economy in general or (b) the industry in which the Windrace Group operates in general (in each case under (a) and (b) not specifically relating to or disproportionately affecting the Windrace Group), such Founder shall as soon as practicable give written notice thereof to the Purchaser.

5.3	Each of the Sellers hereby undertakes with the Purchaser and SPAC that pending Closing, it/he shall not: -
(a)	do (directly or indirectly) or allow to be done any act or omission which would constitute or give rise to a breach of any of the Sellers’ Warranties if the Sellers’ Warranties were given at any time up to the Closing Date; or
(b)	dispose of any interest in any shares or equity interests in Windrace or create or grant any Encumbrance over or in respect of any of them.
5.4	Each of the Founders hereby undertakes with the Purchaser and SPAC that pending Closing:
(a)	it/he shall, and shall procure that each Windrace Group Company shall:
(i)	not do (directly or indirectly) or allow to be done any act or omission which would constitute or give rise to a breach of any of the Founders’ Warranties if the Founders’ Warranties were given at any time up to the Closing Date;
(ii)	procure that the Purchaser, SPAC and their respective authorised representatives and advisers are promptly given full access to all the Records and other documents of each Windrace Group

Company and all such information, explanations and copies with respect thereto (or thereof) and to the business, affairs, assets, liabilities and contracts of each Windrace Group Company as the Purchaser, SPAC or their respective authorised representatives or advisers may reasonably request;
(iii)	not dispose of any interest in any shares or equity interests in any of the Windrace Group Company or any of them or create or grant any Encumbrance over or in respect of any of them;
(iv)	not pass any resolution in general meeting of any Windrace Group Company (other than any resolution constituting ordinary business conducted at an annual general meeting) without sending prior written notice to the Purchaser and SPAC;
(b)	it/he will procure that at all times up to Closing each Windrace Group Company will comply with the provisions of Schedule 5.
5.5	Each of the Sellers hereby further undertakes with the Purchaser and SPAC that each of them will use all reasonable efforts to assist the Purchaser and SPAC, to the extent as permissible, to satisfy all the requirements as imposed by SEC or other applicable regulatory authorities to effect the transfer of the Sale Shares and transactions contemplated hereunder, including but not limited to, the provision of the following to the Purchaser or SPAC:
(a)	on or before May 13, 2009, a signed original or certified copy of the Accounts by any accounting firm of recognised international standard approved by the Purchaser (the “Reporting Accountants”), accompanied by a signed original or certified copy of an opinion of the Reporting Accountants, which opinion shall state that such audits were conducted in accordance with the IFRS. All such financial statements shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with generally accepted accounting principles applied consistently throughout the period reflected therein except as stated therein;
(b)	from time to time such information (including any results of the business, affairs, operations, assets, financial condition or prospects of the Windrace Group, annual budgets, cash flow analyses, projections, minutes of any meetings of any of its board) as may be required for the purpose of proxy filing with the SEC; and
(c)	from time to time any fairness opinion or other opinion as may be required by SEC for the purpose of completing the transactions hereunder.
5.6	Each of the Purchaser and SPAC hereby undertakes with the Sellers that if at any time before Closing, either the Purchaser or SPAC comes to know of any fact, circumstance or event which:
(a)	(i) is in any way inconsistent with any of the Purchaser’s and SPAC’s Warranties contained in paragraphs 1.1, 1.2 and 2 in Part C of Schedule 4, or suggests that any fact warranted may not be as warranted or may be misleading in any respect or (ii) is in any way inconsistent with any of the undertakings or Purchaser’s and SPAC’s Warranties (save for those set out in Clause 5.6(a)(i) above), or suggests that any fact warranted may not be as warranted or may be misleading in any material respect; and/or
(b)	may have occurred any material adverse effect (“Purchaser’s Material Adverse Effect”) on:
(i)	the business, assets, properties, results of operations or condition (financial or otherwise) of any of the Purchaser or SPAC; or
(ii)	the ability of any of the Purchaser or SPAC to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement;

provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Purchaser’s Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) the economy in general or (b) the industry in which the Purchaser or SPAC operates in general (in each case under (a) and (b) not specifically relating to or disproportionately affecting the Purchaser or SPAC), the Purchaser or SPAC shall as soon as practicable give written notice thereof to the Sellers.

5.7	Each of the Purchaser and SPAC hereby undertakes with the Sellers that pending Closing:
(a)	it shall not do (directly or indirectly) or allow to be done any act or omission which would constitute or give rise to a breach of any of the Purchaser’s and SPAC’s Warranties if the Purchaser’s and SPAC’s Warranties were given at any time up to the Closing Date; and
(b)	it will procure that at all times up to Closing the Purchaser and SPAC will comply with the provisions of Schedule 6.
5.8	Each of the Purchaser and SPAC hereby further undertakes with the Sellers that, subject to compliance with all applicable Regulations, it will use all reasonable efforts to complete the following not later than 10 days after the Closing Date:
(a)	the merger with and into the Purchaser by SPAC with the Purchaser as the surviving entity (the “Merged Entity”), and the registration of the Merged Entity under the securities laws of the United States (the “Redomestication Merger”);
(b)	the change of name of the Merged Entity to such other name as may be agreed between the parties hereto (the “Name Change”);
(c)	the relocation of the listing of securities of the Merged Entity to the NYSE or such other stock exchange as may be agreed between the parties hereto (the “Listing Relocation”); and
(d)	the removal of all existing directors from the board of the Merged Entity (“Removal”) and the nomination of Mr. Lin and not less than two (2) persons who satisfy the independence requirements set forth in applicable Regulations (including without limitation, the US Exchange Act and NYSE listing standards) for election as directors of the Merged Entity (“Appointments”); provided further that following the Appointments, the composition of the board of directors of the Merged Entity complies with all applicable Regulations.
6.	CLOSING
6.1	Subject to Clause 3.1, Closing shall take place at the offices of Seyfarth Shaw LLP at 131 S. Dearborn Street, Suite 2400, Chicago, IL 60603 on the 3rd Business Day after the Conditions set out in Clause 3.1 have been satisfied (or waived pursuant to Clause 3.3, and any conditions attaching to such waiver having been satisfied) (except the Condition set out in Clause 3.1(d) which shall be fulfilled simultaneously upon Closing) unless the parties otherwise agree in writing, but in any event no later than November 7, 2009.
6.2	At or before Closing, each party shall procure the doing of the things and the delivery to the other party of those documents and other items set out in Schedule 3.
7.	WARRANTIES AND INDEMNITIES
7.1	Each of the Sellers hereby represents, warrants and undertakes to the Purchaser, SPAC, and their respective successors in title that each statement contained in (i) paragraphs 1.1, 1.2 and 2 in Part A of Schedule 4 is true, accurate and complete in all respects and not misleading in any respect, and (ii) Part A of Schedule 4 (save for those Sellers’ Warranties set out in (i) above), is true, accurate and complete in all material respects and not misleading in any material respect, in the case of each of (i) and (ii), at the date of this Agreement and on each day up to and including the Closing Date with reference to the facts and circumstances from time to time applying, provided however, that any statement contained herein that is qualified by a materiality standard or a material adverse effect shall not be further qualified thereby. Each of the Sellers hereby acknowledges that each of the Purchaser and SPAC is entering into this Agreement in reliance upon each Sellers’ Warranty. The Purchaser and SPAC acknowledge and agree that each Seller shall give the Sellers’ Warranties solely relating to itself and/or the Sale

Shares held by such Seller and/or its nominee(s). The parties to this Agreement expressly agree that the Sellers’ Warranties are made and given subject to the matters Disclosed and shall not be nor shall be deemed to be in breach of any of the Sellers’ Warranties in respect of matters Disclosed, provided that such Sellers’ Warranties when read in conjunction with the matters Disclosed satisfy the standards set forth in the first sentence of this paragraph. The Seller’s Warranties are qualified by those matters Disclosed. The Purchaser and SPAC acknowledge and agree that if there shall be any breach of any of the Sellers’ Warranties, it will only take action against and be entitled to any damages, compensation or indemnity whatsoever (if any) from the Seller that has made that particular Seller Warranty and will not take action against nor will it be entitled to any damages, compensation or indemnity from the other Sellers.
7.2	Each Sellers’ Warranty is separate and independent of and without prejudice to any other Sellers’ Warranty and, except where expressly stated otherwise, is not limited by any provision of this Agreement or another Sellers’ Warranty. The Sellers’ Warranties shall survive Closing.
7.3	Each of the Sellers hereby agrees to indemnify and keep indemnified on demand the Purchaser, SPAC and their respective successors in title from and against all losses, costs and expenses (including legal expenses) which the Purchaser or SPAC actually sustain from or in consequence of any of the Sellers’ Warranties contained in (i) paragraphs 1.1, 1.2 and 2 in Part A of Schedule 4 not being true and accurate or fully complied with in any respect; and (ii) Part A of Schedule 4 (save for those Sellers’ Warranties set out in (i) above), not being true and accurate or complied with in all material respects or being misleading in any material respect. This indemnity shall be without prejudice to any other rights and remedies of the Purchaser or SPAC in relation to any such breach of any such Sellers’ Warranties and all other rights and remedies are expressly reserved to the Purchaser or SPAC.
7.4	Subject to Closing having taken place, each of the Sellers undertakes to the Purchaser that it will not (and procure the nominee(s) will not), transfer or dispose of, or grant or create any interests or rights of any nature in respect of, any interest in any Additional Shares issued to it and/or its nominee(s), prior to the date falling six months (or any such longer period as may be required by SEC or the financial adviser of the Purchaser or any other applicable regulatory authorities) from the Closing Date.
7.5	Each of the Founders hereby represents, warrants and undertakes to the Purchaser, SPAC and their respective successors in title that each statement contained in (i) paragraph 2 in Part B of Schedule 4 is true, accurate and complete in all respects and not misleading in any respect, and (ii) Part B of Schedule 4 (save for those Founders’ Warranties set out in (i) above), is true, accurate and complete in all material respects and not misleading in any material respect, in the case of each of (i) and (ii), at the date of this Agreement and on each day up to and including the Closing Date with reference to the facts and circumstances from time to time applying, provided however, that any statement contained herein that is qualified by a materiality standard or a material adverse effect shall not be further qualified thereby. Each of the Founders hereby acknowledges that each of the Purchaser and SPAC is entering into this Agreement in reliance upon each Founders’ Warranty. The parties to this Agreement expressly agree that the Founders’ Warranties are made and given subject to the matters Disclosed and shall not be nor shall be deemed to be in breach of any of the Founders’ Warranties in respect of matters Disclosed, provided that such Founders’ Warranties when read in conjunction with the matters Disclosed satisfy the standards set forth in the first sentence of this paragraph. The Founders’ Warranties are qualified by those matters Disclosed.
7.6	Each Founders’ Warranty is separate and independent and without prejudice to any other Founders’ Warranty and, except where expressly stated otherwise, is not limited by any provision of this Agreement or another Founders’ Warranty. The Founders’ Warranties shall survive Closing.
7.7	Each of the Founders hereby agrees to indemnify and keep indemnified on demand the Purchaser, SPAC and their respective successors in title from and against all losses, costs and expenses (including legal expenses) which the Purchaser or SPAC actually sustain from or in consequence of any of the Founders’ Warranties contained in (i) paragraph 2 in Part B of Schedule 4 not being true and accurate or fully complied with in any respect; and (ii) Part B of Schedule 4 (save for those Founders’ Warranties set out in (i) above), not being true and accurate or complied with in all material respects or being misleading in any material respect. This indemnity shall be without prejudice to any other rights and remedies of the Purchaser or SPAC in relation to any such breach of any such Founders’ Warranties and all other rights and remedies are expressly reserved to the Purchaser or SPAC.
7.8	Each of the Purchaser and SPAC represents, warrants and undertakes to the Sellers and their respective successors in title that each statement contained in (i) paragraphs 1.1, 1.2 and 2 in Part C of Schedule 4 is true, accurate and complete in all respects and not misleading in any respect, and (ii) Part C of Schedule 4 (save for those Purchaser’s and SPAC’s Warranties set out in (i) above), is true, accurate and complete in all material respects and not misleading in any material respect, in the case of each of (i) and (ii), at the date of this Agreement and on each day up to and including the Closing Date with reference to the facts and circumstances from time to time applying, provided however, that any statement contained herein that is qualified by a materiality standard or a material adverse effect shall not be further qualified thereby. Each of the Purchaser and SPAC acknowledges that each of the Sellers is entering into this Agreement in reliance upon each Purchaser’s and SPAC’s Warranty. The parties to this Agreement expressly agree that the Purchaser’s and SPAC’s Warranties are made and given subject to the matters Disclosed and shall not be nor shall be deemed to be in breach of any of the Purchaser’s and SPAC’s Warranties in respect of matters Disclosed, provided that such Purchaser’s and SPAC’s Warranties when read in conjunction with the matters Disclosed satisfy the standards set forth in the first sentence of this paragraph. The Purchaser’s and SPAC’s Warranties are qualified by those matters Disclosed.
7.9	Each Purchaser’s and SPAC’s Warranty is separate and independent and without prejudice to any other Purchaser’s and SPAC’s Warranty and, except where expressly stated otherwise, is not limited by any provision of this Agreement or another Purchaser’s and SPAC’s Warranty. The Purchaser’s and SPAC’s Warranties shall survive Closing.
7.10	Each of the Purchaser and SPAC agrees to indemnify and keep indemnified on demand the Sellers and their respective successors in title from and against all losses, costs and expenses (including legal expenses) which the Sellers actually sustain from or in consequence of any of the Purchaser’s and SPAC’s Warranties contained in (i) paragraphs 1.1, 1.2 and 2 in Part C of Schedule 4 not being correct or fully complied with in any respect; and (ii) Part C of Schedule 4 (save for those Purchaser’s and SPAC’s Warranties set out in (i) above), not being true and accurate or complied with in all material respects or being misleading in any material respect. This indemnity shall be without prejudice to any other rights and remedies of the Sellers in relation to any such breach of any such Purchaser’s and SPAC’s Warranties and all other rights and remedies are expressly reserved to the Sellers.
8.	POST CLOSING UNDERTAKINGS
8.1	Subject to Closing having taken place, each of the Sellers shall execute such further documents and perform and procure such acts and things as the Purchaser may reasonably require to vest the beneficial and registered ownership of the Sale Shares in the Purchaser and/or its nominee(s) free from any Encumbrances and to give full effect to the Sellers’ obligations under this Agreement.
8.2	Subject to Closing having taken place, each of the Sellers irrevocably and unconditionally undertakes to the Purchaser and SPAC that it shall execute and procure Windrace to execute such further documents and perform and procure filings and registrations and such other acts and things as the Purchaser and SPAC may reasonably require (including all amendments to the articles of association of Windrace) to confer onto the Purchaser its rights and benefits that shall be enjoyed by the Purchaser through its holding in Windrace.
8.3	Subject to Closing having taken place, the Purchaser and SPAC shall execute such further documents and perform and procure such acts and things as the Sellers may reasonably require to vest the beneficial and registered ownership of the Additional Shares in the Sellers and/or their nominees free from any Encumbrances (subject to the escrow and release schedule set out in Clause 10 and the terms and conditions of the Escrow Agreement) and to give full effect to the Purchaser’s obligations under this Agreement.
8.4	Subject to Closing having taken place, each of the Purchaser and SPAC irrevocably and unconditionally undertakes to the Sellers that it shall execute such further documents and perform and procure filings and registrations and such other acts and things as the Sellers may reasonably require to confer onto the

Sellers their rights and benefits that shall be enjoyed by the Sellers through their holdings of the Additional Shares (subject to the escrow and release schedule set out in Clause 10 and the terms and conditions of the Escrow Agreement).
9.	TERMINATION
9.1	Subject to fulfilment or waiver (pursuant to Clause 3.3) of the Conditions and if:
(a)	Closing does not take place on the date set forth in Clause 6.1 hereof as a result of the Sellers or the Founders (or any of them) failing to comply with any of their obligations under Clause 6; or
(b)	at any time prior to Closing, the Purchaser or SPAC becomes aware that:
(i)	any of the Sellers’ Warranties or the Founders’ Warranties is incorrect, inaccurate or misleading; or
(ii)	any obligation of the Sellers or the Founders hereunder has not been or is (in the reasonable opinion of the Purchaser or SPAC) incapable of being carried out,

in the case of either (i) or (ii) in a way which (in the reasonable opinion of the Purchaser or SPAC) is material in the context of the proposed acquisition of the Sales Shares,

the Purchaser or SPAC may, at its option (but without prejudice to any other right or remedy it may have, including without limitation any right to subsequently claim for (x) such failure to comply, (y) breach of contract by the Sellers or the Founders or (z) breach of the Sellers’ Warranties or the Founders’ Warranties) by written notice to the Sellers prior to Closing, elect to:

(aa)	proceed to Closing in so far as reasonably practicable;
(bb)	postpone Closing to a date (which in any event shall not exceed thirty (30) Business Days beyond the Closing Date) after the Closing Date in accordance with Clause 6.1 hereof; or
(cc)	terminate this Agreement.

If the Purchaser or SPAC elects to postpone Closing in accordance with Clause 9.1(bb), the provisions of this Agreement shall apply (excluding the option to further postpone the Closing under Section 9.1(bb)) until the date of such Closing.

9.2	Subject to fulfilment or waiver (pursuant to Clause 3.3) of the Conditions and if:
(a)	Closing does not take place on the date set forth in Clause 6.1 hereof as a result of the Purchaser or SPAC (or any of them) failing to comply with any of their obligations under Clause 6; or
(b)	at any time prior to Closing, any of the Sellers become aware that:
(i)	any of the Purchaser’s and SPAC’s Warranties, is incorrect, inaccurate or misleading; or
(ii)	any obligation of the Purchaser or SPAC hereunder has not been or is (in the reasonable opinion of the Majority Shareholders) incapable of being carried out,

in the case of either (i) or (ii) in a way which (in the reasonable opinion of the Majority Shareholders) is material in the context of the proposed acquisition of the Additional Shares,

the Majority Shareholders’ Agent (acting on behalf of the Majority Shareholders) may, at its option (but without prejudice to any other right or remedy it may have, including without limitation any right to subsequently claim for (x) such failure to comply, (y) breach of contract by the Purchaser or SPAC, or (z) breach of the Purchaser’s or SPAC’s Warranties) by written notice to the Purchaser and SPAC prior to Closing, elect to:

(aa)	proceed to Closing in so far as reasonably practicable;
(bb)	postpone Closing to a date (which in any event shall not exceed thirty (30) Business Days beyond the Closing Date) after the Closing Date in accordance with Clause 6.1 hereof; or
(cc)	terminate this Agreement.

If the Majority Shareholders’ Agent (acting on behalf of the Majority Shareholders) elects to postpone Closing in accordance with Clause 9.2(bb), the provisions of this Agreement shall apply (excluding the option to further postpone the Closing under Clause 9.2(bb)) until the date of such Closing.

9.3	If this Agreement shall be terminated under this Clause 9 or Clause 3.4:
(a)	save as otherwise provided herein, all rights and obligations of the parties shall cease immediately upon termination, except that:
(i)	termination shall not affect the then accrued rights and obligations of the parties; and
(ii)	termination shall be without prejudice to the continued application of this Clause and Clauses 13 and 14, 16.2 to 19 (and all provisions relevant to the interpretation and enforcement thereof) which shall remain in full force and effect.
(b)	In the case of termination pursuant to Clause 9.1(cc), each Seller shall (in addition to any other remedy the Purchaser or SPAC may have) indemnify the Purchaser and SPAC against all costs and expenses (including the costs and expenses of legal, financial, accounting and other advisers) incurred by the Purchaser or SPAC in connection with the negotiation, preparation, execution and termination of this Agreement and the proposed purchase of the Sale Shares (and all due diligence and other investigations and research in connection therewith) or the satisfaction of any of the Conditions set forth in Clause 3.1.
10.	ESCROW AND RELEASE SCHEDULE FOR INVESTOR SHARES AND ADDITIONAL SHARES
10.1	Subject to Clause 4.2 of this Agreement, and subject to Closing having taken place, the Investor Shares shall be allotted and issued to any Third Party Investor(s) and/or their respective nominees free from Encumbrances on the Closing Date.
10.2	Subject to Closing having taken place, the Additional Shares shall be released to the Sellers in four tranches subject to and in accordance with the terms and conditions of the Escrow Agreement. The schedule of release shall be as follows:
(a)	(i) At Closing, subject to Clause 10.2(a)(ii) below and the restrictions set out in Clause 7.4, 2,750,000 Additional Shares shall be released to the Sellers.
(ii)	In the event that the aggregate number of Investor Shares issued and allotted to the Third Party Investor(s) and the Additional Shares released to the Sellers pursuant to Clause 10.2(a)(i) above constitute less than 51% of the entire issued share capital of the Purchaser immediately after Closing, additional number of Additional Shares (“Closing Adjustment Shares”) amounting to the difference between the number of shares representing 51% of the entire issued share capital of the Purchaser and 2,750,000 shall be released to the Sellers to ensure that the aggregate shareholding held by the Third Party Investor(s) and the Sellers is not less than 51% of the entire issued share capital of the Purchaser.
(iii)	The remaining Additional Shares issued shall be delivered to the Escrow Agent to be held by it in escrow subject to and in accordance with this Clause and the terms and conditions of the Escrow Agreement.
(b)

(i)

If the 2009 Adjusted Earnings are not less than the 2009 Target Earnings, such number of Additional Shares amounting to the difference between 8,555,180 and the Closing Adjustment Shares shall be released by the Escrow Agent to the Sellers within 10 days of the completion of the 2009 Audit.

(ii)	If the 2009 Adjusted Earnings are less than the 2009 Target Earnings, the release of this tranche of Additional Shares will be deferred, subject to the other provisions set out in this Clause 10.
(c)	(i) If the 2010 Adjusted Earnings are not less than the 2010 Target Earnings,
(A)	an aggregate of 4,277,590 Additional Shares; and
(B)	if there were Additional Shares deferred from last year as referred to in Clause 10.2(b)(ii), such Additional Shares shall be released by the Escrow Agent to the Sellers within 10 days of the completion of the 2010 Audit.

(ii)	If the 2010 Adjusted Earnings are less than the 2010 Target Earnings, the release of this tranche of Additional Shares set out in (i)(A) above, as well as any Additional Shares deferred from the preceding year, will be deferred, subject to the other provisions set out in this Clause 10;
(d)	If the 2011 Adjusted Earnings are not less than the 2011 Target Earnings:
(i)	an aggregate of 1,425,863 Additional Shares; and
(ii)	if there were Additional Shares deferred from the previous year(s) as referred to in Clauses 10.2(b)(ii) and/or 10.2(c)(ii), such Additional Shares shall be released by the Escrow Agent to the Sellers within 10 days of the completion of the 2011 Audit.

(c)	The number of Additional Shares to be released to each Seller in each tranche shall be subject to and in accordance with the terms and conditions of the Escrow Agreement.

10.3	In the event that the 2011 Adjusted Earnings are less than the 2011 Target Earnings, any Additional Shares which are still held in escrow shall be released to the Sellers within 10 days of the completion of the 2011 Audit in accordance with the following formula:

Additional Shares to be released	=	2011 Adjusted Earnings 2011 Target Earnings	× the number of Additional Shares held in escrow
10.4	Any Additional Shares still held in escrow which have not been released pursuant to Clause 10.3 shall be cancelled.
11.	EARN-OUT SHARES
11.1	Subject to Closing having taken place and compliance with all applicable Regulations, the Sellers shall be entitled to receive 2,212,789 additional new ordinary shares of the Purchaser (“Earn-out Shares”) provided that the 2011 Adjusted Earnings are not less than the 2011 Target Earnings.
11.2	Subject to Clause 11.1, each Seller shall receive the number of Earn-out Shares set opposite its name in the following table:

Sellers	Number of Earn-out Shares
Mr. Lin	889,925
Ms. Chen	586,269
RichWise	267,579
Tiancheng	234,508
Haima	117,254
Eagle Rise	117,254

Earn-out Shares shall be issued on or before the date falling twenty-one (21) Business Days following the completion of the 2011 Audit. The Earn-out Shares shall rank pari passu in all respects with the issued shares of the Purchaser existing as at the date of issue of the Earn-out Shares under the Purchaser’s Constituent Documents, including all rights to dividends and other distributions.

12.	REPURCHASE OF SPAC WARRANTS
12.1	Windrace undertakes with the Purchaser and SPAC that, from the date hereof, it shall purchase such number of SPAC’s warrants (“SPAC Warrants”) or enter into such other transactions which shall have the effect of reducing the dilutive effect of the SPAC Warrants at such time and consideration as the board of Windrace deems beneficial to the interests of its shareholders. Any SPAC Warrants repurchased shall be cancelled.
13.	LIMITATION OF LIABILITIES
13.1	The parties hereby agree that the entire liability of (i) all of the Sellers and the Founders to the Purchaser and SPAC; and (ii) the Purchaser and SPAC to all of the Sellers and the Founders, under this Agreement, the Deed of Indemnity and/or in respect of any and all matters/transactions contemplated under this Agreement including but not limited to sums payable in respect of claims (whether contractual, tortious or otherwise) (“Claims”) (exclusive of any loss of opportunity in other investments) arising out of any one or more of the following:-
(a)	breaches of the express or implied terms of this Agreement;
(b)	any indemnity, damages or compensation in respect of the matters set out in this Agreement;
(c)	all Claims for breach of any undertakings/covenants/representations made by the Sellers under this Agreement;
(d)	all Claims for breach by the parties hereunder of any of their obligations or commitment under this Agreement; and
(e)	interest (if any) in respect of any of the above payments,

shall be set out in Clause 13.2.

13.2

(a)

Except as set forth in Clause 13.3, the total liability of all of the Sellers and the Founders in contract, tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise shall be limited to US$6,800,000 in aggregate.

(b)	Except as set forth in Clause 13.3, the total liability of the Purchaser and SPAC in contract, tort (including negligence), breach of statutory duty, misrepresentation, restitution or otherwise shall be limited to US$6,800,000 in aggregate.
13.3	Nothing in this Agreement limits or excludes any party’s liability:
(a)	for death or personal injury resulting from negligence; or
(b)	any damage or liability incurred as a result of fraud or fraudulent misrepresentation; or
(c)	any other matter in respect of which it would be illegal for any party to exclude or limit its liability.
13.4	All of the Sellers and the Founders on the one hand and the Purchaser and SPAC on the other hand shall not be entitled to recover more than once in respect of any one breach giving rise to a claim under this Agreement.
13.5	The rights of the Purchaser and SPAC in respect of any Claim under this Agreement shall be restricted in the following manner:
(a)	no Claim under this Agreement shall be made against any Seller and Founder unless written notice thereof (specifying the nature, quantum and full particulars) shall have been given by the Purchaser or SPAC to the relevant Seller(s) and Founder(s) on or before the expiry of three (3) years after the Closing Date;
(b)	no Claim under this Agreement shall be made unless the amount of the claim or the aggregate amount of the Claims is over US$100,000, and for this purpose no Claim shall be aggregated unless its amount is over US$20,000.

13.6	The rights of the Sellers and the Founders or any of them in respect of any Claim under this Agreement shall be restricted in the following manner:
(a)	no Claim under this Agreement shall be made against the Purchaser and SPAC unless written notice thereof (specifying the nature, quantum and full particulars) shall have been given by the Sellers and the Founders to the Purchaser and SPAC on or before the expiry of three (3) years after the Closing Date;
(b)	no Claim under this Agreement shall be made unless the amount of the claim or the aggregate amount of the Claims is over US$100,000, and for this purpose no Claim shall be aggregated unless its amount is over US$20,000.
13.7	Without prejudice to the provisions set out in Clauses 7 and 13 hereof or any other provisions in this Agreement, it is expressly agreed and confirmed by the parties that all the obligations and liabilities of the Sellers under this Agreement and/or any matters contemplated therein, including without limitation, those under Clause 5, shall be on a several basis. Where an obligation or liability under this Agreement and/or any matters contemplated herein is attributable to or the responsibility of two or more Sellers, each such Seller shall be responsible and liable in a proportion equal to the number of Windrace shares held by such Seller as at the date of this Agreement divided by the aggregate number of Windrace shares held by all the Sellers who are so liable as at the date of this Agreement. Where an obligation or liability under this Agreement and/or any matters contemplated herein is attributable to or the responsibility of one Seller only, that Seller shall be solely responsible for performing or discharging such obligation or liability in full. Notwithstanding the foregoing, all the obligations and liabilities of the Founders under this Agreement, the Deed of Indemnity and/or any matters contemplated in such documents shall be on a joint and several basis and the Founders shall be jointly and severally responsible for any Claims against all or any of the Founders.
14.	ANNOUNCEMENTS AND CONFIDENTIALITY
14.1	No public announcement or communication of any kind shall be made or issued in respect of the subject matter of this Agreement by any party hereto, save:
(a)	with the prior written consent of the other party hereto which may not be unreasonably withheld or delayed;
(b)	to the extent required by applicable Regulations, provided the party required to make or issue an announcement or communication has, if and to the extent practicable, first consulted (giving a reasonable amount of information and time to) the other party and taken into account the reasonable requirements of the other parties; or
(c)	where such announcement or communication is made or issued by the Sellers after Closing to a customer, client or contractor of the Windrace Group Company informing it of the Purchaser’s purchase of the Sale Shares.
14.2	Each party shall at all times keep confidential, treat as privileged, and not directly or indirectly make or allow to be made any disclosure or use of any oral or written information relating to the other party (including any aspect of that party’s businesses or customers or the existence or subject matter of this Agreement or any information, data, documents obtained or to be obtained during the conduct of due diligence investigation (“Confidential Information”), except to the extent:
(a)	required by applicable Regulations and then only after advising the other relevant party or parties of that requirement and consulting (giving a reasonable amount of information and time to) that other party or parties in respect of the relevant matter and taking into account the reasonable requirements of the other party;
(b)	necessary to obtain the benefit of, or to carry out obligations under, this Agreement, which shall include the ability to disclose Confidential Information to any employees or advisers who need to have it for purposes directly connected with the transactions provided for in this Agreement, provided that the relevant disclosing party shall advise such employees or advisers of the confidential nature of the Confidential Information and shall use all reasonable endeavours to procure that such persons keep the relevant Confidential Information strictly confidential and shall indemnify the other party in respect of all costs, claims, actions, proceedings, losses and liabilities in connection with any unauthorised disclosure or use of the Confidential Information by such persons; or
(c)	that the information is or becomes available in the public domain without breach by a party of its confidentiality obligations under this Clause or at law.
15.	APPOINTMENT OF SPECIAL LEGAL ADVISORS

Windrace undertakes with the Purchaser and SPAC that it shall appoint any advisor, consultant or specialist deemed necessary or desirable by Morgan Joseph & Co. Inc., the financial advisor of SPAC, to secure the SPAC Stockholder Approval as set out in Clause 3.1(a) or as otherwise necessary or desirable to effectuate the transactions contemplated under this Agreement.

16.	STAMP DUTY AND EXPENSES
16.1	Stamp duty (if any) payable on the instrument(s) of transfer relative to the purchase of the Sale Shares shall be borne as to one half by the Sellers and as to the other half by the Purchaser.
16.2	Save as expressly provided herein, all expenses incurred by or on behalf of the parties and their advisers including all fees of agents, representatives, solicitors, accountants, actuaries and other advisers employed by any of them, in connection with the negotiation, preparation or execution of this Agreement, shall be borne solely by the party who incurred the liability.
17.	GENERAL
17.1	Time shall be of the essence in this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may, by agreement in writing among or on behalf of the parties, be substituted for them.
17.2	No failure to exercise, or delay in exercising, any right or remedy under this Agreement will operate as a release or waiver of such right or remedy or any other right or remedy, nor will any single or partial exercise of any right or remedy under this Agreement or provided by law preclude any other or further exercise of it or the exercise of any other right or remedy. A waiver of any breach of this Agreement or any right of remedy under this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed.
17.3	This Agreement supersedes any previous agreement between the parties in relation to the acquisition of the Sale Shares and the parties acknowledge that no claim shall arise in respect of any agreement so superseded by this Agreement. This Agreement (together with the documents referred to herein) contains the entire agreement between the parties hereto relating to the transactions provided for herein and there are no other warranties, conditions or terms applicable thereto whether express or implied.
17.4	Any variation to this Agreement shall be binding only if it is in writing and signed by or on behalf of each party.
17.5	If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
17.6	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
17.7	The rights and obligations contained in this Agreement (including but not limited to the undertakings, warranties, representations and indemnities) remain in force after Closing, except to the extent that they have been fully performed or where this Agreement provides otherwise.

17.8	Subject to the terms and conditions of this Agreement, each party shall execute and deliver such certificates and other documents and take such actions as may reasonably be requested by the other party in order to effect the transactions contemplated by this Agreement.
17.9	This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same document.
17.10	No party may assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the written consent of the other parties.
17.11	Reference herein is made to the Prospectus. Each of the parties hereto other than SPAC has read the Prospectus and understands that SPAC has established the trust account described in the Prospectus for the benefit of the public stockholders and the underwriters of SPAC’s initial public offering (the “Underwriters”) and that, except for certain exceptions described in the Prospectus, SPAC may disburse monies from the trust account only: (i) to the public stockholders in the event of the conversion of their shares or the liquidation of SPAC; or (ii) to SPAC only from the interest income amounts necessary to pay taxes on such interest income amounts and up to US$1,350,000 for working capital; or (iii) to SPAC and the Underwriters after consummation of a business combination, as described in the Prospectus. Each of the parties hereto other than SPAC hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the trust account (a “Trust Claim”) and hereby waives any Trust Claim it may have now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the trust account or any funds distributed therefrom for any reason whatsoever.

Except for expenses deemed necessary or advisable by SPAC or the Purchaser to effectuate the transactions contemplated under this Agreement and the disbursements permitted under this Clause 17.11, SPAC and the Purchaser hereby agree that none of them will engage in discussions or negotiations or enter into letters of intent, memorandum of understanding, contracts, agreements, arrangements or transactions of any nature with any third party involving a payment by SPAC or the Purchaser with monies in the trust account between the date hereof and Closing.

17.12	Each of the Majority Shareholders hereby irrevocably and unconditionally authorises RichWise or such other person acceptable to the Purchaser and SPAC as the agent of all the Majority Shareholders (the “Majority Shareholders’ Agent”) to act on their behalf in all matters contemplated under Clause 9.2. All actions taken by the Majority Shareholders’ Agent pursuant to Clause 9.2 shall be binding on all the Majority Shareholders.
17.13	Each of the Sellers and the Founders hereby irrevocably and unconditionally authorises RichWise to act on its behalf in all matters contemplated under Clause 19.3. All actions taken by RichWise pursuant to Clause 19.3 shall be binding on all Sellers.

18.	NOTICES
18.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be left at or sent by pre-paid registered post (if posted from and to an address in Hong Kong), pre-paid registered airmail (if posted from or to an address outside Hong Kong) or facsimile transmission to the party due to receive the notice or communication at its respective address or facsimile number set out below or to such other address and/or number(s) as may have been last specified by such party by written notice to each of the other parties hereto.

To the Sellers:
(1)	Shuipan Lin, accepting notices and other communications under Clause 18.1 on behalf of himself, Xiayu Chen, Tiancheng and Haima
Address:	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC
Telephone:	86-595-8285-8888
Facsimile:	86-595-8206-9999
(2)	RichWise International Investment Group Limited, accepting notices and other communications under Clause 18.1 on behalf of itself and Eagle Rise
Address:	Room 4101 Landmark, 4028 Jintin Road, Fujian District, Shenzhen, PRC
Attention:	Jinlei Shi
Telephone:	86-755-8283-9998
Facsimile:	86-755-8283-9966
To Windrace:
Address:	Xidelong Industrial Zone, Jinjiang, Fujian, the PRC
Attention:	Shuipan Lin
Telephone:	86-595-8285-8888
Facsimile:	85-595-8206-9999

To the Purchaser and SPAC
Address:	221 Boston Post Road East Suite 410 Marlborough, MA 01753
Attention:	G. George Lu
Telephone:	+1 (508) 624-4948
Facsimile:	+1 (508) 624-4988
with a copy to
(1) Seyfarth Shaw LLP
Attn: Michel J. Feldman
131 S. Dearborn Street
Suite 2400
Chicago, IL 60603
Telephone: +1 (312) 60-5613
Facsimile: +1 (312) 460-7613

(2) Deacons
Attn: Eugina Chan / Rosita Chu
5th Floor, Alexandra House,
18 Chater Road
Central, Hong Kong
Telephone: 2825 9211
Facsimile: 2810 0431
18.2	In the absence of evidence of earlier receipt, a notice or other communication is deemed given:
(a)	if delivered personally, when left at the address referred to in Clause 18.1;
(b)	if sent by mail except air mail, two (2) days after posting; and
(c)	if sent by air mail, six (6) days after posting;
(d)	if sent by fax, on completion of its transmission.

In proving the giving of a notice by mail it shall be sufficient to prove that the envelope containing such notice was properly addressed and posted.

19.	GOVERNING LAW AND JURISDICTION
19.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.
19.2	Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement. The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of one party or several parties to take proceedings against the other parties (or any of them) in any other court of competent jurisdiction, nor shall the taking of proceedings by one party or several parties in any one or more jurisdictions preclude such party or parties taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
19.3	RichWise hereby irrevocably appoints Jones Day of 29/F., Edinburgh Tower, the Landmark, 15 Queen’s Road, Central, Hong Kong as the agent to accept service of legal process on behalf of the Sellers as a group and each of the Sellers. Service of legal process upon such process agent of RichWise shall be deemed completed whether or not such legal process is forwarded to or received by any Seller. RichWise hereby irrevocably agrees that, if the process agent ceases to have an address in Hong Kong or ceases to act as the process agent on behalf of the Sellers as a group and each of the Sellers, it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen

(14) days a copy of a written acceptance of appointment by the process agent. If at any time RichWise appoints a new process agent, it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.
19.4	Each of the Purchaser and SPAC hereby irrevocably appoints Law Debenture Services (H.K.) Limited of Room 3105, Alexandra House, 18 Chater Road, Central, Hong Kong as its agent to accept service of legal process on its behalf. Service of legal process upon the process agent of each of the Purchaser and SPAC shall be deemed completed whether or not such legal process is forwarded to or received by the Purchaser and SPAC. Each of the Purchaser and SPAC hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent. If at any time any of the Purchaser and SPAC appoints a new process agent it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

EXECUTED AS AN AGREEMENT

SIGNED BY SHUIPAN LIN	)/s/ Shuipan Lin
in the presence of:	)
/s/
SIGNED BY XIAYU CHEN	)/s/ Xiayu Chen
in the presence of:	)
/s/
SIGNED BY	)/s/ Chen Shuli
)
for and on behalf of	)
TIANCHENG INT’L	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
/s/
SIGNED BY	)/s/ Shi Jinlei
)
for and on behalf of	)
RICHWISE INTERNATIONAL	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
/s/

SIGNED BY	)/s/ Chong Waisum
)
for and on behalf of	)
HK HAIMA GROUP LIMITED	)
in the presence of:	)
/s/
SIGNED BY	)/s/ Lin Zen Hong
)
for and on behalf of	)
EAGLE RISE INVESTMENTS	)
LIMITED	)
in the presence of:	)
/s/
SIGNED BY	)/s/ Shuipan Lin
)
for and on behalf of	)
WINDRACE INTERNATIONAL	)
COMPANY LIMITED	)
in the presence of:	)
/s/
SIGNED BY	)/s/ Louis Koo
)
for and on behalf of	)
EXCEED COMPANY LTD.	)
in the presence of:	)
/s/

SIGNED BY	)/s/ Louis Koo
)
for and on behalf of	)
2020 CHINACAP ACQUIRCO, INC.	)
in the presence of:	)
/s/

SCHEDULE 1
DETAILS OF SELLERS

Column(1)	Column(2)	Column(3)
Sellers’ name and address and Company number	Number of ordinary share(s) held by Sellers	Shareholding percentage (%) of the entire issued share capital of Windrace
		Current shareholding structure		As adjusted after completion of the Redemption(2)
Mr. Lin Address: No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC	61,375 (of which 37,000 ordinary shares are beneficially owned by Mr. Lin and 24,375 ordinary shares are held on trust for Ms. Chen.)	61.375% (of which 37.000% of the entire issued share capital of Windrace is beneficially owned by Mr. Lin and 24.375% of the entire issued share capital of Windrace is held on trust for Ms. Chen.)		66.712% (of which 40.217% of the entire issued share capital of Windrace is beneficially owned by Mr. Lin and 26.495% of the entire issued share capital of Windrace is held on trust for Ms. Chen.)
Ms. Chen Address: No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC	24,375	24.375%		26.495%
Tiancheng Address: Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong Company number: 1203761	9,750	9.75%		10.598%
RichWise Address: Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI Company number: 625725	11,125	11.125%		12.092%
Haima Address: Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong Company number: 1203741	4,875	4.875%		5.299%
Eagle Rise Address: Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI Company number: 1453334	4,875	4.875%		5.299%
Total	92,000	92.000	%(1)	100.000%

Note:

(1)	The remaining 8.000% of the issued share capital of Windrace consists of 8,000 preferred shares, all of which are held by Elevatech.
(2)	Pursuant to the Elevatech Letter Agreement, all of the preferred shares will be redeemed by Windrace simultaneously with the Closing.

SCHEDULE 2

PART A

DETAILS OF WINDRACE

Company name:	Windrace International Company Limited
Company number:	207339
Place of incorporation:	Cayman Islands
Date of incorporation:	March 25, 2008
Share capital:	Authorized: HK$390,000 divided into 3,892,000 ordinary shares of HK$0.10 each and 8,000 preferred shares of HK$0.10 each

Issued:

100,000 shares of HK$0.10 each, including 92,000 ordinary shares held by Sellers and 8,000 preferred shares held by Elevatech. All of the issued preferred shares will be redeemed by Windrace in exchange for the issue of the Promissory Note.

Director(s):	Mr. Lin Cai Wanjiang Sun Jun Sun Yining Jin Jichun
Registered office:	Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands

Shareholder(s):	Registered Shareholder(s)	Beneficial Shareholder(s)	Number of share(s) held		Shareholding percentage (%) of the entire issued share capital of Windrace
			Ordinary shares	Preferred shares
	Mr. Lin	Mr. Lin	37,000		37.000%
		Ms. Chen	24,375		24.375%
	RichWise	RichWise	11,125		11.125%
	Tiancheng	Tiancheng	9,750		9.750%
	Haima	Haima	4,875		4.875%
	Eagle Rise	Eagle Rise	4,875		4.875%
	Elevatech	Elevatech		8,000	8.000%
	Total	—	92,000	8,000	100.000%

SCHEDULE 2

PART B

DETAILS OF SUBSIDIARIES OF WINDRACE

Company name:	(Fujian Xidelong Sports Goods Co., Ltd.)	(Xidelong (China) Co. Ltd.)	Hei Dai Lung Group Company Limited	XDLong Investment Holding Limited
Company number:	350500400009643	350500400009872	869560	1426312
Place of incorporation:	PRC	PRC	Hong Kong	BVI
Date of incorporation:	September 26, 2001	April 13, 2004	November 5, 2003	August 17, 2007
Authorized share capital:	N/A	N/A	HK$10,000 divided into 10,000 shares of HK$1.00 each	Authorized to issue a maximum of 50,000 shares in US$1.00 each
Issued share capital:	HK$25,000,000	HK$180,000,000	HK$10,000	US$100
Director(s):	Mr. Lin Ms. Chen Mr. Ding Dongdong	Mr. Lin Ms. Chen Mr. Ding Dongdong	Xdlong Investment Holding Limited	Mr. Lin
Registered shareholder(s) (number of share(s) held or Percentage of shares held):	Hei Dai Lung Group Company Limited 100%	Hei Dai Lung Group Company Limited 100%	Xdlong Investment Holding Limited 100%	Windrace 100%
Beneficial shareholder(s) (number of share(s) held or Percentage of share(s) held):	Hei Dai Lung Group Company Limited 100%	Hei Dai Lung Group Company Limited 100%	Xdlong Investment Holding Limited 100%	Windrace 100%

SCHEDULE 3

COMPLETION OBLIGATIONS

A.	Obligations of the Sellers
1.	ACTIONS

The following actions:

1.1	Holding of a meeting, or signing written resolutions, of the board of directors of Windrace at or in which resolutions shall be passed approving:

(a)  the transfer of the Sale Shares in Windrace, their registration in the statutory book of Windrace and the issue of the new share certificate(s) to the Purchaser and/or its nominee(s) upon presentation of duly executed transfer;

(b)  the execution of the counterparts of the Deed of Indemnity by the Founders;

(c)  the issuance of the Promissory Note and the issuance of the preference shares issuable upon conversion of the Promissory Note (the “Conversion Shares”); and

(d)  the execution of the counterparts of the Escrow Agreement by the Sellers.

1.2	Redemption and issuance of the Promissory Note to Elevatech as consideration for the Redemption.
1.3	Issuance by Mr. Lin and RichWise of their respective Personal Guarantees to Elevatech.
1.4	Adoption of an amendment to the restated articles of association of Windrace providing for the issuance of the Conversion Shares upon the conversion of the Promissory Note.
1.5	Delivery of an instruction letter to Windrace’s registered agent authorizing registration of Elevatech as a holder of the Conversion Shares upon their issuance by Windrace.
1.6	Signing of an amendment agreement to the Shareholders’ Agreement providing for its continued effectiveness in the event Elevatech becomes a holder of the Conversion Shares (the “Conversion Time”) and for the redemption referred to in 1.8 below.
1.7	Signing of a Deed of Adherence between Windrace and the Purchaser, the form of which is set forth Schedule 2 to the Shareholders’ Agreement (the “Deed of Adherence”), providing for the Purchaser’s agreement to become a party to the Shareholders’ Agreement at the Conversion Time.
1.8	Signing of a deed of covenant in favour of Elevatech providing that, in the event that Elevatech holds any preferred shares in Windrace or Conversion Shares after the completion of the Financing Transaction (as defined in the Elevatech Letter Agreement) and Mr. Lin or RichWise transfers any shares they hold in the Purchaser prior to December 31, 2009, then any preferred shares in Windrace or Conversion Shares held by Elevatech shall be immediately redeemable under the terms and conditions of such preferred shares in Windrace or Conversion Shares, as the case may be.
2.	DELIVERY OBLIGATIONS

Delivery of the following documents to the Purchaser:

2.1	Valid share certificate(s) for the Sale Shares in the names of the Purchaser and/or in the name of its nominee(s).
2.2	(a) Duly executed and valid instrument(s) of transfer in relation to the Sale Shares, such transfer to be in favour of the Purchaser and/or its nominee(s) as the Purchaser may direct.
(b)	The duly executed powers of attorney or other authorities under which any of the transfer have been executed.
2.3	Certified true copies of the minutes of the meeting or written resolutions at which the resolutions referred to in paragraph 1.1 of this Schedule 3 of this Agreement shall have been passed.

2.4	Certified true copies of the minutes of meetings or written resolutions comprising board and shareholders of the Sellers (other than Mr. Lin and Ms. Chen) approving and authorising the signing of this Agreement, as appropriate, the Deed of Indemnity and the Escrow Agreement (if not already delivered to the Purchaser).
2.5	All other consents and approvals (if any) to be obtained by Sellers for entering into this Agreement and sale of the Sale Shares to the Purchaser.
2.6	Evidence (whether by way of a certificate of an executive officer of the Sellers or otherwise), in a form reasonably satisfactory to the Purchaser, of satisfaction of the Conditions set out in Clause 3.1.
2.7	Counterparts of the Deed of Indemnity duly executed by the Founders.
2.8	Such other documents legally required to give good title to Sale Shares and to enable the Purchaser and/or its nominee to become the registered holder of Sale Shares.
2.9	Counterparts of the Deed of Adherence duly executed by Windrace.
2.10	Counterparts of the Escrow Agreement duly executed by the Sellers.
B.	Obligations of the Purchaser
1.	ACTIONS

The following actions:

1.1	Holding of a meeting, or signing written resolutions, of the board of directors of the Purchaser at or in which resolutions shall be passed approving:

(a)  the acquisition of the Sale Shares in accordance with the terms of this Agreement, the issue and allotment of the Additional Shares and, subject to Clause 4.2, the Investor Shares, their registration in the statutory book of the Purchaser and the issue of the new share certificate(s) to the Sellers or the Third Party Investor(s), as appropriate, and/or their nominee(s);

(b)  approving the Removal and the Appointments;

(c)	the Name Change, the Redomestication Merger and the Listing Relocation;
(d)	the execution of the counterparts of the Deed of Indemnity by the Purchaser;
(e)	the execution of the counterparts of the Deed of Adherence by the Purchaser; and
(f)	the execution of the counterparts of the Escrow Agreement by the Purchaser.
2.	DELIVERY OBLIGATIONS

Delivery of the following documents to the relevant Sellers (or the Escrow Agent in the case of paragraph 2.1, subject to and in accordance with the terms of the Escrow Agreement) and/or the Third Party Investor(s), as appropriate:

2.1	Valid share certificate(s) for (a) the Additional Shares in the names of the Sellers and/or in the name of their nominee(s); and (b), subject to Clause 4.2, the Investor Shares in the names of the Third Party Investor(s), and/or in the name of their nominee(s).
2.2	A certified true copy or extract of its board resolutions approving and authorising (a) the signing of this Agreement, the Deed of Indemnity, and the Escrow Agreement; (b) allotment and issuance of the Additional Shares to the Sellers and/or their nominee(s); and, subject to Clause 4.2, allotment and issuance of the Investor Shares to the Third Party Investor(s) and/or their nominee(s).
2.3	Counterparts of the Deed of Indemnity duly executed by the Purchaser.
2.4	Certified true copies of all other consents and approvals as may be required by all applicable Regulations to be obtained by the Purchaser approving (a) the issuance and allotment of the Additional Shares to the Sellers and/or their nominee(s); and (b) the issuance and allotment of the Investor Shares to the Third Party Investor(s) and/or their nominee(s).

2.5	Such other documents legally required to give good title to Additional Shares and to enable the Sellers and/or their nominee(s) to become the registered holders of the Additional Shares.
2.6	Subject to Clause 4.2, such other documents legally required to give good title to Investor Shares and to enable the Third Party Investor(s) and/or their nominee(s) to become the registered holders of the Investor Shares.
2.7	Counterparts of the Deed of Adherence duly executed by the Purchaser.
2.8	Counterparts of the Escrow Agreement duly executed by the Purchaser.
C.	Obligations of SPAC
1.	ACTIONS
1.1	Issuance of an irrevocable instruction (which instruction shall be contingent upon Closing having occurred pursuant and subject to this Agreement) to LaSalle Global Trust Services directing the immediate payment of HK$306,267,580.48 (being the First Installment as defined in the Elevatech Letter Agreement) using proceeds from the trust account in which a substantial portion of the net proceeds of SPAC’s initial public offering are held (the “Elevatech Payment Instruction”).
1.2	Holding of a meeting, or signing written resolutions, of the board of directors of SPAC at or in which resolutions shall be passed approving the issuance of the Elevatech Payment Instruction at Closing.
2.	DELIVERY OBLIGATIONS

Delivery of the following documents to the Sellers:

2.1	A certified copy or extract of its board resolutions approving and authorising the signing of this Agreement, the Deed of Indemnity, the Elevatech Payment Instruction and the Escrow Agreement.
2.2	Counterparts of the Deed of Indemnity duly executed by SPAC.
2.3	Counterparts of the Escrow Agreement duly executed by SPAC.
2.4	A certified copy of the Elevatech Payment Instruction and evidence (whether by way of a certificate of an executive officer of SPAC or otherwise), in a form reasonably satisfactory to the Sellers, that such instruction has been properly delivered to LaSalle Global Trust Services.

SCHEDULE 4

PART A

SELLERS’ WARRANTIES

1.	AUTHORITY AND INFORMATION
1.1	Authority: Each of the Sellers (other than Mr. Lin and Ms. Chen) is a duly incorporated and validly existing company under the laws of the place of incorporation and each of the Sellers has full right, power and authority, and has taken all necessary action, to validly and duly to execute and deliver, and to exercise its rights and perform its obligations under, this Agreement and all other documents which are to be executed by each Seller at or before Closing, and this Agreement constitutes, and the documents which are to be executed by each Seller at or before Closing when executed will constitute, legal, valid and binding agreements or obligations of each Seller enforceable in accordance with their respective terms.
1.2	Power: Save for the SPAC Stockholder Approval referred to in Clause 3.1, each Seller has all the power (under its Constituent Documents or otherwise) to permit its entry into this Agreement and each Seller has all the power (under its Constituent Documents or otherwise) to transfer the Sale Shares in the manner set out herein and this Agreement (and its performance) has been duly authorised (other than Mr. Lin and Ms. Chen and such authorisation remaining in full force and effect) and executed by, and constitutes valid and legally binding obligations of, such Seller; save for normal compliance with applicable Regulations, there is no authorisation, consent, approval or notification required for the purposes of or as a consequence of the transfer of the Sale Shares or for the execution and delivery of this Agreement or the performance of its obligations hereunder either from governmental, regulatory or other public bodies or authorities or courts or from any third party pursuant to any contractual or any other arrangement to which any of the Sellers is a party; the transfer of the Sale Shares is not in contravention of any regulation binding on any of the Sellers.
1.3	Information provided: All information given by the Sellers, or their respective advisers, to the Purchaser or the Purchaser’s advisers, relating to them or their businesses, activities, affairs, or assets or liabilities was, when given, and is now, true, complete and accurate in all material respects and not misleading in any material respect.
1.4	No information omitted: There are no facts or circumstances, in relation to the assets, business or financial condition of each Seller, which have not been fully and fairly Disclosed in writing to the Purchaser or the Purchaser’s advisers, and which are material for disclosure to a buyer of the Sale Shares or which, if Disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement, or the terms on which it would do so.
1.5	Information in Schedules: The information in Schedule 1 and Part A of Schedule 2 concerning such Seller is complete, accurate and not misleading. The only directors of Windrace are the persons named in Part A of Schedule 2.
2.	SHARES
2.1	Shares: All of the Sale Shares held by such Seller are fully paid up or credited as fully paid up and rank pari passu in all respects.
2.2	Sale Shares: Such Seller is the sole legal and/or beneficial owner of, and has full right, power and authority to sell and transfer, and will at Closing sell and transfer, the full legal and/or beneficial ownership of the Sale Shares set opposite its name in Column (2) of Schedule 1 free from all Encumbrances (of which there are none in existence) and with all rights now and hereinafter attaching thereto.

2.3	No options etc: Except as required by this Agreement and the Elevatech Letter Agreement, there is not and has never been:
(a)	any agreement or arrangement in force which provides for the present or future issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of Windrace (including any option or right of pre-emption or conversion); or
(b)	any Encumbrance on or in relation to any issued or unissued shares of Windrace,

and no claim has been made by any person to be entitled to any such agreement, arrangement or Encumbrance which has not been waived in its entirety or satisfied in full.

SCHEDULE 4

PART B

FOUNDERS’ WARRANTIES

1.	INFORMATION
1.1	Information provided: All information given by the Founders, any Windrace Group Company or their respective advisers, to the Purchaser or the Purchaser’s advisers, relating to them or the Windrace Group or its business, activities, affairs, or assets or liabilities was, when given, and is now, true, complete and accurate in all material respects and not misleading in any material respect.
1.2	No information omitted: There are no facts or circumstances, in relation to the assets, business or financial condition of the Windrace Group, which have not been fully and fairly Disclosed in writing to the Purchaser or the Purchaser’s advisers, and which are material for disclosure to a buyer of the Sale Shares or which, if Disclosed, might reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement, or the terms on which it would do so.
1.3	Information in Schedules: The information in Schedules 1 and 2 is complete, accurate and not misleading. The only directors and officers of each Windrace Group Company are the persons named in Schedule 2.
1.4	Memorandum and articles: The copy of the Constituent Documents of each Windrace Group Company given to the Purchaser or the Purchaser’s advisers is accurate and complete in all respects and has embodied in it a copy of every such resolution all other things required to be embodied in it pursuant to the applicable legislation and fully sets out the rights and restrictions attaching to each class of share capital of each Windrace Group Company.
1.5	Resolutions: Since the Last Accounts Date, no alteration has been made to the Constituent Documents of any Windrace Group Company and no resolution of any kind of the shareholders of any Windrace Group Company has been passed (other than resolutions relating to business at annual general meetings which was not inconsistent with each of its ordinary course of business).
2.	SHARES
2.1	Shares: The Sale Shares comprise the whole of the allotted and issued ordinary shares of Windrace.
2.2	No options etc: Except as required by this Agreement and the Elevatech Letter Agreement, there is not and has never been:
(a)	any agreement or arrangement in force which provides for the present or future issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of any Windrace Group Company (including any option or right of pre-emption or conversion or any right or interest of similar nature); or
(b)	any Encumbrance on or in relation to any issued or unissued shares of any Windrace Group Company,

and no claim has been made by any person to be entitled to any such agreement, arrangement or Encumbrance which has not been waived in its entirety or satisfied in full.

2.3	No repurchases/financial assistance: Except as Disclosed, no Windrace Group Company has at any time purchased or repaid any of its own share capital, or given or agreed to give any unlawful assistance in connection with any acquisitions of its or any other company’s share capital.
2.4	No other interests: No Windrace Group Company has:
(a)	any subsidiary or is or has ever been the holder or beneficial owner of, or has agreed to acquire, any share or loan capital of any company, in each case, other than the companies contained in Part B of Schedule 2; and/or

(b)	any branch, agency or place of business, or any permanent establishment.
3.	ACCOUNTS AND RECORDS
3.1	Accounts: The Accounts:
(a)	were prepared in accordance with the historical cost convention and on a proper and consistent basis; the bases and policies of accounting adopted for the purpose of preparing the Accounts are the same as those adopted in preparing the audited consolidation accounts of the Windrace Group in respect of the three last preceding accounting periods;
(b)	are complete and accurate in all material respects and give a true and fair view of the assets, liabilities, state of affairs and financial position of the Windrace Group at the Last Accounts Date and their profits for the financial period ended on that date;
(c)	comply with the requirements of the relevant Regulations;
(d)	have been prepared in accordance with generally accepted accounting principles and practices in the applicable jurisdiction (and in particular, in the case of any Windrace Group Company established in the PRC, in accordance with generally accepted accounting practice in the PRC);
(e)	and the Windrace Group’s business for the periods covered by them, were not affected by any extraordinary, exceptional or non-recurring item or by any other circumstance rendering the profits or losses for all or any of such periods unusually high or low, in each case which were not clearly Disclosed;
(f)	fully disclose all the material assets of the Windrace Group as at the Last Accounts Date;
(g)	fully disclose and make full provision in accordance with the relevant good accounting practice for all bad and doubtful debts and all liabilities and financial commitments of the Windrace Group outstanding at the Last Accounts Date, including contingent, unquantified or disputed liabilities; and
(h)	make full provision or reserve, in accordance with the principles set out in the notes included in the Accounts, for all Taxation (including any contingent or deferred liability) liable to be assessed on the Windrace Group, or for which it may be accountable, in respect of the period ended on the Last Accounts Date and such provision will be sufficient to cover all Taxation assessed or liable to be assessed on the Windrace Group or for which the Windrace Group is, may be or may become accountable in respect of profits, income-earnings, receipts, transfers, events and transactions up to and including the Last Accounts Date,
3.2	Records and documents: Each Windrace Group Company has kept duly made up all requisite books of account (in accordance with good accounting principles), minute books, registers and financial and other records. All Records:
(a)	have been fully, properly and accurately kept and completed in accordance with normal business practice and good accounting principles and comply with all applicable legal and accounting requirements and standards;
(b)	do not contain any material inaccuracies or discrepancies; and
(c)	give and reflect a correct view of its trading transactions, and its financial, contractual and trading position (and no notice or allegation that any of them is inaccurate or should be rectified has been received or made), and the Records and all other deeds and documents (including title deeds and documents), belonging to or which ought to be in the possession of the Windrace Group, and each Windrace Group Company’s seal, are in the possession of the relevant Windrace Group Company or its agents.

3.3	Statutory books: The register of members and other statutory books of each Windrace Group Company have been properly kept and contain accurate and complete records of the matters with which they should deal in accordance with applicable legal requirements.

3.4	Minute books: The minute books of directors’ meetings and of shareholders’ meetings of each Windrace Group Company respectively contain accurate records of all resolutions passed by the directors and the shareholders respectively of that company and no resolutions have been passed by either the directors or the shareholders of any Windrace Group Company which are not recorded in the relevant minute books.
4.	OTHER FINANCIAL MATTERS
4.1	No capital transactions: Save as Disclosed, there were not at the Last Accounts Date, and, since the Last Accounts Date, no Windrace Group Company has made or incurred (or agreed to make or incur), any capital commitments, capital expenditure or any acquisition of a capital asset in excess of RMB10 million, in any single or a series of related transactions nor has it since the Last Accounts Date disposed of, or realised, or agreed to dispose of or realise, any capital or other assets (other than of stock-in-trade in the ordinary course) or any part of the Windrace Group’s business in excess of RMB10 million, in any single or a series of related transactions, or any interest in any of the aforesaid.
4.2	Sufficient working capital: Having regard to existing bank and other facilities, the Windrace Group has sufficient working capital for the purposes of continuing to carry on its business in its present form, for the period of twelve (12) months after Closing and for the purposes of executing, carrying out and fulfilling, in accordance with their terms, all obligations to be performed within such twelve (12) month period pursuant to all orders, projects and contractual obligations which are binding upon it and remain outstanding.
4.3	Loans in ordinary course: No Windrace Group Company has lent any money which has not been repaid to it, or owns the benefit of any debt (whether or not due for repayment), other than debts which have arisen in the ordinary course of its business, and no Windrace Group Company has made any loan or quasi-loan contrary to the applicable legislation.
4.4	Dividends:
(a)	Since the Last Accounts Date no dividend or other distribution has been, or is treated as having been, or has been proposed to be, declared, made or paid by any Windrace Group Company.
(b)	All dividends or distributions declared, made or paid by each Windrace Group Company have been declared, made or paid in accordance with its Constituent Documents and the applicable provisions of the applicable laws.
5.	TAXATION
5.1	General:
(a)	All notices, returns, computations and registrations (including, without limitation, returns registrations) of each Windrace Group Company for the purposes of Taxation have been made punctually on a proper basis and are correct and current and none of them is, or is likely to be, the subject of any dispute with any Taxation Authority.
(b)	All information supplied by or on behalf of each Windrace Group Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.
(c)	All Taxation which each Windrace Group Company is liable to pay prior to Closing has been or will be paid prior to Closing.
(d)	No Windrace Group Company has paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of any Tax law or statute.
(e)	All payments by each Windrace Group Company to any person which ought to have been made after deduction or withholding of any sum for or on account of Tax have been so made and each Windrace Group Company (if required by law to do so) has accounted to the relevant Tax Authority for the Tax so deducted or withheld. Proper records have been maintained in respect of all such deductions, withholdings and payments and all applicable Regulations have been complied with.

(f)	Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on each Windrace Group Company or for which each Windrace Group Company is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Last Accounts Date and proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principals.
(g)	Each Windrace Group Company has sufficient records relating to past events to calculate the Taxation liability, relief or allowance which would arise on any disposal or realisation of any asset owned at the Last Accounts Date or acquired since the Last Accounts Date.
5.2	Investigations/anti-avoidance:
(a)	No Windrace Group Company has been subject to any audit or investigation by any Taxation Authority and to the Founders’ knowledge, there are no circumstances existing which make it likely that an audit or investigation will be commenced.
(b)	No Windrace Group Company, to the Founders’ knowledge, has entered into or been a party to any transaction or any scheme or arrangement of which the main purpose, or one of the main purposes, or the sole or dominant purpose, was the unlawful avoidance of or reduction in or the deferral or postponement of a liability to Taxation.
5.3	Concessions, clearances, elections and appeals:
(a)	The amount of Taxation chargeable on each Windrace Group Company during any accounting period on or within the three (3) years before the Last Accounts Date has not depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority.
(b)	All particulars supplied to any Taxation Authority in connection with an application for any advance ruling, clearance or consent by or on behalf of any Windrace Group Company or affecting any Windrace Group Company were when supplied to the relevant Taxation Authority and remain complete and accurate in all material respects; any such advance ruling, clearance or consent has been obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant facts and considerations; and any transaction for which an advance ruling, clearance or consent was obtained has been carried into effect only in accordance with the terms of the relevant advance ruling, clearance or consent.
5.4	Position since the Last Accounts Date: Since the Last Accounts Date:
(a)	no Windrace Group Company has changed its accounting year end or its method of accounting or accounting practice or policy, other than such changes required by the applicable Regulations;
(b)	no Windrace Group Company has declared, made or paid any dividend, bonuses or other distribution;
(c)	no Windrace Group Company has disposed of any asset (including stock) or supplied any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received by any Windrace Group Company for Taxation purposes;
(d)	no event has occurred which gives or may give rise to Taxation for any Windrace Group Company in respect of deemed (as opposed to actual) income, profits or gains or which results or may result in any Windrace Group Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company.
6.	ASSETS
6.1	Assets owned: Each Windrace Group Company legally and beneficially owned at the Last Accounts Date, and had good and marketable title to and possession of, and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good and marketable title to and possession of, all the assets included in the relevant Accounts and to all assets acquired since the Last Accounts Date and not subsequently sold or realised as aforesaid, save for any sales or realizations in the ordinary course of business. No Windrace Group Company has acquired or agreed to acquire any assets since the Last Accounts Date, save for any purchases in the ordinary course of business.
6.2	All assets: The assets owned by the Windrace Group, together with assets (if any) held under hire purchase, leasing or rental agreements listed in the Accounts (which are the only assets so held), comprise all the material assets necessary for the ordinary course of its business as now carried on.
6.3	No Encumbrance: No Windrace Group Company has created, or granted, or agreed to create or grant, any Encumbrance in respect of any of the assets included in the Accounts, or to be acquired or agreed to be acquired since the Last Accounts Date, in each case otherwise than in the ordinary course of its business, or in respect of the undertaking, goodwill or uncalled capital of such company.
6.4	Stock:
(a)	The stock of raw materials, packaging materials and finished goods now held are adequate in relation to the current and anticipated trading requirements of the businesses of the Windrace Group for a period of four (4) months from the date hereof.
(b)	The stock-in-trade of the Windrace Group is in saleable condition and is capable of being sold by the relevant Windrace Group Company, in the ordinary course of its business.
6.5	Plant and equipment adequate: The plant, machinery, vehicles and other equipment owned or used by the Windrace Group:
(a)	are, in all material aspects, in a good and safe state of repair and condition (subject to normal wear and tear) and satisfactory working order and have been regularly and properly maintained to a normal technical standard, and in accordance with safety regulations usually observed in relation to assets of that description, and in accordance with the terms and conditions of any applicable leasing or similar agreement;
(b)	are in its possession and control in all material respects, and are its absolute property save as those which are subject to hire purchase agreement, leasing or hiring agreement, or similar agreement or arrangement, except for disposals made as a part of its ordinary course of business; and
(c)	are all capable and fit and (subject to normal wear and tear) for the purpose for which they were designed or purchased.
6.6	Maintenance: Maintenance Contracts are in full force and effect in respect of all assets of capital nature of the Windrace Group which it is normal or prudent to have maintained by independent or specialist contractors, and in respect of all assets which the Windrace Group is obliged to maintain or repair under any leasing or similar agreement; provided that the absence of such contracts will not materially adversely affect the business of the Windrace Group.
6.7	Receivables: No part of the amounts included in the Accounts, as owing by any debtor:
(a)	is overdue by more than twelve (12) weeks; or
(b)	is the subject of any arrangement made otherwise than in the ordinary of course of business of the Windrace Group; or
(c)	has been realised or released on terms that any debtor pays less than the full book value of his debt, or has been deferred, subordinated or written off, or has proved to any extent to be irrecoverable, or is now regarded by the relevant Windrace Group Company as irrecoverable, or subject to doubt as to its recoverability, in whole or in part, or is subject to any counter-claim or set-off, except to the extent of any relevant provision or reserve relating thereto in the Accounts or for receivables in an aggregate outstanding book value not exceeding RMB5 million as of the date of the Accounts.

7.	LIABILITIES AND INDEBTEDNESS
7.1	No liabilities:
(a)	Except as provided by the Elevatech Letter Agreement, there are no liabilities, obligations or indebtedness of any nature (including liabilities under guarantees, mortgages or indemnities and other contingent liabilities) which have been assumed or incurred, or agreed to be assumed or incurred, by any Windrace Group Company other than those liabilities, obligations and indebtedness clearly Disclosed or incurred in the ordinary and proper course of trading since the Last Accounts Date and which have not caused any material adverse effect to any Windrace Group Company or its shareholder.
(b)	No Windrace Group Company is a party to or is liable (including, without limitation, contingently) under any Guarantee guaranteeing debts or obligations of any party not being a member of the Windrace Group;
(c)	No Windrace Group Company has factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts.
(d)	Save for the Elevatech Letter Agreement, no Windrace Group Company has entered into any agreements, arrangements or understandings for the creation, entry into or doing of any of the aforesaid things.
7.2	Borrowing restrictions: The amounts borrowed by the Windrace Group (as determined in accordance with the provisions of the relevant instrument) do not exceed any limitation on its borrowing powers contained in its articles of association or other constitutional documents, or in any debenture or other deed or document binding upon it.
7.3	Facilities: In relation to all Facilities:
(a)	the amounts borrowed by any Windrace Group Company from each of its banks or other financial lending institution do not exceed the limits in the relevant Facilities;
(b)	there has been no contravention of, or non-compliance with, any provision of any of the Facilities;
(c)	except as Disclosed, to the Founders’ knowledge, there have not been, nor are there, any circumstances whereby the continuation of any of the Facilities might be prejudiced, or which might give rise to any alteration in the terms and conditions of any of the Facilities;
(d)	except as Disclosed, none of the Facilities is dependent on the guarantee or indemnity of, or any Encumbrance provided by, a third party other than any Windrace Group Company; and
(e)	except as Disclosed, none of the Facilities might be terminated or mature or be repayable prior to its stated maturity as a result of the acquisition of the Sale Shares by the Purchaser or any other thing contemplated in this Agreement.
7.4	No prepayment or enforcement: No Windrace Group Company has, since the Last Accounts Date:
(a)	repaid, or, to the Founders’ knowledge, become liable (with or without the giving of notice by any person) to repay, any Facility in advance of its stated maturity; or
(b)	received notice (whether formal or informal) from any lender of money to it or other persons, requiring repayment of any indebtedness or indicating that any Encumbrances in respect of any of its assets may be enforced, and no steps for the early repayment of any Facilities, or enforcement of any such Encumbrance, have been or may (to the Founders’ knowledge) be taken; and, to the Founders’ knowledge, there are no circumstances likely to give rise to, or would entitle any third party (with or without the giving of notice) to give or take, any such notice or steps.
8.	COMPLIANCE
8.1	Due incorporation: Each Windrace Group Company has been and remains validly incorporated or established pursuant to the laws of its country of incorporation or establishment in all respects, and all shares in each of the Windrace Group Company has been fully and duly paid up or credited as fully paid up in accordance with its Constituent Documents) for the time being in force and rank pari passu in all respects.
8.2	All licences held: Except as Disclosed, each Windrace Group Company has the right, power and authority, and is duly qualified, to carry all businesses which it currently carries on in all jurisdictions, has obtained all legally required licences, consents and approvals from any person, authority or body for the proper carrying on of its businesses and all such licences, consents and approval are unconditional, valid and subsisting and have been properly obtained; no Windrace Group Company is in breach of any of the terms or conditions of any of such licences, consents and approvals and to the Founders’ knowledge, there are no factors that might in any way prejudice the continuation, or renewal, of any of them on substantially the same terms and conditions.
8.3	No breach of laws: Except as Disclosed, no Windrace Group Company or any of its officers, agents or employees (during the course of their duties in relation to it), has committed, or omitted to do, any act or thing, the commission or omission of which is, or could be, in contravention of any applicable Regulation, giving rise to any fine, penalty, default proceedings or other liability on its part involving penalty sums of more than RMB500,000. To the Founders’ knowledge, the Windrace Group has conducted and is conducting its business in all respects in accordance with all applicable Regulations, whether of the BVI, Cayman Islands, Hong Kong, the PRC or such relevant jurisdictions to which any Windrace Group Company is subject.
8.4	No investigations: Except as Disclosed, to the Founders’ knowledge, there is and has been no governmental or other investigation, enquiry or disciplinary proceeding concerning any Windrace Group Company in any jurisdiction and none is pending or threatened. To the Founders’ knowledge, no fact or circumstance exists which might give rise to any such investigation, enquiry or proceeding.
8.5	No disputes: Except as Disclosed, there is no dispute with any revenue, or other governmental, department, agency or body in the BVI, Cayman Islands, Hong Kong, the PRC or elsewhere, in relation to the affairs of any Windrace Group Company, and to the Founders’ knowledge, there are no facts which may give rise to any dispute.
8.6	Compliance with memorandum and articles: Except as Disclosed, each Windrace Group Company has, at all times, carried on business and conducted its affairs in all respects in accordance with the laws of its country of incorporation and its Constituent Documents for the time being in force.
8.7	All returns filed: All filings, returns, particulars, resolutions and documents (including all incorporation documents) required by any Government Entity or the Companies Ordinance or any other legislation to be filed with the registrar of companies, or any other authority in any jurisdiction, in respect of any Windrace Group Company have been duly filed and were correct in all material respects at the time of their filing.
8.8	Security valid: All Encumbrances, guarantees and indemnities in favour of any Windrace Group Company are valid, binding and enforceable in accordance with their terms and have (if legally required) been registered under and otherwise comply with any other applicable legislation.
8.9	Unlawful payments: No Windrace Group Company or, to the Founders’ knowledge, any person for whose acts or defaults any of the Windrace Group Companies may be vicariously liable has:
(a)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee in any jurisdiction; or
(b)	induced a person (or procured another person) to enter into an agreement or arrangement with any Windrace Group Company or any third party by means of an unlawful or immoral payment, contribution, gift, or other inducement;
(c)	directly or indirectly made an unlawful contribution to a political activity.

9.	BUSINESS/TRADING/PRODUCTS
9.1	Since the Last Accounts Date: Since the Last Accounts Date:
(a)	the business of the Windrace Group has been continued in the ordinary and normal course and in the same manner as previously;
(b)	there has been no material deterioration:
(i)	in the turnover, or the financial or trading position, business or prospects of the Windrace Group or material change in its assets and liabilities (none of which have been written up or down since the Last Accounts Date);
(ii)	in the Windrace Group’s consolidated net asset value (on the same basis as that used in the Accounts); or
(iii)	or material change in the areas of business or business environment in which any Windrace Group Company operates;
(c)	no major supplier or customer of any Windrace Group Company has stopped doing business with it, or substantially reduced its supplies to or levels of business with it, or substantially changed the terms on which it is prepared to supply or do business with any Windrace Group Company (other than normal price changes), except for change for which Windrace Group Company is able to locate alternative suppliers or customers without materially adversely affecting the Windrace Group Company business taken as a whole; and
(d)	each Windrace Group Company’s business has not been materially adversely affected by the termination, or a change in the terms, of an important agreement or by an abnormal factor materially adversely affecting Windrace Group Company’s businesses and, to the Founders’ knowledge, there are no facts or circumstances which might have a material adverse effect on Windrace Group Company’s businesses taken as a whole;
9.2	Relationships: To the Founders’ knowledge, no circumstance exists whereby (whether by reason of an existing agreement or arrangement or otherwise):
(a)	any significant supplier of any Windrace Group Company will or may cease, or be entitled to cease, supplying it or will or may substantially reduce its supplies to it or will or may substantially change the terms on which it is prepared to do business with any Windrace Group Company that would materially adversely affect Windrace Group Company’s business taken as a whole (other than normal price changes) (for the purpose of this Agreement, a significant supplier means any of the top five (5) suppliers of the entire Windrace Group as reflected by the total purchase values for the fiscal year ended December 31, 2008);
(b)	any major customer of any Windrace Group Company will or may cease, or be entitled to cease, to deal with it or will or may substantially reduce its existing level of business with it or will be entitled to substantially change the terms on which it is prepared to do business with any Windrace Group Company (other than normal price changes) (for the purpose of this Agreement, a major customer means any of the top five (5) customers of the Windrace Group as reflected by the total turnover of the entire Windrace Group for the fiscal year ended December 31, 2008);
(c)	will lead to Windrace to reasonably expect any officer or senior employee of any Windrace Group Company will or, to the Founders’ knowledge, may leave his office or employment.
9.3	Warranties in respect of goods or services: Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the usual course of business, no Windrace Group Company has given a guarantee, condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it.

9.4	Joint ventures and partnerships: No Windrace Group Company is /or has, agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association, or a party to any agreement or arrangement for sharing commissions or other income.
10.	AGREEMENTS
10.1	No unusual agreements: Except as Disclosed, no Windrace Group Company is a party to any Contract, instrument, transaction, arrangement, practice, liability or obligation (or offer, tender or proposal) which:
(a)	is outside its ordinary course of business;
(b)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with is terms, more than six months after the date on which it was entered into or undertaken);
(c)	is a swap, futures or derivatives contract of any nature or involves payment by it of amounts determined by reference to fluctuations in an index of retail prices or shares, or any other index, or any prices of securities, commodities or any other things, or any other benchmark of any nature or in the rate of exchange for any currency;
(d)	involves, or is likely to involve, the purchase or supply of goods or services the aggregate purchase or sales value of which will represent in excess of 10% of its turnover for the preceding financial year;
(e)	restricts any Windrace Group Company’s freedom to operate any business or use its assets in any part of the world as it considers appropriate;
(f)	is prohibited, void, illegal or unenforceable, or has any consequences (including the application of disclosure, registration or notification requirements), under any laws or requirements of any jurisdiction relating to competition, anti-trust, fair trading and similar matters.
10.2	Non arm’s length transactions: No Windrace Group Company is a party to, nor have its profits or financial position during the three (3) years prior to the date of this Agreement been affected by, any Contract, transaction or arrangement which is not entered into in the ordinary course of business and of an entirely arm’s length nature.
10.3	No default by the Windrace Group Companies: No Windrace Group Company is in default under any agreement, instrument or obligation binding on it. To the Founders’ knowledge, no threat or claim of default, under any agreement, instrument or arrangement to which any Windrace Group Company is a party has been made and there is no circumstance whereby any such agreement, instrument or arrangement is invalid or, except as Disclosed, may be prematurely terminated, rescinded, repudiated or disclaimed by any other party and no notice has been received of any such party’s intention, and no such party has sought, to terminate, rescind, repudiate or disclaim any such agreement, instrument or arrangement.
10.4	Material Contracts: Except as Disclosed, all material Contracts to which any Windrace Group Company is a party are valid, binding and enforceable in accordance with their terms under the laws of their relevant jurisdictions. No event or circumstances have arisen or will arise before Closing which will enable the counterparties to terminate any of the material Contracts whether on account of a breach of the counterparties to the material Contracts or otherwise, and the Windrace Group would not do or permit anything to be done which may diminish, jeopardize or prejudice its right or interest under any of the material Contracts.
10.5	Effect of this Agreement: The execution of, or compliance with the terms of, this Agreement does not and will not:
(a)	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which any Windrace Group Company is a party, or any provision of the memorandum or articles of association of any Windrace Group Company or any Encumbrance, lease, Contract, order, judgement, award, injunction, Regulation or other restriction or obligation of any kind or character by which or to which any asset of any Windrace Group Company is bound or subject;
(b)	relieve any person from any obligation to any Windrace Group Company (whether contractual or otherwise), or enable any person to terminate any obligation, or any right or benefit enjoyed by any Windrace Group Company, or, except as provided by the Elevatech Letter Agreement, to exercise any right, whether under an agreement with, or otherwise in respect of, any Windrace Group Company;
(c)	except as Disclosed, to the Founders’ knowledge, prejudicially affect the attitude of lenders of the Windrace Group;
(d)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the assets of any Windrace Group Company;
(e)	except as Disclosed, result in any present or future indebtedness or other Facilities of any Windrace Group Company becoming due, or capable of being declared due and payable, prior to its stated maturity; or
(f)	to the Founders’ knowledge, require any Windrace Group Company to obtain the consent or approval of any person, body or authority (whether as a matter of Regulation, Contract, or other requirement or expectation whether formal or not).
11.	RELATED PARTY MATTERS
11.1	No related party Contracts: Except as Disclosed, there is not now outstanding, and there has not at any time during the three (3) years prior to the date of this Agreement been outstanding, any Contract or arrangement to which any Windrace Group Company is a party and in which:
(a)	any of the Sellers;
(b)	any other person who is a shareholder or the beneficial owner of any interest in any Windrace Group Company; or
(c)	any director or employee of any Windrace Group Company.

is or has been interested, whether directly or indirectly.

11.2	No competing business interest: The Founders and their respective Affiliates do not have any rights or interests, directly or indirectly, in any businesses other than those now carried on by any Windrace Group Company which are or are likely to be, or become, competitive with the businesses of the Windrace Group.
11.3	Related indebtedness: There is no outstanding loan or indebtedness of any nature owed:
(a)	by any Windrace Group Company to any of the Sellers or any director or employee of any Windrace Group Company or any Affiliate of any such person; or
(b)	by any such person to any Windrace Group Company.
12.	LITIGATION AND INSOLVENCY
12.1	No litigation: No Windrace Group Company or any person for whose acts or defaults it may be vicariously liable is involved in any litigation, arbitration, administrative or criminal or other proceedings involving a claim of more than US$100,000, there are no such proceedings pending or threatened, either by or, to Founders’ knowledge, against any Windrace Group Company; and there is no order or penalty against any Windrace Group Company; and to the Founders’ knowledge, there is no fact or circumstance which is likely to give rise to any such proceedings involving any Windrace Group Company, in each of the above cases excluding ordinary debt collection proceedings by any Windrace Group Company.

12.2	No winding up: No order has been made, or petition presented, or resolution passed for the winding up of or appointment of a provisional liquidator to any Windrace Group Company; nor has any receiver, manager or the like been appointed in respect of any Windrace Group Company’s assets or undertakings; nor has any distress, execution or other process been levied in respect of any Windrace Group Company or any of their assets which remains undischarged; nor is there any unfulfilled or unsatisfied judgment, order, decree, award or decision outstanding against any Windrace Group Company or any person for whose acts or defaults it may be vicariously liable.
12.3	Insolvency: No Windrace Group Company is insolvent or unable to pay (or has stopped paying) its debts (or any of them) when they fall due.
13.	EMPLOYEES
13.1	Employees; Employment Agreements: All persons who provide services to any Windrace Group Company are (i) employees of such Windrace Group Company or (ii) have entered into binding Contracts or agreements with such Windrace Group Company or other proper third party for the provisions of such services, in each case in accordance with all applicable Regulations
13.2	No changes to employment terms: During the period to which the Accounts relate and since the Last Accounts Date or (where employment or holding of office commenced after the beginning of such period) since the commencement date of the employment or holding of office:
(a)	no material change has been made (or agreed to be made) in the rate of remuneration, or the emoluments or pension benefits, of any officer, ex-officer or senior executive of each Windrace Group Company (a “Senior Executive” being a person in receipt of remuneration in excess of RMB250,000 per annum or equivalent); and/or
(b)	no change has been made in any other material terms of employment of any Senior Executive.
13.3	No other emoluments: Except as Disclosed, no Windrace Group Company is bound or accustomed to pay any moneys or other benefits other than in respect of remuneration, or emoluments of employment, or pension benefits, to, or for the benefit of, any officer or employee of any Windrace Group Company; in particular, there are no bonus, share option, incentive or other such schemes in operation or any schemes where any employee, officer or other person is entitled to any commission or remuneration of any sort calculated by reference to the turnover, profits or sales of any Windrace Group Company, or any agreements or arrangements relating to the aforesaid.
13.4	Contracts terminable on notice: All subsisting Contracts of employment, to which any Windrace Group Company is a party, may be terminated at any time on one month’s notice or less without giving rise to any claim for damages or compensation (other than compensation in accordance with the applicable laws).
13.5	No notice of termination: Since the Last Accounts Date, no key employees of any Windrace Group Company has given or received notice terminating his employment or office, except as expressly contemplated in this Agreement.
13.6	Employee records: Each Windrace Group Company has maintained up-to-date, full and accurate records regarding the employment of each of its employees (including, without limitation, details of terms of employment, payments of statutory entitlements, taxation, holidays, disciplinary and health and safety matters) and termination of employment.
13.7	No employee representatives: There are no agreements or other arrangements (whether or not legally binding) between any Windrace Group Company and any trade union or other body representing employees.
13.8	No disputes/liabilities:
(a)	To the Founders’ knowledge, no Windrace Group Company is involved in any dispute with, or subject to any claim (whether at the labour tribunal, in the Courts or otherwise) from, any of their current or former employees and to the Founders’ knowledge, there are no facts which might suggest that there may be any dispute or claim or that any of the provisions of this Agreement may lead to any such dispute or claim.
(b)	There is no claim involving more than US$100,000 pending or (to the Founders’ knowledge) threatened, against any Windrace Group Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.
(c)	Adequate provision has been made in the Accounts for all and any compensation, severance or other payment (whether under Regulation, relevant agreement or otherwise) for which any Windrace Group Company is or may be liable in respect of termination of employment, loss of office, wrongful or unfair dismissal, redundancy or similar matters.
13.9	No loans etc: No loan or advance or financial assistance has been made by any Windrace Group Company to any employee or officer or past or prospective employee or officer, which is outstanding.
13.10	Compliance: Each Windrace Group Company, and all its employees, consultants and other persons for whose acts it may be vicariously liable, have at all times complied with all applicable obligations under statute and otherwise concerning the treatment, health and safety of the employees and officers of the Windrace Group.
13.11	Payments re: employees: To the Founders’ knowledge, no Windrace Group Company has any outstanding undischarged liability to any employee or to pay to any governmental or regulatory authority (or officially required or sponsored fund or scheme) in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by it.
14.	PENSIONS
14.1	No pension arrangements: Save for compliance with applicable Regulations, no Windrace Group Company is under any legal or moral liability or obligation, or a party to any ex-gratia arrangement or promise, to pay any retirement or death or disability benefit, pension, gratuity, annuity, superannuation allowance or the like, or life assurance, medical insurance or permanent health payments or the like (the aforesaid together, “Benefit”), to or for any of its past or present officers, employees or their dependant or other person; and there are no schemes, plans arrangements or proposals in relation to Benefits (or their Provision) or similar schemes or arrangements in relation to, or binding on, any Windrace Group Company (or their present or former employees) or to which any Windrace Group Company contributes or has contributed or proposes to contribute.
14.2	Payments: All payments and contributions to, or relating to, a Benefit which is required to be made by any of the Windrace Group Company and its employees or other persons have been duly made. There has been no breach of the terms of any Benefit, or of any laws or regulations applying in respect of such Benefit, by any Windrace Group Company or by any of the trustees, managers and administrators (if any) of such Benefit.
15.	PROPERTY
15.1	Owned Property: The information contained in Schedule 9 in relation to the location and ownership of each Owned Property is held is true, accurate and complete in all respects.
15.2	All properties: The Property comprises all the real properties owned, occupied or used by the Windrace Group in connection with its business and are so occupied or used by right of ownership or under lease or licence the terms of which permit such occupation or use.
15.3	Title to Owned Property: The Windrace Group has the right of possession, occupation or usage, as the case may be, and proper legal title to the land use rights and building ownership rights in respect of each Owned Property (including possession of the land use rights certificates and building ownerships certificates). Except as Disclosed, the Windrace Group is entitled to transfer, sell, mortgage or otherwise dispose of the Owned Property in accordance with the title documents and regulatory requirements. To the Founders’ knowledge, no third party has any occupancy rights or liens affecting the legal title of each

Owned Property. The original land grant fee for any land use certificates and building ownership certificates in relation to each Owned Property was paid in full. Each Owned Property will, at Closing, be free from any Encumbrance. The current use of each Owned Property as described in Schedule 9 is in its permitted use. All consents have been obtained with respect to all development, alterations and improvements to such Owned Property and for the grant of the leases or licenses in relation to such Owned Property. Compliance is being made and has at all times been made in all material respects with all restrictions and obligations set forth in the land use rights certificates, building ownership certificates and all applicable Regulations with respect to each Owned Property.
15.4	No Leased Property: None of the Windrace Group Company has any interest in any Leased Property nor has any Windrace Group Company entered into any lease or tenancy with any party other than the Windrace Group.
15.5	Compulsory purchase notices: There are no compulsory purchase or resumption notices, orders or resolutions affecting each of the Properties, nor are there any circumstances likely to lead to any being made.
15.6	Closure or enforcement orders: Except as Disclosed, to the Founders’ knowledge, there are no closure, demolition, clearance orders, enforcement notices, stop notices or other orders affecting any Property, nor are there any circumstances likely to lead to any being made.
15.7	Good repair: The buildings and other structures on each of the Properties are in good and substantial repair (subject to normal wear and tear) and fit for the purpose(s) for which they are presently used.
15.8	Disputes: To the Founders’ knowledge, there are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement, right or means of access to any Property.
15.9	Access: The principal means of access to each Property is over roads which are public highways and, to the Founders’ knowledge, no means of access to the Property is subject to rights of determination by any other party.
15.10	Main services: Each Property enjoys the main services of water, drainage, electricity and gas.
15.11	Damage or defects: To the Founders’ knowledge, no building or structure on the Property has at any time been affected by structural damage or electrical defects or white ants or by timber infestation or disease.
15.12	Deleterious materials: To the Founders’ knowledge, the buildings or other structures on each Property do not contain in their fabric any high alumina cement, blue asbestos, calcium chloride accelerator, wood wool slabs used as permanent shuttering or other deleterious material.
15.13	Insurance: The Property is insured to an adequate extent against such risks normally insured against by owners or occupiers of such properties.
15.14	Reinstatement: To the Founders’ knowledge, there is no obligation to reinstate any Property by removing or dismantling any alteration made to it by the Windrace Group or any predecessor in title to the Windrace Group.
15.15	Works required: To the Founders’ knowledge, there are no known works of an extraordinary nature required to the building of which the Property forms part or any common facilities serving any building which would give rise to the increase of any service or management charges to any Property.
16.	INSURANCE
16.1	Insurance adequate: All the assets and undertakings of any Windrace Group Company of an insurable nature, are, and where available, and have at all material times been, insured in commercial reasonable amounts against fire and all other risks normally insured against by persons carrying on the same types of business in the same geographic region as that carried on by the relevant Windrace Group Company.

Each Windrace Group Company is now, and has at all material times been, adequately covered against accident, damage, injury, and all other risks normally insured against by persons carrying on the same types of business.
16.2	In effect: All insurance policies maintained by each Windrace Group Company as of the date hereof are in full force and effect, and all material terms and conditions of the said policies have been performed and observed in full. No relevant policy of insurance is or could be void or voidable or vitiated, and nothing has been done or omitted to be done which is likely to result in an increase in premium. All premiums due have been duly paid in full.
16.3	No claims:
(a)	No claim is outstanding, or may be made, under or in respect of any of the said policies by any party thereto and no circumstances exist which will or might give rise to such a claim or which would or might be required to be notified to the insurers under any such policies.
(b)	No claim against any Windrace Group Company by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by any Windrace Group Company.
17.	INTELLECTUAL PROPERTY AND COMPUTER SYSTEMS
17.1	All rights owned: All Intellectual Property Rights used or required by the Windrace Group in connection with its business are in full force and effect and are vested in, and beneficially owned by, the relevant Windrace Group Company and:
(a)	(where registration is possible) the relevant Windrace Group Company has been and is registered as proprietor of such Intellectual Property Rights and no other person has any interest, right or Encumbrance in or in respect of any such Intellectual Property Rights;
(b)	each of those rights is valid enforceable and duly maintained, and none of them is being used, claimed or opposed by any other person;
(c)	to the Founders’ knowledge, there has been no infringement of such Intellectual Property Rights by any third party;
(d)	renewal fees payable in respect of such Intellectual Property Rights which are registered have been duly paid and each other available action to maintain and protect such Intellectual Property Rights has been duly taken;
(e)	to the Founders’ knowledge, nothing has been done or omitted to be done by which a person is or will be able to seek cancellation, rectification or other modification of a registration of any of such Intellectual Property Rights;
(f)	there is and has been no civil, criminal, arbitration, administrative or other proceeding or dispute in any jurisdiction concerning any of such Intellectual Property Rights; to the Founders’ knowledge, no civil, criminal, arbitration, administrative or other proceeding concerning any of such Intellectual Property Rights is pending or threatened; to the Founders’ knowledge, no fact or circumstance exists which might give rise to such proceeding or dispute; and
(g)	no right or license has been granted to any person by any Windrace Group Company to use, in any manner, or to do anything which would or might otherwise infringe, any such Intellectual Property Rights; and no act has been done, or omission permitted, by any Windrace Group Company whereby such Intellectual Property Rights, or any of them, have ceased or might cease to be valid and enforceable.
17.2	No infringement: To the Founders’ knowledge, the business of the Windrace Group (and of any license under a licence granted by any Windrace Group Company) as now carried on does not, and is not likely to, infringe any Intellectual Property Right of any other person, and all licenses to any Windrace Group Company in respect of any such Intellectual Property Rights are in full force and effect and no party to an agreement relating to the use by any Windrace Group Company of Intellectual Property Rights of another person is, or has at any time been, in breach of that agreement.
17.3	No breach of licence: Nothing has been done or omitted by any Windrace Group which would enable any license granted by such Windrace Group Company to be terminated, or which in any way constitutes a breach of the terms of any license.
17.4	No disclosure: No Windrace Group Company has (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Purchaser and SPAC any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.
17.5	Business names: No Windrace Group Company uses any name for any purpose other than its full corporate name.
17.6	Computer systems:
(a)	None of the Systems, Records, data or information of or used by any Windrace Group Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, an electronic, mechanical or photographic process computerized or not) which are not under the exclusive ownership and direct control of the relevant Windrace Group Company.
(b)	the Windrace Group has security procedures in place to prevent unauthorized access, amendment or damage to the Systems and Records and other data and information of the Windrace Group or the data and information of third parties held, recorded, stored, maintained or operated by the Windrace Group or on behalf of the Windrace Group by any third party, and no unauthorized access, amendment or damage to such Systems, Records or other data or information has taken place as at the date of this Agreement.
18.	ENVIRONMENTAL ISSUES
18.1	Compliance: Each Windrace Group Company is currently in compliance with all Environmental Laws in all material respects and has at all times complied with all Environmental Laws.

For the purpose of this Schedule 4, “Environmental Law” shall mean any and all applicable laws whether of the PRC or any other relevant jurisdiction, relating to pollution, contamination or protection of the environment or to the storage, labelling, handling, release, treatment, processing, manufacturing, deposit, transportation or disposal of any hazardous substance.

18.2	No breach: To the Founders’ knowledge, there is no real property owned or used by any Windrace Group Company contaminated with any hazardous substance or any substance regulated by any Environmental Law so as to constitute a violation of any Environmental Law.
18.3	No claims: To the Founders’ knowledge, there have not been nor are there pending or threatened any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any regulatory authority under any Environmental Laws against any Windrace Group Company or any of its assets and, to the Founders’ knowledge, there are no facts or circumstances which may give rise to the same.
19.	MISCELLANEOUS
19.1	Commissions: No person is entitled to receive from any Windrace Group Company any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Sale Shares under, or otherwise in respect of, this Agreement.
19.2	Elevatech Letter Agreement: The Elevatech Letter Agreement is in the form and contains only such provisions which have been previously approved by the Purchaser and SPAC. The terms and conditions of the Elevatech Letter Agreement have not been changed or varied prior to the signing of this Agreement and will not be changed or varied prior to Closing without the prior consent of the Purchaser and SPAC.

SCHEDULE 4

PART C

PURCHASER’S AND SPAC’S WARRANTIES

Except as set forth in the SPAC SEC Documents (as defined herein):

1.	AUTHORITY AND POWER
1.1	Authority: Each of the Purchaser and SPAC is a duly incorporated company and validly existing under the laws of its place of incorporation; and has full power and authority to enter into this Agreement and to perform its obligations hereunder. Subject to the receipt by SPAC of the SPAC Stockholder Approval at the Proxy Meeting, SPAC and Purchaser each will have been authorised to validly and duly execute and deliver, and to exercise and perform each of their respective rights and obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and SPAC and constitutes the valid and binding obligation of each of the Purchaser and SPAC, enforceable against the Purchaser and SPAC in accordance with its terms.
1.2	Power: Save for the SPAC Stockholder Approval referred to in Clause 3.1, each of the Purchaser and SPAC has all the power under its Constituent Documents to permit its entry into this Agreement and the Purchaser and SPAC have all the power under its Constituent Documents to issue and allot the Additional Shares or the Investor Shares in the manner set out herein and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes valid and legally binding obligations of, the Purchaser and SPAC; save for normal compliance with the applicable Regulations, there is no authorisation, consent, approval or notification required for the purposes of or as a consequence of the issue and allotment of the Additional Shares or the Investor Shares either from governmental, regulatory or other public bodies (including, without limitation, the SEC) or authorities or courts or from any third party pursuant to any contractual or any other arrangement to which the Purchaser or SPAC is a party; the issue and allotment of the Additional Shares or the Investor Shares is not in contravention of any regulation binding on the Purchaser or SPAC.
1.3	No Subsidiary or Equity Interest: Each of the Purchaser and SPAC does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than SPAC’s ownership interest in the Purchaser prior to the Redomestication Merger.
1.4	No Conflicts; No Consents:
(a)	Except as Disclosed, the execution and delivery of this Agreement by the Purchaser and SPAC and the performance of its obligations hereunder do not (i) conflict with the Constituent Documents of the Purchaser and SPAC, or (ii) conflict with, violate, breach or result in a default under (with or without the giving of notice or the lapse of time), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under, any permit or any Contract to which the Purchaser or SPAC is a party or by which the Purchaser or SPAC or its properties or assets are bound or result in the creation of imposition of any Encumbrances, or (iii) violate any law applicable to the Purchaser or SPAC, except for such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses of benefits and Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Purchaser and SPAC to perform their obligations hereunder.
(b)	Except for the SPAC Stockholder Approval as set out in Clause 3.1, no consent is required to be obtained by SPAC in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder except where the failure to do so would not, individually or in the aggregate, reasonably be expected to materially impair the ability of SPAC to perform its obligations hereunder.

2.	ADDITIONAL SHARES AND INVESTOR SHARES

The Additional Shares and the Investor Shares, when issued, shall be duly authorised by the Purchaser free from all Encumbrances (save as set out in this Agreement) and shall be, when allotted and issued, fully paid up and rank pari passu in all respects with the issued shares of the Purchaser existing at Closing under the Purchaser’s Constituent Documents, including all rights to dividends and other distributions.

3.	PUBLIC FILINGS
3.1	Financial statements: The financial statements of SPAC included in the forms, reports and records filed by SPAC with the SEC complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto at the time of filing. Such financial statements were prepared in accordance with US GAAP on a consistent basis during the periods involved, except as may otherwise be specified in such financial statements or the notes thereto, and fairly represented in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end adjustments.
3.2	SEC Documents: SPAC has filed all reports, schedules, forms, statements and other documents required to be filed by SPAC with the SEC since its inception, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SPAC SEC Documents”). As of its respective filing date, each SPAC SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SPAC SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SPAC SEC Document has been revised or superseded by a later filed SPAC SEC Document, none of the SPAC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SPAC SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations applicable to SPAC with respect thereto, and have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of SPAC as of the dates thereof and the consolidated results of its operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).
4.	GENERAL COMPLIANCE

The Purchaser has not received any claim or notice that is in breach of any applicable rules, regulations or requirements of the SEC.

5.	LISTING STATUS

SPAC has listed 22,490,000 shares of SPAC common stock with a par value of US$0.0001 per share on the NYSE Amex, which include 10,500,000 shares of common stock currently outstanding and 11,990,000 shares of its common stock issuable upon exercise of outstanding rights to acquire SPAC common stock pursuant to warrants to purchase an aggregate of 8,625,000 shares of SPAC common stock issued by SPAC as part of the units sold in the SPAC’s initial public offering of its securities, warrants to purchase an aggregate of 2,265,000 shares of SPAC common stock issued by SPAC in a private placement immediately preceding the initial public offering of SPAC securities and the underwriter’s purchase option to acquire 550,000 SPAC units. The listing status of such securities on the NYSE Amex has not been withdrawn or cancelled, and the SEC has not indicated to SPAC that it will object to the continued listing of such shares.

6.	SARBANES-OXLEY ACT OF 2002

Except as Disclosed, SPAC is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing Date. There has been no material change in SPAC’s accounting policies since inception except as described in the notes to SPAC’s Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by SPAC’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither SPAC, nor to the best of the knowledge of SPAC, any representative of SPAC, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or their respective internal accounting controls, including any complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to SPAC’s accounting or auditing practices, procedures methodologies or methods of SPAC or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of SPAC’s financial statements and periodic reports. To the knowledge of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by SPAC or any of its officers, directors, employees or agents to the board of directors of SPAC or any committee thereof or to any director or officer of SPAC. To the knowledge of SPAC, no employee of SPAC has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

7.	U.S. TAXES
(a)	SPAC has timely filed (taking into account any extensions received from the relevant taxing authorities), or has caused to be timely filed on its behalf, all U.S. tax returns that are or were required to be filed by it, and all such tax returns are true, complete and accurate. To the knowledge of SPAC, there are no unpaid Taxes claimed to be due by any U.S. tax authority in charge of taxation of any jurisdiction, nor any claim for additional taxes for any period for which U.S. tax returns have been filed, and the officers of SPAC know of no basis for any such claim.
(b)	SPAC has not received any notice that any governmental authority will audit or examine (except for any general audits or examinations routinely performed by such governmental authorities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period.
(c)	SPAC’s financial statements reflect an adequate reserve for all taxes payable by SPAC (in addition to any reserve for deferred Taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements. SPAC is neither a party to nor is it bound by any tax indemnity, tax sharing or similar agreement and SPAC currently has no material liability and will not have any material liabilities for any Taxes of any other person under any agreement or by the operation of any law. No deficiency with respect to any taxes has been proposed, asserted or assessed against SPAC, and no requests for waivers of the time to assess any such taxes are pending.
(d)	Except as Disclosed and as otherwise disclosed in the publicly available information and records of SPAC filed with the SEC (including annual reports, statutory filings and registrations), SPAC has delivered to Windrace correct and complete copies of all U.S. tax returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by SPAC for each of the fiscal years since its inception.

8.	INVESTIGATIONS/ANTI-AVOIDANCE
(a)	SPAC has not been subject to any audit or investigation by any U.S. Taxation Authority and, to the knowledge of SPAC, there are no circumstances existing which make it likely that an audit or investigation will be commenced.
(b)	To its knowledge, SPAC has neither entered into nor been a party to any transaction or any scheme or arrangement of which the main purpose, or one of the main purposes, or the sole or dominant purpose, was the unlawful avoidance of or reduction in or the deferral or postponement of a liability to taxation.
9.	SHARE CAPITAL

Except as Disclosed and as otherwise disclosed in the publicly available information and records of SPAC filed with the SEC (including annual reports, statutory filings and registrations), there is no option, right to acquire, transfer, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Additional Shares or the Investor Shares or any part of the unissued share capital of the Purchaser and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing.

10.	RECORDS AND DOCUMENTS

Each of the Purchaser and SPAC has kept duly made up all requisite books of account (in accordance with good accounting principles), minute books, registers and financial and other records. All records:

(a)	have been fully, properly and accurately kept and completed in accordance with normal business practice and good accounting principles and comply with all applicable legal and accounting requirements and standards;
(b)	do not contain any material inaccuracies or discrepancies; and
(c)	give and reflect a correct view of its trading transactions, and its financial, contractual and trading position (and no notice or allegation that any of them is inaccurate or should be rectified has been received or made), and the records and all other deeds and documents (including title deeds and documents), belonging to or which ought to be in the possession of the Purchaser or SPAC are in the possession of the Purchaser or SPAC or their respective agents.

11.	STATUTORY BOOKS

To the knowledge of SPAC, the stock ledger of SPAC prepared and maintained by SPAC’s transfer agent has been properly kept and contains an accurate and complete record of the stockholders of record of SPAC.

12.	MINUTE BOOKS

The minute books of directors’ meetings and of shareholders’/stockholders’ meetings of the Purchaser and SPAC respectively (including actions taken by written consent in lieu of a meeting) contain full and accurate records of all resolutions passed by the directors and the shareholders/stockholders respectively of that company and no resolutions have been passed by either the directors or the shareholders/stockholders of the Purchaser or SPAC which are not recorded in the relevant minute books.

13.	NO BREACH OF LAWS

To the knowledge of SPAC, neither the Purchaser, SPAC nor any of its officers, agents or employees (during the course of their duties in relation to it), has committed, or omitted to do, any act or thing, the commission or omission of which is, or could be, in contravention of any applicable Regulation, giving rise to any fine, penalty, default proceedings or other liability on its part involving penalty sums of more than US$250,000.

To the knowledge of SPAC, each of the Purchaser and SPAC has conducted and is conducting its business in all respects in accordance with all applicable Regulations in each such relevant jurisdictions to which either the Purchaser or SPAC is subject.

14.	NO INVESTIGATIONS

There is and has been no governmental or other investigation, enquiry or disciplinary proceeding concerning the Purchaser or SPAC in any jurisdiction and, to the knowledge of the Purchaser and SPAC, none is pending or threatened. To the knowledge of the Purchaser and SPAC, no fact or circumstance exists which might give rise to any such investigation, enquiry or proceeding.

15.	NO DISPUTES

There is no dispute with any revenue, or other governmental, department, agency or body in the U.S. or elsewhere, in relation to the affairs of the Purchaser or SPAC, and, to the knowledge of the Purchaser and SPAC, there are no facts which may give rise to any dispute.

16.	COMPLIANCE WITH CONSTITUENT DOCUMENTS

Each of the Purchaser and SPAC has, at all times, carried on business and conducted its affairs in all respects in accordance with the applicable laws of the BVI, U.S., the State of Delaware and its Constituent Documents then in force.

17.	ALL RETURNS FILED

All filings, returns, particulars, resolutions and documents (including all incorporation documents) required by any legislation to be filed with any U.S. or BVI government authority, or any other authority in any jurisdiction, in respect of either the Purchaser or SPAC have been duly filed and were correct in all material respects.

18.	NO UNUSUAL AGREEMENTS

Except as Disclosed, each of the Purchaser and SPAC is not a party to any Contract, instrument, transaction, arrangement, practice, liability or obligation (or offer, tender or proposal) which:

(a)	is outside of its ordinary course of business;
(b)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with is terms, more than six (6) months after the date on which it was entered into or undertaken);
(c)	is a swap, futures or derivatives contract of any nature or involves payment by it of amounts determined by reference to fluctuations in an index of retail prices or shares, or any other index, or any prices of securities, commodities or any other things, or any other benchmark of any nature or in the rate of exchange for any currency;
(d)	involves, or is likely to involve, the purchase or supply of goods or services the aggregate purchase or sales value of which will represent in excess of 10% of its turnover for the preceding financial year;
(e)	restricts the Purchaser’s or SPAC’s freedom to operate any business or use its assets in any part of the world as it considers appropriate;
(f)	is prohibited, void, illegal or unenforceable, or has any consequences (including the application of disclosure, registration or notification requirements), under any laws or requirements of any jurisdiction relating to competition, anti-trust, fair trading and similar matters.
19.	NON ARM’S LENGTH TRANSACTIONS

Except as Disclosed and as otherwise disclosed in the publicly available information and records of SPAC filed with the SEC (including annual reports, statutory filings and registrations), neither the Purchaser nor SPAC is a party to, nor have its profits or financial position during the three (3) years prior to the date of this Agreement been affected by, any Contract, transaction or arrangement which is not entered into in the ordinary course of business and of an entirely arm’s length nature.

20.	NO DEFAULT

Neither the Purchaser nor SPAC is in default under any agreement, instrument or obligation binding on it. To the knowledge of the Purchaser or SPAC, no threat or claim of default, under any agreement, instrument or arrangement to which the Purchaser or SPAC is a party has been made and there is no circumstance whereby any such agreement, instrument or arrangement is invalid or may be prematurely terminated, rescinded, repudiated or disclaimed by any other party and no notice has been received of any such party’s intention, and no such party has sought, to terminate, rescind, repudiate or disclaim any such agreement, instrument or arrangement.

21.	EFFECT OF THIS AGREEMENT

Except as Disclosed, the execution of, or compliance with the terms of, this Agreement does not and will not:

(a)	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Purchaser or SPAC is a party, or any provision of its Constituent Documents or any Encumbrance, lease, Contract, order, judgment, award, injunction, Regulation or other restriction or obligation of any kind or character by which or to which any asset of the Purchaser or SPAC is bound or subject;
(b)	relieve any person from any obligation to either the Purchaser or SPAC (whether contractual or otherwise), or enable any person to determine any obligation, or any right or benefit enjoyed by the Purchaser or SPAC, or to exercise any right, whether under an agreement with, or otherwise in respect of, the Purchaser or SPAC;
(c)	result in the creation, imposition, crystallization or enforcement of any Encumbrance whatsoever on any of the assets of the Purchaser or SPAC; or
(d)	result in any present or future indebtedness or other facilities of the Purchaser or SPAC becoming due, or capable of being declared due and payable, prior to its stated maturity.
22.	NO RELATED PARTY CONTRACTS

Except as Disclosed, there is not now outstanding, and there has not at any time during the three (3) years prior to the date of this Agreement been outstanding, any contract or arrangement to which the Purchaser or SPAC is a party and in which:

(a)	any other Person who is a shareholder or the beneficial owner of any interest in the Purchaser or SPAC; or
(b)	any director or employee of the Purchaser or SPAC;

is or has been interested, whether directly or indirectly.

23.	NO LITIGATION

Neither the Purchaser, SPAC nor any person for whose acts or defaults it may be vicariously liable is involved in any litigation, arbitration, administrative or criminal or other proceedings, whether as plaintiff, defendant or otherwise; there are no such proceedings pending or, to the knowledge of the Purchaser and SPAC, threatened, either by or against the Purchaser or SPAC; and there is no order or penalty against the Purchaser or SPAC; and, to the knowledge of the Purchaser and SPAC, there is no fact or circumstance which is likely to give rise to any such proceedings involving the Purchaser or SPAC.

24.	INSOLVENCY

No order has been made or petition presented or resolution passed for the dissolution of the Purchaser or SPAC, nor has any distress, execution or other process been levied against the Purchaser or SPAC or action taken to repossess goods in the possession of the Purchaser or SPAC. The Purchaser or SPAC has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

25.	NO UNDISCLOSED MATERIAL LIABILITIES

To the knowledge of the Purchaser and SPAC, the Purchaser or SPAC has no material liabilities, whether absolute, accrued, contingent or otherwise, other than those reflected in the publicly available information and records of the Purchaser and SPAC.

SCHEDULE 5

WINDRACE ACTIVITIES PENDING CLOSING

1.	Save with the prior written consent of the Purchaser (which shall not be unreasonably withheld), or as expressly provided in this Agreement or actions necessary or desirable to effect the Elevatech Letter Agreement, the Sellers shall procure that each Windrace Group Company will not, pending Closing:
(a)	issue or agree to issue any of its share, interest or loan capital or grant or agree to grant, redeem or amend the terms of any option over or right to acquire any of its share or loan capital;
(b)	save for the Redemption, purchase or redeem any shares in its share capital or make any repurchases or reduction of its share capital or provide financial assistance for any such purchase;
(c)	borrow or otherwise raise money or incur or discharge any liabilities or indebtedness or create any security except in the ordinary course of business or any borrowing to refinance shareholders’ loan;
(d)	resolve to alter the provisions of its memorandum or articles of association or constitutive documents or adopt or pass any Regulations or resolutions inconsistent therewith except as required by applicable Regulations;
(e)	enter into any onerous, unusual or material contract or arrangement with a value, or incurring liability or potential liability, in excess of RMB10,000,000;
(f)	terminate any of the material agreement or arrangement with a value, or incurring liability or potential liability, in excess of RMB10,000,000 to which it is a party;
(g)	enter into any material capital commitment or undertake or incur any material contingent liability with a value in excess of RMB10,000,000;
(h)	make any substantial change (including, but not limited to, any change by way of incorporation, acquisition or disposal of subsidiary(ies) or business(es)) in the nature, extent or terms of organisation of its business, or carry on any business other than its existing business;
(i)	in any material respect depart from the ordinary course of its day to day business;
(j)	create or permit to be arisen any lien, charge, pledge, mortgage, encumbrance or other security interest on or in respect of any of its undertaking, properties or assets (except in the ordinary course of business);
(k)	declare, pay or make any dividends or other capital distributions or repay or prepay any loans or advances by its shareholder(s) or its associates;
(l)	appoint any directors or auditors;
(m)	acquire, sell, transfer, lease, sub-lease, license, sub-license, assign, grant any option over or otherwise dispose of, or purchase, take on lease or licence or assume possession of, any interests in land, or agree to do any of the foregoing with costs exceeding RMB10,000,000 or with a term of more than three (3) years;
(n)	acquire or agree to acquire or dispose or agree to dispose of any part of the material asset or stock with a value or consideration exceeding RMB10,000,000;
(o)	enter into, alter or agree to alter the terms of, any borrowing, factoring or other financing or lending arrangement, facility letter, undertaking, guarantee, indemnity, comfort letter or commitment of any kind whatsoever (except for any renewal or amendment of any such arrangement, letter, undertaking, guarantee, indemnity or commitment from any other external lender upon the expiry of previous ones in the ordinary course of business which (a) do not involve any increase in the principal amount of the relevant facility; (b) are at normal market rates and on normal commercial terms or better; and (c) do not exceed RMB80,000,000, in aggregate for all Windrace Group Companies);

(p)	make any advances or other credits to any person or give any guarantee or indemnity or act as surety, or otherwise accept any direct or indirect liability, for the liabilities or obligations of any person other than a Windrace Group Company;
(q)	alter or agree to alter, terminate or agree to terminate or waive any right under, any agreement to which it is a party and which has or is likely to have a material adverse effect on the Windrace Group taken as a whole, or enter into any unusual or abnormal material commitment except in the ordinary course of business and for full consideration;
(r)	commence, compromise, settle, release, discharge or compound any civil, criminal, arbitration or other proceedings or any liability, claim, action, demand or dispute or waive any right in relation to any of the foregoing;
(s)	terminate or allow to lapse any insurance policy except in the ordinary course of business or in connection with the transactions contemplated under this Agreement, or (other than the transactions contemplated under this Agreement) do anything to render any insurance policy void or voidable, provided that it will not materially adversely affect Windrace Group Company’s business taken as a whole;
(t)	dispose of the ownership, possession, custody or control of any corporate or other books or records which are required under any Regulation to be kept or which should be kept on a prudent basis;
(u)	grant any power of attorney or otherwise authorise any other person to do any of the above;
(v)	enter into any partnership or joint venture arrangement otherwise than for normal business development;
(w)	establish or open or close any branch or office which is material to the business of the Windrace Group taken as a whole; or
(x)	do or omit to do any act or thing which would have a material adverse effect on its trading or financial position or prospects on the Windrace Group taken as a whole.
2.	The Sellers shall procure that, each Windrace Group Company, will, pending Closing fulfil their obligations under Clauses 5.1, 5.2, 5.3, 5.4 and 5.5.

SCHEDULE 6

SPAC ACTIVITIES PENDING CLOSING

1.	Save with the prior written consent of the Sellers (which shall not be unreasonably withheld) or as expressly provided in this Agreement or except as determined by either the Purchaser or SPAC to be necessary or desirable to secure the SPAC Stockholder Approval as set out in Clause 3.1 or as otherwise in the opinion of the Purchaser or SPAC to be necessary or desirable to effectuate the transactions contemplated under this Agreement, each of the Purchaser and SPAC, as appropriate, undertakes that each of them (as appropriate) will not, pending Closing:
(a)	issue or agree to issue any of its share, interest or loan capital or grant or agree to grant, redeem or amend the terms of any option over or right to acquire any of its share or loan capital;
(b)	purchase or redeem any shares in its share capital or make any repurchases or reduction of its share capital or provide financial assistance for any such purchase;
(c)	acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or acquire any equity securities of any corporation, partnership, association or business organization (or enter into letters of intent, memorandum of understanding, contracts or agreements with respect to the foregoing); and
(d)	engage in discussions or negotiations or enter into letters of intent, memorandum of understanding, contracts, agreements, arrangements or transactions of any nature with any third party involving a payment by SPAC or the Purchaser with monies in the trust account, except for disbursements permitted under Clause 17.11.

SCHEDULE 7

DEED OF INDEMNITY

Dated the ___ day of ______ 2009

SHUIPAN LIN

and

XIAYU CHEN

and

TIANCHENG INT’L INVESTMENT GROUP LIMITED

and

2020 CHINACAP ACQUIRCO, INC.

and

EXCEED COMPANY LTD.

DEED OF INDEMNITY
in respect of
TAXATION

Deacons
Solicitors & Notaries
5th Floor
Alexandra House
18 Chater Road
Central
Hong Kong
www.deaconslaw.com

Fax: 28100431
Tel: 28259211

THIS DEED OF INDEMNITY is made      day of     , 2009

BY:

(1)	SHUIPAN LIN, whose address is at No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC and whose PRC passport number is G14386872 (“Mr. Lin”);
(2)	XIAYU CHEN, whose address is at No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC and whose PRC passport number is G02855984 (“Ms. Chen”); and
(3)	TIANCHENG INT’L INVESTMENT GROUP LIMITED, a company incorporated under the laws of Hong Kong with limited liability, the registered office of which is at Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong (“Tiancheng”).

(Mr. Lin, Ms. Chen and Tiancheng are hereinafter referred to as the “Covenantors”);

In favour of:

(3)	2020 CHINACAP ACQUIRCO, INC., a company incorporated under the laws of Delaware with limited liability, the principal place of business of which is at 221 Boston Post Road East, Suite 410, Marlborough, MA 01753 (“2020 SPAC”); and
(4)	EXCEED COMPANY LTD., a company incorporated under the laws of the BVI with limited liability, the registered office of which is at PO Box 173, Kingston Chambers, Road Town, Tortola, BVI (the “Purchaser”, for itself and as trustee for all the Windrace Group Companies, together with 2020 SPAC collectively the “Covenantees”);

Whereas:

(A)	This Deed is made pursuant to an agreement dated the day of 2009 (the “Principal Agreement”) entered into between, among others, the Covenantors and the Covenantees providing for, amongst other thing, the acquisition by the Purchaser of the Sale Shares (as defined in the Principal Agreement).
(B)	Each of the Covenantors has agreed to give certain indemnities in favour of the Covenantees upon the terms and subject to the conditions set out in this Deed.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1.	INTERPRETATION
1.1	In this Deed, terms capitalised in this Deed but not otherwise defined have the meaning given to them in the Principal Agreement and the following expressions shall have the following meanings except where the context otherwise requires:

“Relief” means any relief, allowance, concession, preferential tax treatment, right to repayment, set-off or deduction in computing profits or other assessable sum against which a Taxation is assessed, and any credit granted by or available pursuant to any legislation or otherwise relating to all forms of Taxation;

“Taxation” or “Tax” means:

(a)	any liability to any form of taxation and duty whenever created or imposed whether of the United States, Hong Kong, the BVI, the PRC or of any other part of the world and, without prejudice to the generality of the foregoing, including profits tax, provisional profits tax, business tax on gross income, enterprise income tax, income tax, value added tax, interest tax, salaries tax, individual income tax (employer as the statutory tax withholding agent) and social security contribution, property tax, land appreciation tax, lease registration tax, urban real estate tax, deed tax, estate duty, capital gains tax, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, import, customs and excise duties, local surtaxes, local surcharges (including but not limited to river administration fee) and generally any tax, duty, impost, levy or rate or any amount payable to any Taxation Authority;

(b)	such amount or amounts as is or are referred to in Clause 1.2;
(c)	all costs, interests, penalties, fines, charges, liabilities and expenses incidental or relating to any liability to Taxation which is the subject of the Deed, to the extent that the same are payable or suffered by a Windrace Group Company; and

“Taxation Authority” means any revenue, customs, fiscal governmental, statutory, central, regional, state, provincial, local governmental or municipal authority, body or person, or any non-revenue and non-fiscal governmental institutions responsible for collecting Taxes on behalf of taxation authorities, whether of the United States, Hong Kong, the BVI, the PRC or elsewhere;

“Taxation Claims” means any claim, counterclaim, assessment, notice, demand or other documents issued or action taken by or on behalf of any Taxation Authority whereby a Windrace Group Company is liable or is sought to be made liable for any payment of any Taxation or is denied or sought to be denied any Relief.

1.2	In the event of deprivation of any Relief or of a right to repayment of any form of Taxation available to a Windrace Group Company, there shall be treated as an amount of Taxation for which a liability has arisen, the amount of such Relief or repayment; or if the amount of Taxation being reduced is smaller than the actual amount of Relief, the amount by which the liability equal to any such Taxation of the particular Windrace Group Company would have been reduced by such Relief if there had been no such deprivation, applying the relevant rates of Taxation in force in the period or periods in respect of which such Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that such Windrace Group Company had sufficient profits, turnover or other assessable income or expenditure against which such Relief might be set off or given.
1.3	In this Deed:
(a)	the masculine gender shall include the feminine gender and neuter and the singular number shall include the plural and vice versa;
(b)	references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations, partnerships and all forms of governmental body or authority; and
(c)	the headings are inserted for convenience only and shall not affect the interpretation of this Deed.
1.4	The recitals form part of this Deed and shall be construed and shall have the same force and effect as if expressly set out in the body of this Deed.
2.	TAXATION INDEMNITY
2.1	Without prejudice to any of the foregoing provisions of this Deed and subject as hereinafter provided, each of the Covenantors agrees, and undertakes, to indemnify and at all times keep each of the Covenantees and the Windrace Group Companies fully indemnified on demand from and against:
(a)	the amount of any and all Taxation falling on any of the Windrace Group Companies resulting from or by reference to any income, profits, gains, transactions, events, matters or things earned, accrued, received, entered into or occurring up to the date of the Principal Agreement, whether alone or in conjunction with any other circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company including any and all Taxation resulting from the receipt by any of the Windrace Group Companies of any amounts paid by any Covenantors under this Deed;
(b)	all actions, claims, losses, damages, costs (including all legal costs), expenses or other liabilities which any of the Windrace Group Companies may made, suffer or incur in respect of or arising from or on the basis of or in connection with any Taxation which is covered by the indemnities given under Clause 2.1(a), including without limitation to the generality of the foregoing:
(i)	the investigation, assessment or the contesting of any Taxation Claim;
(ii)	the settlement of any claim under this Deed;

(iii)	any legal proceedings in which any of the Windrace Group Companies claims under or in respect of this Deed and in which judgment is given for any of the Windrace Group Companies; or
(iv)	the enforcement of any such settlement or judgment referred to in (ii) and (iii) above.
2.2	Notwithstanding Clause 2.1 of this Deed, each of the Covenantors shall be under no liability under this Deed in respect of Taxation:
(a)	to the extent that it is payable by any Windrace Group Company chargeable in consequence of any event occurring or income, profits or gains earned, accrued or received or alleged to have been earned, accrued or received in after the date of the Principal Agreement and which is not interest or penalty, surcharge or fine in connection with Taxation in relation to an event which took place on or prior to the date of the Principal Agreement;
(b)	to the extent that provision has been made for such Taxation in the Accounts;
(c)	to the extent that it would not have arisen but for any act or omission by any of the Windrace Group Companies voluntarily effected after the date hereof (other than pursuant to a legally binding commitment created on or before the date hereof) without the prior written consent or agreement of the Covenantors, otherwise than in the ordinary course of business of the relevant Windrace Group Company; and
(d)	to the extent that such Taxation or Taxation Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or the interpretation or practice thereof by the relevant Taxation Authority or any other relevant authority in the relevant jurisdiction coming into force after the date of the Principal Agreement or to the extent such Taxation Claim arises or is increased by an increase in rates of Taxation after the date of the Principal Agreement with retrospective effect.
2.3	The maximum aggregate liability of the Covenantors under this Deed and for breach of the Principal Agreement shall be US$6,800,000 in aggregate, together with any reasonable costs and expenses properly incurred by the Covenantees in seeking compensation and damages from the Covenantors pursuant to this Deed and the Principal Agreement.
3.	NO DOUBLE CLAIM
3.1	No claim under this Deed shall be made by more than one of the Covenantees in respect of the same Taxation.
3.2	Each of the Covenantors and any Windrace Group Company shall not be entitled to recover more than once in respect of any one matter giving rise to a claim whether under this Deed or the Principal Agreement or both.
4.	TAXATION CLAIM
4.1	In the event of any Taxation Claim arising, the Covenantees shall by way of covenant but not as a condition precedent to the liability of the Covenantors hereunder:
(a)	give or procure that such notice together with the relevant information will as soon as reasonably practicable be given to the Covenantors in the manner provided in Clause 10; and
(b)	at the written request of the relevant Covenantors, take such action or procure that such action be taken as such Covenantor may reasonably request to cause the Taxation or Taxation Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Taxation Claim and any determination in respect thereof but subject to it being indemnified and secured to its reasonable satisfaction by such Covenantor from and against any or all losses, liabilities (including additional Taxation), penalties, interests, costs, damages and expenses which may be thereby incurred.

4.2	Without the prior approval of the Covenantees, a Covenantor shall not make any settlement of any Taxation Claim nor agree to any matter in the course of disputing any Taxation Claim likely to affect the future taxation liability of any of the Windrace Group Companies.
4.3	Without the prior approval of the relevant Covenantor, a covenantee shall not make any settlement of any Taxation Claim nor agree to any matter in the course of disputing any Taxation Claim likely to affect the amount payable by such Covenantor under this Deed.
4.4	Notwithstanding anything herein to the contrary, the liability of each Covenantor under this Deed shall be joint and several for all purposes under this Deed.
5.	PAYMENTS
5.1	If after any Covenantor has made any payment pursuant to Clause 2, any of the Windrace Group Companies shall receive a refund of all or part of the relevant Taxation, such Windrace Group Company shall repay or procure the repayment by such other Windrace Group Company, as the case may be, to such Covenantor a sum corresponding to the amount of such refund less:-
(a)	any and all reasonable expenses, costs and charges payable or properly incurred by the Windrace Group Company in recovering such refund; and
(b)	the amount of any additional Taxation which may be suffered by any of the Windrace Group Companies in consequence of such refund.
5.2	Any payments due by a Covenantor pursuant to the foregoing provisions of this Deed shall be increased to include such interest and penalty on unpaid Taxation as the Windrace Group Companies or any of them shall have been required to pay pursuant to the applicable Regulations.
5.3	In respect of any payments payable by or due from any Covenantor to any of the Windrace Group Companies under this Deed, any such Covenantor may make such payment to the Covenantees instead of to such Windrace Group Companies, and payments so made by the Covenantees shall constitute a good and absolute release and discharge of such payment obligations of such Covenantor.
5.4	All payments made by or due from any Covenantor under this Deed shall be made gross, free and clear of any rights of counterclaim or set-off (save with the agreement of any Covenantor and any Convenantee) and without any deductions or withholdings of any nature.
5.5	No payment shall be treated as made by any Covenantor under this Deed until and to the extent that cleared funds are available in respect of it to the Windrace Group Company.
5.6	For the avoidance of doubt, the Covenantors shall remain liable in accordance with the terms of this Deed notwithstanding that any Taxation giving rise to a liability to make a payment under Clause 2 of this Deed is or has been discharged or suffered by the relevant Windrace Group Company, whether before or after the date hereof and whether by payment or by loss or utilisation of any relief or right to repayment of Taxation.
6.	BINDING EFFECT

(1) The indemnities, agreements and undertakings herein contained shall bind the successors of the Covenantors and shall enure for the benefit of each party’s successors and permitted assigns.

7.	FURTHER UNDERTAKING

(2) Each of the Covenantors undertakes with the Covenantees that it will on demand do all such acts and things and execute all such deeds and documents as may be necessary to carry into effect or to give legal effect to the provisions of this Deed and the indemnities hereby contemplated.

8.	ASSIGNMENT

None of the Covenantees may assign the whole or any part of the benefit of this Deed without the prior written consent of the Covenantors such consent not to be unreasonably withheld.

9.	SEVERABILITY

Any provision of this Deed prohibited by or which is unlawful or unenforceable under any applicable law shall, to the extent required by such law, be severed from this Deed and rendered ineffective so far as is possible without modifying the remaining provisions of this Deed.

10.	NOTICES

Any notice required to be given under this Deed shall be in writing and shall be delivered personally or sent by facsimile or by registered or recorded delivery post, postage prepaid to the respective party at the address set out herein or such other address as may have been last notified in writing by or on behalf of such party to the other parties hereto with specific reference to this Deed. Any notice, demand or other communications so addressed to the relevant party shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by facsimile shall be deemed received on the date of despatch and if served by prepared registered post shall be deemed received on the third Business Days after despatch.

To the Covenantors:
Name:	Shuipan Lin, accepting notices and other communications under Clause 10 on behalf of himself, Xiayu Chen and Tiancheng
Address:	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC
Telephone:	86-595-8285-8888
Facsimile:	86-595-8206-9999

To the Covenantees:
Name:	Purchaser and 2020 SPAC
Address:	221 Boston Post Road East Suite 410 Marlborough, MA 01753
Attention:	G. George Lu
Telephone:	+1 (508) 624-4948
Facsimile:	+1 (508) 624-4988
with a copy to
(1) Seyfarth Shaw LLP Attn: Michel J. Feldman 131 S. Dearborn Street Suite 2400 Chicago, IL 60603 Telephone: +1 (312) 460-5613 Facsimile: +1 (312) 460-7613
(2) Deacons Attn: Eugina Chan/Rosita Chu 5th Floor, Alexandra House, 18 Chater Road Central, Hong Kong Telephone: 2825 9211 Facsimile: 2810 0431
11.	GENERAL PROVISION
11.1	This Deed constitutes the entire agreement between the parties in relation to the subject of this Deed and supersedes any previous agreement between or representation by any party to any other in relation to the subject matter.

11.2	No variation of any of the terms of this Deed will be effective unless it is made or confirmed in writing and signed by or on behalf of each of the parties.
11.3	No relaxation, forbearance, indulgence or delay of any party in exercising any right under this Deed shall affect the ability of that party subsequently to exercise such right or to pursue any remedy, nor shall such failure or delay constitute a waiver of any other right.
12.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

13.	LAW AND JURISDICTION
13.1	This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.
13.2	Each party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement. The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of the Covenantees to take proceedings against the Covenantors (or any of them) in any other court of competent jurisdiction, nor shall the taking of proceedings by the Covenantees in any one or more jurisdictions preclude the Covenantees taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
13.3	Each of the Covenantors hereby irrevocably appoints Jones Day of 29/F., Edinburgh Tower, the Landmark, 15 Queen’s Road, Central, Hong Kong as its agent to accept service of legal process on its behalf. Service of legal process upon the process agent of the Covenantors shall be deemed completed whether or not such legal process is forwarded to or received by any of the Covenantors. Each of the Covenantors hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent. If at any time any of the Covenantors appoints a new process agent it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.
13.4	Each of the Covenantees hereby irrevocably appoints Law Debenture Services (H.K.) Limited of Room 3105, Alexandra House, 18 Chater Road, Central, Hong Kong as its agent to accept service of legal process on its behalf. Service of legal process upon the process agent of the Covenantees shall be deemed completed whether or not such legal process is forwarded to or received by any of the Covenantees. Each of the Covenantees hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent. If at any time any of the Covenantees appoints a new process agent it shall give written notice to the other parties of such appointment and until such time service on the process agent last known to the other parties shall be deemed to be effective service.

AS WITNESS whereof this Deed has been duly executed on the day and year first above written.

SIGNED, SEALED and DELIVERED by	)
SHUIPAN LIN	)
in the presence of:-)
SIGNED, SEALED and DELIVERED by	)
XIAYU CHEN	)
in the presence of:-)
SEALED with the SEAL of	)
TIANCHENG INT’L	)
INVESTMENT GROUP LIMITED	)
)
and SIGNED by	)
)
in the presence of:-)
SEALED with the SEAL of	)
2020 CHINACAP ACQUIRCO, INC.	)
)
and SIGNED by	)
)
in the presence of:	)
SEALED with the SEAL of	)
EXCEED COMPANY LTD.	)
)
and SIGNED by	)
)
in the presence of:	)

SCHEDULE 8

TARGET EARNINGS

2009 Target Earnings	US$38,067,350
2010 Target Earnings	US$49,487,555
2011 Target Earnings	US$64,333,821

SCHEDULE 9

PROPERTY

Part A — Owned Property

1. Land

Owner	(State-owned Land Use Rights Certificate number)	Site	Use	Date of Expiry of the Use Right	Use right Area (Square meter)
(Xidelong (China) Co. Ltd.)	(2007) 00785 (Jin Guo Yong (2007) No. 00785)	(Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2056-12-25	9,475.00
(Xidelong (China) Co. Ltd.)	(2007) 00786 (Jin Guo Yong (2007) No. 00786)	(Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2056-12-25	9,196.00
(Xidelong (China) Co. Ltd.)	(2007) 00787 (Jin Guo Yong (2007) No. 00787)	(Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2056-12-25	20,113.00
(Fujian Xidelong Sports Goods Co., Ltd.)	(2007) 01753 (Jin Guo Yong (2005) No. 01753)	(Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	Industrial	2055-07-06	15,277.00

2. Buildings

Owner	(Building Ownership Certificate number)	Site	Construction Area (Square meter)
(Xidelong (China) Co. Ltd.)	06-200574 (Jin Fang Quan Zheng Chen Dai Zi No. 06-200574)	(Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	10,735.96
(Xidelong (China) Co. Ltd.)	06-200576 (Jin Fang Quan Zheng Chen Dai Zi No. 06-200576)	(Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	66,102.31
(Xidelong (China) Co. Ltd.)	06-200578 (Jin Fang Quan Zheng Chen Dai Zi No. 06-200578)	(Nanxiamei Village, Chendai Town, Jinjiang City, Fujian Province, the PRC)	22,186.39

Part B – Leased Property

Nil

EXHIBIT

ACCOUNTS

ANNEX B

DATED 27 JULY 2009

THE PERSONS set out in the Schedule

and

WINDRACE INTERNATIONAL COMPANY LIMITED

and

EXCEED COMPANY LTD.

and

2020 CHINACAP ACQUIRCO, INC.

SUPPLEMENTAL AGREEMENT
to
AGREEMENT FOR
SALE AND PURCHASE OF
WINDRACE INTERNATIONAL
COMPANY LIMITED

Deacons
Solicitors & Notaries
5th Floor
Alexandra House
18 Chater Road
Central
Hong Kong
www.deaconslaw.com

Fax: 28100431
Tel: 28259211

AGREEMENT

DATED 27 JULY 2009

PARTIES

(1)	THE PERSONS whose names and addresses are set out in the Schedule (the “Sellers”);
(2)	WINDRACE INTERNATIONAL COMPANY LIMITED, a company incorporated under the laws of the Cayman Islands with limited liability, the registered office of which is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Windrace”);
(3)	EXCEED COMPANY LTD., a company incorporated under the laws of the BVI with limited liability, the registered office of which is at PO Box 173, Kingston Chambers, Road Town, Tortola, BVI (the “Purchaser”); and
(4)	2020 CHINACAP ACQUIRCO, INC., a company incorporated under the laws of Delaware with limited liability, the principal place of business of which is at 221 Boston Post Road East, Suite 410, Marlborough, MA 01753 (“SPAC”).

RECITALS

(A)	This Agreement is supplemental to a sale and purchaser agreement made amongst the same parties hereto dated 8 May 2009 (the “Original Agreement”).
(B)	The parties hereto are desirous of amending the Original Agreement in the manner hereinafter appearing with effect from the date hereof.

AGREEMENT

NOW IT IS HEREBY AGREED as follows:

1.	The definition of “Investor Shares” in the Original Agreement is hereby deleted and replaced by the following:

““Investor Shares”

the new ordinary shares in the capital of the Purchaser which will, subject to the terms and conditions of this Agreement, on Closing or at any time within 6 months thereafter be issued in favour of the Third Party Investor(s) or their respective designated nominee(s) credited as fully paid;”

2.	Clause 4.2 of the Original Agreement is hereby deleted and replaced by the following:
“4.2	In the event that:-
(a)	Windrace enters into agreement(s), subject to such terms and conditions to be agreed by the Purchaser and SPAC, with any third party investor(s) (“Third Party Investor(s)”) in relation to an equity investment in Windrace for cash consideration (“Investment Consideration”) between the date hereof and Closing; and
(b)	such Third Party Investor(s) has/have paid to Windrace and/or any other party(ies) as Windrace may direct the Investment Consideration in full,

upon written request of Windrace and in lieu of the issue by Windrace of new Windrace shares to such Third Party Investor(s), the Purchaser shall allot and issue to such Third Party Investor(s) and/or its/their respective nominee(s) on the Closing Date or at any time within 6 months thereafter up to approximately 3,957,784 Investor Shares at a subscription price of US$7.58 per share.”

3.	Clause 8.2 of the Original Agreement is hereby amended by adding to the end of it the following:

“Without prejudice to the generality of the above, each of the Sellers irrevocably and unconditionally undertakes that it shall procure the Purchaser to promptly secure the registration for resale under the securities laws of the Unites States of all the shares in the Purchaser save and except the Additional Shares to be held by the Escrow Agent in escrow subject to and in accordance with Clause 10.2(a)(iii) and the terms and conditions of the Escrow Agreement.”

4.	Clause 12.1 of the Original Agreement is hereby deleted and replaced by the following:
“12.1	Subject to the terms and conditions as may be contained in the agreement(s) with any Third Party Investor(s) as contemplated under Clause 4.2, Windrace undertakes with the Purchaser and SPAC that, from the date hereof, it shall purchase such number of SPAC’s warrants (“SPAC Warrants”) or enter into such other transactions which shall have the effect of reducing the dilutive effect of the SPAC Warrants at such time and consideration as the board of Windrace deems beneficial to the interests of its shareholders. Any SPAC Warrants repurchased shall be cancelled.”
5.	Save as amended herein, all the other terms and provisions of the Original Agreement shall remain unchanged and shall continue in full force and effect. In the event of any discrepancies between the terms and provisions in the Original Agreement and those contained in this Agreement, the terms and provisions in this Agreement shall prevail.
6.	This Agreement is supplemental to and shall be construed as one document with the Original Agreement.
7.	Clauses 1, 14, 16 to 19 of the Original Agreement shall apply to this Agreement.
8.	This Agreement shall become effective on the date the authorised representatives of the respective parties hereto execute this Agreement.

SCHEDULE

DETAILS OF SELLERS

Sellers’ name	Sellers’ Address (Company Number if applicable)
Mr. Lin Shuipan	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC
Ms. Chen Xiayu	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC
Tiancheng Int’l Investment Group Limited	Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong (Company number: 1203761)
RichWise International Investment Group Limited	Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI (Company number: 625725)
HK Haima Group Limited	Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong (Company number: 1203741)
Eagle Rise Investments Limited	Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI (Company number: 1453334)

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

EXECUTED AS AN AGREEMENT

SIGNED BY SHUIPAN LIN in the presence of:	) /s/ Shuipan Lin )
SIGNED BY XIAYU CHEN in the presence of:-	) /s/ Xiayu Chen )
SIGNED BY for and on behalf of	) /s/ ) )
TIANCHENG INT’L INVESTMENT GROUP LIMITED in the presence of:	) ) )
SIGNED BY for and on behalf of	) /s/ ) )
RICHWISE INTERNATIONAL INVESTMENT GROUP LIMITED in the presence of:	) ) )
SIGNED BY for and on behalf of	) /s/ ) )
HK HAIMA GROUP LIMITED in the presence of:	) )

SIGNED BY Lon Zong Hong for and on behalf of	) /s/ Lon Zong Hong ) )
EAGLE RISE INVESTMENTS LIMITED in the presence of:	) ) )
SIGNED BY Lin Shuipan for and on behalf of	) /s/ Lin Shuipan ) )
WINDRACE INTERNATIONAL COMPANY LIMITED in the presence of: Tai Yau Ting	) ) ) /s/ Tai Yau Ting
SIGNED BY Louis Koo for and on behalf of	) /s/ Louis Koo ) )
EXCEED COMPANY LTD. in the presence of: Adrian Chan	) ) /s/ Adrian Chan
SIGNED BY Louis Koo for and on behalf of	) /s/ Louis Koo ) )
2020 CHINACAP ACQUIRCO, INC. in the presence of: Adrian Chan	) ) /s/ Adrian Chan

ANNEX C

Territory Of The British Virgin Islands

The BVI Business Companies Act, 2004

ARTICLES OF MERGER

These Articles of Merger entered into on [        ] 2009 by Exceed Company Ltd. (the “Surviving Company”) and 2020 ChinaCap Acquirco, Inc. (the “Merging Company”) PROVIDE as follows:

1	The parties hereto do hereby adopt the Plan of Merger a copy of which is attached at Schedule 1 hereto to the intent that the merger shall be effective on [ ] 2009 (the “Effective Date”).
2	The Memorandum and Articles of Association of the Surviving Company were registered with the Registrar of Companies in the British Virgin Islands on 21 April 2009.
3	The Certificate of Incorporation of the Merging Company was registered with the Secretary of State in the State of Delaware on 21 August 2006.
4	The Merger was approved by the Surviving Company by Resolutions of Directors dated [ ] 2009 and by and Resolutions of the Shareholder dated [ ] 2009.
5	The Merger was approved by the Merging Company by Resolutions of Directors dated [ ] 2009 and by and Resolutions of Shareholders dated [ ] 2009.
6	The Merging Company and the Surviving Company have complied with all the provisions of the laws of the British Virgin Islands to enable them to merge upon the Effective Date.
7	The name of the Surviving Company upon the consummation and effectiveness of this Merger shall remain unchanged.

IN WITNESS WHEREOF the parties hereto have caused these Articles of Merger to be executed on [        ] 2009.

SIGNED for and on behalf of	)
Exceed Company Ltd. by [ ]	) )	[ ] Director
SIGNED for and on behalf of	)
2020 ChinaCap Aquirco, Inc. by [ ]	) )	[ ] Director

SCHEDULE 1
Plan of Merger

Territory of The British Virgin Islands

The BVI Business Companies Act, 2004

PLAN OF MERGER

This Plan of Merger is made on [        ] 2009 between Exceed Company Ltd. (the “Surviving Company”), a limited liability company registered under the BVI Business Companies Act, 2004 (as amended) (the “Act”), and 2020 ChinaCap Acquirco, Inc., a Delaware corporation (the “Merging Company”).

WHEREAS the Merging Company is a Delaware corporation organised under the laws of Delaware and is entering into this Plan of Merger pursuant to the provisions of Sections 170 and 172 of the Act and the Delaware General Corporation Law.

WHEREAS the Surviving Company is a BVI Business Company registered and existing under and by virtue of the Act and is entering into this Plan of Merger pursuant to the provisions of Sections 170 and 172 of the Act.

WHEREAS the directors of the parties hereto deem it desirable and in the best interest of the companies and their members, as the case may be, that the Merging Company be merged with and into the Surviving Company.

NOW THEREFORE this Plan of Merger provides as follows:

8	The constituent companies to this plan of Merger are the Surviving Company and the Merging Company.
9	The surviving company is Exceed Company Ltd.
10	The Surviving Company has 1,000 shares in issue which are registered in the name of the Merging Company, which is entitled to vote on the merger.
11	The Merging Company has [ ] shares of common stock in issue, all of which are entitled to vote on the merger as one class.
12	Upon the merger, the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the Merging Company and the Surviving Company shall become subject to all liabilities obligations and penalties of the constituent companies.
13	The terms and conditions of the merger are as follows:
(a)	each share of common stock, issued and outstanding in the Merging Company on the effective date of the merger shall be converted into one share in the Surviving Company;
(b)	the 1,000 shares of the Surviving Company in issue shall be cancelled;
(c)	one representative unit purchase option in the Surviving Company to purchase warrants and shares shall be issued for each outstanding representative unit purchase option in the Merging Company; and
(d)	one warrant to purchase shares in the Surviving Company be issued for each outstanding warrant to purchase common stock of the Merging Company, to the holder thereof.
14	The Memorandum and Articles of Association of the Surviving Company were registered with the Registrar of Corporate Affairs on 21 April 2009 and amended and restated on [ ] 2009.
15	The Certificate of Formation of the Merging Company was filed with the Secretary of State of Delaware in the State of Delaware on 21 August 2006.
16	The constitutional documents of the Surviving Company in effect on the effective date shall be the constitutional documents of the Surviving Company until the same shall be altered or amended or until new constitutional documents are adopted as provided therein.
17	This Plan of Merger shall be submitted to the members of both the Surviving Company and Merging Company for their approval by a resolution of members.

18	The merger shall be effective as provided by the laws of the British Virgin Islands.
19	This Plan of Merger may be executed in counterparts.

[Intentionally left blank.]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on ________ 2009.

SIGNED for and on behalf of	)
Exceed Company Ltd.	)	by
	)	Director
SIGNED for and on behalf of	)
2020 ChinaCap Acquirco, Inc.	)
	)	by
	)	Director

ANNEX D

DATE

2020 CHINA CAP ACQUIRCO, INC.
c/o Surfmax Corporation
221 Boston Post Road East
Suite 410
Marlborough, Massachusetts 01752
(508) 624-4940

Re: Registration Statement of Exceed Company Limited

Ladies and Gentlemen:

We have acted as special United States tax counsel to 2020 China Cap Acquirco, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed by Exceed Company Limited, a British Virgin Islands company, on ______________, as amended through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

As special United States tax counsel to the Company, we have reviewed the Registration Statement insofar as it relates to United States federal income tax matters. In rendering this opinion, we have assumed with your approval the genuineness of all signatures, the legal capacity of all natural persons, the legal authority of all entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have also assumed with your approval and not verified the accuracy of the factual matters set forth in the above-referenced documents and the Registration Statement. This opinion is based on the facts and representations set forth in the Registration Statement concerning the business, assets and governing documents and anticipated transactions relating to the Company.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material United States Federal Income Tax Considerations.” We express no opinion whatsoever with respect to the applicability, or the effect, of other federal laws or the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is based upon the existing provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published United States Internal Revenue Service (“IRS”) revenue rulings and revenue procedures, and judicial decisions in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts and assumptions set forth in the Registration Statement and this opinion. If any of the facts or assumptions is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

This opinion is issued in connection with the Registration Statement, and may not be relied on for any other purpose without our prior written consent.

Our opinion is not binding on the IRS or any court. The IRS may disagree with one or more of our statements, and a court may sustain the IRS’s position.

D-1

Except as expressly provided herein, we express no opinion with respect to any tax matter set forth in the Registration Statement.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Seyfarth Shaw LLP

D-2

ANNEX E

Execution Version

DATED 4 AUGUST 2009

THE PERSONS set out in Column (1) of Schedule 1

and

EXCEED COMPANY LTD.

and

DEACONS

ESCROW AGREEMENT

Deacons
Solicitors & Notaries
5th Floor
Alexandra House
18 Chater Road
Central
Hong Kong
www.deaconslaw.com

Fax: 28100431
Tel: 28259211

ESCROW AGREEMENT

DATED 4 August 2009

PARTIES

(1)	THE PERSONS whose names and addresses are set out in Column (1) of Schedule 1 (the “Sellers”);
(2)	EXCEED COMPANY LTD., a company incorporated under the laws of the British Virgin Islands with limited liability, the registered office of which is at PO Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands (the “Purchaser”); and
(3)	DEACONS of 5th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong (“Escrow Agent”).

(Collectively the “Parties” hereinafter and a “Party” shall mean each of them.)

RECITALS

(A)	Pursuant to a sale and purchase agreement dated 8 May 2009 as supplemented by a supplemental agreement dated 27 July 2009, (collectively the “SPA”), each among Windrace International Company Limited (the “Company”), a company incorporated under the laws of Cayman Islands with limited liability, the Purchaser, the Sellers and other parties stated therein, all of the ordinary shares of the Company will be transferred by their holders to the Purchaser, as a result of which the Company will become a wholly-owned subsidiary of the Purchaser.
(B)	As contemplated in the SPA, the Parties have agreed to conclude this Agreement for the purpose of holding in escrow and releasing of the Share Certificates for the Escrow Shares. The number of Escrow Shares represents the excess over the number of shares required to give the Sellers and the Third Party Investors (if any) 51% of the outstanding ordinary shares of the Purchaser immediately following the Closing. The Escrow Shares which are held in escrow will be regarded as issued and not outstanding shares and will not be counted towards the 51% threshold. The denominator used in calculating the percentage threshold will exclude the Escrow Shares.
(C)	The foregoing recitals constitute the premises upon which this Agreement is based and the reason for its execution and the said recitals are intended to be legally binding and shall be construed as an integral part of this Agreement.

PROVISIONS

1.	DEFINITIONS AND INTERPRETATION
1.1	Subject to the terms expressly defined in this Agreement, defined terms in the SPA shall have the same meanings in this Agreement.
1.2	In this Agreement (including the recitals), the following expressions shall have the following meanings except where the context otherwise requires:

“2009 Instruction” means an irrevocable instruction to be issued by the Purchaser and all the Sellers substantially in a form attached hereto as Part A of Schedule 3;

“2009 Share Certificate(s)” means the share certificate(s) for the number of Escrow Shares representing the difference between 8,555,180 and the Closing Adjustment Shares issued in the respective names of the relevant Sellers and/or their respective nominee(s) to be set out in Column (1) of Part A of the Closing Notice;

“2010 Instruction” means an irrevocable instruction to be issued by the Purchaser and all the Sellers substantially in a form attached hereto as Part B of Schedule 3;

“2010 Share Certificate(s)” means the share certificate(s) for the 4,277,590 Escrow Shares issued in the respective names of the relevant Sellers and/or their respective nominee(s) to be set out in Column (1) of Part B of the Closing Notice;

“2011 Instruction” means an irrevocable instruction to be issued by the Purchaser and all the Sellers substantially in a form attached hereto as Part C of Schedule 3;

“2011 Share Certificate(s)” means the share certificate(s) for the 1,425,863 Escrow Shares issued in the respective names of the relevant Sellers and/or their respective nominee(s) to be set out in Column (1) of Part C of the Closing Notice;

“Business Day” means a day, other than a Saturday and a day on which a tropical cyclone warning no. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m., on which licensed banks are open for general banking business in Hong Kong throughout their normal business hours;

“Closing Adjustment Shares” means the additional number of Additional Shares to be released to the Sellers which represents the difference between (i) the aggregate sum of 2,750,000 Additional Shares and the number of Investor Shares to be issued and allotted to the Third Party Investor(s) (if any); and (ii) the number of shares representing 51% of the outstanding ordinary shares of the Purchaser immediately following Closing;

“Closing Notice” means the notice to be issued by the Purchaser and all the Sellers substantially in a form attached hereto as Schedule 2;

“Escrow Period” shall have the meaning as ascribed thereto in Clause 14.1;

“Escrow Shares” means 14,258,633 Additional Shares less the Closing Adjustment Shares and any other ordinary shares to be issued pursuant to Clause 14.1, the Share Certificates for which are held by the Escrow Agent in escrow subject to the terms and conditions of this Agreement;

“Other Share Certificates” shall have the meaning as ascribed thereto in Clause 14.1; and

“Share Certificates” means, collectively, the 2009 Share Certificates, the 2010 Share Certificates, the 2011 Share Certificates and the Other Share Certificates and “Share Certificate” shall mean any of them.

1.3	“This Agreement” (or any specific provision hereof) or any other document shall be construed as references to this Agreement (including its schedules), that provision or that other document as amended, varied or modified from time to time.
1.4	A reference to “person” includes a company, unincorporated association, partnership, firm, institution, trustee, government entity and any person or party and includes that person’s or party’s legal personal representatives and successors.
1.5	Words denoting the singular include the plural and vice versa and words denoting one gender include all genders.
1.6	The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
2.	APPOINTMENT OF THE ESCROW AGENT
2.1	The Sellers and the Purchaser hereby jointly and severally appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. The Sellers and the Purchaser agree jointly and severally to bear the costs of the Escrow Agent and the cost of holding the Share Certificates by the Escrow Agent for the term of this Agreement.
3.	SHARE CERTIFICATES
3.1	The Purchaser shall deliver to the Escrow Agent:
(a)	(i) the Closing Notice; and (ii) the 2009 Share Certificates, the 2010 Share Certificates and the 2011 Share Certificates, upon Closing; and

(b)	the Other Share Certificates as soon as practicable after the issue thereof,

to be held by the Escrow Agent in escrow subject to the terms and conditions herein.

3.2 (a)	The Purchaser hereby undertakes to the Sellers that it will use all reasonable efforts to provide the 2009 Instruction to the Escrow Agent no later than 10 days after the completion of the 2009 Audit.
(b)	Upon receipt by the Escrow Agent of the 2009 Instruction, the Escrow Agent shall release:
(i)	the 2009 Share Certificates; and
(ii)	if any, the Other Share Certificates for such number of ordinary shares of the Purchaser issued with respect to the Escrow Shares represented by the 2009 Share Certificates,

to the relevant Sellers set out in Column (2) of Part A of Schedule 2 not later than 5:00 p.m. (Hong Kong time) on the next Business Day after its receipt of the 2009 Instruction.

(c)	If the Escrow Agent does not receive the 2009 Instruction at or before 5:00 p.m. on 11 April 2010 (Hong Kong time), the Escrow Agent shall defer the release of and continue to hold the 2009 Share Certificates and such Other Share Certificates referred to in Clause 3.2(b) above in escrow.
3.3 (a)	The Purchaser hereby undertakes with the Sellers that it will use all reasonable efforts to provide the 2010 Instruction to the Escrow Agent no later than 10 days after the completion of the 2010 Audit.
(b)	Upon receipt by the Escrow Agent of the 2010 Instruction, the Escrow Agent shall release:
(i)	the 2010 Share Certificates, together with any 2009 Share Certificates deferred from release pursuant to Clause 3.2(b); and
(ii)	if any, the Other Share Certificates for such number of ordinary shares of the Purchaser issued with respect to the Escrow Shares represented by the 2009 Share Certificates and/or the 2010 Share Certificates,

to the relevant Sellers set out in Column (2) of Part B of Schedule 2 not later than 5:00 p.m. (Hong Kong time) on the next Business Day after its receipt of the 2010 Instruction.

(c)	If the Escrow Agent does not receive the 2010 Instruction at or before 5:00 p.m. on 11 April 2011 (Hong Kong time), the Escrow Agent shall defer the release of and continue to hold the 2010 Share Certificates, any 2009 Share Certificates deferred from release pursuant to Clause 3.2(b) and such Other Share Certificates mentioned in Clause 3.3(b) above in escrow.
3.4 (a)	The Purchaser hereby undertakes to the Sellers that it will use all reasonable efforts to provide the 2011 Instruction to the Escrow Agent no later than 10 days after the completion of the 2011 Audit.
(b)	Upon receipt by the Escrow Agent of the 2011 Instruction, the Escrow Agent shall release:
(i)	the 2011 Share Certificates, together with any 2010 Share Certificates and 2009 Share Certificates deferred from release pursuant to Clauses 3.2(b) and 3.3(b); and
(ii)	if any, the Other Share Certificates for such number of ordinary shares of the Purchaser issued with respect to the Escrow Shares represented by the 2009 Share Certificates and/or the 2010 Share Certificates and/or the 2011 Share Certificates,

to the relevant Sellers set out in Column (2) of Part C of Schedule 2 not later than 5:00 pm. (Hong Kong time) on the next Business Day after its receipt of the 2011 Instruction.

(c)	If the Escrow Agent does not receive the 2011 Instruction at or before 5:00 p.m. on 11 April 2012 (Hong Kong time) (the “Long Stop Date”):
(i)	the Escrow Agent shall, on the next Business Day after the Long Stop Date, release to the Purchaser all the Share Certificates still held in escrow for cancellation; and
(ii)	the Purchaser shall arrange for the cancellation of the Share Certificates as referred to in Clause

3.4(b)(i) above; and deliver the share certificates representing the Escrow Shares in the respective names of the relevant Sellers and/or their respective nominee(s) calculated in accordance with the formula set out in clause 10.3 of the SPA.
3.5	The Share Certificates to be released by the Escrow Agent pursuant to this Clause 3 shall be left at or sent by pre-paid registered airmail at the respective addresses of the recipients set out in Clause 7 at the risk of the recipients.
3.6	The Escrow Agent is hereby irrevocably and unconditionally authorised to act and release the relevant Share Certificates in accordance with Clauses 3.2, 3.3, 3.4 and 3.5 above. Subject to the terms of this Agreement, the Escrow Agent shall not be concerned with any disagreement between the Sellers and the Purchaser or any other parties (whether in relation to the SPA or otherwise) or any of them upon and after the occurrence of any relevant event set out in this Clause 3. The Escrow Agent does not assume any duty or obligation of any kind in relation to, and shall not be liable in any way for, any other risks, or in ensuring the receipt of the Share Certificates by any of the Sellers, and the sole obligation of the Escrow Agent is to release the Share Certificates in accordance with the relevant provisions in this Agreement.
3.7	Notwithstanding anything to the contrary in the Agreement, the release of the Share Certificates in accordance with Clauses 3.2, 3.3, 3.4 and 3.5 shall represent a full and final discharge of the obligations of the Escrow Agent and following such release, the Escrow Agent shall have no liability whatsoever to the Sellers and the Purchaser or any other party whatsoever.
3.8	For the avoidance of doubt, the Escrow Agent shall not be required to interpret any provisions of the SPA.
4.	INSTRUCTIONS AND COMMUNICATIONS
4.1	Each of the Sellers and the Purchaser shall deliver to the Escrow Agent a list of authorised signatories, as set out in the Schedule 4, with respect to any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication required or permitted to be furnished to the Escrow Agent under this Agreement, and the Escrow Agent shall be entitled to rely on such list with respect to any Party until a new list is furnished by such Party to and acknowledged by the Escrow Agent.
4.2	When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by facsimile, email or other form of electronic or data transmission, the Escrow Agent shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Sellers or the Purchaser (as the case may be) or is not in the form the Sellers or the Purchaser (as the case may be) sent or intended to send (whether due to fraud, distortion or otherwise). The Sellers or the Purchaser shall jointly and severally indemnify the Escrow Agent against any loss, liability, claim or expense (including legal fees and expenses) it may incur with its acting in accordance with any such communication.
5.	ESCROW AGENT’S DUTIES AND LIABILITIES
5.1	The Escrow Agent shall have only those duties, obligations and responsibilities clearly and expressly set out in this Agreement and no duties, obligations or responsibilities whatsoever shall be inferred or implied against the Escrow Agent. It is understood that the Escrow Agent’s only duties and responsibilities shall be to accept the Share Certificates deposited with it in accordance with this Agreement, to hold and release the Share Certificates in accordance with this Agreement.
5.2	The duties of the Escrow Agent under this Agreement are purely ministerial, administrative and non-discretionary in nature. Neither the Escrow Agent nor any of its partners, officers, employees, or agents shall, by reason of any matter or thing contained in this Agreement, be deemed to be a trustee for or have any fiduciary relationship with any of the other Parties or any other person. Where the Escrow Agent has acted in accordance with this Agreement it shall be deemed to have acted in accordance with the written instructions of the Sellers and the Purchaser.

5.3	The Escrow Agent shall not be precluded (and neither shall any partner, officer, employee or agent of the Escrow Agent or any company or person in any other way associated with the Escrow Agent be precluded) from entering into or being otherwise interested in any commercial, financial or business contacts or in any other transactions or arrangements whatsoever with any of the other Parties or any of their affiliates or associated companies.
5.4	The Escrow Agent shall not be bound or affected in any way by any agreement or contract between the Sellers and the Purchaser, and the Escrow Agent shall not be deemed to have knowledge of any provision of those documents unless the substance of such provision is explicitly set forth in this Agreement. The Escrow Agent shall not in any way be required to determine whether or not the terms and conditions of any other agreement or contract between the Sellers and the Purchaser have been complied with. Further, the Escrow Agent shall not be affected with knowledge or notice of any fact or circumstance not specifically set forth in this Agreement.
5.5	The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any order, judgment, certification, demand, written notice, instruction or request furnished to it under this Agreement without being required to determine the authenticity or the correctness of any fact stated in such document or the propriety or validity of the service of such document. The Escrow Agent may act in conclusive reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice, make any statement, or execute any document in connection with the provisions of this Agreement has been duly authorised to do so. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.
5.6	The Escrow Agent shall not be liable or accountable for any loss or damage whatsoever to any person caused by any action taken or omitted by the Escrow Agent except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or wilful misconduct was the primary and direct cause of any such loss. This Clause shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.
5.7	The Escrow Agent may execute any of its powers and perform any of its duties under this Agreement directly or through agents or attorneys and shall not be liable for any acts or omissions of such agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.
5.8	Notwithstanding any provision in this Agreement to the contrary, in no event shall the Escrow Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), whether or not foreseeable, even if the Escrow Agent is aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. This Clause shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.
5.9	The Escrow Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. In certain circumstances, such action may delay or prevent the processing of any instructions or the Escrow Agent’s performance of its obligations under this Agreement. Neither the Escrow Agent nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by the Escrow Agent or any delegate pursuant to this Clause.
5.10	Each of the Sellers and the Purchaser hereby unconditionally and irrevocably covenants and undertakes jointly and severally to keep the Escrow Agent and all of its partners, officers, employees and agents (each an “indemnified party”) indemnified in full at all times against all losses, liabilities, actions, proceedings, claims, demands, damages, costs, expenses, taxes and disbursements (the “Losses”) which may be incurred, suffered or brought against such indemnified party including the fees and disbursements under this Agreement, as a result of or in connection with directly or indirectly their appointment or involvement under this Agreement or the exercise of any of their powers or duties under this Agreement or any acts taken by such indemnified party in accordance with the terms of this Agreement or any acts taken by such indemnified party in accordance with its usual practice. The Escrow Agent shall not be obligated to take any action including any legal or other proceedings hereunder which might, in its sole judgement, involve any expense or liability of any kind unless it shall have been furnished with a full indemnity therefor which is satisfactory to the Escrow Agent in it’s sole opinion. The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.
5.11	Notwithstanding anything to the contrary in this Agreement, the Escrow Agent shall not in any event be liable for any failure or delay in the performance of its obligations under this Agreement if it is prevented from so performing its obligations by any existing or future law, order or regulation of a governmental, supranational or regulatory body, regulation of the banking or securities industry, any existing or future act of governmental authority, Act of God, flood, war (whether declared or undeclared), terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any telecommunication or money transmission system or any reason which is beyond the control of the Escrow Agent.
6.	FEES AND EXPENSES
6.1	As compensation for its services to be rendered under this Agreement, each of the Sellers and the Purchaser jointly and severally undertakes to pay to the Escrow Agent the sum of HK$50,000 per annum (or a pro rata portion thereof on the basis of a 360 days year). The fee payable to the Escrow Agent shall be paid on a bi-annual basis on 30 June and 31 December each year (or if that day is not a Business Day for licensed banks in Hong Kong, such payment shall be made on the Business Day immediately preceding that day).
6.2	Each of the Sellers and the Purchaser jointly and severally undertakes to reimburse the Escrow Agent for all expenses, disbursements and advances, if any, incurred or made by it in connection with the preparation, execution, delivery, modification and termination of this Agreement and performance of its duties and obligations under this Agreement.
6.3	This Clause shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.
7.	NOTICES
7.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be left at or sent by pre-paid registered post (if posted from and to an address in Hong Kong), pre-paid registered airmail (if posted from or to an address outside Hong Kong) or facsimile transmission to the Party due to receive the notice or communication at its respective address or facsimile number set out below(or such other address or facsimile number as the addressee has by prior written notice specified to the other Parties):

To the Sellers:

(1)	Shuipan Lin, accepting notices and other communications under Clause 7.1 on behalf of himself, Xiayu Chen, Tiancheng and Haima
Address:	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC
Telephone:	86-595-8285-8888
Facsimile:	86-595-8206-9999
(2)	RichWise International Investment Group Limited, accepting notices and other communications under Clause 7.1 on behalf of itself and Eagle Rise

Address:	Room 4101 Landmark, 4028 Jintin Road, Fujian District, Shenzhen, PRC
Attention:	Jinlei Shi
Telephone:	86-755-8283-9998
Facsimile:	86-755-8283-9966

To the Purchaser:

Address:	c/o Windrace International Company Limited
Attention:	Xidelong Industrial Zone, Jinjiang, Fujian, the PRC
Telephone:	86-595-8285-8888
Facsimile:	85-595-8206-9999
with a copy to
221 Boston Post Road East Suite 410 Marlborough, MA 01753 Attention: G. George Lu Telephone: +1 (508) 624-4948 Facsimile: +1 (508) 624-4988

To the Escrow Agent:

Address:	5th Floor Alexandra House Central Hong Kong
Attention:	Eugina Chan / Rosita Chu Matter No. 149930
Telephone:	(852) 2825 9786 / 9682
Facsimile:	(852) 2810 0431
7.2	In the absence of evidence of earlier receipt, a notice or other communication is deemed given:
(a)	if delivered personally, when left at the address referred to in Clause 7.1;
(b)	if sent by mail except air mail, two (2) days after posting; and
(c)	if sent by air mail, six (6) days after posting;
(d)	if sent by fax, on completion of its transmission.

In proving the giving of a notice by mail it shall be sufficient to prove that the envelope containing such notice was properly addressed and posted.

8.	WARRANTY

Each of the Sellers and the Purchaser represents, warrants and undertakes to each other and to the Escrow Agent that it has full right, power and authority, and has taken all necessary action, to validly and duly execute and deliver, and to exercise their rights and perform their obligations under this Agreement and all other documents (including all written instructions to be given by them to the Escrow Agent) relating to this Agreement, and this Agreement constitutes, and the documents which are to be executed by it when executed will constitute, legal, valid and binding agreements or obligations enforceable against it in accordance with their respective terms and that the execution, delivery and performance of this Escrow Agreement by the Sellers and the Purchaser do not and will not violate any applicable law or regulation.

9.	CONFLICTS AND DISPUTES
9.1	In the event of any inconsistency or conflict between the provisions of this Agreement and any other agreement or contract among the Sellers and the Purchaser, this Agreement shall, as among the Escrow Agent, the Sellers and the Purchaser, prevail.
9.2	In the event of any ambiguity or uncertainty under this Agreement or in any notice, instruction or other communication received by the Escrow Agent under this Agreement, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of all property held in escrow, unless the Escrow Agent receives written instructions, signed by all the Sellers and the Purchaser, which eliminates such ambiguity or uncertainty.
9.3	In the event of any dispute or conflicting claims between the Sellers and the Purchaser and any other person or entity with respect to any property held in escrow, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such property held in escrow so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the Sellers and the Purchaser or any other person or entity for failure or refusal to comply with such disputed or conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or disputed claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in writing that is satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Escrow Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Escrow Agent shall act on such court order and legal opinions without further question. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Sellers and the Purchaser.
10.	TERMINATION
10.1	This Agreement shall terminate on the earlier of the next Business Day immediately following the Long Stop Date and upon final and complete release of the Share Certificates in accordance with Clause 3 of this Agreement.
10.2	Notwithstanding anything in this Agreement to the contrary, this Agreement will be terminated automatically without notice should the Purchaser go into liquidation (except a voluntary liquidation for the purposes of reconstruction or amalgamation on terms previously approved in writing by the other Parties) or if a receiver is appointed over the Purchaser’s assets. In this case, notwithstanding any provision in this Agreement to the contrary, the Escrow Agent shall release the Share Certificates then held by it to the liquidator or receiver so appointed at the risk of the Purchaser or such officer(s).

10.3	Subject to Clauses 3, 9 and 10.2, if there shall remain any Share Certificates upon termination of this Agreement, the Escrow Agent shall apply to a court of competent jurisdiction for direction and release such Share Certificates in accordance with the direction of a final court order. Upon such release, the Escrow Agent shall be released and discharged of all its duties and obligations under this Agreement.
10.4	The Escrow Agent may resign and be discharged from its duties or obligations under this Agreement at any time (i) by giving not less than thirty (30) days prior notice in writing of such resignation to the other Parties specifying a date when such resignation shall take effect or (ii) upon notice to the other Parties with immediate effect in order to comply with law or regulation. The Sellers and the Purchaser may at any time jointly remove the Escrow Agent by giving not less than thirty (30) days’ prior notice in writing to the Escrow Agent. The Escrow Agent, upon its resignation or removal, shall deliver all the Share Certificates, pursuant to the joint written instructions of the Sellers and the Purchaser, which shall specify the successor escrow agent. If the Sellers and the Purchaser are unable to agree upon a successor escrow agent within thirty (30) days after such notice, at the sole discretion of the Escrow Agent, the Escrow Agent may (a) continue to hold the Share Certificates for the same fees and expenses set out in Clause 6.1 and payable by the Sellers and the Purchaser to the joint order of each of the Sellers and the Purchaser until a successor escrow agent is appointed on the understanding that the Escrow Agent shall hold such documents as bare custodian and shall have no further duties or obligations under this Agreement, (in such a case, the Escrow Agent shall only release the Share Certificates on receipt of the joint instructions from the Sellers and the Purchaser as referred to in this Clause above); or (b) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses incurred by the Escrow Agent in connection with such proceeding shall be paid by the Sellers and the Purchaser jointly. Upon its resignation/removal and delivery of all the Share Certificates, as set out in this Clause, the Escrow Agent shall be released and discharged from any and all further obligations arising in connection with the Share Certificates or this Agreement.
10.5	Termination under this Clause will be without prejudice to the completion of transactions entered into prior to termination. In particular fees and expenses will be calculated up to the date on which the Escrow Agent no longer holds any Share Certificates. All remedies under this Agreement shall survive the termination of this Agreement.
10.6	Upon termination of this Escrow Agreement, the sole responsibility of the Escrow Agent shall be to keep safely the Share Certificates or any of them and to deliver or release the same in accordance with the terms of this Agreement.
11.	COUNTERPARTS

This Agreement may be executed in one or more counterparts each of which shall be binding on each Party by whom or on whose behalf it is so executed, but which together shall constitute a single instrument. For the avoidance of doubt, this Agreement shall not be binding on any Party hereto unless and until it shall have been executed by or on behalf of all persons expressed to be Party hereto.

12.	GOVERNING LAW AND JURISDICTION
12.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.
12.2	Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement. The submission to the jurisdiction of the courts of Hong Kong shall not (and shall not be construed so as to) limit the right of one Party or several Parties to take proceedings against the other Parties (or any of them) in any other court of competent jurisdiction, nor shall the taking of proceedings by one Party or several Parties in any one or more jurisdictions preclude such Party or Parties taking proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
12.3	Each of the Sellers hereby irrevocably appoints Jones Day of 29/F, Edinburgh Tower, the Landmark, 15 Queen’s Road Central, Hong Kong as the agent to accept service of legal process on its behalf. Service of legal process upon such process agent of each of the Sellers shall be deemed completed whether or not such legal process is forwarded to or received by any Seller. Each of the Sellers hereby irrevocably agrees that, if the process agent ceases to have an address in Hong Kong or ceases to act as the process agent on behalf of each of the Sellers, it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other Parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent. If at any time any of the Sellers appoints a new process agent, it shall give written notice to the other Parties of such appointment and until such time service on the process agent last known to the other Parties shall be deemed to be effective service.
12.4	The Purchaser hereby irrevocably appoints Law Debenture Services (H.K.) Limited of Room 3105, Alexandra House, 18 Chater Road, Central, Hong Kong as its agent to accept service of legal process on its behalf. Service of legal process upon the process agent of the Purchaser shall be deemed completed whether or not such legal process is forwarded to or received by the Purchaser. The Purchaser hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent it shall appoint a new process agent in Hong Kong for the same purposes and will deliver to the other Parties within fourteen (14) days a copy of a written acceptance of appointment by the process agent. If at any time the Purchaser appoints a new process agent it shall give written notice to the other Parties of such appointment and until such time service on the process agent last known to the other Parties shall be deemed to be effective service.
13.	GENERAL
13.1	The terms and provisions of this Agreement constitute the entire agreement among the Sellers, the Purchaser and the Escrow Agent in respect of the subject matter of this Agreement, and neither (i) the Sellers and the Purchaser on the one hand nor (ii) the Escrow Agent on the other hand has relied on any representations or agreements of the other, except as specifically set forth in this Agreement.
13.2	This Agreement or any provisions of this Agreement may be amended, modified, waived or terminated only by written agreement duly signed by the Sellers, the Purchaser and the Escrow Agent.
13.3	This Agreement shall inure to the benefits of, and be binding upon, the Sellers, the Purchaser and the Escrow Agent and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and permitted assignees. This Agreement is for the sole and exclusive benefit of the Sellers, the Purchaser and the Escrow Agent, and nothing in this Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.
13.4	The rights and remedies conferred upon the Sellers, the Purchaser and the Escrow Agent shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy under this Agreement shall not preclude the subsequent exercise of such right or remedy.
13.5	If one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement, and the remaining provisions of this Agreement shall be given full force and effect.
14.	RIGHTS OF SELLERS IN THE ESCROW SHARES
14.1	During the period in which any Share Certificates are held in escrow by the Escrow Agent pursuant to the terms and conditions of this Escrow Agreement (“Escrow Period”), the Sellers shall not have any rights with respect to the Escrow Shares represented by such Share Certificates (including, but not limited to, the right to vote in relation to such Escrow Shares) until, and only to the extent of, the release of Share Certificates to the Sellers in accordance with the terms and conditions herein. In addition, the Sellers shall not be entitled to any dividends of any kind with respect to any Escrow Shares represented by the Share Certificates; provided, however, that in the event that any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ordinary shares of the Purchaser), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the ordinary shares of the Purchaser, the Purchaser shall deposit with the Escrow Agent to be held by it, subject to the terms and conditions herein, the share certificates for such number of ordinary shares of the Purchaser equal to the number of ordinary shares that would be issued with respect to the Escrow Shares represented by the Share Certificates if this Clause 14.1 were not in effect (“Other Share Certificates”). Any such Other Share Certificates shall be released from escrow at the same time as the Share Certificates represented by the Escrow Shares for which the Other Share Certificates were issued are released from escrow.
14.2	During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of a Seller’s immediate family or to a trust, the beneficiary of which is a Seller or a member of a Seller’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Seller, (iii) pursuant to a qualified domestic relations order, or (iv) pursuant to a reorganization, recapitalization or other internal corporate restructuring of a Seller that is not a natural person, provided that the beneficial owners of the voting securities of such Seller own a majority of the voting securities of the resulting entity immediately following such transaction; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and subject to the execution by the respective transferee of any document(s) as may be reasonably required by the Escrow Agent for the purposes of this Agreement. During the Escrow Period, the Sellers shall not pledge or grant a security interest in any of the Escrow Shares or grant a security interest in any of their rights under this Agreement.

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

EXECUTED AS AN AGREEMENT

SIGNED BY SHUIPAN LIN	)
in the presence of:	)
SIGNED BY XIAYU CHEN	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
TIANCHENG INT’L	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
RICHWISE INTERNATIONAL	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
HK HAIMA GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
EAGLE RISE INVESTMENTS	)
LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
EXCEED COMPANY LTD.	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
DEACONS	)
in the presence of:	)

SCHEDULE 1

DETAILS OF SELLERS

No.	Column (1) Sellers’ name	Column (2) Sellers’ address & company number (if any)
1.	Mr. Shuipan Lin (“Mr. Lin”)	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC
2.	Ms. Xiayu Chen (“Ms. Chen”)	No. 103, Qiancanggong Road, Huatingkou Village, Chendai Town, Jinjiang City, Fujian Province, the PRC
3.	Tiancheng Int’l Investment Group Limited (“Tiancheng”)	Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong Company number: 1203761
4.	RichWise International Investment Group Limited (“RichWise”)	Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI Company number: 625725
5.	HK Haima Group Limited (“Haima”)	Unit B, 16th Floor, CKK Comm Ctr, No 289-295 Hennessy Road, Wan Chai, Hong Kong Company number: 1203741
6.	Eagle Rise Investments Limited (“Eagle Rise”)	Sea Meadow House, Blackburne Highway, Road Town, Tortola, BVI Company number: 1453334

SCHEDULE 2

CLOSING NOTICE

Date:

To:	Deacons 5th Floor Alexandra House Hong Kong Fax: (852) 2810 0431
Attention:	Ms Eugina Chan/Ms Rosita Chu Matter no. 149930

Dear Sirs,

Escrow Agreement dated [*] 2009 among Shuipan Lin, Xiayu Chen, Tiancheng Int’l Investment Group Limited, RichWise International Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited (collectively referred to as the “Sellers” hereinafter), Exceed Company Ltd. (the “Purchaser”) and Deacons (the “Escrow Agreement”)

We refer to (a) the agreement for the sale and purchase of Windrace International Company Limited dated 8 May 2009 as supplemented by a supplemental agreement dated 27 July 2009, (collectively the “SPA”) executed among the Sellers and the Purchaser (and certain other parties) and (b) the Escrow Agreement.

Terms used in this notice shall have the same meaning as defined in the Escrow Agreement.

We hereby confirm that:

(a)	[*] Closing Adjustment Shares were issued and released to the Sellers pursuant to clause 10.2(a)(ii) of the SPA; and
(b)	the Share Certificates set out in Part A, Part B and Part C below have been issued to the relevant Sellers set out in Column (2) below and to be held in escrow subject to the Escrow Agreement.

Part A

2009 Share Certificates

No.	Column (1) Share Certificates	Column (2) Sellers
1.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Mr. Lin or nominee].	Mr. Lin
2.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Ms. Chen or nominee].	Ms. Chen
3.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [RichWise or nominee].	RichWise
4.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Tiancheng or nominee].	Tiancheng
5.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Haima or nominee].	Haima
6.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Eagle Rise or nominee].	Eagle Rise

Part B

2010 Share Certificates

No.	Column (1) Share Certificates	Column (2) Sellers
1.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Mr. Lin or nominee].	Mr. Lin
2.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Ms. Chen or nominee].	Ms. Chen
3.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [RichWise or nominee].	RichWise
4.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Tiancheng or nominee].	Tiancheng
5.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Haima or nominee].	Haima
6.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Eagle Rise or nominee].	Eagle Rise

Part C

2011 Share Certificates

No.	Column (1) Share Certificates	Column (2) Sellers
1.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Mr. Lin or nominee].	Mr. Lin
2.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Ms. Chen or nominee].	Ms. Chen
3.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [RichWise or nominee].	RichWise
4.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Tiancheng or nominee].	Tiancheng
5.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Haima or nominee].	Haima
6.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Eagle Rise or nominee].	Eagle Rise

SCHEDULE 3

Part A

2009 Instruction

Date:

To:	Deacons 5th Floor Alexandra House Hong Kong Fax: (852) 2810 0431
Attention:	Ms Eugina Chan/Ms Rosita Chu Matter no. 149930

Dear Sirs,

Escrow Agreement dated [*] 2009 among Shuipan Lin, Xiayu Chen, Tiancheng Int’l Investment Group Limited, RichWise International Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited (collectively referred to as the “Sellers” hereinafter), Exceed Company Ltd. (the “Purchaser”) and Deacons (the “Escrow Agreement”)

We refer to (a) the agreement for the sale and purchase of Windrace International Company Limited dated 8 May 2009 as supplemented by a supplemental agreement dated 27 July 2009, (collectively the “SPA”) executed among the Sellers and the Purchaser (and certain other parties) and (b) the Escrow Agreement.

Terms used in this notice shall have the same meaning as defined in the Escrow Agreement.

We hereby confirm that:

(a)	the 2009 Audit has been completed on [date]; and
(b)	the 2009 Adjusted Earnings are not less than the 2009 Target Earnings (both terms as defined in the SPA).

[We attach herewith [a certified true copy or an extract] of the board resolutions of the Purchaser for the release of the following Share Certificates.]

We hereby instruct you, pursuant to Clause[s] 3.2(a) [and 14.1] of the Agreement, to release the following Share Certificates to the relevant Sellers set out in Column (2) below at their addresses set out in Clause 7.1 of the Escrow Agreement on the next Business Day after the receipt of this instruction:

No.	Column (1) Share Certificates	Column (2) Sellers
1.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Mr. Lin or nominee].	Mr. Lin
2.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Ms. Chen or nominee].	Ms. Chen
3.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [RichWise or nominee].	RichWise
4.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Tiancheng or nominee].	Tiancheng
5.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Haima or nominee].	Haima
6.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Eagle Rise or nominee].	Eagle Rise

We hereby represent to you that the undersigned are the authorised representatives of the relevant corporations.

SIGNED BY SHUIPAN LIN	)
in the presence of:	)
SIGNED BY XIAYU CHEN	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
TIANCHENG INT’L	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
RICHWISE INTERNATIONAL	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
HK HAIMA GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
EAGLE RISE INVESTMENTS	)
LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
EXCEED COMPANY LTD.	)
in the presence of:	)

Part B

2010 Instruction

Date:

To:	Deacons 5th Floor Alexandra House Hong Kong Fax: (852) 2810 0431
Attention:	Ms Eugina Chan/Ms Rosita Chu Matter no. 149930

Dear Sirs,

Escrow Agreement dated [*] 2009 among Shuipan Lin, Xiayu Chen, Tiancheng Int’l Investment Group Limited, RichWise International Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited (collectively referred to as the “Sellers” hereinafter), Exceed Company Ltd. (the “Purchaser”) and Deacons (the “Escrow Agreement”)

We refer to (a) the agreement for the sale and purchase of Windrace International Company Limited dated 8 May 2009 as supplemented by a supplemental agreement dated 27 July 2009, (collectively the “SPA”) executed among the Sellers and the Purchaser (and certain other parties) and (b) the Escrow Agreement.

Terms used in this notice shall have the same meaning as defined in the Escrow Agreement.

We hereby confirm that:

(a)	the 2010 Audit has been completed on [date]; and
(b)	the 2010 Adjusted Earnings are not less than the 2010 Target Earnings (both terms as defined in the SPA).

[We attach herewith [a certified true copy or an extract] of the board resolutions of the Purchaser for the release of the following Share Certificates.]

We hereby instruct you, pursuant to Clause[s] 3.3(a) [and 14.1] of the Agreement, to release the following Share Certificates to the relevant Sellers set out in Column (2) below at their addresses set out in Clause 7.1 of the Escrow Agreement on the next Business Day after the receipt of this instruction:

No.	Column (1) Share Certificates	Column (2) Sellers
1.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Mr. Lin or nominee].	Mr. Lin
2.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Ms. Chen or nominee].	Ms. Chen
3.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [RichWise or nominee].	RichWise
4.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Tiancheng or nominee].	Tiancheng
5.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Haima or nominee].	Haima
6.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Eagle Rise or nominee].	Eagle Rise

We hereby represent to you that the undersigned are the authorised representatives of the relevant corporations.

SIGNED BY SHUIPAN LIN	)
in the presence of:	)
SIGNED BY XIAYU CHEN	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
TIANCHENG INT’L	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
RICHWISE INTERNATIONAL	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
HK HAIMA GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
EAGLE RISE INVESTMENTS	)
LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
EXCEED COMPANY LTD.	)
in the presence of:	)

Part C

2011 Instruction

Date:

To:	Deacons 5th Floor Alexandra House Hong Kong Fax: (852) 2810 0431
Attention:	Ms Eugina Chan/Ms Rosita Chu Matter no. 149930

Dear Sirs,

Escrow Agreement dated [*] 2009 among Shuipan Lin, Xiayu Chen, Tiancheng Int’l Investment Group Limited, RichWise International Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited (collectively referred to as the “Sellers” hereinafter), Exceed Company Ltd. (the “Purchaser”) and Deacons (the “Escrow Agreement”)

We refer to (a) the agreement for the sale and purchase of Windrace International Company Limited dated 8 May, 2009 as supplemented by a supplemental agreement dated 27 July 2009, (collectively the “SPA”) executed among the Sellers and the Purchaser (and certain other parties) and (b) the Escrow Agreement.

Terms used in this notice shall have the same meaning as defined in the Escrow Agreement.

We hereby confirm that:

(a)	the 2011 Audit has been completed on [date]; and
(b)	the 2011 Adjusted Earnings are not less than the 2011 Target Earnings (both terms as defined in the SPA).

[We attach herewith [a certified true copy or an extract] of the board resolutions of the Purchaser for the release of the following Share Certificates.]

We hereby instruct you, pursuant to Clause[s] 3.4(a) [and 14.1] of the Agreement, to release the following Share Certificates to the relevant Sellers set out in Column (2) below at their addresses set out in Clause 7.1 of the Escrow Agreement on the next Business Day after the receipt of this instruction:

No.	Column (1) Share Certificates	Column (2) Sellers
1.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Mr. Lin or nominee].	Mr. Lin
2.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Ms. Chen or nominee].	Ms. Chen
3.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [RichWise or nominee].	RichWise
4.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Tiancheng or nominee].	Tiancheng
5.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Haima or nominee].	Haima
6.	Share Certificate no. [*] representing [*] ordinary shares in the Purchaser issuing in the name of [Eagle Rise or nominee].	Eagle Rise

We hereby represent to you that the undersigned are the authorised representatives of the relevant corporations.

SIGNED BY SHUIPAN LIN	)
in the presence of:	)
SIGNED BY XIAYU CHEN	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
TIANCHENG INT’L	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
RICHWISE INTERNATIONAL	)
INVESTMENT GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
HK HAIMA GROUP LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
EAGLE RISE INVESTMENTS	)
LIMITED	)
in the presence of:	)
SIGNED BY	)
)
for and on behalf of	)
EXCEED COMPANY LTD.	)
in the presence of:	)

SCHEDULE 4

LIST OF AUTHORISED SIGNATORIES

Sellers (any one of the following authorized representatives to sign other than Mr. Lin, Ms. Chen and RichWise):

1. Mr. Lin
Name: Shuipan Lin	Specimen Signature:
2. Ms. Chen
Name: Xiayu Chen	Specimen Signature:
3. Tiancheng
Name: Shu Li Chen	Specimen Signature:
Name: Shuipan Lin	Specimen Signature:
4. RichWise
Name: Jinlei Shi	Specimen Signature:
5. Haima
Name: Wai Sum Chong	Specimen Signature:
Name: Shuipan Lin	Specimen Signature:
6. Eagle Rise
Name: Zeng Hong Liu	Specimen Signature:
Name: Jinlei Shi	Specimen Signature:
The Purchaser (the following authorized representative to sign):
Name: Louis Fook Sun Koo	Specimen Signature:

ANNEX F

  British Virgin Islands

The BVI Business Companies Act
(No. 16 of 2004)

Memorandum and Articles of Association

of

Exceed Company Ltd.

Incorporated this 21st day of April 2009

Amended and restated the    day of    2009

Maples Corporate Services (BVI) Limited
   Kingston Chambers
PO Box 173
Road Town, Tortola
British Virgin Islands

F-1

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

Exceed Company Ltd.

1	Company Name
1.1	The name of the Company is Exceed Company Ltd.
1.2	The directors or members may from time to time change the Company’s name by Resolution of Directors or Resolution of Members. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file an application for change of name with the Registrar, and any such change will take effect from the date of the certificate of change of name issued by the Registrar.
1.3	A change of name of the Company shall constitute an amendment of the Memorandum and Articles and in the event of a resolution being passed to change the name of the Company, the provisions below in respect of amendments to the Memorandum and Articles must be complied with.
2	Company Limited by Shares, Liability of Members
2.1	The Company is a company limited by shares.
2.2	The liability of each member is limited to:
(a)	the amount from time to time unpaid on that member’s shares;
(b)	any liability expressly provided for in the Memorandum or the Articles; and
(c)	any liability to repay a distribution pursuant to section 58(1) of the Act.
3	Registered Office
3.1	The first registered office of the Company will be situated at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.
3.2	The directors or members may from time to time change the Company’s registered office by Resolution of Directors or Resolution of Members, provided that the Company’s registered office shall at all times be the office of the registered agent. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file with the Registrar a notice of change of registered office, and any such change of registered office will take effect from the date of the registration by the Registrar of such notice.
4	Registered Agent
4.1	The first registered agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.
4.2	The directors or members may from time to time change the Company’s registered agent by Resolution of Directors or Resolution of Members. The directors shall give notice of such resolution to the registered agent of the Company (meaning the existing registered agent), for the registered agent to file with the Registrar a notice of change of registered agent, and any such change of registered agent will take effect from the date of the registration by the Registrar of such notice.
4.3	If the existing registered agent does not file such notice on instruction by the directors, the directors shall procure that a notice of change of registered agent is filed with the Registrar by a legal practitioner in the British Virgin Islands acting on behalf of the Company, and any such change of registered agent will take effect from the date of the registration by the Registrar of such notice.

F-2

5	General Objects and Powers
5.1	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Act or any other law of the British Virgin Islands.
5.2	The Company has no power to:
(a)	carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;
(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed or authorised to do so under the Insurance Act, 1994;
(c)	carry on the business of company management unless it is licensed to do so under the Companies Management Act, 1990;
(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands unless it is licensed to do so under the Banks and Trust Companies Act, 1990; or
(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed to do so under the Mutual Funds Act, 1996.
5.3	Without limiting the foregoing, the powers of the Company include the power to do the following:
(a)	grant options over unissued shares in the Company and treasury shares;
(b)	issue securities that are convertible into shares;
(c)	give financial assistance to any person in connection with the acquisition of the Company’s own shares;
(d)	issue debt obligations of every kind and grant options, warrants and rights to acquire debt obligations;
(e)	guarantee a liability or obligation of any person and secure any of its obligations by mortgage, pledge or other charge, of any of its assets for that purpose; and
(f)	protect the assets of the Company for the benefit of the Company, its creditors and its members and, at the discretion of the directors, for any person having a direct or indirect interest in the Company.
6	Maximum Number of Authorised Shares
6.1	The Company is authorised to issue a maximum of 60,000,000 shares of one class with a par value of US$0.0001 each divided into the following classes of shares:
(a)	55,000,000 ordinary shares of US$0.0001 par value each; and
(b)	5,000,000 preferred shares of US$0.0001 par value each.
6.2	The directors or members may from time to time by Resolution of Directors or Resolution of Members increase the maximum number of shares the Company is authorised to issue, by amendment to the Memorandum in accordance with the provisions below.
7	Rights Conferred by Shares
7.1	Each share in the Company confers on the holder:
(a)	the right to one vote on any Resolution of Members;
(b)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and
(c)	the right to an equal share in the distribution of the surplus assets of the Company.

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7.2	The rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied only with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issued shares of any other class of shares which may be affected by such variation.
7.3	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
7.4	The directors may, subject to the Act, by amending this Memorandum and/or the Articles, determine the designations, powers, preferences and relative, participation, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences that any Preferred Share issued by the Company confers on the holder.
8	Registered Shares Only

Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9	Amendments to the Memorandum and Articles
9.1	Subject to the provisions of the Act, the directors or members may from time to time amend the Memorandum or Articles by Resolution of Directors or Resolution of Members. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file with the Registrar a notice of the amendment to the Memorandum or Articles, or a restated memorandum and articles of association incorporating the amendment(s) made, and any such amendment to the Memorandum or Articles will take effect from the date of the registration by the Registrar of the notice of amendment or restated memorandum and articles of association incorporating the amendment(s) made.
9.2	The directors shall not have the power to amend the Memorandum or Articles:
(a)	to restrict the rights or powers of the members to amend the Memorandum or Articles;
(b)	to change the percentage of members required to pass a resolution to amend the Memorandum or Articles; or
(c)	in circumstances where the Memorandum or Articles may only be amended by the members.
9.3	A change of registered office or registered agent shall not constitute an amendment of the Memorandum or Articles.
9.4	An amendment to the Memorandum or Articles which would have the effect of varying the rights of the holders of a class of shares may only be made in accordance with the provisions of the Memorandum and Articles relating to the variation of class rights.
10	Definitions and Interpretation
10.1	In this memorandum of association and the attached articles of association:
“Act”
means the BVI Business Companies Act, 2004;
“Articles”
means the Company’s articles of association as attached to this Memorandum, and “Article” shall be construed accordingly;
“Memorandum”
means this, the Company’s memorandum of association;
“Registrar”
means the Registrar of Corporate Affairs appointed under the Act;

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“Resolution of Directors”
means a resolution by the majority of the directors of the Company passed either at a meeting of directors, or by way of a Written Resolution, in either case in accordance with the provisions of the Articles;
“Resolution of Members”
means a resolution by the members holding a majority of the voting rights in respect of such resolution passed either at a meeting of members, or by way of a Written Resolution, in either case in accordance with the provisions of the Articles; and
“Written Resolution”
means a resolution of members or directors (as applicable) consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice. A Written Resolution may consist of several documents, including written electronic communications, in like form each signed or assented to by one or more members or directors (including directors’ alternates) (as applicable). A Written Resolution shall be passed if so consented by a majority of those members or directors (including directors’ alternates) (as applicable) entitled to vote on the resolution.
10.2	In the Memorandum and Articles:
(a)	words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all entities capable of having a legal existence;
(b)	reference to a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;
(c)	the headings are for convenience only and shall not affect the construction of the Memorandum or Articles;
(d)	reference to a thing being “written” or “in writing” includes all forms of writing, including all electronic records which satisfy the requirements of the Electronic Transactions Act, 2001;
(e)	reference to a thing being “signed” or to a person’s “signature” shall include reference to an electronic signature which satisfies the requirements of the Electronic Transactions Act, 2001, and reference to the Company’s “seal” shall include reference to an electronic seal which satisfies the requirements of the Electronic Transactions Act, 2001.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 21st day of April 2009.

Incorporator

(Sgd.) Clinton Hempel

Clinton Hempel
Authorised Signatory
Maples Corporate Services (BVI) Limited

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

Exceed Company Ltd.

1	Share Certificates
1.1	Every person whose name is entered as a member in the share register, being the holder of registered shares, shall without payment be entitled to a share certificate in the following circumstances:
(a)	on the issuance of such shares to such member;
(b)	on the transfer of such shares to such member;
(c)	on a re-designation or conversion of such shares with the effect that the certificate previously issued no longer properly describes such shares; and
(d)	at the discretion of the directors (who may levy a reasonable charge), on notice to the Company of a change of name of the member.
1.2	Such certificate shall be signed by a director or under the common seal of the Company (which the registered agent of the Company is authorised to affix to such certificate) with or without the signature of any director or officer of the Company specifying the share or shares held and the par value thereof (if the Company is authorised at the relevant time to issue shares with a par value), provided that in respect of shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all.
1.3	If a certificate is worn out or lost it may, subject to the prior written consent of any mortgagee or chargee whose interest has been noted on the register of members, be renewed on production of the worn out certificate, or on satisfactory proof of its loss together with such indemnity as the directors may reasonably require. Any member receiving a share certificate shall indemnify and hold the Company and its officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession of such a certificate.
2	Issue of Shares
2.1	Subject to the provisions of these Articles, the unissued shares of the Company (whether forming part of the original or any increased authorised shares) shall be at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value (if any) of the shares being disposed of, and upon such terms and conditions as the directors may determine. Such consideration may take any form acceptable to the directors, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services. Before issuing shares for a consideration other than money, the directors shall pass a Resolution of Directors stating:
(a)	the amount to be credited for the issue of the shares;
(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

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(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the shares.
2.2	Subject to the provisions of the Act in this regard, shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the directors before or at the time of the issue of such shares may determine. At any time after the consummation of a Business Combination (as defined in these Articles), the directors may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the Company on such terms as it may from time to time determine. Notwithstanding the foregoing, the directors may issue options, warrants or convertible securities in connection with the Company’s initial public offering.
2.3	The Company may issue bonus shares, partly paid shares and nil paid shares.
2.4	The directors may redeem any share issued by the Company at a premium.
2.5	Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares or of the holders of ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions in the Memorandum or these Articles.
2.6	Except as required by the Act, and notwithstanding that a share certificate may refer to a member holding shares “as trustee” or similar expression, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except as provided by these Articles or by the Act) any other rights in respect of any share except any absolute right to the entirety thereof by the registered holder.
3	Forfeiture of Shares
3.1	The Company may, at any time after the due date for payment, serve on a member who has not paid in full for shares registered in the name of that member, a written notice of call (“Notice of Call”) specifying a date for payment to be made. The Notice of Call shall name a further date not earlier than the expiration of 14 days from the date of service of the Notice of Call on or before which the payment required by the Notice of Call is to be made and shall contain a statement that in the event of non-payment at or before the time named in the Notice of Call the shares, or any of them, in respect of which payment is not made will be liable to be forfeited.
3.2	Where a written Notice of Call has been issued under the foregoing Article and the requirements of the Notice of Call have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the shares to which the Notice of Call relates. The Company is under no obligation to refund any moneys to the member whose shares have been cancelled pursuant to this Article and that member shall be discharged from any further obligation to the Company.
4	Transfer of Shares
4.1	Shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the shares imposes a liability to the Company on the transferee. The instrument of transfer of a registered share shall be sent to the Company for registration.
4.2	Subject to the Memorandum of Association, these Articles and to section 54(5) of the Act, the Company shall, on receipt of an instrument of transfer, enter the name of the transferee of the share in the register of members unless the directors resolve to refuse or delay the registration of the

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transfer for reasons that shall be specified in the resolution. Where the directors pass such a resolution, the Company shall send to the transferor and the transferee a notice of the refusal or delay. Notwithstanding anything contained in the Memorandum or Articles, the directors shall not decline to register any transfer of shares, nor may they suspend registration thereof where such transfer is:
(a)	to any mortgagee or chargee whose interest has been noted on the register of members;
(b)	by any such mortgagee or chargee, pursuant to the power of sale under its security; or
(c)	by any such mortgagee or chargee in accordance with the terms of the relevant security document.
4.3	The transfer of a registered share is effective when the name of the transferee is entered in the register of members.
5	Mortgages of Shares and Charges over Shares
5.1	Members may mortgage or create a charge or other form of security over their shares.
5.2	The directors shall, at the written request of a member who has mortgaged or created a charge over his shares, enter in the register of members of the Company:
(a)	a statement that such shares are mortgaged or charged;
(b)	the name of the mortgagee or chargee (where such information has been stated by the member); and
(c)	the date on which the statement and name are entered in the register of members.
6	Transmission of Shares
6.1	Subject to sections 52(2) and 53 of the Act, the executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognised by the Company as having any title to his share, save that and only in the event of death, incompetence or bankruptcy of any member or members of the Company as a consequence of which the Company no longer has any directors or members, then upon the production of any documentation which is reasonable evidence of the applicant being entitled to:
(a)	a grant of probate of the deceased’s will, or grant of letters of administration of the deceased’s estate, or confirmation of the appointment as executor or administrator (as the case may be, or analogous position in the relevant jurisdiction), of a deceased member’s estate;
(b)	the appointment of a guardian (or analogous position in the relevant jurisdiction) of an incompetent member;
(c)	the appointment as trustee (or analogous position in the relevant jurisdiction) of a bankrupt member; or
(d)	upon production of any other reasonable evidence of the applicant’s beneficial ownership of, or entitlement to the shares,

to the Company’s registered agent in the British Virgin Islands together with (if so requested by the registered agent) a notarised copy of the share certificate(s) of the deceased, incompetent or bankrupt member, an indemnity in favour of the registered agent and/or appropriate legal advice in respect of any document issued by a foreign court, then the administrator, executor, guardian or trustee in bankruptcy (as the case may be) notwithstanding that their name has not been entered in the share register of the Company, may by written resolution of the applicant, endorsed with written approval by the registered agent, be appointed a director of the Company and/or entered in the share register as the legal and/or beneficial owner of the shares.

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6.2	Without limiting the foregoing, the production to the Company of any document which is reasonable evidence of:
(a)	a grant of probate of the will, or grant of letters of administration of the estate, or confirmation of the appointment as executor (or analogous position in the relevant jurisdiction), of a deceased member;
(b)	the appointment of a guardian (or analogous position in the relevant jurisdiction) of an incompetent member;
(c)	the trustee (or analogous position in the relevant jurisdiction) of a bankrupt member; or
(d)	the applicant’s legal and/or beneficial ownership of the shares,

shall be accepted by the Company even if the deceased, incompetent member or bankrupt member is resident and/or domiciled outside the British Virgin Islands if the document is issued by a foreign court which had competent jurisdiction in the matter. For the purposes of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian, trustee in bankruptcy or the applicant.

6.3	Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.
6.4	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.
6.5	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.
7	Acquisition of Own Shares
7.1	Subject to Article 27 of these Articles, the directors may, on behalf of the Company, purchase, redeem or otherwise acquire any of the Company’s own shares for such consideration as the directors consider fit, and either cancel or hold such shares as treasury shares. Shares may be purchased or otherwise acquired in exchange for newly issued shares in the Company.
7.2	The directors shall not, unless permitted pursuant to the Act, purchase, redeem or otherwise acquire any of the Company’s own shares unless immediately after such purchase, redemption or other acquisition:
(a)	the value of the Company’s assets exceeds it liabilities; and
(b)	the Company is able to pay its debts as they fall due.
7.3	Sections 60 and 61 of the Act shall not apply to the Company.
8	Treasury Shares
8.1	Shares may only be held as treasury shares by the Company to the extent that the number of treasury shares does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled.
8.2	The directors may dispose of any shares held as treasury shares on such terms and conditions as they may from time to time determine.
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9	Notice of Meetings of Members
9.1	The directors may convene meetings of the members of the Company at such times and in such manner and places (within or outside the British Virgin Islands) as the directors consider necessary or desirable, and they shall convene such a meeting upon the written request of members entitled to exercise at least thirty (30) percent of the voting rights in respect of the matter for which the meeting is requested. Meetings of members shall take place at least annually (the “Annual Meeting”).
9.2	Not less than seven (7) days’ notice specifying at least the place, the day and the hour of the meeting and general nature of the business to be conducted shall be given in the manner hereinafter mentioned to such persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting. Notwithstanding the foregoing, a meeting of members held in contravention of the requirement to give notice is valid if members holding a ninety (90) percent majority of:
(a)	the total voting rights on all the matters to be considered at the meeting; or
(b)	the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with an absolute majority of the remaining votes,

have waived notice of the meeting and, for this purpose, the presence of a member at the meeting shall be deemed to constitute waiver on his part (unless such member objects in writing before or at the meeting).

9.3	The inadvertent failure of the directors to give notice of a meeting to a member or the fact that a member has not received a notice that has been properly given, shall not invalidate the meeting.
10	Proceedings at Meetings of Members
10.1	No business shall be transacted at any meeting of members unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall consist of the holder or holders present in person or by proxy entitled to exercise at least fifty (50) percent of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon.
10.2	A member of the Company shall be deemed to be present at a meeting of members if:
(a)	he or his proxy participates by telephone or other electronic means; and
(b)	all members and proxies participating in the meeting are able to hear each other.
10.3	If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting shall be dissolved.
10.4	A member may attend a meeting of members personally or be represented by a proxy who may speak and vote on behalf of the member.
10.5	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. An instrument appointing a proxy shall be in such form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy, but must be in writing under the hand of the appointer unless the appointer is a corporation or other form of legal entity (other than one or more individuals holding as joint owner) in which case the instrument appointing a proxy shall be in writing under the hand of an individual duly authorised by such corporation or legal entity to execute the same.
10.6	At every meeting the members present shall choose someone of their number to be the chairman (the “Chairman”). If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present at the meeting shall preside as Chairman.

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10.7	The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.
10.8	At any meeting a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority of those members (or their duly appointed proxies) entitled to vote and voting on the resolution, unless a poll is (before or on the declaration of the result of the show of hands) demanded:
(a)	by the Chairman; or
(b)	by any member present in person or by proxy and holding not less than one tenth of the total voting shares issued by the Company and having the right to vote on such resolution.
10.9	Unless a poll be so demanded, a declaration by the Chairman that a resolution has, on a show of hands been carried, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be sufficient evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution.
10.10	If a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn, at the discretion of the Chairman.
10.11	On a poll, every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder which confers the right to a vote on the resolution.
10.12	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall be entitled to a second or casting vote.
10.13	Subject to the Memorandum or these Articles, an action that may be taken by members of the Company at a meeting of members may also be taken by Written Resolution.
10.14	If a committee is appointed for any member who is of unsound mind, that member may vote by such committee.
11	Jointly Held Shares
11.1	Where shares are registered in the names of joint owners:
(a)	each registered owner may be present in person or by proxy at a meeting of members and may speak as a member;
(b)	if only one of them is present in person or by proxy, he may vote on behalf of all of them; and
(c)	if two or more are present in person or by proxy, they must vote as one. If more than one joint owner votes in person or by proxy at any meeting of members or by Written Resolution, the vote of the joint owner whose name appears first among such voting joint holders in the share register shall alone be counted.
12	Corporations Acting by Representatives at Meetings

Any corporation or other form of corporate legal entity which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the members or any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

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13	Appointment and Removal of Directors
13.1	The first director or directors shall be appointed by the registered agent of the Company. Thereafter, the directors shall be appointed as follows:
(a)	subject to the provisions of Article 27, any existing director(s) shall be designated as a Class C Director for a term expiring at the Company’s third Annual Meeting of Members. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Members, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Members and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Members. Commencing at the first Annual Meeting of Members, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of members after their election. Except as the Act may otherwise require, in the interim between annual meetings of members or special meetings of members called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director;
(b)	all directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified; and
(c)	following the consummation of a Business Combination the provisions contained in Article 13.1(a) and (b) above shall terminate and the directors shall be appointed and removed by resolution of directors or resolution of members for such terms as the directors or members may so determine. Sections 114(2) and 114(3) of the Act shall not apply to the Company.
13.2	Except as the Act may otherwise require, newly created directorships and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining director.
13.3	A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
13.4	A person shall not be appointed as a director of the Company unless he has consented in writing to be a director.
13.5	Each director holds office until:
(a)	his disqualification to act as a director under section 111 of the Act (on which his office as director shall be automatically terminated if he has not resigned in accordance with section 115(2) of the Act);
(b)	his death;
(c)	his resignation; or
(d)	the effective date of his removal by Resolution of Directors or Resolution of Members.
13.6	The following are disqualified for appointment as the director of the Company:
(a)	an individual who is under 18 years of age;

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(b)	a person who is a disqualified person within the meaning of section 260(4) of the Insolvency Act, 2003;
(c)	a person who is a restricted person within the meaning of section 409 of the Insolvency Act, 2003; and
(d)	an undischarged bankrupt.
13.7	A director shall not require a share qualification, but nevertheless shall be entitled to attend and speak at any meeting of the directors and meeting of the members and at any separate meeting of the holders of any class of shares in the Company.
13.8	The remuneration of directors (whether by way of salary, commission, participation in profits or otherwise) in respect of services rendered or to be rendered in any capacity to the Company (including to any company in which the Company may be interested) shall be fixed by Resolution of Directors or Resolution of Members. The directors may also be paid such travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the directors, or any committee of the directors or meetings of the members, or in connection with the business of the Company as shall be approved by Resolution of Directors or Resolution of Members.
14	Alternate and Reserve Directors
14.1	A director, by written instrument deposited at the registered office of the Company, may from time to time appoint another director or another person to be his alternate. Every such alternate shall be entitled to be given notice of meetings of the directors and to attend and vote as a director at any such meeting at which the director appointing him is not personally present (and to vote on a Written Resolution) and generally at such meeting (or in connection with such Written Resolution) to have and exercise all the powers, rights, duties and authorities of the director appointing him. Every such alternate shall be deemed to be an officer of the Company and shall not be deemed to be an agent of the director appointing him. Unless stated otherwise in the notice of the appointment of the alternate, if undue delay or difficulty would be occasioned by giving notice to a director of a resolution of which his approval is sought in accordance with these Articles his alternate (if any) shall be entitled to signify approval of the same on behalf of that director. The remuneration of an alternate shall be payable out of the remuneration payable to the director appointing him, as agreed between such alternate and the director appointing him. A director, by writing under his hand deposited at the registered office of the Company, may at any time vary or revoke the appointment of an alternate appointed by him. If a director shall die or cease to hold the office of director, the appointment of his alternate shall thereupon cease and terminate.
14.2	Where the Company has only one member with voting rights who is an individual and that member is also the sole director of the Company (the “sole member/director”), that sole member/director may, by instrument in writing, nominate a person who is not disqualified from being a director of the Company under section 111(1) of the Act as a reserve director of the Company to act in the place of the sole director in the event of his death. A person shall not be nominated as a reserve director unless he has consented in writing to be nominated as a reserve director. The nomination of a person as a reserve director of the Company ceases to have effect if:
(a)	before the death of the sole member/director who nominated him:
(i)	he resigns as reserve director, or
(ii)	the sole member/director revokes the nomination in writing; or
(b)	the sole member/director who nominated him ceases to be the sole member/director of the company for any reason other than his death.
15	Duties of Directors and Conflicts of Interests
15.1	A director of the Company, in exercising his powers or performing his duties, shall act honestly and in good faith and in what the director believes to be in the best interests of the Company.

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15.2	Notwithstanding the foregoing Article, if the Company is a wholly-owned subsidiary, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of that Company’s holding company (as defined in the Act) even though it may not be in the best interests of the Company.
15.3	A director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the Company acting, in a manner that contravenes the Act or the Memorandum or Articles.
15.4	A director, when exercising powers or performing duties as a director, shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation:
(a)	the nature of the Company;
(b)	the nature of the decision; and
(c)	the position of the director and the nature of the responsibilities undertaken by him.
15.5	A director of the Company, when exercising his powers or performing his duties as a director, is entitled to rely upon the register of members and upon books, records, financial statements and other information prepared or supplied, and on professional or expert advice given, by:
(a)	an employee of the Company whom the director believes on reasonable grounds to be reliable and competent in relation to the matters concerned;
(b)	a professional adviser or expert in relation to matters which the director believes on reasonable grounds to be within the person’s professional or expert competence; and
(c)	any other director, or committee of directors upon which the director did not serve, in relation to matters within the director’s or committee’s designated authority,

provided that the director:

(d)	acts in good faith;
(e)	makes proper inquiry where the need for the inquiry is indicated by the circumstances; and
(f)	has no knowledge that his reliance on the register of members or the books, records, financial statements and other information or expert advice is not warranted.
15.6	A director may hold any other office or position of profit under the Company (except that of auditor) in conjunction with his office of director, and may act in a professional capacity to the Company on such terms as to remuneration and otherwise as the directors shall approve.
15.7	A director may be or become a director or officer of, or otherwise be interested in any company promoted by the Company, or in which the Company may be interested, as a member or otherwise and no such director shall be accountable for any remuneration or other benefits received by him as director or officer or from his interest in such other company. The directors may also exercise the voting powers conferred by the shares in any other company held or owned by the Company in such manner in all respects as they think fit, including the exercise thereof in favour of any resolutions appointing them, or of their number, directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company. A director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or be about to become, a director or officer of such other company, and as such in any other manner is, or may be, interested in the exercise of such voting rights in the manner aforesaid.
15.8	No director shall be disqualified by his office from contracting with the Company either as a buyer, seller or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided such director shall, immediately after becoming

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aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board of directors. For the purposes of this Article:
(a)	A director of the Company is not required to make such a disclosure if:
(i)	the transaction or proposed transaction is between the director and the Company; and
(ii)	the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.
(b)	A disclosure to the board to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction. Such a disclosure is not made to the board unless it is made or brought to the attention of every director on the board.
(c)	Subject to section 125(1) of the Act, the failure by a director to comply with this Article does not affect the validity of a transaction entered into by the director or the Company.
15.9	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:
(a)	vote on a matter relating to the transaction;
(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and
(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction.
16	Powers of Directors
16.1	The business of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company, and may exercise all such powers of the Company necessary for managing and for directing and supervising, the business and affairs of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members, subject to any delegation of such powers as may be authorised by these Articles and permitted by the Act and to such requirements as may be prescribed by Resolution of the Members, but no requirement made by Resolution of the Members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.
16.2	If the number of directors shall have been fixed at two or more persons and by reason of vacancies having occurred in the board of directors there shall be only one continuing director, he shall be authorised to act alone only for the purpose of appointing another director.
17	Delegation by the Board to Directors, Committees, Officers, Attorneys and Agents
17.1	The board of directors may entrust to and confer upon any director or officer any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke, withdraw, alter or vary all or any of such powers. Subject to the provisions of section 110 of the Act, the directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committees so formed shall in the exercise of powers so delegated conform to any regulations that may be imposed on it by the directors or the provisions of the Act.
17.2	The directors have no power to delegate the following powers to a committee of directors:
(a)	to amend the Memorandum or Articles;
(b)	to designate committees of directors;

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(c)	to delegate powers to a committee of directors; (This and the preceding sub-Article do not prevent a committee of directors, where authorised by the directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee);
(d)	to appoint or remove directors;
(e)	to appoint or remove an agent;
(f)	to approve a plan or merger, consolidation or arrangement;
(g)	to make a declaration of solvency for the purposes of section 198(1)(a) of the Act or approve a liquidation plan; or
(h)	to make a determination under section 57(1) of the Act that the Company will, immediately after a proposed distribution, satisfy the solvency test.
17.3	Where the directors of the Company delegate their powers to a committee of directors, they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds that at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company by the Act.
17.4	The directors of the Company may, by Resolution of Directors, appoint officers of the Company at such times as shall be considered necessary or expedient. The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modifications in such duties as may be prescribed by the directors thereafter.
17.5	Any person may hold more than one office and no officer need be a director or member of the Company. The officers shall remain in office until removed from office by the directors, whether or not a successor is appointed.
17.6	Any officer who is a body corporate may appoint any person as its duly authorised representative for the purpose of representing it and of transacting any of the business of the officers.
17.7	The directors may from time to time by power of attorney appoint any company, firm or person or body of persons to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles) and for such period and subject to such conditions as the directors think fit.
17.8	The directors may appoint any person, including a person who is a director, to be an agent of the company. An agent of the Company has such powers and authority of the directors, including the power and authority to affix the common seal of the Company, as are set forth in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:
(a)	to amend the Memorandum or Articles;
(b)	to change the registered office or registered agent;
(c)	to designate committees of directors;
(d)	to delegate powers to a committee of directors;
(e)	to appoint or remove directors;
(f)	to appoint or remove an agent;
(g)	to fix emoluments of directors;
(h)	to approve a plan of merger, consolidation or arrangement;
(i)	to make a declaration of solvency for the purposes of section 198(1)(a) of the Act or to approve a liquidation plan;

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(j)	to make a determination under section 57(1) of the Act that the Company will, immediately after a proposed distribution, satisfy the solvency test as stipulated in section 56 of the Act; or
(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.
17.9	Where the directors appoint any person to be an agent of the Company, they may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.
17.10	The directors may at any time remove an agent and may revoke or vary a power conferred on him.
18	Proceedings of Directors
18.1	The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. The meetings of the board of directors and any committee thereof shall be held at such place or places (within or outside the British Virgin Islands) as the directors shall decide.
18.2	A director may at any time summon a meeting of the directors. A director shall be given not less than three (3) business days’ (being full business days in the place of the director’s residence) notice of a meeting of the directors, save that a meeting of directors held on less notice is valid if a majority of the directors entitled to vote at the meeting have waived the notice of the meeting; and, for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part (unless he objects in writing before or at the meeting).
18.3	The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, shall not invalidate the meeting.
18.4	Any director who is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the directors and of transacting any of the business of the directors.
18.5	A meeting of the directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-third of the total number of directors with a minimum of two (2).
18.6	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.
18.7	A director of the Company shall be deemed to be present at a meeting of the board if:
(a)	he or his alternate participates by telephone or other electronic means; and
(b)	all directors and alternates participating in the meeting are able to hear each other.
18.8	The directors may elect a chairman (the “Chairman of the Board”) of their meeting and determine the period for which he is to hold office. If no such Chairman of the Board is elected, or if at any meeting the Chairman of the Board is not present at the time appointed for holding the meeting, the directors present may choose one of their number to be Chairman of the Board for the meeting. If the directors are unable to choose a Chairman of the Board, for any reason, then the longest serving director present at the meeting shall preside as the Chairman of the Board.
18.9	Questions arising at any meeting of directors shall be decided by a majority of votes. In case of an equality in votes the Chairman of the Board shall have a second or casting vote.
18.10	A resolution approved by a majority of the directors for the time being entitled to receive notice of a meeting of the directors or of a committee of the directors and taking the form of a Written Resolution shall be as valid and effectual as if it had been passed at a meeting of the directors or of such committee duly convened and held, without the need for any notice.

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18.11	If the Company shall have only one director, the foregoing provisions for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note of memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.
19	Indemnification and Insurance
19.1	Subject to the provisions of the Act and the subsequent provisions of this Article, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:
(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or
(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.
19.2	This Article applies only to a person who has acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company shall not indemnify a person who has not so acted, and any indemnity given to such a person is void and of no effect. A director acts in the best interests of the Company if he acts in the best interests of:
(a)	the Company’s holding company; or
(b)	a shareholder or shareholders of the Company;

in either case, in the circumstances specified in the sub-Articles below, as the case may be:

19.3	The termination of any proceedings by any judgement, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.
19.4	Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with this Article.
19.5	Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with this Article and upon such other terms and conditions, if any, as the Company deems appropriate.
19.6	The indemnification and advancement of expenses provided by, or granted pursuant to, this Article is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.
19.7	The Company may purchase and maintain insurance in relation to any person who is or was a director of the Company, or who at the request of the Company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person

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in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under the foregoing Article.
20	Company Seal and Entry into Contracts and Deeds
20.1	The directors shall provide for the safe custody of the common seal of the Company. The common seal when affixed to any instrument (save for a share certificate in accordance with these Articles) shall be witnessed by a director or officer of the Company or any other person so authorised from time to time by the directors.
20.2	A contract may be entered into by the Company as follows:
(a)	a contract that, if entered into by an individual, would be required by law to be in writing and under seal, may be entered into by or on behalf of the Company in writing under the common seal of the Company, or executed by or on behalf of the Company by a director or an authorised agent of the Company, and may be varied or discharged in the same manner;
(b)	a contract that, if entered into by an individual, would be required by law to be in writing and signed, may be entered into by or on behalf of the Company in writing and signed by a person acting under the express or implied authority of the company, and may be varied or discharged in the same manner; and
(c)	a contract that, if entered into by an individual, would be valid although entered into orally, and not reduced to writing, may be entered into orally by or on behalf of the Company by a person acting under the express or implied authority of the Company, and may be varied or discharged in the same manner.
20.3	Notwithstanding the foregoing Article, an instrument is validly executed by the Company as a deed, or an instrument under seal, if it is either:
(a)	sealed with the common seal of the Company and witnessed by a director of the Company and/or such other person who is authorised by the Memorandum or Articles to witness the application of the Company’s seal; or
(b)	expressed to be, or is expressed to be executed as, or otherwise makes clear on its face that it is intended to be, a deed and it is signed by a director and/or by a person acting under the express or implied authority of the Company.
21	Distributions
21.1	Subject to the provisions of the Act, the directors of a Company may, by Resolution of Directors, authorise a distribution by the Company at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds that, immediately after the distribution, the value of the Company’s assets will exceed the Company’s liabilities and the Company is able to pay its debts as they fall due.
21.2	No distribution shall be paid on those shares which are held by the Company as treasury shares at the date of declaration of the distribution.
21.3	The directors may, before recommending any distribution, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at their discretion, either be employed in the business of the Company or be invested in such investments as the directors may from time to time think fit.
21.4	If several persons are registered as joint holders of any share, any of them may give effectual receipt for any distribution or other monies payable on or in respect of the share.
21.5	Notice of any distribution that may have been declared shall be given to each member in manner hereinafter mentioned and all distributions unclaimed for three years after having been declared may be forfeited by the directors for the benefit of the Company.
21.6	No distribution shall bear interest against the Company.

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22	Company Records
22.1	The Company shall keep records that:
(a)	are sufficient to show and explain the Company’s transactions; and
(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.
22.2	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:
(a)	minutes of all meetings and all resolutions of members and of classes of members; and
(b)	minutes of all meetings and all resolutions of directors and committees of directors.
22.3	Where any such records are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept. Where the place at which any such records is changed, the Company shall provide the registered agent with the physical address of the new location of the records within fourteen days of the change of location.
22.4	The Company shall keep a register to be known as a register of directors containing the names and addresses of the persons who are directors of the Company, the date on which each person whose name is entered in the register was appointed as a director of the Company, the date on which each person named as a director ceased to be a director of the Company, and such other information as may be prescribed from time to time by law.
22.5	The Company shall maintain an accurate and complete register of members showing the full names and addresses of all persons holding registered shares in the Company, the number of each class and series of registered shares held by such person, the date on which the name of each member was entered in the register of members and where applicable, the date such person ceased to hold any registered shares in the Company.
22.6	The Company shall keep the following at the office of its registered agent:
(a)	the Memorandum and Articles of the Company;
(b)	the register of members maintained in accordance with these Articles or a copy of the register of members;
(c)	the register of directors maintained in accordance with these Articles or a copy of the register of directors;
(d)	copies of all notices and other documents filed by the Company in the previous ten years;
(e)	a copy of the register of charges kept by the Company pursuant to section 162(1) of the Act; and
(f)	an imprint of the common seal.
22.7	Where the Company keeps a copy of the register of members or the register of directors at the office of its registered agent, it shall:
(a)	within 15 days of any change in the register, notify the registered agent, in writing, of the change; and
(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.
(c)	Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

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22.8	The records, documents and registers required by these Articles shall be open to the inspection of the directors at all times.
22.9	The directors shall from time to time determine whether and to what extent and at what times and places and under what conditions the records, documents and registers of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right to inspect any records, documents or registers of the Company except as conferred by the Act or authorised by a Resolution of Directors.
23	Audit
23.1	The directors may by a Resolution of Directors call for the accounts of the Company to be examined by an auditor or auditors to be appointed by them at such remuneration as may from time to time be agreed.
23.2	The auditor may be a member of the Company but no director or officer shall be eligible during his continuance in office.
23.3	Every auditor of the Company shall have a right of access at all times to the books of accounts of the Company, and shall be entitled to require from the officers of the Company such information and explanations as he thinks necessary for the performance of his duties.
23.4	The report of the auditor shall be annexed to the accounts upon which he reports, and the auditor shall be entitled to receive notice of, and to attend, any meeting at which the Company’s audited profit and loss account and/or balance sheet is to be presented.
24	Notices
24.1	Any notice, information or written statement required to be given to members shall be served by mail (air-mail service if available) addressed to each member at the address shown in the share register.
24.2	All notices directed to be given to the members shall, with respect to any registered shares to which persons are jointly entitled, be given to whichever of such persons is named first in the share register, and notice so given shall be sufficient notice to all the holders of such shares.
24.3	Any notice, if served by post, shall be deemed to have been served within ten days of posting, and in proving such service it shall be sufficient to prove that the letter containing the notice was properly addressed and mailed with the postage prepaid.
25	Continuation

The Company may, by a Resolution of Directors or by a Resolution of Members, continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

26	Winding Up
26.1	The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. A liquidator may, subject to the terms of the Act, be appointed by a Resolution of Directors or by a Resolution of Members.
26.2	If the Company shall be wound up, the liquidator may, in accordance with a Resolution of Members, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

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27	Business Combination
27.1	This Article 27 and, for the avoidance of doubt, the provisions contained in Articles 27.1 through 27.5 and Article 13.1(a) and (b) shall terminate upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period” without the affirmative vote of at least 95% of the holders of IPO Shares (defined below). A “Business Combination” shall mean the acquisition by the Company, whether by merger, share capital exchange, asset or share acquisition or other similar type of transaction, of an operating business or businesses having collectively a fair market value of the Company’s net assets at the time of the acquisition (provided that any acquisition of multiple operating businesses shall occur contemporaneously with one another) which (i) is located in the People’s Republic of China, the Hong Kong Special Administrative Region or the Macau Special Administrative Region (collectively, “China”); (ii) has it principal operations located in China; or (iii) in the view of the board of directors of the Company, would benefit from establishing operations in China (“Target Business”). The “Target Business Acquisition Period” shall mean the period commencing from the effectiveness of the registration statement filed in connection with the initial public offering (“IPO”) of the Company’s parent corporation, 2020 ChinaCap Aquirco, Inc., a Delaware corporation (“ChinaCap”) up to and including the first to occur of (a) a Business Combination; or (b) the Termination Date. The “Termination Date” shall mean the date that is twenty-four (24) months after the dateon which the registration statement on Form S-! filed with the Securities and Exchange Commission with respect to ChinCap’s IPO (the “Registration Statement”) becomes effective.
27.2	Prior to the consummation of any Business Combination, the Company shall submit such Business Combination to its shareholders for approval regardless of whether the Business Combination is of a type which normally would require such shareholder approval under the Act. In the event that a majority of the IPO Shares (defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Company shall be authorized to consummate the Business Combination; provided that the Company shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares exercise their redemption rights described in Article 27.3 below.
27.3	In the event that a Business Combination is approved in accordance with the above Article 27.2 and is consummated by the Company, any shareholder of the Company holding Ordinary Shares in the IPO (“IPO Shares”) who voted against the Business Combination may, contemporaneously with such vote, demand that the Company redeem his IPO Shares into cash. If so demanded, the Company shall, promptly after consummation of the Business Combination, redeem such shares into cash at a per share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Account (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Account” shall mean the trust account established by ChinaCap at the consummation of ChinaCap’s IPO and into which a certain amount of the net proceeds of the IPO are deposited.
27.4	In the event that the Company does not consummate a Business Combination prior to the Termination Date, the officers of the Company shall take all such action necessary to liquidate and dissolve the Company as soon as reasonably practicable. In the event that the Company is so wound-up and subsequently liquidated, only the holders of IPO Shares shall be entitled to receive pro rata liquidating distributions and the Company shall pay no liquidating distributions with respect to any other shares of the Company.
27.5	A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Company or in the event he demands redemption of his shares in accordance with Article 27.3 above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

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We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 21st day of April 2009.

Incorporator

(Sgd.) Clinton Hempel

Clinton Hempel
Authorised Signatory
Maples Corporate Services (BVI) Limited

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ANNEX G

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.
(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders’ shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or together distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however; that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (last amended by Ch. 339, L. ’98. Eff. 7-1-98.)

LETTER AGREEMENT DATED 9 SEPTEMBER 2009

1.	Reference is made to a sale and purchase agreement relating to Windrace International Company Limited made amongst the parties hereto dated 8 May 2009 as supplemented by a supplemental agreement entered into by the parties thereto on 27 July 2009 (the “Master Agreement”).
2.	As provided for under the definition of “Conditions Deadline” in the Master Agreement under Clause 1.1, the parties hereto agree to change the date referred to in the definition of “Conditions Deadline” from “October 8, 2009” to “November 7, 2009”.
3.	As provided for under Clause 5.8(c) of the Master Agreement, the parties hereto agree to change the venue for relocation of the listing of securities of the Merged Entity from the “NYSE” to the “NASDAQ Capital Market”.
4.	Save as provided herein, all the other terms and provisions of the Master Agreement shall remain unchanged and shall continue in full force and effect. In the event of any discrepancies between the terms and provisions in the Master Agreement and those contained in this Letter Agreement, the terms and provisions in this Letter Agreement shall prevail.
5.	Clauses 1, 14, 16 to 19 of the Master Agreement shall apply to this Letter Agreement.
6.	This Letter Agreement shall become effective on the date the authorised representatives of the respective parties hereto execute this Letter Agreement.

H-1

IN WITNESS whereof this Letter Agreement has been duly executed on the date first above written.

SIGNED BY SHUIPAN LIN in the presence of:-	) /s/ )
SIGNED BY XIAYU CHEN in the presence of:-	) /s/ )
SIGNED BY	) )
for and on behalf of TIANCHENG INT’L INVESTMENT GROUP LIMITED in the presence of:-	) ) /s/ ) )
SIGNED BY	) )
for and on behalf of RICHWISE INTERNATIONAL INVESTMENT GROUP LIMITED in the presence of:-	) ) /s/ ) )
SIGNED BY	) )
for and on behalf of HK HAIMA GROUP LIMITED in the presence of:-	) ) /s/ )
SIGNED BY	) )
for and on behalf of EAGLE RISE INVESTMENTS LIMITED in the presence of:-	) ) /s/ ) )
SIGNED BY	) )
for and on behalf of WINDRACE INTERNATIONAL COMPANY LIMITED in the presence of:-	) ) /s/ ) )
SIGNED BY	) )
for and on behalf of EXCEED COMPANY LTD. in the presence of:-	) ) /s/ )
SIGNED BY	) )
for and on behalf of 2020 CHINACAP ACQUIRCO, INC. in the presence of:-	) ) /s/ )

H-2

Until __________, 2009, 90 days after the effective date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

2020 ChinaCap Acquirco, Inc.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our second amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Pursuant to the Underwriting Agreement, filed with the Securities and Exchange Commission as Exhibit 1.1 to our Post-effective Amendment No. 1 to our Registration Statement on Form S-1 on November 14, 2007, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with our initial public offering, including certain liabilities under the Securities Act.

Exceed Company Ltd.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Exceed’s memorandum and articles of association provides for indemnification of its officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default. Indemnification is only available to a person who acted in good faith and in what that person believed to be in the best interests of Exceed

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Exceed pursuant to the foregoing provisions, Exceed has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

EXHIBIT NO.	DESCRIPTION
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, filed on April 20, 2007).
3.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1, filed on April 20, 2007).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).
5.1	Opinion of Maples & Calder.*

EXHIBIT NO.	DESCRIPTION
10.1	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and George Lu and Yanmei May Yang (incorporated by reference to Exhibit 10.1 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.2	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Louis Koo (incorporated by reference to Exhibit 10.2 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).*
10.3	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Yuxiao Zhang (incorporated by reference to Exhibit 10.3 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.4	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., Fame Mount Limited and Jianming Yu (incorporated by reference to Exhibit 10.4 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.5	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and William Hsu (incorporated by reference to Exhibit 10.5 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7. 2007).
10.6	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and William Sharp (incorporated by reference to Exhibit 10.6 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.7	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Jun Lei (incorporated by reference to Exhibit 10.7 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7. 2007).
10.8	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Donald Sull (incorporated by reference to Exhibit 10.8 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.9	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and 2020 Strategic Investments, LLC (incorporated by reference to Exhibit 10.9 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.10	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Win Wide International Ltd (incorporated by reference to Exhibit 10.10 to our Post-effective Amendment No. 1 to our Registration Statement on Form S-1, filed on November 14, 2007).
10.11	Form of Investment Management Trust Agreement between LaSalle Bank National Association and the Registrant (incorporated by reference to Exhibit 10.11 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).
10.12	Form of Securities Escrow Agreement between the Registrant, LaSalle Bank National Association and the Initial Stockholders (incorporated by reference to Exhibit 10.12 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.13	Form of Letter Agreement between Surfmax Corporation and Registrant regarding administrative support (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).
10.14	Promissory Note issued to George Lu by the Registrant (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).
10.14.1	First Amendment to Promissory Note between the Registrant and George Lu (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).
10.15	Promissory Note issued to 2020 International Capital Group Limited by the Registrant (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).

EXHIBIT NO.	DESCRIPTION
10.16	Form of Warrant Purchase Agreement between the Company and Win Wide International Ltd (incorporated by reference to Exhibit 10.16 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7. 2007).
10.17	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders (incorporated by reference to Exhibit 10.17 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.18	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and 2020 International Capital Group Limited (incorporated by reference to Exhibit 10.18 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.19	Letter Agreement among the Registrant, Morgan Joseph & Co., Inc. and Surfmax Co-Investments II, LLC (incorporated by reference to Exhibit 10.19 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.20	Promissory note issued to 2020 ChinaCap International Capital Group Limited on August 1, 2008.
10.20.1	Letter Agreement dated August 6, 2009 between the Company and 2020 ChinaCap International Capital Group Limited extending the term of the promissory note.
10.21	Promissory note issued to 2020 ChinaCap International Capital Group Limited on December 1, 2008 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 30, 2009).
10.22	Promissory note issued to 2020 ChinaCap International Capital Group Limited on January 16, 2009 (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form S-4, filed on May 14, 2009).
10.23	Promissory note issued to 2020 ChinaCap International Capital Group Limited on April 20, 2009. (incorporated by reference to Exhibit 10.23 to our Registration Statement on Form S-4, filed on May 14, 2009).
10.24	Shareholders’ Agreement among Xdlong International Company Limited, Mr. Lin Shuipan, RichWise International Investment Group Limited, Tiancheng Int’l Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited and Elevatech Limited dated April 30, 2008.
10.25	Subscription Agreement among Xdlong International Company Limited, Mr. Lin Shuipan and Elevatech Limited dated March 28, 2008.
10.26	Share Purchase Agreement among Mr. Lin Shuipan, RichWise International Investment Group Limited, Dr. Shi Jinlei, Xdlong International Company Limited and Elevatech Limited dated March 28, 2008.
10.27	Amendments and Restatement Agreement among Xdlong International Company Limited, Mr. Lin Shuipan and Elevatech Limited dated April 30, 2008.
10.28	Amendments and Restatement Agreement among Mr. Lin Shuipan, RichWise International Investment Group Limited, Dr. Shi Jinlei, Xdlong International Company Limited and Elevatech Limited dated April 30, 2008.
10.29	Second Amendment Agreement among Xdlong International Company Limited, Mr. Lin Shuipan and Elevatech Limited dated June 2, 2008.
10.30	Second Amendment Agreement among Mr. Lin Shuipan, RichWise International Investment Group Limited, Dr. Shi Jinlei, Xdlong International Company Limited and Elevatech Limited dated June 2, 2008.
10.31	Letter Agreement among Windrace International Company Limited, Elevatech Limited, Mr. Lin Shuipan and RichWise International Investment Group Limited dated May 8, 2009.
10.32	Technology Cooperation Agreement with the China Institute of Sport Science.

EXHIBIT NO.	DESCRIPTION
10.33	Technology Development Agreement with the Hefei Institute of Intelligent Machines.
10.34	Service Agreement between Xdlong International Company Limited and Lin Shuipan dated April 30, 2008.
10.35	Investment Agreement, among Windrace, the Investors and Lin, dated July 27, 2009.
10.36	Escrow Agreement, among Windrace, the Investors and Deacons, dated July 27, 2009.
10.37	Disclosure Letter, among Windrace, the Investors and Lin, dated July 27, 2009.
21.1	List of subsidiaries.
23.1	Consent of Crowe Horwath LLP.
23.2	Consent of Grobstein, Horwath & Company LLP.
23.3	Consent of Crowe Horwath LLP.
23.4	Consent of Maples & Calder (included in Exhibit 5.1).*
24	Power of Attorney (included on signature page of this Registration Statement).

*	To be filed by amendment.

Summary of Omitted Schedules and Supplements from Exhibits

Exhibit 10.35 Investment Agreement, among Windrace, the Investors and Lin, dated July 27, 2009.

Omitted Exhibit 1 Accounts contains the consolidated balance sheet of Windrace as at the end of each of March 31, 2009, 2008 and 2007 and the consolidated profit and loss account of Windrace for each of the three financial years ended t March 31, 2009, 2008 and 2007, and all notes thereto prepared in accordance with IFRS;

Item 22. Undertakings.

Each of the undersigned, 2020 and Exceed, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each of the undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

Each of the undersigned undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Each of the undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each of the undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marlborough, Massachusetts, on the 16th day of September, 2009.

2020 CHINACAP ACQUIRCO, INC.
By: /s/ George Lu George Lu Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of George Lu and Louis Koo his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date
/s/ George Lu George Lu	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	September 16, 2009
/s/ Louis Koo Louis Koo	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 16, 2009
/s/ Yuxiao Zhang* Yuxiao Zhang	Executive Director and Vice President – Business Development	September 16, 2009
/s/ William Hsu* William Hsu	Director	September 16, 2009
/s/ Jun Lei* Jun Lei	Director	September 16, 2009
/s/ William Sharp* William Sharp	Director	September 16, 2009
/s/ Meng Ann Lim* Meng Ann Lim	Director	September 16, 2009
/s/ Jianming Yu* Jianming Yu	Director	September 16, 2009
*By George Lu under power of attorney.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).
3.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).
4.2	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).
5.1*	Opinion of Maples & Calder.*
10.1	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and George Lu and Yanmei May Yang (incorporated by reference to Exhibit 10.1 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.2	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Louis Koo (incorporated by reference to Exhibit 10.2 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).*
10.3	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Yuxiao Zhang (incorporated by reference to Exhibit 10.3 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.4	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., Fame Mount Limited and Jianming Yu (incorporated by reference to Exhibit 10.4 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.5	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and William Hsu (incorporated by reference to Exhibit 10.5 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7. 2007).
10.6	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and William Sharp (incorporated by reference to Exhibit 10.6 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.7	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Jun Lei (incorporated by reference to Exhibit 10.7 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7. 2007).
10.8	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Donald Sull (incorporated by reference to Exhibit 10.8 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.9	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and 2020 Strategic Investments, LLC (incorporated by reference to Exhibit 10.9 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.10	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Win Wide International Ltd (incorporated by reference to Exhibit 10.10 to our Post-effective Amendment No. 1 to our Registration Statement on Form S-1, filed on November 14, 2007).
10.11	Form of Investment Management Trust Agreement between LaSalle Bank National Association and the Registrant (incorporated by reference to Exhibit 10.11 to our Amendment No. 5 to the Registration Statement on Form S-1, filed on November 5, 2007).

EXHIBIT NO.	DESCRIPTION
10.12	Form of Securities Escrow Agreement between the Registrant, LaSalle Bank National Association and the Initial Stockholders (incorporated by reference to Exhibit 10.12 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.13	Form of Letter Agreement between Surfmax Corporation and Registrant regarding administrative support (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).
10.14	Promissory Note issued to George Lu by the Registrant (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).
10.14.1	First Amendment to Promissory Note between the Registrant and George Lu (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).
10.15	Promissory Note issued to 2020 International Capital Group Limited by the Registrant (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-3, filed on April 20, 2007).
10.16	Form of Warrant Purchase Agreement between the Company and Win Wide International Ltd (incorporated by reference to Exhibit 10.16 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7. 2007).
10.17	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders (incorporated by reference to Exhibit 10.17 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.18	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and 2020 International Capital Group Limited (incorporated by reference to Exhibit 10.18 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.19	Letter Agreement among the Registrant, Morgan Joseph & Co., Inc. and Surfmax Co-Investments II, LLC (incorporated by reference to Exhibit 10.19 to our Amendment No. 6 to the Registration Statement on Form S-1, filed on November 7, 2007).
10.20	Promissory note issued to 2020 ChinaCap International Capital Group Limited on August 1, 2008.
10.20.1	Letter Agreement dated August 6, 2009 between the Company and 2020 ChinaCap International Capital Group Limited extending the term of the promissory note.
10.21	Promissory note issued to 2020 ChinaCap International Capital Group Limited on December 1, 2008 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 30, 2009).
10.22	Promissory note issued to 2020 ChinaCap International Capital Group Limited on January 16, 2009 (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form S-4, filed on May 14, 2009).
10.23	Promissory note issued to 2020 ChinaCap International Capital Group Limited on April 20, 2009 (incorporated by reference to Exhibit 10.23 to our Registration Statement on Form S-4, filed on May 14, 2009).
10.24	Shareholders’ Agreement among Xdlong International Company Limited, Mr. Lin Shuipan, RichWise International Investment Group Limited, Tiancheng Int’l Investment Group Limited, HK Haima Group Limited, Eagle Rise Investments Limited and Elevatech Limited dated April 30, 2008.
10.25	Subscription Agreement among Xdlong International Company Limited, Mr. Lin Shuipan and Elevatech Limited dated March 28, 2008.
10.26	Share Purchase Agreement among Mr. Lin Shuipan, RichWise International Investment Group Limited, Dr. Shi Jinlei, Xdlong International Company Limited and Elevatech Limited dated March 28, 2008.

EXHIBIT NO.	DESCRIPTION
10.27	Amendments and Restatement Agreement among Xdlong International Company Limited, Mr. Lin Shuipan and Elevatech Limited dated April 30, 2008.
10.28	Amendments and Restatement Agreement among Mr. Lin Shuipan, RichWise International Investment Group Limited, Dr. Shi Jinlei, Xdlong International Company Limited and Elevatech Limited dated April 30, 2008.
10.29	Second Amendment Agreement among Xdlong International Company Limited, Mr. Lin Shuipan and Elevatech Limited dated June 2, 2008.
10.30	Second Amendment Agreement among Mr. Lin Shuipan, RichWise International Investment Group Limited, Dr. Shi Jinlei, Xdlong International Company Limited and Elevatech Limited dated June 2, 2008.
10.31	Letter Agreement among Windrace International Company Limited, Elevatech Limited, Mr. Lin Shuipan and RichWise International Investment Group Limited dated May 8, 2009.
10.32	Technology Cooperation Agreement with the China Institute of Sport Science.
10.33	Technology Development Agreement with the Hefei Institute of Intelligent Machines.
10.34	Service Agreement between XdLong International Company Limited and Lin Shuipan dated April 30, 2008.
10.35	Investment Agreement, among Windrace, the Investors and Lin, dated July 27, 2009.
10.36	Escrow Agreement, among Windrace, the Investors and Deacons, dated July 27, 2009.
10.37	Disclosure Letter, among Windrace, the Investors and Lin, dated July 27, 2009.
21.1	List of subsidiaries.
23.1	Consent of Crowe Horwath LLP.
23.2	Consent of Grobstein, Horwath & Company LLP.
23.3	Consent of Crowe Horwath LLP.
23.4	Consent of Maples & Calder (included in Exhibit 5.1).*
24	Power of Attorney (included on signature page of this Registration Statement).

*	To be filed by amendment.

Each of the undersigned, 2020 and Exceed, hereby undertakes to furnish the Commission with copies of any omitted schedule to any exhibit filed hereunder upon request.

PRELIMINARY FORM OF PROXY

2020 CHINACAP ACQUIRCO, INC.
C/O SURFMAX CORPORATION
221 BOSTON POST ROAD EAST
SUITE 410
MARLBOROUGH, MASSACHUSETTS 01752
SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
2020 CHINACAP ACQUIRCO, INC.

The undersigned appoints Louis Koo and Michael Feldman as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of 2020 ChinaCap Acquirco, Inc. (“2020”) held of record by the undersigned on _______ __, 2009, at the Special Meeting of Stockholders to be held on _______ __, 2009, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED HEREIN. THE 2020 BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED HEREIN.
(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, AND 3. THE 2020 BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1.

 To approve the Agreement for Sale and Purchase of Windrace International Company Limited (“Windrace”), dated May 8, 2009, as amended, among 2020, Windrace, the holders of all of the issued and outstanding ordinary shares of Windrace (the “Sellers”) and Exceed Company Ltd. (“Exceed”), which, among other things, provides for the purchase by Exceed of all of the issued and outstanding ordinary shares of Windrace from the Sellers (“Acquisition”).

		FOR º	AGAINST º	ABSTAIN º
If you voted “AGAINST” Proposal Number 1 and you hold shares of 2020 common stock issued in the 2020 initial public offering, you may exercise your conversion rights and demand that 2020 convert your shares of common stock onto a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of 2020 common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the Acquisition is completed and you affirmatively vote against the Acquisition, demand that 2020 convert your shares into cash and deliver your stock to 2020’s transfer agent physically or electronically after the meeting within the time period specified in a notice you will receive after the meeting from or on behalf of Exceed, which period will be not less than 20 days. Failure to (a) vote against Proposal Number 1, (b) check the following box, (c) submit this proxy in a timely manner and (d) deliver your stock certificate to 2020’s transfer agent as instructed will result in the loss of your conversion rights.
I HEREBY EXERCISE MY CONVERSION RIGHTS				º
2. To approve the merger of 2020 with and into Exceed, a wholly-owned subsidiary formed under the laws of British Virgin Islands (“BVI”) for the purposes of Redomestication of the company to the BVI.		FOR º	AGAINST º	ABSTAIN º
3. To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.		FOR º	AGAINST º	ABSTAIN º
MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT				º
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.
Signature _____________________	Signature_____________________	Date ______________________
Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer, giving full title as such. If stockholder is a partnership, please sign in partnership name by authorized person.